As filed with the Securities and Exchange Commission on September 26, 2013

Registration No. 333-190859

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERRIGO COMPANY LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Ireland	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

33 Sir John Rogerson’s Quay

Dublin 2, Ireland

+353  1  6040031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Judy Brown

Director

Perrigo Company Limited

Harcourt Street

3rd Floor, Europa House

The Harcourt Centre

Dublin 2, Ireland

+353  1  6040031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Matthew G. Hurd Krishna Veeraraghavan Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 U.S.A. +1 (212) 558-4000	Todd W. Kingma Executive Vice President, General Counsel and Secretary Perrigo Company 515 Eastern Avenue Allegan, Michigan 49010 U.S.A. +1 (269) 673-8451	John Given Executive Vice President and General Counsel Elan Corporation, plc Treasury Building Lower Grand Canal Street Dublin 2, Ireland +353-1-709-4000	William F. Daniel Executive Vice President and Company Secretary Elan Corporation, plc Treasury Building Lower Grand Canal Street Dublin 2, Ireland +353-1-709-4000	Christopher T. Cox Gregory P. Patti, Jr. Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 U.S.A. +1 (212) 504-6000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger and the acquisition described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. If you are in any doubt about the transactions described herein, you should consult an independent financial advisor who, if you are taking advice in Ireland, is authorized or exempted under the Investment Intermediaries Act, 1995 or the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007 (as amended).

SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2013

PRELIMINARY COPY

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Perrigo Company to be held on [—], 2013 at [—] local time, at [—].

As previously announced, on July 28, 2013, Perrigo entered into a transaction agreement with Elan Corporation, plc, pursuant to which Perrigo will acquire Elan through the formation of a new holding company incorporated in Ireland, which is referred to as New Perrigo. The acquisition of Elan will be effected by means of a “Scheme of Arrangement” under Irish law.

As consideration for the acquisition, Elan shareholders will receive $6.25 in cash and 0.07636 of a New Perrigo ordinary share for each Elan ordinary share and each Elan American Depositary Share representing one Elan ordinary share. In connection with the acquisition, Perrigo will merge with Leopard Company, an indirect subsidiary of New Perrigo. Each share of Perrigo common stock then issued and outstanding will be cancelled and automatically converted into the right to receive one ordinary share of New Perrigo and $0.01 in cash, which is referred to as the Perrigo Merger Consideration. Upon completion of the merger and the acquisition, based on the number of Perrigo and Elan shares outstanding as of [—], 2013, the former stockholders of Perrigo are expected to own approximately 71%, and the former shareholders of Elan are expected to own approximately 29%, of the outstanding ordinary shares of New Perrigo. The exchange of Perrigo shares for the Perrigo Merger Consideration will be a taxable transaction to Perrigo stockholders. The New Perrigo ordinary shares are expected to be listed on the New York Stock Exchange and the Tel Aviv Stock Exchange under the symbol “PRGO.”

Perrigo is holding a special meeting of Perrigo stockholders to seek your approval to adopt the Transaction Agreement and approve the merger and certain related proposals. The acquisition is also subject to approval of Elan shareholders of the Scheme of Arrangement and certain other conditions. You are also being asked to approve a proposal relating to the creation of “distributable reserves,” which are required under Irish law in order for New Perrigo to, among other things, be able to pay dividends in the future, as well as to approve, on a non-binding advisory basis, specified compensatory arrangements between Perrigo and its named executive officers relating to the transactions. However, the transactions are not conditioned on approval of the two proposals related to the “distributable reserves” and the specified compensatory arrangements. More information about the transactions and the proposals are contained in the accompanying joint proxy statement/prospectus.

We urge all Perrigo stockholders to read the joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page [—] of the accompanying joint proxy statement/prospectus.

Your proxy is being solicited by the board of directors of Perrigo. After careful consideration, our board of directors has unanimously approved the Transaction Agreement and determined that the terms of the transactions are advisable, consistent with, and in furtherance of, the strategies and goals of Perrigo. Our board of directors recommends unanimously that you vote “FOR” the proposal to adopt the Transaction Agreement and approve the merger and “FOR” the other proposals described in the accompanying joint proxy statement/prospectus. In considering the recommendation of the board of directors of Perrigo, you should be aware that certain directors and executive officers of Perrigo will have interests in the proposed transactions that may be different from, or in addition to, the interests of Perrigo’s stockholders generally. See “The Transactions—Interests of Certain Persons in the Transactions—Perrigo” beginning on page [—] of the accompanying joint proxy statement/prospectus. Your vote is very important. Whether or not you plan to attend the special meeting, please vote as soon as possible by following the instructions in the accompanying joint proxy statement/prospectus.

On behalf of the Perrigo board of directors, thank you for your consideration and continued support.

Very truly yours,

Joseph C. Papa
Chairman, President and Chief Executive Officer Perrigo Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, the accompanying joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

The accompanying joint proxy statement/prospectus is dated [—], 2013, and is first being mailed to stockholders of Perrigo on or about [—], 2013.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Perrigo from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from Perrigo at the following address and telephone number:

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

U.S.A.

Attention: Investor Relations

+1 (269) 673-8451

www.perrigo.com

In addition, if you have questions about the transactions or the special meeting, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy card or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the contact listed below. You will not be charged for any of the documents you request.

Georgeson, Inc.

480 Washington Boulevard, 26th Floor

Jersey City, New Jersey 07310

U.S.A.

+1 (800) 267-4403

If you would like to request documents, please do so by [—], 2013, in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page [—] of the accompanying joint proxy statement/prospectus.

ELAN CORPORATION, PLC

(Registered in Ireland under the Companies Acts 1963 to 2012 with registered number 30356)

Directors:	Registered Office
Robert A. Ingram (Chairman)	Treasury Building
G. Kelly Martin (Executive Director, CEO)	Lower Grand Canal Street
Gary Kennedy (Director)	Dublin 2, Ireland
Patrick Kennedy (Director)
Kieran McGowan (Director)
Kyran McLaughlin (Director)
Donal O’Connor (Director)
Richard Pilnik (Director)
Andrew von Eschenbach (Director)

Dear Shareholder:

You are cordially invited to attend two special meetings of the shareholders of Elan Corporation, plc. The first, the special court-ordered meeting, which is referred to as the Court Meeting, is to be held on [—], 2013 at [—] local time, at [—]; and the second, the extraordinary general meeting, which is referred to as the EGM, is to be held on [—], 2013 at [—] local time, at the same location, or, if later, as soon as possible after the conclusion or adjournment of the special court-ordered meeting.

As previously announced, on July 28, 2013, Elan entered into a transaction agreement with Perrigo Company, pursuant to which Perrigo will acquire Elan through the formation of a new holding company incorporated in Ireland, which is referred to as New Perrigo. The acquisition of Elan will be effected by means of a “Scheme of Arrangement” under Irish law.

As consideration for the acquisition, Elan shareholders will receive $6.25 in cash and 0.07636 of a New Perrigo ordinary share for each Elan ordinary share and each Elan American Depositary Share representing one Elan ordinary share. In connection with the acquisition, Perrigo will merge with Leopard Company, an indirect subsidiary of New Perrigo. Each share of Perrigo common stock then issued and outstanding will be cancelled and automatically converted into the right to receive one ordinary share of New Perrigo and $0.01 in cash, which is referred to as the Perrigo Merger Consideration. Upon completion of the merger and the acquisition, based on the number of Perrigo and Elan shares outstanding as of [—], 2013, the former stockholders of Perrigo are expected to own approximately 71%, and the former shareholders of Elan are expected to own approximately 29%, of the outstanding ordinary shares of New Perrigo. The exchange of Elan ordinary shares and Elan American Depositary Shares for cash and New Perrigo ordinary shares will generally be a taxable transaction to Elan shareholders for U.S. tax purposes. For Irish tax purposes, the exchange of Elan ordinary shares and Elan American Depositary Shares will in general be a part taxable transaction for relevant Elan shareholders. The New Perrigo ordinary shares are expected to be listed on the New York Stock Exchange and the Tel Aviv Stock Exchange under the symbol “PRGO”.

You are being asked to vote on a proposal to approve the Scheme of Arrangement at both special meetings, as well as three related proposals being presented at the EGM that shareholders must approve in order to properly implement the Scheme of Arrangement. The acquisition is also subject to the approval by Perrigo stockholders of the merger and certain other conditions. You are also being asked to vote at the EGM on proposals relating to the creation of “distributable reserves”, which are required under Irish law in order for New Perrigo to, among other things, be able to pay dividends in the future. However, the transactions are not conditioned on approval of the proposal related to “distributable reserves.” The Scheme of Arrangement is also subject to approval by the Irish High Court. More information about the transactions and the proposals is contained in the accompanying joint proxy statement/prospectus.

We urge all Elan shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page [—] of the joint proxy statement/prospectus.

Whether or not you intend to be present at the special meetings, you are requested to complete and return the Forms of Proxy sent to you as soon as possible and, in any event, so as to be received by Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, not later than 10:00 a.m. (Irish time) on [—], 2013. Holders of Elan ordinary shares in nominee accounts should follow the instructions provided by their bank, broker, custodian or other nominee.

Registered holders of Elan American Depositary Shares, which are referred to as Elan ADSs, as of [—], which is referred to as the Elan ADS Voting Record Date, are requested to complete the Voting Instructions Cards sent to them and return such forms as soon as possible and, in any event, so as to be received by Citibank, N.A., the depositary for the Elan ADSs, not later than 10:00 a.m. (New York City time) on [—], 2013. Holders of Elan ADSs in street name accounts as of the Elan ADS Voting Record Date should follow the instructions provided by their bank, broker, custodian or other nominee.

Your vote is important, regardless of the number of shares you own and we encourage you to vote your shares as soon as possible. Details of how to vote by telephone or via the Internet are also provided on your Forms of Proxy or Voting Instructions Cards. Please note that the completion and return of a Form of Proxy will not preclude registered holders of Elan ordinary shares from attending the Court Meeting and/or the EGM should they wish to do so.

The Elan board, having been advised by its financial advisors, Citigroup Global Markets Inc. and its affiliates, Morgan Stanley & Co. International plc, and Ondra LLP, considers that the terms of Perrigo’s offer to acquire Elan are fair and reasonable. In providing their advice, each of the financial advisors have taken into account the commercial assessments of the board of Elan. The Elan board of directors has unanimously approved the Transaction Agreement and determined that the Transaction Agreement and the transactions contemplated thereby are in the best interests of Elan and its shareholders. Accordingly, the Elan board of directors unanimously recommends that all Elan shareholders vote “FOR” all proposals, at the Court Meeting and the EGM as the directors intend to do in respect of their own beneficial holdings of Elan ordinary shares (including Elan ordinary shares represented by Elan ADSs), amounting in aggregate to [—] Elan ordinary shares or approximately [—] percent of the current issued ordinary share capital of Elan. In considering the recommendation of the Elan board of directors, you should be aware that certain directors and executive officers of Elan will have interests in the proposed transactions that may be different from, or in addition to, the interests of Elan’s shareholders generally. See “The Transactions—Interests of Certain Persons in the Transactions—Elan” beginning on page [—] of the accompanying joint proxy statement/prospectus.

On behalf of the Elan board of directors, thank you for your consideration and continued support.

Yours faithfully,

Robert A. Ingram
Chairman

YOUR VOTE IS IMPORTANT

If you have any questions about how to vote your shares, please contact:

For registered holders of Elan Ordinary Shares:

Computershare Investor Services (Ireland) Limited

Dedicated Helpline: +353 1 447 5107

www.eproxyappointment.com

For holders of Elan American Depositary Shares:

Innisfree M&A Incorporated

Toll-free from the US and Canada: +1-877-750-9498

Free-phone from Ireland and the UK: +800-4664-7000

Call collect: +1 212-750-5833 (Banks, brokers and other nominees)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, the accompanying joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

The accompanying joint proxy statement/prospectus is dated [—], 2013, and is first being mailed to shareholders of Elan on or about [—], 2013.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Elan from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from Elan at the following address and telephone number:

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

Attention: Investor Relations

+1-800-252-3526

www.elan.com

If you would like to request documents, please do so by [—], 2013, in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page [—] of the accompanying joint proxy statement/prospectus.

PERRIGO COMPANY

515 Eastern Avenue

Allegan, Michigan 49010

USA

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time:	[—] local time

Date:	[—], 2013

Place:	[—]

Purpose:	(1) To adopt the Transaction Agreement, dated July 28, 2013, between Elan Corporation, plc (“Elan”), Perrigo Company (“Perrigo”), Leopard Company, Habsont Limited and Perrigo Company Limited (formerly known as Blisfont Limited) (“New Perrigo”), and approve the merger;

(2) To approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the Scheme of Arrangement by which New Perrigo will acquire Elan;

(3) To consider and, on a non-binding advisory basis, vote upon specified compensatory arrangements between Perrigo and its named executive officers relating to the Transaction Agreement;

(4) To re-approve the performance goals included in the Perrigo Company Annual Incentive Plan;

(5) To approve the amendment and restatement of the Perrigo Company 2008 Long Term Incentive Plan; and

(6) To approve any motion to adjourn the Perrigo special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Perrigo special meeting to adopt the Transaction Agreement and approve the merger, (ii) to provide to Perrigo stockholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to the Perrigo stockholders voting at the special meeting.

The merger and the acquisition are not conditioned on approval of proposals 2, 3, 4, 5 or 6 described above.

The enclosed joint proxy statement/prospectus describes the purpose and business of the special meeting, contains a detailed description of the Transaction Agreement and the merger and includes a copy of the Transaction Agreement as Annex A and the conditions of the acquisition and the scheme as Annex B. Please read these documents carefully before deciding how to vote.

Record Date:	The record date for the Perrigo special meeting has been fixed by the Perrigo board of directors as the close of business on [—], 2013. Perrigo stockholders of record at that time are entitled to vote at the Perrigo special meeting.

More information about the transactions and the proposals are contained in the accompanying joint proxy statement/prospectus. We urge all Perrigo stockholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page [—] of the accompanying joint proxy statement/prospectus.

The Perrigo board of directors recommends unanimously that Perrigo stockholders vote “FOR” the proposal to adopt the Transaction Agreement and approve the merger, “FOR” the proposal to reduce some or all of the share premium of New Perrigo to create distributable reserves, “FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Perrigo and its named executive officers relating to the transaction, “FOR” the proposal to re-approve the performance goals included in the Perrigo Company Annual Incentive Plan, “FOR” the proposal to approve the amendment and restatement of the Perrigo Company 2008 Long Term Incentive Plan and “FOR” the Perrigo adjournment proposal.

By order of the board of directors

Todd W. Kingma

Executive Vice President, General Counsel and Secretary

[—], 2013

YOUR VOTE IS IMPORTANT

You may vote your shares by using a toll-free telephone number or electronically over the Internet as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote does not limit your right to vote in person at the special meeting. We strongly encourage you to vote.

ELAN CORPORATION, PLC

Registered in Ireland

No. 30356

Treasury Building, Lower Grand Canal Street Dublin 2, Ireland

NOTICE OF COURT MEETING OF SHAREHOLDERS

IN THE HIGH COURT No. 2013/[—] COS

IN THE MATTER OF ELAN CORPORATION, PLC

– and –

IN THE MATTER OF THE COMPANIES ACTS 1963 to 2012

NOTICE IS HEREBY GIVEN that by an Order dated [—], 2013 made in the above matters, the Irish High Court has directed a meeting (the “Court Meeting”) to be convened of the holders of the Scheme Shares (as defined in the proposed Scheme of Arrangement) of Elan Corporation, plc (“Elan” or the “Company”) for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement pursuant to Section 201 of the Companies Act 1963 proposed to be made between Elan and the holders of the Scheme Shares (and that such meeting will be held at [—], on [—], 2013, at [—] (local time)), at which place and time all holders of the Scheme Shares entitled to vote thereat are invited to attend.

A copy of the Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to Section 202 of the Companies Act 1963 are included in the document of which this Notice forms a part.

By the said Order, the Irish High Court has appointed Mr. Robert Ingram, Non-Executive Chairman or, failing him, Mr. William F. Daniel, Company Secretary, or failing him, such director or officer of Elan as the board of directors of Elan may determine, to act as Chairman of said meeting and has directed the Chairman to report the result thereof to the Irish High Court.

Subject to the approval of the resolution proposed at the Court Meeting convened by this Notice and the requisite resolutions to be proposed at the extraordinary general meeting of Elan convened for [—], 2013, it is anticipated that the Irish High Court will order that the hearing of the petition to sanction said Scheme of Arrangement will take place in the second half of 2013.

Terms shall have the same meaning in this Notice as they have in the joint proxy statement/prospectus accompanying this Notice.

The Scheme of Arrangement will be subject to the subsequent sanction of the Irish High Court.

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT AS MANY VOTES AS POSSIBLE ARE CAST AT THE COURT MEETING (WHETHER IN PERSON OR BY PROXY) SO THAT THE IRISH HIGH COURT CAN BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF ELAN SHAREHOLDER OPINION. TO ENSURE YOUR REPRESENTATION AT THE COURT MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS SOON AS POSSIBLE. DETAILS OF HOW TO VOTE BY TELEPHONE OR VIA THE INTERNET ARE ALSO PROVIDED ON YOUR PROXY FORM. AS FURTHER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, COMPLETION AND RETURN OF A FORM OF PROXY WILL NOT PRECLUDE REGISTERED HOLDERS OF SCHEME SHARES FROM ATTENDING THE MEETING AND VOTING IN PERSON SHOULD THEY WISH TO DO SO.

Dated [—], 2013

A&L Goodbody
International Financial Services Centre
North Wall Quay
Dublin 1
Ireland
Solicitors for Elan Corporation, plc

NOTES FOR HOLDERS OF SCHEME SHARES AS OF THE VOTING RECORD TIME

AND FOR INFORMATION PURPOSES ONLY FOR ADS HOLDERS

1.	Total voting rights

At [—], 2013, being the latest practicable date prior to the publication of this Notice of Court Meeting, the issued share capital of Elan Corporation, plc (“Elan” or the “Company”) consisted of [—] ordinary shares. The ordinary shares carry one vote each. Therefore, the total number of voting rights of Elan at [—], 2013, was [—]. The approval required at the Court Meeting is a majority in number of the holders of Scheme Shares as of the Elan Voting Record Date representing three-fourths (75 percent) or more in value of the Scheme Shares held by such holders present and voting either in person or by proxy.

2.	Participating in the Court Meeting

Every holder of Scheme Shares as of the Elan Voting Record Date, irrespective of how many Scheme Shares they hold, has the right to attend, speak, and ask questions relating to the agenda and to vote at the Court Meeting. Completion of a BLUE Form of Proxy will not affect your right to attend, speak, ask questions relating to the agenda and vote at the Court Meeting in person. Changes in the Register after that time will be disregarded in determining the right of any person to attend and/or vote at the meeting.

If you are a registered shareholder, your shareholder reference number is to be found on your BLUE Form of Proxy. You will need to use your shareholder reference number and your PIN number to lodge your vote online via the website of Elan’s Registrar, Computershare Services (Ireland) Limited, at www.eproxyappointment.com.

3.	Appointment of proxy

If you cannot attend the Court Meeting in person, you may appoint a proxy (or proxies) to attend, speak, ask questions relating to the agenda and vote on your behalf. For this purpose a personalised BLUE Form of Proxy is sent to each registered shareholder. Any shareholder entitled to attend and vote at the Court Meeting is entitled to appoint one or more proxies to attend, speak and vote on his/her behalf. A proxy need not be a shareholder of Elan. You may appoint the Chairman of the Court Meeting or another individual as your proxy. You may appoint a proxy by completing your BLUE Form of Proxy, making sure to sign and date the form at the bottom and returning it in the pre-paid envelope provided. BLUE Forms of Proxy, to be valid, must reach Elan’s Registrar, Computershare Services (Ireland) Limited, Heron House, Sandyford Industrial Estate, Dublin 18, Ireland not later than [—] a.m. (Irish time) on [—], 2013. If you are appointing someone other than the Chairman as your proxy, then you must fill in the details of your representative at the Court Meeting in the box located underneath the wording “I/We hereby appoint the Chairman of the Court Meeting OR the following person” (or words to that effect) on the BLUE Form of Proxy.

Alternatively, you may appoint a proxy electronically, by visiting the website of Elan’s Registrar at www.eproxyappointment.com. You will need your shareholder reference number and your PIN number, which can be found on the lower section of your BLUE Form of Proxy.

If you appoint the Chairman or another person as a proxy to vote on your behalf, please make sure to indicate how you wish your votes to be cast by ticking the relevant boxes on your BLUE Form of Proxy. If you do not indicate how you wish your proxy to vote (or where additional resolutions or procedural matters are put to the meeting) your proxy may vote or abstain as he or she sees fit. Completing and returning a BLUE Form of Proxy will not preclude you from attending and voting at the Court Meeting should you so wish.

4.	How to exercise your voting rights

As a holder of Scheme Shares as of the Elan Voting Record Date, you have several ways to exercise your right to vote:

4.1.	By attending the Court Meeting in person;

4.2.	By appointing the Chairman or another person as a proxy to vote on your behalf; or

4.3.	By appointing a proxy via the CREST System if you hold your shares in CREST.

In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other registered holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members.

5.	How to request/inspect documentation relating to the Court Meeting

The joint proxy statement and this Notice of the Court Meeting were issued on [—], 2013. These documents are also available on Elan’s website, www.elan.com.

Should you wish to be sent copies of documents relating to the Court Meeting, you may request this by telephoning Elan’s Registrar on +353 1 4475107 or by writing to Elan’s Company Secretary at the address set out above.

The Memorandum and Articles of Association of Elan may be inspected during normal business hours on any normal working day at the registered office of Elan, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, up to and including the date of the Court Meeting and at the Court Meeting itself.

6.	Voting by Elan ADS Holders

Holders and beneficial owners of American Depositary Shares (“Elan ADSs”) representing Elan shares as of 5:00 p.m. (New York City time) on [—], 2013, (the “Elan ADS Voting Record Date”) will have the opportunity to instruct Citibank, N.A., the depositary for the Elan ADSs (the “Elan ADS Depositary”), to vote the Elan shares represented by the Elan ADSs they hold as of the Elan ADS Voting Record Date at the Court Meeting, by phone, via the Internet and by voting instructions card. Such voting instructions will need to be received by the Elan ADS Depositary prior to 10:00 a.m. (New York City time) on [—], 2013. Holders and beneficial owners of Elan ADSs will not be able to attend the Court Meeting in person and to vote the Elan shares represented by their Elan ADSs at the Court Meeting, unless they present their Elan ADSs to the Elan ADS Depositary for cancellation prior to [—], 2013 and become holders of Elan shares prior to the Elan Voting Record Date for the Court Meeting. Elan or the Elan ADS Depositary will distribute, or cause to be distributed, to holders and beneficial owners of Elan ADSs as of the Elan ADS Voting Record Date a notice that details the manner in which voting instructions may be provided to the Elan ADS Depositary.

ELAN CORPORATION, PLC

Registered in Ireland No. 30356

Treasury Building, Lower Grand Canal Street

Dublin 2, Ireland

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

OF ELAN CORPORATION, PLC

NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING (“EGM”) of Elan Corporation, plc (the “Company” or “Elan”) will be held at [—], on [—], 2013 at [—] (local time) (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting (as defined in the Scheme of Arrangement which is included in the document of which this Notice forms part)) for the purpose of considering and, if thought fit, passing the following resolutions of which Resolutions 1, 3, 5 and 6 will be proposed as ordinary resolutions and Resolutions 2 and 4 as special resolutions:

1.	Ordinary Resolution: Approval of the Scheme of Arrangement

That, subject to the approval by the requisite majorities of the Scheme of Arrangement (as defined in the document of which this Notice forms part) at the Court Meeting, the Scheme of Arrangement (a copy of which has been produced to this meeting and for the purposes of identification signed by the Chairman thereof) in its original form or with or subject to any modification, addition or condition approved or imposed by the Irish High Court be approved and the directors of Elan be authorized to take all such action as they consider necessary or appropriate for carrying the Scheme of Arrangement into effect.

2.	Special Resolution: Cancellation of Elan Shares pursuant to the Scheme of Arrangement

That, subject to the passing of Resolution 1 (above) and to the confirmation of the Irish High Court pursuant to Section 72 of the Companies Act 1963 and pursuant to Article 28 of the Company’s Articles of Association, the issued capital of Elan be reduced by cancelling and extinguishing all the Cancellation Shares (as defined in the Scheme of Arrangement) but without thereby reducing the authorized share capital of Elan.

3.	Ordinary Resolution: Directors’ Authority to Allot Securities and Application of Reserves

That, subject to the passing of Resolutions 1 and 2 above:

(i)	the directors of Elan be and are hereby generally authorized pursuant to and in accordance with Section 20 of the Companies (Amendment) Act 1983 to give effect to this resolution and accordingly to effect the allotment of the New Elan Shares (as defined in the Scheme of Arrangement) referred to in paragraph (ii) below provided that (a) this authority shall expire on February 28, 2015, (b) the maximum aggregate nominal amount of shares which may be allotted hereunder shall be an amount equal to the nominal value of the Cancellation Shares and (c) this authority shall be without prejudice to any other authority under Section 20 previously granted before the date on which this resolution is passed; and

(ii)

forthwith upon the reduction of capital referred to in Resolution 2 above taking effect, the reserve credit arising in the books of account of Elan as a result of the cancellation of the Cancellation Shares be applied in paying up in full at par such number of New Elan Shares as shall be equal to the aggregate of the number of Cancellation Shares cancelled pursuant to Resolution 2 above, such new Elan Shares to be allotted and issued to Perrigo Company plc

(formerly known as Perrigo Company Limited), a public limited company incorporated in Ireland (company number 529592) (“New Perrigo”), and/or its nominee(s) credited as fully paid up and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever.

4.	Special Resolution: Amendment to Memorandum and Articles of Association

That the Memorandum and Articles of Association of Elan be amended as follows:

(i)	by the insertion into the Memorandum of Association of the following new object at sub-clause 3(24) after existing sub-clause 3(23) and immediately before existing sub-clause 3(24) and the re-numbering of the existing sub-clause 3(24) as sub-clause 3(25) and the re-numbering of all subsequent clauses accordingly:

(24)	“To enter into any compromise or arrangement with the Company’s creditors or any class of them or with the Company’s members or any class of them pursuant to Section 201 of the Companies Act, 1963 or otherwise.”

and

(ii)	subject to the Scheme of Arrangement becoming effective, by the addition of the following new Article 116 to the Articles of Association:

116. Scheme of Arrangement

(a)	In these Articles, the “Scheme” means the Scheme of Arrangement dated [—], 2013 between the Company and the holders of the Scheme shares (which comprise the ordinary shares of the Company that are cancelled or are transferred under the Scheme) (“Scheme Shares”) under Section 201 of the Companies Act 1963 in its original form or with or subject to any modification, addition or condition approved or imposed by the Irish High Court and expressions defined in the Scheme and (if not so defined) in the document containing the explanatory statement circulated with the Scheme under Section 202 of the Companies Act 1963 shall have the same meanings in this Article.

(b)	Notwithstanding any other provision of these Articles, if the Company allots and issues any ordinary shares (other than to Perrigo Company plc (formerly known as Perrigo Company Limited), a public limited company incorporated in Ireland (company number 529592) (“New Perrigo”), or its nominee(s) (holding on bare trust for New Perrigo)) on or after the close of business on [—] and prior to 10:00 p.m. (Irish time) on the day before the date on which the Scheme becomes effective (the “Scheme Record Time”), such shares shall be allotted and issued subject to the terms of the Scheme and the holder or holders of those shares shall be bound by the Scheme accordingly.

(c)	Notwithstanding any other provision of these Articles, if any new ordinary shares are allotted or issued to any person (a “new member”) (other than under the Scheme or to New Perrigo or any subsidiary undertaking of New Perrigo or anyone acting on behalf of New Perrigo (holding on bare trust for New Perrigo) at or after the Scheme Record Time, New Perrigo will, provided the Scheme has become effective, have such shares transferred immediately, free of all encumbrances, to New Perrigo and/or its nominee(s) (holding on bare trust for New Perrigo) in consideration of and conditional on the payment by New Perrigo to the new member of the consideration to which the new member would have been entitled under the terms of the Scheme had such shares transferred to New Perrigo hereunder been Scheme Shares, such new Elan shares to rank pari passu in all respects with all other Elan shares for the time being in issue and ranking for any dividends or distributions made, paid or declared thereon following the date on which the transfer of such new Elan shares is executed.

(d)	In order to give effect to any such transfer required by this Article 116, the Company may appoint any person to execute and deliver a form of transfer on behalf of, or as attorney for, the new member in favor of New Perrigo and/or its nominee(s) (holding on bare trust for New Perrigo). Pending the registration of New Perrigo as a holder of any share to be transferred under this Article 116, the new member shall not be entitled to exercise any rights attaching to any such share unless so agreed by New Perrigo and New Perrigo shall be irrevocably empowered to appoint a person nominated by the directors of New Perrigo to act as attorney on behalf of any holder of that share in accordance with any directions New Perrigo gives in relation to any dealings with or disposal of that share (or any interest in it), exercising any rights attached to it or receiving any distribution or other benefit accruing or payable in respect of it and any holders of that share must exercise all rights attaching to it in accordance with the directions of New Perrigo. The Company shall not be obliged to issue a certificate to the new member for any such share.

5.	Ordinary Resolution: Creation of Distributable Reserves of New Perrigo

That the creation of distributable reserves in New Perrigo, by reducing some or all of the share premium of New Perrigo (the final amount to be determined by the directors of New Perrigo in their discretion) resulting from the issuance of New Perrigo Ordinary Shares (as defined in the Scheme of Arrangement) pursuant to the Scheme of Arrangement, be approved.

6.	Ordinary Resolution: Adjournment of the EGM

That any motion by the Chairman to adjourn the EGM, or any adjournments thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme of Arrangement, or the other resolutions set out at 2 through 5 above, be approved.

By order of the Board	Elan Corporation, plc
Company Secretary	Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland
William F. Daniel
Dated: [—], 2013

NOTES FOR HOLDERS OF ELAN ORDINARY SHARES AND FOR INFORMATION PURPOSES ONLY FOR ELAN ADS HOLDERS

1.	Total voting rights

At [—], 2013, being the latest practicable date prior to the publication of this Notice of EGM, Elan’s issued share capital consisted of [—] ordinary shares. The ordinary shares carry one vote each. Therefore, the total number of voting rights of Elan at [—], 2013, was [—].

2.	Conditions for participating in the EGM

Every member, irrespective of how many shares they hold, has the right to attend, speak, and ask questions relating to the agenda and to vote at the EGM. Completion of a WHITE Form of Proxy will not affect your right to attend, speak, ask questions relating to the agenda and vote at the EGM in person. The right to participate in the EGM is subject to the registration of the shares on the Elan Voting Record Date (as set out in note 4 below). For the EGM on [—], 2013, the Elan Voting Record Date is close of business on [—], 2013 (Irish time) (or in the case of an adjournment at close of business two days before the time fixed for the adjourned EGM). Changes to entries in the Register after that time will be disregarded in determining the right of any person to attend, speak, ask questions relating to the agenda and/or vote at the EGM.

If you are a registered shareholder, your shareholder reference number is to be found on your WHITE Form of Proxy. You will need to use your shareholder reference number and your PIN number to lodge your vote online via the website of Elan’s Registrar, Computershare Services (Ireland) Limited at www.eproxyappointment.com.

3.	Appointment of proxy

If you cannot attend the EGM in person, you may appoint a proxy (or proxies) to attend, speak, ask questions relating to the agenda and vote on your behalf. For this purpose a personalised WHITE Form of Proxy is sent to each member. A member entitled to attend and vote at the EGM is entitled to appoint one or more proxies to attend, speak and vote on his/her behalf. A proxy need not be a member of Elan. You may appoint the Chairman of Elan or another individual as your proxy. You may appoint a proxy by completing your WHITE Form of Proxy, making sure to sign and date the form at the bottom and returning it in the pre-paid envelope provided. WHITE Forms of Proxy, to be valid, must reach Elan’s Registrar, Computershare Services (Ireland) Limited, Heron House, Sandyford Industrial Estate, Dublin 18, Ireland not later than [—]a.m. (Irish time) on [—], 2013. If you are appointing someone other than the Chairman as your proxy, then you must fill in the details of your representative at the meeting in the box located underneath the wording “I/We hereby appoint the Chairman of the EGM OR the following person” (or words to that effect) on the WHITE Form of Proxy.

Alternatively, you may appoint a proxy electronically, by visiting the website of Elan’s Registrar at www.eproxyappointment.com. You will need your shareholder reference number and your PIN number, which can be found on the lower section of your WHITE Form of Proxy.

If you appoint the Chairman or another person as a proxy to vote on your behalf, please make sure to indicate how you wish your votes to be cast by ticking the relevant boxes on your WHITE Form of Proxy. If you do not indicate how you wish your proxy to vote (or where additional resolutions or procedural matters are put to the meeting) your proxy may vote or abstain as he or she sees fit. Completing and returning a WHITE Form of Proxy will not preclude you from attending and voting at the meeting should you so wish.

4.	Elan Voting Record Date for EGM

Elan, pursuant to Section 134A of the Companies Act 1963, specifies that only those shareholders registered in the Register as at close of business on [—], 2013 (Irish time) (or, in the case of an adjournment, at close of business two days before the time fixed for the adjourned EGM) shall be entitled to attend and vote at the

EGM in respect of the number of shares registered in their names at the time. Changes in the Register after that time will be disregarded in determining the right of any person to attend and/or vote at the EGM.

5.	How to exercise your voting rights

As a shareholder, you have several ways to exercise your right to vote:

5.1.	By attending the EGM in person;

5.2.	By appointing the Chairman or another person as a proxy to vote on your behalf; or

5.3.	By appointing a proxy via the CREST System if you hold your shares in CREST.

In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other registered holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members.

6.	Tabling draft resolutions

If you or a group of members hold at least 3% of the issued share capital, representing at least 3% of the total voting rights, of Elan, you or the group of members acting together have the right to table a draft resolution for an item already on the agenda of the EGM subject to any contrary provision in company law.

In order to exercise this right, the text of the draft resolution and evidence of your identity and shareholding must be received by post by Elan’s Secretary at Elan Corporation, plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or by email to GeneralMeeting@Elan.com within sufficient time so that it may be dispatched by Elan within the minimum notice period required for the resolution by the Companies Acts unless expressly provided otherwise in Elan’s Articles of Association. A resolution cannot be included in the EGM agenda unless the above requirements are complied with and it is received at either of these addresses by this deadline. Furthermore, members are reminded that there are provisions in company law which impose other conditions on the right of members to propose a resolution at the general meeting of a company.

7.	Members’ right to ask questions

Members have a right to ask questions related to items on the EGM agenda and to have such questions answered by Elan subject to any reasonable measures Elan may take to ensure the identification of members. An answer is not required where: (i) to give an answer would interfere unduly with the preparation for the EGM or the confidentiality and business interests of Elan, (ii) the answer has already been given on Elan’s Internet site in a question and answer forum, (iii) it appears to the Chairman of the meeting that it is undesirable in the interests of good order of the EGM that the question be answered or (iv) to give an answer will cause Elan to breach its obligations under the Irish Takeover Rules or any other relevant legislation.

8.	How to request/inspect documentation relating to the meeting

The Circular (which is the accompanying joint proxy statement/prospectus) and this Notice of the EGM were issued on [—], 2013. These documents are also available on Elan’s website, www.elan.com.

Should you wish to be sent copies of documents relating to the meeting, you may request this by telephoning Elan’s Registrar on +353 1 4475107 or by writing to Elan’s Secretary at the address set out above.

The Memorandum and Articles of Association of Elan may be inspected during normal business hours on any normal working day at the registered office of Elan, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, up to and including the date of the EGM and at the EGM itself.

9.	Approval of the Scheme of Arrangement

The Scheme of Arrangement is subject to the approval of the Scheme of Arrangement by the requisite shareholder majorities at the Court Meeting, the passing of Resolutions 1 through 4 at the EGM and the subsequent sanction by the Irish High Court. The Scheme of Arrangement is not subject to the passing of Resolutions 5 and 6 at the EGM.

10.	Voting by Elan ADS Holders

Holders and beneficial owners of American Depositary Shares (“Elan ADSs”) representing Elan shares as of 5:00 p.m. (New York City time) on [—], 2013 (the “Elan ADS Voting Record Date”), will have the opportunity to instruct Citibank, N.A., the depositary for the Elan ADSs (the “Elan ADS Depositary”), to vote the Elan shares represented by the Elan ADSs they hold as of the Elan ADS Voting Record Date at the EGM, by phone, via the Internet and by voting instructions card. Such voting instructions will need to be received by the Elan ADS Depositary prior to 10:00 a.m. (New York City time) on [—], 2013. Holders and beneficial owners of Elan ADSs will not be able to attend the EGM in person and to vote the Elan shares represented by their Elan ADSs at the EGM, unless they present their Elan ADSs to the Elan ADS Depositary for cancellation prior to [—], 2013 and become holders of Elan shares prior to the Elan Voting Record Date. Elan or the Elan ADS Depositary will distribute, or cause to be distributed, to holders and beneficial owners of Elan ADSs as of the Elan ADS Voting Record Date a notice that details the manner in which voting instructions may be provided to the Elan ADS Depositary.

11.	Further Information

Elan shareholders should also refer to the section of the accompanying joint proxy statement/prospectus captioned “The Special Meetings of Elan’s Shareholders”, which further describes the matters being voted on at the EGM and the ultimate effect of each resolution.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETINGS	1
SUMMARY	14
Information about the Companies	14
The Transaction	15
Form of the Transaction	17
Merger Consideration to Perrigo Stockholders (Page [—]) and Scheme Consideration to Elan Shareholders	18
Treatment of Perrigo Stock Options, Perrigo Restricted Stock Units; Perrigo Performance-Based Restricted Stock Units, and Perrigo Restricted Stock Awards	18
Treatment of Elan Stock Options and Other Elan Share-Based Awards	19
Comparative Per Share Market Price and Dividend Information	19
Recommendation of the Perrigo Board of Directors and Perrigo’s Reasons for the Transaction	19
Opinion of Perrigo’s Financial Advisor	20
Recommendation of the Elan Board of Directors and Elan’s Reasons for the Transaction	21
Opinions of Elan’s Financial Advisors	22
Interests of Certain Persons in the Transaction	22
Board of Directors and Management after the Transaction	23
Certain Tax Consequences of the Transaction	23
No Dissenters’ Rights	25
Stock Exchange Listing	25
Conditions to the Completion of the Acquisition and the Merger	25
Regulatory Approvals Required	27
Termination of the Transaction Agreement	28
Reverse Termination Fee	29
Expenses Reimbursement Agreement	29
Financing Relating to the Transaction	29
Accounting Treatment of the Transaction	30
Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares	30
Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares	31
RISK FACTORS	32
Risks Relating to the Transaction	32
Risks Relating to the Businesses of the Combined Company	35
SELECTED HISTORICAL FINANCIAL DATA OF PERRIGO	42
SELECTED HISTORICAL FINANCIAL DATA OF ELAN	44
SELECTED UNAUDITED PRO FORMA FINANCIAL DATA	46
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	47
PART 1—THE TRANSACTIONS AND THE SPECIAL MEETINGS	48
THE SPECIAL MEETING OF PERRIGO’S STOCKHOLDERS	48
Overview	48
Date, Time and Place of the Perrigo Special Meeting	48
Attendance	48
Proposals	48
Record Date; Outstanding Shares; Shares Entitled to Vote	48
Quorum	49
Vote Required; Recommendation of the Perrigo Board of Directors	49
Share Ownership and Voting by Perrigo’s Officers and Directors	51
Voting Your Shares	51
Voting Shares Held in Street Name	51
Revoking Your Proxy	52

-i-

-ii-

MergerSub	130
Elan	131
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	132
THE TRANSACTION AGREEMENT	146
Form of the Transaction	146
Completion of the Transaction	146
Scheme Consideration to Elan Shareholders	146
Merger Consideration to Perrigo Stockholders	147
Treatment of Elan Stock Options and Other Elan Share-Based Awards	147
Treatment of Perrigo Stock Options, Perrigo Restricted Stock Units and Perrigo Performance-Based Restricted Stock Units, and Perrigo Restricted Stock Awards	148
Exchange of Elan Ordinary Shares	149
Exchange of Perrigo Shares	149
Representations and Warranties	149
Covenants and Agreements	151
Conditions to the Completion of the Acquisition and the Merger	160
Survival of Representations and Warranties	162
Termination	162
Expenses	163
Reverse Termination Payment	163
Amendment and Waiver	163
Specific Performance; Third-Party Beneficiaries	164
EXPENSES REIMBURSEMENT AGREEMENT	165
FINANCING RELATING TO THE TRANSACTION	167
CREATION OF DISTRIBUTABLE RESERVES OF NEW PERRIGO	170
PERRIGO STOCKHOLDER VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS	171
Golden Parachute Compensation	171
Advisory Vote on Golden Parachute Compensation	171
Required Vote	172
Recommendation	172
PERRIGO STOCKHOLDER VOTE ON RE-APPROVAL OF THE PERFORMANCE GOALS IN THE PERRIGO COMPANY ANNUAL INCENTIVE PLAN	173
The Annual Incentive Plan Generally	173
Required Vote	175
Recommendation	175
PERRIGO STOCKHOLDER VOTE ON APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PERRIGO COMPANY 2008 LONG-TERM INCENTIVE PLAN	176
The LTIP Generally	176
Required Vote	181
Recommendation	181
COMPARATIVE PER SHARE DATA	182
COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION	184
DESCRIPTION OF NEW PERRIGO ORDINARY SHARES	185
Capital Structure	185
Preemption Rights, Share Warrants and Options	186
Dividends	187
Share Repurchases, Redemptions and Conversions	187
Lien on Shares, Calls on Shares and Forfeiture of Shares	189
Consolidation and Division; Subdivision	189
Reduction of Share Capital	189
Annual Meetings of Shareholders	189
Extraordinary General Meetings of Shareholders	189

-iii-

-iv-

-v-

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the transactions and the special meetings. These questions and answers only highlight some of the information contained in this joint proxy statement/prospectus. They may not contain all the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this joint proxy statement/prospectus, to understand fully the proposed transactions and the voting procedures for the special meetings. See “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus. Unless otherwise indicated or the context requires, all references in this joint proxy statement/prospectus to:

•	“Perrigo” refer to Perrigo Company, a Michigan corporation.

•	“Elan” refer to Elan Corporation, plc, a public limited company organized under the laws of Ireland.

•

“New Perrigo” refer to Perrigo Company Limited (formerly known as Blisfont Limited), a private limited company organized under the laws of Ireland that will be re-registered as a public limited company and renamed Perrigo Company plc at or prior to the effective time of the transactions.

•	“Foreign Holdco” refer to Habsont Limited, a private limited company organized under the laws of Ireland.

•	“MergerSub” refer to Leopard Company, a Delaware corporation.

•	“our” or “we” refer to Perrigo and Elan.

•

the “Transaction Agreement” refer to the Transaction Agreement, dated July 28, 2013, between Elan, Perrigo, MergerSub, Foreign Holdco and New Perrigo, a copy of which is included as Annex A to this joint proxy statement/prospectus.

•	the “conditions appendix” refer to Annex B to this joint proxy statement/prospectus.

•

the “Expenses Reimbursement Agreement” refer to the Expenses Reimbursement Agreement, dated July 28, 2013, between Elan and Perrigo, a copy of which is included as Annex C to this joint proxy statement/prospectus.

•	to “dollars” or “$” are references to U.S. dollars.

If you are in any doubt about the transactions described herein, you should consult an independent financial advisor who, if you are taking advice in Ireland, is authorized or exempted by the Investment Intermediaries Act 1995, or the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007 (as amended).

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Elan, Perrigo, MergerSub, Foreign Holdco and New Perrigo have entered into the Transaction Agreement, pursuant to which New Perrigo will acquire Elan by means of a “Scheme of Arrangement”, and, conditioned only upon the prior consummation and implementation of the acquisition, MergerSub will be merged with and into Perrigo, with Perrigo surviving the merger as a wholly owned indirect subsidiary of New Perrigo.

Perrigo will hold a special meeting of Perrigo stockholders in order to obtain the approval of Perrigo stockholders necessary to adopt the Transaction Agreement and approve the merger, as described in this joint proxy statement/prospectus.

Elan will hold a special court-ordered meeting of its shareholders (the “Court Meeting”) in order to obtain the approval of Elan shareholders of the Scheme of Arrangement. If Elan obtains the necessary shareholder approval of the Scheme of Arrangement at the Court Meeting, Elan will hold an extraordinary general meeting (the “EGM” and, together with the Court Meeting, the “Elan special meetings”) in order to obtain the approval of Elan shareholders of the resolutions necessary to implement the Scheme of Arrangement and related resolutions.

We will be unable to complete the merger and the acquisition unless the requisite Perrigo and Elan shareholder approvals are obtained at the respective special meetings. However, as described below, the merger and the acquisition are not conditioned on approval of certain of the matters being presented at the Perrigo special meeting and the EGM.

We have included in this joint proxy statement/prospectus important information about the transactions, the Transaction Agreement (which is attached as Annex A), the conditions appendix (which is attached as Annex B), the Expenses Reimbursement Agreement (which is attached as Annex C), the Perrigo special meeting and the Elan special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the applicable special meeting by appointing a proxy or voting your shares by mail or telephone or over the Internet.

Q:	What are the transactions?

A:	The Transaction Agreement provides for what is referred to in this joint proxy statement/prospectus as the acquisition, pursuant to which Elan will become a wholly owned direct subsidiary of New Perrigo, and for what is referred to in this joint proxy statement/prospectus as the merger, pursuant to which Perrigo will also become a wholly owned indirect subsidiary of New Perrigo. The acquisition will be effected pursuant to a Scheme of Arrangement under Irish law. The acquisition, the merger and the other transactions contemplated by the Transaction Agreement to occur at the completion of the transaction are referred to collectively in this joint proxy statement/prospectus as the transactions.

As a result of the transactions, based on the number of shares of Perrigo and Elan outstanding as of [—], 2013, Perrigo shareholders are expected to hold approximately 71% and Elan shareholders are expected to hold approximately 29% of the New Perrigo ordinary shares.

Q:	What is the Scheme of Arrangement?

A:	A scheme or a Scheme of Arrangement is an Irish statutory procedure pursuant to the Companies Act 1963 under which the Irish High Court may approve, and thus bind, a company to an arrangement with some or all of its shareholders. In the context of the acquisition, the scheme involves the cancellation of all of the shares of Elan which are not already owned by New Perrigo or any of its affiliates, and the payment by New Perrigo to the applicable shareholders of cash and New Perrigo ordinary shares in consideration of that cancellation. New shares of Elan are then issued directly to New Perrigo. Pursuant to the Scheme of Arrangement, holders of Elan shares will receive in exchange for each Elan share $6.25 in cash and 0.07636 of a New Perrigo ordinary share.

Q:	When and where will the Perrigo and the Elan special meetings be held?

A:	The Perrigo special meeting will be held at [—], on [—], 2013, at [—], local time.

The Court Meeting will be held at [—], on [—], 2013, at [—], local time.

The EGM will be held at [—], on [—], 2013, at [—], local time or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting.

Q:	What will the Perrigo stockholders receive as consideration in the transaction?

A:

At the effective time of the merger, each share of Perrigo common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and will automatically be converted into the right to receive one New Perrigo ordinary share and $0.01 in cash. Each New Perrigo ordinary share (a “New Perrigo ordinary share”) will be issued in accordance with, and subject to the rights and obligations of the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of New Perrigo ordinary shares as compared to a holder of shares of common stock of Perrigo, please see “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus. The one-for-one exchange ratio is fixed, and, as a result, the number of New Perrigo ordinary shares to be received by the Perrigo stockholders in the transactions will not fluctuate up or down based on the market price of the shares of Perrigo common stock or the Elan ordinary shares or American Depositary Shares (“Elan ADSs”) prior to the effective time of the acquisition. It is expected that the New Perrigo ordinary shares will be listed on the New York Stock Exchange (the “NYSE”) and the Tel Aviv Stock Exchange (the “TASE”) under the symbol “PRGO”. Following the effective time of the merger, the shares of Perrigo common stock will be delisted from the NYSE and the TASE.

Q:	What will the Elan shareholders receive as consideration in the transaction?

A:	At the effective time of the acquisition, the holder of each Elan ordinary share and each Elan ADS issued and outstanding immediately prior to completion of the acquisition (other than Perrigo or any Perrigo affiliate) will obtain the right to receive from New Perrigo, $6.25 in cash and 0.07636 of a New Perrigo ordinary share (collectively, the “scheme consideration”). Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of New Perrigo ordinary shares as compared to a holder of shares of Elan, please see “Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

Since Irish law does not recognize fractional shares held of record, New Perrigo will not issue any fractions of New Perrigo ordinary shares to Elan shareholders in the transaction. Instead, the total number of New Perrigo ordinary shares that any Elan shareholder would have been entitled to receive will be rounded down to the nearest whole number and all entitlements to fractional New Perrigo ordinary shares to which Elan shareholders would otherwise have been entitled will be aggregated and sold by the exchange agent, with the sale proceeds being distributed in cash pro rata to the Elan shareholders whose fractional entitlements have been sold in accordance with the fractional entitlements to which they would otherwise have been entitled.

Following the effective time of the acquisition, the Elan ordinary shares will be delisted from the Irish Stock Exchange (the “ISE”) and the Elan ADSs will be delisted from the NYSE.

Q:	If I own Elan ADSs, will I have to pay any cancellation fees?

A:	No. On completion, Perrigo will pay to the depositary for the Elan ADSs, Citibank, N.A. (the “Elan ADS Depositary”), the aggregate of all cancellation fees that may be incurred by holders of Elan ADSs upon the surrender of Elan ADSs to the Elan ADS Depositary for the purposes of receiving the scheme consideration.

Q:	Who is entitled to vote?

A:	Perrigo: The board of directors of Perrigo have fixed a record date of [—], 2013 as the Perrigo record date for the special meeting. If you were a Perrigo stockholder of record as of the close of business on the Perrigo record date, you are entitled to receive notice of and to vote at the Perrigo special meeting and any adjournments thereof.

Elan: Elan, pursuant to Section 134A of the Companies Act 1963, has specified that only those holders of ordinary shares registered in the register of members of Elan at the close of business in Ireland on [—], 2013 (the “Elan Voting Record Date”) (or in the case of an adjournment at close of business two days before the time fixed for the adjourned Elan special meetings) shall be entitled to attend and vote at the Elan special meetings in respect of the number of shares registered in their names at the Elan Voting Record Date. Changes in the register of members of Elan after the Elan Voting Record Date will be disregarded in determining the right of any person to attend and/or vote at the Elan special meetings. Holders of Elan ordinary shares on the Elan Voting Record Date are entitled to receive notice of and to vote at the Elan special meetings and any adjournments and postponements thereof.

Holders and beneficial owners of Elan ADSs as of 5:00 p.m. (New York City time) on [—], 2013 (the “Elan ADS Voting Record Date”) will have the opportunity to instruct the Elan ADS Depositary to vote the Elan shares represented by the Elan ADSs they hold as of the Elan ADS Voting Record Date at the Elan special meetings, by phone, via the Internet and by voting instructions cards. Such voting instructions will need to be received by the Elan ADS Depositary prior to 10:00 a.m. (New York City time) on [—], 2013. Holders and beneficial owners of Elan ADSs will not be able to attend the Elan special meetings in person and to vote the Elan shares represented by their Elan ADSs at the Elan special meetings, unless they present their Elan ADSs to the Elan ADS Depositary for cancellation prior to [—], 2013 and become holders of Elan shares prior to the Elan Voting Record Date. Elan or the Elan ADS Depositary will distribute, or cause to be distributed, to holders and beneficial owners of Elan ADSs as of the Elan ADS Voting Record Date a notice that details the manner in which voting instructions may be provided to the Elan ADS Depositary.

Q:	What if I sell my shares of Perrigo common stock before the Perrigo special meeting or my Elan shares before the Elan special meetings?

A:	Perrigo: The Perrigo record date is earlier than the date of the Perrigo special meeting and the date that the transactions are expected to be completed. If you transfer your shares after the Perrigo record date but before the Perrigo special meeting, you will retain your right to attend and vote at the Perrigo special meeting, but will have transferred the right to receive the merger consideration pursuant to the Transaction Agreement. In order to receive the merger consideration, you must hold your shares through the effective time of the merger.

Elan: The Elan Voting Record Date for Elan shareholders is also earlier than the date of the Elan special meetings and the date that the transactions are expected to be completed. If you transfer your shares after the Elan Voting Record Date but before the Elan special meetings, you will retain your right to vote at the Elan special meetings, but will have transferred the right to receive the scheme consideration. In order to receive the scheme consideration, you must hold your shares through the effective time of the acquisition.

The Elan ADS Voting Record Date is also earlier than the date of the Elan special meetings and the date that the transactions are expected to be completed. If you transfer your Elan ADSs after the Elan ADS Voting Record Date but before the Elan special meetings, you will retain your right to instruct the Elan ADS depositary to vote at the Elan special meetings, but will have transferred the right to receive the scheme consideration. In order to receive the scheme consideration, you must hold your Elan ADSs through the effective time of the acquisition.

Q:	How do I vote?

A:	Perrigo: If you are a Perrigo stockholder of record, you may vote your shares at the Perrigo special meeting in one of the following ways:

•	by mailing your completed and signed proxy card in the enclosed return envelope;

•	by voting by telephone or over the Internet as instructed on the enclosed proxy card; or

•	by attending the Perrigo special meeting and voting in person.

If you own Perrigo shares that are traded through the TASE, you may vote your shares in one of the following two ways:

1.

By mail: complete, sign and date the proxy card or voting instruction form and attach to it an ownership certificate from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE’s Clearing House”) member through which your shares are registered (i.e., your broker, bank or other nominee)

indicating that you were the beneficial owner of the shares as of the record date for voting, and return the proxy card or voting instruction form, along with the ownership certificate, to our designated address for that purpose in Israel, Perrigo Company, P.O. Box 34007, Tel Aviv, Israel 6134001. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

2.	In person: attend the Perrigo special meeting, where ballots will be provided. If you choose to vote in person at the special meeting, you need to bring an ownership certificate from the TASE’s Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares as of the record date for voting. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

Elan: If you are an Elan shareholder of record, you may vote your shares at the Elan special meetings in one of the following ways:

•

Proxies representing registered holders of ordinary shares must be received by the Elan’s Registrar, Computershare Investor Services (Ireland) Limited, at Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, no later than 10.00 a.m. (Irish time) on [—], 2013. Completion and return of a Form of Proxy will not preclude holders of Elan ordinary shares from attending and voting at the Elan special meetings in person should they so wish. Details of how to vote over the Internet are provided on the Forms of Proxy. If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to instruct them on how to vote such shares.

•

Voting instructions for holders of Elan ADSs must be received by the Elan ADS Depositary, Citibank N.A., by mail, phone or Internet, no later than 10.00 a.m. (New York City time) on [—], 2013. Elan or the Elan ADS Depositary, Citibank, N.A., will distribute, or cause to be distributed, to holders and beneficial owners of Elan ADSs of the Elan ADS Voting Record Date a notice that details the manner in which voting instructions may be provided to the Elan ADS Depositary by mail, phone or Internet. Holders of ADSs in nominee accounts should follow the instructions provided by their bank, broker or other nominee in order to instruct them on how to vote the Elan shares represented by the Elan ADSs.

Q:	If my shares of Perrigo common stock, Elan shares or Elan ADSs are held in “street name” or a “nominee account” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares of Perrigo common stock, Elan shares or Elan ADSs for me?

A:	No. Your bank, broker or other nominee will not vote your shares of Perrigo common stock, Elan shares or Elan ADSs if you do not provide your bank, broker or other nominee with a signed voting instructions card with respect to your shares of Perrigo common stock, Elan shares or Elan ADSs. Therefore, you should instruct your bank, broker or other nominee to vote your shares of Perrigo common stock, Elan shares or Elan ADSs by following the directions your bank, broker or other nominee provides.

Brokers do not generally have discretionary authority to vote on any of the Perrigo proposals or on any of the Elan proposals.

Broker non-votes are shares or Elan ADSs held by a broker, bank or other nominee that are present in person or represented by proxy at the special meetings, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares or Elan ADSs how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not generally have discretionary voting authority with respect to any of the proposals, if a beneficial owner of shares of Perrigo common stock, Elan shares or Elan ADSs held in “street name” or a “nominee account” does not give voting instructions to the broker, bank or other nominee for any proposals, then those shares (or Elan shares represented by Elan ADSs) will not be present in person or represented by proxy at the respective special meetings.

Please see “The Special Meeting of Perrigo’s Stockholders—Voting Shares Held in Street Name” beginning on page [—] of this joint proxy statement/prospectus and “The Special Meetings of Elan’s Shareholders—Voting Ordinary Shares or Elan ADSs Held in Street Name or a “nominee account” beginning on page [—] of this joint proxy statement/prospectus.

Q:	How many votes do I have?

A:	Perrigo: You are entitled to one vote for each share of Perrigo common stock that you owned as of the close of business on the Perrigo record date. As of the close of business on the Perrigo record date, [—] shares of Perrigo common stock were outstanding and entitled to vote at the Perrigo special meeting.

Elan: You are entitled to one vote for each Elan ordinary share that you owned as of the close of business on the Elan Voting Record Date. As of the last practicable day before the date of this joint proxy statement/prospectus, [—] Elan ordinary shares (including ordinary shares represented by Elan ADSs) were outstanding and entitled to vote at the Court Meeting and at the EGM.

Registered holders of Elan ADSs will be entitled to one vote for every Elan ADS held as of the close of business on the Elan ADS Voting Record Date.

Q:	What if I hold shares in both Perrigo and Elan?

A:	If you are both a stockholder of Perrigo and a shareholder of Elan, you will receive two separate packages of proxy materials. A vote as a Perrigo stockholder for the proposal to adopt the Transaction Agreement and approve the merger will not constitute a vote as an Elan shareholder for the proposal to approve the Scheme of Arrangement, or vice versa. If you hold Elan ADSs as of the Elan ADS Voting Record Date, you will receive a separate set of proxy materials under cover of a notice from the Elan ADS Depositary, Citibank, N.A. A vote as a Perrigo stockholder or an Elan shareholder will not constitute a vote as an Elan ADS holder. Similarly, any voting instruction you provide as an Elan ADS holder to the Elan ADS Depositary will only result in a vote for the Elan shares represented by your Elan ADSs and will not constitute a vote of any Elan shares you may own outside the Elan ADS program or of any Perrigo shares you may own.

THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE, WHETHER FROM PERRIGO OR ELAN, OR SUBMIT A SEPARATE PROXY AS BOTH A PERRIGO STOCKHOLDER AND AN ELAN SHAREHOLDER FOR EACH SPECIAL MEETING OVER THE INTERNET OR BY TELEPHONE.

Q:	Should I send in my stock certificates now?

A:	No. Most Perrigo and Elan shares are held in book entry form. However, to the extent certain stockholders or shareholders have certificated shares, such stockholders or shareholders should keep their existing stock certificates at this time. Similarly, most Elan ADSs are held in book entry form. However, if you hold Elan ADSs in certificated form, you should hold your certificates at this time. After the transactions are completed, you will receive written instructions for exchanging your stock or ADS certificates for New Perrigo ordinary shares and other consideration, if applicable.

Q:	What proposals are being voted on at the Perrigo special meeting and what stockholder vote is required to approve those proposals?

A:	(1) Proposal to adopt the Transaction Agreement and approve the merger: The affirmative vote of holders of a majority of the shares of Perrigo common stock outstanding and entitled to vote on the record date is required for the approval of proposal 1.

If you fail to vote on proposal 1, or if you vote “abstain” by proxy or in person at the Perrigo special meeting, your Perrigo shares will have the same effect as a vote “against” proposal 1.

(2) Proposal to approve the creation of distributable reserves by reducing some or all of the share premium of New Perrigo: The affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting, is required for the approval of proposal 2.

(3) Proposal to consider and vote upon, on a non-binding advisory basis, specified compensatory arrangements between Perrigo and its named executive officers relating to the transactions as disclosed in the section of this joint proxy statement/prospectus captioned “Perrigo Stockholder Vote on Specified Compensatory Arrangements—Golden Parachute Compensation” beginning on page [—] of this joint proxy statement/prospectus: The affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting, is required for the approval of proposal 3. This proposal is advisory and therefore not binding on Perrigo or its board of directors.

(4) Proposal to re-approve the performance goals included in the Perrigo Company Annual Incentive Plan: The affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting, is required for the approval of proposal 4.

(5) Proposal to approve the amendment and restatement of the Perrigo Company 2008 Long Term Incentive Plan: The affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting, is required for the approval of proposal 5.

(6) Proposal to adjourn the Perrigo special meeting, or any adjournments thereof, (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Transaction Agreement and approve the merger, (ii) to provide to the Perrigo stockholders any supplement or amendment to the joint proxy statement/prospectus or (iii) to disseminate any other information which is material to the Perrigo stockholders voting at the special meeting (the “Perrigo adjournment proposal”): The affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting, is required for the approval of proposal 6.

If you vote “abstain” by proxy or in person at the special meeting, or if you attend the special meeting in person and fail to vote on proposals 2, 3, 4, 5 or 6, your Perrigo shares will have the same effect as a vote “against” proposals 2, 3, 4, 5 or 6. If you fail to submit a proxy and do not attend the special meeting in person, or if you do not provide your broker, bank or other nominee with voting instructions, your Perrigo shares will have no effect on proposals 2, 3, 4, 5 or 6.

The merger and the acquisition are not conditioned on approval of proposals 2, 3, 4, 5 or 6 described above.

As of the Perrigo record date, the directors and executive officers of Perrigo and their affiliates owned and were entitled to vote [—] shares of Perrigo common stock, representing approximately [—]% percent of the shares of Perrigo common stock outstanding on that date. It is expected that Perrigo’s directors and executive officers will vote “FOR” each of the proposals at the Perrigo special meeting.

Q:	What proposals are being voted on at the Elan special meetings and what shareholder vote is required to approve those proposals?

A:	Court Meeting

Elan shareholders are being asked to vote on a proposal to approve the scheme at both the Court Meeting and the EGM. The vote required for such proposal is different at each of the meetings, however. As set out in full under the section entitled “Part 2—Explanatory Statement—Consents and Meetings”, the approval required at the Court Meeting is a majority in number of the Elan shareholders of record as of the Elan Voting Record Date casting votes on the proposal representing three-fourths (75 percent) or more in value of the Elan ordinary shares held by such holders, present and voting either in person or by proxy.

Because the vote required to approve the proposal at the Court Meeting is based on votes properly cast at the Court Meeting, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on such proposal.

The merger and the acquisition are conditioned on approval of the scheme at the Court Meeting.

Elan Extraordinary General Meeting

Set forth below is a table summarizing certain information with respect to the EGM resolutions:

EGM Resolution #	Resolution	Ordinary or Special Resolution?	Acquisition Conditioned on Approval of Resolution?
1	Approve the Scheme of Arrangement and authorize the directors of Elan to take all such actions as they consider necessary or appropriate for carrying the Scheme of Arrangement into effect.	Ordinary	Yes

2	Approve the cancellation of any Elan ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme.	Special	Yes

3	Authorize the directors of Elan to allot and issue new Elan shares, fully paid up, to New Perrigo in connection with effecting the scheme.	Ordinary	Yes

4	Amend the memorandum and the articles of association of Elan so that respectively (i) Elan may enter into a scheme of arrangement pursuant to its memorandum of association; and (ii) any ordinary shares of Elan that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Perrigo for the scheme consideration.	Special	Yes

5	Approve the creation of distributable reserves by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme.	Ordinary	No

6	Adjourn the EGM, or any adjournments thereof, to another time and place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme of Arrangement, or the other resolutions set out at 2 through 5 above, (ii) to provide to Elan shareholders any supplement or amendment to this joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Elan shareholders voting at the EGM (the “EGM adjournment proposal”).	Ordinary	No

At the EGM, the requisite approval of each of the EGM resolutions depends on whether it is an “ordinary resolution” (EGM resolutions 1, 3, 5 and 6), which requires the approval of the holders of at least a majority of the votes cast by the holders of Elan ordinary shares present and voting, either in person or by proxy, or a “special resolution” (EGM resolutions 2 and 4), which requires the approval of the holders of at least 75 percent of the votes cast by the holders of Elan ordinary shares present and voting, either in person or by proxy.

For all the EGM resolutions, because the votes required to approve such resolutions are based on votes properly cast at the EGM, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on the EGM resolutions.

As at [—], 2013, the latest practicable date prior to the publication of this joint proxy statement/prospectus, the Elan directors had beneficial ownership of approximately [—]% of the Elan ordinary shares then outstanding and entitled to vote at the Court Meeting and the EGM. It is expected that Elan’s directors will vote “FOR” each of the proposals at the Court Meeting and at the EGM.

Q:	Why are there two Elan special meetings?

A:	Irish law requires that two separate shareholder meetings be held, the Court Meeting and the EGM. Both meetings are necessary to cause the Scheme of Arrangement to become effective. At the Court Meeting, Elan shareholders (other than Perrigo or any of its affiliates) will be asked to approve the scheme. At the EGM, Elan shareholders will be asked to approve the scheme and certain related matters. For more detail on these matters, see “The Special Meetings of Elan’s Shareholders”.

Q:	What constitutes a quorum?

A:	Perrigo: The stockholders present in person or by proxy at any meeting of stockholders holding a majority of the shares of common stock entitled to vote will constitute a quorum for the meeting. Perrigo’s inspector of election intends to treat as “present” for these purposes stockholders who have submitted properly executed or transmitted proxies that are marked “abstain”.

Elan: At least three shareholders present in person and representing, in person or by proxy not less than one third of Elan’s ordinary shares will constitute a quorum for each Elan special meeting. Abstentions are considered present for purposes of determining a quorum.

Q:	Why am I being asked to approve the distributable reserves proposal?

A:	Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves”, which New Perrigo will not have immediately following the effective time of the acquisition. Please see “Creation of Distributable Reserves of New Perrigo” beginning on page [—] of this joint proxy statement/prospectus. Stockholders of Perrigo and shareholders of Elan are being asked at their respective special meetings to approve the creation of distributable reserves of New Perrigo (through the reduction of some or all of the share premium of New Perrigo), in order to permit New Perrigo to be able to pay dividends (and repurchase or redeem shares) after the transaction.

The approval of the distributable reserves proposal is not a condition to the consummation of the transactions. Accordingly, if stockholders of Perrigo adopt the Transaction Agreement and approve the merger, and shareholders of Elan approve the scheme at the Court Meeting and resolutions 1, 2, 3 and 4 at the EGM, but stockholders of Perrigo and/or the shareholders of Elan do not approve the distributable reserves proposal, and the transactions are consummated, New Perrigo may not have sufficient distributable reserves to pay dividends (or to repurchase or redeem shares) following the transactions. In addition, the creation of distributable reserves of New Perrigo requires the approval of the Irish High Court. Although New Perrigo is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court. Please see “Risk Factors” beginning on page [—] of this joint proxy statement/prospectus and “Creation of Distributable Reserves of New Perrigo” beginning on page [—] of this joint proxy statement/prospectus.

Q:	What are the recommendations of the Perrigo and Elan boards of directors regarding the proposals being put to a vote at their respective special meetings?

A:	Perrigo: The Perrigo board of directors has unanimously approved the Transaction Agreement and the merger and determined that the terms of the transactions are advisable, consistent with, and in furtherance of, the strategies and goals of Perrigo.

The Perrigo board of directors unanimously recommends that Perrigo stockholders vote:

•	“FOR” the proposal to adopt the Transaction Agreement and approve the merger;

•

“FOR” the proposal to approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme;

•

“FOR” the approval, on a non-binding advisory basis, of specified compensatory arrangements between Perrigo and its named executive officers relating to the transactions as disclosed in the section of this joint proxy statement/prospectus captioned “Perrigo Stockholder Vote on Specified Compensatory Arrangements—Golden Parachute Compensation” beginning on page [—] of this joint proxy statement/prospectus;

•	“FOR” the proposal to re-approve the performance goals included in the Perrigo Company Annual Incentive Plan;

•	“FOR” the proposal to approve the amendment and restatement of the Perrigo Company 2008 Long-Term Incentive Plan; and

•	“FOR” the Perrigo adjournment proposal.

See “The Transactions—Recommendation of the Perrigo Board of Directors and Perrigo’s Reasons for the Transaction” beginning on page [—] of this joint proxy statement/prospectus.

In considering the recommendation of the board of directors of Perrigo, you should be aware that certain directors and executive officers of Perrigo will have interests in the proposed transactions that may be different from, or in addition to, the interests of Perrigo’s stockholders generally. See “The Transactions—Interests of Certain Persons in the Transactions—Perrigo” beginning on page [—] of this joint proxy statement/prospectus.

Elan: The Elan board of directors, having been advised by its financial advisors, Citigroup Global Markets Inc. and its affiliates, Morgan Stanley & Co. International plc and Ondra LLP, has determined that the terms of Perrigo’s offer to acquire Elan are fair and reasonable. In providing their advice, each of the financial advisors has taken into account the commercial assessments of the board of Elan. The Elan board of directors has unanimously approved the Transaction Agreement and determined that the Transaction Agreement and the transactions contemplated thereby are in the best interests of Elan and its shareholders.

The Elan board of directors unanimously recommends that Elan shareholders vote:

•	“FOR” the Scheme of Arrangement at the Court Meeting;

•	“FOR” the Scheme of Arrangement at the EGM;

•	“FOR” the cancellation of any Elan ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme;

•	“FOR” the authorization of the directors of Elan to allot and issue new Elan shares, fully paid up, to New Perrigo in connection with effecting the scheme;

•

“FOR” amendment of the memorandum and articles of association of Elan so that respectively (i) Elan may enter into a scheme of arrangement pursuant to its memorandum of association; and (ii) any ordinary shares of Elan that are issued at or after 10:00 p.m., Irish time on the last business day before the scheme becomes effective are acquired by New Perrigo for the scheme consideration;

•

“FOR” the proposal to approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme; and

•	“FOR” the EGM adjournment proposal.

See “The Transactions—Recommendation of the Elan Board of Directors and Elan’s Reasons for the Transaction” beginning on page [—] of this joint proxy statement/prospectus.

In considering the recommendation of the board of directors of Elan, you should be aware that certain directors and executive officers of Elan will have interests in the proposed transactions that may be different from, or in addition to, the interests of Elan’s shareholders generally. See “The Transactions—Interests of Certain Persons in the Transactions—Elan” beginning on page [—] of this joint proxy statement/prospectus.

Q:	When are the transactions expected to be completed?

A:	As of the date of this joint proxy statement/prospectus, the transactions are expected to be completed by the end of calendar year 2013. However, no assurance can be provided as to when or if the transactions will be completed. The required vote of Perrigo and Elan shareholders to approve the required shareholder proposals at their respective special meetings, as well as the necessary regulatory consents and approvals, must first be obtained and other conditions specified in the conditions appendix must be satisfied or, to the extent applicable, waived.

Q:	Why will the place of incorporation of New Perrigo be Ireland?

A:	Perrigo decided that New Perrigo would be incorporated in Ireland, given:

•

Incorporating New Perrigo in Ireland will result in significantly enhanced global cash management and flexibility and associated financial benefits to the combined enterprise. These benefits include increased global liquidity and free global cash flow among the various entities of the combined enterprise without negative tax effects. Because of these benefits, we expect that New Perrigo will be able to operate its businesses more easily and at lower cost, and also will have a lower worldwide effective tax rate than it would have otherwise;

•

Ireland is a beneficial location for establishing a differentiated platform for further international expansion through an operating base in Ireland and a strong financial profile to support expansion into international markets; and

•

Ireland enjoys strong relationships as a member of the European Union, and has a long history of international investment and a good network of commercial, tax, and other treaties with the United States, the European Union and many other countries where both Elan and Perrigo have major operations.

See “Risk Factors—Risks Relating to the Businesses of the Combined Company” beginning on page [—] of this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:	If you are entitled to vote at a special meeting of Perrigo’s stockholders or Elan’s shareholders, you can vote in person by completing a ballot at the special meeting, or you can vote by proxy before the special meeting. Even if you plan to attend your company’s special meeting, we encourage you to vote by proxy before the special meeting. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference, please submit your proxy by telephone or Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign and date the proxy card, and return it in the enclosed prepaid envelope as soon as possible so that your shares may be voted at your company’s special meeting(s). Your proxy card or your telephone or Internet directions will instruct the persons identified as your proxy to vote your shares at your company’s special meeting(s) as directed by you.

If you are a stockholder or shareholder of record and you sign and send in your proxy card but do not indicate how you want to vote, your proxy may vote or abstain as he or she sees fit.

If you hold your shares of Perrigo common stock or Elan ordinary shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your shares of Perrigo common stock or Elan ordinary shares.

If you hold Elan ADSs, you must follow the instructions that the Elan ADS Depositary, Citibank, N.A., will provide on how to instruct the Elan ADS Depositary to vote the Elan shares represented by Elan ADSs. If you hold Elan ADSs through a bank, broker or other nominee, you must follow the instructions provided by your bank, broker or other nominee, when instructing them on how to vote the Elan shares represented by your Elan ADSs.

Q:	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

A:	Yes, you may change your vote at any time before your proxy is voted at the Perrigo special meeting or at the Elan Court Meeting or the Elan EGM. If you are a Perrigo or an Elan shareholder of record, you can do this in one of four ways:

•	timely deliver a valid later-dated proxy by mail;

•	timely deliver written notice that you have revoked your proxy to the secretary of Perrigo or Elan, as applicable, at the following respective addresses:

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

U.S.A.

Attention: Corporate Secretary

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

Attention: Company Secretary

•	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

•

attend the applicable special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the meeting to change your vote.

If your shares are held in “street name” and you have instructed your bank, broker or other nominee to vote your shares, you must follow the directions received from your bank, broker or other nominee to change your vote or revoke your proxy.

If you hold Elan ADSs, you must follow the instructions provided by the Elan ADS Depositary, Citibank, N.A., on how to change or revoke your voting instructions. If you hold Elan ADSs through a bank, broker or other nominee, you must follow the instructions provided by your bank, broker or other nominee to change or revoke your voting instructions.

Q:	Who can help answer my questions?

A:	If you have questions about the transaction, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

Perrigo: If you are a Perrigo stockholder, you should contact Georgeson, Inc., the proxy solicitation agent for Perrigo, by mail at 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310, by telephone toll free at (800) 267-4403, or by email at perrigo@georgeson.com.

Elan: If you hold Elan ordinary shares contact Computershare Investor Services (Ireland) Limited on the dedicated Shareholder Helpline number +353 1 447 5107 or see www.eproxyappointment.com.

If you hold Elan ADSs, contact Innisfree M&A Incorporated as follows:

Toll-free from the US and Canada: +1-877-750-9498

Free-phone from Ireland and the UK: +800-4664-7000

Call collect: +1 212-750-5833 (Banks, brokers and other nominees)

The above helpline will not provide advice on the merits of the Transaction Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, or give any financial, investment, legal or taxation advice. For financial, investment, legal or taxation advice, you should consult your own financial, investment, legal or taxation advisor who, if you are based in Ireland, is authorised or exempted under the Investment Intermediaries Act 1995 of Ireland or the European Communities (Markets in Financial Instruments) Regulations (Nos 1 to 3) 2007 (as amended) of Ireland, or, who, if you are resident in the United Kingdom, is authorised under the Financial Services and Markets Act 2000 of the United Kingdom, or who, if you are resident outside of Ireland or the United Kingdom, is an appropriately authorised independent financial advisor under the laws of the applicable jurisdiction.

If your shares or ADSs are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee for additional information.

Q:	Where can I find more information about Perrigo and Elan?

A:	You can find more information about Perrigo and Elan from various sources described under “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, you should read carefully this entire joint proxy statement/prospectus, including the Annexes and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section entitled “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

Information about the Companies (Page [—])

Perrigo

Perrigo is a Michigan corporation which is currently listed (ticker symbol “PRGO”) on the NYSE and the TASE. From its beginnings as a packager of generic home remedies in 1887, Perrigo has grown to become a leading global provider of over-the-counter and generic prescription pharmaceuticals, nutritional products and active pharmaceuticals. Perrigo provides healthcare products across a wide variety of product categories primarily in the United States, United Kingdom, Mexico, Israel and Australia, and distributes into dozens of other markets around the world, including Canada, China and Latin America.

Perrigo operates through several wholly owned subsidiaries. In the U.S., its operations are conducted primarily through L. Perrigo Company, Perrigo Company of South Carolina, Inc., Perrigo New York, Inc., PBM Products, LLC, PBM Nutritionals, LLC, Paddock Laboratories, LLC, Perrigo Diabetes Care, LLC (formerly CanAm Care, LLC), Sergeant’s Pet Care Products, Inc. and Fidopharm, Inc. Outside the U.S., its operations are conducted primarily through Perrigo Israel Pharmaceuticals Ltd., Chemagis Ltd., Quimica y Farmacia S.A. de C.V., Laboratorios Diba, S.A., Wrafton Laboratories Limited, Galpharm Healthcare Ltd., Orion Laboratories Pty Ltd and Rosemont Pharmaceuticals Ltd.

Perrigo’s principal executive offices are located at 515 Eastern Avenue, Allegan, Michigan 49010, U.S.A. and its telephone number is +1 (269) 673-8451.

New Perrigo

New Perrigo is a private limited company incorporated in Ireland (registered number 529592), formed on June 28, 2013 for the purpose of holding Elan, Perrigo and Foreign Holdco as direct or indirect wholly owned subsidiaries following the effective time of the transactions. To date, New Perrigo has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transactions and certain activities in connection with arranging financing (a) to repay existing indebtedness of Perrigo, (b) to finance the transactions and to pay fees and expenses in connection therewith (including in connection with hedging obligations), (c) for general corporate purposes and working capital and (d) for additional acquisitions.

At and as of the effective time of the transactions, it is expected that New Perrigo will be a publicly traded company listed on the NYSE and the TASE under the ticker symbol “PRGO”. New Perrigo will be re-registered as a public limited company and renamed “Perrigo Company plc.” Following the effective time of the transactions, both Elan and Perrigo will be direct or indirect wholly owned subsidiaries of New Perrigo. Immediately following the transaction, based on the number of Perrigo and Elan shares outstanding as of [—], the former stockholders of Perrigo are expected to own approximately 71% of New Perrigo and the remaining approximately 29% of New Perrigo is expected to be owned by the former shareholders of Elan.

New Perrigo’s principal executive offices are located at 33 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is +353  1  6040031.

Foreign Holdco

Foreign Holdco is a private limited liability company incorporated in Ireland (registered number 529994) and a direct subsidiary of New Perrigo, formed on July 9, 2013. To date, Foreign Holdco has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transactions. After the effective time of the transactions, Foreign Holdco will operate as an Irish holding company. Foreign Holdco’s principal executive offices are located at 33 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is +353  1  6040031.

MergerSub

MergerSub is a Delaware corporation formed on July 26, 2013, and a direct wholly owned subsidiary of Foreign Holdco. To date, MergerSub has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transactions. MergerSub’s principal executive offices are located at 515 Eastern Avenue, Allegan, Michigan 49010, U.S.A. and its telephone number is +1 (269) 673-8451.

Elan

Elan is a biotechnology company, headquartered in Dublin, Ireland, committed to making a difference in the lives of patients and their families by dedicating itself to bringing innovations in science to fill significant unmet medical needs that continue to exist around the world. Elan’s ordinary shares are traded on the ISE under ISIN IE0003072950; American Depositary Shares (“ADSs”) representing Elan ordinary shares are traded on the NYSE under the ticker symbol “ELN”. Elan’s principal executive offices are located at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, and its telephone number is +353 1 709 4000.

The Transaction (Page [—])

On July 28, 2013, Perrigo, Elan, New Perrigo, Foreign Holdco and MergerSub entered into the Transaction Agreement.

Subject to the terms and conditions of the Transaction Agreement, New Perrigo will acquire Elan by means of a Scheme of Arrangement (the “scheme”). A “scheme” or a “Scheme of Arrangement” is an Irish statutory procedure pursuant to the Companies Act 1963 under which the Irish High Court may approve, and thus bind, a company to an arrangement with some or all of its shareholders. The scheme will be subject to the subsequent sanction of the Irish High Court. The scheme involves the cancellation of all of the shares of Elan which are not already owned by New Perrigo or any of its affiliates and the issuance of new ordinary shares of Elan by Elan to New Perrigo. Ordinary shares of New Perrigo are then issued to the applicable shareholders of Elan. At the effective time of the acquisition, the holder of each Elan share (other than those held by Perrigo or any of its affiliates) will be entitled to receive $6.25 in cash and 0.07636 of a New Perrigo ordinary share. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of New Perrigo ordinary shares as compared to a holder of shares of Elan, please see “Comparison of the Rights of Holders of Elan Shares and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

Conditioned only upon the prior consummation of the scheme, MergerSub, an indirect subsidiary of New Perrigo, will merge with and into Perrigo, the separate corporate existence of MergerSub will cease and Perrigo will continue as the surviving corporation. Pursuant to the Transaction Agreement, each outstanding share of

Perrigo common stock will be cancelled and automatically converted into the right to receive one New Perrigo ordinary share and $0.01 in cash. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of New Perrigo ordinary shares as compared to a holder of shares of Perrigo, please see “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

Based on the number of shares of Perrigo common stock and Elan ordinary shares outstanding as of [—], 2013, (i) the total number of New Perrigo ordinary shares expected to be issued pursuant to the transactions and delivered to the Perrigo stockholders and Elan shareholders (assuming no Perrigo or Elan options are exercised and no share awards vest between the record date and the closing of the transaction) will be approximately [—] million, (ii) former Elan shareholders are expected to hold approximately 29% of the New Perrigo ordinary shares after giving effect to the acquisition and the merger, and (iii) former Perrigo stockholders are expected to hold approximately 71% of the New Perrigo ordinary shares after giving effect to the acquisition and the merger.

Perrigo reserves the right, subject to the prior written approval of the Irish Takeover Panel (the “Panel”), to effect the acquisition by way of a takeover offer under Irish law, as an alternative to the scheme, in the circumstances described in and subject to the terms of the Transaction Agreement. In such event, such takeover offer will be implemented on terms and conditions that are at least as favorable to Elan shareholders (except for an acceptance condition set at 90 percent of the nominal value of the Elan shares to which such offer relates and which are not already beneficially owned by Perrigo) as those which would apply in relation to the scheme, among other requirements.

Form of the Transaction (Page [—])

At the effective time of the transactions, Perrigo will be an indirect, and Elan will be a direct, wholly owned subsidiary of New Perrigo. The following diagrams illustrate in simplified terms the current structure of Perrigo and Elan and the expected structure of New Perrigo following the effective time of the transactions.

Merger Consideration to Perrigo Stockholders (Page [—]) and Scheme Consideration to Elan Shareholders (Page [—])

As a result of the transactions, the holders of each outstanding share of Perrigo common stock will have the right to receive one New Perrigo ordinary share and $0.01 in cash and the holders of each outstanding Elan share will have the right to receive $6.25 in cash and 0.07636 of a New Perrigo ordinary share.

Since Irish law does not recognize fractional shares held of record, New Perrigo will not issue any fractions of New Perrigo ordinary shares to Elan shareholders in the transaction. Instead, the total number of New Perrigo ordinary shares that any Elan shareholder would have been entitled to receive will be rounded down to the nearest whole number and all entitlements to fractional New Perrigo ordinary shares to which Elan shareholders would otherwise have been entitled will be aggregated and sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Elan shareholders whose fractional entitlements have been sold in accordance with the fractional entitlements to which they would otherwise have been entitled.

Treatment of Perrigo Stock Options, Perrigo Restricted Stock Units and Perrigo Performance-Based Restricted Stock Units, and Perrigo Restricted Stock Awards (Page [—])

Treatment of Perrigo Stock Options

At the effective time of the merger, each outstanding option to purchase a number of shares of Perrigo common stock will be converted into a stock option to purchase, on the same terms and conditions as were applicable to such option immediately prior to the effective time of the merger, a number of New Perrigo ordinary shares determined by multiplying (x) the number of shares of Perrigo common stock subject to the Perrigo stock option immediately prior to the effective time of the merger and (y) the sum of (i) 1 plus (ii) the quotient obtained by dividing $0.01 by the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the merger occurs. Each New Perrigo stock option shall have an exercise price per share equal to (x) the exercise price per share of Perrigo common stock of such Perrigo stock option immediately prior to the effective time of the merger divided by (y) the sum of (i) 1 plus (ii) the quotient obtained by dividing $0.01 by the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the merger occurs.

Treatment of Perrigo Restricted Stock Units and Perrigo Performance-Based Restricted Stock Units

At the effective time of the merger, each outstanding Perrigo restricted stock unit and each outstanding Perrigo performance-based restricted stock unit will be converted into the right to receive, on the same terms and conditions as were applicable to such award immediately prior to the effective time of the merger, an award denominated in a number of New Perrigo ordinary shares determined by multiplying (x) the number of shares of Perrigo common stock covered by such award immediately prior to the effective time of the merger and (y) the sum of (i) 1 plus (ii) the quotient obtained by dividing $0.01 by the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the merger occurs.

Treatment of Perrigo Restricted Stock Awards

At the effective time of the merger, each issued and outstanding Perrigo restricted stock award will be converted into the right to receive, on the same terms and conditions as were applicable to such award immediately prior to the effective time of the merger, an award denominated in a number of New Perrigo ordinary shares determined by multiplying (x) the number of shares of Perrigo common stock subject to the Perrigo restricted stock award immediately prior to the effective time of the merger and (y) the sum of (i) 1 plus (ii) the quotient obtained by dividing $0.01 by the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the merger occurs.

Assumption of Perrigo Equity Plans

At the effective time of the merger, New Perrigo will assume all Perrigo equity plans and will be able to grant stock awards, to the extent permissible by applicable laws and NYSE and TASE regulations, under the terms of the Perrigo equity plans to issue the reserved but unissued shares of Perrigo, as adjusted to reflect the transaction.

Treatment of Elan Stock Options and Other Elan Share-Based Awards (Page [—])

Treatment of Elan Stock Options

At the effective time of the acquisition, each outstanding stock option to purchase Elan ordinary shares will fully vest and be cancelled and, in exchange, the holder thereof will receive a cash settlement (less any applicable tax withholdings) equal to the product of (x) the total number of Elan ordinary shares subject to the Elan stock option immediately prior to the effective time of the acquisition and (y) the excess, if any, of (i) the sum of (A) $6.25 plus (B) the product of 0.07636 and the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the acquisition occurs over (ii) the applicable exercise price of such Elan stock option.

Treatment of Other Elan Share-Based Awards

At the effective time of the acquisition, each outstanding award of Elan restricted share units will vest, applicable restrictions will lapse and such award will be cancelled and, in exchange, the holder thereof will receive a cash settlement (less any applicable tax withholdings) equal to the product of (x) the total number of Elan ordinary shares subject to the Elan restricted share unit award immediately prior to the effective time of the acquisition and (y) the sum of (i) $6.25 plus (ii) the product of 0.07636 and the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the acquisition occurs.

Comparative Per Share Market Price and Dividend Information (Page [—])

Shares of Perrigo common stock are listed on the NYSE and the TASE under the symbol “PRGO”. Elan ordinary shares are listed on the ISE under ISIN: IE0003072950 and Elan ADSs are listed on the NYSE under the symbol “ELN”. The following table shows the closing prices of shares of Perrigo common stock and Elan ADSs as reported on the NYSE on July 26, 2013, the last trading day before the Transaction Agreement was announced, and on [—], 2013, the last practicable day before the date of this joint proxy statement/prospectus. This table also shows the equivalent value of the consideration per Elan ADS, which was calculated by adding (i) $6.25, which is the cash portion of the consideration to be paid to Elan shareholders and (ii) the closing price of shares of Perrigo common stock as of the specified date multiplied by the exchange ratio of 0.07636.

	Shares of Perrigo common stock			Elan ADSs			Equivalent value of acquisition consideration per Elan ADS
July 26, 2013		$134.23			$14.93			$16.50
[—], 2013	$	[—	]	$	[—	]	$	[—	]

Recommendation of the Perrigo Board of Directors and Perrigo’s Reasons for the Transaction (Page [—])

The board of directors of Perrigo has unanimously approved the Transaction Agreement and the merger and determined that the terms of the transactions are advisable, consistent with, and in furtherance of, the strategies and goals of Perrigo.

The Perrigo board of directors unanimously recommends that Perrigo stockholders vote:

•	“FOR” the proposal to adopt the Transaction Agreement and approve the merger;

•

“FOR” the proposal to approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme;

•

“FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Perrigo and its named executive officers relating to the transactions as disclosed in the section of this joint proxy statement/prospectus captioned “Perrigo Stockholder Vote on Specified Compensatory Arrangements—Golden Parachute Compensation” beginning on page [—] of this joint proxy statement/prospectus;

•	“FOR” the proposal to re-approve the performance goals included in the Perrigo Company Annual Incentive Plan;

•	“FOR” the proposal to approve the amendment and restatement of the Perrigo Company 2008 Long Term Incentive Plan; and

•

“FOR” the proposal to approve any motion to adjourn the special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Perrigo special meeting to approve the Transaction Agreement, (ii) to provide to Perrigo stockholders any supplement or amendment to this joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Perrigo stockholders voting at the Perrigo special meeting.

The Perrigo board of directors considered many factors in making its determination that the terms of the transactions are advisable, consistent with, and in furtherance of, the strategies and goals of Perrigo and recommending the approval and adoption of the Transaction Agreement and the merger by the Perrigo stockholders. For a more complete discussion of these factors, see “The Transactions—Recommendation of the Perrigo Board of Directors and Perrigo’s Reasons for the Transaction” beginning on page [—] of this joint proxy statement/prospectus.

In considering the recommendation of the board of directors of Perrigo, you should be aware that certain directors and executive officers of Perrigo will have interests in the proposed transactions that may be different from, or in addition to, the interests of Perrigo’s stockholders generally. The members of the Perrigo board of directors were aware of the interests of these executives and directors in evaluating and negotiating the Transaction Agreement and the transaction and in making their recommendations to the stockholders of Perrigo. See “The Transactions—Interests of Certain Persons in the Transactions—Perrigo” beginning on page [—] of this joint proxy statement/prospectus for a full description of these interests.

Opinion of Perrigo’s Financial Advisor (Page [—])

Perrigo engaged Barclays Capital Inc. (“Barclays”) to act as a financial advisor with respect to the transactions. On July 28, 2013, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Perrigo board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received by the stockholders of Perrigo in the merger (taking into account the acquisition) is fair, from a financial point of view, to such stockholders. The full text of Barclays’ written opinion, dated July 28, 2013, is attached as Annex E to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the board of directors of Perrigo, addresses only the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of Perrigo in the merger (taking into account the acquisition) and does not constitute a recommendation to any stockholder of Perrigo as to how such stockholder should vote with respect to the merger or any other matter. The opinion of Barclays does not address any other aspect of the transactions and no opinion or view was expressed as to the relative merits of the transactions as compared to any other transactions or business strategy which Perrigo might engage.

Recommendation of the Elan Board of Directors and Elan’s Reasons for the Transaction (Page [—])

The Elan board of directors has unanimously approved the Transaction Agreement and determined that the Transaction Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, are fair and reasonable and in the best interests of Elan and its shareholders.

The Elan board of directors unanimously recommends that Elan shareholders vote:

•	“FOR” the Scheme of Arrangement at the Court Meeting;

•	“FOR” the Scheme of Arrangement at the EGM;

•	“FOR” the cancellation of any Elan ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme at the EGM;

•	“FOR” the authorization of the directors of Elan to allot and issue new Elan shares, fully paid up, to New Perrigo in connection with effecting the scheme at the EGM;

•

“FOR” the amendment of the memorandum and articles of association of Elan so that respectively (i) Elan may enter into a scheme of arrangement pursuant to its memorandum of association; and (ii) any ordinary shares of Elan that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective, are acquired by New Perrigo for the scheme consideration at the EGM;

•

“FOR” the proposal to approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme at the EGM; and

•	“FOR” the EGM adjournment proposal.

The Elan board of directors considered many factors in making its determination that the Transaction Agreement and the transactions contemplated thereby, including the scheme, were fair and reasonable and in the best interests of Elan and Elan’s shareholders. For a more complete discussion of these factors, see “The Transactions—Recommendation of the Elan Board of Directors and Elan’s Reasons for the Transaction” beginning on page [—] of this joint proxy statement/prospectus.

In considering the recommendation of the board of directors of Elan, you should be aware that certain directors and executive officers of Elan will have interests in the proposed transactions that may be different from, or in addition to, the interests of Elan’s shareholders generally and which may create potential conflicts of interest. The members of the Elan board of directors were aware of the interests of these executives and directors in evaluating and negotiating the Transaction Agreement and the transaction and in making their recommendations to the stockholders of Elan. See “The Transactions—Interests of Certain Persons in the Transactions—Elan” beginning on page [—] of this joint proxy statement/prospectus for a full description of these interests.

Opinions of Elan’s Financial Advisors (Page [—])

In connection with the transactions, (i) Citigroup Global Markets Limited (together with its affiliate Citigroup Global Markets Inc., as appropriate, “Citi”) delivered to Elan’s board of directors a written opinion to the effect that, as of July 28, 2013 and based upon and subject to the assumptions made and matters considered and qualifications and limitations upon the scope of review undertaken by Citi, as set forth in its written opinion, from a financial point of view, the consideration of 0.07636 of a New Perrigo ordinary share and $6.25 in cash for each outstanding Elan share to be received by the shareholders of Elan pursuant to the Rule 2.5 announcement issued by Elan and Perrigo on July 29, 2013 in relation to the acquisition was fair and reasonable as far as the shareholders of Elan were concerned and (ii) Morgan Stanley & Co. International plc (“Morgan Stanley”) delivered to Elan’s board of directors a written opinion to the effect that, as of July 28, 2013 and based upon and subject to the assumptions made, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley, as set forth in its written opinion, from a financial point of view, the consideration of 0.07636 of a New Perrigo ordinary share and $6.25 in cash for each outstanding Elan share to be received by the shareholders of Elan pursuant to the Rule 2.5 announcement issued by Elan and Perrigo on July 29, 2013 in relation to the acquisition was fair and reasonable as far as the shareholders of Elan were concerned. Ondra LLP (“Ondra”) was not requested to and did not provide a similar written opinion to Elan’s board of directors. The full text of the written opinion of each of Citi and Morgan Stanley, which describes, among other things, the respective assumptions made, procedures followed, factors considered and limitations on the review undertaken by each such firm, is attached as Annex F and Annex G, respectively, to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Each of Citi and Morgan Stanley provided its opinion to Elan’s board of directors for the benefit and use of Elan’s board of directors in connection with and for purposes of its evaluation of the consideration to be received by holders of Elan shares (taking into account the acquisition) from a financial point of view. The respective opinions of Citi and Morgan Stanley do not address any other aspect of the transactions and no opinion or view was expressed by any of these firms as to the relative merits of the transactions in comparison to other strategies or transactions that might be available to Elan or in which Elan might engage or as to the underlying business decision of Elan to proceed with or effect the transactions. The respective opinions of Citi and Morgan Stanley were limited to the fairness and reasonableness, from a financial point of view, as of July 28, 2013, of the terms of Perrigo’s agreement to acquire Elan as far as Elan’s shareholders are concerned and do not address any other aspect of the transactions and do not constitute a recommendation to any shareholder as to how to vote or act in connection with the transactions or any related matter.

Interests of Certain Persons in the Transaction (Page [—])

Perrigo

In considering the recommendation of the board of directors of Perrigo, you should be aware that certain executive officers and directors of Perrigo will have interests in the proposed transactions that may be different from, or in addition to, the interests of Perrigo’s stockholders generally and which may create potential conflicts of interest. These interests include the right to receive a payment for the Section 4985 excise tax that will be imposed on them as a result of the closing of the transactions and ongoing indemnification. The members of the Perrigo board of directors were aware of the interests of these executives and directors in evaluating and negotiating the Transaction Agreement and the transactions and in making their recommendations to the stockholders of Perrigo.

See “The Transactions—Interests of Certain Persons in the Transactions—Perrigo” beginning on page [—] of this joint proxy statement/prospectus for a full description of these interests.

Elan

In considering the recommendation of the board of directors of Elan, you should be aware that executive officers and directors of Elan will have interests in the proposed transactions that may be different from, or in addition to, the interests of Elan’s shareholders generally and which may create potential conflicts of interest. These interests include accelerated vesting and cash-out of their options to purchase Elan shares, accelerated vesting and cash-out of their restricted share units, the eligibility of some executive officers to receive change in control severance payments and benefits pursuant to employment agreements with Elan or Elan’s severance plans and the eligibility of some executive officers to receive completion bonuses in connection with the closing of the acquisition. The members of the Elan board of directors were aware of the interests of these executives and directors in evaluating and negotiating the Transaction Agreement and the transactions and in making their recommendations to the shareholders of Elan.

See “The Transactions—Interests of Certain Persons in the Transactions—Elan” beginning on page [—] of this joint proxy statement/prospectus for a full description of these interests.

Board of Directors and Management after the Transactions (Page [—])

Subject to any changes as may be agreed between the parties, the Transaction Agreement provides that Perrigo and the Perrigo board of directors and New Perrigo and the New Perrigo board of directors will take all actions necessary so that, as of the effective time of the transactions, the directors that comprise the full New Perrigo board will be the current directors of the Perrigo board.

The New Perrigo senior management team after the acquisition and the merger is expected to be the same as the current senior management team of Perrigo.

Certain Tax Consequences of the Transactions (Page [—])

Perrigo

The receipt of one New Perrigo ordinary share and $0.01 per share of Perrigo common stock by U.S. holders (as defined below) pursuant to the transactions will be a taxable transaction for U.S. federal income tax purposes. In general, under such treatment, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the New Perrigo ordinary shares and the amount of cash received as consideration in the transactions, and (ii) the holder’s adjusted tax basis in the shares of Perrigo common stock surrendered in the exchange. A U.S. holder’s adjusted basis in the shares of Perrigo common stock generally will equal such holder’s purchase price for such shares of Perrigo common stock, as adjusted to take into account stock dividends, stock splits or similar transactions. Perrigo recommends that U.S. holders consult their own tax advisors as to the particular tax consequences of the transactions, including the effect of U.S. federal, state and local tax laws or foreign tax laws. See “Certain Tax Consequences of the Transactions—U.S. Federal Income Tax Considerations” beginning on page [—] of this joint proxy statement/prospectus for a more detailed description of the U.S. federal income tax consequences of the transactions.

No Irish tax will arise for Perrigo stockholders pursuant to the transactions, unless such Perrigo stockholders are resident or ordinarily resident in Ireland or hold such shares in connection with a trade carried on in Ireland through an Irish branch or agency. See “Certain Tax Consequences of the Transactions—Irish Tax Considerations” beginning on page [—] of this joint proxy statement/prospectus for a more detailed description of the Irish tax consequences of the transactions.

The cancellation and automatic conversion of each share of Perrigo common stock into one New Perrigo ordinary share and $0.01 in cash by (i) Israeli residents; and (ii) non-residents of Israel who are holders of Perrigo common stock listed on the TASE (each referred to herein as a “Shareholder Subject to Israeli Tax”)

pursuant to the transactions would generally be a taxable event for Israeli income tax purposes. However, Perrigo is contemplating applying to the Israel Tax Authority for a pre-ruling to treat the merger between Perrigo and MergerSub as a tax-deferred transaction for purposes of Israeli tax laws. Subject to satisfaction of certain conditions, the pre-ruling would provide for a deferral of the tax event with respect to the conversion of the Perrigo common stock for a limited period, generally two years from the date of conversion with respect to half of the shares of Perrigo common stock held by a Shareholder Subject to Israeli Tax and four years from the date of conversion with respect to such shareholder’s remaining holdings of Perrigo common stock, unless such shareholder sells its New Perrigo ordinary shares earlier. See “Certain Tax Consequences of the Transactions—Israeli Income Tax Considerations” beginning on page [—] of this joint proxy statement/prospectus for a more detailed description of the Israeli income tax consequences of the transaction.

Elan

The receipt by U.S. holders (as defined below in “U.S. Federal Income Tax Considerations”) of Elan ordinary shares and Elan ADSs of $6.25 in cash and 0.07636 of a New Perrigo ordinary share in exchange for each Elan ordinary share and Elan ADS generally will be a taxable transaction for U.S. federal income tax purposes. Accordingly, each U.S. holder of Elan ordinary shares and Elan ADSs generally will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the New Perrigo ordinary shares and the amount of cash (including cash in lieu of any fractional entitlement to a New Perrigo ordinary share) received by the holder in the transactions, and (ii) such holder’s adjusted tax basis in the Elan ordinary shares and Elan ADSs surrendered in the exchange. A U.S. holder’s adjusted tax basis in Elan ordinary shares and Elan ADSs generally will equal such holder’s purchase price for the Elan ordinary shares and Elan ADSs, as adjusted to take into account certain stock dividends, stock splits and similar transactions. A non-U.S. holder (as defined below in “U.S. Federal Income Tax Considerations”) that exchanges Elan ordinary shares and Elan ADSs for cash and New Perrigo ordinary shares pursuant to the transactions generally will not be subject to U.S. federal income tax, unless such holder has certain connections to the United States. Determining the tax consequences of the transactions to any particular holder is complex and will depend on a holder’s specific situation. Elan recommends that holders of Elan ordinary shares and Elan ADSs consult their own tax advisors as to the particular tax consequences of the transactions to them. See “Certain Tax Consequences of the Transactions—U.S. Federal Income Tax Considerations” beginning on page [—] of this joint proxy statement/prospectus for a more detailed description of the U.S. federal income tax consequences of the transactions, including the assumptions on which the preceding summary of U.S. federal income taxation is based.

The receipt by a holder of Elan ordinary shares or Elan ADSs who is either resident in Ireland or ordinarily resident in Ireland for Irish tax purposes or who holds their Elan ordinary shares or Elan ADSs in connection with a trade carried on through an Irish branch or agency (an “Irish holder”) of $6.25 in cash and 0.07636 of a New Perrigo ordinary share in exchange for each Elan Ordinary Share and Elan ADS will generally have the following consequences for such holders.

The receipt of cash will constitute a part disposal of the relevant Elan ordinary shares or Elan ADSs for the purposes of Irish CGT which may, depending on the relevant Elan shareholders’ circumstances (including the availability of any exemptions or allowable losses), give rise to a chargeable gain or allowable loss for the purposes of Irish CGT.

For relevant holders of Elan ordinary shares, the receipt of New Perrigo ordinary shares should be treated as a reorganization for the purposes of Irish CGT. Accordingly such Elan holders should not be treated as having made a disposal of their Elan ordinary shares for the purposes of Irish CGT to the extent that they receive New Perrigo ordinary shares. Instead, the New Perrigo ordinary shares should be treated as the same asset as the Elan ordinary shares in respect of which that are issued and treated as acquired at the same time as those Elan ordinary shares and for the same acquisition cost. A chargeable gain or allowable loss should therefore only arise on a subsequent disposal of the New Perrigo ordinary shares.

It is expected that the same treatment as outlined above in respect of relevant holders of Elan ordinary shares should apply to relevant holders of Elan ADSs.

No Irish tax will arise for non-Irish holders of Elan ordinary shares or Elan ADSs. See “Certain Tax Consequences of the Transactions—Irish Tax Considerations”, beginning on page [—] of this joint proxy statement/prospectus for a more detailed description of the Irish tax consequences of the transactions.

No Dissenters’ Rights (Page [—])

Under the Michigan Business Corporation Act, holders of shares of Perrigo common stock do not have appraisal or dissenters’ rights with respect to the merger or any of the other transactions described in this joint proxy statement/prospectus.

Under Irish law, holders of Elan ordinary shares or Elan ADSs do not have appraisal or dissenters’ rights with respect to the acquisition or any of the other transactions described in this joint proxy statement/prospectus.

Stock Exchange Listing (Page [—])

New Perrigo ordinary shares are currently not traded or quoted on a stock exchange or quotation system. New Perrigo expects that, as of the effective time of the transactions, New Perrigo ordinary shares will be listed for trading under the symbol “PRGO” on the NYSE and the TASE.

Conditions to the Completion of the Acquisition and the Merger (Page [—] and Annex B)

The completion of the acquisition and scheme is subject to the satisfaction (or waiver, to the extent permitted) of all the following conditions:

•	the adoption and approval of the Transaction Agreement by Perrigo shareholders as required by the Michigan Business Corporation Act, as amended;

•	the approval of the scheme by Elan shareholders at the Court Meeting (or at any adjournment of such meeting);

•	certain of the EGM resolutions being duly passed by Elan shareholders at the EGM (or at any adjournment of such meeting);

•	the High Court’s sanction (with or without modification) of the scheme and confirmation of the reduction of capital, and registration thereof with the Registrar of Companies;

•

each of the NYSE and TASE having authorized, and having not withdrawn such authorization, for listing all of the New Perrigo shares comprising the share consideration and the merger consideration, in each case subject to satisfaction of any conditions to which such authorization is expressed to be subject;

•	to the extent the Irish Competition Acts 2002-2012 becomes applicable to the acquisition or its implementation, all required approvals and clearances thereunder having been obtained;

•

all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules and regulations thereunder having been terminated or having expired (in each case in connection with the acquisition and/or the merger);

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or terminated (as appropriate), in each case in connection with the acquisition and/or the merger, under applicable antitrust, competition or foreign investment law of any jurisdiction in which Elan or Perrigo conducts its operations that asserts jurisdiction over the Transaction Agreement, the acquisition, the scheme and/or the merger, if the failure to obtain such clearances in such jurisdictions would reasonably be expected to be material to New Perrigo (following consummation of the acquisition and the merger);

•

no third party or relevant authority having done anything, or having withheld any consent, or having taken or decided to do or take any other steps that would be reasonably likely to (x) make the acquisition, the merger or their implementation illegal, or impose additional material conditions or obligations with respect thereto, (y) impose any material limitation on the wider Perrigo group’s ownership of Elan securities or on the wider Elan or Perrigo groups’ ownership of securities in, or exercise of management over, any member of the wider Elan group, or (z) otherwise impact the business, assets or profits of any member of the wider Perrigo or Elan groups in a manner adverse to and material in the context of the wider Perrigo group or the wider Elan group taken as a whole (as the case may be), and all applicable time periods to take, institute or threaten any of the foregoing actions having expired, lapsed, or been terminated;

•

no court or other relevant authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, injunction, restraint or prohibition restraining, enjoining or otherwise prohibiting consummation of the acquisition, the scheme, the merger or the other transactions contemplated by the Transaction Agreement;

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceedings seeking any stop order;

•

all authorizations necessary or reasonably deemed appropriate by Perrigo in any jurisdiction for or in respect of the acquisition, the merger, or the acquisition or the proposed acquisition of any shares or other securities in, or control of, Elan by any member of the wider Perrigo group having been obtained on terms and conditions and in a form reasonably satisfactory to Perrigo, and all such authorizations necessary or reasonably deemed appropriate by Perrigo to carry on the business of any member of the wider Elan group or wider Perrigo group in any jurisdiction having been obtained and remaining in full force and effect (in each case, where such matters would reasonably be expected to be material and adverse to the wider Elan group taken as a whole, or the wider Perrigo group, taken as a whole); and

•	the Transaction Agreement having not been terminated in accordance with its terms.

In addition, Perrigo’s and Elan’s obligation to effect the acquisition is conditioned, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards; and

•	the performance by the other party of its obligations and covenants under the Transaction Agreement in all material respects.

The acquisition is conditional upon the scheme becoming effective and unconditional by not later than April 29, 2014, which may be extended pursuant to the Transaction Agreement (the “End Date”) (or such earlier date as may be required by the Panel, or such later date as Perrigo and Elan may, with the consent of the Panel (if required), agree and the High Court may allow (if required)).

As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a member state under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting. The scheme will lapse if it is not effective on or prior to the End Date.

The merger is conditioned only upon the prior consummation and implementation of the Scheme of Arrangement and acquisition. See “The Transaction Agreement—Conditions to the Completion of the Acquisition and the Merger” beginning on page [—] of this joint proxy statement/prospectus.

Regulatory Approvals Required (Page [—])

Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the transactions cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and all applicable waiting periods have expired or been terminated.

On August 16, 2013, each of Perrigo and Elan filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The FTC terminated the waiting period under the HSR Act as of September 12, 2013. The termination of the waiting period has satisfied a condition to the effective time of the acquisition.

Although Perrigo and Elan derive revenues in other jurisdictions where merger or acquisition control filings or approvals may be required, Perrigo and Elan do not believe that other pre-closing merger control approvals are required. If nevertheless any jurisdiction in which Perrigo or Elan conducts its operations asserts jurisdiction over the Transaction Agreement, the acquisition or the scheme, and the failure to obtain antitrust or merger control law clearance in such jurisdiction could reasonably be expected to be material to New Perrigo following the consummation of the acquisition and the merger, obtaining regulatory clearance in that jurisdiction will be a condition to consummating the transaction. Perrigo may, in whole or in part, waive the conditions to consummation of the transactions that relate to the receipt of approvals in any relevant jurisdiction as described above (other than the United States), subject to certain requirements.

Conditions Imposed by Agencies

Applicable antitrust or competition law authorities may require the imposition of certain conditions on the transactions in connection with obtaining antitrust or merger control law clearances. Should such conditions require Perrigo or Elan (or any of their respective subsidiaries) to take any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting business in any specified manner) that would individually or in the aggregate reasonably be expected to result in a material adverse effect on the business, operations or financial condition of New Perrigo, Perrigo and/or Elan may decide not to accept such conditions. While the parties do not believe that conditions resulting in a material adverse effect on New Perrigo are likely to be imposed and do not believe any antitrust or competition law authority would seek to prevent the transactions from closing, there can be no assurances that the applicable antitrust or merger control law authorities will not seek to impose restrictions that may adversely impact the benefits expected to be achieved from the transaction, including, but not limited to, a prohibition on consummation.

Irish Court Approvals

The Scheme of Arrangement requires the approval of the Irish High Court, which involves an application by Elan to the Irish High Court to sanction the scheme. The Irish High Court must also confirm the reduction of capital of Elan that would be effected by EGM Resolution #2, which is a necessary step in the implementation of the scheme.

The creation of distributable reserves of New Perrigo, which involves a reduction of all of New Perrigo’s share premium, also requires the approval of the Irish High Court, but obtaining such approval is not a condition to the acquisition. See “Creation of Distributable Reserves of New Perrigo”.

Termination of the Transaction Agreement (Page [—])

The Transaction Agreement may be terminated at any time prior to the effective time of the transactions:

•	by either Elan or Perrigo if:

•	the Court Meeting or the EGM shall have been completed and the Court Meeting resolution or the EGM resolutions, as applicable, shall not have been approved by the requisite majorities; or

•	the special meeting of Perrigo stockholders shall have been completed and the Perrigo stockholder approval shall not have been obtained;

•	by either Elan or Perrigo if the effective time of the transactions shall not have occurred by 11:59 p.m., Irish time, on the End Date;

•	by either Elan or Perrigo if the High Court declines or refuses to sanction the scheme, unless both parties agree that the decision of the High Court should be appealed;

•

by either Elan or Perrigo if any law or injunction enacted, issued, promulgated, enforced or entered by a relevant authority shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the acquisition or the merger and such law or injunction shall have become final and non-appealable;

•

by Elan, if Perrigo shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (1) would result in a failure of certain closing conditions and (2) is not reasonably capable of being cured by the then applicable End Date or, if curable, is not cured within 30 days following Elan’s delivery of written notice to Perrigo of such breach or failure to perform;

•

by Perrigo, if Elan shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (1) would result in a failure of certain closing conditions and (2) is not reasonably capable of being cured by the then applicable End Date or, if curable, is not cured within 30 days following Perrigo’s delivery of written notice to Elan of such breach or failure to perform;

•

by Perrigo, in the event that an Elan Change of Recommendation (as defined in “The Transaction Agreement—Covenants and Agreements” beginning on page [—] of this joint proxy statement/prospectus) shall have occurred;

•

by Elan, in the event that a Perrigo Change of Recommendation (as defined in “The Transaction Agreement—Covenants and Agreements” beginning on page [—] of this joint proxy statement/prospectus) shall have occurred;

•

by Elan, in order to enter into an agreement providing for an Elan Superior Proposal (as defined in “The Transaction Agreement—Covenants and Agreements” beginning on page [—] of this joint proxy statement/prospectus); or

•	by mutual written consent of Elan and Perrigo.

Reverse Termination Fee (Page [—])

The Transaction Agreement provides that if the Transaction Agreement is terminated by Elan following a Perrigo Change of Recommendation, then Perrigo shall promptly pay to Elan a reverse termination fee of approximately $169 million. See “The Transaction Agreement—Reverse Termination Payment” beginning on page [—] of this joint proxy statement/prospectus.

Expenses Reimbursement Agreement (Page [—])

Concurrently with the execution of the Transaction Agreement, Elan and Perrigo entered into an expenses reimbursement agreement (the “Expenses Reimbursement Agreement”), the terms of which have been consented to by the Panel for purposes of Rule 21.2 of the Irish Takeover Rules. Under the Expenses Reimbursement Agreement, Elan has agreed to reimburse all documented, specific and quantifiable third-party costs and expenses incurred by Perrigo in connection with the acquisition upon the termination of the Transaction Agreement in specified circumstances. The maximum gross amount payable by Elan to Perrigo pursuant to the Expenses Reimbursement Agreement is an amount equal to one percent (1%) of the total value attributable to the entire issued share capital of Elan, or approximately $84.4 million.

See “Expenses Reimbursement Agreement” beginning on page [—] of this joint proxy statement/prospectus.

Financing Relating to the Transaction (Page [—])

Bridge Credit Agreements

On July 28, 2013, New Perrigo entered into (i) a 364-day debt bridge loan credit agreement (the “Debt Bridge Credit Agreement”) among New Perrigo as borrower, the lenders from time to time party thereto, Barclays Bank PLC, as Administrative Agent and HSBC Bank USA, N.A., as Syndication Agent, and (ii) a 60-day cash bridge loan credit agreement (the “Cash Bridge Credit Agreement” and, together with the Debt Bridge Credit Agreement, the “Bridge Credit Agreements”) among New Perrigo as borrower, the lenders from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and HSBC Bank USA, N.A., as Syndication Agent. The Debt Bridge Credit Agreement and the Cash Bridge Credit Agreement provided that, Barclays Bank PLC and HSBC Bank USA, N.A. will provide New Perrigo, respectively, with senior unsecured debt financing in an aggregate principal amount of up to $2.65 billion and senior unsecured cash financing in an aggregate principal amount of up to $1.7 billion in each case to finance, in part, the cash component of the acquisition consideration, the repayment of certain existing indebtedness of Perrigo and to pay certain transaction expenses (including in connection with hedging obligations) in connection with the transaction. Effective September 6, 2013, New Perrigo terminated the $1.0 billion tranche 2 commitments under the Debt Bridge Credit Agreement. The $1.65 billion tranche 1 commitments under the Debt Bridge Credit Agreement remain outstanding.

Permanent Credit Agreements

On September 6, 2013, New Perrigo entered into (i) a term loan credit agreement (the “Term Loan Credit Agreement”) among New Perrigo, the lenders from time to time party thereto, Barclays Bank PLC, as Administrative Agent, HSBC Bank USA, N.A., as Syndication Agent and the other agents party thereto from time to time and (ii) a revolving credit agreement (the “Revolving Credit Agreement” and, together with the Term Loan Credit Agreement, the “Permanent Credit Agreements) among New Perrigo, the lenders and issuing banks from time to time party thereto, Barclays Bank PLC, as Administrative Agent, HSBC Bank USA, N.A., as Syndication Agent, and the other agents party thereto from time to time. Under the Term Loan Credit Agreement, the lenders will provide New Perrigo with senior unsecured cash financing in two tranches. The tranche 1 loans are in the aggregate principal amount of up to $300.0 million and the tranche 2 loans are in the aggregate principal amount of up to $700.0 million. The Revolving Credit Agreement provides for borrowings thereunder up to $600.0 million, including subfacilities for letters of credit and swing line facilities.

New Perrigo will use the proceeds from the borrowings under the Permanent Credit Agreements (a) to repay existing indebtedness of Perrigo on or prior to 60 days following the consummation of the transactions, (b) to finance in part the transactions and to pay fees and expenses in connection therewith (including in connection with hedging obligations), (c) for general corporate purposes and working capital, and (d) for additional acquisitions.

The closing date of the Bridge Credit Agreements and the Permanent Credit Agreements is conditioned on, among other things, the consummation of the transactions, accession of Perrigo and certain subsidiaries of Perrigo as guarantors, and absence of certain events of defaults under the Bridge Credit Agreements and the Permanent Credit Agreements.

On or prior to the effective time of the acquisition, New Perrigo may seek to refinance certain outstanding indebtedness of Perrigo including its current term loan, private placement notes and existing public bonds and to replace the commitments under the Debt Bridge Credit Agreements with new indebtedness (including indebtedness under the Permanent Credit Agreements and which may include debt securities) that may be incurred by New Perrigo, Perrigo or any of their subsidiaries. As of the date of this joint proxy statement/prospectus, the Permanent Credit Agreements are effective and New Perrigo and Perrigo are in further discussions with various financing sources with a view to entering into agreements that will make funds available on or prior to the closing of the acquisition to fund the amounts described above. The final terms (including interest rate and maturity) of any debt securities or any new credit facilities or other aspects of the refinancing plan are still under discussion with financing sources and will depend on market and other conditions existing at the time Perrigo seeks to obtain any such financing. Any commitments to provide financing may be subject to certain conditions (including the closing of the acquisition). There can be no assurances regarding the outcome or the terms of our financing plans. However, the consummation of the transactions is not conditioned upon the receipt of any such financings.

For a complete description of the financing relating to the transaction, see also “Financing Relating to the Transaction” beginning on page [—] of this joint proxy statement/prospectus.

Accounting Treatment of the Transaction (Page [—])

Perrigo will account for the acquisition pursuant to the Transaction Agreement and will use the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Perrigo will be the accounting acquiror. Perrigo will measure the Elan assets acquired and Elan liabilities assumed at their fair values, including net tangible and identifiable intangible assets as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares (Page [—])

As a result of the transaction, the holders of shares of Perrigo common stock will become holders of New Perrigo ordinary shares and their rights will be governed by Irish law (instead of the Michigan Business Corporation Act, as amended (the “MBCA”)) and by the memorandum and articles of association of New Perrigo (instead of Perrigo’s Amended and Restated Articles of Incorporation and Restated Bylaws). The current memorandum and articles of association of New Perrigo will be amended and restated prior to the effective time of the acquisition in substantially the form as set forth in Annex D to this joint proxy statement/prospectus. Following the transaction, former Perrigo stockholders may have different rights as New Perrigo shareholders than they had as Perrigo stockholders. Material differences between the rights of stockholders of Perrigo and the rights of shareholders of New Perrigo include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder suits, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. For a summary of the material differences between the rights of Perrigo stockholders and New Perrigo shareholders, see “Description of New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares (Page [—])

As a result of the transactions, the holders of Elan ordinary shares will become holders of New Perrigo ordinary shares and their rights will be governed by the memorandum and articles of association of New Perrigo instead of Elan’s memorandum and articles of association. The current memorandum and articles of association of New Perrigo will be amended and restated prior to the effective time of the acquisition in substantially the form as set forth in Annex D to this joint proxy statement/prospectus. Following the transaction, former Elan shareholders may have different rights as New Perrigo shareholders than they had as Elan shareholders. Material differences between the rights of New Perrigo shareholders following the transactions and the rights of Elan shareholders before the transactions include, among other things, differences with respect to the board of directors, shareholders rights plans and financial assistance. For a summary of the material differences between the rights of Elan shareholders and New Perrigo shareholders, see “Description of New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus you should consider carefully the following risk factors, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements”. You should also read and consider the risks associated with the business of Perrigo and the risks associated with the business of Elan because these risks will also affect New Perrigo. The risks associated with the business of Perrigo can be found in the Perrigo Annual Report on Form 10-K for the fiscal year ended June 29, 2013, which is incorporated by reference into this joint proxy statement/prospectus. The risks associated with the business of Elan can be found in the Elan Annual Report on Form 20-F for the fiscal year ended December 31, 2012 which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information”.

Risks Relating to the Transaction

The number of New Perrigo ordinary shares that Elan shareholders will receive as a result of the acquisition will be based on a fixed exchange ratio. The value of the New Perrigo ordinary shares that Elan shareholders receive could be different than at the time Elan shareholders vote to approve the scheme.

At the effective time of the acquisition, Elan shareholders (other than Perrigo or any of its nominees) will receive (i) $6.25 in cash and (ii) 0.07636 of a New Perrigo ordinary share for each Elan ordinary share or Elan ADS they hold. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Perrigo as compared to a holder of shares of Elan, please see “Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus. The number of New Perrigo ordinary shares that Elan shareholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of either shares of Perrigo common stock or Elan ordinary shares.

The market value of the New Perrigo ordinary shares that Elan shareholders will be entitled to receive when the acquisition is completed could vary significantly from the market value of shares of Perrigo common stock on the date of this joint proxy statement/prospectus or the date of the Elan special meetings. Because the exchange ratio will not be adjusted to reflect any changes in the market value of shares of Perrigo common stock or Elan ordinary shares, such market price fluctuations may affect the value that Elan shareholders will receive at the effective time of the acquisition. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Perrigo or Elan, market assessments of the likelihood that the transactions will be completed, the timing of the transaction, regulatory considerations, general market and economic conditions and other factors. Shareholders are urged to obtain current market quotations for shares of Perrigo common stock and Elan ordinary shares. See “Comparative Per Share Market Price Data and Dividend Information” beginning on page [—] of this joint proxy statement/prospectus for additional information on the market value of shares of Perrigo common stock and Elan ordinary shares.

Perrigo and Elan must obtain required approvals and governmental and regulatory consents to consummate the transaction, which, if delayed, not granted or granted with unacceptable conditions, may delay or jeopardize the consummation of the acquisition or the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the transaction.

The transactions are subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals of Perrigo stockholders and Elan shareholders, the effectiveness of the registration statement, the approval of the Scheme of Arrangement by the Irish High Court and the expiration or termination of applicable waiting periods under the HSR Act, and the relevant approvals under the antitrust, competition and foreign investment laws of certain foreign countries under which filings or approvals are or may be required.

The governmental agencies from which the parties will seek certain of these approvals and consents have broad discretion in administering the governing regulations. Perrigo and Elan can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the transaction, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of New Perrigo’s business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the effective time of the transactions or reduce the anticipated benefits of the transactions. Further, no assurance can be given that the required shareholder approvals will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If Perrigo and Elan agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the transaction, these requirements, limitations, costs, divestitures or restrictions could adversely affect New Perrigo’s ability to integrate Perrigo’s operations with Elan’s operations and/or reduce the anticipated benefits of the transaction. This could result in a failure to consummate the transactions or have a material adverse effect on New Perrigo’s business and results of operations.

The Transaction Agreement contains provisions that restrict Elan’s ability to pursue alternatives to the transactions and, in specified circumstances, could require Elan to reimburse certain of Perrigo’s expenses.

Under the Transaction Agreement, Elan is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person. Elan may terminate the Transaction Agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including a determination by the Elan board of directors (after consultation with Elan’s financial advisors and legal counsel) that such proposal is more favorable to the Elan shareholders than the transactions, and such a termination would result in Elan being required to reimburse certain of Perrigo’s expenses under the Expenses Reimbursement Agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Elan from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher value than the value of the scheme consideration.

The Transaction Agreement contains provisions that restrict Perrigo’s ability to pursue alternatives to the transactions and, in specified circumstances, could require Perrigo to pay to Elan a termination fee.

Under the Transaction Agreement, Perrigo is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person. Perrigo may not terminate the Transaction Agreement in order to enter into an agreement with respect to a superior proposal. If the Transaction Agreement is terminated by Elan following the board of directors of Perrigo changing its recommendation to the Perrigo stockholders to adopt the Transaction Agreement, Perrigo will be required to pay Elan an amount equal to approximately $169 million. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Perrigo from considering or proposing that acquisition.

Failure to consummate the transactions could negatively impact the share price and the future business and financial results of Perrigo and/or Elan.

If the transactions are not consummated, the ongoing businesses of Perrigo and/or Elan may be adversely affected and, without realizing any of the benefits of having consummated the transaction, Perrigo and/or Elan will be subject to a number of risks, including the following:

•	Perrigo and/or Elan will be required to pay costs and expenses relating to the proposed transactions;

•	if the Transaction Agreement is terminated under specified circumstances, Elan may be obligated to reimburse certain expenses of Perrigo, in an amount up to approximately $84 million;

•	if the Transaction Agreement is terminated under specified circumstances, Perrigo may be required to pay to Elan a termination fee equal to approximately $169 million;

•

matters relating to the transactions (including integration planning) may require substantial commitments of time and resources by Perrigo management and Elan management, which could otherwise have been devoted to other opportunities that may have been beneficial to Perrigo or Elan, as the case may be;

•

the Transaction Agreement restricts Perrigo and Elan, without the other party’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the merger and the acquisition occur or the Transaction Agreement terminates. These restrictions may prevent Perrigo and Elan from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the merger and the acquisition or termination of the Transaction Agreement; and

•

Perrigo and/or Elan also could be subject to litigation related to any failure to consummate the transactions or related to any enforcement proceeding commenced against Perrigo and/or Elan to perform their respective obligations under the Transaction Agreement.

If the transactions are not consummated, these risks may materialize and may adversely affect Perrigo and/or Elan’s business, financial results and share price.

Perrigo’s and Elan’s directors and executive officers will have interests in the transactions that may be different from, or in addition to, the interests of Perrigo’s stockholders and Elan’s shareholders generally.

In considering the recommendations of the Perrigo and Elan boards of directors with respect to the Transaction Agreement, you should be aware that Perrigo’s and Elan’s executive officers and directors will have interests in the proposed transactions in addition to interests they might have as shareholders. For Perrigo’s executive officers and directors, these interests include the right to receive a payment for the Section 4985 excise tax that will be imposed on them as a result of the closing of the transactions and ongoing indemnification. For Elan’s executive officers and directors, these interests include accelerated vesting and cash-out of their Elan stock options, accelerated vesting and cash-out of their other Elan share-based awards, the right of some executive officers to receive change in control severance payments and benefits pursuant to employment agreements with Elan or Elan’s severance plans and the eligibility of some executive officers to receive completion bonuses in connection with the closing of the acquisition. See “The Transactions—Interests of Certain Persons in the Transaction” beginning on page [—] of this joint proxy statement/prospectus for a full description of these interests. You should consider these interests in connection with your vote on the related proposals.

While the transactions are pending, Perrigo and Elan will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the transactions on employees, customers and suppliers may have an adverse effect on Perrigo and Elan and, consequently, on New Perrigo. These uncertainties may impair Perrigo’s and Elan’s ability to attract, retain and motivate key personnel until the merger and the acquisition are consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Perrigo and Elan to seek to change existing business relationships with Perrigo and Elan. Employee retention may be particularly challenging during the pendency of the transactions because employees may experience uncertainty about their future roles with New Perrigo. If, despite Perrigo’s and Elan’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with New Perrigo, New Perrigo’s business could be seriously harmed.

Risks Relating to the Businesses of the Combined Company

We may not realize all of the anticipated benefits of the transactions or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses.

Our ability to realize the anticipated benefits of the transactions will depend, to a large extent, on our ability to integrate the Perrigo and Elan businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating the business practices and operations of Perrigo and Elan. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected by us. Our failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the transactions could cause an interruption of, or a loss of momentum in, the activities of New Perrigo and could adversely affect New Perrigo’s results of operations.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of Perrigo with that of Elan;

•	difficulties in the integration of operations and systems; and

•	difficulties in managing the expanded operations of a significantly larger and more complex company.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of New Perrigo. In addition, even if the operations of the businesses of Perrigo and Elan are integrated successfully, we may not realize the full benefits of the transactions, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Or, additional unanticipated costs may be incurred in the integration of the businesses of Perrigo and Elan. All of these factors could cause dilution to the earnings per share of New Perrigo, decrease or delay the expected accretive effect of the transactions, and negatively impact the price of New Perrigo’s ordinary shares. As a result, we cannot assure you that the combination of the Perrigo and Elan businesses will result in the realization of the full benefits anticipated from the transactions.

New Perrigo will incur direct and indirect costs as a result of the transaction.

New Perrigo will incur costs and expenses in connection with and as a result of the transaction. These costs and expenses include professional fees to comply with Irish corporate and tax laws and financial reporting requirements, costs and expenses incurred in connection with holding a majority of the meetings of the New Perrigo board of directors and certain executive management meetings in Ireland, as well as any additional costs New Perrigo may incur going forward as a result of its new corporate structure. These costs may exceed the costs historically borne by Perrigo and Elan.

Perrigo’s and Elan’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what New Perrigo’s financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Perrigo and Elan and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The assets and liabilities of Elan have been measured at fair value based on various preliminary estimates using assumptions that Perrigo management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. The pro forma financial data is based on a preliminary purchase price allocation, and the actual allocation of the purchase price will be performed only after the completion of the business combination. Accordingly, the actual financial condition and results of operations of the combined company following the business combination may not be consistent with, or evident from, this pro forma financial information.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect New Perrigo’s financial condition or results of operations following the closing. Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Accounting policies of New Perrigo and acquisition accounting rules may materially vary from those of Elan. Any changes in assumptions, estimates, or financial statement classifications may be material and have a material adverse effect on the assets, liabilities or future earnings of the new combined consolidated company. Any potential decline in New Perrigo’s financial condition or results of operations may cause significant variations in the share price of New Perrigo. Please see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—] of this joint proxy statement/prospectus.

We will need to raise additional funds in order to consummate the refinancing of certain existing indebtedness upon the closing of the acquisition which may not be available on acceptable terms or at all.

New Perrigo and Perrigo may not be able to obtain reasonable financing terms in connection with the refinancings it expects to undertake in connection with the acquisition.

In connection with the acquisition, New Perrigo and Perrigo expects to refinance all or a portion of Perrigo’s outstanding indebtedness and incur additional indebtedness. New Perrigo and Perrigo may not be able to refinance Perrigo’s existing indebtedness or obtain additional financing on similar terms, as credit markets may be uncertain and potentially volatile. New Perrigo may be required to incur indebtedness with terms less favorable than its existing indebtedness in order to complete the acquisition, which could have a material adverse effect on New Perrigo’s ability to execute its business strategy and its results of operations. New Perrigo has entered into certain bridge facilities in connection with the acquisition. To the extent these bridge facilities are drawn upon, New Perrigo would be required to quickly refinance such indebtedness, further enhancing the foregoing risks. If New Perrigo is unable to refinance the bridge facilities, it may also be required to sell certain assets to repay those facilities, which may not occur on favorable terms and may negatively impact its business plans.

In addition, any refinancing activities New Perrigo undertakes or the incurrence of additional indebtedness may result in changes to New Perrigo’s credit ratings, which could also adversely affect its cost of financing. Similarly, a change in New Perrigo’s credit rating could limit its ability to refinance maturing liabilities and access the capital markets to meet liquidity needs in the future. Lastly, the refinancing activities New Perrigo may undertake in connection with the acquisition are expected to result in changes to its capital structure. For example, Perrigo may redeem outstanding notes and/or issue new notes, including convertible notes. These transactions may occur prior to the completion of the acquisition and remain in place regardless of whether the acquisition is completed which may have a material adverse impact on New Perrigo’s results of operations, cash flow and liquidity. The acquisition and the related financings are subject to certain regulatory filings and conditions. Any unforeseen changes or delays in the regulatory requirements may impact the timing or New Perrigo’s ability to complete the required actions within the terms of its agreements.

The Internal Revenue Service (the “IRS”) may not agree with the conclusion that New Perrigo is expected to be treated as a foreign corporation for U.S. federal tax purposes following the transaction.

Although New Perrigo will be incorporated in Ireland, the IRS may assert that it should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal tax purposes pursuant to section 7874 of the Code. For U.S. federal tax purposes, a corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation. Because New Perrigo is an Irish incorporated entity, it would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes.

For New Perrigo to be treated as a foreign corporation for U.S. federal tax purposes under section 7874, either (i) the former stockholders of Perrigo must own (within the meaning of section 7874) less than 80% (by both vote and value) of New Perrigo stock by reason of holding shares in Perrigo (the “ownership test”) or (ii) New Perrigo must have substantial business activities in Ireland after the transactions (taking into account the activities of New Perrigo’s expanded affiliated group). The Perrigo stockholders are expected to own less than 80% (by both vote and value) of the shares in New Perrigo after the transactions by reason of their ownership of shares of Perrigo stock. As a result, under current law, New Perrigo is expected to be treated as a foreign corporation for U.S. federal tax purposes. We cannot assure you that the IRS will agree with the position that the ownership test is satisfied, however. There is limited guidance regarding the section 7874 provisions, including the application of the ownership test.

Please see “Certain Tax Consequences of the Transactions—U.S. Federal Income Tax Considerations—Tax Consequences of the Transactions to Perrigo and New Perrigo—U.S. Federal Income Tax Classification of New Perrigo as a Result of the Transaction” beginning on page [—] of this joint proxy statement/prospectus for a full discussion of the application of section 7874 of the Code to the transaction.

Section 7874 of the Code likely will limit Perrigo’s and its U.S. affiliates’ ability to utilize their U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the transactions or certain specified transactions for a period of time following the transaction.

Following the acquisition of a U.S. corporation by a foreign corporation, section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions as more fully described in “Certain Tax Consequences of the Transactions—U.S. Federal Income Tax Considerations—Tax Consequences of the Transactions to Perrigo and New Perrigo—Potential Limitation on the Utilization of Perrigo’s (and its U.S. Affiliates’) Tax Attributes” beginning on page [—] of this joint proxy statement/prospectus. Based on the limited guidance available, Perrigo currently expects that following the transaction, this limitation will apply and as a result, Perrigo currently does not expect that it or its U.S. affiliates will be able to utilize their U.S. tax attributes to offset their U.S. taxable income, if any, resulting from certain specified taxable transactions. Please see “Certain Tax Consequences of the Transactions—U.S. Federal Income Tax Considerations—Tax Consequences of the Transactions to Perrigo and New Perrigo—Potential Limitation on the Utilization of Perrigo’s (and its U.S. Affiliates’) Tax Attributes” beginning on page [—] of this joint proxy statement/prospectus.

Future changes to the international tax laws could adversely affect New Perrigo.

Under current law, New Perrigo is expected to be treated as a foreign corporation for U.S. federal tax purposes. However, changes to the inversion rules in section 7874 could adversely affect New Perrigo’s status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application to New Perrigo, Perrigo, their respective stockholders, shareholders and affiliates, and/or the transaction. In addition, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have an adverse effect on New Perrigo.

Moreover, the U.S. Congress, the Organisation for Economic Co-operation and Development and other Government agencies in jurisdictions where New Perrigo and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting”, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the U.S. and other countries in which New Perrigo and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect New Perrigo.

New Perrigo will seek Irish High Court approval of the creation of distributable reserves. New Perrigo expects this will be forthcoming but cannot guarantee this.

Under Irish law, dividends may only be paid and share repurchases and redemptions must generally be funded only out of “distributable reserves”, which New Perrigo will not have immediately following the closing. The creation of distributable reserves of New Perrigo by means of a reduction in capital requires the approval of the Irish High Court and, in connection with seeking such court approval, we are seeking the approval of Perrigo stockholders and Elan shareholders. The approval of the Irish High Court is expected within 15 weeks following the closing. New Perrigo is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves by means of a reduction in capital; however, the issuance of the required order is a matter for the discretion of the Irish High Court. There will also be no guarantee that the approvals by Perrigo stockholders and Elan shareholders will be obtained. In the event that distributable reserves of New Perrigo are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as the group has created sufficient distributable reserves from its trading activities.

Even if the creation of distributable reserves is approved, a number of factors may limit our ability to pay dividends in the future.

As already noted, New Perrigo’s ability to pay dividends will be limited by the availability of distributable reserves. Although distributable reserves can be created by means of a reduction in capital, the ongoing availability of distributable reserves will depend on whether New Perrigo has, on an individual entity basis, “profits available for distribution” (within the meaning of the Irish Companies Acts). Accordingly, even if the creation of distributable reserves is approved by Perrigo and Elan shareholders and by the Irish High Court, the future generation of additional distributable reserves cannot be guaranteed. New Perrigo is a holding company that does not expect to conduct any business operations of its own. As a result, New Perrigo will be dependent on cash dividends and distributions and other transfers from its subsidiaries in order to pay dividends to the New Perrigo shareholders. Any future determination to declare dividends will be made at the discretion of the New Perrigo board of directors, subject to compliance with applicable laws (including the Irish Companies Acts) and covenants under current or future credit facilities, which may restrict or limit New Perrigo’s ability to pay dividends. Such determination will also depend on New Perrigo’s financial condition, results of operations, capital requirements, general business conditions and other factors that the New Perrigo board of directors may deem relevant.

The New Perrigo ordinary shares to be received by Perrigo stockholders and Elan shareholders in connection with the transactions will have different rights from the shares of Perrigo common stock and the Elan ordinary shares.

Upon completion of the merger and the acquisition, Perrigo stockholders and Elan shareholders will become New Perrigo shareholders and their rights as shareholders will be governed by New Perrigo’s memorandum and articles of association and Irish law. The rights associated with each of the shares of Perrigo common stock and Elan ordinary shares are different than the rights associated with New Perrigo ordinary shares. Material differences between the rights of stockholders of Perrigo before the transactions and the rights of shareholders of New Perrigo following the transactions include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder suits, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. Material differences between the rights of New Perrigo shareholders following the transactions and the rights of Elan shareholders before the transactions include, among other things, differences with respect to the board of directors, shareholders rights plans and financial assistance. See “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

As a result of different shareholder voting requirements in Ireland relative to Michigan, New Perrigo will have less flexibility with respect to certain aspects of capital management than Perrigo currently has.

Under Michigan law, Perrigo’s directors may issue, without stockholder approval, any shares of common or preferred stock authorized by its articles of incorporation that are not already issued.

Under Irish law, the authorized share capital of New Perrigo can be increased by an ordinary resolution of its shareholders and the directors may issue new ordinary or preferred shares up to a maximum amount equal to the authorized but unissued share capital, without shareholder approval, once authorized to do so by the articles of association of New Perrigo or by an ordinary resolution of the New Perrigo shareholders. Additionally, subject to specified exceptions, Irish law grants statutory preemption rights to existing shareholders to subscribe for new issuances of shares for cash, but allows shareholders to authorize the waiver of the statutory preemption rights by way of special resolution with respect to any particular allotment of shares. Accordingly, New Perrigo’s articles of association contain, as permitted by Irish company law, a provision authorizing the board to issue new shares for cash without offering preemption rights. The authorization of the directors to issue shares and the authorization of the waiver of the statutory preemption rights must both be renewed by the shareholders at least every five years, and Perrigo cannot provide any assurance that these authorizations will always be approved, which could limit New Perrigo’s ability to issue equity and thereby adversely affect the holders of New Perrigo securities. While Perrigo does not believe that the differences between Michigan law and Irish law relating to New Perrigo’s capital management will have an adverse effect on New Perrigo, situations may arise where the flexibility Perrigo now has under Michigan law would have provided benefits to New Perrigo shareholders that will not be available under Irish law. Please see “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

Following the effective time of the transactions, a future transfer of your New Perrigo ordinary shares, other than by means of the transfer of book-entry interests in The Depository Trust Company (“DTC”), may be subject to Irish stamp duty.

Transfers of New Perrigo ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. It is anticipated that the majority of New Perrigo ordinary shares will be traded through DTC by brokers who hold such shares on behalf of customers. However, if you hold your New Perrigo ordinary shares directly rather than beneficially through DTC, any transfer of your New Perrigo ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your shares. Please see “Certain Tax Consequences of the Transactions—Irish Tax Considerations—Stamp Duty” beginning on page [—] of this joint proxy statement/prospectus.

In certain limited circumstances, dividends paid by New Perrigo may be subject to Irish dividend withholding tax.

In certain limited circumstances, dividend withholding tax (currently at a rate of 20%) may arise in respect of dividends, if any, paid on New Perrigo ordinary shares. A number of exemptions from dividend withholding tax exist such that shareholders resident in the United States and shareholders resident in the other countries listed in Annex I attached to this joint proxy statement/prospectus may be entitled to exemptions from dividend withholding tax (the “Relevant Territories”).

Please see “Certain Tax Consequences of the Transactions—Irish Tax Considerations—Withholding Tax on Dividends” beginning on page [—] of this joint proxy statement/prospectus and, in particular, please note the requirement to complete certain dividend withholding tax forms in order to qualify for many of the exemptions.

Shareholders resident in the United States that hold their shares through DTC will not be subject to dividend withholding tax provided the addresses of the beneficial owners of such shares in the records of the brokers holding such shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by New Perrigo).

U.S. resident shareholders in New Perrigo that hold their shares outside of DTC will not be subject to dividend withholding tax provided the beneficial owners of such shares have furnished either (i) a completed and valid IRS Form W-9 or (ii) a completed and valid dividend withholding tax form and IRS Form 6166, to New Perrigo’s transfer agent or their brokers (and such brokers have further transmitted the relevant information to New Perrigo’s transfer agent) to confirm their U.S. residence.

Former Elan shareholders who are resident in the U.S. and who hold their shares in New Perrigo will be able to rely on their IRS Form W-9 previously filed with Elan or its transfer agent in respect of their Elan shareholdings. A valid IRS Form W-9 can be relied on until such expiry date as is specified by the Irish Revenue Commissioners.

New Perrigo shareholders resident in other Relevant Territories will not be subject to dividend withholding tax provided the beneficial owners of such shares have furnished completed and valid dividend withholding tax forms to New Perrigo’s transfer agent or qualifying intermediary or their brokers (and such brokers have further transmitted the relevant information to New Perrigo’s transfer agent or qualifying intermediary). Former Elan shareholders resident in other Relevant Territories who hold New Perrigo shares will be able to rely on forms previously filed with Elan or Elan’s transfer agent or qualifying intermediary and to receive dividends without such withholding tax, if such forms have not expired.

However, other shareholders may be subject to dividend withholding tax, which could adversely affect the price of your shares. Please see “Certain Tax Consequences of the Transactions—Irish Tax Considerations—Withholding Tax on Dividends” beginning on page [—] of this joint proxy statement/prospectus.

After the transaction, dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.

Shareholders entitled to an exemption from Irish dividend withholding tax on dividends received from New Perrigo will not be subject to Irish income tax in respect of those dividends, unless they have some connection with Ireland other than their shareholding in New Perrigo (for example, they are resident in Ireland). Shareholders who are not resident nor ordinarily resident in Ireland but who are not entitled to an exemption from Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends which suffer dividend withholding tax. Please see “Certain Tax Consequences of the Transactions—Irish Tax Considerations—Income Tax on Dividends Paid on New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

New Perrigo ordinary shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of New Perrigo ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because New Perrigo ordinary shares will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. Please see “Certain Tax Consequences of the Transactions—Irish Tax Considerations—Capital Acquisitions Tax” beginning on page [—] of this joint proxy statement/prospectus.

It is recommended that each stockholder or shareholder consult his or her own tax advisor as to the tax consequences of holding shares in and receiving dividends from New Perrigo.

SELECTED HISTORICAL FINANCIAL DATA OF PERRIGO

The selected historical financial data and selected historical balance sheet data set out below as of and for the fiscal years ended June 27, 2009 through June 29, 2013 are derived from Perrigo’s audited consolidated financial statements for the fiscal years then ended. The information set forth below is a summary that should be read together with the historical audited consolidated financial statements of Perrigo and the related notes thereto as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report on Form 10-K for the year ended June 29, 2013 previously filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

	Fiscal Year
(in millions, except per share amounts)	2013(1)(2)	2012(1)(3)	2011(1)	2010(4)(5)	2009(4)(6)
Statement of Income Data:
Net sales	$3,539.8	$3,173.2	$2,755.0	$2,268.2	$2,005.6
Cost of sales	2,259.8	2,077.7	1,810.2	1,521.9	1,408.5

Gross profit	1,280.0	1,095.6	944.9	746.2	597.1

Operating expenses
Distribution	47.5	39.1	34.7	28.3	24.1
Research and development	115.2	105.8	89.3	83.5	76.8
Selling and administration	426.3	372.7	329.7	270.0	231.8
Write-off of in-process research and development	9.0	—	—	19.0	0.3
Restructuring	2.9	8.8	1.0	9.5	14.6

Total	600.9	526.4	454.7	410.3	347.6

Operating income	679.1	569.2	490.2	335.9	249.5
Interest, net	65.8	60.7	42.3	28.4	27.0
Other expense (income), net	0.9	(3.5)	(2.7)	(1.2)	1.1
Losses on sales of investments	4.7	—	—	—	—
Investment impairment	—	—	—	—	15.1

Income from continuing operations before income taxes	607.7	512.0	450.5	308.7	206.3
Income tax expense	165.8	119.0	110.0	84.2	63.5

Income from continuing operations	441.9	392.9	340.6	224.4	142.8
Income (loss) from discontinued operations, net of tax	—	8.6	(1.4)	(0.6)	2.7

Net income	$441.9	$401.6	$339.2	$223.8	$145.5

Basic earnings from continuing operations per share	$4.71	$4.22	$3.69	$2.46	$1.55
Diluted earnings from continuing operations per share	$4.68	$4.18	$3.64	$2.42	$1.53
Basic earnings per share	$4.71	$4.31	$3.67	$2.45	$1.58
Diluted earnings per share	$4.68	$4.27	$3.63	$2.41	$1.55
Weighted average shares outstanding:
Basic	93.9	93.2	92.3	91.4	92.2
Diluted	94.5	94.1	93.5	92.8	93.6
Dividends declared per share	$0.3500	$0.3100	$0.2725	$0.2425	$0.2150

(1)	See Item 7 of the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Perrigo’s Annual Report on Form 10-K for the year ended June 29, 2013.
(2)	Includes the results of operations for Fera Pharmaceuticals, LLC, Velcera Inc., Rosemont Pharmaceuticals Ltd., Cobrek Pharmaceuticals, Inc. and Sergeant’s Pet Care Products, Inc., for the two weeks, three, five, six and nine months ended June 29, 2013, respectively.

(3)	Includes the results of operations for Paddock Laboratories, Inc., and CanAm Care, LLC for the eleven and six months ended June 30, 2012, respectively.
(4)	Financial data has been retrospectively adjusted due to the voluntary change in accounting principle to eliminate a one-month reporting lag for Perrigo’s foreign subsidiaries.
(5)	Includes the results of operations for Orion Laboratories Pty Ltd and PBM Holdings, Inc. for the four and two months ended June 26, 2010, respectively.
(6)	Includes the results of operations for J.B. Laboratories, Inc. and Laboratorios Diba, S.A. for the nine months ended June 27, 2009 and for Unico Holdings, Inc. for the eight months ended June 27, 2009.

(in millions, except per share amounts)	June 29, 2013	June 30, 2012	June 25, 2011	June 26, 2010(1)	June 27, 2009(1)
Balance Sheet Data:
Cash, cash equivalents, and current portion of investment securities	$779.9	$602.5	$310.1	$110.3	$317.6
Restricted cash	—	—	—	400.0	400.0
Working capital, excluding cash and current portion of investment securities	707.6	540.7	462.7	367.9	303.9
Property and equipment, net	681.4	578.4	507.3	448.6	352.3
Goodwill and other indefinite-lived intangible assets	1,174.1	820.1	644.9	618.0	267.5
Other intangible assets, net	1,157.6	729.3	567.6	587.0	210.5
Total assets	5,350.8	4,024.0	3,189.2	3,109.0	2,422.1
Long-term debt, less current portion	1,927.8	1,329.2	875.0	935.0	875.0
Shareholders’ equity	2,332.6	1,852.6	1,531.0	1,093.9	916.7

(1)	Financial data has been retrospectively adjusted due to the voluntary change in accounting principle to eliminate a one-month reporting lag for Perrigo’s foreign subsidiaries.

SELECTED HISTORICAL FINANCIAL DATA OF ELAN

Elan derived (i) the selected historical financial data as of and for the fiscal years ended December 31, 2008 through December 31, 2012 from its historical audited consolidated financial statements and related notes for the fiscal years then ended and (ii) the selected historical financial data as of and for the six months ended June 30, 2013 and 2012 from its unaudited condensed consolidated financial statements and related notes for the periods then ended. The information set forth below is a summary that should be read together with the historical audited consolidated financial statements of Elan and the related notes thereto as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Elan’s Annual Report on Form 20-F/A for the year ended December 31, 2012, as amended, previously filed with the SEC and incorporated by reference into this joint proxy statement/prospectus, as well as the unaudited condensed consolidated financial statements and related notes thereto for the six month period ended June 30, 2013 contained in Elan’s report on Form 6-K furnished with the SEC on August 20, 2013 and incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
(in millions, except per share amounts)	2013	2012	2012	2011	2010	2009	2008
Statement of Operations Data:
Continuing Operations:
Total revenue	$56.5	$—	$0.2	$4.0	$44.1	$112.8	$141.5
Costs and expenses:
Cost of sales (excluding amortization and impairment of intangible assets)	—	0.2	0.2	0.8	12.2	42.5	45.0
Selling, general and administrative	54.8	62.2	112.6	105.2	122.2	142.4	151.6
Restructuring (income) / costs	116.2	1.9	168.9	24.3	259.1	31.0	25.2
Research and development	41.4	50.0	93.9	105.7	126.9	201.4	223.3
Amortization of intangible assets	0.6	1.1	2.1	3.1	3.6	15.7	16.9
Impairment of intangible assets	—	—	—	—	—	30.6	—
Net gain on divestment of business					(1.0)	(108.7)	—
(Gain) on sale of assets	—	—	—	—	—	—	—
Nat charge on debt retirement	140.2	—	76.1	47.0	3.0	24.4	—
Net loss on equity method investments	29.2	50.2	221.8	81.1	26.0	—	—
Net investment (gains)/losses	—	—	1.2	(2.6)	(12.8)	(2.4)	22.3
Interest expense, net	13.6	29.2	56.6	104.9	118.4	137.9	132.0

Income before taxes	(339.5)	(194.8)	(733.2)	(465.5)	(613.5)	(402.0)	(474.8)
Provision for (benefit from) income taxes	(14.9)	(30.1)	(360.5)	(12.0)	(52.2)	(8.5)	(234.9)

Net loss from continuing operations	(324.6)	(164.7)	(372.7)	(453.5)	(561.3)	(393.5)	(239.9)

Discontinued Operations:
Total revenue	344.0	576.6	1,202.6	1,242.0	1,125.6	1,000.2	858.7

Net income from discontinued operations	2,676.6	104.4	235.3	1,014.0	236.6	217.3	168.9

Total Operations:
Net income/(loss)	2,352.0	(60.3)	(137.4)	560.5	(324.7)	(176.2)	(71.0)

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
(in millions, except per share amounts)	2013	2012	2012	2011	2010	2009	2008
Per Share Data:
Continuing Operations—earnings / (loss) per ordinary share—basic and diluted	$(0.57)	$(0.28)	$(0.63)	$(0.77)	$(0.96)	$(0.78)	$(0.51)

Discontinued Operations—earnings / (loss) per ordinary share—basic and diluted	$4.73	$0.18	$0.40	$1.73	$0.40	$0.43	$0.36
Total Operations—earnings / (loss) per ordinary share—basic and diluted	$4.16	$(0.10)	$(0.23)	$0.95	$(0.56)	$(0.35)	$(0.15)

Basic and diluted weighted average shares outstanding basic continuing, discontinued and total operations	565.8	591.3	592.4	587.6	584.9	506.8	473.5
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,918.3	$626.4	$431.3	$271.7	$422.5	$836.5	$375.3
Total assets	2,250.0	1,704.4	1,640.2	1,753.8	2017.5	2,337.8	1,867.6
Total debt	—	615.8	600.0	615.0	1,270.4	1,532.1	1,765.0
Shareholders’ (deficit) / equity	2,050.1	781.6	618.2	801.8	194.3	494.2	(232.2)

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma financial data (“selected pro forma data”) give effect to the acquisition of Elan by Perrigo. The selected pro forma data have been prepared using the acquisition method of accounting under U.S. GAAP, under which the assets and liabilities of Elan will be recorded by Perrigo at their respective fair values as of the date the acquisition is completed. The selected Unaudited Pro Forma Condensed Combined Balance Sheet data as of June 29, 2013 gives effect to the transaction as if it had occurred on June 29, 2013. The selected Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended June 29, 2013 gives effect to New Perrigo’s results of operations as if the transaction had occurred on July 1, 2012.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (“pro forma statements”) of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma statements. In addition, the pro forma statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of both Perrigo and Elan for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this joint proxy statement/prospectus for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of the acquisition.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations

(In millions, except for per share data)	Year ended June 29, 2013 (Unaudited Pro Forma Combined)
Continuing operations
Net sales	$3,596.5
Net loss	$(288.5)
Loss per share—basic	$(2.17)
Loss per share—diluted	$(2.17)
Weighted-average shares outstanding—basic	133.0
Weighted-average shares outstanding—diluted	133.0

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

(In millions)	As of June 29, 2013 (Unaudited Pro Forma Combined)
Total assets	$12,551.1
Total liabilities	$5,233.1
Total shareholders’ equity	$7,318.0

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this joint proxy statement/prospectus and the documents incorporated into it by reference that refer to Perrigo’s, Elan’s and/or New Perrigo’s estimated or anticipated future results or other nonhistorical facts are forward-looking statements that reflect Perrigo’s, Elan’s and/or New Perrigo’s perspective of existing trends and information as of the date made. Forward- looking statements generally will be accompanied by words such as “anticipate”, “believe”, “plan”, “could”, “should”, “estimate”, “expect”, “forecast”, “outlook”, “guidance”, “intend”, “may”, “might”, “will”, “possible”, “potential”, “predict”, “project”, or other similar words, phrases or expressions. It is important to note that New Perrigo’s, Perrigo’s and/or Elan’s goals and expectations are not predictions of actual performance. Actual results may differ materially from New Perrigo’s, Perrigo’s or Elan’s current expectations depending upon a number of factors affecting Perrigo’s business, Elan’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful close of, the transaction; subsequent integration of Perrigo’s and Elan’s businesses and the ability to recognize the anticipated synergies and benefits of the transaction; the receipt of required regulatory approvals for the transactions (including the approval of antitrust authorities necessary to complete the acquisition); the diversion of management time on transaction-related issues; market acceptance of, and the anticipated size of the markets and continued demand for Perrigo’s products and Tysabri®, in which Elan owns a royalty participation; the impact of competitive products and pricing; access to available financing (including financing for the acquisition) on a timely basis and on reasonable terms; maintaining a position in the Standard & Poor’s 500; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on commercially reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government or regulatory investigations (including, without limitation, such matters disclosed in the periodic reports of Perrigo and Elan); periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Perrigo’s facilities, products and/or businesses and Elan’s facilities, Tysabri® (in which Elan owns a royalty participation) and/or businesses; changes in the laws and regulations, affecting among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Perrigo’s consolidated tax liabilities; the loss of key senior management or scientific staff; delays in qualifying any manufacturing facilities that produce Perrigo’s products or Tysabri®, in which Elan owns a royalty participation, production or regulatory problems with either Perrigo’s own manufacturing facilities or those of third party manufacturers, packagers or active pharmaceutical ingredient suppliers upon whom Perrigo may rely for some of its products or upon whom Biogen Idec. Inc. (“Biogen”) may rely for Tysabri®, or other disruptions within Perrigo’s supply chain or the Tysabri® supply chain; the ability to manage the growth of Perrigo’s or Elan’s businesses by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; and such other risks and uncertainties detailed in Elan’s and Perrigo’s periodic public filings with the SEC, including but not limited to Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013, Elan’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012, and from time to time in Elan’s and Perrigo’s other investor communications. Except as expressly required by law, New Perrigo, Perrigo and Elan disclaim any intent or obligation to update or revise these forward-looking statements.

PART 1—THE TRANSACTIONS AND THE SPECIAL MEETINGS

THE SPECIAL MEETING OF PERRIGO’S STOCKHOLDERS

Overview

This joint proxy statement/prospectus is being provided to Perrigo stockholders as part of a solicitation of proxies by the Perrigo board of directors for use at the special meeting of Perrigo stockholders and at any adjournments of such meeting. This joint proxy statement/prospectus is being furnished to Perrigo stockholders on or about [—], 2013. In addition, this joint proxy statement/prospectus constitutes a prospectus for New Perrigo in connection with the issuance by New Perrigo of ordinary shares to be delivered to Perrigo stockholders in connection with the transaction. This joint proxy statement/prospectus provides Perrigo stockholders with information they need to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Perrigo Special Meeting

Perrigo will hold a special meeting of stockholders on [—], 2013, at [—] (local time), at [—].

Attendance

Only Perrigo stockholders on the Perrigo record date or persons holding a written proxy for any stockholder or account of Perrigo as of the Perrigo record date may attend the Perrigo special meeting. Proof of stock ownership is necessary to attend. Registered Perrigo stockholders who plan to attend the special meeting may obtain admission tickets at the registration desk prior to the special meeting. Perrigo stockholders whose shares are registered in the name of a broker, bank or other nominee may attend the special meeting by writing to the Corporate Secretary, Perrigo Company, 515 Eastern Avenue, Allegan, Michigan, 49010, U.S.A., or by bringing certification of ownership, such as a driver’s license or passport and proof of ownership as of the Perrigo record date, to the Perrigo special meeting. The use of cameras, cell phones, PDAs and recording equipment will be prohibited at the Perrigo special meeting.

Proposals

At the special meeting, Perrigo stockholders will vote upon proposals to:

•	adopt the Transaction Agreement and approve the merger;

•	approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme;

•	approve, on a non-binding, advisory basis, specified compensatory arrangements between Perrigo and its named executive officers relating to the transaction;

•	re-approve the performance goals in the Perrigo Company Annual Incentive Plan;

•	approve the amendment and restatement of the Perrigo Company 2008 Long-Term Incentive Plan; and

•

adjourn the special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Transaction Agreement, (ii) to provide to Perrigo stockholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Perrigo stockholders voting at the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of shares of Perrigo common stock as of the close of business on [—], 2013, the record date for the Perrigo special meeting, will be entitled to notice of, and to vote at, the Perrigo special meeting or any adjournments thereof. On the Perrigo record date, there were [—] shares of Perrigo common stock outstanding, held by [—] holders of record. Each outstanding Perrigo share is entitled to one vote on each proposal and any other matter properly coming before the Perrigo special meeting.

Quorum

The stockholders present in person or by proxy holding a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the Perrigo special meeting. Perrigo’s inspector of election intends to treat as “present” for these purposes, stockholders who have submitted properly executed or transmitted proxies that are marked “abstain”.

Vote Required; Recommendation of the Perrigo Board of Directors

Proposal to Adopt the Transaction Agreement and Approve the Merger

Perrigo stockholders are considering and voting on a proposal to adopt the Transaction Agreement and approve the merger. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the transaction. In particular, you are directed to the Transaction Agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The approval and adoption of the Transaction Agreement requires the affirmative vote of holders of a majority of the shares of Perrigo common stock outstanding and entitled to vote on the Transaction Agreement proposal. Because the vote required to approve this proposal is based upon the total number of outstanding shares of Perrigo common stock entitled to vote, abstentions and failures to vote will have the same effect as a vote against the Transaction Agreement proposal.

The board of directors of Perrigo recommends that you vote “FOR” the approval and adoption of the Transaction Agreement.

Proposal to Create Distributable Reserves of New Perrigo

Perrigo stockholders are considering and voting on a proposal to reduce the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the creation of distributable reserves. See “Creation of Distributable Reserves of New Perrigo”.

Approval of the proposal to reduce all of the share premium of New Perrigo and to create distributable reserves requires the affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting. Because the vote required to approve this proposal is based upon the total number of shares of Perrigo common stock represented in person or by proxy, abstentions will have the same effect as a vote against this proposal but failures to vote will not have the same effect as a vote against the proposal. Approval of this proposal is not a condition to the completion of the transactions and whether or not this proposal is approved will have no impact on the completion of the transaction.

The board of directors of Perrigo recommends that you vote “FOR” the proposal to create distributable reserves.

Proposal to Approve, on a Non-Binding, Advisory Basis, Specified Compensatory Arrangements Between Perrigo and its Named Executive Officers Relating to the Transaction

Perrigo stockholders are considering and voting on a proposal to approve, on a non-binding, advisory basis, specified compensatory arrangements between Perrigo and its named executive officers relating to the transaction.

Approval of the proposal to approve, on a non-binding, advisory basis, specified compensatory arrangements between Perrigo and its named executive officers relating to the transactions as disclosed in the section of this joint proxy statement/prospectus captioned “Perrigo Stockholder Vote on Specified Compensatory Arrangements—Golden Parachute Compensation” beginning on page [—] of this joint proxy statement/prospectus requires the affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting, although such vote will not be binding on Perrigo. Because the vote required to approve this proposal is based upon the total number of shares of Perrigo common stock represented in person or by proxy, abstentions will have the same effect as a vote against this proposal.

The board of directors of Perrigo recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, specified compensatory arrangements between Perrigo and its named executive officers relating to the transaction.

Proposal to Re-Approve the Performance Goals in the Perrigo Company Annual Incentive Plan

Perrigo stockholders are considering and voting on a proposal to re-approve the performance goals in the Perrigo Company Annual Incentive Plan.

Approval of the proposal to re-approve the performance goals in the Perrigo Company Annual Incentive Plan requires the affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting. Because the vote required to approve this proposal is based upon the total number of shares of Perrigo common stock represented in person or by proxy, abstentions will have the same effect as a vote against this proposal.

The board of directors of Perrigo recommends that you vote “FOR” the proposal to re-approve the performance goals in the Perrigo Company Annual Incentive Plan.

Proposal to Approve the Amendment and Restatement of the Perrigo Company 2008 Long-Term Incentive Plan

Perrigo stockholders are considering and voting on a proposal to approve the amendment and restatement of the Perrigo Company 2008 Long-Term Incentive Plan.

Approval of the proposal to approve the amendment and restatement of the Perrigo Company 2008 Long-Term Incentive Plan requires the affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting. Because the vote required to approve this proposal is based upon the total number of shares of Perrigo common stock represented in person or by proxy, abstentions will have the same effect as a vote against this proposal.

The board of directors of Perrigo recommends that you vote “FOR” the proposal to approve the amendment and restatement of the Perrigo Company 2008 Long-Term Incentive Plan.

Proposal to Adjourn the Special Meeting

Perrigo stockholders may be asked to vote on a proposal to adjourn the special meeting, or any adjournments thereof, if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Transaction Agreement and approve the merger, (ii) to provide to Perrigo stockholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Perrigo stockholders voting at the special meeting.

Approval of the Perrigo adjournment proposal requires the affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting, whether or not a quorum is present. Because the vote required to approve this proposal is based upon the total number of shares of Perrigo common stock represented in person or by proxy, abstentions will have the same effect as a vote against this proposal but failures to vote will not have the same effect as a vote against the proposal.

The board of directors of Perrigo recommends that you vote “FOR” the Perrigo adjournment proposal.

Share Ownership and Voting by Perrigo’s Officers and Directors

As of the Perrigo record date, the Perrigo directors and executive officers had the right to vote approximately [—] shares of Perrigo common stock, representing approximately [—]% of the shares of Perrigo common stock then outstanding and entitled to vote at the meeting. It is expected that the Perrigo directors and executive officers who are stockholders of Perrigo will vote “FOR” the proposal to adopt the Transaction Agreement and approve the merger, “FOR” the proposal to create distributable reserves of New Perrigo, “FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Perrigo and its named executive officers relating to the transactions as disclosed in the section of this joint proxy statement/prospectus captioned “The Transactions—Interests of Certain Persons in the Transactions—Perrigo—Golden Parachute Compensation” beginning on page [—] of this joint proxy statement/prospectus, and “FOR” the Perrigo adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Voting Your Shares

Perrigo stockholders may vote in person at the special meeting or by proxy. Perrigo recommends that you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the special meeting.

If you own shares in your own name, you are considered, with respect to those shares, the “stockholder of record”. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”.

If you are a Perrigo stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Transaction Agreement, to create distributable reserves of New Perrigo, to approve the advisory proposal regarding the specified compensatory arrangements between Perrigo and its named executive officers relating to the transactions and to adjourn the special meeting.

Perrigo stockholders may also vote over the Internet at www.investorquote.com/PRGO or by telephone at 1-800-652-VOTE (8683) by close of business on the day immediately preceding the Perrigo special meeting. Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Voting Shares Held in Street Name

If your shares are held in an account through a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this joint proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee.

If you do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the Perrigo special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of shares of Perrigo common stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present in person or represented by proxy at the Perrigo special meeting.

Revoking Your Proxy

If you are a Perrigo stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	timely delivering a written revocation letter to the Secretary of Perrigo;

•	timely submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person.

Attendance at the Perrigo special meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Costs of Solicitation

Perrigo will bear the cost of soliciting proxies from its stockholders, except that the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to both Elan’s shareholders and Perrigo’s stockholders will be borne and discharged one half by Elan and one half by Perrigo.

Perrigo will solicit proxies by mail. In addition, the directors, officers and employees of Perrigo may solicit proxies from its stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Perrigo will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of shares of Perrigo common stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

Perrigo has engaged a professional proxy solicitation firm, Georgeson, Inc., to assist in soliciting proxies. Georgeson, Inc. will receive customary compensation for its services, including a base fee of $25,000 and additional fees based on the number of telephone solicitations made and other additional shareholder services provided. In addition, Perrigo will reimburse Georgeson, Inc., for its reasonable disbursements.

Perrigo stockholders should not send in their stock certificates with their proxy cards.

As described on page [—] of this joint proxy statement/prospectus, Perrigo stockholders of record will be sent materials for exchanging shares of Perrigo common stock shortly after the effective time of the merger.

Other Business

Perrigo is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the Perrigo special meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Perrigo board of directors may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding Perrigo’s special meeting, please contact Georgeson, Inc., the proxy solicitation agent for Perrigo, by mail at 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey 07310, U.S.A. Georgeson, Inc. may be contacted by phone at +1 (800) 267-4403 or by email at perrigo@georgeson.com.

THE SPECIAL MEETINGS OF ELAN’S SHAREHOLDERS

Overview

This joint proxy statement/prospectus is being provided to Elan shareholders and to Elan ADS holders as part of a solicitation of proxies by the Elan board of directors for use at the special meetings of Elan shareholders and at any adjournments of such meetings. This joint proxy statement/prospectus is being furnished to Elan shareholders and to Elan ADS holders on or about [—], 2013. This joint proxy statement/prospectus provides Elan shareholders and Elan ADS holders with information they need to be able to vote or instruct their vote to be cast at the special meetings.

Date, Time & Place of the Elan Special Meetings

Elan will convene the Court Meeting on [—], 2013, at [—] (local time) at [—], Ireland. Elan will convene the EGM on [—], 2013 at [—] (local time) at the same location, or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting.

Attendance

Attendance at the Court Meeting and the EGM is limited to holders of Elan shares as at close of business on [—], 2013 (the “Elan Voting Record Date”). Please indicate on the enclosed proxy card if you plan to attend the Elan special meetings. If your shares are held through a bank, broker or other nominee and you would like to attend, you will need to bring to the meeting a letter from the bank, broker or other nominee confirming beneficial ownership of the Elan shares as of the Elan Voting Record Date for the meetings. Any beneficial holder who plans to vote at either meeting must also obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy.

Holders and beneficial owners of Elan ADSs will not be able to attend the special meetings in person and to vote the Elan shares represented by their Elan ADSs at the special meetings, unless they present their Elan ADSs to Citibank, N.A., the depositary for the Elan ADSs (the “Elan ADS Depositary”), for cancellation prior to [—], 2013 and become holders of Elan shares prior to the Elan Voting Record Date.

Proposals

Court Meeting: Elan shareholders and Elan ADS holders (other than Perrigo or any of its affiliates) are being asked to consider and vote on a proposal at the Court Meeting to approve the Scheme of Arrangement. The merger and the acquisition are conditioned on approval of this proposal.

EGM: Elan shareholders and Elan ADS holders are also being asked to consider and vote on a proposal at the EGM to approve the Scheme of Arrangement, in addition to certain other proposals as set forth in the EGM resolutions described below.

The first three EGM resolutions relate to the approval of the Scheme of Arrangement and of actions required to be taken in connection with the scheme—specifically, both the cancellation of the shares of Elan that are not already owned by New Perrigo or its affiliates and the subsequent allotment and issuance of new shares of Elan to New Perrigo in exchange for the scheme consideration. The fourth EGM resolution relates to the memorandum and articles of association of Elan. The first part of the fourth resolution would ensure that Elan can enter into a scheme of arrangement pursuant to its memorandum of association. The second part of the fourth resolution would ensure that the holders of any ordinary shares of Elan issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Perrigo for the scheme consideration. The merger and the acquisition are conditioned on approval of EGM resolutions 1 through 4.

•

EGM Resolution #1: To approve the Scheme of Arrangement and authorize the directors of Elan to take all such actions as they consider necessary or appropriate for carrying the Scheme of Arrangement into effect.

•	EGM Resolution #2: To approve the cancellation of any Elan ordinary shares in issue prior to 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme.

•	EGM Resolution #3: To authorize the directors of Elan to allot and issue new Elan shares, fully paid up, to New Perrigo in connection with effecting the scheme.

•

EGM Resolution #4: To amend the memorandum and the articles of association of Elan so that, respectively, (i) Elan may enter into a scheme of arrangement; and (ii) any ordinary shares of Elan that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Perrigo for the scheme consideration.

The merger and the acquisition are not conditioned on approval of the remaining EGM resolutions. The fifth EGM resolution relates to the creation of distributable reserves of New Perrigo, which are required under Irish law in order for New Perrigo to be able to pay dividends and repurchase or redeem shares after the transaction.

•

EGM Resolution #5: To approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme.

Elan shareholders and Elan ADS holders are also being asked to vote on the following proposal to adjourn the EGM:

•

EGM Resolution #6: To adjourn the EGM, or any adjournments thereof, to another time and place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the scheme of arrangement, or the other resolutions set out at 2 through 5 above, (ii) to provide to Elan shareholders any supplement or amendment to this joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Elan shareholders voting at the EGM.

Record Date; Outstanding Ordinary Shares; Ordinary Shares Entitled to Vote

Only holders of Elan ordinary shares at the Elan Voting Record Date will be entitled to notice of, and to vote at, the Elan special meetings or any adjournments thereof.

Each outstanding Elan share (other than, in the case of the Court Meeting, those held by Perrigo or any of its affiliates) is entitled to one vote on each proposal and any other matter properly coming before the Elan special meetings.

Holders and beneficial owners of Elan ADSs as of 5:00 p.m. (New York City time) on [—], 2013 (the “Elan ADS Voting Record Date”), will have the opportunity to instruct the Elan ADS Depositary to vote the Elan shares represented by the Elan ADSs they hold as of the Elan ADS Voting Record Date at the Elan special meetings, by phone, via the Internet and by voting instructions card. Such voting instructions will need to be received by the Elan ADS Depositary prior to 10:00 a.m. (New York City time) on [—], 2013. Elan or the Elan ADS Depositary will distribute, or cause to be distributed, to holders and beneficial owners of Elan ADSs of the Elan ADS Voting Record Date a notice that details the manner in which voting instructions may be provided to the Elan ADS Depositary.

Each outstanding Elan ADS is entitled to one vote for every Elan ADS held as of the Elan ADS Voting Record Date.

Quorum

At least three persons present in person and representing, in person or by proxy, more than one third of the total issued voting rights of Elan’s ordinary shares will constitute a quorum for each of the Elan special meetings. Abstentions are considered present for purposes of determining a quorum.

Ordinary Share Ownership and Voting by Elan’s Directors and Officers

At [—], 2013, being the latest practicable date prior to the publication of this joint proxy statement/prospectus, the Elan directors and executive officers had beneficial ownership of [—] of the then-outstanding Elan ordinary shares, representing approximately [—]% of the Elan shares then outstanding and entitled to vote at the Court Meeting and the EGM. The Elan directors and executive officers who are shareholders of Elan intend to vote “FOR” the Scheme of Arrangement at the Court Meeting, “FOR” the Scheme of Arrangement at the EGM, “FOR” the cancellation of any Elan ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme, “FOR” the authorization of the directors of Elan to allot and issue new Elan shares, fully paid up, to New Perrigo in connection with effecting the scheme, “FOR” amendment of the memorandum and articles of association of Elan so that respectively (i) Elan may enter into a scheme of arrangement pursuant to its memorandum of association; and (ii) any ordinary shares of Elan that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Perrigo for the scheme consideration, “FOR” the proposal to approve the creation of distributable reserves, by reducing all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme and “FOR” the EGM adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Vote Required; Recommendation of the Elan Board of Directors

Court Meeting

Proposal to approve the Scheme of Arrangement: Elan shareholders and Elan ADS holders are being asked to vote on a proposal to approve the Scheme of Arrangement at both the Court Meeting and at the EGM. The vote required for such proposal is different at each of the meetings, however. As set out in full under the section entitled “Part 2—Explanatory Statement—Consents and Meetings”, the approval required at the Court Meeting is a majority in number of the Elan shareholders of record as of the Elan Voting Record Date casting votes on the proposal representing three-fourths (75 percent) or more in value of the Elan ordinary shares held by such holders, present and voting either in person or by proxy.

Because the vote required to approve the proposal at the Court Meeting is based on votes properly cast at the Court Meeting, and because abstentions are not considered votes in law, abstentions, along with failures to vote, will have no effect on such proposal.

The merger and the acquisition are conditioned on approval of the scheme at the Court Meeting.

The Elan board of directors recommends that Elan shareholders vote “FOR” the proposal to approve the Scheme of Arrangement at the Court Meeting.

In considering the recommendation of the board of directors of Elan, you should be aware that certain directors and executive officers of Elan will have interests in the proposed transactions that may be different from, or in addition to, those interests of Elan’s shareholders generally. See “The Transactions—Interests of Certain Persons in the Transactions—Elan” beginning on page [—] of this joint proxy statement/prospectus.

EGM

Set forth below is a table summarizing certain information with respect to the EGM Resolutions:

EGM Resolution #	Resolution	Ordinary or Special Resolution?	Transactions Conditioned on Approval of Resolution?
1	Approve the Scheme of Arrangement and authorize the directors of Elan to take all such actions as they consider necessary or appropriate for carrying the Scheme of Arrangement into effect.	Ordinary	Yes

2	Approve the cancellation of any Elan ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme.	Special	Yes

3	Authorize the directors of Elan to allot and issue new Elan shares, fully paid up, to New Perrigo in connection with effecting the scheme.	Ordinary	Yes

4	Amend the memorandum and the articles of association of Elan so that, respectively, (i) Elan may enter into a scheme of arrangement pursuant to its memorandum of association; and (ii) any ordinary shares of Elan that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Perrigo for the scheme consideration.	Special	Yes

5	Approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme.	Ordinary	No

6	Approve the EGM adjournment proposal.	Ordinary	No

At the EGM, the requisite approval of each of the EGM resolutions depends on whether it is an “ordinary resolution” (EGM resolutions 1, 3, 5 and 6), which requires the approval of the holders of at least a majority of the votes cast by the holders of Elan ordinary shares present and voting, either in person or by proxy, or a “special resolution” (EGM resolutions 2 and 4), which requires the approval of the holders of at least 75 percent of the votes cast by the holders of Elan ordinary shares present and voting, either in person or by proxy.

For all of the EGM resolutions, because the votes required to approve such resolutions are based on votes properly cast at the EGM, and because abstentions are not considered votes in law, abstentions, along with failures to vote, will have no effect on the EGM resolutions.

The Elan board of directors recommends that Elan shareholders and Elan ADS holders vote “FOR” the proposals to approve each of the EGM resolutions.

In considering the recommendations of the board of directors of Elan described above, you should be aware that certain directors and executive officers of Elan will have interests in the proposed transactions that may be different from, or in addition to, the interests of Elan’s shareholders generally. See “The Transactions—Interests of Certain Persons in the Transactions—Elan”.

Voting Your Elan Ordinary Shares and Elan ADSs

Elan shareholders as of the Elan Voting Record Date may vote by proxy or in person at the special meetings. Elan recommends that you submit your proxy even if you plan to attend the special meetings. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the special meetings.

If you own ordinary shares in your own name, you are considered, with respect to those shares, the “shareholder of record”. If your shares are held in a stock brokerage account or by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name”.

If you properly complete, sign, date and return your form of proxy, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the special meetings for which proxies have been properly submitted and not revoked. If you sign and return your form of proxy appointing the Chairman as your proxy but do not mark your card(s) to tell the proxy how to vote on a voting item, your shares will be voted with respect to such item in accordance with the recommendations of the Elan board of directors.

Forms of proxy, to be valid, must reach Elan’s Registrar, Computershare Services (Ireland) Limited, Heron House, Sandyford Industrial Estate, Dublin 18, Ireland not later than 10:00 a.m. (Irish time) on [—] 2013. If you are appointing someone other than the Chairman as your proxy, then you must fill in the details of your representative at the meeting in the box located underneath the wording “I/We hereby appoint the Chairman of the EGM OR the following person” (or words to that effect) on the Form of Proxy.

Alternatively, you may appoint a proxy electronically, by visiting the website of Elan’s Registrar at www.eproxyappointment.com. You will need your shareholder reference number and your PIN number, which can be found on the lower section of your form of proxy.

If you appoint the Chairman or another person as a proxy to vote on your behalf, please make sure to indicate how you wish your votes to be cast by ticking the relevant boxes on your form of proxy. If you do not indicate how you wish your proxy to vote (or where additional resolutions or procedural matters are put to the meeting) your proxy may vote or abstain as he or she sees fit.

Completing and returning a form of proxy will not preclude you from attending and voting at the meeting should you so wish.

Holders and beneficial owners of Elan ADSs as of 5:00 p.m. (New York City time) on [—], 2013, which is the Elan ADS Voting Record Date, will have the opportunity to instruct the Elan ADS Depositary to vote the Elan shares represented by the Elan ADSs they hold as of the Elan ADS Voting Record Date at the Elan special meetings, by phone, via the Internet and by voting instructions card. Elan or the Elan ADS Depositary will distribute, or cause to be distributed, to holders and beneficial owners of Elan ADSs of the Elan ADS Voting Record Date a notice that details the manner in which voting instructions may be provided to the Elan ADS Depositary by phone, by Internet and by mail. Such voting instructions will need to be received by the Elan ADS Depositary prior to 10:00 a.m. (New York City time) on [—], 2013. Holders and beneficial owners of Elan ADSs will not be able to attend the Elan special meetings in person and to vote the Elan shares represented by their Elan ADSs at the Elan special meetings, unless they present their Elan ADSs to the Elan ADS Depositary for cancellation prior to [—], 2013 and become holders of Elan shares prior to the Elan Voting Record Date for the Elan shares.

Voting Ordinary Shares or Elan ADSs Held in Street Name

If your shares or Elan ADSs are held in “street name” by a bank, broker or other nominee, you must instruct the bank, broker or other nominee how to vote your shares or Elan ADSs by following the instructions that the bank, broker or other nominee provides to you along with this joint proxy statement/prospectus. If you do not instruct your bank, broker or other nominee, your bank, broker or other nominee will generally not have the discretion to vote the shares or Elan ADSs.

Revoking Your Proxy

If you are an Elan shareholder of record, you may revoke your proxy at any time before it is voted at an Elan special meeting by:

•	timely delivering a valid later-dated proxy by mail;

•	timely delivering written notice that you have revoked your proxy to the secretary of Elan at the following address:

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

Attention: Corporate Secretary

•	timely submitting revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

•	attending the relevant Elan special meeting and voting by ballot in person.

Attendance at an Elan special meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

If you hold Elan ADSs, you must follow the instructions that the Elan ADS Depositary will provide to change or revoke your voting instructions. If you hold Elan ADSs through a bank, broker or other nominee, you must follow the instructions provided by your bank, broker or other nominee to change or revoke your voting instructions.

Costs of Solicitation

Elan will bear the cost of soliciting proxies from its shareholders, except that the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to both Elan’s shareholders and ADS holders and Perrigo’s stockholders will be borne and discharged one half by Elan and one half by Perrigo.

Elan will solicit proxies from holders of Elan ADSs by mail. In addition, the directors, officers and employees of Elan may solicit proxies from its shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Elan will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Elan ADSs held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

Elan has retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to Elan ADSs for a fee of approximately $25,000.

Other Business

Management of Elan does not know of any other matters to be brought before the special meetings except those set forth in the notice thereof. If other business is properly presented for consideration at the special meetings, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Adjournment; Postponement

Any adjournment or postponement of the Court Meeting will result in an adjournment or postponement, as applicable, of the EGM.

Assistance

If you need assistance in completing your proxy card or have questions regarding Elan’s special meetings:

•	If you hold Elan ordinary shares contact Computershare Investor Services (Ireland) Limited on the dedicated Shareholder Helpline number +353 1 447 5107 or see www.eproxyappointment.com.

•	If you hold Elan ADSs, contact Innisfree M&A Incorporated as follows:

Toll-free from the US and Canada: +1-877-750-9498

Free-phone from Ireland and the UK: +800-4664-7000

Call collect: +1 212-750-5833 (Banks, brokers and other nominees)

The above helplines will not provide advice on the merits of the Transaction Agreement or the transactions contemplated by the Transaction Agreement, including the scheme, or give any financial, investment, legal or taxation advice. For financial, investment, legal or taxation advice, you should consult your own financial, investment, legal or taxation advisor who, if you are based in Ireland, is authorised or exempted under the Investment Intermediaries Act 1995 of Ireland or the European Communities (Markets in Financial Instruments) Regulations (Nos 1 to 3) 2007 (as amended) of Ireland, or, who, if you are resident in the United Kingdom, is authorised under the Financial Services and Markets Act 2000 of the United Kingdom, or who, if you are resident outside of Ireland or the United Kingdom, is an appropriately authorised independent financial advisor under the laws of the applicable jurisdiction.

If your Elan shares or Elan ADSs are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee for additional information.

THE TRANSACTION

The Merger and the Acquisition

On July 28, 2013, Perrigo, Elan, New Perrigo, Foreign Holdco and MergerSub entered into the Transaction Agreement.

Subject to the terms and conditions of the Transaction Agreement, New Perrigo will acquire Elan by means of a Scheme of Arrangement, as described in this joint proxy statement/prospectus. A “scheme” or a “Scheme of Arrangement” is an Irish statutory procedure pursuant to the Companies Act 1963 under which the Irish High Court may approve, and thus bind, a company to an arrangement with some or all of its shareholders. The Scheme of Arrangement will be subject to the subsequent sanction of the Irish High Court. In the context of the acquisition, the scheme involves the cancellation of all of the shares of Elan which are not already owned by New Perrigo or any of its affiliates, and the payment by New Perrigo to the applicable shareholders in consideration of that cancellation. New shares of Elan are then issued directly to New Perrigo. At the effective time of the acquisition, the holders of Elan shares issued and outstanding immediately prior to the completion of the transactions (other than those held by Perrigo or any of its affiliates) will be entitled to receive (i) $6.25 in cash and (ii) 0.07636 of a New Perrigo ordinary share for each such Elan share. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Perrigo as compared to a holder of shares of Perrigo or Elan, please see “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares” and “Comparison of the Rights of Holders of Elan Shares and New Perrigo Ordinary Shares” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus. As a result of the transactions, based on the number of outstanding shares of Perrigo and Elan as of [—], 2013, former Elan shareholders are expected to hold approximately 29% of the New Perrigo ordinary shares after giving effect to the acquisition and the merger.

Conditioned only upon the prior consummation of the scheme, MergerSub, an indirect subsidiary of New Perrigo, will merge with and into Perrigo, the separate corporate existence of MergerSub will cease and Perrigo will continue as the surviving corporation. Pursuant to the Transaction Agreement, each outstanding share of Perrigo common stock will be cancelled and automatically converted into the right to receive one New Perrigo ordinary share from New Perrigo and $0.01 in cash. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Perrigo as compared to a holder of shares of Perrigo or Elan, please see “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares” and “Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus. Based on the number of outstanding shares of Perrigo and Elan as of [—], 2013, former Perrigo stockholders are expected to hold approximately 71% of the New Perrigo ordinary shares after giving effect to the acquisition and the merger.

As a result of the transactions, Elan and Perrigo will become wholly owned direct and indirect subsidiaries, respectively, of New Perrigo, whose ordinary shares are expected to be listed for trading on the NYSE and the TASE under the ticker symbol “PRGO”.

Perrigo reserves the right, subject to the prior written approval of the Panel, to effect the acquisition by way of a takeover offer under Irish law, as an alternative to the scheme, in the circumstances described in and subject to the terms of the Transaction Agreement. In such event, such takeover offer will be implemented on terms and conditions that are at least as favorable to Elan shareholders (except for an acceptance condition set at 90 percent of the nominal value of the Elan shares to which such offer relates and which are not already beneficially owned by Perrigo) as those which would apply in relation to the scheme, among other requirements.

Background to the Transactions

Royalty Pharma Offers to Acquire Elan

General Background. On February 6, 2013, Elan announced a transaction with its Tysabri® collaborator, Biogen Idec, Inc., under which Elan would transfer its remaining 50% interest in Tysabri® to Biogen in exchange for approximately $3.25 billion dollars and a royalty participation of 12% of Tysabri® net sales for the first full twelve months following the closing of the transaction, and thereafter 18% of annual Tysabri® net sales up to $2 billion and 25% of annual Tysabri® net sales in excess of $2 billion. The closing of the Tysabri® transaction was subject to receipt of necessary regulatory approvals and other customary closing conditions.

The Indicative Offer. On February 20, 2013, at the request of Royalty Pharma, a privately owned acquirer of royalty interests for pharmaceutical products which had verbally expressed to Elan executives in the Fall of 2012 an interest in acquiring Elan, Mr. Robert Ingram, Chairman of the Board of Elan, and Mr. John Given, Elan’s then interim General Counsel, met with Mr. Pablo Legorreta, Chief Executive Officer of Royalty Pharma, and two other Royalty Pharma executives. At that meeting, Royalty Pharma presented an indicative proposal to acquire the entire issued and to be issued share capital of Elan for $11.00 per share in cash. Later that day, Mr. Legorreta sent a letter to the Elan board of directors setting out the details of a potential offer to be made by Royalty Pharma to Elan shareholders to acquire the entire issued and to be issued share capital of Elan, including that, subject to a significant number of conditions, Royalty Pharma was prepared to offer $6.622 billion in cash for all of the issued and to be issued share capital of Elan, representing $11.00 per share in cash.

On February 22, 2013, Elan made a public announcement outlining the potential deployment of the $3.25 billion up-front payment to be received by Elan upon the closing of the Tysabri® transaction, including Elan’s intent to utilize $1.0 billion to institute a share repurchase program, with the specific method of the share repurchase to be detailed in a future announcement. Strategic transactions were being evaluated in detail by Elan well in advance of the February 20, 2013 meeting with representatives of Royalty Pharma and Royalty Pharma’s offer.

On February 25, 2013, Royalty Pharma issued a public announcement under the Irish Takeover Rules, which announced Royalty Pharma’s indicative proposal to make an offer to acquire Elan by paying Elan’s shareholders $11.00 per share in cash.

On the same day, Elan issued a public announcement acknowledging Royalty Pharma’s announcement regarding Royalty Pharma’s indicative proposal to acquire Elan. In its announcement, Elan referred to the heavily conditional nature of Royalty Pharma’s indication of interest and noted that Royalty Pharma’s announcement was highly opportunistic in its timing, in that it was made before Elan’s shareholders had been provided with the opportunity to assess and realize the full benefit of the Tysabri® transaction. Elan further stated that it would consider any credible proposal made by Royalty Pharma or any other party.

On March 8, 2013, Elan announced the specific terms of its previously announced $1.0 billion share repurchase program, which would be structured as a Dutch auction self-tender offer with a price range of $11.25 to $13.00 per share (which we refer to as the Elan Dutch Auction).

On April 2, 2013, the Tysabri® transaction with Biogen closed.

On April 12, 2013, Elan shareholders, at an Extraordinary General Meeting, or EGM, approved the Elan Dutch Auction as required by Irish law, with over 99% of the shares present voting in favor.

The Initial Offer. On April 15, 2013, Royalty Pharma announced its firm intention to make an offer (which we refer to as the Initial Offer) for the entire issued and to be issued share capital of Elan in accordance with Rule 2.5 of the Irish Takeover Rules, of: (a) $12.00 per Elan share (assuming a net cash right of $1.00, with “net cash right” referring to the right to receive up to an additional $1.00 per share depending on Elan’s net cash position), if the Elan Dutch Auction cleared at $11.75 or $12.00 per share, (b) at the tender offer clearing price (assuming a net cash right of $1.00), if the Elan Dutch Auction cleared at $11.25 or $11.50 per share, and (c) at $11.00 per Elan share (assuming a net cash right of $1.00), if the Elan Dutch Auction cleared at more than $12.00 per share.

On April 18, 2013, Elan announced that the Elan Dutch Auction had cleared at $11.25 per share.

On April 18, 2013, Royalty Pharma issued an announcement confirming that, in line with the terms of the Initial Offer announced on April 15, 2013 and the results of the Elan Dutch Auction, it would offer $10.25 per Elan share to the Elan shareholders, and a net cash right of between $0.00 and $1.00 based on calculations of Elan’s net cash.

On April 19, 2013, the Elan board of directors met and unanimously agreed to issue a statement rejecting the Royalty Pharma Offer as grossly undervaluing Elan. On April 22, 2013, Elan announced that its board had, with the assistance of its executive management team and its external financial and legal advisors, determined that the Initial Offer substantially undervalued Elan, and that the board unanimously recommended that shareholders reject the Initial Offer.

On May 2, 2013, Royalty Pharma formally issued the Initial Offer by posting the document containing the terms of the Initial Offer to Elan Shareholders and filing it with the SEC.

On May 13, 2013, Elan announced that it had entered into a $1.0 billion royalty participation agreement with Theravance, Inc. (“Theravance”), which we refer to as the Theravance Transaction.

On May 15, 2013, Elan formally issued its response to the Initial Offer (which we refer to as the First Response Document) by posting the First Response Document to Elan shareholders and filing it with the SEC. In the First Response Document, the Elan board of directors unanimously recommended that Elan shareholders reject the Initial Offer.

On May 20, 2013, Elan announced, among other things, (i) a $200 million share repurchase program (which we refer to as the Share Repurchase), (ii) that it had entered into an agreement to acquire 100% of AOP Orphan Pharmaceuticals, an Austrian company (which we refer to as the AOP Transaction), and (iii) that it had entered into an agreement to divest its ELND005 asset to an independent company (which we refer to as the ELND005 Transaction). Because Elan was in an “offer period” under the Irish Takeover Rules as a result of Royalty Pharma having made the Initial Offer, the consummation of each of the Theravance Transaction, the Share Repurchase, the AOP Transaction and the ELND005 Transaction (which we collectively refer to as the Transactions) required the approval of Elan shareholders at an EGM. Elan subsequently convened an EGM to vote on the Transactions on June 17, 2013.

The Increased Offer. On May 20, 2013, Royalty Pharma issued an announcement under the Irish Takeover Rules that it would increase its Initial Offer to acquire the entire issued and to be issued share capital of Elan to $12.50 in cash per share (which we refer to as the Increased Offer), and that the Increased Offer would be conditioned on Elan shareholders voting against each of the Theravance Transaction and the other transactions that Elan announced on May 20, 2013, including the ELND005 Transaction, the AOP Transaction, and the Share Repurchase.

On May 23, 2013, Royalty Pharma formally issued the Increased Offer by posting the document containing the terms of the Increased Offer to Elan shareholders and filing it with the SEC. The Increased Offer document provided that Royalty Pharma would “waive down”, or reduce, the acceptance threshold in the tender offer relating to the Increased Offer from 90% (as had been provided in the Initial Offer) to 50% plus one Elan share, subject to certain conditions.

On May 23, 2013, Elan announced that the Elan board of directors unanimously rejected the Increased Offer, which the board believed grossly undervalued Elan’s business platform and its future prospects.

On May 27, 2013, Elan issued a shareholders circular in connection with the EGM and the vote on the Transactions, in which the board restated its opinion that the Increased Offer substantially undervalued Elan and advised shareholders to reject the Increased Offer.

On May 28, 2013, Royalty Pharma issued an investor presentation highlighting alleged advantages of the Increased Offer, and issued an announcement and a presentation which encouraged Elan shareholders to vote against the Transactions at the EGM.

On May 29, 2013, Elan issued a presentation stating that the underlying value of Elan’s interest in Tysabri® was $11.85 per share (before deducting operating expenses), the upside was $17.15 per share (before deducting operating expenses), and the value of Elan’s cash holdings was $3.65 per share. As a result, Elan believed that the underlying value of Tysabri®, plus Elan’s cash holdings, was between $15.50 and $20.80 per share, before deducting operating expenses. Elan stated that Royalty Pharma’s Increased Offer of $12.50 per share undervalued these assets by up to $4.3 billion.

On May 30, 2013, Royalty Pharma issued a presentation outlining why it believed Elan’s valuation of Tysabri®, as set out in materials released by Elan on May 29, 2013, was too high.

On May 31, 2013, Elan issued a presentation explaining its views on the value of the proposed Transactions and presenting reasons Elan believed the Increased Offer substantially undervalued Elan.

On June 3, 2013, Elan formally issued its response to the Increased Offer (which we refer to as the Second Response Document) by posting the Second Response Document to Elan shareholders and filing it with the SEC. In the Second Response Document, the Elan board of directors reiterated that the board, after careful review and consideration and with the assistance of its executive management team as well as external financial and legal advisors, had determined that the Increased Offer substantially undervalued Elan.

The Further Increased Offer. On June 7, 2013, Royalty Pharma issued an announcement under the Irish Takeover Rules that it would further increase the Increased Offer to acquire the entire issued and to be issued share capital of Elan to (i) $13.00 in cash per share plus (ii) one contingent value right, or CVR, worth between $0 and $2.50 per share (which we refer to as the Further Increased Offer). A holder of a CVR would be entitled to the right to receive (1) $1.00 per CVR upon the approval by the U.S. Food and Drug Administration prior to December 31, 2017 for an expanded label for Tysabri®, (2) $0.75 per CVR upon the achievement of worldwide net sales of Tysabri® in any four full consecutive calendar quarters ending on or prior to December 31, 2015 greater than or equal to $2.6 billion, and (3) $0.75 per CVR upon the achievement of worldwide net sales of Tysabri® in any four full consecutive calendar quarters ending on or prior to December 31, 2017 greater than or equal to $3.1 billion. The Further Increased Offer continued to provide that the Further Increased Offer would lapse in the event that any of the Transactions were approved at the EGM.

At a meeting of the Elan board of directors on June 8, 2013, the board, in response to several unsolicited corporate enquiries, instructed its advisors to assess any and all strategic interest in Elan that reflected the intrinsic value of the totality of Elan’s business platform.

On June 10, 2013, Elan announced that its board of directors, after careful review and consideration and with the assistance of its executive management team and external financial and legal advisors, had rejected the Further Increased Offer. The Elan board of directors stated that the value gap between the underlying value of Elan and the totality of its business platform and the Further Increased Offer remained significant and that the Further Increased Offer continued to be wholly inadequate for Elan shareholders.

Also on June 10, 2013, Royalty Pharma formally issued the Further Increased Offer by posting the document containing the terms of the Further Increased Offer to Elan shareholders and filing it with the SEC.

On June 14, 2013, Elan announced that it was proceeding with a formal sale process in light of expressions of interest received by Elan. The announcement stated that Royalty Pharma would be invited to participate in the formal sale process if it so wished.

At an EGM held on June 17, 2013, the Elan shareholders approved the Share Repurchase. As a result, pursuant to the terms of the Further Increased Offer and the Irish Takeover Rules, the Further Increased Offer lapsed (and was required to be withdrawn by Royalty Pharma). Shareholders did not approve the Theravance Transaction, the AOP Transaction, or the ELND005 Transaction, and those transactions were not consummated.

The Formal Sale Process

The Elan board directed Citigroup Global Markets Inc. (together with its affiliate Citigroup Global Markets Limited, as appropriate, which we refer to as Citi) to take the lead role with respect to the formal sale process. Morgan Stanley & Co. International plc (which we refer to as Morgan Stanley), Ondra LLP (which we refer to as Ondra) and J&E Davy (which we refer to as Davy) were also retained to assist the Elan board in these efforts.

Following Elan’s June 14, 2013 announcement that it was proceeding with a formal sale process, Elan’s management team worked with Citi to compile a set of materials regarding Elan that would be distributed to strategic and financial parties to be identified by Citi and the other financial advisors and approved by the Elan board. These materials consisted of a non-disclosure agreement drafted by Elan’s Irish legal counsel, A&L Goodbody (which we refer to as ALG), and Elan’s U.S. legal counsel, Cadwalader, Wickersham & Taft LLP (which we refer to as Cadwalader), a letter outlining the process for any potential offer regarding a transaction, and an information package containing selected publicly available information concerning Elan and its business, assets and finances. Elan’s management also worked with its legal advisors and Citi to develop and populate an online data room that would be used in the sale process.

From June 18 to June 20, 2013, at the direction of the Elan board, Citi and Morgan Stanley contacted over a dozen potential buyers on behalf of Elan in order to solicit indications of interest with respect to a sale of Elan. As part of this targeted outreach, on June 18, 2013, Citi contacted Perrigo’s financial advisor, Barclays, as well as Perrigo’s President, Chief Executive Officer and Chairman, Joseph C. Papa, in order to invite Perrigo to participate in the formal sale process.

On June 21, 2013, Elan and Perrigo entered into a non-disclosure agreement with respect to the potential transaction. By the end of June, Elan, with the assistance of Citi and Elan’s legal advisors, negotiated and entered into non-disclosure agreements with four additional potential bidders. In accordance with the procedures outlined in the process letter, each potential purchaser that signed a non-disclosure agreement, including Perrigo, was granted access to the online data room containing due diligence information relating to Elan’s business and, from and after July 8, 2013, a proposed form of transaction agreement and related legal documentation to be executed by the winning bidder.

On June 21, 2013, Elan’s board of directors held a meeting at which Citi provided an update on the sale process. Citi informed the board of the parties that had entered into a non-disclosure agreement with Elan and had been provided with a copy of the process letter and information package. Citi then reviewed with the board the interested parties and their respective businesses, and commented on the initial discussions and impressions with respect to each of them.

From mid-June into July 2013, four potential bidders remained actively engaged in the auction process, reviewing documents in the online data room and engaging in due diligence calls and meetings with Citi, members of Elan management and Elan’s legal and tax advisors. These potential bidders included Perrigo and three other parties which we refer to as “Party A”, “Party B” and “Party C”. A fifth potential bidder, who we refer to as “Party D”, remained engaged in the auction process, but was less active than the other potential bidders.

Also in mid-June 2013, Perrigo retained Sullivan & Cromwell LLP (which we refer to as Sullivan & Cromwell) as its legal counsel.

On June 26, 2013, Perrigo retained Dillon Eustace as its legal counsel in Ireland.

From late June into early July 2013, Elan’s management participated in due diligence meetings with the potential bidders, and also gave “management presentations” to the potential bidders and their respective advisors with respect to topics such as Elan’s business and tax matters. On June 27 and June 28, 2013, members of Elan’s senior management and representatives from Citi met with members of Perrigo’s senior management and representatives from Barclays to discuss Elan’s business and prospects, including with respect to Tysabri® and Elan’s ELND005 program, and the potential synergies and commercial benefits that could result from the potential transaction. Also at these meetings on June 28, members of Perrigo’s senior management made a presentation regarding Perrigo’s business and operations.

On July 2, 2013, Perrigo’s board of directors met telephonically with members of Perrigo’s senior management. After a review and discussion of the potential transaction, the Perrigo board authorized Perrigo management to proceed with conducting a due diligence investigation of Elan.

Because some of the potential bidders then engaged in the sale process had preliminarily indicated that stock would form a significant percentage of the total consideration of their proposals, Elan also conducted due diligence on the potential bidders, with Citi and Elan’s other advisors assisting with Elan’s due diligence.

On July 10, 2013, in connection with Elan’s due diligence on Perrigo, Mr. Papa and Mr. Martin met to discuss Perrigo’s business, including its product portfolio and pipeline, manufacturing capabilities and current commercial trends. The meeting also included a discussion of Perrigo’s globalization strategy to expand its business model to additional geographies and how an acquisition of Elan would be supportive of this initiative. Mr. Martin was joined by Ms. Karen Kim, Elan’s Consultant for Special Projects.

In connection with Elan’s due diligence process, Elan invited the potential bidders to make “management presentations” to Elan senior management and Elan’s financial and legal advisors, describing each potential bidder’s business, including financial, legal, regulatory and intellectual property matters, among others. Perrigo provided its management presentation on July 15 and July 16, 2013; Party A provided its management presentation on July 19, 2013; and Party B provided its management presentation on July 23, 2013. In each of these meetings, Elan management and its financial and legal advisors actively engaged in discussing, and in asking questions with respect to, various matters included in the presentations or otherwise raised in their due diligence efforts.

On July 17, 2013, Perrigo’s board of directors convened a special meeting to receive an update on the potential transaction with Elan. Also present at the meeting were representatives of Barclays, Sullivan & Cromwell and Miller Canfield P.L.C. (which we refer to as Miller Canfield). Perrigo management provided an update on the status of the sale process, an overview of Elan and the potential transaction, and a summary of certain business and strategic considerations with respect to the potential transaction. Representatives of Barclays reviewed certain preliminary indicative financial analyses regarding the potential transaction.

On July 19, 2013, Elan’s board of directors held a meeting and received an update on the sale process from management and Citi. Representatives of Morgan Stanley and Ondra were also present. At the meeting, Mr. Ingram and Mr. Martin reviewed with the board the discussions with each of the potential bidders. Citi then commented on its perspective of the discussions with potential bidders. Citi also provided the board with a summary of the due diligence review of Elan being carried out by each of the potential bidders, and the due diligence review of the potential bidders being undertaken by Elan.

After the Elan board meeting, and on the board’s instruction, Citi informed the potential bidders that Elan required “best and final offers”, together with any changes to the proposed Transaction Agreement and related legal documentation contained in the online data room, to be delivered no later than July 24, 2013.

Also, on July 19, 2013, Party C contacted Citi and indicated that it was terminating its participation in the auction process because it did not believe that it would be able to present an offer that would be compelling to Elan.

Three of the remaining potential bidders, Perrigo, Party A and Party B, delivered markups of the Transaction Agreement and related legal documentation prior to the July 24 final bid date:

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Party A delivered its markup of the Transaction Agreement and related legal documentation on July 19. Representatives of ALG and Cadwalader met telephonically with Party A’s legal counsel on July 21 to discuss the legal documentation provided by Party A.

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Party B delivered its markup of the Transaction Agreement and related legal documentation on July 22. Representatives of ALG and Cadwalader met telephonically on July 23 with Party B’s legal counsel to discuss the legal documentation provided by Party B.

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Perrigo delivered its markup of the Transaction Agreement and related legal documentation on July 22. Representatives of ALG and Cadwalader met telephonically on July 23 with Sullivan & Cromwell to discuss the legal documentation provided by Perrigo.

Prior to, and after, Elan’s board meeting on July 25 to consider the “best and final” bids received, Perrigo, Party A, Party B and Party D submitted proposals.

On July 22, 2013, Party D, which had been less actively engaged in the auction process than the other remaining bidders, submitted a summary term sheet proposing to acquire all of Elan’s outstanding shares at a price of $14.00 per share, consisting of $5.74 per share in cash and $8.26 per share in Party D common stock. Party D did not provide a markup of the Transaction Agreement or other related legal documentation.

Party A submitted a series of three proposals between July 19 and July 26, 2013. On July 19, Party A submitted a written proposal to acquire all of Elan’s outstanding shares at a price of $15.25 per share, consisting of $8.39 per share in cash and $6.86 per share in Party A common stock. After further discussions with Citi, on July 24 Party A submitted a second written proposal to acquire all of Elan’s outstanding shares at a price of $15.70 per share, consisting of $8.64 per share in cash and $7.07 per share in Party A common stock. On July 26, Bidder A submitted a third verbal proposal to acquire all of Elan’s outstanding shares at a price of $16.00 per share.

On July 16, 2013, Party B submitted a verbal proposal indicating Party B was willing to acquire all of Elan’s outstanding shares at a price of $14.50 per share, consisting of $10.88 in cash and $3.63 in Party B common stock, plus a contingent value right based on the performance of Tysabri® equal to up to $1.50 per share. Although, as described above, Party B submitted a markup of the Transaction Agreement and related legal documentation, Party B did not submit a written “best and final” bid.

On July 23, 2013, Perrigo’s board of directors convened a meeting to review and discuss the potential transaction with Elan. Also present at the meeting were representatives of Barclays and Sullivan & Cromwell. At the meeting, members of Perrigo’s senior management reviewed the strategic rationale of the potential transaction. Members of Perrigo’s senior management and Barclays then presented certain financial analyses with respect to Elan, including with respect to the Tysabri® royalty stream, Elan’s product pipeline, the potential acquisition consideration, and the benefits of the proposed pro forma structure on future acquisition opportunities. After extensive discussion, the Perrigo board of directors unanimously authorized management to submit an acquisition proposal to Elan at a price of $16.50 per share.

On July 24, 2013, Perrigo submitted a written proposal to acquire all of Elan’s outstanding shares at a price of $16.50 per share, consisting of $6.25 per share in cash and $10.25 per share in Perrigo common stock.

On July 25, 2013, Elan’s board of directors held a special meeting to consider the four proposals received and the status of the Transaction Agreement and related legal documentation. Also present at the meeting were representatives of Citi, Morgan Stanley, Ondra and A&L Goodbody. At the meeting, Citi updated the board on the status of the bidding process, including a detailed comparison of the four proposals. Citi also summarized the discussions with each of the bidders, the diligence performed with respect to Elan by each of them, and the diligence performed with respect to each of them by Elan.

Representatives of Citi, Morgan Stanley and Ondra then reviewed for the board the financial analyses that each firm had performed regarding the transaction and proposed merger consideration. After extensive discussions and questions and answers between the board, advisors and management with respect to, among other things, the substance of the proposals (including overall price and relative cash and stock components), timing issues, availability of financing, various legal issues arising from the bidders’ requested revisions to the Transaction Agreement and potential negotiation strategies, the financial advisors unanimously recommended that the board accept the Perrigo proposal. Citi and Morgan Stanley later confirmed in writing that based upon and subject to the assumptions made, matters considered and qualifications and limitations upon the scope of review undertaken by them, as set forth in their respective written opinions, from a financial point of view, the consideration of 0.07636 of a New Perrigo ordinary share and $6.25 in cash for each outstanding Elan share to be received by the shareholders of Elan pursuant to the Rule 2.5 Announcement issued by Elan and Perrigo on July 29, 2013 in relation to the acquisition was fair and reasonable as far as the shareholders of Elan were concerned. A description of the respective opinions of Citi and Morgan Stanley appears under “The Transaction Opinions of Elan’s Financial Advisors”. Members of Elan’s board of directors then asked Citi, Morgan Stanley and Ondra various questions regarding each firm’s respective analyses and opinion, and representatives of each firm answered these questions to the board’s satisfaction.

The board then considered its fiduciary duties in relation to the transaction and certain key aspects of the proposed transaction with Perrigo and the draft of the Transaction Agreement, including the representations and warranties, covenants, conditions to completion of the transaction, and termination provisions. Mr. Given, Elan’s General Counsel, advised the board that the Transaction Agreement and related legal documentation should be capable of being finalized within a short period of time.

Elan management and its advisors then absented themselves, and discussion ensued among the board regarding the merits of the proposed transaction with Perrigo. Following the discussion, the Elan board, by unanimous vote, resolved (1) to approve the Perrigo transaction and recommend to Elan shareholders to vote in favor of the Perrigo transaction and (2) to approve the Transaction Agreement and related legal documentation, with such additional changes as may be approved by any director or officer of Elan. The principal factors considered by the Elan board are described in greater detail under “Recommendation of the Elan Board of Directors and Elan’s Reasons for the Transaction”.

From July 25 to July 28, 2013, management of Elan and Perrigo, with the assistance of their respective legal counsel and financial and accounting advisors, negotiated the terms of the Transaction Agreement and related legal documentation. Also during this time, management of Elan and Perrigo and their respective advisors engaged in regular teleconferences to discuss status updates with respect to the negotiations of the Transaction Agreement and related legal documentation.

On July 28, 2013, Perrigo’s board of directors convened a special telephonic meeting to consider the potential transaction with Elan, the proposed definitive transaction agreement and related agreements, and the results of Perrigo’s due diligence with respect to Elan. Also present at the meeting were members of Perrigo senior management and representatives from Barclays, Sullivan & Cromwell and Miller Canfield. At the meeting, senior management provided an update on the status of the acquisition process. A representative of Sullivan & Cromwell then reviewed, among other things, the transaction structure, the terms of the potential transaction (including overall price and relative cash and stock components), the tax treatment of the transaction for Perrigo’s shareholders, and the expected pro forma ownership of New Perrigo. The representative of

Sullivan & Cromwell also described the terms of the proposed transaction documentation including, among other things, the applicable termination and expense reimbursement provisions, the right of Elan’s and Perrigo’s boards to change their recommendations and related implications, and required shareholder approvals, antitrust filings and other legal issues relating to the proposed transaction documentation. The representative of Sullivan & Cromwell also noted the board’s fiduciary duties under Michigan law in relation to the transaction, including applicable duties of care and loyalty.

After a discussion among the board, advisors and management with respect to the transaction documentation and certain financing matters, Barclays reviewed its financial analyses of the financial terms of the transaction. Barclays then delivered its oral opinion, later confirmed in writing, that as of the date of the meeting and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received by the stockholders of Perrigo in the merger (taking into account the acquisition) was fair, from a financial point of view, to such stockholders. A description of Barclays’ opinion appears under “The Transaction—Opinion of Perrigo’s Financial Advisor”. Members of the Perrigo board then asked Barclays various questions regarding its valuation analyses and fairness opinion, and representatives of Barclays answered these questions.

Following further discussion, the Perrigo board, by unanimous vote, resolved (1) to approve the Transaction Agreement, the Expenses Reimbursement Agreement and the transactions contemplated thereby, (2) to authorize the execution of the Transaction Agreement and related legal documentation, subject to such modifications or amendments as may be approved by any authorized officer of Perrigo, and (3) to recommend that Perrigo shareholders adopt and approve the Transaction Agreement.

On July 28, 2013, Elan and Perrigo entered into the Transaction Agreement and related legal documentation, and, on July 29, 2013, Elan and Perrigo publicly announced the transaction through the issuance of a joint press release.

Recommendation of the Elan Board of Directors and Elan’s Reasons for the Transaction

At its meeting on July 25, 2013, the members of Elan’s board of directors unanimously authorized Elan to enter into the Transaction Agreement, with such additional changes as may be approved by any director or officer of Elan. The Elan board of directors unanimously recommends that the shareholders of Elan vote in favor of the scheme at the Court Meeting and in favor of the scheme and other resolutions at the EGM.

In evaluating the Transaction Agreement and the proposed transaction, Elan’s board of directors consulted with management, as well as Elan’s financial and legal advisors, and considered a number of factors, weighing both perceived benefits of the transaction as well as potential risks in connection with the transaction. Elan’s board of directors considered the following factors that it believes support its determinations and recommendations:

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that the scheme consideration would have an implied value per Elan share of $16.50, based on the closing price of Perrigo shares as of July 26, 2013 (the last trading day prior to announcement of the transaction), which represented an 11% premium compared to the closing price of Elan ADSs on July 26, 2013 of $14.93 and a 56% premium compared to the closing price of Elan ADSs on February 22, 2013 of $10.60 (the last trading day prior to announcement of Royalty Pharma’s indicative offer);

•	that the fixed exchange ratio provides certainty to the Elan shareholders as to their pro forma percentage ownership of the combined company;

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that the mixed equity and cash nature of the scheme consideration offers Elan shareholders the opportunity to participate in the future earnings and growth of the combined company, including ongoing exposure to potential growth in Tysabri® royalties, while also providing the shareholders with a substantial cash payout of $6.25 per share;

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the potential for Elan shareholders, as future shareholders of the combined company, to benefit to the extent of their interest in the combined company, from value not readily available on a standalone basis, based on factors including the following:

•	the expected synergies of the transaction, including Perrigo’ anticipated after-tax operational synergies and related cost reductions and tax savings of more than $150 million;

•	a more diverse business and an expanded geographic footprint; and

•	better access to the capital markets;

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information and discussions with Elan’s management, in consultation with Citi, Morgan Stanley and Ondra, regarding Perrigo’s business, results of operations, financial and market position, and Elan’s management’s expectations concerning Perrigo’s future prospects, and historical and current share trading prices and volumes of Perrigo shares;

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information and discussions regarding the benefits of size and scale, and expected credit profile and effective tax rate, of the combined company and the expected pro forma effect of the proposed transaction;

•	the risks associated with Elan’s business on a standalone basis, including the risks relating to the concentration of a significant percentage of Elan’s revenues in Tysabri® royalties;

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the fact that Elan had been the subject of a public hostile takeover offer since February 2013, effectively putting Elan in play for nearly four months until Royalty Pharma’s offer lapsed (and was withdrawn) providing a significant amount of time for potential acquirors to express an interest in a business combination or strategic transaction with Elan;

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the fact that Elan publicly announced its intention to proceed with a formal sale process on June 14, 2013 and the Elan board’s careful consideration of all indications of interest and other proposals received since Elan announced that it was proceeding with a formal sale process and prior to its entry into the definitive agreement, as discussed further under “The Transaction—Background to the Transaction”;

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the Elan board’s determination that the transaction with Perrigo was more desirable than the transactions proposed by the other parties with which Elan engaged in negotiations during the formal sale process, based on factors including the following:

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the fact that Elan’s board of directors conducted a thorough process that included negotiations with, due diligence on, and offers from multiple parties, in order to determine whether another transaction could offer better value (with due regard to certainty, the expeditious consummation of a transaction and other important terms and conditions) (see “The Transaction—Background to the Transaction”), and Elan’s board’s determination that Perrigo’s offer represented the best available value (with due regard to certainty, the expeditious consummation of a transaction and other important terms and conditions); and

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the belief of Elan’s board of directors that the aggregate consideration offered by Perrigo, including the amount and type of consideration, the future value creation potential, the anticipated timing of signing and closing, the likelihood of consummating the transaction, and the other terms and conditions of its offer, were superior, taken as a whole, to the offers of Elan’s other potential counterparties;

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the Elan board’s ongoing evaluation of strategic alternatives for maximizing shareholder value over the long term, including Elan’s discussions from time to time with other parties regarding potential business combinations and strategic transactions with such parties, including acquisitions of various sizes, and the potential risks, rewards and uncertainties associated with such alternatives, and the Elan board’s belief that the proposed transaction with Perrigo was the most attractive option available to Elan shareholders;

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the separate written opinions of (i) Citi to Elan’s board of directors to the effect that, as of July 28, 2013 and based upon and subject to the assumptions made and matters considered and qualifications and limitations upon the scope of review undertaken by Citi, as set forth in its written opinion, from a financial point of view, the consideration of 0.07636 of a New Perrigo ordinary share and $6.25 in cash for each outstanding Elan share to be received by the shareholders of Elan pursuant to the Rule 2.5 announcement issued by Elan and Perrigo on July 29, 2013 in relation to the acquisition was fair and reasonable as far as the shareholders of Elan were concerned and (ii) Morgan Stanley to Elan’s board of directors to the effect that, as of July 28, 2013 and based upon and subject to the assumptions made, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley, as set forth in its written opinion, from a financial point of view, the consideration of 0.07636 of a New Perrigo ordinary share and $6.25 in cash for each outstanding Elan share to be received by the shareholders of Elan pursuant to the Rule 2.5 announcement issued by Elan and Perrigo on July 29, 2013 in relation to the acquisition was fair and reasonable as far as the shareholders of Elan were concerned, as further described under “—Opinions of Elan’s Financial Advisors”;

•	the likelihood that the transaction will be consummated, based on, among other things:

•	the closing conditions to the scheme and acquisition, including the fact that the obligations of Perrigo are not subject to a financing condition; and

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the commitment made by Perrigo to Elan to use all reasonable endeavors to obtain regulatory clearances, including under the HSR Act, including the commitment to divest assets or commit to limitations on the businesses of Elan and Perrigo to the extent provided in the Transaction Agreement, as discussed further under “The Transaction—Regulatory Approvals Required”; and

•	the terms and conditions of the Transaction Agreement and the Expenses Reimbursement Agreement and the course of negotiations of such agreements, including, among other things:

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the ability of Elan, subject to certain conditions, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal if the Elan board of directors determines, in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties;

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the ability of Elan to terminate the Transaction Agreement under certain circumstances, including to enter into an agreement providing for a superior proposal, subject to certain conditions (including payment of an expense reimbursement and rights of Perrigo to match the superior proposal), as further described under “The Transaction Agreement—Covenants and Agreements”; and

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the Elan board’s belief that the expenses reimbursement payment to be made to Perrigo upon termination of the Transaction Agreement under specified circumstances, which is capped at 1% of the equity value of Elan, is reasonable, customary and not likely to significantly deter another party from making a superior acquisition proposal.

Elan’s board of directors also considered a variety of risks and other potentially negative factors, including:

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the fact that the Transaction Agreement provides for a fixed exchange ratio and thus the exchange ratio will not change based on changes in Perrigo’s share price if the value of Perrigo’ business declines relative to the value of Elan’s business prior to completion of the scheme;

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the terms of the Transaction Agreement that restrict Elan’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction, as further discussed under “The Transaction Agreement—Covenants and Agreements”;

•	the restrictions on the conduct of Elan’s business during the pendency of the transaction, which may delay or prevent Elan from undertaking business opportunities that may arise;

•	the fact that substantial costs will be incurred by both Elan and Perrigo in connection with the transaction, as well as the costs of integrating the businesses of Elan and Perrigo;

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the amount of time it could take to complete the transaction, including the fact that completion of the transaction depends on factors outside of Elan’s control, and that there can be no assurance that the conditions will be satisfied even if the scheme is approved by Elan shareholders;

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the possibility of non-consummation of the transaction and the potential consequences of non-consummation, including the potential negative impacts on Elan, its business and the trading price of its shares;

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the difficulty and costs inherent in integrating businesses and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the transactions might not be fully or timely realized;

•	the fact that the transaction is expected to be taxable, for U.S. federal income tax purposes, to Elan and Perrigo shareholders; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.”

In considering the recommendation of the Elan board, you should be aware that some directors and executive officers of Elan will have interests in the proposed transaction that may be different from, or in addition to, the interests of Elan’s shareholders generally. See “—Interests of Certain Persons in the Transaction—Elan” beginning on page [—] of this joint proxy statement/prospectus.

The Elan board concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected Elan and the Elan shareholders would achieve as a result of the transactions.

This discussion of the information and factors considered by the Elan board includes the principal positive and negative factors considered by the Elan board, but is not intended to be exhaustive and may not include all of the factors considered by the Elan board. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Elan board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction and to make its recommendations to the Elan shareholders. Rather, the Elan board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Elan board may have given differing weights to different factors.

Recommendation of the Perrigo Board of Directors and Perrigo’s Reasons for the Transactions

At its meeting on July 28, 2013, the Perrigo board of directors unanimously approved the Transaction Agreement. The Perrigo board of directors unanimously recommends that the stockholders of Perrigo vote for the approval and adoption of the Transaction Agreement and the approval of the merger and for the other resolutions to be considered at the Perrigo special meeting.

The Perrigo board of directors considered many factors in determining to recommend the approval and adoption of the Transaction Agreement. In arriving at its determination, the board of directors consulted with Perrigo’s management, legal advisors, financial advisors, accounting advisors and other advisors, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the transactions are likely to result in significant strategic and financial benefits to Perrigo and its stockholders, including:

•

the creation of an industry-leading global healthcare company with the balance sheet liquidity and operational structure to accelerate Perrigo’s growth and capitalize on international market opportunities;

•	the establishment of a differentiated platform for further international expansion through:

•	an operating base in Ireland and a strong financial profile to support expansion into international markets;

•	the scale, resources and corporate structure to drive strategic initiatives and investments; and

•	a business that is well-positioned to continue growth in core markets and to expand to other international markets;

•

the strengthening of Perrigo’s business and financial profile by diversifying Perrigo’s revenue streams and enhancing its cash flows, based on, among other things, the following financial information with respect to Elan’s royalty rights to Tysabri®, the Multiple Sclerosis (MS) treatment marketed and distributed by Biogen Idec, Inc:

•	Tysabri®’s 19% compound annual growth rate over the 2008–2012 period resulting in net sales in excess of $1.6 billion in 2012;

•	Elan’s current 12% royalty on global net sales of Tysabri®, which will increase to 18% on annual net sales up to $2.0 billion and to 25% on annual net sales above this amount from May 1, 2014 onwards;

•	Tysabri®’s highly sustainable cash flows with multiple barriers to entry, analogous to the fundamentals of Perrigo’s core business;

•	the potential further upside of Tysabri® if it is approved for Secondary Progressive MS, a progressive phase of MS;

•	the expected revenue-enhancement of the transactions and accretion to Perrigo’s adjusted earnings per share in 2014 and future periods;

•

expected recurring after-tax annual operating expense and tax savings of $150 million, including but not limited to, synergy opportunities resulting from the elimination of redundant public company costs while optimizing back-office support and global R&D functions;

•	the creation of strong pro forma cash flows to support an investment grade credit profile;

•

benefits expected to arise from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operation;

•	the creation of a combined entity with industry-leading revenue, adjusted EBITDA and earnings growth rates and expanded margins; and

•	a Perrigo management team with a strong track record of successfully acquiring and integrating diverse businesses.

These beliefs are based in part on the following factors that the Perrigo board of directors considered:

•	the anticipated market capitalization, strong balance sheet, free cash flow, liquidity and capital structure of New Perrigo;

•	the significant value represented by the expected increased cash flow and earnings improvement of New Perrigo;

•

that, subject to certain limited exceptions, Elan is prohibited from soliciting, participating in any discussion or negotiations, providing information to any third party or entering into any agreement providing for the acquisition of Elan;

•	the limited number and nature of the conditions to Elan’s obligation to complete the transactions;

•

that Elan must reimburse certain of Perrigo’s expenses in connection with the transactions in an amount up to 1% of the total value attributable to the entire issued share capital of Elan if the Transaction Agreement is terminated under the circumstances specified in the Expenses Reimbursement Agreement;

•	the fact that the transactions are subject to the approval and adoption of the Transaction Agreement and the approval of the merger by the Perrigo stockholders;

•	the likelihood that the transactions will be completed on a timely basis;

•	its knowledge of the Perrigo business, operations, financial condition, earnings, strategy and future prospects;

•	the financing that Perrigo was able to obtain in connection with the transactions;

•	its knowledge of the Elan business, operations, financial condition, earnings, strategy and future prospects and the results of Perrigo’s due diligence review of Elan;

•	the financial statements of Elan;

•	the current and prospective competitive climate in the healthcare industry, including the potential for further consolidation;

•

the global cash management and resultant tax benefits to New Perrigo as an Irish tax resident and corporation, the benefits of which would accrue to Perrigo stockholders as shareholders of New Perrigo;

•

the presentations and the financial analyses of Barclays rendered to the board of directors of Perrigo that, as of July 28, 2013, and based upon the various assumptions, considerations, qualifications and limitations set forth in its written opinion, from a financial point of view, the merger consideration to be received by the Perrigo stockholders in the merger (taking into account the acquisition) is fair to such stockholders, and the related presentation and financial analyses of Barclays provided to the board of directors of Perrigo in connection with the rendering of its opinion, as more fully described in the section entitled “—Opinion of Perrigo’s Financial Advisor”; and

•	the current and prospective economic environment and increasing competitive burdens and constraints facing Perrigo.

The Perrigo board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the transactions, including the following:

•

the fixed exchange ratio will not adjust downwards to compensate for changes in the price of Perrigo’s common stock or Elan’s ordinary shares prior to the effective time of the transactions, and the terms of the Transaction Agreement do not include termination rights triggered by a decrease in the value of Elan relative to the value of Perrigo;

•

the adverse impact that business uncertainty pending the effective time of the transactions could have on the ability to attract, retain and motivate key personnel until the effective time of the transactions;

•

that, subject to certain limited exceptions, Perrigo is prohibited during the term of the Transaction Agreement from soliciting, participating in any discussion or negotiations, providing information to any third party or entering into any agreement providing for the acquisition of Perrigo;

•

the risk of the provisions in the Transaction Agreement relating to the potential payment by Perrigo of a termination fee of up to approximately $169 million under certain circumstances specified in the Transaction Agreement;

•

that Irish law limits the amount of expenses that Perrigo may recover from Elan to an amount up to 1% of the total value attributable to the entire issued share capital of Elan if the Transaction Agreement is terminated under the circumstances specified in the Expenses Reimbursement Agreement;

•

the challenges inherent in the combination of two business enterprises of the size and scope of Perrigo and Elan, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the transactions might not be achieved in the time frame contemplated or at all or the other numerous risks and uncertainties which could adversely affect New Perrigo’s operating results;

•	the risk that the transactions might not be consummated in a timely manner or at all;

•	that failure to complete the transactions could cause Perrigo to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

•	the transactions are expected to be taxable for U.S. federal income tax purposes to the Perrigo stockholders; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

In considering the recommendation of the board of directors of Perrigo, you should be aware that certain directors and executive officers of Perrigo will have interests in the proposed transactions that may be different from, or in addition to, the interests of Perrigo’s stockholders generally. See “—Interests of Certain Persons in the Transactions—Perrigo” beginning on page [—] of this joint proxy statement/prospectus.

The Perrigo board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transactions were outweighed by the potential benefits that it expected Perrigo and the Perrigo stockholders would achieve as a result of the transactions.

This discussion of the information and factors considered by the Perrigo board of directors includes the principal positive and negative factors considered by the Perrigo board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Perrigo board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transactions, and the complexity of these matters, the Perrigo board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transactions and to make its recommendations to the Perrigo stockholders. Rather, the Perrigo board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Perrigo board of directors may have given differing weights to different factors.

Elan and Perrigo Unaudited Prospective Financial Information

Neither Elan nor Perrigo, as a matter of course, makes public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates.

Furthermore, as discussed below and under “Opinion of Perrigo’s Financial Advisor” beginning on page [—] of this joint proxy statement/prospectus, Barclays reviewed certain internal financial and operating information with respect to the business, operations and prospects of Elan and Perrigo, including, with respect to Elan, certain unaudited prospective financial information relating to Elan based on certain publicly available estimates for the calendar years 2014-2018 and incorporating certain adjustments thereto made by the management of Perrigo primarily with respect to expected operating expense savings (“Perrigo’s Elan Projections”) and, with respect to Perrigo, certain unaudited prospective financial information relating to Perrigo for the fiscal years ending on or about June 30, 2014-2018 (“Perrigo’s Perrigo Projections” and, together with Perrigo’s Elan Projections, the “Cases”). Perrigo’s Perrigo Projections and Perrigo’s Elan Projections were also made available to the Perrigo board of directors in connection with the presentation of Barclays’ financial analyses. Perrigo’s Perrigo Projections were also made available to Elan’s financial advisors as set forth below under “Opinions of Elan’s Financial Advisors” beginning on p. [81] of this joint proxy statement/prospectus. The inclusion of information about the Cases in this joint proxy statement/prospectus should not be regarded as an indication that any of

Elan, Perrigo or any other recipient of this information considered, or now considers, the Cases to be predictive of actual future results. The information about the Cases included in this joint proxy statement/prospectus is presented solely to give Elan shareholders and Perrigo stockholders access to the information that was made available to Perrigo’s financial advisor and/or the Perrigo board of directors, as applicable.

The Cases are each subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Cases reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Elan’s and Perrigo’s businesses, including the factors listed in this joint proxy statement/prospectus under the section entitled “Risk Factors”, all of which are difficult to predict and many of which are beyond Elan’s or Perrigo’s control. Furthermore, other than with respect to certain adjustments made by Perrigo management, Perrigo’s Elan Projections were not internally prepared or adopted by Perrigo management. The information was prepared by independent analysts not affiliated with Perrigo, at the time and based on assumptions that may no longer be accurate, and for purposes unrelated to the management of Perrigo’s business or the transactions. Perrigo disclaims responsibility for their accuracy and cannot provide any assurance that the assumptions underlying Perrigo’s Elan Projections are or were reasonable. Many of the assumptions reflected in the Cases are subject to change and none of the Cases reflect revised prospects for Elan’s or Perrigo’s business, changes in general business or economic conditions or any other transactions or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Perrigo has not updated, nor does Perrigo intend to update or otherwise revise, the Cases (excluding possible ordinary course updates of Perrigo’s fiscal 2014 guidance, including as described under “Perrigo Profit Forecasts” beginning on page [—] of this joint proxy statement/prospectus). There can be no assurance that the results reflected in any of the Cases will be realized or that actual results will not materially vary from the Cases. In addition, since the Cases cover multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the Cases in this joint proxy statement/prospectus should not be relied on as predictive of actual future events nor construed as financial guidance.

Elan shareholders and Perrigo stockholders are urged to review Elan’s and Perrigo’s most recent SEC filings for a description of risk factors with respect to Elan’s and Perrigo’s businesses. You should read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—] of this joint proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the financial projections and “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

The Cases were not prepared with a view toward complying with International Financial Reporting Standards (“IFRS”), U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Elan’s nor Perrigo’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Cases, nor have they expressed any opinion or any other form of assurance on the Cases or the achievability of the results reflected in the Cases, and they assume no responsibility for the Cases. The Ernst & Young reports incorporated by reference in this joint proxy statement/prospectus relate to Perrigo’s historical financial information, and the KPMG reports incorporated by reference in this joint proxy statement/prospectus relate to Elan’s historical financial information. They do not extend to the prospective financial information and should not be read to do so. Certain of the financial projections set forth herein, including Adjusted EBITDA, Non-U.S. GAAP Net Income and Non-U.S. GAAP EPS, may be considered non-U.S. GAAP financial measures. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-U.S. GAAP financial measures as used by Perrigo and Elan may not be comparable to similarly titled amounts used by other companies.

For the reasons described above, readers of this joint proxy statement/prospectus are cautioned not to unduly rely on the Cases. Neither Elan nor Perrigo has made any representation to Perrigo or Elan, as applicable, or any other person in the Transaction Agreement or otherwise concerning any of the Cases.

The following tables present a summary of Perrigo’s Perrigo Projections and Perrigo’s Elan Projections. These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Perrigo. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to Perrigo’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, future acquisition activity and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [—] of this joint proxy statement/prospectus. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Perrigo’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that Perrigo’s future financial results will not materially vary from these financial forecasts. No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this joint proxy statement/prospectus are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. Perrigo has not updated and does not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error.

	Perrigo’s Perrigo Projections (in millions, except per share amounts) Fiscal Year Ended June,
	2014E	2015E	2016E	2017E	2018E
Revenue	$4,035	$4,380	$4,728	$5,027	$5,270
Operating Profit(1)	$981	$1,116	$1,241	$1,319	$1,386
Non-GAAP Net Income(2)	$619	$720	$818	$882	$951
Non-GAAP Net Income per Share(3)	$6.52	$7.58	$8.61	$9.29	$10.01
Free Cash Flow(4)	$539	$660	$740	$815	$916

	Perrigo’s Elan Projections (in millions, except per share amounts) Fiscal Year Ended December,
	2014E	2015E	2016E	2017E	2018E
Revenue	$328	$410	$447	$478	$502
Operating Profit(1)	$232	$368	$422	$452	$475
Non-GAAP Net Income(2)	$237	$359	$409	$442	$469
Non-GAAP Net Income per Share(3)	$0.46	$0.69	$0.79	$0.85	$0.90
Free Cash Flow(4)	$133	$305	$350	$380	$403

(1)	Non-GAAP measure. For this purpose, Operating Profit represents net income before interest, tax and amortization.
(2)	Non-GAAP measure. For this purpose, Non-GAAP Net Income represents GAAP net income adjusted for the after-tax effects of amortization.
(3)	Non-GAAP measure. For this purpose, Non-GAAP Net Income per Share represents GAAP net income adjusted for the after-tax effects of amortization, divided by the number of outstanding shares of Perrigo and Elan, respectively, on a fully diluted basis.
(4)	Non-GAAP measure. For this purpose, free cash flow represents Adjusted EBITDA less cash taxes, capital expenditures and less the amount of any increase or plus the amount of any decrease in net working capital.

The Panel considers the financial cases set out above and used by Barclays in preparing its fairness opinion to be profit forecasts within the meaning of Rule 28 of the Irish Takeover Rules. However, the Panel

decided to waive the requirement under Rule 28.3 to have these forecasts examined and reported on by Perrigo’s auditors as a result of the following exceptional circumstances:

(i) the financial cases are included in this joint proxy statement/prospectus only because such information is required by the SEC to be disclosed in this joint proxy statement/prospectus;

(ii) the financial cases were not prepared as part of Perrigo’s normal budgeting processes and therefore do not meet the exacting criteria of profit forecasts within the meaning of Rule 28 of the Irish Takeover Rules; and

(iii) Ernst & Young has confirmed that they would be unable, as auditors, to provide the profit forecast reports required under Rule 28.3 of the Irish Takeover Rules in respect of the financial cases.

A copy of the written confirmations referred to in clause (iii) above has been provided to the Panel.

While the prospective financial information set forth in the Cases has not been reported upon in accordance with Rule 28 of the Irish Takeover Rules, your attention is drawn to the “Perrigo Profit Forecast” beginning on page [—] of this joint proxy statement/prospectus for the year ending June 28, 2014 included in Perrigo’s fiscal 2013 full year earnings release issued on August 15, 2013, which sets forth a guidance range for, among other things, Perrigo’s adjusted earnings per share for the year ending June 28, 2014 of $6.35 to $6.60 per diluted share. Please see “Perrigo Profit Forecast” beginning on page [—] of this joint proxy statement/prospectus for further discussion, including the underlying bases and assumptions.

Opinion of Perrigo’s Financial Advisor

Perrigo engaged Barclays to act as its financial advisor with respect to the transactions. On July 28, 2013, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Perrigo board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received by the stockholders of Perrigo in the merger (taking into account the acquisition) is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of July 28, 2013, is attached as Annex E to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the board of directors of Perrigo, addresses only the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of Perrigo in the merger (taking into account the acquisition) and does not constitute a recommendation to any stockholder of Perrigo as to how such stockholder should vote with respect to the merger or any other matter. The terms of the transactions were determined through arm’s-length negotiations between Perrigo and Elan and were unanimously approved by the Perrigo board of directors. Barclays did not recommend any specific form of consideration to Perrigo or that any specific form of consideration constituted the only appropriate consideration for the transactions. Barclays was not requested to opine as to, and its opinion does not in any manner address, Perrigo’s underlying business decision to proceed with or effect the transactions or the likelihood of the consummation of the transactions. Barclays’ opinion did not address the relative merits of the transactions as compared to any other transactions or business strategy in which Perrigo might engage. In addition, Barclays expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the transactions or any class of such persons, relative to the consideration to be offered to the stockholders of Perrigo in the transactions. No limitations were imposed by the Perrigo board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	a draft of the Transaction Agreement, dated as of July 27, 2013, and the specific terms of the transactions;

•

certain publicly available information concerning Perrigo and Elan that Barclays believed to be relevant to its analysis, including Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, Perrigo’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2013, Elan’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012, Elan’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2012, and Elan’s Half-Year Financial Report on Form 6-K for the six months ended June 30, 2013;

•

financial and operating information with respect to the business, operations and prospects of Perrigo furnished to Barclays by Perrigo, including financial projections prepared by Perrigo’s management (“Perrigo’s Perrigo Projections”);

•

financial and operating information with respect to the business, operations, future royalties and prospects of Elan furnished to Barclays by Perrigo and Elan, respectively, including financial projections of Elan prepared by management of Perrigo (“Perrigo’s Elan Projections”);

•	trading histories of Perrigo common stock and Elan ADSs from July 25, 2012 to July 26, 2013 and a comparison of such trading histories with those of other companies that Barclays deemed relevant;

•	a comparison of the historical financial results and present financial condition of Perrigo with those of other companies that Barclays deemed relevant;

•

the pro forma impact of the transactions on the future financial performance of the combined company, including operating cost synergies, tax savings and benefits, and other strategic benefits expected by the management of Perrigo to result from a combination of the businesses (the “Expected Transaction Benefits”); and

•	published estimates of independent equity research analysts with respect to the future financial performance and price targets of Perrigo and Elan.

In addition, Barclays had discussions with the management of Perrigo and Elan concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information. Barclays further relied upon the assurances of the management of Perrigo that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to Perrigo’s Perrigo Projections, upon the advice of Perrigo, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Perrigo as to the future financial performance of Perrigo and Barclays relied on such projections in performing its analysis and assumed that Perrigo will perform substantially in accordance with such projections. With respect to Perrigo’s Elan Projections, upon the advice of Perrigo, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Perrigo as to the future financial performance of Elan and Barclays relied on such projections in performing its analysis and assumed that Elan will perform substantially in accordance with such projections. Furthermore, upon the advice of Perrigo, Barclays assumed that the amounts and timing of the Expected Transaction Benefits were reasonable and that the Expected Transaction Benefits will be realized in accordance with such estimates. Barclays assumed no responsibility for and Barclays expressed no view as to any such projections or estimates, including the Expected Transaction Benefits, or the assumptions on which they are based.

In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Perrigo or Elan and did not make or obtain any evaluations or appraisals of the assets or liabilities of Perrigo or

Elan. Barclays’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after July 28, 2013. Barclays expressed no opinion as to the prices at which shares of common stock of Perrigo or ordinary shares of Elan or New Perrigo would trade following the announcement or consummation of the transactions. Barclays’ opinion should not be viewed as providing any assurance that the market value of the New Perrigo ordinary shares to be held by the stockholders of Perrigo after the consummation of the transactions will be in excess of the market value of Perrigo common stock owned by such stockholders at any time prior to the announcement or consummation of the transaction.

Barclays assumed the accuracy of the representations and warranties contained in the Transaction Agreement and all agreements related thereto. Barclays also assumed, upon the advice of Perrigo, that all material governmental, regulatory and third party approvals, consents and releases for the transactions will be obtained within the constraints contemplated by the Transaction Agreement and that the transactions will be consummated in accordance with the terms of the Transaction Agreement without waiver, modification or amendment of any material term, condition or agreement thereof, and that the financing for the transactions will be obtained in accordance with the terms described by Perrigo. Barclays’ opinion did not address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Perrigo obtained such advice as it deemed necessary from qualified professionals, nor did Barclays express any opinion as to any tax or other consequences that might result from the transactions and the related transactions contemplated by the Transaction Agreement.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Perrigo common stock but rather made its determination as to fairness, from a financial point of view, to Perrigo’s stockholders of the merger consideration to be offered to such stockholders in the transactions (taking into account the acquisition) on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Perrigo board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Perrigo or any other parties to the transactions. None of Perrigo, Elan, New Perrigo, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Perrigo common stock and Elan ADSs, Barclays considered historical data with regard to the trading prices of Perrigo common stock and Elan ADSs for the period from July 25, 2012 to July 26, 2013.

Barclays noted that during the period from July 25, 2012 to July 26, 2013, the closing price of Perrigo common stock ranged from $99.25 to $134.23 and the closing price of Elan ADSs ranged from $9.40 to $14.93.

Equity Research Analyst Price Targets

Barclays evaluated the publicly available price targets of Perrigo and Elan published by independent equity research analysts associated with various Wall Street firms. Barclays used these research analyst price targets to calculate implied equity value per share ranges for each of Perrigo and Elan. Barclays’ analysis of equity research analyst price targets for Perrigo implied an equity value range for Perrigo of $116.00 to $145.00 per share. Barclays’ analysis of equity research analyst price targets for Elan implied an equity value range for Elan of $11.77 to $16.00 per share and up to $19.00 per share in a takeout-driven scenario.

Selected Comparable Company Analysis of Perrigo

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Perrigo with selected companies that Barclays, based on its experience in the pharmaceutical and healthcare products industry, deemed comparable to Perrigo. The selected comparable companies were separated into three groups as follows:

•	Over-the-Counter (OTC)

•	Reckitt Benckiser Group plc

•	Mead Johnson Nutrition Company

•	Church & Dwight Co., Inc.

•	Prestige Brands Holdings, Inc.

•	Generics

•	Teva Pharmaceutical Industries Ltd.

•	Actavis, Inc.

•	Mylan Inc.

•	Growth Oriented Life Sciences

•	Allergan, Inc.

•	Zoetis, Inc.

•	Salix Pharmaceuticals, Inc.

•	The Medicines Company

•	Akorn, Inc.

Barclays calculated and compared various financial multiples and ratios of Perrigo and the selected comparable companies. All of these calculations were performed, and based on publicly available financial data (including information obtained from FactSet Research Systems Inc.) and closing prices, as of July 26, 2013, the last trading date prior to the delivery of Barclays’ opinion. As part of its selected comparable company analysis,

Barclays calculated and analyzed each company’s ratio of its current stock price to projected earnings per share (commonly referred to as a price earnings ratio, or P/E) for the calendar year 2014. The results of this selected comparable company analysis are summarized below:

Price / Adjusted Earnings Per Share CY2014
	Low	Median	High
OTC	16.6x	20.1x	20.7x
Generics	7.5x	10.0x	10.4x
Growth-Oriented Life Sciences	16.8x	17.6x	20.1x
Overall	7.5x	17.3x	20.7x

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with Perrigo. However, because no selected comparable company is exactly the same as Perrigo, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Perrigo and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Perrigo and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 16.5x – 20.5x multiples of P/E for the calendar year 2014 for Perrigo and applied such range to Perrigo’s Perrigo Projections on a standalone basis to calculate a range of implied prices per share of Perrigo.

The comparable companies analysis implied an equity value range for Perrigo of $116 to $145 per share.

Discounted Cash Flow Analysis of Perrigo

In order to estimate the present value of Perrigo common stock, Barclays performed a discounted cash flow analysis of Perrigo. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Perrigo using the discounted cash flow method, Barclays added (i) Perrigo’s projected after-tax unlevered free cash flows for fiscal years 2014 through 2018 based on Perrigo’s Perrigo Projections to (ii) the “terminal value” of Perrigo and discounted such amount to its present value using a discount rate range of 7.0% – 8.0%. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of purchased intangibles) and subtracting capital expenditures and adjusting for changes in working capital. The residual value of Perrigo at the end of the forecast period, or “terminal value”, was estimated by applying a terminal perpetuity growth rate of 2.0% to Perrigo’s normalized unlevered free cash flow following the end of the forecast period. The range of discount rates of 7.0% to 8.0% was selected based on an analysis of the weighted average cost of capital of Perrigo and the comparable companies. Barclays then calculated a range of implied prices per share of Perrigo by subtracting estimated net debt as of fiscal year end 2013 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Perrigo common stock.

Based on the above analysis, Barclays calculated a range of implied values per share of Perrigo common stock of $135 to $164.

Sum of the Parts Analysis of Elan

Barclays performed a sum of the parts analysis on Elan by performing discounted cash flow analyses and net asset valuation analyses based on Perrigo’s Elan Projections for the following separate components:

•	Royalty Payments from Tysabri®

•	ELND005

•	Investments

•	Operating Costs Before Synergies

•	Tax Attributes

•	Debt Like Items

•	Cash

•	And in the case of the Discounted Cash Flow with Synergies analysis, the Expected Transaction Benefits.

Royalty Payments from Tysabri®

To calculate the estimated value range of the royalty payments from Tysabri®, Barclays added (i) the value of the projected after-tax discounted cash flows of the royalty payments from Tysabri® from June 30, 2013 through calendar year 2024 and (ii) the terminal value of the royalty payments from Tysabri® calculated by applying a perpetuity growth rate range of 0.0% – (6.0%) and a discount rate range of 6.5% – 7.5%.

ELND005

To calculate the estimated value range of ELND005, Barclays discounted the after-tax cash flows of the remaining committed expenditures to their present value using a discount rate range of 6.5% – 7.5%.

Investments

To calculate the estimated value of the investments of Elan, Barclays used a combination of quoted prices as well as other observable and unobservable inputs.

Operating Costs before Synergies

To calculate the estimated value range of the operating costs of Elan, Barclays added (i) the value of the projected after-tax discounted cash flows of the operating costs of Elan from June 30, 2013 through calendar year 2024 and (ii) the terminal value of the operating costs of Elan calculated by applying a perpetuity growth rate range of 0.0% – (6.0%) and a discount rate range of 6.5% – 7.5%.

Tax Attributes

To calculate the estimated value range of Elan’s existing tax attributes, Barclays discounted the cash flows of the tax attributes to their present value using a discount rate range of 6.5% – 7.5%.

Debt Like Items

To calculate the estimated value range of certain debt like items of Elan, Barclays used a combination of discounted cash flow analysis and observable and unobservable inputs.

Cash

To calculate the estimated value of the cash, Barclays used observable inputs.

Expected Transaction Benefits

To calculate the estimated value of the Expected Transaction Benefits, Barclays used a discounted cash flow analysis for the cash flow benefits net of transactions and integration costs, as specified by the management of Perrigo.

The Elan sum of the parts analysis implied an equity value range for Elan of $12 to $16 per share before considering the pro forma impact of the Expected Transaction Benefits and an equity range for Elan of $17 to $22 per share after considering the pro forma impact of the Expected Transaction Benefits.

Barclays also performed a sensitivity analysis of Elan’s per share value to variations in (i) projected Tysabri® royalties, (ii) Elan’s perpetuity growth rate, (iii) discount rate range and (iv) mix of business in the U.S. and abroad, in each case while keeping constant the other assumptions discussed above. The analysis indicated a range of values of Elan ordinary shares after considering the pro forma impact of the Expected Transaction Benefits, each of which was above the consideration of $16.50 per Elan ordinary share.

Value Creation and Allocation to Perrigo

Barclays performed a value creation analysis to determine the impact of the transactions on the intrinsic and market equity values of Perrigo shares owned by Perrigo stockholders (other than shares of Perrigo owned by Perrigo).

A discounted cash flow analysis and sum of the parts analysis were performed to calculate the estimated present intrinsic equity values of the standalone unlevered, after-tax free cash flows of Perrigo and Elan, respectively, as well as the Expected Transaction Benefits, net of transactions and integration costs (described above under “Discounted Cash Flow Analysis of Perrigo” and “Sum of the Parts Analysis of Elan”).

To calculate the pro forma intrinsic equity value of New Perrigo, Barclays summed the intrinsic equity values of Perrigo and Elan and all Expected Transaction Benefits calculated as per the above, before subtracting incremental net debt associated with financing the transactions and other transaction-related expenses. Barclays also performed the same analysis substituting Perrigo’s market value of equity as of July 26, 2013 for Perrigo’s intrinsic equity value and leaving all other assumptions the same.

Barclays then compared the value differential between Perrigo stockholders’ approximately 71% ownership of the pro forma intrinsic equity value of New Perrigo to Perrigo’s standalone intrinsic equity value. Barclays also compared the value differential between Perrigo stockholders’ approximately 71% ownership of the pro forma equity value of New Perrigo (calculated using Perrigo’s market value of equity) to Perrigo’s standalone market value of equity.

Barclays noted that the transactions were accretive to Perrigo stockholders upon the application of the full range of discount rates (as described above under “Sum of the Parts Analysis of Elan”).

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Perrigo board of directors selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally.

Barclays is acting as financial advisor to Perrigo in connection with the transaction. As compensation for its services in connection with the transaction, Perrigo paid Barclays a fee of $5,000,000 upon the delivery of Barclays’ opinion. Additional compensation of $20,000,000 will be payable on completion of the transaction. In addition, Perrigo has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the transactions and to indemnify Barclays for certain liabilities that may arise out of its engagement by Perrigo and the rendering of Barclays’ opinion. Barclays has not performed any investment banking services for Perrigo or Elan in the two years prior to the date of its opinion for which Barclays has collected a fee. Barclays or one or more of its affiliates has agreed to provide a portion of the financing required in connection with the transactions and will receive customary fees in connection therewith.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effective transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Perrigo and Elan and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinions of Elan’s Financial Advisors

Opinion of Citigroup Global Markets Limited

Elan retained Citi as its financial advisor to advise the Elan board of directors in connection with the transaction. Pursuant to Citi’s engagement, Elan directed Citi to consider the fairness and reasonableness, from a financial point of view, of the terms of the cash and share offer for Elan described in the Rule 2.5 announcement, whereby holders of Elan shares will be entitled to $6.25 per share in cash and 0.07636 of an ordinary share of New Perrigo for each Elan share, valuing each Elan share at $16.50 per share based on the closing price of Perrigo common stock on the New York Stock Exchange on July 26, 2013 (the “Offer”). At the meeting of the Elan board of directors on July 25, 2013, Citi rendered an oral opinion, subsequently confirmed in writing, that as of July 28, 2013, and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth therein, from a financial point of view, the terms of the Offer were fair and reasonable as far as the shareholders of Elan are concerned.

The full text of Citi’s written opinion, dated August 19, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex F and is incorporated into this joint proxy statement/prospectus by reference. The summary of Citi’s opinion is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion, the issuance of which was approved by Citi’s internal fairness committee, was provided to the Elan board of directors in connection with its evaluation of the transaction and was limited to the fairness and reasonableness, from a financial point of view, as of July 28, 2013, of the terms of the Offer as far as the shareholders of Elan are concerned. Citi’s opinion does not address any other aspect of the transaction, including the tax consequences of the transaction to Elan, Perrigo or New Perrigo or the shareholders of Elan or Perrigo, the underlying business decision of Elan to effect the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Elan or the effect of any other transaction in which Elan may engage. Citi accepts no responsibility to any persons other than the Elan board of directors in relation to the contents or issuance of its opinion, even if such letter was disclosed with Citi’s consent. In addition, Citi’s opinion is not intended to be and does not constitute a recommendation to the shareholders of Elan or the shareholders of Perrigo as to how to vote or act on any matters relating to the proposed transaction. Citi expressed no opinion as to what the value of New Perrigo shares actually will be when issued pursuant to the proposed transaction or the price at which New Perrigo shares will trade at any time. The following is a summary of Citi’s opinion and the methodology that Citi used to render its opinion.

In arriving at its opinion, Citi, among other things:

•	reviewed the Rule 2.5 announcement, including the transaction agreement entered into between Elan and Perrigo appended thereto;

•

held discussions with certain senior officers, directors and other representatives and advisors of Elan and certain senior officers and other representatives and advisors of Perrigo concerning the business, operations and prospects of Elan and Perrigo;

•

with respect to Elan, examined certain publicly available business and financial information, financial forecasts and other information and data, including a range of public market forecasts in relation to the revenue growth of Tysabri;

•

with respect to Perrigo, examined certain publicly available business and financial information, financial forecasts and other information and data, as well as forecasts relating to the businesses of Perrigo provided to Citi by the management of Perrigo;

•

reviewed the financial terms of the transaction as set forth in the Rule 2.5 announcement in relation to, among other things: current and historical market prices and trading volumes of Elan shares and Perrigo shares; the historical and projected earnings and other operating data of Elan and Perrigo; and the capitalization and financial condition of Elan and Perrigo;

•

to the extent publicly available, considered certain financial, stock market, stock price and other publicly available information relating to the businesses of Elan and Perrigo and other companies whose operations Citi considered relevant in evaluating those of Perrigo; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Elan and Perrigo that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading and no relevant facts or circumstances had been omitted. The management of Elan provided Citi with certain profit and loss, balance sheet, and cash flow forecasts relating to Elan, including forecasts for in-market sales for Tysabri; however, in order to be consistent with the approach adopted by Elan in relation to the valuation of Tysabri in its statement dated May 29, 2013 and in consideration of the requirements of Rule 28 of the Irish Takeover Rules, and as agreed with Elan, Citi did not rely upon such forecasts for in-market sales for Tysabri in rendering its opinion. With respect to financial forecasts and other information and data relating to Perrigo provided to or otherwise reviewed by or discussed with it, Citi was advised by the management of Perrigo that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Perrigo as to the future financial performance of Perrigo, and Citi assumed, with the consent of the Elan board of directors, that the financial results reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. In connection with Citi’s engagement and at the direction of Elan, Citi was requested to approach, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or substantially all of Elan.

Citi did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Elan or Perrigo. Citi assumed, with Elan’s consent, that the transaction will be consummated in accordance with its terms as set out in the Rule 2.5 announcement, without waiver, modification or amendment of any material term, condition or agreement, including, among other things, that Perrigo will obtain financing for the transaction as set forth in the Rule 2.5 announcement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Elan, Perrigo or the transaction. Citi is not a legal, tax, regulatory, accounting, actuarial or pharmaceutical, biotechnology or healthcare adviser and its opinion did not address any legal, tax, regulatory, accounting, actuarial, pharmaceutical, biotechnology or healthcare matters, analysis, evaluation or reporting as to which Citi understood that Elan had obtained such advice as it deemed necessary from qualified professionals in connection with the transaction. Citi is a financial adviser only and relied upon, without independent verification, the assessment of Elan and its legal, tax, regulatory, accounting, actuarial or relevant industry technical expert advisers with respect to legal, tax, regulatory, accounting, actuarial or pharmaceutical and biotechnology technical matters arising out of or in connection with the transaction.

Citi expressed no view as to, and Citi’s opinion did not address, the underlying business decision of Elan to effect the transaction, the relative merits of the transaction (including, without limitation, the structure of the transaction and the tax consequences thereof) as compared to any alternative business strategies that might exist for Elan or the effect of any other transaction in which Elan might engage. Citi’s opinion relates to the relative values of Elan and Perrigo. Citi expressed no opinion as to what the value of the New Perrigo shares actually will be when issued in accordance with the exchange ratio pursuant to the transaction or the price at which the New Perrigo shares will trade at any time. Furthermore, Citi expressed no view as to, and Citi’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the terms of the Offer. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of July  28, 2013.

Summary of Material Analyses

The following is a summary of the material financial analyses presented by Citi to the Elan board of directors and a summary of the material data upon which such analyses were based. The summary set forth below does not purport to be a complete description of the analyses performed by, and underlying the opinion of, Citi, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Citi.

In performing its analyses, Citi considered and made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Elan and Perrigo. Regarding the comparable companies analyses that Citi performed with respect to the value of Perrigo common stock, no company or business used in those analyses as a comparison is identical or directly comparable to Perrigo, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies analyzed.

The estimates contained in analyses performed by Citi and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such estimates. In addition, analyses relating to the value of the businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. For certain of its analyses, Citi relied on publicly available financial forecasts concerning the business and financial prospects of Elan and Perrigo prepared by certain research analysts. In addition, for certain of its analyses with regard to Perrigo, Citi also relied on financial forecasts concerning the business and financial prospects of Perrigo, which were prepared by Perrigo’s management. Accordingly, the estimates used in, and the results derived from, these analyses performed by Citi are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Citi, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Citi.

Elan

52-Week Trading Range. Citi reviewed the share price performance of Elan ordinary shares during the 52-week period ending on July 23, 2013, and noted that the range of low and high trading prices of Elan shares was $9.37 to $14.80 per share, and that the Elan share closing price on July 23, 2013 was $14.10. Citi noted that the implied per share value of the Offer of $16.50 was above that range.

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis to calculate the estimated present value of the unlevered free cash flows that Elan could generate for fiscal years 2014 through 2024. Citi’s discounted cash flow analysis focused on the ongoing royalty payments to be received by Elan from Biogen Idec Inc. based upon worldwide sales of Tysabri, which is currently Elan’s sole source of revenue.

Citi calculated Elan’s unlevered free cash flows under three sensitivity cases reflecting alternative Wall Street analyst forecasts with respect to the worldwide sales of Tysabri. In all cases, for fiscal years 2014 through 2016, Citi performed its analysis based on publicly available Wall Street analyst forecasts of the worldwide sales projections for Tysabri. The first case, which we refer to as the “Street Downside Case,” was based on the lowest estimated sales of Tysabri for fiscal years 2014 through 2016 from Wall Street analysts. The second, which we refer to as the “Street Consensus Case,” was based on the average estimated sales of Tysabri for the same period from Wall Street analysts. The third, which we refer to as the “Street Upside Case,” was based on the highest estimated sales of Tysabri for the same period from Wall Street analysts. For fiscal years 2017 through 2024, Citi calculated Elan’s unlevered free cash flows for each of the three cases by applying to each such case a constant growth rate of 5% on the worldwide sales of Tysabri, which rate was chosen based on average estimated growth of Tysabri sales from 2016 to 2017 from Wall Street analysts. Citi also assumed that Elan would have $25 million of annual operating expenses growing at a rate of 2% per year, and that non-cash expense, capital expenditures and working capital ratios would remain constant, which would be typical of a pharmaceutical business that derives all of its revenue from royalty streams.

Citi calculated terminal values for Elan by applying to Elan’s fiscal year 2024 estimated free cash flows a range of perpetuity growth rates of -4% to 0%. The present value of the cash flows and terminal values with respect to each of the three cases were then calculated using discount rates ranging from approximately 7.6% to 9.1%, based on a calculation of Elan’s weighted average cost of capital. This analysis indicated the following implied per share reference ranges for Elan, as compared to the implied per share value of the Offer:

	Implied Per Share Equity Reference Range for Elan	Implied Per Share Offer Value
Street Downside Case	$10.76 – $14.08	$16.50
Street Consensus Case	$13.25 – $17.69	$16.50
Street Upside Case	$15.74 – $21.30	$16.50

As described above, Citi’s analysis of Elan’s unlevered free cash flows relied on publicly available Wall Street analyst forecasts with respect to the worldwide sales of Tysabri for the fiscal years 2014 through 2016, and was performed using the assumptions relating to estimated growth rates applicable to Tysabri sales as well as Elan’s annual operating expenses, non-cash expenses, capital expenditures and working capital ratios, as specified above. Although Citi did not rely upon the financial forecasts provided by Elan management in rendering its opinion, an analysis of Elan’s unlevered free cash flows based on such forecasts, performed on the same basis described in the preceding paragraphs, yields a range of implied per share equity values for Elan of approximately $14.29 to $19.21 compared to the implied per share value of the offer of $16.50.

Perrigo

Pursuant to the terms of the Offer, holders of Elan shares will receive $6.25 in cash and 0.07636 of an ordinary share of New Perrigo for each Elan share, valuing each Elan share at $16.50 per share based on the closing price of Perrigo common stock on the New York Stock Exchange on July 26, 2013. Accordingly, on July 26, 2013, the implied per share value of each New Perrigo share was $134.23.

52-Week Trading Range. Citi reviewed the share price performance of Perrigo common stock during the 52-week period ending on July 23, 2013, and noted that the range of low and high trading prices of shares of Perrigo common stock was $98.79 to $133.49 per share, and that the closing price of Perrigo common stock on July 23, 2013 was $129.28 per share.

Research Price Targets. Citi reviewed the most recent one-year forward target prices for shares of Perrigo common stock by Wall Street equity research analysts included in data published by Bloomberg and FactSet. After applying a one-year discount rate of 8.9%, based on a calculation of Perrigo’s cost of equity, to reflect the present value of the one-year forward target prices, the review indicated that the target prices for shares of Perrigo common stock ranged from $101.04 to $133.19 per share.

Selected Companies Analysis. Citi reviewed financial and stock market information of Perrigo and six selected publicly held companies in the generics and over-the-counter pharmaceuticals industries. These companies were selected because, among other reasons, they possessed certain operational or business characteristics which in Citi’s view were similar to those of Perrigo (or a portion of Perrigo) or otherwise relevant for purposes of comparison. Citi reviewed, among other things, the current share prices of the selected companies, based on closing stock prices on July 23, 2013, as a multiple of estimated per-share earnings for calendar year 2014. These selected companies and their calendar year 2014 estimated Price / Earnings per share multiples (P/E) were as follows:

Price/2014E Earnings Per Share
Actavis, Inc.	9.6x
Endo Health Solutions Inc.	10.0x
Hospira, Inc.	18.9x
Mylan Inc.	10.2x
Teva Pharmaceuticals Industries Ltd.	7.5x
Valeant Pharmaceuticals International, Inc.	10.4x

No individual company above is directly comparable to Perrigo given different historical and expected financial performance, end markets, and nature of products sold. However, using the multiples above as a general guide and using its professional judgment, Citi applied a range of selected multiples of calendar year 2014 estimated Price / Earnings Per Share of 15.0x to 20.0x derived from the generics and over-the-counter pharmaceuticals companies to Perrigo’s estimated earnings per share for calendar year 2014. Estimated financial data of the selected companies was based on Wall Street research analysts’ median consensus estimates as compiled by FactSet, public filings and other publicly available information. Estimated calendar year 2014 earnings per share for Perrigo was based on Wall Street research analysts’ consensus estimate of $6.86 per share of Perrigo common stock. This analysis indicated an implied per share equity reference range for Perrigo of $102.90 to $137.20.

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis to calculate the estimated present value of the unlevered free cash flows that Perrigo could generate for the second half of calendar year 2013 and calendar years 2014 through 2017. Citi calculated Perrigo’s unlevered free cash flows under two cases: the first case, which we refer to as the “Perrigo Street Case,” was based on Wall Street equity research analyst forecasts; and the second case, which we refer to as the “Perrigo Management Case,” was derived from Perrigo’s Perrigo Projections that were made available to it. See “—Elan and Perrigo Unaudited Prospective Financial Information.” Citi calculated terminal values for Perrigo by applying to Perrigo’s calendar year 2017 estimated free cash flows a range of perpetuity growth rates of 1.5% to 2.5%. The present value of the cash flows and terminal values with respect to each of the two cases were then calculated using discount rates ranging from

7.2% to 8.6%, based on a calculation of Perrigo’s weighted average cost of capital. This analysis indicated the following implied per share reference ranges for Perrigo:

Implied Per Share Equity Reference Range for Perrigo
Perrigo Street Case	$92.97 – $139.51
Perrigo Management Case	$118.39 – $177.65

General

In connection with the review of the transaction by Elan’s board of directors, Citi performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to a partial analysis or a summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. In addition, Citi may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Citi with respect to the actual value of Elan or Perrigo.

The type and amount of consideration payable in the transaction was determined through arms-length negotiations between Elan and Perrigo and were approved by the Elan board of directors. Citi provided advice to Elan during such negotiations; however, Citi did not recommend any specific scheme consideration or advise that any specific scheme consideration constituted the only appropriate consideration in connection with the proposed transaction. The opinion of Citi was among many factors considered by the Elan board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Elan board of directors or Elan management with respect to the transaction or the scheme consideration.

In selecting Citi as its financial advisor in connection with the transaction, Elan considered, among other things, its qualifications, capabilities, and reputations for providing high-quality financial advisory services. In addition, Citi has a long-standing relationship and is familiar with Elan and has substantial knowledge of and experience in the pharmaceutical industry. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. For the foregoing reasons, Elan selected Citi as its financial advisor.

Pursuant to the terms of its engagement letter, Citi acted as financial advisor to the Elan board of directors in connection with the transaction and Elan agreed to pay Citi a fee of approximately $34.3 million in connection therewith, which is contingent upon the consummation of the transaction. Elan has also agreed to reimburse Citi for its expenses incurred in performing its services, including customary out-of-pocket travel and other expenses and reasonable fees and expenses of its legal counsel. In addition, Elan has agreed to indemnify Citi and its affiliates, directors, officers, agents and employees and each person, if any, controlling Citi or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Citi’s engagement.

In the two years prior to the date of its opinion, Citi and its affiliates have provided services to Elan unrelated to the transaction, for which services Citi and its affiliates received compensation, including, without limitation, having acted (a) as financial advisor to Elan in connection with (i) the sale of the Elan Drug Technology asset to Alkermes plc in September 2011, (ii) the entry into a new intercompany revolving loan facility to be used to repurchase existing debt in September 2012, (iii) the divestiture of Prothena Corporation plc in December 2012, and (iv) the entry into the restructuring agreement with Biogen Idec, Inc. for Tysabri in February 2013, and (b) as sole agent to Elan in connection with its “Dutch Auction” tender offer in April 2013. Citi also acted as financial advisor to Elan in connection with the successful defense against a hostile bid by Royalty Pharma in June 2013 but has not been paid for that engagement and, assuming the acquisition closes, will not receive additional fees for that engagement. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Elan and Perrigo for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Elan, Perrigo and their respective affiliates.

Opinion of Morgan Stanley

Morgan Stanley was retained by the Elan board of directors to provide it with financial advisory services and a financial opinion in connection with a potential sale of Elan. Elan selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its long-standing knowledge of and familiarity with the business and affairs of the company. At the meeting of the Elan board of directors on July 25, 2013, Morgan Stanley rendered its oral opinion to the Elan board of directors, which opinion was subsequently confirmed in a written opinion dated July 28, 2013, to the effect that, as of the date of its written opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley, as set forth in its written opinion, from a financial point of view, the consideration of 0.07636 of a New Perrigo ordinary share and $6.25 in cash for each outstanding Elan share to be received by the shareholders of Elan pursuant to the Rule 2.5 announcement issued by Elan and Perrigo on July 29, 2013 in relation to the acquisition (the “Rule 2.5 Announcement”) was fair and reasonable as far as the shareholders of Elan were concerned.

The full text of Morgan Stanley’s written opinion, dated July 28, 2013, is attached as Annex G to this joint proxy statement/prospectus. Elan encourages you to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley in rendering the opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to and for the information of the Elan board of directors and addresses only the fairness and reasonableness, from a financial point of view, of the consideration of 0.07636 of a New Perrigo ordinary share and $6.25 in cash for each outstanding Elan share to be received by the shareholders of Elan pursuant to the Rule 2.5 Announcement. Morgan Stanley’s opinion does not address the relative merits of the acquisition as compared to any other alternative business transaction, or other financing or similar alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion does not in any manner address the underlying business decision of the Elan board of directors to recommend that the shareholders of Elan vote in favor of the acquisition, does not in any way constitute a recommendation by Morgan Stanley or any of Morgan Stanley’s associated companies, branches and affiliates (the “Morgan Stanley Group”) as to how any holder of securities of Elan should act in relation to the acquisition and expresses no opinion as to what the value of New Perrigo ordinary shares actually will be when issued or the price at which New Perrigo ordinary shares will trade at any time.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information published by Elan and Perrigo, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Elan and Perrigo;

•	reviewed certain financial projections prepared by the management of Perrigo;

•	reviewed certain financial forecasts for Elan, including a range of public market forecasts in relation to the revenue growth of Tysabri®;

•	discussed the past and current operations and financial condition and the prospects of Elan with senior executives;

•

attended reverse due diligence sessions with Perrigo senior management during which Morgan Stanley was provided with an opportunity to discuss Perrigo’s past and current operations, financial conditions and key risks and challenges, both legal and commercial, facing the business;

•	reviewed the reported prices and trading activity for Elan and Perrigo shares;

•

compared the financial performance of Elan and Perrigo and the prices and trading activity of Elan and Perrigo shares with that of certain other publicly-traded companies comparable with Elan and Perrigo;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Elan and Perrigo and their financial and legal advisors;

•	reviewed the draft Rule 2.5 Announcement, including a draft of the Transaction Agreement appended thereto; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by or on behalf of Elan and Perrigo, and which formed a substantial basis for Morgan Stanley’s opinion. Morgan Stanley relied upon, without independent verification, the assessment by the management of Elan of the strategic and other benefits expected to result from the acquisition. Morgan Stanley further relied upon the assurances of Elan’s management that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading and no relevant facts or circumstances had been omitted. The management of Elan provided Morgan Stanley with certain profit and loss, balance sheet, and cash flow forecasts relating to Elan, including forecasts for in-market sales for Tysabri; however, in order to be consistent with the approach adopted by Elan in relation to the valuation of Tysabri in its statement dated May 29, 2013 and in consideration of the requirements of Rule 28 of the Irish Takeover Rules, and as agreed with Elan, Morgan Stanley did not rely upon such forecasts for in-market sales for Tysabri in rendering its opinion.

In addition, Morgan Stanley assumed that the acquisition will be consummated in accordance with the terms set forth in the Transaction Agreement and the Rule 2.5 Announcement without any waiver, amendment or delay of any material terms or conditions thereof and that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the acquisition, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the acquisition.

In arriving at its opinion, Morgan Stanley did not conduct a physical inspection of the properties and facilities of Elan or Perrigo and did not make any independent valuation or appraisal of the assets or liabilities (including any derivative or off-balance sheet assets and liabilities) of Elan or Perrigo, nor was Morgan Stanley furnished with any such appraisals. In addition, Morgan Stanley did not make any independent valuation or appraisal concerning the solvency or fair value of Elan or Perrigo under any laws relating to bankruptcy, insolvency or similar matters. Morgan Stanley’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Elan or Perrigo.

Morgan Stanley is not a legal, tax, regulatory, accounting, actuarial or pharmaceutical, biotechnology or healthcare advisor and Morgan Stanley’s opinion does not address any legal, tax, regulatory, accounting, actuarial, pharmaceutical, biotechnology or healthcare matters, analysis, evaluation or reporting as to which Morgan Stanley understood that Elan had obtained such advice as it deemed necessary from qualified professionals in connection with the acquisition. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Elan and its legal, tax, regulatory, accounting, actuarial or relevant industry technical expert advisers with respect to legal, tax, regulatory, accounting, actuarial or pharmaceutical and biotechnology technical matters arising out of or in connection with the acquisition.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 28, 2013. Events occurring after July 28, 2013 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion based on circumstances which may have occurred after July 28, 2013.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Elan board of directors. The financial analyses summarised below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 22, 2013 and is not necessarily indicative of current market conditions.

Elan Analysis

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of Elan shares for the 12-month period ending July 22, 2013 and noted that, during such period, the high intra-day trading price for Elan shares was $14.80 and the low intra-day trading price for Elan shares was $9.37. Morgan Stanley also noted that the volume-weighted average price for Elan shares for the 12-month, 6-month and 3-month periods ending July 22, 2013 was $11.83, $12.22 and $13.02, respectively. Finally, Morgan Stanley noted that, as of July 22, 2013, the closing price for Elan shares was $14.23, and as of February 15, 2013, which was the last trading day prior to Royalty Pharma approaching the Chairman of Elan regarding a potential formal offer to acquire Elan, the closing price for Elan shares was $10.35.

Equity Research Price Target Analysis

Morgan Stanley reviewed the price targets for Elan shares prepared and published by selected equity research analysts between May 30, 2013 and July 15, 2013. These targets reflected each analyst’s estimate of the future public market-trading price of Elan shares and were not discounted to reflect the present value. For purposes of this analysis, price targets for Elan shares published by research analysts in euros were converted into U.S. dollars using an exchange rate of $1.30 per euro. The range of price targets for Elan shares as of July 22, 2013 was $12.09 to $19.00, with a median of $13.39.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Elan shares and these estimates are subject to uncertainties, including the future financial performance of Elan and future financial market conditions.

Comparable Company Trading Multiples Analysis

Morgan Stanley performed a comparable company analysis for Elan, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for Elan corresponding to current and historical financial information, ratios and public market multiples for publicly-traded companies in the specialty pharmaceuticals and/or biotechnology sector that have certain similar business and operating characteristics. The following list sets forth the selected publicly-traded comparable companies that were reviewed in connection with this analysis:

•	Actelion Ltd.

•	Alexion Pharmaceuticals, Inc.

•	Alkermes, Inc.

•	Biogen Idec Inc.

•	BioMarin Pharmaceutical Inc.

•	Celgene Corporation

•	Cubist Pharmaceuticals, Inc.

•	Gilead Sciences, Inc.

•	Jazz Pharmaceuticals Public Limited Company

•	Regeneron Pharmaceuticals, Inc.

•	Shire plc

•	UCB S.A.

•	United Therapeutics Corporation

•	Valeant Pharmaceuticals International, Inc.

•	Vertex Pharmaceuticals Incorporated

Morgan Stanley analysed the following statistics for comparative purposes:

•	the ratio of stock price to estimated earnings per share for calendar year 2015 (“2015 EPS”); and

•

the ratio of the aggregate value (which is defined as fully-diluted market capitalisation plus total debt and less cash and cash equivalents), to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2015 (“2015 EBITDA”).

This analysis indicated the following:

Ratio	High	Low	Mean	Median
Price to 2015 EPS	35.6x	8.3x	17.1x	14.0x

Aggregate Value to 2015 EBITDA	23.3x	6.3x	12.5x	10.8x

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples set forth in the table below and applied these ranges of multiples to the relevant Elan financial statistic based on consensus equity research estimates. Based on the number of outstanding Elan shares on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per Elan share as follows:

Ratio	Comparable Company Reference Range	Implied Per Share Value
Price to 2015 EPS	16.5x – 19.5x	$9.73 – $11.49

Aggregate Value to 2015 EBITDA	10.0x – 13.0x	$11.28 – $13.58

No company utilised in the comparable company trading multiples analysis is identical to Elan. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Elan, such as the impact of competition on the businesses of Elan and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Elan or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Premiums Paid Analysis

Morgan Stanley reviewed the premiums paid in the following acquisition transactions from February 2009 to May 2013 with public company targets in the biopharma sector:

Announcement Date

(Month and Year)	Target	Acquiror
May 2013	Warner Chilcott PLC	Actavis, Inc.

April 2013	Conceptus, Inc.	Bayer AG

April 2013	PROLOR Biotech, Inc.	OPKO Health, Inc.

April 2013	Obagi Medical Products, Inc.	Valeant Pharmaceuticals International, Inc.

January 2013	MAP Pharmaceuticals, Inc.	Allergan, Inc.

December 2012	Intercell AG	Vivalis

December 2012	YM BioSciences Inc.	Gilead Sciences, Inc.

November 2012	BioMimetic Therapeutics, Inc.	Wright Medical Group, Inc.

June 2012	Proximagen Group PLC	Upsher-Smith Laboratories, Inc.

April 2012	Ardea Biosciences, Inc.	AstraZeneca PLC

January 2012	Micromet, Inc.	Amgen Inc.

January 2012	Inhibitex, Inc.	Bristol-Meyers Squibb Company

November 2011	Pharmasset, Inc.	Gilead Sciences, Inc.

October 2011	Adolor Corporation	Cubist Pharmaceuticals, Inc.

October 2011	Anadys Pharmaceuticals, Inc.	Roche Holding AG

March 2011	ChemGenex Pharmaceuticals Limited	Cephalon, Inc.

February 2011	Clinical Data, Inc.	Forest Laboratories, Inc.

September 2010	ZymoGenetics, Inc.	Bristol-Meyers Squibb Company

April 2010	Javelin Pharmaceuticals, Inc.	Hospira, Inc.

March 2010	Facet Biotech Corporation	Abbott Laboratories

September 2009	Peplin, Inc.	LEO Pharma A/S

July 2009	Medarex, Inc.	Bristol-Meyers Squibb Company

May 2009	Cougar Biotechnology, Inc.	Johnson & Johnson

February 2009	Arana Therapeutics Limited	Cephalon, Inc.

Morgan Stanley reviewed the premium paid to the target company’s stock price one day and one month prior to the announcement date for each transaction. Morgan Stanley noted that the mean and median premium paid in all transactions reviewed was 70% and 64%, respectively, with respect to the stock price one day prior to the announcement date for each transaction, and 78% and 64%, respectively, with respect to the stock price one month prior to the announcement date for each transaction.

Morgan Stanley applied a premium range of 40% to 70% to Elan’s share price of $10.35 as of February 15, 2013, which was the last trading day prior to Royalty Pharma approaching the Chairman of Elan regarding a potential formal offer to acquire Elan. For purposes of this analysis, given the substantial cash balance at Elan, prior to applying the premium range described above, the value of Elan shares was adjusted by subtracting the cash value per share based on the pro-forma cash balance as of December 31, 2013 as provided by Elan management, which took into account, among other things, Elan’s share buyback, Elan’s debt redemption and cash received from Biogen as a result of the closing of the Tysabri restructuring (the “Pro-Forma Cash Balance”). The per share Pro-Forma Cash Balance was subsequently added back to the result. The range of Elan’s implied share prices derived from this analysis was $12.95 to $14.89, compared to the implied per share value of the consideration to be received by Elan shareholders pursuant to the Rule 2.5 Announcement of $16.50 as of July 26, 2013. Morgan Stanley also noted that a price of $16.50 per Elan share represented a 91% premium to the closing price of Elan shares on February 15, 2013 when adjusted for Elan’s pro-forma net cash position as described above.

No company or transaction utilised in the premiums paid analysis is identical to Elan or the acquisition. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Elan, such as the impact of competition on the business of Elan or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Elan or the industry or in the financial markets in general, which could affect the public trading value of the companies and the corporate aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analysing the consideration offered in the acquisition. The fact that points in the range of implied present value per Elan share derived from the valuation of precedent transactions were less than or greater than the consideration to be received by Elan shareholders in the acquisition is not necessarily dispositive in connection with Morgan Stanley’s analysis of such consideration, but one of many factors Morgan Stanley considered.

Discounted Cash Flow Analysis

Morgan Stanley performed a sum-of-the-parts discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of (a) projected unlevered free cash flows up to a certain point in time, and (b) the terminal value of free cash flows in subsequent years estimated using a perpetual growth rate.

As part of the discounted cash flow analysis, Morgan Stanley separately analysed the present value of (i) the Tysabri royalty stream, (ii) Elan’s operating and other cash expenses, including tax, and (iii) Elan’s Pro-Forma Cash Balance.

In relation to the valuation of the Tysabri royalty stream, Morgan Stanley’s analysis was based solely on forecasts for total in-market sales of Tysabri prepared by certain research analysts for the years 2013 through 2016, and subsequently 5% growth per annum from 2017 through 2022 based on an average research analysts’ consensus growth rate of 5.5% of in-market sales from 2016 through 2022.

The royalty income that Elan is expected to receive from Biogen Idec was calculated on the basis of the royalty structure agreed between the parties. In addition, a perpetual growth rate of negative 3% was applied to calculate the terminal value of free cash flows from 2023 onwards.

For purposes of this analysis, Morgan Stanley calculated Elan’s discounted unlevered free cash flow value using discount rates ranging from 7.0% to 8.0% based on Morgan Stanley’s estimate of Elan’s weighted-average cost of capital. This analysis indicated a range of implied per share values for Elan shares of approximately $12.96 to $14.03, compared to the implied per share value of the consideration to be received by Elan shareholders pursuant to the Rule 2.5 Announcement of $16.50 as of July 26, 2013.

As described above, for the purposes of its opinion, Morgan Stanley relied, with respect to the valuation of the Tysabri royalty stream, solely on forecasts for total in-market sales of Tysabri prepared by certain research analysts for the years 2013 through 2016, and subsequently 5% growth per annum from 2017 through 2022 based on average research analysts’ consensus growth of 5.5% of in-market sales from 2016 through 2022. Furthermore, while Morgan Stanley accordingly did not rely on Elan management’s forecasts for Tysabri in-market sales for the purposes of its opinion, an analysis of those forecasts, using the same discount rate range described above, indicated a range of implied per share values for Elan shares of approximately $15.66 to $17.10, compared to the implied per share value of the Perrigo consideration to be received by Elan shareholders pursuant to the Rule 2.5 Announcement of $16.50 as of July 26, 2013.

Perrigo Analysis

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of shares of Perrigo common stock for the 12-month period ending July 22, 2013 and noted that, during such period, the high intra-day trading price for shares of Perrigo common stock was $133.49 and the low intra-day trading price for shares of Perrigo common stock was $98.79. Morgan Stanley also noted that, as of July 22, 2013, the closing price for shares of Perrigo common stock was $130.19.

Equity Research Price Target Analysis

Morgan Stanley reviewed the price targets for shares of Perrigo common stock prepared and published by selected equity research analysts between June 5, 2013 and July 15, 2013. These targets reflected each analyst’s estimate of the future public market-trading price of shares of Perrigo common stock and were not discounted to reflect the present value. The range of undiscounted price targets for shares of Perrigo common stock as of July 22, 2013 was $120.00 to $145.00, with a median of $133.00.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of Perrigo common stock and these estimates are subject to uncertainties, including the future financial performance of Perrigo and future financial market conditions.

Comparable Company Trading Multiples Analysis

Morgan Stanley also performed a comparable company analysis for Perrigo. Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for Perrigo corresponding to current and historical financial information, ratios and public market multiples for publicly-traded companies in the specialty pharmaceuticals and/or biotechnology sector that have certain similar business and operating characteristics. The following list sets forth the selected publicly-traded comparable companies that were reviewed in connection with this analysis:

•	Allergan, Inc.

•	Auxilium Pharmaceuticals, Inc.

•	Cubist Pharmaceuticals, Inc.

•	Endo Pharmaceuticals Holdings Inc.

•	Forest Laboratories, Inc.

•	Optimer Pharmaceuticals, Inc.

•	Salix Pharmaceuticals, Ltd.

•	The Medicines Company

•	United Therapeutics Corporation

•	Valeant Pharmaceuticals International, Inc.

Morgan Stanley analysed the following statistics for comparative purposes:

•	the ratio of stock price to estimated earnings per share for calendar year 2014 (“2014 EPS”);

•	the ratio of stock price to estimated earnings per share for calendar year 2015 (“2015 EPS”);

•	the ratio of the aggregate value to EBITDA for calendar year 2014 (“2014 EBITDA”); and

•	the ratio of the aggregate value to EBITDA for calendar year 2015 (“2015 EBITDA”).

This analysis indicated the following:

Ratio	High	Low	Mean	Median
Price to 2014 EPS	30.2x	9.9x	17.8x	16.8x
Price to 2015 EPS	23.0x	7.7x	14.2x	12.9x
Aggregate Value to 2014 EBITDA	21.8x	6.4x	12.4x	10.8x

Aggregate Value to 2015 EBITDA	17.1x	5.0x	9.6x	9.0x

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples set forth in the table below and applied these ranges of multiples to the relevant Perrigo financial statistic based on Perrigo management forecasts. Based on the number of outstanding shares of Perrigo common stock on a fully-diluted basis (including outstanding options, warrants and restricted stock), Morgan Stanley calculated the estimated implied value per share of Perrigo common stock as follows:

Ratio	Comparable Company Reference Range	Implied Per Share Value
Price to 2014 EPS	17.0x – 20.5x	$115.40 – $139.16
Price to 2015 EPS	16.0x – 19.5x	$117.56 – $143.27
Aggregate Value to 2014 EBITDA	11.0x – 13.0x	$112.26 – $134.96

Aggregate Value to 2015 EBITDA	10.0x – 12.0x	$110.79 – $135.46

No company utilised in the comparable company trading multiples analysis is identical to Perrigo. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Perrigo, such as the impact of competition on the businesses of Perrigo and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Perrigo or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley also performed a discounted cash flow analysis of Perrigo to calculate a range of implied equity values per share of Perrigo common stock using estimates of Perrigo’s future cash flows for fiscal years 2013 through 2018 (which estimates were calendarised for calendar years 2013 through 2017) derived from Perrigo’s Perrigo Projections that were made available to it. In addition, a range of perpetual growth rates of 0.5% to 2.5% was applied to calculate the terminal value of free cash flows from calendar year 2018 onwards.

For purposes of this analysis, Morgan Stanley calculated Perrigo’s discounted unlevered free cash flow value using a discount rate of 7% based on Morgan Stanley’s estimate of Perrigo’s weighted average cost of capital. This analysis indicated a range of implied per share values for shares of Perrigo common stock of approximately $111.73 to $158.27.

General

In connection with the review of the acquisition by Elan’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Elan or Perrigo. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Elan and Perrigo. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness and reasonableness, from a financial point of view, of the consideration of 0.07636 of a New Perrigo ordinary share and $6.25 in cash for each outstanding Elan share to be received by the shareholders of Elan pursuant to the Rule 2.5 Announcement as far as the shareholders of Elan are concerned and in connection with the delivery of its opinion to the Elan board of directors. These analyses do not purport to be appraisals or to reflect the prices at which Elan or Perrigo shares might actually trade.

The consideration to be received by Elan shareholders in the acquisition was determined through arm’s-length negotiations between the board of directors of Elan and Perrigo and was approved by the Elan board of directors. Morgan Stanley provided advice to the Elan board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to the Elan board of directors or that any specific consideration constituted the only appropriate consideration for the acquisition. Morgan Stanley’s opinion does not in any manner address the underlying business decision of the Elan board of directors to recommend that the shareholders of Elan vote in favor of the acquisition and does not in any way constitute a recommendation by the Morgan Stanley Group as to how any holder of securities of Elan should act in relation to the acquisition.

Morgan Stanley’s opinion and its presentation to the Elan board of directors was one of many factors taken into consideration by the Elan board of directors in deciding to approve, adopt and authorise the Transaction Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Elan board of directors with respect to the consideration to be received by Elan shareholders in the acquisition or of whether the Elan board of directors would have been willing to agree to different consideration.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley employees in accordance with its customary practice. In providing its opinion, Morgan Stanley has taken into account the Elan board of directors’ commercial assessment of the acquisition. Morgan Stanley accepted no responsibility to any person other than the Elan board of directors in relation to the contents of its written opinion, even if it had been disclosed with Morgan Stanley’s consent.

The Morgan Stanley Group is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. In the ordinary course of its business, the Morgan Stanley Group and its respective directors, officers and employees may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Elan, Perrigo or any other company, or currency or commodity, that may be involved in the transactions, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Elan board of directors with financial advisory services and a financial opinion in connection with the acquisition, and will receive an estimated fee of approximately $34.3 million for its services, all of which is contingent upon the closing of the acquisition. Morgan Stanley will also be reimbursed for certain of its expenses incurred in connection with its engagement. In addition, Elan has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the applicable securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Elan unrelated to the transactions, and has received fees in connection with such services, including, without limitation, having acted as sole book-running manager in relation to (i) the $600 million 6.25% senior notes offering in September 2012 and (ii) the $850 million 6.25% senior notes offering in May 2013. Morgan Stanley also acted as financial advisor to Elan in connection with the successful defense against a hostile bid by Royalty Pharma in June 2013 but has not been paid for that engagement, and assuming the acquisition closes, will not receive additional fees for that engagement.

In addition, in the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Perrigo unrelated to the transactions, and has received fees in connection with such services, including, without limitation, having acted as (a) financial advisor to Perrigo in relation to the acquisition of Paddock Laboratories, (b) joint lead arranger and bookrunner and syndication agent in relation to a revolving credit facility for Perrigo in November 2011 and (c) joint book-running manager in relation to Perrigo’s $600 million 2.95% notes offering in May 2013.

Morgan Stanley may also seek to provide such services to Elan and Perrigo in the future and expects to receive fees for the rendering of these services.

Financing

Perrigo intends to satisfy the cash components of the transactions and pay certain transactional expenses (including in connection with hedging obligations) on the closing date of the acquisition and the merger with (i) the proceeds of up to $1.65 billion in borrowings under the Debt Bridge Credit Agreement, (ii) the proceeds of up to $1.7 billion from borrowings under the Cash Bridge Credit Agreement and (iii) the proceeds of up to $1.0 billion in borrowings under the Term Loan Credit Agreement.

Under the Debt Bridge Credit Agreement and the Cash Bridge Credit Agreement, Barclays Bank PLC and HSBC Bank USA, N.A. will provide New Perrigo, respectively, with senior unsecured debt financing in an aggregate principal amount of up to $2.65 billion and senior unsecured cash financing in an aggregate principal amount of up to $1.7 billion. Effective September 6, 2013, New Perrigo terminated the $1.0 billion tranche 2 commitments under the Debt Bridge Credit Agreement. The $1.65 billion tranche 1 commitments under the Debt Bridge Credit Agreement remain outstanding.

Under the Term Loan Credit Agreement and the Revolving Credit Agreement, the lenders will provide New Perrigo, respectively, with senior unsecured cash financing in an aggregate principal amount of up to $1.0 billion and senior unsecured cash financing in an aggregate principal amount of up to $600.0 million.

New Perrigo will use the proceeds from the borrowings under the Debt Bridge Credit Agreements and the Permanent Credit Agreements (a) to repay existing indebtedness of Perrigo, (b) to finance in part the transactions and to pay fees and expenses in connection therewith (including in connection with hedging obligations), (c) for general corporate purposes and working capital, and (d) for additional acquisitions.

The closing date of the Bridge Credit Agreements and the Permanent Credit Agreements is conditioned on, among other things, the consummation of the transactions, accession of Perrigo and certain subsidiaries of Perrigo as guarantors, and absence of certain events of defaults under the Bridge Credit Agreements and the Permanent Credit Agreements.

On or prior to the effective time of the acquisition, New Perrigo may seek to refinance certain outstanding indebtedness of Perrigo including its current term loan, private placement notes and existing public bonds and to replace the commitments under the Debt Bridge Credit Agreements with new indebtedness (including indebtedness under the Permanent Credit Agreements and which may include debt securities) that may be incurred by New Perrigo, Perrigo or any of their subsidiaries. As of the date of this joint proxy statement/prospectus, the Permanent Credit Agreements are effective and New Perrigo and Perrigo are in further discussions with various financing sources with a view to entering into agreements that will make funds available on or prior to the closing of the acquisition to fund the amounts described above. The final terms (including interest rate and maturity) of any debt securities or any new credit facilities or other aspects of the refinancing plan are still under discussion with financing sources and will depend on market and other conditions existing at the time Perrigo seeks to obtain any such financing. Any commitments to provide financing may be subject to certain conditions (including the closing of the acquisition). There can be no assurances regarding the outcome or the terms of our financing plans. However, the consummation of the transactions is not conditioned upon the receipt of any such financings.

As soon as practicable (and in no event more than 60 days unless otherwise agreed to by the Administrative Agent) following the consummation of the Acquisition, and to the extent applicable, completion of certain statutory procedures in Ireland, the lenders under the Bridge Credit Agreements and the Permanent Credit Agreements will benefit from guarantees to be provided by Elan and its Irish subsidiaries. Additionally, noteholders under debt securities that New Perrigo may issue may benefit from guarantees to be provided by Elan and its subsidiaries. The ability of the borrower to repay the Bridge Credit Agreements and the Permanent Credit Agreements will depend in part on the financial results of Elan and its subsidiaries.

For a complete description of the financing relating to the transaction, see also “Financing Relating to the Transaction” beginning on page [—] of this joint proxy statement/prospectus.

Transaction-Related Costs

Perrigo currently estimates that, upon the effective time of the transactions, transaction-related costs incurred by the combined company, including fees and expenses relating to refinancing and in connection with hedging obligations, will be approximately $351 million.

Interests of Certain Persons in the Transaction

Perrigo

In considering the recommendation of the board of directors of Perrigo, Perrigo shareholders should be aware that certain executive officers and directors of Perrigo will have interests in the proposed transactions that are different from, or in addition to, the interests of Perrigo shareholders generally and which may create potential conflicts of interest. These interests are described in more detail below, and with respect to named executive officers of Perrigo, are quantified below. The board of directors of Perrigo was aware of these interests and considered them when it adopted the Transaction Agreement and approved the business combination. Other than the interests described below, the proposed transactions will have no impact on the compensation and benefits payable to Perrigo’s executive officers or directors.

Code Section 4985 Excise Tax

With respect to the merger, Section 4985 of the Code imposes an excise tax (15% in 2013) on the value of certain stock compensation held at any time during the six months before and six months after the closing of the merger by individuals who were and/or are directors and executive officers of Perrigo and subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the same period. This excise tax applies to all payments (or rights to payment) granted to such persons by Perrigo and its affiliates in connection with the performance of services to Perrigo and its affiliates if the value of such payment or right is based on (or determined by reference to) the value (or change in value) of stock in Perrigo (excluding certain statutory incentive stock options and holdings in tax qualified plans), which would include any outstanding (1) unexercised vested or unvested nonqualified stock options, (2) unvested restricted stock awards; (3) unvested restricted stock unit awards and (4) unvested performance restricted stock unit awards, held by such Perrigo executive officers and directors during this twelve month period and becomes effective contemporaneously with the closing of the merger. However, the excise tax will not apply to (1) any stock option which is exercised on the expatriation date (closing date of the merger) or during the 6-month period before such date and to the stock acquired in such exercise, if income is recognized under Code Section 83 on or before the expatriation date with respect to the stock acquired pursuant to such exercise, and (2) any other specified stock compensation which is exercised, sold, exchanged, distributed, cashed-out, or otherwise paid during such period in a transaction in which income, gain, or loss is recognized in full.

The Perrigo board of directors has determined that it is appropriate to provide these executive officers and directors with a payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax had been applied. These payments will be non-deductible and will be subject to the Section 4985 excise tax (15% in 2013). These amounts would be paid following the closing of the merger, which is subject to approval and adoption of the Transaction Agreement and the merger by Perrigo’s shareholders. The actual amounts due on behalf of such directors and executive officers will be determinable following the consummation of the proposed transactions. These payments will result in no unique benefit to the named executive officers but are intended only to place them in the same position as other equity compensation holders after the merger.

Based on the relevant stock-based compensation held by the Perrigo directors and executive officers as of August 30, 2013 and assuming (1) a Perrigo stock price of $126.32 (the average closing market price of Perrigo’s stock over the first five business days following the July 29, 2013 public announcement of the transactions); (2) a maximum federal tax rate of 39.6% and applicable state and local tax rates; (3) no stock options are exercised between August 30, 2013 and the consummation of the proposed transactions; (4) no additional relevant stock-based compensation grants are made to the named executive officers within the applicable 12-month window as previously described; and (5) performance restricted stock units are valued at target performance in respect of uncompleted performance periods, the payment for the executive officers and non-employee directors is estimated to be as follows: Mr. Papa, $9,282,946; Ms. Brown, $2,911,861; Mr. Hendrickson, $1,116,194; Mr. Kingma, $1,788,852; Mr. Kochan, $996,956; the 7 other executive officers (as a group), $4,636,195 and the 10 non-employee directors (as a group), $4,885,865. As noted above, the actual amount of the payment for each affected executive and director will be determinable following the consummation of the proposed transactions.

Indemnification and Insurance

Pursuant to the terms of the Transaction Agreement, Perrigo’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from New Perrigo. See “The Transaction Agreement—Covenants and Agreements—Directors’ and Officers’ Indemnification Insurance.”

Elan

In considering the recommendation of the Elan board of directors, you should be aware that directors and executive officers of Elan will have interests in the proposed acquisition that may be different from, or in addition to, the interests of Elan’s shareholders generally and which may create potential conflicts of interest. These interests are described in more detail and quantified below. The Elan board of directors was aware of these interests and considered them when it evaluated, negotiated and approved the Transaction Agreement and in making its recommendations to the shareholders of Elan.

Options to Purchase Ordinary Shares and Restricted Stock Units

At the effective time of the acquisition, each outstanding option to purchase Elan ordinary shares and each Elan restricted stock unit award will vest, be cancelled and be converted into the right to receive a cash payment in respect of the cancelled award. As described further in the section titled “The Transaction Agreement-Treatment of Elan Stock Options and Other Share-Based Awards” beginning on page [—] of this joint proxy statement/prospectus, the outstanding Elan stock options and restricted stock units will be converted into cash payments based on a ratio that is equal to the sum of (i) $6.25 (the cash component of the scheme consideration) plus (ii) the product of 0.07636 and the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the acquisition occurs (less the exercise price, in the case of options).

The estimated value of the unvested Elan options and restricted stock unit awards held by directors and executive officers of Elan that will vest and be converted into the right to receive a cash payment at the time of the acquisition are quantified below. The values are based on the option and restricted stock units held by Elan directors and executive officers as of August 30, 2013 and assume that (1) no unvested stock options or restricted share units vest between August 30, 2013 and the completion of the merger and (2) no additional stock options or restricted stock units are granted to the executive officers and directors between August 30, 2013 and the completion of the merger. Further, the values are based on a $126.32 share price of Perrigo common stock, which is the average closing market price of Perrigo’s common stock over the first five business days following the July 29, 2013 public announcement of the transactions. This equates to $15.90 per Elan share based on the 0.07636 exchange ratio plus the $6.25 cash component of the scheme consideration. The value of each unvested option is calculated as the difference between (a) $15.90 and (b) its exercise price. No value has been included for options with a per share exercise price greater than or equal to $15.90 because “underwater” options will be cancelled without consideration. The value of each restricted stock unit is calculated as the product of (a) $15.90 and (b) the number of Elan ordinary shares subject to such award.

For executive officers, the estimated value of the unvested Elan options and restricted stock unit awards that will vest and be converted into the right to receive a cash payment at the effective time of the acquisition is, for each of the following individuals: Mr. Martin ($13,073,148), Mr. Hasler ($3,126,653), Mr. Daniel ($2,735,785), Mr. Given ($1,331,234) and Mr. Clerkin ($2,663,699). For the non-employee directors as a group, the estimated value of the Elan options and restricted stock unit awards that will vest and be converted into the right to receive a cash payment at the effective time is $12,083,506.

Employment Agreement with G. Kelly Martin

Elan previously entered into an employment agreement with its Chief Executive Officer, Mr. G. Kelly Martin. The employment agreement provides Mr. Martin with certain severance protections in the event of a termination in connection with a change in control of Elan, which includes completion of the acquisition. If Mr. Martin’s employment is terminated by Elan or New Perrigo without “cause” or if he terminates his employment for “good reason” or due to his retirement, in each case within two years of the completion of the acquisition (referred to herein as a “qualifying termination”), Mr. Martin is entitled to receive a lump sum cash severance payment equal to three times the sum of (x) his current base salary and (y) his target annual bonus (which target annual bonus for 2013 is $1,000,000). If a qualifying termination occurs, Mr. Martin is also eligible to receive a pro-rated bonus in respect of the year of his termination. Additionally, in the event of a qualifying termination, Mr. Martin will (1) be eligible for continued participation in the health and welfare plans of Elan or New Perrigo, as applicable, with the cost of such coverage at active employee rates paid by Mr. Martin; (2) receive a lump sum payment of $50,000 to cover other miscellaneous costs and expenses; and (3) become entitled to career transition assistance, which includes the use of an office and the services of a full-time secretary for a reasonable period of time not to exceed three years. Payment of the cash severance and other benefits upon such a qualifying termination is conditioned upon Mr. Martin executing a general release of claims in favor of Elan or New Perrigo, as applicable, and complying with ongoing confidentiality and non-disparagement covenants, as well as non-solicitation provisions that apply for a period of one year after Mr. Martin’s employment terminates.

Mr. Martin’s employment agreement further provides that, if it is determined that any payment or distribution to Mr. Martin would be subject to excise tax under Section 4999 of the Code, or any interest or penalties are incurred by Mr. Martin with respect to such excise tax, then Mr. Martin shall be entitled to an additional payment in an amount such that after payment by Mr. Martin of all taxes on such additional payment, Mr. Martin retains an amount of such additional payment equal to such excise tax amount.

“Cause” is defined in Mr. Martin’s employment agreement and is generally limited to acts of willful misconduct, material breaches of the employment agreement and obligations thereunder, formal indictments for crimes involving moral turpitude, dishonesty, fraud or unethical business conduct or violations of any material law or regulation applicable to Elan’s business. “Good Reason” is defined in Mr. Martin’s employment agreement and generally arises if Elan or New Perrigo takes any action that results in a material diminution in Mr. Martin’s title, duties, responsibilities or authority (including Mr. Martin ceasing to be the chief executive officer of a publicly traded company).

Based on Mr. Martin’s compensation levels as of August 30, 2013, the amount of cash severance that would be payable to Mr. Martin upon a qualifying termination on August 30, 2013 is approximately $6,000,000 (plus approximately $667,000, the pro-rata portion of his 2013 target annual bonus). In addition, the estimated value of the health and welfare benefit continuation that he would receive is $27,393 per annum (subject to gross-up to the extent such amount is taxable) for up to 3 years or, if earlier, the date Mr. Martin obtains other employment. Based on these payments and benefits due to Mr. Martin upon a qualifying termination as of August 30, 2013, Mr. Martin would not be eligible to receive a payment in respect of the excise tax under Section 4999 of the Code.

Employment Agreement with John Given

Elan previously entered into an employment agreement with its General Counsel, Mr. John Given. The employment agreement provides Mr. Given with certain severance protections in the event of a termination in connection with a change in control of Elan, which includes completion of the acquisition. If Mr. Given’s employment is terminated by Elan or New Perrigo without “cause” or if he terminates his employment for “good reason”, in each case within two years of the completion of the acquisition (referred to herein as a “qualifying termination”), Mr. Given is entitled to receive a lump sum cash severance payment equal to two and one-half times the sum of (x) his current base salary and (y) his target annual bonus (which target annual bonus for 2013 is $312,000). If a qualifying termination occurs, Mr. Given is also eligible to receive a pro-rated bonus in respect of the year of his termination. Additionally, in the event of a qualifying termination, Mr. Given will become entitled to career transition assistance. Payment of the cash severance and other benefits upon such a qualifying termination is conditioned upon Mr. Given executing a general release of claims in favor of Elan or New Perrigo, as applicable, and complying with ongoing confidentiality and non-disparagement covenants, as well as non-solicitation provisions that apply for a period of one year after Mr. Given’s employment terminates. In addition, Mr. Given’s employment agreement provides that he is to receive three months’ notice of his termination.

“Cause” is defined in Mr. Given’s employment agreement and is generally limited to acts of willful misconduct, material breaches of the employment agreement and obligations thereunder, formal indictments for crimes involving moral turpitude, dishonesty, fraud or unethical business conduct or violations of any material law or regulation applicable to Elan’s business. “Good Reason” is defined in Mr. Given’s employment agreement and generally arises if Elan or New Perrigo takes any action that results in a material diminution in Mr. Given’s title, duties, responsibilities or authority (including Mr. Given ceasing to be General Counsel).

Based on Mr. Given’s compensation levels as of August 30, 2013, the amount of cash severance that would be payable to Mr. Given upon a qualifying termination on August 30, 2013 is approximately $2,080,000 (plus approximately $208,000, the pro-rata portion of his 2013 target annual bonus).

Employment Agreement with Hans Peter Hasler

Elan previously entered into an employment agreement with its Executive Vice President and Chief Operating Officer, Mr. Hans Peter Hasler. The employment agreement provides Mr. Hasler will be covered by the Elan U.S. Severance Plan, referred to as the Severance Plan, in the event of a termination in connection with a change in control of Elan, which includes completion of the acquisition. The terms of the Severance Plan are described below. In addition, Mr. Hasler’s employment agreement provides that he is to receive three months’ notice of his termination.

Employment Agreement with William F. Daniel

Elan previously entered into an employment agreement with its Executive Vice President and Company Secretary, Mr. William F. Daniel. The employment agreement provides Mr. Daniel will be covered by the Severance Plan in the event of a termination in connection with a change in control of Elan, which includes completion of the acquisition. Mr. Daniel’s employment agreement provides that he is to receive three months’ notice of his termination.

Severance Plan

Each of Mr. Hasler, Mr. Daniel, and Mr. Clerkin will be entitled to receive benefits provided for in the Severance Plan. The Severance Plan provides severance benefits if the executive (1) is involuntarily terminated by Elan or New Perrigo without “cause,” (2) experiences a material diminution in authority, duties, responsibilities or base compensation or (3) is required to increase his or her commute by at least 30 miles, in each case, within two years of the completion of the acquisition (referred to herein as a “qualifying termination”). In the event of a qualifying termination, each executive is entitled to receive cash severance equal to two and one-half times the sum of (i) annual base salary and (ii) target bonus. If a qualifying termination occurs, the executive is also eligible to receive a pro-rated bonus in respect of the year of his termination (which target annual bonus for 2013 is, assuming the foreign exchange rates of €1 to US$1.3 and CHF1 to US$1.07913, $485,608.50 for Mr. Hasler, $260,000 for Mr. Daniel and $292,500 for Mr. Clerkin). Additionally, in the event of a qualifying termination, each executive is provided access to career transition assistance.

The Severance Plan further provides that through December 31, 2013 if the payments and benefits provided to an executive under the Severance Plan or any other plan or agreement would subject the executive to excise tax under Section 4999 of the Code, the executive shall receive an additional payment in an amount such that after payment by the executive of all taxes on such additional payment, the executive retains an amount equal to such excise tax amount. However, if a reduction of up to 10% of the payment and benefits payable to the executive could be paid without triggering excise tax under Section 4999 of the Code, the benefits and payments shall be so reduced.

“Cause” under the Severance Plan is generally limited to acts of fraud, bad faith or dishonesty, violations of federal, state, local law or regulation or other company policy. Neglect by the employee in the performance of his or her job duties.

Based on the executives’ compensation levels as of August 30, 2013, and assuming the foreign exchange rates of €1 to US$1.3 and CHF1 to US$1.07913, respectively, the amounts of cash severance that would be payable upon a qualifying termination on August 30, 2013, are as follows: Mr. Hasler ($2,832,716), Mr. Daniel ($1,734,200), and Mr. Clerkin ($1,950,000), and in each case, the executive would be able to receive the pro-rated portion of his 2013 target annual bonus.

Completion Bonus

Each of Messrs. Daniel, Given and Clerkin are eligible to receive (along with other employees of Elan, but not including other executive officers or directors) an additional bonus, in an amount not yet determined, upon completion of the acquisition. The bonuses payable to all such eligible employees, including Messrs. Daniel, Given and Clerkin, will be awarded out of a pool of up to an aggregate of $3,000,000 that has been approved by the Elan board in connection with the execution of the Transaction Agreement. Specific completion bonus award amounts will be determined by the Leadership, Development and Compensation Committee of the Elan board in consultation with the Chairman, Mr. Ingram, and the Chief Executive Officer, Mr. Martin, in connection with the closing of the acquisition.

Pension Payments for Executives

Mr. Daniel and Mr. Clerkin will be entitled to an acceleration of certain pension payments in the event of a termination of employment in connection with a change in control of Elan, which includes completion of the acquisition as follows: Mr. Daniel ($173,420) and Mr. Clerkin ($195,000).

Board of Directors and Management after the Transaction

Board of Directors

Subject to any changes as may be agreed between the parties, the Transaction Agreement provides that Perrigo and the Perrigo board of directors and New Perrigo and the New Perrigo board of directors will take all actions necessary so that, as of the effective time of the transactions, the directors that comprise the full New Perrigo board will be the current directors of the Perrigo board.

Biographical information with respect to the current Perrigo directors is contained in Perrigo’s proxy statement for its 2012 annual meeting of stockholders and is incorporated herein by reference.

Committees of the New Perrigo Board of Directors

The New Perrigo board of directors is expected to form the following board committees: Audit, Compensation and Nominating and Corporate Governance.

The membership of the various board committees has not been finalized at this time.

Management

The New Perrigo senior management team after the acquisition and the merger is expected to be the same as the current senior management team of Perrigo. Biographical information with respect to the current management of Perrigo is contained in Perrigo’s Annual Report on 10-K for the fiscal year ended June  29, 2013, and is incorporated herein by reference.

New Perrigo’s Intentions Regarding Elan and Perrigo Employees

Perrigo will commence a comprehensive evaluation of the combined company’s operation and will identify the best way to integrate the organizations in order to further improve our ability to serve our customers, as well as achieve revenue and cost synergies. Management from both Perrigo and Elan will be involved in both the evaluation and formation of integration plans and the execution of those integration plans.

Until these evaluations and formation of plans have been completed, Perrigo is not in a position to comment on prospective potential impacts upon employment, specific locations or any redeployment of fixed assets. Based upon Perrigo’s considerable experience in integrating acquisitions, it is Perrigo’s expectation that there will be an overall reduction in headcount for the combined group stemming from the elimination of duplicative activities, functions, facilities or the redeployment of fixed assets.

Subject to the terms of the Transaction Agreement, during the specified periods following the effective time of the acquisition, Elan employees shall continue to receive compensation and benefits as disclosed in “The Transaction Agreement—Covenants and Agreements—Employee Benefits” of this joint proxy statement/prospectus beginning on page [—] of this joint proxy statement/prospectus. The combined organization will be led by Joseph C. Papa as President, Chief Executive Officer and Chairman.

Subject to the de-listing of Elan, New Perrigo will also seek to reduce costs where appropriate, which have historically been related to Elan’s status as a listed company.

Elan notes that Perrigo will be carrying out an evaluation of the combined company following completion of the acquisition, which may well lead to reduction in headcount and elimination of duplicative functions in either or both of Elan and Perrigo following completion. However, Elan also notes that Elan will have the opportunity to be involved in the evaluation and formation of integration plans and the execution of those plans.

Compensation of New Perrigo’s Executive Officers

New Perrigo did not have any employees during the year ended June 29, 2013 and, accordingly, has not included any compensation and other benefits information with respect to that or prior periods.

Information concerning the historical compensation paid by Perrigo to its named executive officers, all of whom are expected to be the named executive officers of New Perrigo, is contained in Perrigo’s Annual Report on Form 10-K/A for the year ended June 29, 2013, under the heading “Compensation Discussion and Analysis” beginning on page 7 thereto and is incorporated herein by reference.

Following the proposed transactions, it is expected that a compensation committee of New Perrigo will be formed, and pursuant to the responsibilities outlined in its charter, the committee will oversee and determine the compensation of the chief executive officer and other executive officers of New Perrigo and will evaluate and determine the appropriate executive compensation philosophy and objectives for New Perrigo in the normal course of business.

This New Perrigo compensation committee is expected to review its compensation policies with respect to the executive officers of New Perrigo after the proposed transactions and in the normal course of business, consistent with its charter, the New Perrigo compensation committee will also evalute and determine the appropriate design of the New Perrigo executive compensation program and the appropriate process for establishing executive compensation consistent with past practices.

Compensation of New Perrigo’s Directors

Information concerning the historical compensation paid by Perrigo to its non-employee directors, all of whom are expected to be non-employee directors of New Perrigo, is contained in Perrigo’s Annual Report on Form 10-K/A for the year ended June 29, 2013, under the heading “Director Compensation” beginning on page 32 thereto and is incorporated herein by reference. Information concerning the historical compensation paid by Elan to its non-employee directors, none of whom are expected to be non-employee directors of New Perrigo, is contained in Elan’s Annual Report for its 2013 annual general meeting of shareholders under the heading “Executive Officers and Directors’ Remuneration” beginning on page 74 thereto and is incorporated herein by reference.

Following the proposed transactions, director compensation will be determined by New Perrigo’s compensation committee in the normal course of business and pursuant to the responsibilities outlined in the compensation committee’s charter.

Regulatory Approvals Required

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the transactions cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and all applicable waiting periods have expired or been terminated.

On August 16, 2013, each of Perrigo and Elan filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The FTC terminated the waiting period under the HSR Act as of September 12, 2013. The termination of the waiting period has satisfied a condition to the effective time of the acquisition.

Although Perrigo and Elan derive revenues in other jurisdictions where merger or acquisition control filings or approvals may be required, Perrigo and Elan do not believe that other pre-closing merger control approvals are required. If nevertheless any jurisdiction in which Perrigo or Elan conducts its operations, asserts jurisdiction over the Transaction Agreement, the acquisition or the Scheme, and the failure to obtain antitrust or merger control law clearance in such jurisdiction could reasonably be expected to be material to New Perrigo following the consummation of the transaction, obtaining regulatory clearance in that jurisdiction will be a condition to consummating the transaction. Perrigo may waive, in whole or in part, the conditions to consummation of the transactions that relate to the receipt of approvals in any relevant jurisdiction as described above (other than the United States), subject to certain requirements.

Conditions Imposed by Agencies

Applicable antitrust or competition law authorities may require the imposition of certain conditions on the transactions in connection with obtaining antitrust or merger control law clearances. Should such conditions require Perrigo or Elan (or any of their respective subsidiaries) to take any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting business in any specified manner) that would individually or in the aggregate reasonably be expected to result in a material adverse effect on the business, operations or financial condition of New Perrigo, Perrigo and/or Elan may decide not to accept such conditions. While the parties do not believe that conditions resulting in a material adverse effect on New Perrigo are likely to be imposed and do not believe any antitrust or competition law authority would seek to prevent the transactions from closing, there can be no assurances that the applicable antitrust or merger control law authorities will not seek to impose restrictions that may adversely impact the benefits expected to be achieved from the transaction, including but not limited to a prohibition on consummation.

Irish Court Approvals

The Scheme of Arrangement requires the approval of the Irish High Court, which involves an application by Elan to the Irish High Court to sanction the scheme. The Irish High Court must also confirm the reduction of capital of Elan that would be effected by EGM Resolution #2, which is a necessary step in the implementation of the scheme.

The creation of distributable reserves of New Perrigo, which involves a reduction of all of New Perrigo’s share premium, also requires the approval of the Irish High Court, but obtaining such approval is not a condition to the acquisition. See “Creation of Distributable Reserves of New Perrigo”.

NO DISSENTERS’ RIGHTS

In general, dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger or other transaction similar to the Scheme of Arrangement, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Holders of shares of Perrigo common stock do not have dissenters’ rights in the transactions.

Under the MBCA, holders of shares of Perrigo common stock do not have appraisal or dissenters’ rights with respect to the merger or any of the other transactions described in this joint proxy statement/prospectus.

Section 762 of the MBCA provides that stockholders of a Michigan corporation such as Perrigo have the right, in some circumstances, to dissent from certain corporate action and to instead demand payment of the fair value of their shares. However, stockholders do not have dissenters’ rights with respect to shares of any class of stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers on the record date fixed to vote on the corporate action. Additionally, stockholders do not have dissenters’ rights for a transaction in which stockholders receive as consideration shares of stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers. The New Perrigo ordinary shares are expected to be listed on the NYSE and the TASE under the symbol “PRGO”; therefore, Perrigo stockholders will not be entitled to dissenters’ rights in the merger with respect to their shares of Perrigo common stock.

Elan shareholders do not have dissenters’ rights in the transactions.

Under Irish law, holders of Elan ordinary shares or Elan ADSs do not have appraisal or dissenters’ rights with respect to the acquisition or any of the other transactions described in this joint proxy statement/prospectus.

ACCOUNTING TREATMENT OF THE TRANSACTION

Perrigo will account for the acquisition pursuant to the Transaction Agreement and will use the acquisition method of accounting in accordance with “U.S. GAAP”. Perrigo will measure the Elan assets acquired and Elan liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The purchase price and fair values reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions Perrigo management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

CERTAIN TAX CONSEQUENCES OF THE TRANSACTION

This section contains a general discussion of the material tax consequences of (i) the transactions and (ii) post-transaction ownership and disposition of New Perrigo ordinary shares. The discussion below does not address the treatment of compensatory equity awards.

The discussion under the caption “U.S. Federal Income Tax Considerations” addresses (i) application of section 7874 (“Section 7874”) of the Internal Revenue Code of 1986, as amended (the “Code”), to Perrigo and New Perrigo, (ii) the material U.S. federal income tax consequences of the transactions to Perrigo and New Perrigo, and (iii) the material U.S. federal income tax consequences of (a) exchanging shares of Perrigo common stock for New Perrigo ordinary shares and cash in the transaction, (b) exchanging Elan ordinary shares or Elan ADSs for New Perrigo ordinary shares and cash in the transactions and (c) owning and disposing of New Perrigo ordinary shares received in the transaction.

The discussion under “Irish Tax Considerations” addresses certain Irish tax considerations of the transactions and subsequent ownership and disposition of New Perrigo ordinary shares.

The discussion below is not a substitute for an individual analysis of the tax consequences of the transactions or post-transactions ownership and disposition of shares of New Perrigo. You should consult your own tax advisor regarding the particular U.S. federal, state and local, Irish and other non-U.S. tax consequences of these matters in light of your particular situation.

U.S. Federal Income Tax Considerations

Scope of Discussion

The following discussion addresses the material U.S. federal income tax consequences of the transactions generally expected to be applicable to the holders of shares of Perrigo common stock, Elan ordinary shares and Elan ADSs and their receipt and ownership of New Perrigo ordinary shares. The following discussion assumes that the acquisition of Elan and the merger of MergerSub with and into Perrigo with the latter entity surviving will be consummated strictly in accordance with the terms of the Transaction Agreement and as described in this joint proxy statement/prospectus. Moreover, this discussion assumes that New Perrigo has no plan or intention to liquidate Foreign Holdco (or cause Foreign Holdco to be treated as liquidated for U.S. federal income tax purposes). The discussion set forth below with respect to U.S. holders (as defined below) is applicable only to U.S. holders (i) who are residents of the U.S. for purposes of the current income tax treaty between Ireland and the U.S. (the “Tax Treaty”), (ii) whose shares of Perrigo common stock, Elan ordinary shares, Elan ADSs or New Perrigo ordinary shares are not, for purposes of the Tax Treaty, effectively connected with such U.S. holder’s permanent establishment in Ireland and (iii) who otherwise qualify for the full benefits of the Tax Treaty. Except where noted, this discussion deals only with shares of Perrigo common stock, Elan ordinary shares, Elan ADSs or New Perrigo ordinary shares held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). As used herein, the term “U.S. holder” means a beneficial owner of shares of Perrigo common stock, Elan ordinary shares, Elan ADSs or New Perrigo ordinary shares that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of shares of Perrigo common stock, Elan ordinary shares, Elan ADSs or New Perrigo ordinary shares that is not a U.S. person for U.S. federal income tax purposes.

This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of that holder’s particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	dealers in securities;

•	tax-exempt organizations;

•	life insurance companies;

•

holders who hold shares of Perrigo common stock, Elan ordinary shares, Elan ADSs or New Perrigo ordinary shares as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transactions or other risk reduction transaction;

•	holders who purchase or sell securities as part of a wash sale for tax purposes;

•	holders who acquired their shares of Perrigo common stock, Elan ordinary shares, Elan ADSs or New Perrigo ordinary shares pursuant to the exercise of employee options or otherwise as compensation;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	holders liable for alternative minimum tax;

•	holders that actually or constructively own 10% or more of New Perrigo’s voting stock; or

•	holders whose functional currency is not the U.S. dollar.

The discussion below is based upon the provisions of the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect, as well as the Tax Treaty. These laws are subject to change, possibly on a retroactive basis. No ruling is intended to be sought from the Internal Revenue Service (the “IRS”) with respect to the transaction, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein.

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their shares of Perrigo common stock, Elan ordinary shares, Elan ADSs or New Perrigo ordinary shares through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Perrigo common stock, Elan ordinary shares, Elan ADSs or New Perrigo ordinary shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Perrigo common stock, Elan ordinary shares, Elan ADSs or New Perrigo ordinary shares, you should consult your tax advisors regarding the particular tax consequences of the transactions to you.

This discussion is not a complete analysis of all the potential U.S. federal income tax consequences related to the transactions, and does not address, for example, Perrigo’s payment of any cancellation fees incurred by holders of Elan ADSs as described in this joint proxy statement/prospectus. In addition, this discussion does not address any state, local or foreign consequences of the transactions or any U.S. federal tax consequences of the transactions other than U.S. federal income tax consequences, such as estate and gift tax consequences. This discussion assumes that holders of Elan ordinary shares elect to receive their cash consideration in U.S. dollars. You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of the transactions to you in light of your own particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction. In particular, you should confirm your status as a U.S. holder eligible for the Tax Treaty with your advisor and should discuss any possible consequences of failing to qualify as such.

Tax Consequences of the Transactions to Perrigo and New Perrigo

U.S. Federal Income Tax Classification of New Perrigo as a Result of the Transactions

For U.S. federal tax purposes, a corporation generally is considered a tax resident in the place of its organization or incorporation. Because New Perrigo is an Irish incorporated entity, it would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these general rules. Section 7874, however, contains rules (more fully discussed below) that can result in a foreign corporation being treated as a U.S. corporation for U.S. federal tax purposes. The application of these rules is complex, and there is little or no guidance on many important aspects of section 7874.

Under section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal tax purposes (and, therefore, a U.S. tax resident) when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (iii) the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities. For purposes of section 7874, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the shares by vote and value.

Pursuant to the Transaction Agreement, New Perrigo will indirectly acquire all of Perrigo’s assets through the indirect acquisition of shares of Perrigo common stock in the transactions at the closing. As a result, for New Perrigo to avoid being treated as a U.S. corporation for U.S. federal tax purposes under section 7874, either (i) the former stockholders of Perrigo must own (within the meaning of section 7874) less than 80% (by both vote and value) of New Perrigo’s ordinary shares by reason of holding shares in Perrigo (the “ownership test”) or (ii) New Perrigo must have substantial business activities in Ireland after the transactions (taking into account the activities of New Perrigo’s expanded affiliated group) (the “substantial business activities test”).

Based on the rules for determining share ownership under section 7874, the Perrigo stockholders are expected to receive less than 80% (by both vote and value) of the shares in New Perrigo by reason of their ownership of shares of Perrigo common stock. As a result, New Perrigo is expected to be treated as a foreign corporation for U.S. federal tax purposes under section 7874, and the remainder of this disclosure assumes such treatment. We cannot assure you that the IRS will agree with the position that the ownership test is satisfied, however. In addition, there have been legislative proposals to expand the scope of U.S. corporate tax residence and there could be prospective or retroactive changes to section 7874 that could result in New Perrigo being treated as a U.S. corporation.

Potential Limitation on the Utilization of Perrigo’s (and its U.S. Affiliates’) Tax Attributes

Following the acquisition of a U.S. corporation by a foreign corporation, section 7874 can also limit the ability of the acquired U.S. corporation to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if (i) substantially all the assets of a U.S. corporation are directly or indirectly acquired by a foreign corporation, (ii) the shareholders of the acquired U.S. corporation hold at least 60%, by either vote or value, of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. corporation, and (iii) the foreign corporation does not satisfy the substantial business activities test, the taxable income of the U.S. corporation (and any U.S. person related to the U.S. corporation) for any given year, within a ten-year period beginning on the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes income or gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or, if after the acquisition, is transferred or licensed to a foreign related person.

Pursuant to the Transaction Agreement, New Perrigo will indirectly acquire all of Perrigo’s assets at the effective time of the merger. The Perrigo stockholders are expected to receive more than 60% (but less than 80%) of the vote and value of the New Perrigo ordinary shares by reason of holding shares in Perrigo. Therefore, Perrigo’s ability to utilize its tax attributes to offset its inversion gain, if any, would be limited if New Perrigo does not satisfy the substantial business activities test. Based on the guidance available for determining whether the substantial business activities test is satisfied, Perrigo currently expects that this test will not be satisfied and thus the above limitations should apply following the transaction. As a result, Perrigo currently does not expect that it or its U.S. affiliates will be able to utilize their U.S. tax attributes to offset their inversion gain, if any. A failure to satisfy the substantial business activities test should not adversely impact the treatment of New Perrigo as a foreign corporation for U.S. tax purposes as the ownership test described above is expected to be satisfied.

U.S. Federal Income Tax Treatment of the Transaction

Neither New Perrigo nor Perrigo will be subject to U.S. federal income tax as a result of the transactions, although Perrigo may be subject to limitations on the utilization of its tax attributes, as described above. In conjunction with the transaction, New Perrigo, Foreign Holdco, MergerSub and their affiliates may engage in certain additional intercompany transactions. The discussion herein does not address the U.S. federal income tax treatment of such transactions.

Tax Consequences of the Transactions to Holders of Shares of Perrigo Common Stock

Tax Consequences to U.S. Holders

The receipt of New Perrigo ordinary shares and cash for shares of Perrigo common stock pursuant to the transactions will be a taxable transaction for U.S. federal income tax purposes. Under such treatment, in general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the New Perrigo ordinary shares on the date of the exchange and the cash consideration received as consideration in the transactions and (ii) the U.S. holder’s adjusted tax basis in the shares of Perrigo common stock surrendered in the exchange. A U.S. holder’s adjusted basis in the shares of Perrigo common stock generally will equal the holder’s purchase price for such Shares of Perrigo common stock, as adjusted to take into account stock dividends, stock splits, or similar transactions.

A U.S. holder’s gain or loss on the receipt of New Perrigo ordinary shares and cash for shares of Perrigo common stock generally will be capital gain or loss. Capital gains of non-corporate U.S. holders will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. holder has held his or her shares of Perrigo common stock for more than one year as of the closing date of the transaction. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder will generally be treated as U.S. source gain or loss. If a U.S. holder acquired different blocks of shares of Perrigo common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Perrigo common stock.

Information returns may be filed with the IRS in connection with cash received pursuant to the transaction. Backup withholding may apply to cash paid in the transactions to a U.S. holder, unless the U.S. holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding, typically on IRS Form W-9.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. holders are urged to consult their advisors as to the particular consequences of the exchange of shares of Perrigo common stock for New Perrigo ordinary shares pursuant to the transaction.

Tax Consequences to Non-U.S. Holders

The amount of gain a non-U.S. holder of shares of Perrigo common stock will recognize from the receipt of New Perrigo ordinary shares and cash in exchange for the non-U.S. holder’s shares of Perrigo common stock will be determined in the same manner as described above under “—Tax Consequences to U.S. Holders” as if the non-U.S. holder were a U.S. holder. However, a non-U.S. holder of shares of Perrigo common stock will not be subject to U.S. federal income tax on any such gain unless:

•

the gain is “effectively connected” with such holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis;

•	such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•

Perrigo common stock constitutes a “U.S. real property interest” by reason of Perrigo’s status as a U.S. real property holding corporation for U.S. federal income tax purposes (a “USRPHC”) at any time during the shorter of the period that a non-U.S. holder owned Perrigo common stock or the five-year period ending on the date of the exchange, and the non-U.S. holder is not eligible for any special exemption or the exception from the definition of U.S. real property interest for certain interests in publicly traded corporations, as described below.

Gain recognized by a non-U.S. holder of shares of Perrigo common stock described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. holder of shares of Perrigo common stock and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be available under an applicable income tax treaty). An individual non-U.S. holder of shares of Perrigo common stock described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. holder, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Perrigo believes that currently it is not, and does not anticipate becoming, a USRPHC, but this conclusion is a factual determination and thus may be subject to change. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any of its other assets used or held for use in a trade or business. If Perrigo were treated as a USRHPC during the relevant period described in the third bullet point above, any taxable gain recognized by a non-U.S. holder on the exchange generally will, except as described in the next sentence, be taxed in the same manner as gain that is effectively connected with the conduct of a trade or business in the United States, except that the “branch profits” tax will not apply. However, pursuant to an exception for certain interests in publicly traded corporations, even if Perrigo were a USPRHC within the applicable period, a holder’s shares of Perrigo common stock will not constitute a U.S. real property interest unless such holder’s shares of Perrigo common stock (including shares of Perrigo common stock that are attributed to such holder under the attribution rules of section 318 of the Code, as modified by section 897(c)(6)(C) of the Code) represent more than 5% of Perrigo’s common stock at any time during the shorter of the period that the holder owned the Perrigo common stock and the five-year period ending on the date of the exchange, provided that Perrigo common stock is regularly traded on an established securities market under applicable U.S. Treasury regulations. Perrigo believes that its common stock will satisfy such requirements, but this cannot be assured. A holder should consult its own tax advisor regarding the potential tax consequences if Perrigo common stock is treated as a U.S. real property interest, if Perrigo common stock is not treated as regularly traded on an established securities market and if the holder’s particular circumstances or situation could provide for different consequences from those described above.

A non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (generally on an IRS Form W-8). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

If a non-U.S. holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States or Ireland, the tax consequences of the receipt of New Perrigo ordinary shares and cash in exchange for the non-U.S. holder’s shares of Perrigo common stock will depend on the applicable tax laws in such country.

Tax Consequences of the Transactions to Holders of Elan Ordinary Shares and Elan ADSs

Tax Consequences to U.S. Holders

Subject to the foregoing, the receipt by U.S. holders of Elan ordinary shares and Elan ADSs of $6.25 in cash and 0.07636 of a New Perrigo ordinary share in exchange for each Elan ordinary share and Elan ADS generally will be a taxable transaction for U.S. federal income tax purposes. Accordingly, each U.S. holder of Elan ordinary shares and Elan ADSs generally will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the New Perrigo ordinary shares and the amount of cash (including cash in lieu of any fractional entitlement to a New Perrigo ordinary share) received by the holder in the transactions, and (ii) such holder’s adjusted tax basis in the Elan ordinary shares and Elan ADSs surrendered in the exchange. A U.S. holder’s adjusted tax basis in Elan ordinary shares and Elan ADSs generally will equal such holder’s purchase price for the Elan ordinary shares and Elan ADSs, as adjusted to take into account certain stock dividends, stock splits and similar transactions.

A U.S. holder’s gain or loss on the receipt of New Perrigo ordinary shares and cash in exchange for Elan ordinary shares and Elan ADSs generally will be capital gain or loss. Capital gains of non-corporate U.S. holders generally will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. holder has held his or her Elan ordinary shares and Elan ADSs for more than one year as of the closing date of the transactions. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Elan ordinary shares and Elan ADSs at different times and different prices, the holder must determine its adjusted tax basis and holding period separately with respect to each block of ordinary shares and Elan ADSs.

Elan believes that it is not treated as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes (generally, a foreign corporation that has a specified percentage of “passive” income or assets after the application of certain “look-through” rules). However, the determination whether Elan is a PFIC is a factual determination that is made annually and thus may be subject to change. Elan generally would be treated as a PFIC with respect to a U.S. holder if Elan were a PFIC at any time during the U.S. holder’s holding period in the Elan ordinary shares and Elan ADSs. There can be no assurance that Elan will not be treated as a PFIC during a U.S. holder’s holding period. If Elan were to be treated as a PFIC, then gain realized by such holder on any sale or exchange of Elan ordinary shares and Elan ADSs generally would not be treated as capital gain. In addition, unless a U.S. holder elected to be taxed annually on a mark-to-market basis with respect to such holder’s Elan ordinary shares and Elan ADSs, a U.S. holder would be treated as if the holder had realized the gain ratably over the holder’s holding period for the Elan ordinary shares and Elan ADSs and would be subject to U.S. federal income tax at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the U.S. federal income tax attributable to each such year.

Information returns may be filed with the IRS in connection with cash received pursuant to the transactions. Backup withholding may apply to cash paid in the transactions to a U.S. holder, unless such holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding, typically on IRS Form W-9.

Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. holders are urged to consult their own advisors as to the particular consequences of the exchange of Elan ordinary shares and Elan ADSs for New Perrigo ordinary shares and cash pursuant to the transactions.

Tax Consequences to Non-U.S. Holders

The amount of gain non-U.S. holders of Elan ordinary shares and Elan ADSs will recognize from the receipt of New Perrigo ordinary shares and cash in exchange for such holders’ Elan ordinary shares and Elan ADSs will be determined in the same manner as described above under “—Tax Consequences to U.S. Holders” as if the relevant non-U.S. holder were a U.S. holder. However, a non-U.S. holder of Elan ordinary shares and Elan ADSs will not be subject to U.S. federal income tax on any such gain unless:

•

the gain is “effectively connected” with such holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis; or

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. holder of Elan ordinary shares and Elan ADSs described in the first bullet point above will be subject to tax under the rules described above as if such holder were a U.S. holder of Elan ordinary shares and Elan ADSs and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be available under an applicable income tax treaty). An individual non-U.S. holder of Elan ordinary shares and Elan ADSs described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. holder, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (generally on an IRS Form W-8). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

If a non-U.S. holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States or Ireland, the tax consequences of the receipt of New Perrigo ordinary shares and cash in exchange for the non-U.S. holder’s Elan ordinary shares and Elan ADSs will depend on the applicable tax laws in such country.

Tax Consequences to Holders of Ordinary Shares in New Perrigo

Taxation of Dividends

U.S. Holders. Subject to the PFIC rules discussed below, the gross amount of cash distributions on New Perrigo ordinary shares (including any withheld Irish taxes) will be taxable as dividends to the extent paid out of New Perrigo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Irish taxes) will be includable in such holder’s gross income as ordinary income on the day actually or constructively received by the holder. Such dividends will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation (“qualified dividend income”). A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the U.S. which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. However, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the

U.S. U.S. Treasury Department guidance indicates that the New Perrigo ordinary shares, which are expected to be listed on the NYSE and the TASE, will be considered readily tradable on an established securities market in the U.S. There can be no assurance that the New Perrigo ordinary shares will be considered readily tradable on an established securities market. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income regardless of New Perrigo’ status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the New Perrigo ordinary shares and thereafter as capital gain.

Subject to certain limitations, the Irish tax withheld in accordance with the Tax Treaty and paid over to Ireland will be eligible for credit or deduction against the U.S. holder’s U.S. federal income tax liability, but special complex rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. U.S. holders are urged to consult their own tax advisors to determine eligibility. Subject to the discussion below regarding section 904(h) of the Code, dividends generally will be foreign source income and will, depending on the U.S. holder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to such holder.

Under section 904(h) of the Code, dividends paid by a foreign corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. In most circumstances, U.S. holders would be able to choose the benefits of section 904(h)(10) of the Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case the foreign tax credit limitations would be separately determined with respect to such “resourced” income. In general, therefore, the application of section 904(h) of the Code may adversely affect a U.S. holder’s ability to use foreign tax credits. Since the New Perrigo ordinary shares are expected to be listed on the NYSE and the TASE, New Perrigo may be treated as 50% or more owned by U.S. persons for purposes of section 904(h) of the Code. U.S. holders are strongly urged to consult their own tax advisors regarding the possible impact if section 904(h) of the Code should apply.

Distributions of New Perrigo ordinary shares to you with respect to New Perrigo ordinary shares that are made as part of a pro rata distribution to all New Perrigo ordinary shareholders generally will not be subject to U.S. federal income tax.

Non-U.S. Holders. Dividends paid to a non-U.S. holder in respect of New Perrigo ordinary shares will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with such holder’s conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that the holder maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis. In such cases the non-U.S. holder generally will be taxed in the same manner as a U.S. holder. For a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

U.S. Holders. Subject to the PFIC rules discussed below, a U.S. holder that sells or otherwise disposes of New Perrigo ordinary shares will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and such holder’s tax basis in New Perrigo ordinary shares. For U.S. holders of Shares of Perrigo common stock, your tax basis in the New Perrigo ordinary shares received in exchange for your shares of Perrigo common stock in the acquisition will equal the fair market value of the New Perrigo ordinary shares at the time of the exchange, and your holding period in such New Perrigo ordinary shares will begin on the date of such exchange. For U.S. holders of Elan ordinary shares or Elan ADSs, your tax basis in the New Perrigo ordinary shares received in exchange for your Elan ordinary shares or Elan ADSs pursuant to the scheme will equal the fair market value of the New Perrigo ordinary shares at the time of the exchange, and your holding period in such New Perrigo ordinary shares will begin on the date of such exchange. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. Holders. A non-U.S. holder will not be subject to United States federal income tax on gain recognized on the sale or other disposition of such holders New Perrigo ordinary shares unless:

•

the gain is “effectively connected” with such holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the holder maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis; or

•	such holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

A corporate non-U.S. holder that recognizes “effectively connected” gains may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend income and its net gains from the disposition of shares or ADSs, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to income and gains in respect of an investment in New Perrigo ordinary shares.

PFIC Rules

We believe that New Perrigo ordinary shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

In general, New Perrigo will be a PFIC with respect to a U.S. holder if for any taxable year in which such holder held New Perrigo ordinary shares:

•	at least 75% of New Perrigo’s gross income for the taxable year is passive income or

•	at least 50% of the value, determined on the basis of a quarterly average, of New Perrigo’s assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If New Perrigo is treated as a PFIC, a U.S. holder that did not make a mark-to-market election, as described below, will be subject to special rules with respect to:

•	any gain realized on the sale or other disposition of such holder’s New Perrigo ordinary shares and

•

any excess distribution made to such holder (generally, any distributions during a single taxable year that are greater than 125% of the average annual distributions received in respect of New Perrigo ordinary shares during the three preceding taxable years or, if shorter, the holder’s holding period for the New Perrigo ordinary shares).

Under these rules:

•	the gain or excess distribution will be allocated ratably over such holder’s holding period for the New Perrigo ordinary shares,

•	the amount allocated to the taxable year in which such holder realized the gain or excess distribution will be taxed as ordinary income,

•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

A U.S. holder who owns shares in a PFIC that are treated as marketable stock may make a mark-to-market election. If this election is made, the U.S. holder will not be subject to the PFIC rules described above. Instead, in general, the holder will include as ordinary income each year the excess, if any, of the fair market value of the shares at the end of the taxable year over such holder’s adjusted basis in the shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. Such holder will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of the shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). A holder’s basis in the shares will be adjusted to reflect any such income or loss amounts.

A U.S. holder’s New Perrigo ordinary shares will be treated as stock in a PFIC if New Perrigo were a PFIC at any time during such holder’s holding period in New Perrigo ordinary shares, even if New Perrigo is not currently a PFIC. For purposes of this rule, a U.S. holder that makes a mark-to-market election with respect to such holder’s New Perrigo ordinary shares will be treated as having a new holding period in such New Perrigo ordinary shares beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

In addition, notwithstanding any election made with regard to New Perrigo ordinary shares, dividends that a U.S. holder receives from us will not constitute qualified dividend income if New Perrigo is a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that a U.S. holder receives that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, such holder must include the gross amount of any such dividend paid by New Perrigo out of its accumulated earnings and profits (as determined for United States federal income tax purposes) in such holder’s gross income, and it will be subject to tax at rates applicable to ordinary income.

A U.S. holder that owns New Perrigo ordinary shares during any year that New Perrigo is a PFIC with respect to such holder may be required to file Internal Revenue Service Form 8621.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the shares or ADSs.

Backup Withholding and Information Reporting

For a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to such holder within the United States, and

•	the payment of proceeds to such holder from the sale of New Perrigo ordinary shares effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments to a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that such holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder is generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made outside the United States by New Perrigo or another non-U.S. payor and

•

other dividend payments and the payment of the proceeds from the sale of New Perrigo ordinary shares effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that such holder is a U.S. person and the holder has furnished the payor or broker:

•	an IRS Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	the holder otherwise establish an exemption.

Payment of the proceeds from the sale of New Perrigo ordinary shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of New Perrigo ordinary shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establish an exemption.

In addition, a sale of New Perrigo ordinary shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

A holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s income tax liability by filing a refund claim with the IRS.

Irish Tax Considerations

Scope of Discussion

The following is a summary of the material Irish tax considerations for certain beneficial owners of Perrigo shares and Elan ordinary shares or Elan ADSs who receive consideration in the form of cash and New Perrigo ordinary shares pursuant to the transactions and who are the beneficial owners of such New Perrigo ordinary shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the stockholders or shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this joint proxy statement/prospectus and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and stockholders or shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transactions and of the acquisition, ownership and disposal of New Perrigo ordinary shares. The summary applies only to stockholders or shareholders who will own New Perrigo ordinary shares as capital assets and does not apply to other categories of stockholders or shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds and stockholders or shareholders who have, or who are deemed to have, acquired their New Perrigo ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

Non-resident shareholders

The rate of tax on chargeable gains (where applicable) in Ireland is 33%. New Perrigo shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their New Perrigo ordinary shares.

Elan shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their Elan ordinary shares, or on receipt of New Perrigo ordinary shares pursuant to the Scheme of Arrangement.

Perrigo stockholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such stockholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their shares, or on the receipt of New Perrigo ordinary shares pursuant to the merger.

Irish resident shareholders

The receipt by a holder of Elan ordinary shares or Elan ADSs who is either resident or ordinarily resident in Ireland for Irish tax purposes or who holds their Elan ordinary shares or Elan ADSs in connection with a trade carried on in Ireland through a branch or agency of cash and New Perrigo ordinary shares pursuant to the scheme of arrangement will generally have the following consequences for such holders.

The receipt of cash will constitute a part disposal of the relevant Elan ordinary shares or Elan ADSs for the purposes of Irish chargeable gains which may, depending on the relevant Elan shareholders circumstances (including the availability of any exemptions or allowable losses), give rise to a chargeable gain or allowable loss for the purposes of Irish CGT.

For relevant holders of Elan ordinary shares, the receipt of New Perrigo ordinary shares should be treated as a reorganization for the purposes of Irish CGT. Accordingly such Elan shareholders should not be treated as having made a disposal of their Elan ordinary shares for the purposes of Irish CGT to the extent that they receive New Perrigo ordinary shares. Instead, the New Perrigo ordinary shares should be treated as the same asset as the Elan ordinary shares in respect of which that are issued and treated as acquired at the same time and for the same acquisition cost as those Elan ordinary shares. A chargeable gain or allowable loss should therefore only arise on a subsequent disposal of the New Perrigo ordinary shares.

It is expected that the same treatment as outlined above in respect of relevant holders of Elan ordinary shares should apply to relevant holders of Elan ADSs.

Perrigo stockholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or stockholders that hold their shares in connection with a trade carried on by such persons through an Irish branch or agency, will, subject to the availability of any exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on the cancellation of their Perrigo shares pursuant to the merger and receipt of New Perrigo ordinary shares and cash.

New Perrigo shareholders (including for the avoidance of doubt the former Elan shareholders) that are resident or ordinarily resident in Ireland for Irish tax purposes, or shareholders that hold their shares in connection with a trade carried on by such persons through an Irish branch or agency will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish tax on chargeable gains arising on a subsequent disposal of their New Perrigo ordinary shares.

A shareholder of New Perrigo (including for the avoidance of doubt the former Elan shareholders) who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon subsequent disposal of the New Perrigo ordinary shares.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

The merger and the scheme will not be within the charge to Irish stamp duty.

Irish stamp duty may, depending on the manner in which the shares in New Perrigo are held, be payable in respect of transfers of New Perrigo ordinary shares after the effective time of the transactions.

Shares Held Through DTC

A transfer of New Perrigo ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. On the basis that most ordinary shares in New Perrigo are expected to be held through DTC, it is anticipated that most transfers of ordinary shares will be exempt from Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of New Perrigo ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of New Perrigo ordinary shares, it is strongly recommended that those stockholders who do not hold their Perrigo shares through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their Perrigo shares into DTC as soon as possible and before the transactions are consummated. It is also strongly recommended that any person who wishes to acquire New Perrigo ordinary shares after the effective time of the transactions acquires such shares through DTC (or through a broker who in turn holds such shares through DTC).

Withholding Tax on Dividends

Distributions made by New Perrigo will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax (“DWT”) currently at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by New Perrigo to its shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, New Perrigo is responsible for withholding DWT prior to making such distribution.

General Exemptions

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from New Perrigo if such shareholder is beneficially entitled to the dividend and is either:

•

a person (not being a company) resident for tax purposes in a “relevant territory” (including the U.S.) and is neither resident nor ordinarily resident in Ireland (for a list of “relevant territories” for DWT purposes, please see Annex I to this joint proxy statement/prospectus);

•	a company resident for tax purposes in a “relevant territory”, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a “relevant territory” and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a “relevant territory”;

•

a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above, New Perrigo or, in respect of shares held through DTC, any qualifying intermediary appointed by New Perrigo, has received from the shareholder, where required, the relevant Irish Revenue Commissioners DWT forms (the “DWT Forms”) prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the shareholder where required should furnish the relevant DWT Forms to:

•

its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by New Perrigo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC, or

•	New Perrigo’s transfer agent at least seven business days before the record date for the dividend if its shares are held outside of DTC.

Links to the various DWT Forms are available at:

http://www.revenue.ie/en/tax/dwt/forms/index.html.

Such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

For non-Irish resident shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Shares Held by U.S. Resident Shareholders

Dividends paid in respect of New Perrigo ordinary shares that are owned by U.S. residents and held through DTC will not be subject to DWT provided the addresses of the beneficial owners of such shares in the records of the broker holding such shares are in the U.S. It is strongly recommended that such shareholders ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Perrigo).

Dividends paid in respect of New Perrigo ordinary shares that are held outside of DTC and are owned by residents of the U.S., will not be subject to DWT if such shareholders satisfy the conditions of one of the exemptions referred to above under the heading “General Exemptions,” including the requirement to furnish either (i) the appropriate and valid DWT Form and IRS Form 6166 or (ii) a valid and completed IRS Form W-9, to New Perrigo’s transfer agent to confirm their U.S. residence in both cases at least seven business days before the record date for the dividend. A valid IRS Form W-9 can be relied on until such expiry date as is specified by the Irish Revenue Commissioners. It is strongly recommended that such shareholders complete the appropriate Forms and provide them to New Perrigo’s transfer agent as soon as possible after acquiring their shares.

Former Elan shareholders shall be able to rely on appropriate forms/confirmations previously filed or provided to Elan or Elan’s transfer agent or qualifying intermediary and to receive such dividends without such withholding tax, if such forms/confirmations are still current and not expired.

If any shareholder that is resident in the U.S. receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of “Relevant Territories” Other Than the U.S.

Shareholders who are residents of “relevant territories”, other than the U.S., must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions”, including the requirement to furnish valid DWT Forms, in order to receive dividends without suffering DWT. If such shareholders hold their shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Perrigo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If such shareholders hold their shares outside of DTC, they must provide the appropriate DWT Forms to New Perrigo’s transfer agent at least seven business days before the record date for the dividend. It is strongly recommended that such shareholders complete the appropriate DWT Forms and provide them to their brokers or New Perrigo’s transfer agent, as the case may be, as soon as possible.

If any shareholder who is resident in a “relevant territory” receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

Former Elan shareholders who hold New Perrigo shares will be able to rely on forms previously filed with Elan or Elan’s transfer agent or qualifying intermediary and to receive dividends without such withholding tax, if such forms have not expired.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies that have completed the appropriate DWT forms) will be subject to DWT in respect of dividends paid on their New Perrigo ordinary shares.

Shareholders that are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Perrigo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) (in the case of shares held through DTC), or to New Perrigo’s transfer agent at least seven business days before the record date for the dividend (in the case of shares held outside of DTC).

Shares Held by Other Persons

New Perrigo shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Dividends paid in respect of New Perrigo ordinary shares that are owned by a partnership formed under the laws of a “relevant territory” and held through DTC will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Perrigo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If any partner is not a resident of a relevant territory, no partner is entitled to exemption from DWT.

Qualifying Intermediary

Prior to paying any dividend, New Perrigo will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of shares of New Perrigo that are held through DTC, which are referred to as the Deposited Securities. The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after New Perrigo delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

The qualifying intermediary will be responsible for determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Shareholders that are required to file DWT Forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income Tax on Dividends Paid on New Perrigo Ordinary Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies.

A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from New Perrigo. An exception to this position may apply where such shareholder holds New Perrigo ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. An exception to this position may apply where the shareholder holds New Perrigo ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by New Perrigo discharges the liability to income tax.

Irish resident or ordinarily resident shareholders may be subject to Irish tax and/or the universal social charge on dividends received from New Perrigo. Credit should be available against this Irish tax for any DWT declared by New Perrigo.

Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of New Perrigo ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because New Perrigo ordinary shares are regarded as property situated in Ireland as the share register of New Perrigo must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. New Perrigo shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH PERRIGO STOCKHOLDER AND ELAN SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH STOCKHOLDER OR SHAREHOLDER.

Israeli Income Tax Considerations

The following discussion addresses the material Israeli tax consequences of the transactions described herein generally expected to be applicable to (i) Israeli residents who hold Perrigo common stock; and (ii) non-residents of Israel who hold Perrigo common stock listed on the TASE, in each case who hold their shares as a capital asset within the meaning of Chapter E of the Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”) (generally, property held for investment) (each referred to herein as a “Shareholder Subject to Israeli Tax”). Perrigo has received an opinion of Fischer Behar Chen Well Orion & Co, insofar as it relates to matters of Israeli income tax law and legal conclusions with respect to those matters. The form of opinion has been filed as an exhibit hereto. The opinion is dependent on the accuracy of the statements, representations and assumptions upon which the opinion is based and is subject to the limitations, qualifications and assumptions set forth below and in the opinion. Opinions of counsel are not binding upon the Israel Tax Authority or the courts, and there is no assurance that the Israel Tax Authority will not successfully assert a contrary position, and no ruling from the Israel Tax Authority has been or will be sought on the issues discussed herein except as otherwise set forth herein.

The following discussion is based upon Israeli tax law as currently in effect, and no assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. Further, this discussion does not address all aspects of Israeli income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you do not hold your shares of Perrigo common stock as a capital asset or are otherwise subject to special treatment under Israeli income tax laws, including without limitation if you are a financial institution; a tax-exempt organization; a partnership or other pass-through entity (or an investor in such an entity); an insurance company; a mutual fund; or a dealer or broker in stocks and securities or currencies. Individual circumstances may differ and, therefore, you are advised to consult your own tax advisors as to the Israeli tax consequences applicable to you as a result of the transactions.

Israeli law imposes a capital gains tax on the sale of capital assets by Israeli residents and on the sale of Israeli assets or assets that are deemed to be located in Israel by non-residents of Israel. Under the Ordinance, the transfer of shares is deemed to be a sale of capital assets and therefore, gives rise to a taxable event. Consequently, unless a specific exemption is available either under the Ordinance or a treaty for the avoidance of double taxation applicable to non-residents of Israel, the exchange of shares will be subject to tax in Israel.

Capital gain less inflationary amounts recognized by an individual Shareholder Subject to Israeli Tax who does not own, or has not owned at any time during the 12-month period preceding the transaction, directly or indirectly, 10% or more of shares of the respective company (such 10% or greater holder, a “Substantial Shareholder”), is generally subject to Israeli capital gains tax at the rate of 25%. This discussion does not address the tax consequences applicable to Substantial Shareholders and Substantial Shareholders should consult their tax advisers as to the tax consequences of the transactions. A corporate Shareholder Subject to Israeli Tax is generally subject to tax at the Israeli corporate tax rate, which is 25% in 2013 (and will increase to 26.5% in 2014).

Capital gains generated from the sale by a non-resident of Israel of shares of Perrigo common stock that are listed for trading on the TASE may be exempt from Israeli tax provided that, in general, both of the following conditions are met: (i) the seller of the shares does not have a permanent establishment in Israel to which the generated capital gain is attributed, and (ii) if the seller is a corporation, either (a) less than 25% of its means of control are held, directly or indirectly, by Israeli residents, or (b) the beneficial owners of 25% or more of its income or profits are Israeli residents. In addition, the sale of the shares may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty.

Pursuant to Israeli law, in the absence of a pre-ruling, the TASE member (banks and brokerage firms that carry out trading on the TASE on behalf of customers) will be obligated to withhold the amount of such Israeli tax from the consideration paid with respect to shares of Perrigo common stock listed for trade on the TASE in connection with the merger and remit such amounts to the Israel Tax Authority, in accordance with the provisions of Israeli law, and in particular the Income Tax Regulations (Withholding from Consideration, from Payment or from Capital Gain on the Sale of Securities, on the Sale of a Unit in a Trust Fund or on a Future Transaction), 5763-2002. The TASE member, however, shall not be required to withhold the amount of such taxes if the payee has provided to the TASE member a valid and applicable certificate which is sufficient to enable the TASE member to conclude that no withholding of Israeli tax is required with respect to such payee.

Perrigo is contemplating applying to the Israel Tax Authority for a pre-ruling to treat the merger between Perrigo and MergerSub as a tax-deferred transaction for purposes of Israeli tax laws and, in accordance with

Section 104H of the Ordinance, to defer the tax event with respect to the conversion of the Perrigo common stock for a limited period of two years from the date of conversion with respect to half of the Perrigo shares held by a Shareholder Subject to Israeli Tax and four years from the date of conversion with respect to such shareholder’s remaining Perrigo shareholdings, unless such shareholder sells its New Perrigo shares earlier. If obtained, the pre-ruling typically would require satisfaction of certain conditions for the tax deferral, including the deposit of the relevant shares with a trustee (approved by the Israel Tax Authority) that is responsible for ensuring the withholding and payment of Israeli tax when due. In accordance with Section 104H, the Shareholder Subject to Israeli Tax would be subject to Israeli capital gains tax with respect to the conversion of the Perrigo common stock on the earlier of the actual sale of the New Perrigo ordinary shares or the termination of the applicable deferral period. The appreciation in the New Perrigo ordinary shares subject to tax would generally be calculated in an amount equal to the difference between (a) the total consideration paid to such shareholder for its New Perrigo ordinary shares (in case of actual sale) or the fair market value of the New Perrigo ordinary shares received in the merger at the end of the tax deferral period (based on the average value of the shares during the 30 trading days preceding the end of the deferral period) (in either case, including any additional consideration, i.e., cash amounts paid for such shareholder’s Perrigo common stock in addition to New Perrigo ordinary shares and dividends distributed during the period between the merger and the earlier of the date of sale or the end of the deferral period, provided, however, that advance payments of tax on such cash amounts are withheld at source at the time of actual payment) and (b) the tax basis of the Perrigo common stock surrendered in exchange therefor.

In addition, in conjunction with the request for a pre-ruling from the Israel Tax Authority, Perrigo may seek an arrangement with respect to stock options or shares that were obtained as a result of an exercise of a stock option and other share-based awards (including shares and share-based awards that are held by a trustee under the terms of Section 102 of the Ordinance), allowing a deferral of the tax event resulting from the merger. The entitlement to such deferral is typically subject to certain conditions, including the deposit of the shares with a Section 102 trustee who is responsible for the withholding and payment of the Israeli tax required at the date of actual sale of the shares by the trustee or the transfer of the shares from the trustee to the employee. In the absence of such a ruling, following the merger the holders of Perrigo stock options and other share-based awards may lose the preferential tax treatment for which they may be currently eligible.

No assurance can be given that the tax ruling will be sought, and if sought, will be issued on terms reasonably acceptable to Perrigo in a timely manner, or at all.

LISTING OF NEW PERRIGO ORDINARY SHARES ON STOCK EXCHANGE

New Perrigo ordinary shares currently are not traded or quoted on a stock exchange or quotation system. New Perrigo expects that, following the transaction, New Perrigo ordinary shares will be listed for trading on the NYSE and the TASE under the symbol “PRGO”. It is a condition to the transactions that the NYSE and the TASE shall have authorized, and not withdrawn such authorization, for listing of the New Perrigo ordinary shares to be issued in the acquisition and the merger (in each case, subject to satisfaction of any conditions to which such authorization is expressed to be subject).

DELISTING AND DEREGISTRATION OF SHARES OF PERRIGO COMMON STOCK

Following the effective time of the merger, the shares of Perrigo common stock will be delisted from the NYSE and the TASE and deregistered under the Exchange Act.

DELISTING AND DEREGISTRATION OF ELAN ORDINARY SHARES AND ELAN AMERICAN DEPOSITARY SHARES

Following consummation of the transaction, the listing and admission to trading of Elan ordinary shares on the ISE will be canceled, and Elan ordinary shares and Elan ADSs will be delisted from the NYSE and deregistered under the Exchange Act.

FURTHER INFORMATION FOR CERTAIN HOLDERS OF ELAN ADSs AND ORDINARY SHARES IN CERTIFICATED FORM IN RELATION TO THEIR HOLDING OF NEW PERRIGO SHARES

As the New Perrigo shares will have a listing on the NYSE and a listing on the TASE (and no Irish listing), certain categories of Elan shareholders, that is, those who are resident in the European Economic Area (“EEA”) (other than shareholders in any Restricted Jurisdiction) who currently hold Elan ordinary shares or Elan ADSs in registered form (that is, they hold a share/stock certificate or in book-entry form through an account at Elan’s transfer agent) (“CSN Qualifying Shareholders”) may find that holding and trading the New Perrigo shares directly involves a number of US market practices/formalities that will be unfamiliar for those non-US investors. In addition, dealing with a transfer agent (the equivalent of a registrar in Ireland and the UK) in a different jurisdiction and time zone may also prove inconvenient in certain circumstances and may potentially result in a delay in transaction execution (should they choose to deal in their New Perrigo shares at a future date) for affected shareholders. In light of the foregoing, New Perrigo will arrange for Computershare Company Nominees Limited to act in the United Kingdom as a corporate sponsored nominee (the “Corporate Nominee”) for CSN Qualifying Shareholders, pursuant to which the Corporate Nominee will hold the New Perrigo shares on behalf of all such holders (such arrangement, the “CSN Facility”).

The detailed provisions of these nominee arrangements will be set out in an agreement between New Perrigo and the Corporate Nominee, which will include the terms and conditions on which the CSN Facility will be provided by the Corporate Nominee in respect of New Perrigo shares to CSN Qualifying Shareholders. Unless they opt out, such holders will be entered into the CSN Facility and will be sent a statement of ownership in accordance with the settlement arrangements set out in the section entitled “—Settlement, Listing And Dealings,” and at least annually thereafter. They will also be sent a document with the statement of ownership describing the terms and conditions on which the Corporate Nominee provides them with the CSN Facility. In addition, a copy of the terms and conditions of the CSN Facility will, in due course, be made available on the New Perrigo website at www.perrigo.com.

The CSN Facility will also include a dealing facility pursuant to which participants will be able to deal in the New Perrigo shares being held on their behalf by the Corporate Nominee. It should be noted that the CSN

Facility will not be made available to anyone who holds their Elan ordinary shares in certificated form or Elan ADSs in registered form, and who has a registered address in the US or in any other Restricted Jurisdiction, as defined in the Scheme.

CSN Qualifying Shareholders who do not wish to hold their New Perrigo shares in the CSN Facility, will be able to contact Computershare either by phone at + 353 1 4475107 or by post to Computershare Investor Services (Ireland) Limited, P.O. Box 954, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland. Computershare will arrange for such holder to exit the CSN arrangement and receive a DRS statement for his/her New Perrigo shares.

INFORMATION ABOUT THE COMPANIES

Perrigo

Perrigo is a Michigan corporation which is currently listed (ticker symbol “PRGO”) on the NYSE and the TASE. From its beginnings as a packager of generic home remedies in 1887, Perrigo has grown to become a leading global provider of quality, affordable healthcare products. Perrigo develops, manufactures and distributes over-the-counter (OTC) and generic prescription (Rx) pharmaceuticals, infant formulas, nutritional products, animal health, dietary supplements and active pharmaceutical ingredients (API). The company is the world’s largest manufacturer of OTC pharmaceutical products for the store brand market. The company’s primary markets and locations of logistics operations have evolved over the years to include the United States, Israel, Mexico, the United Kingdom, India, China and Australia. Perrigo’s principal executive offices are located at 515 Eastern Avenue, Allegan, Michigan 49010, U.S.A. and its telephone number is +1 (269) 673-8451.

New Perrigo

New Perrigo is a private limited company incorporated in Ireland (registered number 529592), formed on June 28, 2013 for the purpose of holding Elan, Perrigo and Foreign Holdco as direct or indirect wholly owned subsidiaries following the effective time of the transactions. To date, New Perrigo has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement, and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transactions and certain activities in connection with arranging financing (a) to repay existing indebtedness of Perrigo, (b) to finance the transactions and to pay fees and expenses in connection therewith (including in connection with hedging obligations), (c) for general corporate purposes and working capital and (d) for additional acquisitions.

On or prior to the effective time of the transactions, New Perrigo will be re-registered as a public limited company and renamed “Perrigo Company plc”. Following the effective time of the transactions, both Elan and Perrigo will be direct or indirect wholly owned subsidiaries of New Perrigo. Immediately following the transaction, based on the number of Perrigo and Elan shares outstanding as of [—], 2013, the former stockholders of Perrigo are expected to own approximately 71% of New Perrigo and the remaining approximately 29% of New Perrigo is expected to be owned by the former shareholders of Elan.

At and as of the effective time of the transactions, it is expected that New Perrigo will be a publicly traded company listed on the NYSE and the TASE under the ticker symbol “PRGO”. New Perrigo’s principal executive offices are located at 33 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is +353  1  6040031.

Foreign Holdco

Foreign Holdco is a private limited liability company incorporated in Ireland (registered number 529994) and a direct subsidiary of New Perrigo, formed on July 9, 2013. To date, Foreign Holdco has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transactions. After the effective time of the transactions, Foreign Holdco will operate as an Irish holding company. Foreign Holdco’s principal executive offices are located at 33 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is +353  1  6040031.

MergerSub

MergerSub is a Delaware corporation formed on July 26, 2013, and a direct wholly owned subsidiary of Foreign Holdco. To date, MergerSub has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transactions. MergerSub’s principal executive offices are located at 515 Eastern Avenue, Allegan, Michigan 49010, U.S.A. and its telephone number is +1 (269) 673-8451.

Elan

Elan is a biotechnology company, headquartered in Dublin, Ireland, committed to making a difference in the lives of patients and their families by dedicating itself to bringing innovations in science to fill significant unmet medical needs that continue to exist around the world. Elan’s ordinary shares are traded on the ISE under ISIN IE0003072950; American Depositary Shares representing Elan ordinary shares are traded on the NYSE under the ticker symbol “ELN”. Elan’s principal executive offices are located at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, and its telephone number is +353-1-709-4000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollar amounts presented in millions, except per share amounts)

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the pending acquisition of Elan by Perrigo and the related financing transactions, which were announced on July 29, 2013. The following unaudited pro forma condensed combined balance sheet as of June 29, 2013 and the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 29, 2013 are based upon, derived from and should be read in conjunction with the historical audited financial statements of Perrigo (which are available in Perrigo’s Form 10-K for the fiscal year ended June 29, 2013), the historical audited financial statements of Elan (which are available in Elan’s Annual Report on Form 20-F/A for the year ended December 31, 2012, as amended) and the historical unaudited financial information of Elan for the six month periods ended June 30, 2013 and June 30, 2012 (which are available in Elan’s Form 6-K furnished with the SEC on August 20, 2013). The acquisition of Elan will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations”, (“ASC 805”). The unaudited pro forma condensed combined financial information set forth below gives effect to the following:

•

the consummation of the pending acquisition of Elan through the issuance of New Perrigo shares, with each Elan shareholder receiving (a) $6.25 in cash per share, and (b) 0.07636 New Perrigo shares for each Elan share;

•

the incurrence of $4,350.0 in debt by New Perrigo, including up to $1,650.0 under the Debt Bridge Credit Agreement, up to $1,700.0 under the Cash Bridge Credit Agreement and up to $1,000.0 under the Term Loan Credit Agreement to finance, in part, the cash component of the acquisition consideration, the repayment of certain existing indebtedness of Perrigo and the payment of certain transaction expenses (including in connection with hedging obligations) in connection with the transaction;

•	the use of a portion of the cash acquired in the acquisition to pay down the $1,700.0 borrowed under the Cash Bridge Credit Agreement; and

•	the incurrence of $600.0 under the Revolving Credit Agreement, which is undrawn as of June 29, 2013.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of Elan’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of June 29, 2013. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the acquisition. Management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 29, 2013 assumes the completion of the acquisition and related incurrence of debt and pay down of existing debt occurred on July 1, 2012. The unaudited pro forma condensed combined balance sheet as of June 29, 2013 assumes those transactions occurred on June 29, 2013. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that New Perrigo will experience after the acquisition. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the acquisition or the impact of any non-recurring activity and one-time transaction-related or integration-related costs. No material transactions existed between Perrigo and Elan during the pro forma period.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of Perrigo and Elan incorporated by reference into this joint statement/prospectus.

New Perrigo Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 29, 2013

(In millions)	Historical Perrigo	Historical Elan	Adjustments For The Elan Acquisition	Footnote Reference	Adjustments For Refinancing	Footnote Reference	Pro Forma
Assets
Current assets
Cash and cash equivalents	$779.9	$1,921.7	$(3,330.7)	5i	$4,350.0	5l	$279.9
			(0.9)	5j	(24.1)	5l
			(75.0)	5o	(152.0)	5o
			(124.0)	5d	(3,065.0)	5m
Marketable securities	—	42.0	12.8	5f	—		54.8
Accounts receivable, net	651.9	55.9	—		—		707.8
Inventories	703.9	—	—		—		703.9
Current deferred income taxes	47.1	—	—		—		47.1
Income taxes refundable	6.1	—	—		—		6.1
Prepaid expenses and other current assets	48.0	27.8	—		—		75.8

Total current assets	2,236.9	2,047.4	(3,517.8)		1,108.9		1,875.4
Property and equipment, net	681.4	8.2	—		—		689.6
Goodwill and other indefinite-lived intangible assets	1,174.1	97.8	1,122.2	5e,5h	—		2,394.1
Other intangible assets, net	1,157.6	—	6,222.0	5e	—		7,379.6
Non-current deferred income taxes	20.3	—	—		(4.0)	5p	16.3
Available-for-sale investments	—	9.0	(2.2)	5f	—		6.8
Equity method investments	—	69.5	8.9	5f	—		78.4
Other non-current assets	80.5	18.1	—		24.1	5l	110.9
					(8.8)	5m
					(3.0)	5n

Total Assets	$5,350.8	$2,250.0	$3,833.1		$1,117.2		$12,551.1

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$382.0	$11.5	$—		$—		$393.5
Short-term debt	5.0	—	—		—		5.0
Payroll and related taxes	82.1	—	—		—		82.1
Accrued customer programs	131.7	—	—		—		131.7
Accrued liabilities	95.7	163.4	(44.0)	5d	—		215.1
Accrued income taxes	11.6	3.5	—		—		15.1
Current deferred income taxes	0.2	—	—		—		0.2
Current portion of long-term debt	41.2	—	—		3,350.0	5l	1,651.2
			—		(1,740.0)	5m

Total current liabilities	749.5	178.4	(44.0)		1,610.0		2,493.9
Non-current liabilities
Long-term debt, less current portion	1,927.8	—	—		(1,325.0)	5m	1,602.8
					1,000.0	5l
Non-current deferred income taxes	127.8	0.9	784.5	5g	—		913.2
Income tax payable	—	9.0	—		—		9.0
Other non-current liabilities	213.1	11.6	—		(10.5)	5p	214.2

Total non-current liabilities	2,268.7	21.5	784.5		(335.5)		2,739.2

Total liabilities	3,018.2	199.9	740.5		1,274.5		5,233.1

Shareholders’ Equity
Controlling interest:
Common stock	538.5	31.1	(31.1)	5k	—		5,782.2
			5,243.7	5b	—
Additional paid-in capital	—	6,622.7	(6,622.7)	5k	—		—
Accumulated other comprehensive income (loss)	77.0	(19.1)	19.1	5k	—		77.0
Retained earnings (accumulated deficit)	1,715.9	(4,584.6)	4,584.6	5k	(8.8)	5m	1,457.6
			(0.9)	5j	(3.0)	5n
			(75.0)	5o	(152.0)	5o
			(25.1)	5i	6.5	5p
			—		—

	2,331.4	2,050.1	3,092.6		(157.3)		7,316.8
Noncontrolling interest:	1.2	—	—		—		1.2

Total shareholders’ equity	2,332.6	2,050.1	3,092.6		(157.3)		7,318.0

Total Liabilities and Shareholders’ Equity	$5,350.8	$2,250.0	$3,833.1		$1,117.2		$12,551.1

See the accompanying notes to the unaudited pro forma condensed combined balance sheet.

New Perrigo

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended June 29, 2013

(In millions, except per share amounts)	Historical Perrigo	Historical Elan (Note 4)	Adjustments For The Elan Acquisition	Footnote Reference	Adjustments For Refinancing	Footnote Reference	Pro Forma
Continuing operations
Net Sales	$3,539.8	$56.7	$—		$—		$3,596.5
Cost of Sales	2,259.8	—	—		—		2,259.8

Gross Profit	1,280.0	56.7	—		—		1,336.7

Operating Expenses
Distribution	47.5	—	—		—		47.5
Research and development	115.2	86.1	—		—		201.3
Selling and administration	426.3	106.0	250.2	6a	—		782.5
Write-off of in-process research and development	9.0	—	—		—		9.0
Restructuring	2.9	—	—		—		2.9
Other net charges		283.2	—		—		283.2

Total operating expenses	600.9	475.3	250.2		—		1,326.4

Operating income (loss)	679.1	(418.6)	(250.2)		—		10.3
Interest, net	65.8	41.0	—		(65.4)	6c	60.0
			—		(39.0)	6d
			—		57.6	6e
Net loss on equity method investments	—	200.8	—		—		200.8
Net charge on debt retirement	—	216.3	—		—		216.3
Other expense, net	0.9	1.2	—		—		2.1
Losses on sales of investments	4.7	—	—		—		4.7

Income (loss) from continuing operations before income taxes	607.7	(877.9)	(250.2)		46.8		(473.6)
Income tax expense (benefit)	165.8	(345.3)	(31.3)	6b	21.9	6b	(188.9)

Net income (loss)	441.9	(532.6)	(218.9)		24.9		(284.7)

Earnings (loss) per share:
Basic	$4.71						$(2.14)

Diluted	$4.68						$(2.14)

Weighted average shares outstanding:
Basic	93.9						133.0

Diluted	94.5						133.0

See the accompanying notes to the unaudited pro forma condensed combined statement of operations.

1. Description of Transactions

On July 28, 2013, Perrigo, Elan, New Perrigo, Foreign Holdco and MergerSub entered into the Transaction Agreement. Subject to the terms and conditions of the Transaction Agreement, New Perrigo will acquire Elan by means of a Scheme of Arrangement, as described in this joint proxy statement/prospectus and referred to as the scheme. A scheme or a Scheme of Arrangement is an Irish statutory procedure pursuant to the Companies Act 1963 under which the Irish High Court may approve, and thus bind, a company to an arrangement with some or all of its shareholders. The scheme will be subject to the subsequent sanction of the Irish High Court. The scheme involves the cancellation of all of the shares of Elan which are not already owned by New Perrigo or any of its affiliates and the issuance of new ordinary shares of Elan by Elan to New Perrigo. Ordinary shares of New Perrigo are then issued to the applicable shareholders of Elan. At the effective time of the acquisition, the holder of each Elan share (other than those held by Perrigo or any of its affiliates) will be entitled to receive (i) $6.25 in cash and (ii) 0.07636 of a New Perrigo ordinary share. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Perrigo as compared to a holder of shares of Elan, please see “Comparison of the Rights of Holders of Elan Shares and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

Conditioned only upon the prior consummation of the scheme, MergerSub, an indirect subsidiary of New Perrigo, will merge with and into Perrigo, the separate corporate existence of MergerSub will cease and Perrigo will continue as the surviving corporation. Pursuant to the Transaction Agreement, each outstanding share of Perrigo common stock will be cancelled and automatically converted into the right to receive one New Perrigo ordinary share and $0.01 in cash. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Perrigo as compared to a holder of shares of Perrigo, please see “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus. Based on the number of shares of Perrigo common stock and Elan ordinary shares outstanding as of [—], 2013, (i) the total number of New Perrigo ordinary shares expected to be issued pursuant to the transactions and delivered to the Perrigo stockholders and Elan shareholders (assuming no Perrigo or Elan options are exercised and no share awards vest between the record date and the closing of the transaction) will be approximately 133,149,515, (ii) former Elan shareholders are expected to hold approximately 29% of the New Perrigo ordinary shares after giving effect to the acquisition and the merger, and (iii) former Perrigo stockholders are expected to hold approximately 71% of the New Perrigo ordinary shares after giving effect to the acquisition and the merger.

The acquisition is subject to customary conditions (see “The Transaction Agreement—Conditions to the Completion of the Acquisition and the Merger” beginning on page [—] of this joint proxy statement/prospectus), including clearance by the FTC under the provisions of the HSR Act, as well as by regulatory authorities outside of the U.S. Pending these clearances, Perrigo anticipates closing the transactions by the end of calendar year 2013.

On July 28, 2013, New Perrigo entered into the Bridge Credit Agreements, pursuant to which Barclays Bank PLC and HSBC Bank USA, N.A. agreed to provide New Perrigo, respectively, with senior unsecured debt financing in an aggregate principal amount of up to $2,650.0 and senior unsecured cash financing in an aggregate principal amount of up to $1,700.0.

Effective September 6, 2013, New Perrigo terminated the $1.0 billion tranche 2 commitments under the Debt Bridge Credit Agreement. The $1.65 billion tranche 1 commitments under the Debt Bridge Credit Agreement remain outstanding.

On September 6, 2013, New Perrigo entered into the Term Loan Credit Agreement and Revolving Credit Agreement, pursuant to which the lenders will provide New Perrigo, respectively, with senior unsecured cash financing in an aggregate principal amount of up to $1,000.0 and senior unsecured cash financing in an aggregate principal amount of up to $600.0.

New Perrigo will use the proceeds from borrowings under the Bridge Credit Agreements and Permanent Credit Agreements to finance, in part, (a) the repayment of existing indebtedness of Perrigo, (b) the transactions and fees and expenses in connection therewith (including in connection with hedging obligations), (c) general corporate purposes and working capital, and (d) additional acquisitions.

The closing date of the Bridge Credit Agreements and the Permanent Credit Agreements is conditioned on, among other things, the consummation of the transactions, accession of Perrigo and certain subsidiaries of Perrigo as guarantors, and absence of certain events of defaults under the Bridge Credit Agreements and the Permanent Credit Agreements.

For a complete description of the financing relating to the transaction, see also “Financing Relating to the Transaction” beginning on page [—] of this joint proxy statement/prospectus.

2. Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Elan as if the acquisition occurred on June 29, 2013, which is the 2013 fiscal year end of Perrigo. The pro forma adjustments to reflect the acquired assets and assumed liabilities of Elan are based on the fair value of Elan’s assets and liabilities as of June 30, 2013, which is the last day of the second quarter of Elan’s 2013 fiscal year. Given the proximity of these balance sheet dates, no adjustment was deemed necessary to align these dates in the presentation of the unaudited pro forma condensed combined balance sheet. Similarly, the historical Elan statement of operations information is based upon the period from July 1, 2012 to June 30, 2013. Management is not aware of any material transactions entered into by Elan on June 30, 2013.

The date of the Transaction Agreement is July 28, 2013. For pro forma purposes, the valuation of consideration transferred is based on, amongst other things, the share price of Perrigo on the last trading day prior to the Transaction Agreement, or July 26, 2013, of $134.23 per share. This is used for pro forma purposes only. The consideration transferred will ultimately be based on the closing date share price of Perrigo stock on the acquisition date (generally the closing date), and could materially change. The fair value of ordinary shares, options, and restricted share unit awards was estimated based on Perrigo’s closing share price at July 26, 2013 of $134.23 per share. An increase of 20% in Perrigo’s share price would increase the total consideration by $1,078.5, and a decrease of 20% in Perrigo’s share price would decrease the total consideration by $1,077.2. The actual purchase price will fluctuate until the closing of the acquisition.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Perrigo and Elan. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date and that the fair value of acquired in-process research and development (“IPR&D”) be recorded on the balance sheet.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. At this time, to the extent they exist, management does not have sufficient information to determine the fair value of contingencies of Elan to be acquired. If information becomes available which would permit management to determine the fair value of these acquired contingencies, these amounts will be adjusted in accordance with ASC 820.

3. Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Perrigo and acquisition accounting rules may materially vary from those of Elan. During the preparation of this unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies. Following the acquisition and during the measurement period, management will conduct a final review of Elan’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Elan’s results of operations or reclassification of assets or liabilities to conform to Perrigo’s accounting policies and classifications or are required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

4. Reconciliation of Elan’s Historical Statement of Operations

A reconciliation of Elan’s historical statement of operations for the twelve months ended June 30, 2013 is as follows:

		Unaudited As Reported By Elan
		Less:	Add:
	Year Ended December 31, 2012	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013	Year Ended June 30, 2013
Continuing Operations
Net Sales	$0.2	$0.0	$56.5	$56.7
Cost of sales	0.2	0.2	0.0	0.0

Gross margin	0.0	(0.2)	56.5	56.7
Operating expenses
Research and development	95.0	50.5	41.6	86.1
Selling and administration	113.6	62.8	55.2	106.0
Other net charges	168.9	1.9	116.2	283.2

Total	377.5	115.2	213.0	475.3

Operating loss	(377.5)	(115.4)	(156.5)	(418.6)

Interest, net	56.6	29.2	13.6	41.0
Net loss on equity method investments	221.8	50.2	29.2	200.8
Net charge on debt retirement	76.1	0.0	140.2	216.3
Other expense, net	1.2	0.0	0.0	1.2

Loss from continuing operations before income taxes	(733.2)	(194.8)	(339.5)	(877.9)
Income tax benefit	(360.5)	(30.1)	(14.9)	(345.3)

Net loss	$(372.7)	$(164.7)	$(324.6)	$(532.6)

The historical statement of operations of Elan includes certain charges which management believes will not have a continuing impact on the combined business. These have not been removed from the unaudited pro forma condensed combined statement of operations, as they are not directly attributable to the transaction. Further information on the above charges can be found in Elan’s Form 20-F/A filed on June 28, 2013 and Elan’s Form 6-K furnished to the SEC on August 20, 2013, which are incorporated herein by reference.

5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. An independent third-party appraiser assisted in performing a preliminary valuation. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Elan’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material.

The preliminary consideration and allocation of the purchase price to the fair value of Elan’s assets acquired and liabilities assumed as if the acquisition date was June 29, 2013 is presented as follows:

	Note	Amount
Calculation of consideration
Cash paid to Elan shareholders ($6.25 per share)	5a	$3,197.4
Fair value of common stock issued	5b	5,243.7
Cash consideration paid for vested Elan stock options and share awards	5c	108.2

Fair value of total consideration transferred		$8,549.3

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Elan’s net assets	5d	2,050.1
Less transaction costs expected to be incurred by Elan	5d	(80.0)
Less historical Elan goodwill and other indefinite-lived intangible assets	5h	(97.8)
Less historical Elan marketable securities, available-for-sale investments and equity method investments	5f	(120.5)

Net assets to be acquired		1,751.8

Fair value adjustments of net assets acquired
Identifiable intangible assets
Tysabri	5e	6,200.0
Prialt	5e	22.0
IPR&D	5e	35.0
Investments	5f	140.0
Deferred tax liabilities	5g	(784.5)

Goodwill	5h	$1,185.0

(a)	Represents cash consideration transferred of $6.25 per outstanding Elan share based on 511,586,181 Elan shares outstanding as of June 30, 2013.

(b)	The acquisition date fair value of New Perrigo ordinary shares issued to Elan shareholders was estimated based on 511,586,181 of Elan’s shares outstanding as of June 30, 2013, multiplied by the exchange ratio of 0.07636 and Perrigo’s share price of $134.23 as of July 26, 2013, which is the share price of Perrigo on the last trading day prior to the Transaction Agreement. Refer to the calculation below:

Total Elan shares outstanding (as of June 30, 2013)	511,586,181
Conversion factor	0.07636

Shares of New Perrigo to be issued	39,064,721
Value per share on July 26, 2013	$134.23

Fair value of New Perrigo stock to be issued in respect of outstanding Elan shares	$5,243.7

(c)	Elan has historically issued share-based compensation in the form of share awards and options. At June 30, 2013, 25,088 out of 2,569,886 share awards were vested and 11,270,026 out of 15,791,399 options were vested. At the discretion of the Elan Leadership, Development and Compensation Committee, the unvested Elan share awards and options will become fully vested on the closing of the transactions. The Elan share awards and options will be cancelled and converted into the right to receive a cash settlement as outlined in the Transaction Agreement. Based on the Perrigo share price on July 26, 2013 of $134.23, New Perrigo will pay a total of $133.3 in cash to the holders of Elan options and share awards. Of this amount, $108.2 will be attributable to the vested portion of such awards and therefore included as a part of Elan’s purchase price, and $25.1 will be expensed in the post-combination period and has been reflected as a reduction of retained earnings in the unaudited condensed combined pro forma balance sheet, consistent with ASC 805.

(d)	Reflects the acquisition of the historical book value of Elan’s net assets as of June 30, 2013, and the net transaction costs of $80.0 expected to be incurred by Elan, which will reduce assets acquired. The Elan transaction costs of $80.0 reflect total estimated transaction costs of $124.0, reduced by a credit for $44.0 of fees associated with the successful defense against the hostile bid by Royalty Pharma. These defense fees had been accrued by Elan at June 30, 2013, but will cease to be due upon completion of the transaction.

(e)	Of the total estimated consideration, approximately $6,222.0 relates to identified intangible assets that are expected to be amortized over a weighted average useful life of 25 years as well as IPR&D of $35.0. The IPR&D amount will be capitalized and accounted for as an indefinite-lived intangible asset and will be subject to impairment testing until completion or abandonment of the project. Upon successful completion of the project and launch of the product, management will make a separate determination of the useful life of the IPR&D intangible and amortization will be recorded as an expense. As the IPR&D intangible is not currently marketed, no amortization of this item is reflected in the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 29, 2013.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles, including the IPR&D intangible, may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated revenues that will be received for each product, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting each asset’s cash flow stream, as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results. The methodologies and significant assumptions utilized to preliminarily value the intangible assets were as follows:

(1)	Tysabri: Elan is entitled to royalty payments from Biogen Idec (“Biogen”) based on their Tysabri revenues in all indications and geographies. Specifically, for the twelve month period beginning May 1, 2013, a 12% royalty applies. Following the initial twelve month period, annual sales up to $2,000.0 accrue an 18% royalty and incremental annual sales above $2,000.0 accrue a 25% royalty. Elan will continue to receive royalties into perpetuity. An income approach was utilized to calculate the present value of the projected royalty payments, using a discount rate that reflected the risks inherent in the cash flow stream as well as the nature of the asset. Management does not currently believe there are material future revenue streams associated with expanded indications under current development, and accordingly the entire intangible asset is amortized over the expected 25 year life in the unaudited pro forma condensed combined statement of operations.

(2)	Prialt: Elan is entitled to royalty payments based on Prialt revenues. Specifically: a 7% royalty rate for annual sales in the U.S. up to $12.5, a 10.25% royalty rate for annual sales in the U.S. between $12.5 and $20.0, a 17.5% royalty rate for annual sales in the U.S. between $20.0 and $35.0, a 13.5% royalty rate for annual sales in the U.S. between $35.0 and $50.0, and a 10.25% royalty rate for annual sales in the U.S. above $50.0. An income approach was utilized to calculate the present value of the projected royalty payments, using a discount rate that reflected the risks inherent in the cash flow stream as well as the nature of the asset. This intangible asset is estimated to have a useful life of 10 years.

(3)	IPR&D: Cash flow projections, upon which a discounted cash flow analysis could be prepared, are not yet available. As such, given the level of progress and stage of development, the value of the ELND005 IPR&D project was based on a portion of the costs incurred to date. The therapeutic areas that the program targets (Alzheimer’s, Bi-polar, and Down’s Syndrome) are considered high risk given the lack of historical success of competing programs. In addition, while management has indicated that long-term forecasts are not available and given the low probability of success, a discounted cash flow analysis would not indicate a significant value for this asset. As a result, a portion of the costs incurred to date were determined to be a reasonable estimate of the fair value of the clinical data for ELND005.

(f)	Publicly held available-for-sale investments, including Prothena, have been determined based on the current market price of the shares held by Elan. The value of the Proteostasis and Newbridge equity method investments has been assumed to be equal to the original investment value given the level of progress and stage of development. The value of the equity method investment in Janssen AI is assumed to be commensurate with the carrying value, which consists primarily of funding made in the investment since August 2012. The values of privately held available-for-sale investments have been determined based on the carrying values or the fair values provided by the investment funds, as appropriate.

(g)	Reflects a non-current deferred income tax liability resulting from fair value adjustments for the identifiable intangible assets and investments acquired of $782.1 and $2.4, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and investments acquired at a 12.5% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

Identifiable intangible assets	$(782.1)
Investments	(2.4)

Deferred tax liabilities resulting from purchase price allocation	$(784.5)

(h)	Prior to the transaction, Elan’s historical balance sheet included $97.8 of goodwill and other indefinite-lived intangible assets. As a result of the transaction, goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The proposed acquisition of Elan by Perrigo as of June 29, 2013 would have resulted in a net increase in goodwill of $1,089.0. IPR&D of $35.0 was also recorded within Goodwill and other indefinite-lived assets, resulting in a total adjustment of $1,122.2.

(i)	Represents cash payments to Elan shareholders, Elan option holders and Elan share award holders as follows:

Preliminary estimate of cash paid to Elan shareholders as consideration ($6.25 per share)	$3,197.4
Preliminary estimate of cash paid to Elan option and share award holders as consideration	108.2
Preliminary estimate of cash paid to Elan option and share award holders as compensation	25.1

Total cash paid to Elan shareholders, option holders, and share award holders	$3,330.7

Cash paid to vested Elan share option and Elan share award holders as consideration represents the preliminary estimate of cash paid to settle options and share awards attributable to pre-combination service which is recognized as part of the purchase consideration transferred. The remaining portion will be expensed in the post-combination period and has been reflected as a reduction of retained earnings in the unaudited condensed combined pro forma balance sheet.

(j)	Represents the cash payment of $0.01 per share to be paid as consideration to each shareholder of Perrigo as part of the transaction:

Total Perrigo shares outstanding (as of June 29, 2013)	94,084,794
Cash per share of Perrigo	$0.01

Total cash payment	$0.9

(k)	Represents the elimination of Elan’s historic common stock, additional paid-in capital, accumulated other comprehensive income, and retained earnings.

(l)	Represents the issuance of the $4,350.0 in debt issued by New Perrigo to finance a portion of the transaction. In connection with the incurrence of debt $24.1 of debt issuance costs are expected to be capitalized and amortized over the life of the underlying issuances.

Debt Bridge Credit Agreement (364 day availability)	$1,650.0
Cash Bridge Credit Agreement (60 day availability)	1,700.0

Current debt to be incurred	3,350.0
Long-term debt (Permanent Term Loan Credit Agreement)	1,000.0

Debt to be incurred	$4,350.0

Permanent Undrawn Revolving Credit Agreement	$600.0

(m)	Represents the extinguishment of Perrigo’s existing term loan and senior private placement notes, as well as the $1,700.0 Cash Bridge Credit Agreement. Capitalized debt issuance costs of $8.8 related to the existing term loan and senior debt will also be extinguished.

Current portion of long-term debt (historic Perrigo)	$40.0
Current portion of long-term debt (Cash Bridge Credit Agreement)	1,700.0

Total current portion of long-term debt	1,740.0
Long-term debt (historic Perrigo)	1,325.0

Debt to be extinguished	$3,065.0

(n)	Reflects (a) the write-off of deferred financing charges of $3.0 attributable to borrowing $1,700.0 through the Cash Bridge Credit Agreement and (b) repayment of the Cash Bridge Credit Agreement (in full) using cash on hand acquired from Elan. Management expects the Cash Bridge Credit Agreement to be outstanding for approximately twenty days after the closing of the Elan acquisition. This is based on the estimated time necessary to obtain required regulatory approvals, complete the legal procedures necessary in order to access Elan’s cash on hand and execute the mandatory repayment of the Cash Bridge Credit Agreement upon New Perrigo’s access to Elan’s cash.

(o)	To record estimated acquisition-related transaction costs of $75.0 and non-recurring refinancing costs of $152.0. In accordance with ASC 805, acquisition-related transaction costs and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $227.0 of costs as a reduction of cash with a corresponding decrease in retained earnings.

(p)	Perrigo has historically used interest rate swaps to hedge a portion of the interest rate risk arising as a result of Perrigo’s variable rate term loans. In connection with the extinguishment of Perrigo’s historical term loans, Perrigo will settle certain swap contracts historically classified as cash flow hedges. This adjustment eliminates Other non-current liabilities of $10.5, Non-current deferred tax asset of $4.0, and Accumulated other comprehensive loss of $6.5.

6. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)	To record pro forma amortization expense of $250.2 on the portion of the purchase price allocated to definite-lived intangible assets as follows:

	Preliminary Fair Value	Estimated Useful Life	Estimated Amortization
Tysabri	$6,200.0	25	$248.0
Prialt	22.0	10	2.2

	$6,222.0		$250.2

Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life.

(b)	Represents the income tax effect of the pro forma adjustments related to the acquisition of Elan calculated using the U.S. statutory income tax rate of 35.0%, state taxes, and the Irish statutory income tax rate of 12.5%. The effective tax rate of the combined company could be significantly different depending on the mix of post-acquisition income and other activities.

(c)	To eliminate $65.4 of interest expense for Perrigo’s historical term loans and senior notes, including $2.2 of debt issuance cost amortization.

(d)	To eliminate the $39.0 of interest expense for the extinguished Elan debt, including $1.8 of debt issuance cost amortization.

(e)	To record the $57.6 of interest expense from New Perrigo’s transaction financing, including $15.7 of debt issuance cost amortization. The interest rates under the new financing agreements are expected to be a function of LIBOR plus the applicable margin based on Perrigo’s credit rating. For the purposes of these unaudited pro forma condensed combined financial statements, New Perrigo’s $2,650.0 in expected borrowings assumes a LIBOR rate of 0.19% and a weighted average contractual interest rate of 1.38%.

The interest rates used for purposes of preparing the accompanying unaudited pro forma condensed combined financial statements may be considerably different than the actual interest rates incurred based on market conditions at the time of the refinancing. If the interest rate on New Perrigo’s borrowings were to increase or decrease by 1/8th of a percent, New Perrigo’s pro forma net income would increase or decrease by $2.8.

The following table illustrates the interest expense and debt issuance amortization.

					Pro Forma Adjustment
Description	Tenor	Payment Frequency	Principal	Interest Rate	Contractual Interest Expense	Debt Issuance Cost Amortization
Debt Bridge Credit Agreement	364 days	At Maturity	$ 1,650	Libor + 137.5 bps	$25.8	$12.8
Credit Agreement Term Loan	5 years	Non-amortizing	700	First qtr: Libor + 1.5 bps, subsequently LIBOR + 1.375 bps	10 .3	1.6
Credit Agreement Term Loan	2 years	Non-amortizing	300	First qtr: Libor + 1.5 bps, subsequently LIBOR + 1.375 bps	4.8	0 .9
Revolver	5 years	At Maturity	(undrawn)	Undrawn fee of .175 bps	1.1	0.4

					$41.9	$15.7

7. Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of Perrigo. The pro forma basic and diluted weighted average shares outstanding are a combination of historic Perrigo shares and the shares issued as part of the transaction at an exchange ratio of 0.07636 New Perrigo share per Elan share. Given that the unaudited pro forma condensed combined statement of operations results in a loss from continuing operations, diluted earnings per share have been computed in the same manner as basic earnings per share.

Fiscal Year ended June 29, 2013
Continuing operations
Pro forma net loss attributable to common shareholders	$(284.7)

Basic weighted-average number of common shares outstanding—historical	93.9
Diluted weighted-average number of common shares outstanding—historical	94.5
Common shares issued as part of the transaction	39.1

Basic and diluted weighted-average number of common shares outstanding—pro	133.0

Net loss per common share
Basic and diluted—pro forma	$(2.14)

THE TRANSACTION AGREEMENT

The following is a summary of certain material terms of the Transaction Agreement and the conditions appendix and is qualified in its entirety by reference to (i) the complete text of the Transaction Agreement, which is incorporated into this joint proxy statement/prospectus by reference and attached as Annex A to this joint proxy statement/prospectus and (ii) the complete text of the conditions appendix, which is incorporated into the joint proxy statement/prospectus by reference and attached as Annex B to this joint proxy statement/prospectus. This summary is not intended to provide you with any other factual information about Perrigo, Elan or New Perrigo. We urge you to read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference. You should also review the section entitled “Where You Can Find More Information”.

The description of the Transaction Agreement in this joint proxy statement/prospectus has been included to provide you with information regarding its terms. The Transaction Agreement contains representations and warranties made by and to the parties as of specific dates. The statements embodied in those representations and warranties were made only for purposes of the contract between the parties, were made solely for the benefit of such parties, and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Transaction Agreement and in some cases were qualified by confidential disclosures made by the parties, which disclosures are not reflected in the Transaction Agreement. In addition, certain representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. None of the shareholders of Perrigo or Elan or any other third party should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Perrigo, Elan, New Perrigo or any of their respective affiliates.

Form of the Transaction

The Transaction Agreement provides, upon the terms and subject to the conditions set forth therein and in the conditions appendix, for two transactions involving Perrigo and Elan, respectively. First, New Perrigo will acquire all of the outstanding shares of Elan by means of a Scheme of Arrangement under Section 201 of the Irish Companies Act 1963. Second, conditioned only upon the consummation of the scheme, MergerSub, a wholly owned indirect subsidiary of New Perrigo, will merge with and into Perrigo, the separate corporate existence of MergerSub will cease and Perrigo will continue as the surviving corporation. As a result of the transactions, Perrigo will be an indirect, and Elan will be a direct, wholly owned subsidiary of New Perrigo, whose ordinary shares are expected to be listed for trading on the NYSE and the TASE under the ticker symbol “PRGO”.

Completion of the Transaction

The completion of the acquisition and the merger will occur on a date agreed by the parties, but in any event no more than three business days after satisfaction or waiver, where applicable, of the conditions set forth in the conditions appendix, with the exception of those conditions that can only be satisfied at the completion (but subject to the satisfaction of such conditions). For a description of the conditions to the completion of the acquisition and the merger, see the section entitled “—Conditions to the Completion of the Acquisition and Merger” beginning on page [—] of this joint proxy statement/prospectus.

Scheme Consideration to Elan Shareholders

At the effective time of the acquisition, each Elan share will be cancelled and converted into the right to receive $6.25 in cash and 0.07636 of a New Perrigo ordinary share, which will be duly authorized, validly issued, fully paid and non-assessable and free of liens and pre-emptive rights, for each such Elan ordinary share. Elan shareholders will not receive any fractional shares of New Perrigo pursuant to the acquisition. Such fractional shares will instead be aggregated and sold in the market by the exchange agent, with the net proceeds of any such sale distributed in cash pro rata to the Elan shareholders in accordance with the fractional entitlements to which they would otherwise have been entitled. In addition, at the effective time of the acquisition, Perrigo will pay to Citibank, N.A. the aggregate of all cancellation fees that may be incurred by holders of Elan ADSs upon the surrender of Elan ADSs to Citibank, N.A. for the purposes of receiving the scheme consideration. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Perrigo as compared to a holder of shares of Elan, please see “Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

Merger Consideration to Perrigo Stockholders

At the effective time of the merger, each outstanding share of Perrigo common stock (other than shares held by Perrigo as treasury stock or owned by Perrigo, which will be cancelled without any conversion thereof) will be cancelled and automatically converted into the right to receive one New Perrigo ordinary share from New Perrigo and $0.01 in cash. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Perrigo as compared to a holder of shares of Perrigo, please see “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares” beginning on page [—] of this joint proxy statement/prospectus.

Treatment of Elan Stock Options and Other Elan Share-Based Awards

Treatment of Elan Stock Options

Each stock option granted under Elan’s 1996 Long Term Incentive Plan, 1996 Consultant Option Plan, 1999 Stock Option Plan, 2006 Long Term Incentive Plan or 2012 Long Term Incentive Plan (collectively, the “Elan Share Plans”) that is outstanding as of the effective time of the acquisition will, in accordance with the terms of the applicable plan, become fully exercisable and vested immediately prior to the effective time of the acquisition and, by virtue of the occurrence of the effective time of the acquisition, be cancelled and converted into the right to receive a cash settlement (less any applicable tax withholdings) equal to the product of (x) the total number of Elan ordinary shares subject to the Elan stock option immediately prior to the effective time of the acquisition and (y) the excess, if any, of (A) the sum of (i) $6.25 and (ii) the product of 0.07636 and the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the acquisition occurs, over (B) the applicable exercise price under the relevant Elan Share Plan.

Treatment of Other Elan Share-Based Awards

Any vesting conditions or restrictions applicable to each award of Elan restricted share units granted under the Elan Share Plans that is outstanding as of the effective time of the acquisition will lapse and, by virtue of the occurrence of the effective time of the acquisition, such award will be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (x) the total number of Elan ordinary shares subject to the Elan restricted share unit award immediately prior to the effective time of the acquisition and (y) the sum of (i) $6.25 and (ii) the product of 0.07636 and the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the acquisition occurs.

Dividend Equivalents. All dividend equivalents with respect to Elan share-based awards (other than options) will be paid out in cash.

Treatment of Perrigo Stock Options, Perrigo Restricted Stock Units and Perrigo Performance-Based Restricted Stock Units, and Perrigo Restricted Stock Awards

Treatment of Perrigo Stock Options

Each Perrigo stock option granted under Perrigo’s 2008 Long Term Incentive Plan, 2003 Long Term Incentive Plan, Employee Stock Option Plan or Non-Qualified Stock Option Plan for Directors (collectively, the “Perrigo Share Plans”) that is outstanding immediately prior to the effective time of the merger will be assumed by New Perrigo and converted into a stock option to purchase, on the same terms and conditions as were applicable to the Perrigo stock option, a number of New Perrigo ordinary shares (rounded down to the nearest whole number) determined by multiplying (x) the number of shares of Perrigo common stock subject to the Perrigo stock option immediately prior to the effective time of the merger and (y) the sum of (i) 1 plus (ii) the quotient obtained by dividing $0.01 by the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the merger occurs. Each New Perrigo stock option will have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Perrigo common stock of such Perrigo stock option immediately prior to the effective time of the merger divided by (y) the sum of (i) 1 plus (ii) the quotient obtained by dividing $0.01 by the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the merger occurs.

Treatment of Perrigo Restricted Stock Units and Perrigo Performance-Based Restricted Stock Units

Each Perrigo restricted stock unit and each Perrigo performance-based restricted stock unit granted under any Perrigo Share Plan, that is outstanding immediately prior to the effective time of the merger will be assumed by New Perrigo and converted into an award on the same terms and conditions (including vesting terms) as were applicable to such award immediately prior to the effective time of the merger, based on that number of New Perrigo ordinary shares (rounded to the nearest whole number to the extent permissible under Section 409A of the Code) determined by multiplying (x) the number of shares of Perrigo common stock covered by such award immediately prior to the effective time of the merger and (y) the sum of (i) 1 plus (ii) the quotient obtained by dividing $0.01 by the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the merger occurs.

Treatment of Perrigo Restricted Stock Awards

Each Perrigo restricted stock award granted under any Perrigo Share Plan that is issued and outstanding immediately prior to the effective time of the merger will be assumed by New Perrigo and converted into the right to receive, on the same terms and conditions (including vesting and other lapse restrictions) as were applicable to such award immediately prior to the effective time of the merger, an award representing the right to receive that number of New Perrigo ordinary shares (rounded to the nearest whole number) determined by multiplying (x) the number of shares of Perrigo common stock subject to the Perrigo restricted stock award immediately prior to the effective time of the merger and (y) the sum of (i) 1 plus (ii) the quotient obtained by dividing $0.01 by the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the merger occurs.

Assumption of Perrigo Equity Plans

At the effective time of the merger, New Perrigo will assume all Perrigo equity plans and will be able to grant stock awards, to the extent permissible by applicable laws and NYSE and TASE regulations, under the terms of the Perrigo equity plans to issue the reserved but unissued shares of Perrigo, as adjusted to reflect the transaction.

Exchange of Elan Ordinary Shares

An exchange agent appointed by Perrigo and reasonably acceptable to Elan will act as exchange agent for the payment of the scheme consideration and merger consideration. On or immediately after the completion of the acquisition and the merger, New Perrigo will deposit, or cause to be deposited, with the exchange agent evidence of book-entry shares representing the total number of New Perrigo ordinary shares issuable pursuant to the acquisition and cash in an amount equal to the aggregate amount of cash consideration to be received by the shareholders of Elan pursuant to the acquisition. As soon as reasonably practicable (and in any event within four business days) after the effective time of the acquisition, the exchange agent will mail each holder of record of Elan ordinary shares entitled to receive the scheme consideration a letter of transmittal and instructions for use in receiving payment of the scheme consideration owed to them pursuant to the acquisition. See “—Scheme Consideration to Elan Shareholders”.

Upon the surrender of Elan ordinary shares, which at the effective time of the acquisition were cancelled and converted into the right to receive the scheme consideration, to the exchange agent, together with a duly executed letter of transmittal and any other documents reasonably required by the exchange agent, each holder of ordinary shares of Elan will be entitled to receive: (i) a check in an amount (after giving effect to any required tax withholdings) equal to the amount of cash consideration payable to such holder pursuant to the acquisition and the amount of any cash payable in lieu of fractional shares and (ii) that number of New Perrigo ordinary shares into which such holder’s Elan ordinary shares became entitled pursuant to the terms of the acquisition. Beneficial holders whose shares are held in street name must follow any directions given to them by their broker, bank or other nominee in connection with their receipt of the scheme consideration. See “—Scheme Consideration to Elan Shareholders”.

Exchange of Perrigo Shares

At the effective time of the merger, New Perrigo will deposit certificates, or at New Perrigo’s option, evidence of shares in book-entry form, representing the total number of New Perrigo ordinary shares in issue immediately prior to the effective time of the merger and cash in an amount equal to the aggregate amount of cash consideration to be received by the shareholders of Perrigo pursuant to the transaction. As soon as reasonably practicable (and in any event within four business days) after the effective time of the merger, the exchange agent will mail each holder of record of Perrigo shares a letter of transmittal and instructions for use in surrendering the Perrigo shares in exchange for the consideration owed to them pursuant to the merger. See “—Merger Consideration to Perrigo Stockholders”.

Upon surrender of Perrigo shares for cancellation to the exchange agent, together with a duly executed letter of transmittal and any other documents reasonably required by the exchange agent, the holder of such Perrigo shares is entitled to receive in exchange: (i) that number of New Perrigo ordinary shares into which such holder’s Perrigo shares were converted pursuant to the terms of the Transaction Agreement (see “—Merger Consideration to Perrigo Stockholders”), (ii) a check in an amount (after giving effect to any required tax withholdings) equal to any cash dividends with respect to New Perrigo ordinary shares made after the effective time of the merger and the amount of cash consideration payable to such holder pursuant to the acquisition. The properly surrendered Perrigo shares will be cancelled.

Representations and Warranties

Perrigo and Elan made customary representations and warranties in the Transaction Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Transaction Agreement or in information provided pursuant to certain disclosure schedules to the Transaction Agreement. The representations and warranties made by Perrigo and Elan are also subject to and qualified by certain information included in filings each party has made with the SEC.

Many of the representations and warranties are reciprocal and apply to Perrigo or Elan, as applicable, and their respective subsidiaries. Some of the more significant representations and warranties relate to:

•	corporate organization, existence and good standing and requisite corporate power and authority to carry on business;

•	capital structure;

•	corporate authority to enter into the Transaction Agreement and the enforceability thereof;

•	required governmental approvals;

•	the absence of any breach or violation of organizational documents or contracts as a result of the consummation of the transaction;

•	SEC reports and financial statements;

•	the maintenance of internal disclosure controls and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with laws;

•	the absence of certain changes since December 31, 2012, that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the absence of certain material litigation, claims and actions;

•	the reliability and accuracy of information supplied for this joint proxy statement/prospectus;

•

certain regulatory matters relating to, among other relevant authorities, the Federal Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act, the U.S. Food and Drug Administration, and health insurance and healthcare laws;

•	certain tax matters;

•	the absence of collective bargaining agreements and other employment and labor matters;

•	ownership of or right to use intellectual property, and the absence of infringement;

•	title and rights to, and condition of, real property;

•	the receipt of fairness opinion(s);

•	the requisite vote of shareholders;

•	material contracts;

•	insurance;

•	brokers’ fees or finders’ fees relating to the transaction; and

•	the Foreign Corrupt Practices Act of 1977, as amended, and anti-corruption laws in other jurisdictions.

Perrigo made additional representations and warranties in the Transaction Agreement in relation to:

•	the business and capitalization of New Perrigo, Foreign Holdco and MergerSub.

Elan made additional representations and warranties in the Transaction Agreement in relation to:

•	the TYSABRI Agreement, dated February 5, 2013, by and among Elan Pharma, Elan LLC, and Biogen Idec (the “TYSABRI Agreement”); and

•	certain financial information related to outstanding indebtedness, aggregate cash and cash equivalents and solvency.

Under the Transaction Agreement, the parties agreed that except for the representations and warranties expressly contained in the Transaction Agreement and any ancillary agreements, neither Perrigo nor Elan makes any other representation or warranty.

Many of the representations and warranties made by each of Perrigo and Elan are qualified by a material adverse effect standard. For the purpose of the Transaction Agreement, a “material adverse effect” with respect to each of Perrigo and Elan means the following:

•

an event, development, occurrence, state of facts or change that has a material adverse effect on (x) the business, operations, properties, assets, liabilities, results of operations or financial condition of the relevant party and its subsidiaries, taken as a whole, or (y) in the case of Elan, the rights and obligations of Elan and its affiliates under the TYSABRI Agreement, including the amount of contingent payments payable thereunder, excluding:

•

those (i) generally affecting the industries or the segments thereof in which either Perrigo or Elan, and, in either case, its respective subsidiaries, as applicable, operate; (ii) generally affecting the economy or the financial, debt, credit or securities markets; (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, acts of war or terrorism; (iv) reflecting or resulting from changes or proposed changes in rules, regulations or law, interpretations thereof, regulatory conditions or U.S. GAAP or other accounting standards; or (v) resulting from actions of the relevant party or any of its subsidiaries which the other party expressly requested in writing or expressly consented in writing (provided that each of the events in (i) through (iv) above may be taken into account to the extent Perrigo or Elan, and, in either case, its respective subsidiaries, as applicable, is disproportionately affected relative to other similarly situated companies);

•

any decline in the stock price of the shares of the relevant party on the NYSE or the TASE, in the case of Perrigo, or on the NYSE, in the case of Elan, or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a material adverse effect); or

•

those events, developments, occurrences, states of facts or changes resulting from the announcement or existence of the Transaction Agreement or the contemplated transactions, and the performance of and compliance with the Transaction Agreement, including any litigation resulting therefrom or with respect thereto.

Covenants and Agreements

Stockholders or Shareholders Meetings and Recommendations

Elan has agreed to (i) hold the Court Meeting to approve the Scheme of Arrangement and (ii) hold the EGM as soon as the Court Meeting has concluded or adjourned, in order to approve the EGM resolutions. Additionally, the board of directors of Elan has, subject to the specified exceptions described in “—Third-Party Acquisition Proposals” below, recommended that Elan’s shareholders vote to approve the Scheme of Arrangement at the Court Meeting and vote to approve the EGM resolutions at the EGM.

Perrigo has agreed to hold a meeting of its stockholders to vote on the adoption and approval of the Transaction Agreement and the board of directors of Perrigo has recommended that Perrigo’s stockholders vote in favor of the adoption and approval of the Transaction Agreement, subject to the specified exceptions described in “—Third-Party Acquisition Proposals” below.

Either the Perrigo or Elan board of directors may change its recommendation, prior to obtaining Perrigo or Elan shareholder approval, as applicable, in response to a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable as of the date of the Transaction Agreement, subject to certain limitations, if the failure to take such action would be inconsistent with the relevant directors’ fiduciary duties under applicable law.

Both Perrigo and Elan agreed to use all reasonable endeavors to submit to the vote of their respective shareholders at the respective shareholder meetings a resolution to approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme (see “Creation of Distributable Reserves of New Perrigo”). The parties have agreed that the respective approvals of the resolutions to approve the Creation of Distributable Reserves of New Perrigo will not be a condition to the parties’ respective obligations to effect the acquisition or the merger.

Third-Party Acquisition Proposals

Each of Perrigo and Elan has agreed in the Transaction Agreement that it and its respective subsidiaries will not, and that it will use all reasonable endeavors to cause its representatives not to:

•

solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Perrigo Alternative Proposal or Elan Alternative Proposal, as applicable (each, an “Alternative Proposal”, as applicable, and as defined below);

•

participate in any discussions or negotiations regarding an Alternative Proposal with, or furnish any non-public information to, any person that has made, or to Perrigo’s or Elan’s knowledge, as applicable, is considering making an Alternative Proposal; or

•

waive, terminate, modify or fail to use reasonable endeavors to enforce any standstill or similar obligation of any person with respect to Perrigo or Elan, as applicable, or any of its respective subsidiaries.

However, if Perrigo or Elan receives a bona fide unsolicited written Alternative Proposal or enquiry or proposal from a person who is intending on making an Alternative Proposal, and the board of directors of Perrigo or Elan, as applicable, determines in good faith (after consultation with Perrigo’s or Elan’s financial advisors and legal counsel, as applicable) that the failure to take the actions described in the next two bullets below would be inconsistent with the directors’ fiduciary duties under applicable law, and the Alternative Proposal, enquiry or proposal was made after the date of the Transaction Agreement and did not result from a breach of the terms of the Transaction Agreement, each of Perrigo and Elan, as applicable, may:

•

furnish to such third party (and any persons acting in concert with such third party and to their respective potential financing sources and representatives) nonpublic information pursuant to an executed confidentiality agreement that is no less restrictive of such person than the confidentiality agreement between Perrigo and Elan, provided that all such nonpublic information provided to the third party is also provided to Perrigo or Elan, as applicable; and

•	engage in negotiations or discussions the third party making or intending to make the Alternative Proposal with respect to such Alternative Proposal.

Prior to taking any action described in the two bullets above, Perrigo or Elan, as applicable, are required to have determined in good faith, based on the information then available and after consultation with its financial advisor and legal counsel, that the Alternative Proposal either constitutes a Perrigo Superior Proposal or Elan Superior Proposal, as applicable (each, a “Superior Proposal”, as applicable, and as defined below), or could reasonably be expected to result in a Superior Proposal.

Each of Perrigo and Elan will promptly (and in any event within 24 hours of receipt) notify the other party of the receipt of any Alternative Proposal or any communication or proposal that may reasonably be expected to lead to an Alternative Proposal and will indicate the material terms and conditions of such Alternative Proposal or such communication or proposal and the identity of the person making any such Alternative Proposal and thereafter will keep Perrigo or Elan, as applicable, reasonably informed on a reasonably current basis of any material change to the terms and status of any such Alternative Proposal (including through the provision of all written material exchanged with the third party that describes the material terms or conditions of such Alternative Proposal and any changes to such material terms and conditions).

Subject to certain exceptions, none of the Perrigo board of directors, the Elan board of directors, or any committee thereof is permitted to (i) withhold or withdraw (or qualify or modify in any manner adverse to the other party (i.e., Perrigo or Elan, as applicable)) the recommendation of the Perrigo board of directors or the Elan board of directors, as applicable, that the Perrigo stockholders vote to approve the Transaction Agreement or that the Elan shareholders vote to approve the Scheme of Arrangement and the EGM resolutions, respectively, (ii) approve, recommend, adopt or declare advisable, or propose publicly to approve, recommend, adopt or declare advisable, any Alternative Proposal (any action in subclauses (i) and (ii) being referred to as a “Perrigo Change of Recommendation” if taken by the Perrigo board of directors or an “Elan Change of Recommendation” if taken by the Elan board of directors, and either of them a “Change of Recommendation,” as applicable) or (iii) cause or allow Perrigo or Elan or any of their subsidiaries, as applicable, to execute or enter into any agreement constituting an Alternative Proposal or requiring, or reasonably expected to cause, Perrigo or Elan, as applicable, to abandon, terminate, delay or fail to consummate the acquisition.

However, prior to obtaining the approval of the Scheme of Arrangement and the EGM resolutions by the Elan shareholders, the board of directors of Elan may make a Elan Change of Recommendation if it has concluded in good faith (after consultation with Elan’s outside legal counsel and financial advisors) (i) that an Elan Alternative Proposal constitutes an Elan Superior Proposal (as defined below) and (ii) that the failure to make an Elan Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law and in such circumstances the board of directors of Elan are not required to hold the Court Meeting and the EGM or may seek an adjournment of the Court Meeting and the EGM; provided, however, that Elan is required to provide prior written notice to Perrigo, at least three business days in advance, of the intention of the Elan board of directors to make such Elan Change of Recommendation and specifying the material terms of the Elan Alternative Proposal, the identity of the person making such Elan Alternative Proposal and other information with respect to the Elan Alternative Proposal, and provided further that Elan is required to take into account any changes to the terms of the Transaction Agreement, the acquisition, the Scheme of Arrangement and/or the merger proposed by Perrigo during such three business day period in response to such prior written notice or otherwise and during such three business day period must engage in good faith negotiations with Perrigo regarding any changes to the Transaction Agreement proposed by Perrigo.

In addition, prior to obtaining the approval of the Scheme of Arrangement and the EGM resolutions by the Elan shareholders, the board of directors of Elan may make an Elan Change of Recommendation in response to a material event that was not known or reasonably foreseeable as of the date of the Transaction Agreement, subject to certain limitations, if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and in such circumstances Elan is not required to hold the Court Meeting and the EGM or the board of directors of Elan may seek an adjournment of the Court Meeting and the EGM; provided, however, that Elan is required to provide prior written notice to Perrigo, at least three business days in advance, of the intention of the Elan board of directors to make such Elan Change of Recommendation, and provided further that Elan must take into account any changes to the terms of the Transaction Agreement, the acquisition, the Scheme of Arrangement and/or the merger proposed by Perrigo in response to such prior written notice or otherwise and during such three business day period is required to engage in good faith negotiations with Perrigo regarding any changes to the Transaction Agreement proposed by Perrigo.

In accordance with the Transaction Agreement, an “Elan Alternative Proposal” means: a bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Perrigo or any of its associates or any person acting in concert with Perrigo pursuant to Rule 2.5 of the Irish Takeover Rules) for (i) the acquisition of Elan by Scheme of Arrangement, takeover offer or business combination transaction; (ii) the acquisition, lease or license by any person of any assets (including equity securities of Elan’s subsidiaries) or businesses that constitute or contribute 25% or more of Elan’s and its subsidiaries’ consolidated revenue, net income or assets and measured, in the case of assets, by either book value or fair market value; (iii) the acquisition by any person including any person acting in concert with such person (or the shareholders of any such person) of 25% or more of the outstanding Elan shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Elan as a result of which the holders of Elan shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

In accordance with the Transaction Agreement, an “Elan Superior Proposal” means: an unsolicited written bona fide Elan Alternative Proposal made by any person that the board of directors of Elan determines in good faith (after consultation with Elan’s financial advisors and legal counsel) is (i) likely to be consummated in accordance with its terms, (ii) more favorable from a financial point of view to the Elan shareholders than the transactions contemplated by the Transaction Agreement, taking into account any revisions to the terms of the transactions contemplated by the Transaction Agreement proposed by Perrigo in respect of such Elan Alternative Proposal, and (iii) fully financed, in each case, taking into account the person making the Elan Alternative Proposal and all of the financial, regulatory, legal, and other aspects of such proposal (for purposes of the definition of “Elan Superior Proposal”, references to “25%” and “75%” in the definition of Elan Alternative Proposal will be deemed to refer to “80%” and “20%” respectively).

Prior to obtaining the adoption and approval of the Transaction Agreement by the Perrigo stockholders, the board of directors of Perrigo may make a Perrigo Change of Recommendation if it has concluded in good faith (after consultation with Perrigo’s outside legal counsel and financial advisors) (i) that a Perrigo Alternative Proposal constitutes a Perrigo Superior Proposal (as defined below) and (ii) that the failure to make a Perrigo Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that Perrigo must provide prior written notice to Elan, at least three business days in advance, of the intention of the Perrigo board of directors to make such Perrigo Change of Recommendation, and specifying the material terms of the Perrigo Alternative Proposal, the identity of the person making such Perrigo Alternative Proposal and other information with respect to the Perrigo Alternative Proposal, and provided further that Perrigo must take into account any changes to the terms of the Transaction Agreement, the acquisition, the Scheme of Arrangement and/or the merger proposed by Elan during such three business day period in response to such prior written notice or otherwise and during such three business day period must engage in good faith negotiations with Elan regarding any changes to the Transaction Agreement proposed by Elan.

In addition, prior to obtaining the adoption and approval of the Transaction Agreement by the Perrigo shareholders, the board of directors of Perrigo may make a Perrigo Change of Recommendation in response to a material event that was not known or reasonably foreseeable as of the date of the Transaction Agreement, subject to certain limitations, if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that Perrigo must provide prior written notice to Elan, at least three business days in advance, of the intention of the Perrigo board of directors to make such Perrigo Change of Recommendation, and provided further that Perrigo must take into account any changes to the terms of the Transaction Agreement, the acquisition, the Scheme of Arrangement and/or the merger proposed by the other in response to such prior written notice or otherwise and, during such three business day period must engage in good faith negotiations with Elan regarding any changes to the Transaction Agreement proposed by Elan.

In accordance with the Transaction Agreement, a “Perrigo Alternative Proposal” means: a bona fide proposal or bona fide offer made by any person for (i) the acquisition of Perrigo by tender offer, Scheme of Arrangement, takeover offer or business combination transaction; (ii) the acquisition, lease or license by any person of any assets (including equity securities of Perrigo’s subsidiaries) or businesses that constitute or contribute 25% or more of Perrigo’s and its subsidiaries’ consolidated revenue, net income or assets and measured, in the case of assets, by either book value or fair market value; (iii) the acquisition by any person including any person acting in concert with such person (or the shareholders of any person) of 25% or more of the outstanding shares of Perrigo common stock; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Perrigo as a result of which the holders of shares of Perrigo common stock immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

In accordance with the Transaction Agreement, that a “Perrigo Superior Proposal” means: an unsolicited written bona fide Perrigo Alternative Proposal made by any person that the board of directors of Perrigo determines in good faith (after consultation with Perrigo’s financial advisors and legal counsel) is (i) likely to be consummated in accordance with its terms, (ii) more favorable from a financial point of view to the Perrigo stockholders than the transactions contemplated by the Transaction Agreement, taking into account any revisions to the terms of the transactions contemplated by the Transaction Agreement proposed by Elan in respect of such Perrigo Alternative Proposal, and (iii) fully financed, in each case, taking into account the person making the Perrigo Alternative Proposal and all of the financial, regulatory, legal and other aspects of such proposal (it being understood that, for purposes of the definition of “Perrigo Superior Proposal”, references to “25%” and “75%” in the definition of Perrigo Alternative Proposal will be deemed to refer to “80%” and “20%”, respectively).

The obligations of the parties under the Transaction Agreement are subject in all respects to the parties’ obligations under the Irish Takeover Rules.

Termination and Right to Match in the Event of an Elan Superior Proposal

Elan may terminate the Transaction Agreement in order to enter into an Elan Superior Proposal at any time prior to obtaining the approval of the Scheme of Arrangement and the EGM resolutions by the Elan shareholders, subject to the provisions summarized in this subsection. In order to effect such termination, the Elan board is required to have concluded in good faith (after consultation with Elan’s financial advisors and legal counsel) (i) that an Elan Alternative Proposal constitutes an Elan Superior Proposal and (ii) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. Promptly upon the Elan board of directors’ determination that an Elan Superior Proposal exists (and in any event, within 24 hours of such determination), Elan is required to provide a written notice to Perrigo (a “Superior Proposal Notice”) advising Perrigo that Elan has received an Elan Alternative Proposal and specifying the material terms of such Elan Alternative Proposal, the identity of the person making such Elan Alternative Proposal and other information with respect to the Elan Alternative Proposal and including written notice of the determination of the Elan board of directors that the Elan Alternative Proposal constitute an Elan Superior Proposal. Elan is then required to provide Perrigo with an opportunity, for a period of three business days from the time of delivery to Perrigo of the Superior Proposal Notice (the “Perrigo Notice Period”) to propose to amend the terms and conditions of the Transaction Agreement and the acquisition, including an increase in, or modification of, the scheme consideration, such that the Elan Superior Proposal no longer constitutes an Elan Superior Proposal (provided, that if Perrigo delivers to Elan, within 48 hours of the time of delivery to Perrigo of the Superior Proposal Notice, a written notice stating that Perrigo intends to propose a revised acquisition and that Perrigo intends to seek an increase of the amount of its financing due to an increase in the cash consideration, the end of the Perrigo Notice Period will be extended until 11:59 p.m. Eastern time on the fourth business day after the date such financing notice is timely delivered). In order to terminate the Transaction Agreement, the Elan board is then required, at the end of the Perrigo Notice Period, to determine (after consultation with Elan’s financial advisors and legal counsel) that (i) the Elan Superior Proposal continues to be an Elan Superior Proposal notwithstanding the revised acquisition terms proposed by Perrigo and taking into account all amendments and proposed changes made thereto during the Perrigo Notice Period and (ii) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. In the event that during the Perrigo Notice Period any revision is made to the terms and conditions of the Elan Superior Proposal, Elan is required, upon each such revision, to deliver a new Superior Proposal Notice to Perrigo and to comply with the match right requirements described above, except that the Perrigo Notice Period (i) will be the greater of 48 hours and the amount of time remaining in the initial Perrigo Notice Period and (ii) will not be subject to extension pursuant to a financing extension notice if Perrigo has previously delivered such a notice. See also “—Termination”.

Efforts to Consummate

Each of Perrigo and Elan agreed to use all reasonable endeavors to achieve satisfaction of the conditions set forth in the conditions appendix as promptly as reasonably practicable following publication of the Scheme of Arrangement disclosure document and in any event no later than the End Date. Notwithstanding the foregoing obligations, neither Perrigo nor Elan nor any of its subsidiaries will be required to (and Elan will not, and will cause its subsidiaries not to, without Perrigo’s prior written consent) take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its or (following consummation of the acquisition and the merger) New Perrigo’s business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations, properties, assets, liabilities, results of operations or financial condition of New Perrigo (following consummation of the acquisition and the merger), Perrigo or Elan.

Financing

Perrigo will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate, no later than the date on which the completion of the acquisition and the merger is required to occur pursuant to the Transaction Agreement, the financing of the transaction. Perrigo will keep Elan informed on a reasonably current basis of the status of its efforts to arrange the financing, including providing copies of all executed credit agreements. Elan and its subsidiaries, officers, employees, advisors and other representatives will use their reasonable best efforts to provide Perrigo and its subsidiaries any assistance reasonably requested by Perrigo that is customary in connection with the arranging, obtaining and syndication of the financing.

Communication and Cooperation

Prior to completion, Elan will promptly remit to Perrigo all significant mail, documentation or other written communications sent or received by them relating to the TYSABRI Agreement or the Corporate Integrity Agreement (as defined in the Transaction Agreement). Elan will keep Perrigo reasonably informed of all material changes or developments with respect to such agreements. Elan will notify Perrigo of any violation, default or breach of any representation, warranty, covenant or obligation under such agreements. Perrigo will be entitled to participate in and consult in good faith with respect to all significant actions of Elan with respect to such agreements.

Conduct of Business Pending the Completion Date

At all times from the execution of the Transaction Agreement until the effective time of the transactions, and subject to certain exceptions, except as required by law, or as expressly contemplated or permitted by the Transaction Agreement or with the prior written consent of the other party, each of Perrigo and Elan have agreed to, and have agreed to cause their respective subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice in all material respects.

In addition, at all times from the execution of the Transaction Agreement until the effective time of the transactions, except as required by law, or as expressly contemplated or permitted by the Transaction Agreement or with the prior written consent of Perrigo, subject to certain exceptions, Elan has generally agreed not to, and agreed not to allow its subsidiaries to:

•	authorize or pay any dividend or distribution with respect to outstanding shares in its capital;

•

split, combine or reclassify any of its shares of capital in issue, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, or permit its subsidiaries to do the same;

•

issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of capital, voting securities or other equity interest or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable option to purchase Elan ordinary shares under any existing Elan share award plan (except as otherwise provided by the express terms of any options outstanding on the date of the Transaction Agreement), subject to certain exceptions;

•

(i) grant any options, share awards or any other equity awards, (ii) increase the compensation or other benefits payable or provided to Elan’s current or former directors, officers or employees, (iii) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Elan, (iv) terminate the employment of any employees classified as “Band III” or above, (v) amend any performance targets with respect to any outstanding bonus or equity awards, (vi) amend the funding obligation or contribution rate of any Elan benefit plan or change any underlying assumptions to calculate benefits payable under any such plan, (vii) establish, adopt, enter into, amend or terminate any Elan benefit plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, (viii) forgive any loans to any director, officer or employee of Elan or (ix) open an offering period under the Elan employee equity purchase plan, except, in each case, as required by existing written agreements or Elan benefit plans in effect as of the date of the Transaction Agreement or as otherwise required by applicable law;

•

make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS, U.S. GAAP, applicable law or SEC policy;

•

authorize, announce an intention to authorize or enter into agreements with respect to any acquisitions of an equity interest in or portion of the assets of any person or any business or division thereof (except for such acquisitions with a purchase price or value not exceeding, individually or in the aggregate, $10 million), or any mergers, consolidations, restructurings, reorganizations, liquidations or business combinations, except in respect of any mergers, consolidations or business combinations among Elan and its wholly owned subsidiaries or among Elan’s wholly owned subsidiaries (unless such transaction would reasonably be expected to have material adverse tax consequences with respect to the transactions contemplated by the Transaction Agreement);

•	amend its memorandum and articles of association or other applicable organizational documents;

•	purchase, redeem or otherwise acquire any shares or rights to acquire shares in its capital, or any rights, warrants or options to acquire any such shares;

•

redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or rights to acquire any debt securities except for (A) Elan intercompany indebtedness, (B) the refinancing of any existing indebtedness for borrowed money of Elan or any of its subsidiaries maturing on or prior to the six-month anniversary of the date of such refinancing, (C) guarantees of indebtedness of Elan or any subsidiary of Elan; provided that the making of guarantees and the entrance into letters of credit or surety bonds for commercial transactions in the ordinary course of business consistent with past practice will be permitted;

•	make any loans to any other person, except (subject to certain exceptions) for Elan intercompany loans;

•	sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any lien, any of its material properties or assets, subject to certain exceptions;

•

settle any material claim, litigation, investigation or proceeding pending against Elan or any of its subsidiaries, or any of their officers and directors in their capacities as such, that is for an amount not to exceed, individually or in the aggregate, $10.0 million and does not impose any injunctive relief on Elan or any of its subsidiaries;

•

make or change any material tax election, change any method of tax accounting, file any amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any closing agreement with respect to any tax or surrender any right to claim a material amount of tax refund;

•	make any new capital expenditure or expenditures, or commit to do so, in excess of $10 million in the aggregate;

•

except in the ordinary course of business consistent with past practice, enter into any contract that would be a material contract, or materially modify, amend or terminate and material contract, or waive, release or assign any material rights or claims thereunder;

•

alter any intercompany arrangements or agreements or the ownership structure among Elan and its wholly owned subsidiaries, or among Elan’s wholly owned subsidiaries, if such alterations, individually or in the aggregate, would reasonably be expected to have material adverse tax consequences to Elan or any of its subsidiaries; or

•

create or permit to exist or become effective any encumbrance or restriction on the ability of any subsidiary of Elan to (i) pay any dividends or make any distributions on its capital stock to Elan or any of its subsidiaries, (ii) make loans or advances to Elan or its subsidiaries or (iii) transfer any of its property or assets to Elan or its subsidiaries.

In addition, at all times from the execution of the Transaction Agreement until the effective time of the transactions, except as required by law, expressly contemplated or permitted by the Transaction Agreement or with the prior written consent of the other party, subject to certain exceptions, Elan has generally agreed to ensure that Elan and each of its subsidiaries will remain solvent and able to pay its debts as they fall due.

At all times from the execution of the Transaction Agreement until the effective time of the transactions, and subject to certain exceptions, except as required by law, expressly contemplated or permitted by the Transaction Agreement or with the prior written consent of Elan, Perrigo has generally agreed not to, and agreed not to allow its subsidiaries to:

•

authorize or pay, or permit its subsidiaries to authorize or pay, any dividend or distribution with respect to the outstanding shares of capital stock other than dividends paid by a subsidiary on a pro rata basis and cash dividends made in the ordinary course consistent with past practice;

•

split, combine or reclassify any of its issued capital stock, or issue or sell (or authorize any of the foregoing) any capital stock, other than (i) issuances of Perrigo shares in respect of any exercise of Perrigo options or the vesting or settlement of Perrigo restricted shares or Perrigo share-based awards outstanding on the date of the Transaction Agreement pursuant to Perrigo’s share plans, (ii) grants of Perrigo options, restricted shares and share-based awards in the ordinary course of business consistent with past practice, (iii) withholding of Perrigo shares to satisfy tax obligations pertaining to the exercise of options or the vesting or settlement of share awards or to satisfy the exercise price with respect to options or to effectuate an optionee direction upon exercise, and (iv) transactions by a wholly owned subsidiary of Perrigo which remains a wholly owned subsidiary after consummation of such transaction;

•

authorize, announce an intention to authorize, or enter into agreements with respect to any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transaction;

•	amend its organizational documents in any manner that would materially delay or otherwise adversely affect the consummation of the transaction;

•

issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of capital, voting securities or other equity interest in Perrigo or any subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable option to purchase shares of Perrigo common stock under any existing Perrigo share award plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), subject to certain exceptions; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Directors’ and Officers’ Indemnification and Insurance

New Perrigo has agreed to continue in full force and effect in accordance with their terms all rights to indemnification, advancement of expenses or exculpation existing as of the date of the Transaction Agreement in respect of acts or omissions occurring at or prior to the effective time of the transactions provided for in the organizational documents of Elan, Perrigo and their respective subsidiaries or in any agreement to which those entities are party in favor of the current or former directors, officers or employees of Elan or Perrigo or any of their respective subsidiaries. For six years after the effective time of the transactions, New Perrigo will maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the organizational documents of Elan, Perrigo and their respective subsidiaries or in any agreement to which those entities are party and will not amend, repeal or modify such provisions in any manner that would adversely affect the rights of any individuals who are entitled to such rights.

At and after the effective time of the acquisition, New Perrigo will indemnify and hold harmless each present and former director, officer and employee of Elan and its subsidiaries against any costs, expenses, losses or liabilities arising out of matters pertaining to such person’s service to Elan or any of its subsidiaries occurring at or before the effective time of the acquisition, subject to the limitations of applicable law and the companies’ organizational documents. Similarly, at and after the effective time of the merger, New Perrigo will indemnify and hold harmless each present and former director, officer and employee of Perrigo and its subsidiaries against any costs, expenses, losses or liabilities arising out of matters pertaining to such person’s service to Perrigo or any of its subsidiaries occurring at or before the effective time of the merger, subject to the limitations of applicable law and the companies’ organizational documents.

For a period of six years from the effective time of the transactions, New Perrigo will maintain (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance as in effect as of the completion of the acquisition and the merger maintained by each of Elan and its subsidiaries and Perrigo and its subsidiaries with respect to matters arising on or before the effective time of the transactions or (ii) a “tail” policy under Perrigo’s and Elan’s, as applicable existing directors’ and officers’ insurance policy that covers those persons who are currently covered by each of Perrigo’s and Elan’s directors’ and officers’ insurance policy, respectively, in effect as of the date of the Transaction Agreement for actions and omissions occurring at or prior to the effective time of the transactions. After the effective time of the transactions however, New Perrigo will not be required to pay annual premiums in excess of 300% of the last aggregate annual premium paid by Elan or Perrigo, as applicable, prior to the date of the Transaction Agreement in respect of the respective coverages required to be obtained, but in such case will purchase as much coverage as reasonably practicable for that amount.

Employee Benefits

The Transaction Agreement provides that, for a period of one year following the effective time of the acquisition, New Perrigo will provide to Elan employees (i) base compensation that is no less favorable than the base compensation provided to such Elan employee immediately prior to the effective time of the acquisition,

(ii) annual cash target bonus opportunities that are substantially comparable in the aggregate to those provided to Elan employees prior to the effective time of the acquisition and (iii) employee pension and welfare benefits (excluding severance) that are substantially comparable, in the aggregate, to either those opportunities and benefits (A) generally made available to similarly situated Perrigo employees or (B) provided to such Elan employee prior to the effective time of the acquisition.

In addition, the Transaction Agreement provides that, for a period of 12 months following the effective time of the acquisition, New Perrigo will provide severance benefits in accordance with or no less favorable than Elan’s severance plan, giving full effect for each such employee’s length of service with Elan, its subsidiaries and their respective predecessors prior to the effective time of the acquisition and all service with New Perrigo and its affiliates following the effective time of the acquisition.

Depending on when the effective time of the acquisition occurs, the Transaction Agreement provides that either Elan or New Perrigo will pay to Elan employees all earned and unpaid bonuses, provided that bonuses paid for the year in which the transactions occur will be (i) based on actual performance as of the effective time of the acquisition, subject to a maximum of 110% target performance or, if higher, the amount Elan has accrued for such bonuses and (ii) prorated to reflect the number months completed prior to the effective time of the acquisition.

The Transaction Agreement also contains customary provisions providing for the granting of service credit, the waiving of preexisting condition limitations and waiting periods (to the extent possible) and recognition of co-payments, deductibles and out-of-pocket expenses for purposes of participation by Elan employees in New Perrigo and Perrigo benefit plans.

The Transaction Agreement does not confer upon any person other than the parties thereto any rights or remedies, except as expressly set forth therein with respect to the rights of the specified directors, officers and employees to certain indemnification and insurance.

New Perrigo Board of Directors

Subject to any changes as may be agreed between the parties, Perrigo and the Perrigo board of directors and New Perrigo and the New Perrigo board of directors will take all actions necessary so that, as of the effective time of the transactions, the directors that comprise the full New Perrigo board will be the current directors of the Perrigo board.

Conditions to the Completion of the Acquisition and the Merger

The completion of the acquisition and scheme is subject to the satisfaction (or waiver, to the extent permitted) of all the following conditions:

•	the adoption and approval of the Transaction Agreement by Perrigo shareholders as required by the Michigan Business Corporation Act, as amended;

•	the approval of the scheme by Elan shareholders at the Court Meeting (or at any adjournment of such meeting);

•	certain of the EGM resolutions being duly passed by Elan shareholders at the EGM (or at any adjournment of such meeting);

•	the High Court’s sanction (with or without modification) of the scheme and confirmation of the reduction of capital, and registration thereof with the Registrar of Companies;

•

each of the NYSE and TASE having authorized, and having not withdrawn such authorization, for listing all of the New Perrigo shares comprising the share consideration and the merger consideration, in each case subject to satisfaction of any conditions to which such authorization is expressed to be subject;

•	to the extent the Irish Competition Acts 2002-2012 becomes applicable to the acquisition or its implementation, all required approvals and clearances thereunder having been obtained;

•

all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations thereunder having been terminated or having expired (in each case in connection with the acquisition and/or the merger);

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or terminated (as appropriate), in each case in connection with the acquisition and/or the merger, under applicable antitrust, competition or foreign investment law of any jurisdiction in which Elan or Perrigo conducts its operations that asserts jurisdiction over the Transaction Agreement, the acquisition, the scheme and/or the merger, if the failure to obtain such clearances in such jurisdictions would reasonably be expected to be material to New Perrigo (following consummation of the acquisition and the merger);

•

no third party or relevant authority having done anything, or having withheld any consent, or having taken or decided to do or take any other steps that would be reasonably likely to (x) make the acquisition, the merger or their implementation illegal, or impose additional material conditions or obligations with respect thereto, (y) impose any material limitation on the wider Perrigo group’s ownership of Elan securities or on the wider Elan or Perrigo groups’ ownership of securities in, or exercise of management over, any member of the wider Elan group, or (z) otherwise impact the business, assets or profits of any member of the wider Perrigo or Elan groups in a manner adverse to and material in the context of the wider Perrigo group or the wider Elan group taken as a whole (as the case may be), and all applicable time periods to take, institute or threaten any of the foregoing actions having expired, lapsed, or been terminated;

•

no court or other relevant authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, injunction, restraint or prohibition restraining, enjoining or otherwise prohibiting consummation of the acquisition, the scheme, the merger or the other transactions contemplated by the Transaction Agreement;

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceedings seeking any stop order;

•

all authorizations necessary or reasonably deemed appropriate by Perrigo in any jurisdiction for or in respect of the acquisition, the merger, or the acquisition or the proposed acquisition of any shares or other securities in, or control of, Elan by any member of the wider Perrigo group having been obtained on terms and conditions and in a form reasonably satisfactory to Perrigo, and all such authorizations necessary or reasonably deemed appropriate by Perrigo to carry on the business of any member of the wider Elan group or wider Perrigo group in any jurisdiction having been obtained and remaining in full force and effect (in each case, where such matters would reasonably be expected to be material and adverse to the wider Elan group taken as a whole, or the wider Perrigo group, taken as a whole); and

•	the Transaction Agreement having not been terminated in accordance with its terms.

In addition, Perrigo’s and Elan’s obligation to effect the acquisition is conditioned, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards; and

•	the performance by the other party of its obligations and covenants under the Transaction Agreement in all material respects.

The acquisition is conditional upon the scheme becoming effective and unconditional by not later than April 29, 2014, which may be extended pursuant to the Transaction Agreement (the “End Date”) (or such earlier date as may be required by the Panel, or such later date as Perrigo and Elan may, with the consent of the Panel (if required), agree and the High Court may allow (if required)).

As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a member state under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting. The scheme will lapse if it is not effective on or prior to the End Date.

The merger is conditioned only upon the prior consummation and implementation of the Scheme of Arrangement and acquisition.

The complete text of the conditions appendix is attached as Annex B to this joint proxy statement/prospectus.

Survival of Representations and Warranties

None of the representations and warranties of the Transaction Agreement will survive the effective time of the transactions or the termination of the Transaction Agreement.

Termination

The Transaction Agreement may be terminated at any time prior to the effective time of the transactions:

•	by either Elan or Perrigo if:

•	the Court Meeting or the EGM shall have been completed and the Court Meeting resolution or the EGM resolutions, as applicable, shall not have been approved by the requisite majorities; or

•	the special meeting of Perrigo stockholders shall have been completed and the Perrigo stockholder approval shall not have been obtained;

•

by either Elan or Perrigo if the effective time of the transactions shall not have occurred by 11:59 p.m., Irish time, on the End Date, provided that the right to terminate the Transaction Agreement pursuant to this clause shall not be available to a party whose breach of any provision of the Transaction Agreement shall have caused the failure of the effective time of the transactions to have occurred by such time;

•	by either Elan or Perrigo if the High Court declines or refuses to sanction the scheme, unless both parties agree that the decision of the High Court shall be appealed;

•

by either Elan or Perrigo if any law or injunction enacted, issued, promulgated, enforced or entered by a relevant authority shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the acquisition or the merger and such law or injunction shall have become final and non-appealable, provided that the right to terminate the Transaction Agreement pursuant to this clause shall not be available to a party whose breach of any provision of the Transaction Agreement shall have caused such injunction;

•

by Elan, if Perrigo shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (1) would result in a failure of certain closing conditions and (2) is not reasonably capable of being cured by the then applicable End Date or, if curable, is not cured within 30 days following Elan’s delivery of written notice to Perrigo of such breach or failure to perform (which notice shall state Elan’s intention to terminate the Transaction Agreement pursuant to this clause and the basis for such termination);

•

by Perrigo, if Elan shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (1) would result in a failure of certain closing conditions and (2) is not reasonably capable of being cured by the then applicable End Date or, if curable, is not cured within 30 days following Perrigo’s delivery of written notice to Elan of such breach or failure to perform (which notice shall state Perrigo’s intention to terminate the Transaction Agreement pursuant to this clause and the basis for such termination);

•

by Perrigo, in the event that an Elan Change of Recommendation (as defined in “The Transaction Agreement—Covenants and Agreements” beginning on page [—] of this joint proxy statement/prospectus) shall have occurred;

•

by Elan, in the event that a Perrigo Change of Recommendation (as defined in “The Transaction Agreement—Covenants and Agreements” beginning on page [—] of this joint proxy statement/prospectus) shall have occurred;

•

by Elan, in order to enter into an agreement providing for an Elan Superior Proposal (as defined in “The Transaction Agreement—Covenants and Agreements” beginning on page [—] of this joint proxy statement/prospectus); or

•	by mutual written consent of Elan and Perrigo.

Expenses

Except as otherwise provided in the Transaction Agreement or in the Expenses Reimbursement Agreement (see “Expenses Reimbursement Agreement”, beginning on page [—] of this joint proxy statement/prospectus), all costs and expenses incurred in connection with the transactions will be paid by the party incurring such cost or expense, except the following: (i) the Panel’s document review fees, which will be paid one half by Perrigo and one half by Elan, (ii) the costs of, and associated with, the filing, printing, publication and mailing of this joint proxy statement/prospectus and any other material required to be mailed pursuant to SEC rules or the Irish Takeover Rules, and the filing fees incurred in connection with notifications with any relevant authorities under any antitrust laws, which shall be paid one half by Perrigo and one half by Elan and (iii) the Elan ADS Depositary’s cancellation fees in respect of Elan ADSs, which will be paid by Perrigo in accordance with the Transaction Agreement.

Reverse Termination Payment

Perrigo has agreed to pay Elan a reverse termination fee of $168,883,686 in cleared, immediately available funds as promptly as possible in the event Elan terminates the Transaction Agreement because a Perrigo Change of Recommendation has occurred.

Upon Elan receiving a reverse termination payment, Perrigo will have no further liability in connection with the termination of the Transaction Agreement, except for liability for intentional breach, fraud or as provided in the confidentiality agreement between Perrigo and Elan.

Amendment and Waiver

The Transaction Agreement may not be amended except by an instrument in writing signed by each of the parties to the Transaction Agreement, except that following approval by the Elan shareholders or Perrigo shareholders there will be no amendment which by law requires further approval by the Elan shareholders or Perrigo shareholders without such further approval. No delay or omission by either party to the Transaction Agreement in exercising any right, power or remedy provided by law or under the Transaction Agreement will operate as a waiver. Furthermore, certain provisions of the Transaction Agreement may not be amended without the prior written consent of sources of financing for the transaction.

Specific Performance; Third-Party Beneficiaries

All parties agreed in the Transaction Agreement that damages would not be an adequate remedy for any breach of the Transaction Agreement. Accordingly, each party will be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the Transaction Agreement.

The Transaction Agreement is not intended to confer upon any person other than Perrigo and Elan any rights or remedies with the exception of the rights of the specified directors, officers and employees to certain indemnification and insurance and certain rights provided to the financing sources of Perrigo in the Transaction Agreement.

EXPENSES REIMBURSEMENT AGREEMENT

The following is a summary of certain material terms of the Expenses Reimbursement Agreement. This summary is qualified in its entirety by reference to the Expenses Reimbursement Agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex C. We encourage you to read the Expenses Reimbursement Agreement carefully and in its entirety.

Concurrently with the execution of the Transaction Agreement, Elan and Perrigo entered into the Expenses Reimbursement Agreement dated July 28, 2013. Under the Expenses Reimbursement Agreement, the terms of which have been consented to by the Panel for purposes of Rule 21.2 of the Irish Takeover Rules only, Elan has agreed to reimburse all documented, specific and quantifiable third-party costs and expenses incurred by Perrigo, or on its behalf, for the purposes of, in preparation for, or in connection with the acquisition including (but not limited to) exploratory work carried out in contemplation of and in connection with the transaction, legal, financial and commercial due diligence, arranging financing and engaging advisors to assist in the process, provided that the gross amount payable to Perrigo pursuant to the Expenses Reimbursement Agreement will not, in any event, exceed $84,441,843 (1% of the total value attributable to the entire issued share capital of Elan in connection with the acquisition). Elan has agreed to so reimburse Perrigo if:

(i)	the Transaction Agreement is terminated in any of the following circumstances:

•	by Perrigo for the reason that the Elan board of directors makes an Elan Change of Recommendation; or

•	by Elan, at any time prior to obtaining the Elan shareholder approval, in order to enter into any agreement, understanding or arrangement providing for an Elan Superior Proposal;

(ii)	all of the following occur:

•

prior to the Court Meeting, an Elan Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Elan Alternative Proposal and, in each case, not publicly withdrawn without qualification at least three business days before the date of the Court Meeting (it being understood that, for purposes of this clause and the third clause below, references to “25%” and “75%” in the definition of Elan Alternative Proposal shall be deemed to refer to “80%” and “20%,” respectively); and

•

the Transaction Agreement is terminated by either Elan or Perrigo for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting resolution or the EGM resolutions, as applicable, shall not have been approved by the requisite majorities; and

•

either (A) an Elan Alternative Proposal is consummated within twelve months of such termination or (B) a definitive agreement providing for an Elan Alternative Proposal is entered into within twelve months after such termination (regardless of whether such Elan Alternative Proposal is the same Elan Alternative Proposal referred to in the first clause above) and such Elan Alternative Proposal is consummated; or

(iii)	all of the following occur:

•

prior to the Court Meeting, an Elan Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Elan Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in the second clause below (it being understood that, for purposes of this clause and the third clause below, references to “25%” and “75%” in the definition of Elan Alternative Proposal shall be deemed to refer to “80%” and “20%,” respectively); and

•

the Transaction Agreement is terminated by Perrigo for the reason that Elan shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or any of its representations or warranties set forth in the Transaction

Agreement are inaccurate, which breach or failure to perform or inaccuracy (A) would result in a failure of any of the conditions to the scheme or of the other conditions to Perrigo’s obligations to effect the acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of the Transaction Agreement, provided that, Perrigo shall have given Elan written notice, delivered at least 30 days prior to such termination; and

•

Either (A) an Elan Alternative Proposal is consummated within twelve months of such termination, or (B) a definitive agreement providing for an Elan Alternative Proposal is entered into, within twelve months after such termination and such Elan Alternative Proposal is consummated (regardless of whether such Elan Alternative Proposal is the same Elan Alternative Proposal referred to in the first clause above).

Upon Perrigo becoming entitled to a reimbursement payment, Elan will have no further liability in connection with the termination of the Transaction Agreement, except for liability for intentional breach, fraud or as provided in the confidentiality agreement between Elan and Perrigo.

Citi, Morgan Stanley, Ondra and Davy Corporate Finance have confirmed in writing to the Panel that in each of their respective opinions in the context of the acquisition, the Expenses Reimbursement Agreement is in the best interests of Elan and the Elan shareholders.

FINANCING RELATING TO THE TRANSACTION

Bridge Credit Agreements

On July 28, 2013, New Perrigo entered into the Debt Bridge Credit Agreement and the Cash Bridge Credit Agreement. Under the Debt Bridge Credit Agreement and the Cash Bridge Credit Agreement, Barclays Bank PLC and HSBC Bank USA, N.A. agreed to provide New Perrigo, respectively, with senior unsecured debt financing in an aggregate principal amount of up to $2.65 billion and senior unsecured cash financing in an aggregate principal amount of up to $1.7 billion in each case to finance, in part, the cash component of the acquisition consideration, the repayment of certain existing indebtedness of Perrigo and the payment of certain transaction expenses (including in connection with hedging obligations) in connection with the transaction. Certain domestic subsidiaries of Perrigo shall accede to the Bridge Credit Agreements as guarantors simultaneously with the consummation of the transactions and, within sixty days of the acquisition, Elan and certain of its subsidiaries shall accede to the Bridge Credit Agreements as guarantors.

Effective September 6, 2013, New Perrigo terminated the $1.0 billion tranche 2 commitments under the Debt Bridge Credit Agreement. The $1.65 billion tranche 1 commitments under the Debt Bridge Credit Agreement remain outstanding.

The closing date of the Bridge Credit Agreements (the “Closing Date”) is conditioned on, among other things, the consummation of the transaction, accession of certain subsidiaries of Perrigo as guarantors, and absence of certain events of defaults under the Bridge Credit Agreements. The commitments automatically terminate on the earlier of (a) the funding and disbursement of the loans to New Perrigo on the Closing Date (b) April 29, 2014 (or, if all but certain regulatory conditions under the Transaction Agreement have been completed, July 29, 2014) or (c) certain other events.

Amounts outstanding under each of the Bridge Credit Agreements will bear interest, at New Perrigo’s option, either (a) at the alternate base rate (defined as the highest of (1) the administrative agent’s prime rate, (2) the federal funds rate plus 0.50% and (3) the applicable interest rate for a eurodollar loan (the “eurodollar rate”) with a one month interest period beginning on such day plus 1.00%) or (b) at the eurodollar rate plus, in each case, an applicable margin which shall range depending on the debt rating of New Perrigo and, in the case of the Debt Bridge Credit Agreement, the number of days which the loans remain outstanding from the date of funding. In addition, New Perrigo has agreed to pay a non-refundable ticking interest in an amount equal to (a) until the receipt of a publicly issued senior unsecured debt rating for New Perrigo by the rating agencies, 0.175% of the amount of the aggregate commitments in effect from July 28, 2013 (with respect to commitments under the Cash Bridge Credit Agreement) and August 27, 2013 (with respect to commitments under the Debt Bridge Credit Agreement) through the termination of the aggregate commitments in their entirety or when commitments are otherwise reduced to zero, and (b) after receipt of the credit ratings, the applicable ticking interest rate per annum through the termination of the aggregate commitments in their entirety or when commitments are otherwise reduced to zero. New Perrigo will also pay funding interest equal to 0.50% of (a) the aggregate amount of loans made under the Debt Bridge Credit Agreement on the Closing Date and (b) the aggregate amount of loans outstanding under the Cash Bridge Credit Agreement on the date that is 30 days after the Closing Date. Lastly, with respect to the Debt Bridge Credit Agreement, New Perrigo has also agreed to pay non-refundable duration interest on the 90th, 180th and 270th day after the Closing Date in an amount equal to the applicable duration fee percentage (ranging from 0.50% 90 days after the Closing Date to 1.00% 270 days after the Closing Date) of the aggregate principal amount of the loans outstanding under Debt Bridge Credit Agreement on such day.

New Perrigo may voluntarily prepay the loans and terminate commitments under the Bridge Credit Agreements at any time without premium or penalty. The Bridge Credit Agreements require mandatory prepayments with the net cash proceeds of certain asset sales or debt or equity issuances subject to customary exceptions, reinvestment rights and minimums. In addition to the mandatory prepayments described above, the Cash Bridge Credit Agreement also requires mandatory prepayments with cash and cash equivalents of Elan and its subsidiaries to the extent the transactions have been consummated and to the extent permitted by applicable law. The Bridge Credit Agreements also contains customary events of default, upon the occurrence of which, and so long as such event of default is continuing, the amounts outstanding will accrue interest at an increased rate and payments of such outstanding amounts could be accelerated by the lenders. In addition, the loan parties will be subject to certain affirmative and negative covenants under the Bridge Credit Agreements.

Permanent Credit Agreements

On September 6, 2013, New Perrigo entered into the Term Loan Credit Agreement and the Revolving Credit Agreement. Under the Term Loan Credit Agreement, the lenders will provide New Perrigo with senior unsecured cash financing in two tranches. The tranche 1 loans are in the aggregate principal amount of up to $300.0 million and the tranche 2 loans are in the aggregate principal amount of up to $700.0 million. The tranche 1 loans under the Term Loan Credit Agreement mature on the second anniversary of the transactions and the tranche 2 loans under the Term Loan Credit Agreement mature on the fifth anniversary of the transactions. Beginning with the first full fiscal quarter after the consummation of the transactions and each fiscal quarter thereafter, New Perrigo is required to repay an amount equal to 5.0% of the principal amount of the tranche 2 loans made on the closing date, with the unpaid principal amount of tranche 2 loans outstanding due upon maturity. The Revolving Credit Agreement provides for borrowings thereunder up to $600.0 million, including subfacilities for letters of credit and swing line facilities. The obligations of the lenders under the Revolving Credit Agreement to extend loans and letters of credit mature on the fifth anniversary of the transactions.

Perrigo and certain domestic subsidiaries of Perrigo shall accede to the Permanent Credit Agreements as guarantors simultaneously with the consummation of the transactions and within sixty days of the acquisition, Elan and certain of its subsidiaries shall accede to the Permanent Credit Agreements as guarantors.

The Permanent Credit Agreements include uncommitted incremental facilities, which, subject to certain conditions, provide for additional term loans and/or revolving loans in an aggregate amount not to exceed the sum of $350.0 million.

New Perrigo will use the proceeds from the borrowings under the Permanent Credit Agreements to (a) repay existing indebtedness of Perrigo on or prior to 60 days following the consummation of the transactions, (b) to finance in part the transactions and to pay fees and expenses in connection therewith (including in connection with hedging obligations), (c) general corporate purposes and working capital, and (d) additional acquisitions.

The closing date of the Permanent Credit Agreements is conditioned on, among other things, the consummation of the transactions, accession of Perrigo and certain subsidiaries of Perrigo as guarantors, and absence of certain events of defaults under the Permanent Credit Agreements. The commitments under the Term Loan Credit Agreement automatically terminate on the earlier of (a) the funding and disbursement of the loans to the borrower on the Closing Date, (b) April 29, 2014 (or if all but certain regulatory conditions under the transaction Agreement have been completed, July 29, 2014) or (c) certain other events.

Amounts outstanding under each Permanent Credit Agreement will bear interest, at the borrower’s option, either (a) at the alternate base rate (defined as the highest of (1) Administrative Agent’s prime rate, (2) the federal funds rate plus 0.50% and (3) the applicable interest rate for a eurodollar loan with a one month interest period beginning on such day plus 1.00% (the “eurodollar rate”)) or (b) at the eurodollar rate plus, in each case, an applicable margin which shall range depending on the debt rating of the borrower. In addition the borrower under the Term Loan Credit Agreement has agreed to pay a non-refundable ticking interest in an amount equal to (a) until the receipt of a publicly issued senior unsecured debt rating for New Perrigo by the rating agencies, 0.175% of the amount of the aggregate commitments in effect from the effective date of the Term Loan Credit Agreement, through the termination of the aggregate commitments entirely or when commitments are otherwise reduced to zero, and (b) after receipt of the credit ratings, the applicable ticking interest rate per annum through the termination of the aggregate commitments entirely or when commitments are otherwise reduced to zero.

In addition to paying interest on outstanding principal under the Permanent Credit Agreements, New Perrigo will be required to pay a commitment fee in respect of the unutilized commitments under the Revolving Credit Agreement which shall range depending on the debt rating of the borrower. Upon the issuance of letters of credit under the Revolving Credit Agreement, New Perrigo will be required to pay a fronting fee, customary issuance and administrative fees and a letter of credit fee equal to the applicable margin for LIBOR borrowings under the Revolving Credit Agreement.

New Perrigo may voluntarily prepay the loans and terminate commitments under the Permanent Credit Agreements at any time without premium or penalty.

The lenders under the Bridge Credit Agreements and Permanent Credit Agreements or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for New Perrigo, Perrigo and their respective affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. In addition, affiliates of certain of the lenders are providing advisory services to Perrigo in connection with the transaction.

Barclays, financial advisor to Perrigo, is satisfied that sufficient resources are available to satisfy in full the cash consideration payable to Elan shareholders under the terms of the acquisition.

Copies of the Bridge Credit Agreements are filed as exhibits to the Current Report on Form 8-K filed by Perrigo on July 29, 2013, which is incorporated by reference in this joint proxy statement/prospectus. Copies of the Permanent Credit Agreements are filed as exhibits hereto. You are urged to read the Bridge Credit Agreements and Permanent Credit Agreements carefully.

On or prior to the effective time of the acquisition, New Perrigo may seek to refinance certain outstanding indebtedness of Perrigo including its current term loan, private placement notes and existing public bonds and to replace the commitments under the Debt Bridge Credit Agreements with new indebtedness (including indebtedness under the Permanent Credit Agreements and which may include debt securities) that may be incurred by New Perrigo, Perrigo or any of their subsidiaries. As of the date of this joint proxy statement/prospectus, the Permanent Credit Agreements are effective and New Perrigo and Perrigo are in further discussions with various financing sources with a view to entering into agreements that will make funds available on or prior to the closing of the acquisition to fund the amounts described above. The final terms (including interest rate and maturity) of any debt securities or any new credit facilities or other aspects of the refinancing plan are still under discussion with financing sources and will depend on market and other conditions existing at the time Perrigo seeks to obtain any such financing. Any commitments to provide financing may be subject to certain conditions (including the closing of the acquisition). There can be no assurances regarding the outcome or the terms of our financing plans. However, the consummation of the transactions is not conditioned upon the receipt of any such financings.

As soon as practicable (and in no event more than 60 days unless otherwise agreed to by the Administrative Agent) following the consummation of the Acquisition, and to the extent applicable, completion of certain statutory procedures in Ireland, the lenders under the Bridge Credit Agreements and the Permanent Credit Agreements will benefit from guarantees to be provided by Elan and its Irish subsidiaries. Additionally, noteholders under debt securities that New Perrigo may issue may benefit from guarantees to be provided by Elan and its subsidiaries. The ability of the borrower to repay the Bridge Credit Agreements and the Permanent Credit Agreements will depend in part on the financial results of Elan and its subsidiaries.

CREATION OF DISTRIBUTABLE RESERVES OF NEW PERRIGO

Under Irish law, dividends and distributions and, generally, share repurchases or redemptions may only be made from distributable reserves in New Perrigo’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act 1963. Distributable reserves generally means the accumulated realized profits of New Perrigo less accumulated realized losses of New Perrigo and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless the net assets of New Perrigo are equal to, or in excess of, the aggregate of New Perrigo’s called up share capital plus undistributable reserves and the distribution does not reduce New Perrigo’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Perrigo’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Perrigo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. Please see “Description of New Perrigo Ordinary Shares—Dividends” and “Description of New Perrigo Ordinary Shares—Share Repurchases, Redemptions and Conversions”.

Immediately following the transaction, the unconsolidated balance sheet of New Perrigo will not contain any distributable reserves, and “shareholders’ equity” in such balance sheet will be comprised entirely of “share capital” (equal to the aggregate par value of the New Perrigo ordinary shares issued pursuant to the transaction) and “share premium” resulting from the issuance of New Perrigo ordinary shares in the proposed transactions. The share premium arising will be equal to (1) the sum of (a) the aggregate market value of the Elan ADSs as of the close of trading on the NYSE on the day the transaction is completed, less the cash consideration paid to the Elan shareholders pursuant to the acquisition, and (b) the subscription price for the New Perrigo shares subscribed for by MergerSub prior to the merger less (2) the nominal value of New Perrigo’s ordinary share capital.

The Perrigo common stockholders are being asked at the Perrigo special meeting and the Elan shareholders are being asked at the EGM to approve the creation of distributable reserves, by reducing some or all of the share premium of New Perrigo resulting from the issuance of New Perrigo ordinary shares pursuant to the scheme (the final amount to be determined by the directors of New Perrigo at their discretion). If both the stockholders of Perrigo and the shareholders of Elan approve the creation of distributable reserves and the transactions are completed, New Perrigo intends to seek the approval of the Irish High Court to create distributable reserves of New Perrigo by means of a reduction in capital, which is required for the creation of distributable reserves to be effective, as soon as practicable following the effective time of the transactions. New Perrigo is expected to obtain the approval of the Irish High Court within 15 weeks after the effective time of the transactions.

The approval of the distributable reserves proposal is not a condition to the completion of the transactions and whether or not it is approved will have no impact on the completion of the transaction. Accordingly, if the shareholders of Elan and the stockholders of Perrigo approve the transactions but either the shareholders of Elan or the stockholders of Perrigo (or both) do not approve the distributable reserves proposal, the transactions will still be completed. Until the Irish High Court approval is obtained or distributable reserves are created as a result of the profitable operation of the New Perrigo group, New Perrigo will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the transaction. In addition, although New Perrigo is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court.

PERRIGO STOCKHOLDER VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Perrigo that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Code Section 4985 excise tax reimbursement payable to our named executive officers in connection with the merger. This reimbursement, as described below, puts the named executive officers in the same after-tax position as if no excise tax had been applied under Section 4985 of the Code. The “golden parachute” compensation shown in this table is subject to a vote, on a non-binding, advisory basis, of the stockholders of Perrigo at the special meeting, as described below.

As described in “The Transactions—Interests of Certain Persons in the Transactions—Perrigo—Code Section 4985 Excise Tax” beginning on page [—] of this joint proxy statement/prospectus, Perrigo’s named executive officers will become subject to the excise tax under Section 4985 of the Code as a result of the consummation of the proposed transactions. The Perrigo board of directors has determined that it is appropriate to provide these executives with a payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax had been applied. The named executive officers will receive this single-trigger payment upon closing and the amount of the payment that will be made will be calculated based on the closing price of Perrigo’s stock as of the consummation of the merger and each named executive officer’s relevant equity awards held as of that date.

Golden Parachute Compensation

Name	Estimated Payment ($)(1)
Named Executive Officers
Joseph C. Papa	9,282,946
Judy L. Brown	2,911,861
John T. Hendrickson	1,116,194
Todd W. Kingma	1,788,852
Sharon Kochan	996,956

(1)	The calculation of the payment amounts set forth in the table above are based upon the relevant stock-based compensation held by the Perrigo directors and executive officers as of August 30, 2013 and assume the following: (i) a Perrigo stock price of $126.32 (the average closing market price of Perrigo’s stock over the first five business days following the July 29, 2013 public announcement of the transactions); (ii) a maximum federal tax rate of 39.6% and applicable state and local tax rates; (iii) that no stock options are exercised between August 30, 2013 and the consummation of the proposed transactions; (iv) that no additional relevant stock-based compensation grants are made to the named executive officers within the applicable 12-month window as previously described; and (v) performance restricted stock units are valued at target performance in respect of uncompleted performance periods. The actual amount of the payment for each affected named executive officer will be determinable following the consummation of the proposed transactions.

Advisory Vote on Golden Parachute Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, Perrigo is providing its shareholders with the opportunity to cast a non-binding advisory vote at the special meeting on the compensation of Perrigo’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. This proposal gives Perrigo’s stockholders the opportunity to express their views on the merger-related compensation of Perrigo’s named executive officers.

Accordingly, Perrigo is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Perrigo’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Perrigo Stockholder Vote on Specified Compensatory Arrangements—Golden Parachute Compensation,” are hereby APPROVED.”

Required Vote

The vote on executive compensation payable in connection with the transactions is a vote separate and apart from the vote to adopt the Transaction Agreement and approve the merger. Accordingly, you may vote not to approve this proposal on merger-related executive compensation and vote to adopt the Transaction Agreement and approve the merger and vice versa. The approval and adoption of the Transaction Agreement and the approval of the merger are not conditioned on approval of this proposal.

The affirmative vote of holders of a majority of the shares of Perrigo common stock represented, in person or by proxy, at the special meeting is required to approve, on a non-binding, advisory basis, the specified compensatory arrangements between Perrigo and its named executive officers relating to the Transaction Agreement. Because the vote required to approve this proposal is based upon the majority of the shares represented in person or by proxy, abstentions and failures to vote will have the same effect as a vote against this proposal. Broker non-votes do not represent voting power and thus will have no impact on the outcome of this proposal.

Recommendation

The board of directors of Perrigo recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, the specified compensatory arrangements between Perrigo and its named executive officers relating to the transaction.

PERRIGO STOCKHOLDER VOTE ON RE-APPROVAL OF THE PERFORMANCE GOALS IN THE

PERRIGO COMPANY ANNUAL INCENTIVE PLAN

The Perrigo board of directors adopted the Perrigo Company Annual Incentive Plan on August 13, 2008, subject to the approval of Perrigo shareholders, and Perrigo shareholders approved the Annual Incentive Plan on November 4, 2008. The Annual Incentive Plan is intended to optimize the tax deduction for performance-based awards to executives. Specifically, under Section 162(m) of the Internal Revenue Code, compensation payable to certain senior executives in excess of $1,000,000 is not deductible by Perrigo unless the compensation satisfies the Section 162(m) requirements. One of these requirements relates to shareholder approval (and, in certain cases, re-approval) of the material terms of the performance goals underlying a performance-based award. Section 162(m) requires re-approval of those performance goals after five years if the compensation committee of the Perrigo board of directors (the “Compensation Committee”) has retained discretion to vary the targets under the performance goals from year to year. Because the Compensation Committee has retained discretion to vary the targets under the performance goals from year to year, Perrigo is seeking re-approval of the performance goals included in the Annual Incentive Plan to preserve Perrigo’s ability to deduct compensation earned by certain executives under performance-based awards that may be made in the future under the Annual Incentive Plan.

The Perrigo board of directors recommends that you re-approve the performance goals included in the Annual Incentive Plan.

The following summary describes the material features of the Annual Incentive Plan; including a description of (i) the individuals eligible for performance awards under the Annual Incentive Plan, (ii) the business criteria on which the underlying performance goals are based, and (iii) the applicable award limits. This description of the Annual Incentive Plan is only a summary; it is not complete and therefore, you should not rely solely on it for a detailed description of every aspect of the Annual Incentive Plan. A copy of the Annual Incentive Plan has been filed with this joint proxy statement/prospectus and is attached for your review as Annex I.

The Annual Incentive Plan Generally

In addition to enhancing Perrigo’s ability to attract and retain highly qualified employees and to promote Perrigo’s success, the Annual Incentive Plan is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Although awards under the MIB Plan to executives in prior years were based on attainment of performance targets, those non-equity incentive plan awards did not always satisfy the technical requirements for deduction as performance-based compensation under Code Section 162(m). If the performance goals included in the Annual Incentive Plan are re-approved by Perrigo shareholders, Perrigo expects that non-equity incentive plan awards paid to executives under that Plan until the 2018 Annual Meeting will be fully deductible for federal income tax purposes.

Incentive Plan Administration

The Compensation Committee administers the Annual Incentive Plan and has the authority to construe and interpret it and make the determinations necessary to administer it.

Eligibility

The Compensation Committee determines the employees who are eligible to participate in the Annual Incentive Plan for a fiscal year.

Performance Goals

The Compensation Committee will establish performance goals for each fiscal year for each participant, based on one or more of the following performance measures: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic;

earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; delivery performance; safety record; stock price; and total stockholder return.

Performance goals may relate to Perrigo or to one or more of our operating units or groups and may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance goals. The Compensation Committee may adjust the performance goals to the extent necessary to prevent dilution or enlargement of any award due to extraordinary events or circumstances or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction.

Awards

Within 90 days after the beginning of each fiscal year, the Compensation Committee will select the employees or classes of employees who shall be eligible for the Annual Incentive Plan for that fiscal year. The Compensation Committee will also determine the performance goals to be attained for the fiscal year based on one or more performance measures and the payment schedule available to each participant based on the level of attainment of the performance goals. Following the end of each fiscal year, the Compensation Committee will determine whether and to what extent the performance goals were satisfied and the amount available for each participant based on the payment schedule for that participant.

The Compensation Committee may reduce, but not increase, an award to any participant under the Annual Incentive Plan, including a reduction to zero, based on any factors it determines to be appropriate in its sole discretion. The maximum incentive award payable under the Annual Incentive Plan to any participant for any fiscal year is $5,000,000.

Incentive bonuses are generally payable in cash by September 15 of the year following the end of the performance period.

Tax Consequences

Generally, a participant will include the value of an Annual Incentive Plan award in his or her taxable income when it is received by the participant. Perrigo adopted the Annual Incentive Plan to enable the company to receive a full tax deduction at the time the participant recognizes taxable income. Perrigo has the right to withhold from any payment under the Annual Incentive Plan the amount necessary to satisfy any applicable withholding required under the tax laws.

Plan Benefits

Because amounts payable under the Annual Incentive Plan are based on performance goals that are determined each year at the discretion of the Compensation Committee, and because the Compensation Committee has discretionary authority to reduce the amount of any incentive otherwise payable under the Annual Incentive Plan, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person under the Annual Incentive Plan.

Amendment and Termination

The board of directors of Perrigo has the right to amend or terminate the Annual Incentive Plan at any time. However, if any action that the board proposes to take will have a material adverse effect on any incentive bonus previously awarded under the Annual Incentive Plan, then the affected participant must consent to the action.

Required Vote

Re-approval of the performance goals included in the Perrigo Company Annual Incentive Plan requires the affirmative vote of a majority of the votes cast by the Perrigo shareholders entitled to vote on the proposal. Each abstention on this proposal will be treated as one less vote cast in favor of the approval, thereby having the same effect as a vote against the proposal. Broker non-votes will not be treated as votes cast in determining approval of this proposal and, therefore, will not have the effect of a vote for or against the proposal.

Recommendation

The board of directors of Perrigo recommends that you vote “FOR” the re-approval of the performance goals included in the Perrigo Company Annual Incentive Plan.

PERRIGO STOCKHOLDER VOTE ON APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PERRIGO COMPANY 2008 LONG-TERM INCENTIVE PLAN

The Perrigo board of directors originally adopted the Perrigo Company 2003 Long-Term Incentive Plan (the “2003 Plan”) in August 2003, and Perrigo shareholders approved it on October 28, 2003, which was the effective date of the Plan. Since that time, Perrigo shareholders also approved:

•	an amendment to the 2003 Plan on October 28, 2005, increasing the number of shares issuable under the Plan by 4,500,000 shares; and

•

an amendment and restatement of the 2003 Plan on November 4, 2008 that, among other things, renamed the Plan as the 2008 Long-Term Incentive Plan (the “LTIP”), clarified the share counting provisions, made certain changes to enhance the deductibility of future LTIP awards under Section 162(m) of the Internal Revenue Code, and increased the number of shares authorized for issuance under the LTIP by 3,100,000 shares.

In August 2013, the Perrigo board of directors approved an amendment and restatement of the LTIP, subject to approval by Perrigo shareholders, in order to:

•	continue to provide for the deductibility of future LTIP awards under Section 162(m) of the Internal Revenue Code;

•	rename the LTIP as the 2013 Long-Term Incentive Plan;

•	clarify the provisions providing for the award of dividend equivalents by adding a definition of “dividend equivalents,” which was permitted by the Plan but not previously defined;

•	clarify the provisions providing for the award of restricted share units by providing a specific definition of “restricted share units;”

•	conform the definition of “change in control” to prior interpretation

•	clarify the eligibility provisions to include in one section provisions previously included in other sections of the LTIP; and

•	clarify certain other administrative provisions

The Perrigo board of directors recommends that you approve the amendment and restatement of the LTIP. The summary of the LTIP provided below describes the material features of the LTIP following the amendment and restatement; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the LTIP. A copy of the entire LTIP following the amendment and restatement has been filed with this joint proxy statement/prospectus and is attached for your review as Annex J.

The LTIP Generally

Under the LTIP, the compensation committee of the Perrigo board of directors (the “Compensation Committee”) may grant stock-based incentives to employees, directors and other individuals providing material services to Perrigo. Awards under the LTIP may be in the form of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted shares, performance shares, performance units and restricted share units. No awards may be granted under the LTIP on a date that is more than ten years after the effective date of the amendment and restatement of the LTIP.

Although Perrigo shareholders approved the LTIP in October 2003 and in November 2008, Internal Revenue Code Section 162(m) requires that the material terms of the performance goals included in the LTIP be disclosed to and re-approved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which our shareholders previously approved those performance goals. It is for that reason that Perrigo is seeking shareholder approval of the amended and restated LTIP, which except as provided below is similar in all material aspects to the LTIP Perrigo shareholders approved in 2008. The effective date of the amendment and restatement will be the date of the special meeting, if the shareholders approve the amendment and restatement of the LTIP.

Shares Available for the LTIP

As of August 23, 2013, there were 5,527,725 shares available for issuance under the LTIP. As of that date, the number of shares underlying outstanding awards under the LTIP was 1,445,009 shares. The number of available shares under the LTIP may change prior to the effective date of the amendment and restatement of the LTIP if additional awards are granted or forfeited under the LTIP between August 23, 2013 and the date of the special meeting, although we do not anticipate any significant new awards or forfeitures during this period.

If any award under the LTIP expires or is terminated on or after the effective date of the amendment and restatement of the LTIP without the issuance of the shares, then the shares subject to the award will be added to the shares available for issuance under the amended and restated LTIP. In addition, any shares attributable to awards that are outstanding on the effective date of the amendment and restatement under the LTIP that are cancelled, forfeited or otherwise settled without the delivery of shares on or after the effective date will be available for awards under the amended and restated LTIP.

The number of shares that may be issued with respect to awards under the LTIP to any one participant in a calendar year may not exceed 400,000 shares.

The number of shares that can be issued and the number of shares subject to outstanding awards may be adjusted in the event of a stock split, stock dividend, recapitalization or other similar event affecting the number of shares of Perrigo’s outstanding common stock. In that event, the Compensation Committee also may make appropriate adjustments to any stock appreciation rights, restricted shares, restricted share units, performance units or other awards outstanding under the LTIP.

Plan Administration

The Compensation Committee administers the LTIP. Subject to the specific provisions of the LTIP, the Compensation Committee determines award eligibility, timing and the type, amount and terms of the awards. The Compensation Committee also interprets the LTIP, establishes rules and regulations under the LTIP and makes all other determinations necessary or advisable for the LTIP’s administration.

Stock Options

Options under the LTIP may be either “incentive stock options,” as defined under the tax laws, or nonstatutory stock options; however, only employees may be granted incentive stock options. The per share exercise price may not be less than the fair market value of Perrigo common stock on the date the option is granted. The Compensation Committee may specify any period of time following the date of grant during which options are exercisable, but the period cannot be longer than 10 years. Incentive stock options are subject to additional limitations relating to such things as employment status, minimum exercise price, length of exercise period, maximum value of the stock underlying the options and a required holding period for stock received upon exercise of the option.

Upon exercise, the option holder may pay the exercise price in several ways. He or she may pay in cash, in previously acquired shares or, if permitted by the Compensation Committee, other consideration having a fair market value equal to the exercise price, or through a combination of the foregoing.

Except for adjustments to effect stock splits, stock dividends, recapitalizations or similar events, in no event shall the purchase price of an option be decreased after the grant date or surrendered in consideration of a new option grant with a lower exercise price or be cancelled or exchanged for cash without shareholder approval.

Stock Appreciation Rights

A stock appreciation right allows its holder to receive payment from us equal to the amount by which the fair market value of a share of Perrigo common stock exceeds the grant price of the right on the exercise date. The grant price may not be less than the fair market value of Perrigo common stock on the grant date of the right and the term may not be greater than 10 years.

Under the LTIP, the Compensation Committee can grant the rights in conjunction with the awarding of stock options or on a stand-alone basis. If the Compensation Committee grants a right with an option award, then the holder can exercise the rights at any time during the life of the related option, but the exercise will proportionately reduce the number of his or her related stock options. The holder can exercise stand-alone stock appreciation rights during the period determined by the Compensation Committee. Upon the exercise of a stock appreciation right, the holder receives cash, shares of Perrigo common stock or other property, or a combination thereof, in the Compensation Committee’s discretion. Except for adjustments to effect stock splits, stock dividends, recapitalizations or similar events, in no event shall the grant price of a stock appreciation right be decreased after the grant date or surrendered in consideration of a new stock appreciation right grant with a lower grant price or be cancelled in exchange for cash without shareholder approval.

Restricted Shares and Restricted Share Units

Restricted shares refers to shares of Perrigo common stock subject to a risk of forfeiture or other restrictions on ownership for a certain period of time. During the restricted period, the holder of restricted shares may not sell or otherwise transfer the shares, but he or she may vote the shares and may be entitled to any dividend or other distributions if determined by the Compensation Committee. The restricted shares become freely transferable when the restriction period expires. A restricted share unit award is an award valued by reference to Perrigo common stock that entitles the holder to receive one share of Perrigo common stock or cash equal to the value of our common stock on the date of vesting of the award. Restricted share units are subject to a risk of forfeiture or other restrictions on ownership for a certain period of time.

The Compensation Committee sets the terms and conditions of restricted share and restricted share unit awards, including the restrictions applicable to such awards. The Compensation Committee also determines whether the restrictions have been satisfied and the form of payment, which may be in cash or Perrigo common stock.

Performance Shares and Performance Units

A performance share is a right to receive shares of Perrigo common stock or equivalent value in the future, contingent on the achievement of performance or other objectives during a specified period. A performance unit represents an award valued by reference to property other than shares of Perrigo common stock, as designated by the Compensation Committee, contingent on the achievement of performance or other objectives during a specified period.

The Compensation Committee sets the terms and conditions of each award, including the performance goals that its holder must attain and the various percentages of performance unit value to be paid out upon full or partial attainment of those goals. The Compensation Committee also determines whether the goals have been satisfied and the form of payment, which may be in cash, Perrigo common stock, other property or a combination thereof. Payment may be made in a lump sum or in installments, as determined by the Compensation Committee.

Termination of Employment

The LTIP provides that upon a participant’s death, disability or retirement, all outstanding awards immediately vest, and stock options and stock appreciation rights may be exercised by the participant, or his or her estate, beneficiary or conservator in the case of death or disability, at any time prior to their stated expiration dates. If the participant’s employment is terminated involuntarily for economic reasons, for example, restructurings, dispositions or layoffs, as determined in the discretion of the Compensation Committee, he or she may exercise any vested options or stock appreciation rights until the earlier of 30 days following the date that is 24 months after the termination date and the expiration date of the options or stock appreciation rights. Unvested options, stock appreciation rights, restricted shares and restricted share units that are scheduled to vest during the 24-month period following the termination date will continue to vest as if the participant had continued to perform services during the 24-month period. Those not scheduled to vest during the 24-month period are forfeited on the termination date. If a participant’s termination is for cause, all outstanding awards are forfeited. In all other terminations, unvested awards are forfeited on the termination date and the participant may exercise his or her vested options and stock appreciation rights during the three-month period after the termination, but not later than the expiration date of the option or stock appreciation right. In certain circumstances, the LTIP provides for extended exercisability when a participant dies following termination. The payment of certain awards to offered or other key employees following termination from employment will be delayed by at least six months if earlier payment of the awards would result in the imposition of excise taxes on him or her.

Change in Control

Regardless of the vesting requirements that otherwise apply to an award under the LTIP, unless the Compensation Committee determines otherwise in an individual award agreement, all outstanding awards vest upon a change in control of Perrigo. On a change in control, the Compensation Committee has the discretion to take any of the following actions with respect to awards granted under the LTIP, without the consent of any participant: require that the award be surrendered for cash, terminate the award after participants have been given an opportunity to exercise, or convert the award to an award of the surviving corporation. Generally, a change in control is defined in the LTIP to mean (1) a change in ownership of 50% or more of Perrigo common stock, (2) the consummation of a merger, consolidation or similar transaction following which our shareholders cease to own shares representing more than 50% of the voting power of the surviving entity or (3) a change in Board composition so that a majority of the Board is comprised of individuals who are neither incumbent members nor their nominees.

Performance-Based Awards

The Compensation Committee may designate any award of restricted shares, restricted share units, performance shares or performance units as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. These awards will be conditioned on the achievement of one or more performance measures based on one or any combination of the following, as selected by the Compensation Committee: cash flow; cash flow from operations; net income; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; cost control; debt reduction; productivity; delivery performance; safety record; stock price; stock price appreciation; and total stockholder return of Perrigo or of a division or affiliate of Perrigo that employs the participant.

The maximum annual case payment that may be made in settlement of a performance-based award to an executive subject to Section 162(m) of the Internal Revenue Code is $6,000,000.

Transferability

The recipient of an award under the LTIP generally may not pledge, assign, sell or otherwise transfer his or her stock options, stock appreciation rights, restricted shares or performance units other than by will or by the laws of descent and distribution. The Compensation Committee, however, may establish rules and procedures to allow participants in the LTIP to transfer nonstatutory stock options to immediate family members or to certain trusts or partnerships.

Tax Consequences

The holder of an award granted under the LTIP may be affected by certain federal income tax consequences. Special rules may apply to individuals who may be subject to Section 16(b) of the Securities Exchange Act of 1934. The following discussion of tax consequences is based on current federal tax laws and regulations and you should not consider it to be a complete description of the federal income tax consequences that apply to participants in the LTIP. Accordingly, information relating to tax consequences is qualified by reference to current tax laws.

Incentive Stock Options. There are no federal income tax consequences associated with the grant or exercise of an incentive stock option, so long as the holder of the option was our employee at all times during the period beginning on the grant date and ending on the date three months before the exercise date. The “spread” between the exercise price and the fair market value of Perrigo common stock on the exercise date, however, is an adjustment for purposes of the alternative minimum tax. A holder of incentive stock options defers income tax on the stock’s appreciation until he or she sells the shares.

Upon the sale of the shares, the holder realizes a long-term capital gain (or loss) if he or she sells the shares at least two years after the option grant date and has held the shares for at least one year. The capital gain (or loss) equals the difference between the sales price and the exercise price of the shares. If the holder disposes of the shares before the expiration of these periods, then he or she recognizes ordinary income at the time of sale (or other disqualifying disposition) equal to the lesser of (1) the gain he or she realized on the sale and (2) the difference between the exercise price and the fair market value of the shares on the exercise date. This ordinary income is treated as compensation for tax purposes. The holder will treat any additional gain as short-term or long-term capital gain, depending on whether he or she has held the shares for at least one year from the exercise date. If the holder does not satisfy the employment requirement described above, then he or she recognizes ordinary income (treated as compensation) at the time he or she exercises the option under the tax rules applicable to the exercise of a nonstatutory stock option. We are entitled to an income tax deduction to the extent that an option holder realizes ordinary income.

Nonstatutory Stock Options. There are no federal income tax consequences to us or to the recipient of a nonstatutory stock option upon grant. Upon exercise, the option holder recognizes ordinary income equal to the spread between the exercise price and the fair market value of Perrigo stock on the exercise date. This ordinary income is treated as compensation for tax purposes. The basis in shares acquired by an option holder on exercise equals the fair market value of the shares at that time. The capital gain holding period begins on the exercise date. Perrigo receives an income tax deduction upon the exercise of a nonstatutory stock option in an amount equal to the spread.

Stock Appreciation Rights. There are no tax consequences associated with the grant of stock appreciation rights. Upon exercise, the holder of stock appreciation rights recognizes ordinary income in the amount of the appreciation paid to him or her. This ordinary income is treated as compensation for tax purposes. Perrigo receives a corresponding deduction in the same amount that the holder recognizes as income.

Restricted Shares. The holder of restricted shares does not recognize any taxable income on the shares while they are restricted. When the restrictions lapse, the holder’s taxable income (treated as compensation) equals the fair market value of the shares. The holder may, however, avoid the delay in computing the amount of taxable gain by filing with the Internal Revenue Service, within 30 days after receiving the shares, an election to determine the amount of taxable income at the time of receipt of the restricted shares. Generally, at the time the holder recognizes taxable income with respect to restricted shares, Perrigo will receive a deduction in the same amount.

Performance Shares, Performance Units and Restricted Share Units. There are no tax consequences associated with the grant of performance shares, performance units or restricted share units. The holder recognizes ordinary income (treated as compensation) upon a payment on the performance shares, performance units or other stock unit awards in amount equal to the payment received, and Perrigo receives a corresponding tax deduction.

Excise Taxes. Under certain circumstances, the accelerated vesting of an award in connection with a change in control of Perrigo might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Internal Revenue Code. To the extent they are considered excess parachute payments, a participant in the LTIP may be subject to a 20% excise tax and Perrigo may be unable to receive a tax deduction.

Plan Amendment and Termination

Generally, the Perrigo board of directors may amend or terminate the LTIP at any time without shareholder approval. Without shareholder approval, however, the board may not: (1) increase the number of shares of Perrigo stock available for issuance under the LTIP; (2) change employees or class of employees eligible to participate in the LTIP; (3) change the minimum purchase price for any option grant below fair market value or (4) materially change the terms of the LTIP. In addition, if any action that the Perrigo board of directors proposes to take will have a materially adverse effect on the rights of any participant or beneficiary under an outstanding award, then the affected participants or beneficiaries must consent to the action.

Required Vote

Approval of the amendment and restatement of the Perrigo Company 2008 Long-Term Incentive Plan requires the affirmative vote of a majority of the votes cast by the Perrigo shareholders entitled to vote on the proposal. With respect to any proposal to approve an equity compensation plan, the NYSE regards an abstention to be a vote cast on the proposal. Accordingly, each abstention on this proposal will be treated as one less vote cast in favor of approval, thereby having the same effect as a vote against the proposal. Broker non-votes will not be treated as votes cast in determining approval of this proposal and, therefore, will not have the effect of a vote for or against the proposal.

Recommendation

The board of directors of Perrigo recommends that you vote “FOR” the approval of the amendment and restatement of the Perrigo Company 2008 Long-Term Incentive Plan.

COMPARATIVE PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for shares of Perrigo common stock and Elan ordinary shares. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the acquisition of Elan by Perrigo as if the transaction had occurred on June 29, 2013.

The pro forma per share balance sheet information combines Perrigo’s June 29, 2013 audited consolidated balance sheet with Elan’s June 30, 2013 unaudited consolidated balance sheet. The pro forma per share income statement information for the fiscal year ended June 29, 2013, combines Perrigo’s audited consolidated statement of income for the fiscal year ended June 29, 2013, with Elan’s unaudited consolidated income statement for the twelve months ended June 30, 2013. Elan’s unaudited consolidated income statement for the twelve months ended June 30, 2013 is derived from Elan’s audited consolidated statement of income for the year ended December 31, 2012 plus Elan’s unaudited consolidated income statement for the six months ended June 30, 2013 minus Elan’s unaudited consolidated income statement for the six months ended June 30, 2012. New Perrigo was formed in June 2013 for purposes of facilitating the acquisition and does not maintain any material balances nor has it had any material activity since formation. The Elan pro forma equivalent data per ordinary share financial information is calculated by multiplying the combined unaudited pro forma data per ordinary share amounts by the exchange ratio (0.07636 of a New Perrigo ordinary share for each Elan ordinary share). The exchange ratio does not include the $6.25 per share cash portion of the acquisition consideration.

The following information should be read in conjunction with the audited financial statements of Perrigo and Elan, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Information” and “Selected Historical Financial Data of Perrigo” sections of this joint proxy statement/prospectus, beginning on page [—] and [—], respectively, of this joint proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the fiscal year ended June 29, 2013	As of and for the fiscal year ended June 30, 2012
Perrigo Historical Data per Common Share
Continuing operations
Earnings per share attributable to common shareholders
Basic	$4.71	$4.31
Diluted	$4.68	$4.27
Cash dividends declared per common share	$0.35	$0.31
Book value per common share(1)	$24.78	$19.80

(1)	Calculated based on Perrigo’s total shareholders’ equity excluding noncontrolling interest.

	As of and for the six months ended June 30, 2013	As of and for the six months ended June 30, 2012	As of and for the year ended December 31, 2012
Elan Historical Data per Ordinary Share
Earnings /(loss) per share attributable to ordinary shareholders
Continuing Operations—loss per ordinary share—basic and diluted	$(0.57)	$(0.28)	$(0.63)
Discontinued Operations—earnings per ordinary share—basic and diluted	$4.73	$0.18	$0.40
Total Operations—earnings / (loss) per ordinary share—basic and diluted	$4.16	$(0.10)	$(0.23)
Cash dividends declared per ordinary share	—	—	—
Book value per ordinary share	$3.72	$1.32	$1.04

As of and for the year ended June 29, 2013
Combined Unaudited Pro Forma Data per Ordinary Share
Continuing operations
Loss per share
Basic	$(2.17)
Diluted	$(2.17)
Cash dividends declared per ordinary share(1)	$0.35
Book value per ordinary share	$55.01

As of and for the year ended June 29, 2013
Elan Unaudited Pro Forma Equivalent Data per Ordinary Share
Continuing operations
Loss per share
Basic	$(0.17)
Diluted	$(0.17)
Cash dividends declared per ordinary share	$0.03
Book value per ordinary share	$4.20

(1)	Same as Perrigo historical as there has been no change in dividend policy.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Shares of Perrigo common stock are listed and traded on the NYSE and the TASE under the symbol “PRGO”.1 Elan ordinary shares are listed and traded on the ISE under ISIN IE0003072950 and Elan ADSs are listed and traded on the NYSE under the symbol “ELN”. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of shares of Perrigo common stock and Elan ADSs, as reported on the NYSE. In addition, the table also sets forth the cash dividends per share declared by Perrigo with respect to its common shares and Elan with respect to its ordinary shares. On [—], the record date for the Perrigo special meeting, there were [—] shares of shares of Perrigo common stock outstanding. On [—], the last practicable date before the printing of this joint proxy statement/prospectus, there were [—] Elan ordinary shares outstanding.

	Perrigo			Elan
	High	Low	Dividends Declared	High	Low	Dividends Declared
For the quarterly period ended:
2010
March 31, 2010	$58.67	$37.46	$0.06	$8.17	$6.50	$—
June 30, 2010	$64.66	$53.10	$0.06	$8.24	$4.44	$—
September 30, 2010	$67.49	$54.58	$0.06	$5.84	$4.25	$—
December 31, 2010	$68.38	$58.25	$0.07	$6.20	$5.06	$—
2011
March 31, 2011	$77.96	$62.31	$0.07	$7.24	$5.73	$—
June 30, 2011	$92.30	$76.10	$0.07	$11.57	$6.68	$—
September 30, 2011	$99.54	$75.89	$0.07	$12.60	$8.58	$—
December 31, 2011	$104.70	$87.01	$0.08	$14.02	$9.60	$—
2012
March 31, 2012	$108.50	$90.18	$0.08	$15.27	$11.93	$—
June 30, 2012	$118.27	$96.52	$0.08	$15.12	$12.58	$—
September 30, 2012	$119.29	$104.86	$0.08	$14.65	$9.84	$—
December 31, 2012	$120.78	$99.93	$0.09	$11.36	$9.64	$—
2013
March 31, 2013	$118.86	$98.79	$0.09	$12.15	$9.37	$—
June 30, 2013	$122.04	$112.05	$0.09	$14.80	$11.38	$—

[1]	Perrigo transferred the listing of its shares of common stock from NASDAQ to NYSE on June 6, 2013.

DESCRIPTION OF NEW PERRIGO ORDINARY SHARES

The following description of New Perrigo’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts 1963 – 2012 (the “Companies Acts”) and the complete text of New Perrigo’s memorandum and articles of association, which will be substantially in the form attached as Annex D to this joint proxy statement/prospectus. You should read those laws and documents carefully.

There are differences between Perrigo’s articles of incorporation and bylaws and New Perrigo’s memorandum and articles of association as they will be in effect after the closing. See “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares”.

There are also differences between Elan’s current memorandum and articles of association and New Perrigo’s memorandum and articles of association as they will be in effect after the closing. Certain provisions of Elan’s current memorandum and articles of association will not be replicated in the New Perrigo memorandum and articles of association, and certain provisions will be included in the New Perrigo memorandum and articles of association although they are not in Elan’s current memorandum and articles of association. See “Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares”.

Except where otherwise indicated, the description below reflects New Perrigo’s memorandum and articles of association as those documents will be in effect as of the effective time of the acquisition. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the memorandum and articles of association of New Perrigo as they will be in effect from and after the effective time of the acquisition.

Capital Structure

Authorized Share Capital

Immediately prior to the completion of the transactions, the authorized share capital of New Perrigo will be €10,000,000 and $1,000 divided into 10,000,000,000 ordinary shares of €0.001 each and 10,000,000 preferred shares of $0.0001 each.

New Perrigo may issue shares subject to the maximum authorized share capital contained in its memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of a company’s shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of New Perrigo may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of New Perrigo authorize the board of directors of New Perrigo to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association, which is expected to be effective before the completion of the acquisition.

The rights and restrictions to which the ordinary shares will be subject will be prescribed in New Perrigo’s articles of association. New Perrigo’s articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the preferred shares issued by New Perrigo, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, New Perrigo’s articles of association will not provide for the issuance of fractional shares of New Perrigo, and the official Irish register of New Perrigo will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of New Perrigo would result in any New Perrigo shareholder becoming entitled to fractions of a share, the New Perrigo board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the Board may authorize any person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Issued Share Capital

Based on the number of Elan shares outstanding as of the record date, New Perrigo is expected to issue approximately [—] ordinary shares with a nominal value of €0.001 per share to the former shareholders of Elan on completion of the transaction. In connection with the completion of the transaction, a number of New Perrigo ordinary shares with a par value of €0.001 per share will be delivered to the Perrigo stockholders that are equal to the number of shares of Perrigo common stock outstanding as of the closing date. All shares issued upon the effective time of the transactions will be issued as fully paid-up and non-assessable shares.

Preemption Rights, Share Warrants and Options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, New Perrigo has opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of New Perrigo cast at a general meeting (referred to under Irish law as a “special resolution”), New Perrigo’s articles of association provide that this opt-out must be so renewed every five years. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of New Perrigo on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

The memorandum and articles of association of New Perrigo provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which New Perrigo is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. New Perrigo will be subject to the rules of the NYSE and the Code that require shareholder approval of certain equity plan and share issuances. New Perrigo’s board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the completion of the transaction, New Perrigo will assume Perrigo’s existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of New Perrigo are equal to, or in excess of, the aggregate of New Perrigo’s called up share capital plus undistributable reserves and the distribution does not reduce New Perrigo’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Perrigo’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Perrigo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not New Perrigo has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of New Perrigo. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a “true and fair view” of New Perrigo’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although New Perrigo will not have any distributable reserves immediately following the effective time of the transactions, Elan, Perrigo and New Perrigo are taking steps to create such distributable reserves, which includes the proposal to create distributable reserves on which Perrigo and Elan shareholders will vote at the relevant special meetings. Please see “Risk Factors”, “Creation of Distributable Reserves of New Perrigo”, “The Special Meeting of Perrigo’s Stockholders” and “The Special Meetings of Elan’s Shareholders”.

New Perrigo’s memorandum and articles of association authorize the directors to declare dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the New Perrigo shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of ordinary shares of New Perrigo will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by New Perrigo.

The directors of New Perrigo may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to New Perrigo in relation to the shares of New Perrigo.

The directors may also authorize New Perrigo to issue shares with preferred rights to participate in dividends declared by New Perrigo. The holders of preferred shares may, depending on their terms, rank senior to the New Perrigo ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

For information about the Irish tax issues relating to dividend payments, please see the section entitled “Certain Tax Consequences of the Transactions—Irish Tax Considerations—Withholding Tax on Dividends”.

Share Repurchases, Redemptions and Conversions

Overview

New Perrigo’s memorandum and articles of association provide that any ordinary share which New Perrigo has agreed to acquire shall be deemed to be a redeemable share, unless the Board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by New Perrigo will technically be effected as a redemption of those shares as described below under “Description of New Perrigo Ordinary Shares—Share Repurchases, Redemptions and Conversions—Repurchases and Redemptions by New Perrigo”. If

the articles of association of New Perrigo did not contain such provision, all repurchases by New Perrigo would be subject to many of the same rules that apply to purchases of New Perrigo ordinary shares by subsidiaries described below under “Description of New Perrigo Ordinary Shares—Share Repurchases, Redemptions and Conversions—Purchases by Subsidiaries of New Perrigo” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange”. Neither Irish law nor any constituent document of New Perrigo places limitations on the right of nonresident or foreign owners to vote or hold New Perrigo ordinary shares. Except where otherwise noted, references elsewhere in this joint proxy statement/prospectus to repurchasing or buying back ordinary shares of New Perrigo refer to the redemption of ordinary shares by New Perrigo or the purchase of ordinary shares of New Perrigo by a subsidiary of New Perrigo, in each case in accordance with the New Perrigo memorandum and articles of association and Irish company law as described below.

Repurchases and Redemptions by New Perrigo

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. As described in “Creation of Distributable Reserves of New Perrigo”, New Perrigo will not have any distributable reserves immediately following the effective time of the transactions, however, it will take steps to create such distributable reserves. Please see also “Description of New Perrigo Ordinary Shares—Dividends” and “Risk Factors”. New Perrigo may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of New Perrigo. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of New Perrigo’s articles described above, shareholder approval will not be required to redeem New Perrigo ordinary shares.

New Perrigo may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by New Perrigo’s subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by New Perrigo at any time must not exceed 10% of the nominal value of the issued share capital of New Perrigo. New Perrigo may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by New Perrigo or re-issued subject to certain conditions.

Purchases by Subsidiaries of New Perrigo

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of New Perrigo either on-market or off-market. For a subsidiary of New Perrigo to make on-market purchases of New Perrigo ordinary shares, the shareholders of New Perrigo must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of New Perrigo ordinary shares is required. For an off-market purchase by a subsidiary of New Perrigo, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of New Perrigo.

In order for a subsidiary of New Perrigo to make an on-market purchase of New Perrigo’s ordinary shares, such shares must be purchased on a “recognized stock exchange”. The NYSE, on which the shares of New Perrigo will be listed following the closing, is specified as a recognized stock exchange for this purpose by Irish company law. The TASE, on which the shares of New Perrigo will also be listed, is not a recognized stock exchange for the purposes of Irish company law.

The number of shares in New Perrigo held by the subsidiaries of New Perrigo at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of New Perrigo. While a subsidiary holds shares of New Perrigo, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of New Perrigo by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

New Perrigo’s articles of association provide that New Perrigo will have a first and paramount lien on every share for all moneys payable, whether presently due or not, payable in respect of such New Perrigo ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard in the articles of association of an Irish company limited by shares such as New Perrigo and will only be applicable to shares of New Perrigo that have not been fully paid up.

Consolidation and Division; Subdivision

Under its articles of association, New Perrigo may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of Share Capital

New Perrigo may, by ordinary resolution, reduce its authorized share capital in any way. New Perrigo also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

New Perrigo will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after New Perrigo’s fiscal year-end. New Perrigo plans to hold its first annual general meeting in 2014 if the transactions are consummated.

Notice of an annual general meeting must be given to all New Perrigo shareholders and to the auditors of New Perrigo. The articles of association of New Perrigo provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of New Perrigo may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of New Perrigo carrying voting rights or (iii) on requisition of New Perrigo’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all New Perrigo shareholders and to the auditors of New Perrigo. Under Irish law and New Perrigo’s articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by shareholders of New Perrigo, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the New Perrigo board of directors has 21 days to convene a meeting of New Perrigo shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of New Perrigo’s receipt of the requisition notice.

If the board of directors becomes aware that the net assets of New Perrigo are not greater than half of the amount of New Perrigo’s called-up share capital, the directors of New Perrigo must convene an extraordinary general meeting of New Perrigo shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The articles of association of New Perrigo provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be one or more persons holding or representing by proxy more than 50% of the total issued voting rights of New Perrigo ordinary shares.

Voting

New Perrigo’s articles of association provide that except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of New Perrigo, all resolutions put to the shareholders will be decided on a poll.

In accordance with the articles of association of New Perrigo, the directors of New Perrigo may from time to time authorize New Perrigo to issue preferred shares. These preferred shares may have a vote for each such share. Treasury shares or shares of New Perrigo that are held by subsidiaries of New Perrigo will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

(a)	amending the objects or memorandum of association of New Perrigo;

(b)	amending the articles of association of New Perrigo;

(c)	approving a change of name of New Perrigo;

(d)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(e)	opting out of preemption rights on the issuance of new shares;

(f)	re-registration of New Perrigo from a public limited company to a private company;

(g)	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

(h)	purchase of own shares off-market;

(i)	reduction of issued share capital;

(j)	sanctioning a compromise/Scheme of Arrangement;

(k)	resolving that New Perrigo be wound up by the Irish courts;

(l)	resolving in favor of a shareholders’ voluntary winding-up;

(m)	re-designation of shares into different share classes; and

(n)	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Under the New Perrigo articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of New Perrigo must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

The provisions of the articles of association of New Perrigo relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Perrigo and any act of the Irish Government which alters the memorandum of New Perrigo; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of New Perrigo; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by New Perrigo; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Perrigo which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of New Perrigo will also have the right to inspect all books, records and vouchers of New Perrigo. The auditors’ report must be circulated to the shareholders with New Perrigo’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at New Perrigo’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

(a)	a court-approved Scheme of Arrangement under the Companies Acts. A Scheme of Arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

(b)	through a tender or takeover offer by a third party for all of the shares of New Perrigo. Where the holders of 80% or more of New Perrigo’s ordinary shares have accepted an offer for their shares in New Perrigo, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of New Perrigo were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

(c)	it is also possible for New Perrigo to be acquired by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution and by the Irish courts. If New Perrigo is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to New Perrigo shareholders is not all in the form of cash, New Perrigo shareholders may be entitled to require their shares to be acquired at fair value.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as New Perrigo and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, New Perrigo shareholders must notify New Perrigo if, as a result of a transaction, the shareholder will become interested in 5% or more of the shares of New Perrigo; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of New Perrigo ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of New Perrigo, the shareholder must notify New Perrigo of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of New Perrigo (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. New Perrigo must be notified within five business days of the transactions or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any New Perrigo ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, New Perrigo, under the Companies Acts, may, by notice in writing, require a person whom New Perrigo knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in New Perrigo’s relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of New Perrigo, to provide additional information, including the person’s own past or present interests in shares of New Perrigo. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, New Perrigo may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from New Perrigo on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event New Perrigo is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in New Perrigo securities of 1% or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of New Perrigo will be governed by the Irish Takeover Panel Act 1997 (the “Takeover Panel Act”) and the Irish Takeover Rules 2007 (as amended) (the “Takeover Rules” or the “Irish Takeover Rules”) made thereunder and will be regulated by the Panel. The “General Principles” of the Takeover Rules and certain important aspects of the Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

(a)	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b)	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

(c)	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d)	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e)	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f)	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g)	a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in New Perrigo may be required under the Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in New Perrigo at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in New Perrigo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in New Perrigo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of New Perrigo, the offer price must be no less than the highest price paid for New Perrigo ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of New Perrigo (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of New Perrigo or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per New Perrigo ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of New Perrigo in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of New Perrigo. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of New Perrigo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of New Perrigo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Takeover Rules, the New Perrigo board of directors is not permitted to take any action which might frustrate an offer for the shares of New Perrigo once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by New Perrigo’s shareholders at a general meeting; or

(b)	the Panel has given its consent, where:

(i)	it is satisfied the action would not constitute frustrating action;

(ii)	New Perrigo shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the New Perrigo memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: “Description of New Perrigo Ordinary Shares—Capital Structure—Authorized Share Capital” (regarding issuance of preferred shares), “Description of New Perrigo Ordinary Shares—Preemption Rights, Share Warrants and Options”, “Description of New Perrigo Ordinary Shares—Disclosure of Interests in Shares”, “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares—Removal of Directors; Vacancies”, “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares—Amendments of Governing Documents”, “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares—Calling Special Meetings of Shareholders” and “Comparison of the Rights of Holders of Shares of Perrigo Common Stock and New Perrigo Ordinary Shares—Notice Provisions”.

Corporate Governance

The articles of association of New Perrigo allocate authority over the day-to-day management of New Perrigo to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of New Perrigo. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transactions of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Legal Name; Formation; Fiscal Year; Registered Office

The current legal and commercial name of New Perrigo is Perrigo Company Limited. New Perrigo was incorporated in Ireland on June 28, 2013 as a private limited company, under the name Blisfont Limited (registration number 529592) and changed its name to Perrigo Company Limited on July 30, 2013. New Perrigo’s fiscal year is a 52 or 53 week period, which ends the Saturday on or about June 30. New Perrigo’s registered address is 33 Sir John Rogerson’s Quay, Dublin 2, Ireland. For more information regarding New Perrigo, see “Information About the Companies”.

Appointment of Directors

New Perrigo’s articles of association provide that (subject to: (a) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and/or (b) any resolution passed increasing the number of directors) the number of directors will be not less than two and not more than eleven.

At each annual general meeting of New Perrigo, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

(i)	by the affirmative vote of two-thirds of the board of New Perrigo;

(ii)

with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of New Perrigo, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association;

(iii)	with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of New Perrigo and who make such nomination in the written requisition of the extraordinary general meeting; or

(iv)	by holders of any class or series of shares in New Perrigo then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

(i)	by shareholders by majority of votes cast at the annual general meeting in each year or at any extraordinary general meeting called for the purpose, except that, if resolutions are passed in respect of the election of directors which would result in the maximum number of directors being exceeded, then those directors, in such number as exceeds such maximum number, receiving at that meeting the lowest number of votes will not be elected;

(ii)	by the board in accordance with the articles of association; or

(iii)	so long as there is in office a sufficient number of directors to constitute a quorum of the board, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

Removal of Directors

Under the Companies Acts, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against New Perrigo in respect of his removal.

The board of directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any maximum number of directors so fixed. New Perrigo may by ordinary resolution elect another person in place of a director removed from office and without prejudice to the powers of the directors under the articles, the company in general meeting may elect any person to be a director to fill a vacancy or an additional director, subject to the maximum number of directors set out in the articles of association.

Duration; Dissolution; Rights upon Liquidation

New Perrigo’s duration will be unlimited. New Perrigo may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. New Perrigo may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where New Perrigo has failed to file certain returns.

The rights of the shareholders to a return of New Perrigo’s assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in New Perrigo’s articles of association and may be further prescribed in the terms of any preferred shares issued by the directors of New Perrigo from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of New Perrigo. The memorandum and articles of association provide that, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. New Perrigo’s articles of association provide that the shareholders of New Perrigo are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the shares issued upon special terms and conditions to participate under the terms of any series or class of such shares.

Uncertificated Shares

Holders of ordinary shares of New Perrigo will have the right upon request to require New Perrigo to issue certificates for their shares. Subject to any such requests, New Perrigo intends only to issue uncertificated ordinary shares.

Stock Exchange Listing

Perrigo will file a listing application with the NYSE and the TASE in respect of the New Perrigo ordinary shares that the former shareholders of Elan will receive pursuant to the acquisition and that holders of shares of Perrigo common stock will receive in the merger. It is expected that following the effective time of the transactions, the New Perrigo ordinary shares will be listed under the symbol “PRGO”—the same symbol under which Perrigo’s common shares are currently listed on the NYSE and the TASE. New Perrigo’s ordinary shares are not currently intended to be listed on the Irish Stock Exchange or any other exchange.

No Sinking Fund

The New Perrigo ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the transactions will be duly and validly issued and fully paid.

Transfer and Registration of Shares

The transfer agent for New Perrigo will maintain the share register, registration in which will be determinative of membership in New Perrigo. A shareholder of New Perrigo who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in New Perrigo’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on New Perrigo’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on New Perrigo’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of New Perrigo ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. New Perrigo’s articles of association allow New Perrigo, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, New Perrigo is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the New Perrigo ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in New Perrigo ordinary shares has been paid unless one or both of such parties is otherwise notified by New Perrigo.

New Perrigo’s memorandum and articles of association, as they will be in effect as of the effective time of the acquisition, delegate to New Perrigo’s secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of New Perrigo ordinary shares occurring through normal electronic systems, New Perrigo intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that New Perrigo notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from New Perrigo for this purpose) or request that New Perrigo execute an instrument of transfer on behalf of the transferring party in a form determined by New Perrigo. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to New Perrigo’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on New Perrigo’s official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES OF PERRIGO COMMON STOCK AND NEW PERRIGO ORDINARY SHARES

The rights of the stockholders of Perrigo and the relative powers of the Perrigo board of directors are governed by the laws of the State of Michigan, including the MBCA, and Perrigo’s articles of incorporation and bylaws. As a result of the transactions, each outstanding share of Perrigo common stock and all associated rights will be canceled and automatically converted into the right to receive one New Perrigo ordinary share. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the effective time of the acquisition in substantially the form attached hereto as Annex D. Because New Perrigo will be, at the effective time of the transactions, a public limited company organized under the laws of Ireland, the rights of the shareholders of New Perrigo will be governed by applicable Irish law, including the Companies Acts, and by New Perrigo’s memorandum and articles of association.

Many of the principal attributes of shares of Perrigo common stock and New Perrigo’s ordinary shares will be similar. However, there are differences between the rights of stockholders of Perrigo under Michigan law and the rights of shareholders of New Perrigo following the transactions under Irish law. In addition, there are differences between Perrigo’s articles of incorporation and bylaws and New Perrigo’s memorandum and articles of association as they will be in effect from and after the effective time of the acquisition. The material differences between the governing documents of Perrigo and those of New Perrigo are required by Irish law or are necessary in order to preserve the current rights of stockholders and powers of the board of directors of Perrigo following the transaction.

The following is a summary comparison of the material differences between the rights of Perrigo stockholders under the MBCA and the Perrigo articles of incorporation and bylaws and the rights Perrigo stockholders will have as shareholders of New Perrigo under the Companies Acts and New Perrigo’s memorandum and articles of association effective upon the effective time of the acquisition. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or NYSE or TASE listing requirements or on Perrigo’s or New Perrigo’s governance or other policies. Such rights, obligations or provisions generally apply equally to the shares of Perrigo common stock and the New Perrigo ordinary shares.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Perrigo’s articles of incorporation and bylaws, the MBCA, the Companies Acts and New Perrigo’s memorandum and articles of association as they will be in effect from and after the effective time of the acquisition. The form of New Perrigo’s memorandum and articles of association substantially as they will be in effect from and after the effective time of the acquisition are attached as Annex D to this joint proxy statement/prospectus. The Perrigo articles of incorporation and bylaws are incorporated by reference herein. See “Where You Can Find More Information”. You are also urged to carefully read the relevant provisions of the MBCA and the Companies Acts for a more complete understanding of the differences between being a stockholder of Perrigo and a shareholder of New Perrigo.

	Perrigo	New Perrigo
Authorized and Outstanding Capital Stock

The total authorized capital stock of Perrigo is 200,000,000 shares of common stock and 10,000,000 shares of preferred stock of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock.

As of [—], 2013, the record date for the special meeting, Perrigo had [—] common shares issued and outstanding. There are no shares of preferred stock issued and outstanding. The Perrigo articles of incorporation and Michigan law permit the board to issue from time to time any series of preferred stock, having such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions as determined by the Board.

Immediately prior to the completion of the transactions, the authorized share capital of New Perrigo will be €10,000,000 and $1,000 divided into 10,000,000,000 ordinary shares with a par value of €0.001 per share and 10,000,000 preferred shares with a par value of $0.0001 per share.

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, which does not have an analog under Michigan law, the articles of association of New Perrigo authorize the board of directors of New Perrigo to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association (which is expected to be effective in the second half of calendar year 2013), even though the Perrigo bylaws do not include an analogous provision.

Consolidation and Division; Subdivision	Under Michigan law, a corporation’s articles of incorporation must state the authorized number of shares. The alteration of the authorized number of shares and the exchange, classification, or cancellation of any of Perrigo’s issued or unissued shares requires an amendment to the articles of incorporation. Shareholder approval is required to amend Perrigo’s articles of incorporation, as	New Perrigo’s articles of association provide that New Perrigo may, by ordinary resolution (approval by a simple majority of the votes cast as a general meeting of New Perrigo’s shareholders), consolidate and divide all or any of its share capital into shares of larger par value than its existing shares, or subdivide its shares into smaller

	Perrigo	New Perrigo

	described below in “Amendments of Governing Documents.”	amounts than is fixed by its memorandum of association.

Reduction of Share Capital	Under Michigan law, the authorized number of shares of any class or series can be increased or decreased by an amendment to Perrigo’s articles of incorporation. Shareholder approval is required to amend Perrigo’s articles of incorporation, as described below in “Amendments of Governing Documents.”	New Perrigo may, by ordinary resolution (approval by a simple majority of the votes cast as a general meeting of New Perrigo’s shareholders), reduce its authorized but unissued share capital in any way. New Perrigo also may, by special resolution (approved by not less than 75% of the votes cast at a general meeting of New Perrigo’s shareholders) and subject to confirmation by the Irish High Court, reduce its issued share capital in any way permitted by the Companies Acts.

Preemption Rights, Share Warrants and Options	Perrigo’s stockholders do not have preemptive rights to purchase, subscribe for or otherwise acquire any unissued or other securities.	Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, New Perrigo has opted out of these preemption rights in its articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution (approval by not less than 75% of the votes cast at a general meeting of New Perrigo’s shareholders) of the shareholders, and there is no analogous provision of Michigan law, New Perrigo’s articles of association provide that this opt-out must be so renewed in accordance with Irish statutory requirements, even though Perrigo’s bylaws do not include an analogous provision. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of New Perrigo on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in

	Perrigo	New Perrigo

a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee option or similar equity plan.

Under Irish law, New Perrigo is prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Acts.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

Michigan law permits a corporation to pay dividends and make distributions to its stockholders subject to certain limitations. A corporation may not make a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Distributions / Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of New Perrigo are equal to, or in excess of, the aggregate of New Perrigo’s called up share capital plus undistributable reserves and the distribution does not reduce New Perrigo’s net assets below such aggregate.

Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Perrigo’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Perrigo’s accumulated unrealized losses, so

Perrigo	New Perrigo

far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not New Perrigo has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of New Perrigo. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a “true and fair view” of New Perrigo’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

New Perrigo will be taking steps to create distributable reserves, which steps include the proposal to create distributable reserves on which Perrigo’s stockholders will vote at its special meeting and on which Elan’s shareholders will vote at the Elan extraordinary general meeting.

Under Michigan law, a board may authorize and the corporation may make distributions to its shareholders subject to restriction by the articles of incorporation. Such distributions include a direct or indirect transfer of money or other property or the incurrence of indebtedeness by the corporation to or for the benefit of its shareholders in respect to the corporation’s shares.

New Perrigo’s articles of association authorize the directors to declare dividends without shareholder approval to the extent they appear justified by profits. The New Perrigo board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors.

Perrigo	New Perrigo

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The New Perrigo board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to New Perrigo in relation to the shares of New Perrigo.

Repurchases / Redemptions

Under Michigan law, a corporation is prohibited from purchasing its own shares if such purchase would render the corporation insolvent.

Unless otherwise stated in the articles of incorporation, the Perrigo board of directors may set the terms for the repurchase of shares, so long as such repurchase meets the conditions under Michigan law governing distributions to stockholders.

Repurchases / Redemptions

New Perrigo’s articles of association provide that, unless the board of directors determines otherwise, if an ordinary share is not listed on a recognized stock exchange within the meaning of the Companies Acts, it shall be automatically converted into a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between New Perrigo and any person pursuant to which New Perrigo acquires or will acquire ordinary shares, or an interest in ordinary shares, from the relevant person. In these circumstances, the ordinary share concerned shall have the same characteristics as any other ordinary share in accordance with these articles save that it shall be redeemable in accordance with the arrangement. If an ordinary share is listed on a recognized stock exchange within the meaning of the Companies Acts, the same requirements will apply unless the board determines otherwise. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by New Perrigo may technically be effected as redemption. Because Michigan law does not impose such requirements with respect to share repurchases by Perrigo, the New Perrigo articles of

Perrigo	New Perrigo

association provide that any ordinary share that New Perrigo has agreed to acquire shall be deemed to be a redeemable share, even though there is no analogous provision in the Perrigo bylaws.

Under Michigan law, Perrigo may acquire its own shares and those shares constitute authorized but unissued shares. If stock is repurchased or redeemed, it is cancelled and constitutes authorized but unissued shares, unless a security interest is granted in the shares.

Under Irish law, New Perrigo may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. New Perrigo may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of New Perrigo. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. New Perrigo may also be given authority to purchase its own shares on market on a recognized stock exchange such as the NYSE or off market with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by New Perrigo’s subsidiaries.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by New Perrigo at any time must not exceed 10% of the nominal value of the issued share capital of New Perrigo. New Perrigo may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by New Perrigo or re-issued subject to certain conditions.

Perrigo	New Perrigo

Purchases by Subsidiaries of New Perrigo

Under Irish law, New Perrigo’s subsidiaries may purchase shares of New Perrigo either on market on a recognized stock exchange such as NYSE or off market.

For a subsidiary of New Perrigo to make on market purchases of New Perrigo ordinary shares, the shareholders of New Perrigo must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of New Perrigo ordinary shares is required. For a purchase by a subsidiary of shares of New Perrigo off market, the proposed purchase contract must be authorized by special resolution of New Perrigo shareholders before the contract is entered into. The person whose New Perrigo ordinary shares are to be bought back cannot vote in favor of the special resolution, and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by New Perrigo shareholders at the registered office of New Perrigo.

The number of shares held by the subsidiaries of New Perrigo at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of New Perrigo. While a subsidiary holds shares of New Perrigo, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of New Perrigo

	Perrigo	New Perrigo

ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Dividends in Shares / Bonus Issues	Under Michigan law, unless the articles of incorporation of Perrigo provide otherwise, shares may be issued pro rata and without consideration to Perrigo’s stockholders as a share dividend.	Under New Perrigo’s articles of association, the board of directors may resolve to capitalize any amount for the time being standing to the credit of any of New Perrigo’s reserves accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum allotting fully paid up bonus shares to those members of New Perrigo who would have been entitled to such sums if it were distributable and if it had been distributed by way of dividend (and in the same proportions).

Forfeiture of Shares	Not applicable	Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. The provision is standard in the articles of association of an Irish public limited company such as New Perrigo and will only be applicable to shares of New Perrigo that have not been fully paid up.

Election of Directors

Under Michigan law, the number of directors may be fixed by the bylaws, unless the articles of incorporation fix the number; the number so fixed shall not be less than one.

The Perrigo articles of incorporation provide that the board will consist of at least one and no more than 11 directors, as fixed from time to time by the affirmative vote of a majority of the total number of directors which the corporation would have if there were no vacancies. Currently, the Perrigo board of directors has 11 members.

New Perrigo’s articles of association provide that (subject to: (i) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and / or (ii) any resolution passed increasing the number of directors), the number of directors will be not less than two and not more than eleven.

At each annual general meeting of New Perrigo, all the directors shall

Perrigo	New Perrigo

Under Perrigo’s bylaws, election of directors at all meetings of the shareholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors.

Though cumulative voting is permitted under Michigan law, Perrigo has not provided for cumulative voting in its articles of incorporation.

Perrigo currently has a classified board as permitted by Michigan law.

Nominations of persons for election to the board of directors of Perrigo may be made at an annual meeting of shareholders (a) pursuant to the corporation’s notice of meeting, (b) by or at the direction of the board of directors or (c) by any shareholder of Perrigo who (i) is a shareholder of record at the time of giving of notice and at the time of the annual meeting of shareholders, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set out in the bylaws.

Nominations of persons for election to the board of directors of Perrigo may also be made at special meeting of shareholders. To be properly brought before a special meeting, nominations of persons for election to the board of directors must be made (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any Perrigo shareholder who (i) is a shareholder of record at the time of giving of notice and at the time of the special meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set out in the bylaws.

retire from office and be re-eligible for reelection. A retiring director shall be eligible to be nominated for re-election at an annual general meeting. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board, he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

(i) by the affirmative vote of two-thirds of the board of New Perrigo;

(ii) with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of New Perrigo, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association;

(iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of New Perrigo and who make such nomination in the written requisition of the extraordinary general meeting; or

(iv) by holders of any class or series of shares in New Perrigo then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

	Perrigo	New Perrigo

Directors shall be appointed as follows:

(i) by shareholders by majority of votes cast at the annual general meeting in each year or at any extraordinary general meeting called for the purpose, except that, if resolutions are passed in respect of the election of directors which would result in the maximum number of directors being exceeded, then those directors, in such number as exceeds such maximum number, receiving at that meeting the lowest number of votes will not be elected; or

(ii) by the board in accordance with the articles of association of New Perrigo.

Removal of Directors; Vacancies

Removal of Directors

The MBCA provides that directors may be removed with or without cause by the affirmative vote of a majority of the shares entitled to vote at an election unless the articles of incorporation provide that directors may be removed only for cause or require a higher vote for removal without cause.

Under Perrigo’s articles of incorporation, directors may be removed only for just cause, by the affirmative vote of a majority of the holders of the issued and outstanding shares of common stock.

Under Michigan law, unless otherwise limited by the articles of incorporation, vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum, by the affirmative vote of a majority of all directors remaining in office.

Removal of Directors

Under the Companies Acts and notwithstanding anything contained in New Perrigo’s memorandum and articles of association or in any agreement between New Perrigo and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Because of this provision of the Companies Acts, which does not have an analog under Michigan law, New Perrigo’s articles of association do not include the same provisions in respect of removal of directors that are included in the Perrigo bylaws; instead, the articles of association provide that New Perrigo may, by ordinary resolution, remove any director before the expiration of his period of office notwithstanding anything in any

	Perrigo	New Perrigo

Under Perrigo’s articles of incorporation, vacancies on the board of directors occurring for any reason and any newly created seat shall be filled by a majority of the directors then in office, even though less than a quorum, and any directors so chosen shall hold office until the next election for the class for which the director was chosen.

agreement between New Perrigo and the removed director. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against New Perrigo in respect of his removal.

Under New Perrigo’s memorandum and articles of association, so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the articles of association of New Perrigo, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association

Duties of Directors

Under Michigan law, a corporation’s directors must perform their duties as a director, including his or her duties as a member of a committee in the following manner: (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner he or she reasonably believes to be in the best interests of the corporation.

Under Michigan law, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by (a) one or more directors, officers, or employees of the corporation, or of a business organization under joint control or common control, whom the director or officer reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public

The directors of New Perrigo have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of New Perrigo (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements, and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings

	Perrigo	New Perrigo

accountants, engineers, or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or (c) a committee of the board of which he or she is not a member if the director reasonably believes the committee merits confidence, provided that such director does not have knowledge that would make such reliance unwarranted.

as well as disclosure of personal interests. For public limited companies like New Perrigo, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.

Under Irish law, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Conflicts of Interest of Directors

Under Michigan law, a director’s fiduciary duties require the director to act in the corporation’s interests and not allow a conflict of interest to alter the director’s loyalty to the corporation. Under the MBCA, a transaction in which a director is determined to have an interest shall not, because of the interest, be enjoined, set aside, or give rise to an award of damages or other sanctions, in a proceeding by a shareholder or by or in the right of the corporation, if the person interested in the transaction establishes any of the following:

(a) the transaction was fair to the corporation at the time entered into;

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with New Perrigo are required to declare the nature of their interest at a meeting of the board of directors of New Perrigo. New Perrigo is required to maintain a register of declared interests, which must be available for shareholder inspection.

New Perrigo’s articles of association provide that a director must declare any interest he or she may have in a contract with New

	Perrigo	New Perrigo

(b) the material facts of the transaction and the director’s interest were disclosed or known to the board, a committee of the board, or the independent director or directors, and the board, committee, or independent director or directors authorized, approved, or ratified the transaction; or

(c) the material facts of the transaction and the director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.

Satisfaction of the above requirements does not preclude other claims relating to a transaction in which a director has an interest; rather those claims will be evaluated under principles of law applicable to a transaction in which a director does not have an interest.

Perrigo at a meeting of the board of directors or otherwise provide notice to the board of directors. No director shall be prevented by his or her office from contracting with New Perrigo, provided that he or she has declared the nature of his or her interest in the contract and the contract or transaction has been approved by a majority of the disinterested directors.

Under the New Perrigo articles of association, a director of New Perrigo may be a director of, other officer of, or otherwise interested in, any company promoted by New Perrigo or in which New Perrigo is interested, and such director will not be accountable to New Perrigo for any remuneration received from such employment or other interest. The articles of association further provide that (i) no director will be prevented from contracting with New Perrigo because of his or her position as a director, (ii) any contract entered into between a director and New Perrigo will not be subject to avoidance and (iii) no director will be liable to account to New Perrigo for any profits realized by virtue of any contract between such director and New Perrigo because the director holds such office or the fiduciary relationship established thereby. A director of New Perrigo will be at liberty to vote in respect of any transaction in which he or she is interested, provided that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.

Indemnification of Officers and Directors	Under the MBCA, a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened,	New Perrigo’s articles of association confer an indemnity on its directors and Secretary that is more limited than the analogous

Perrigo	New Perrigo
pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another entity, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, the corporation has the power to indemnify to a lesser extent. In addition, indemnification shall not be made for a claim, issue or matter in which the person has been found liable to the corporation unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, in which case indemnification may be made but only to the extent of reasonable expenses incurred. A corporation may pay or reimburse reasonable expenses incurred by a director, officer, employee or agent who is party or threatened to be made a party to an action, suit or proceeding in advance of final disposition if the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined indemnity provided by the MBCA and Perrigo’s governing documents, because the Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction in the Companies Acts does not apply to executives who are not directors or the secretary of New Perrigo. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a memorandum and articles of association or any contract between the director and the Irish company.

New Perrigo’s articles of association also contains indemnification and expense advancement provisions for current or former executives who are not directors or the secretary of New Perrigo.

The directors of New Perrigo may, on a case-by-case basis, decide at their discretion that it is in the best interests of New Perrigo to indemnify an individual director from any liability arising from his or her position as a director of New Perrigo. However, this discretion must be exercised bona fide in the best interests of New Perrigo as a whole. Any such indemnity will be limited in the manner described in the foregoing paragraphs.

New Perrigo’s articles of association provide that New Perrigo has the power to purchase

Perrigo	New Perrigo

that he or she did not meet the applicable standard of conduct, if any, required for indemnification. A provision in the articles of incorporation or bylaws, a resolution of the board or stockholders or an agreement making indemnification mandatory shall also make the advancement of expenses mandatory unless the provision, resolution or agreement specifically provides otherwise.

Further, under the MBCA, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of an action, suit or proceeding referenced above, or in defense of a claim, issue, or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses, including attorney’s fees.

The MBCA also provides that to the extent a corporation has a provision in its articles of incorporation eliminating or limiting liability of directors to the corporation and its shareholders, as Perrigo does, the corporation may indemnify a director without a determination that the director met the required standard of conduct unless one of the statutory exceptions to the limitation on liability applies.

The Perrigo articles of incorporation require Perrigo to indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, and maintain for any Director, the Secretary or other employees of New Perrigo insurance against such liability as New Perrigo is prohibited from indemnifying those officers pursuant to section 200 of the Companies Act, 1963. New Perrigo equally may purchase and maintain insurance against such liability as it has indemnified its directors and officers under its articles of association.

	Perrigo	New Perrigo

partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Under the Perrigo articles of incorporation, Perrigo may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have power to indemnify him against such liability under the indemnification provisions of the articles of incorporation.

Limitation on Director Liability	Under Michigan law, a corporation may adopt a provision in its articles of incorporation eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action as a director, except liability for the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 551 of the MBCA which involves director liability to the corporation for various types of illegal distributions to its	Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result. Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the

	Perrigo	New Perrigo

stockholders or the making of improper loans; or (iv) an intentional criminal act.

Under Perrigo’s articles of incorporation, no director shall be liable to Perrigo or its shareholders for monetary damages for breach of the director’s fiduciary duties, but the provision does not limit or eliminate a director’s liability for (a) a breach of the director’s duty of loyalty to the corporation or its shareholders, (b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (c) a violation of Section 551(1) of the Michigan Business Corporation Act, or (d) a transaction from which a director derived an improper personal benefit.

right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

Under the articles of association of New Perrigo, to the maximum extent permitted by Irish law, no director or officer of New Perrigo shall be personally liable to New Perrigo or its shareholders for monetary damages for his or her acts or omissions save where such acts or omissions involve negligence, default, breach of duty or breach of trust.

Advance Notice Provisions

Under Perrigo’s bylaws, for nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of such nomination or other business in writing to the Secretary of Perrigo, and such other business must otherwise be a proper matter for shareholder action under Michigan corporate law.

To be timely, a shareholder’s notice must be delivered to the Secretary at the principal executive offices of Perrigo not later than the 70th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement

Under New Perrigo’s articles of association, in addition to any other applicable requirements, for business or nominations to be properly brought before an annual general meeting by a member, such member must have given timely notice thereof in proper written form to the Secretary of the company.

To be timely for an annual general meeting, a member’s notice to the secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received at the Office not later than the 70th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting (and in the case of the company’s first annual general meeting, references to the preceding year’s annual general meeting shall be to the annual meeting of New Perrigo in that preceding year); provided, however, that in the event that the date of the annual meeting is more than 30 days

	Perrigo	New Perrigo

of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

In the event that the number of directors to be elected to the Board of Directors of Perrigo is increased and there is no public announcement by Perrigo naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of Perrigo not later than the close of business on the 10th day following the day on which such public announcement is first made by Perrigo.

before or more than 60 days after such anniversary date, notice by the member to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period.

In the event that the number of directors to be elected to the Board of Directors of New Perrigo is increased and there is no public announcement by New Perrigo naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding years annual meeting, a shareholders notice shall also be considered timely but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the registered office of New Perrigo not later than close of business on the 10th day following the day on which such public announcement is first made by New Perrigo.

Annual Meetings of Shareholders	Michigan law provides that corporations are to hold annual meetings for the election of directors as provided in the bylaws. The Perrigo bylaws provide that annual meetings will be held on such date and at such time and place as selected by the board of directors. If for any reason the annual meeting is not held at such time, the directors shall cause a meeting to be held for the election of directors as soon thereafter as conveniently may be, and the directors then in office who are nominees for

As a matter of Irish law, New Perrigo will be required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after New Perrigo’s fiscal year-end.

Perrigo’s bylaws and New Perrigo’s articles have similar

	Perrigo	New Perrigo

re-election or for whom successors are to be elected shall continue in office until such election shall have been held and until their re-election or their successors have been duly elected and qualified.

The MBCA provides that if the annual meeting is not held for 90 days after the date designated therefor, or if no date has been designated for 15 months after the last annual meeting, the circuit court of the county in which the principal place of business or registered office of the corporation is located, upon application of a shareholder, may summarily order the meeting or the election, or both, to be held at such time and place, upon such notice and for the transaction of such business as may be designated in the order.

The Perrigo bylaws state that annual and special meetings may be held within or without the State of Michigan.

provisions with regard to the matters that may be brought before a meeting save that in New Perrigo’s case business may be properly brought before a meeting if directed by a court of competent jurisdiction or if the chairman decides in his discretion that it may be regarded as within the scope of the meeting.

New Perrigo’s articles of association provide that meetings may be held in or outside of Ireland.

The provisions of the articles of association of New Perrigo relating to general meetings shall apply to every such general meeting of the holders of any class of shares.

Participation at Meetings	The Perrigo bylaws provide that no shareholder may participate in a meeting of shareholders by a conference telephone or by other similar communications equipment, and any shareholder attempting to so participate in any meeting of shareholders shall be deemed not to be present in person at such a meeting.

New Perrigo’s articles of association provide that no shareholder may participate by telephone in a meeting of shareholders by a conference telephone or by other similar communications equipment, unless the board of directors decides otherwise.

If the board of directors so resolves, a meeting of the members or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limitation of the foregoing, by telephone or video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence at such meeting.

	Perrigo	New Perrigo
Calling Special Meetings of Shareholders

Under the MBCA, special meetings of stockholders may be called by the board of directors or by the officers, directors or stockholders as provided in the bylaws. Notwithstanding such provision, upon application of the holders of not less than 10% of all shares entitled to vote at a meeting, the circuit court of the county in which the principal place of business or registered office is located may, upon a showing of good cause, order a special meeting.

Pursuant to the Perrigo bylaws, special meetings may be called by the chairman of the board or directors, the President or a majority of the total number of directors which Perrigo would have if there were no vacancies. Further, only business that is specified in the notice of special meeting may be brought before the meeting.

As provided under Irish law, extraordinary general meetings of New Perrigo may be convened (i) by the New Perrigo board of directors, (ii) on requisition of New Perrigo shareholders holding not less than 10% of the paid up share capital of New Perrigo carrying voting rights, (iii) on requisition of New Perrigo’s auditors or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by the New Perrigo shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the New Perrigo board of directors has 21 days to convene a meeting of New Perrigo shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the New Perrigo board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of New Perrigo’s receipt of the requisition notice.

If the New Perrigo board of directors becomes aware that the net assets of New Perrigo are not greater than half of the amount of

	Perrigo	New Perrigo

New Perrigo’s called-up share capital, it must convene an extraordinary general meeting of New Perrigo’s shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

The Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described under “Extraordinary General Meetings of Shareholders” and “Description of New Perrigo Ordinary Shares”.

Notice Provisions

The MBCA provides that written notice of the time, place if any, and purposes of a meeting of shareholders must be given not less than ten days nor more than sixty days before the date of the meeting to each shareholder of record entitled to vote at the meeting. Such notice shall include notice of shareholder proposals properly submitted in accordance with Perrigo’s bylaws and that are intended to be presented at the meeting.

The Perrigo bylaws include notice provisions consistent with those provided by the MBCA. A meeting may be held without notice if all shareholders entitled to vote are present or notice is waived by telegram, radiogram, cablegram facsimile transmission or other writing by those not present, and entitled to vote at such meeting.

As provided under Irish law, notice of an annual or extraordinary general meeting must be given to all New Perrigo shareholders and to the auditors of New Perrigo.

The New Perrigo articles of association provide for the minimum notice period of 21 days’ notice in writing for an annual meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. In each case, the maximum notice is 60 days.

Quorum at Shareholder Meetings	Under the MBCA, unless a greater or lesser quorum is provided in the articles of incorporation, in a bylaw adopted by the shareholders or incorporators or otherwise provided in the MBCA, shares entitled to cast a majority of the votes at a meeting constitute a quorum at the meeting.	The New Perrigo articles of association provide that a quorum shall be one or more persons holding or representing by proxy more than 50% of the total issued voting rights of New Perrigo ordinary shares.

	Perrigo	New Perrigo

Whether or not a quorum is present, the meeting may be adjourned by a vote of the shares present.

Under the Perrigo bylaws, at all meetings of shareholders there shall be present in person or by proxy holders of a majority of the shares entitled to vote at the meeting in order to constitute a quorum.

Adjournment of Shareholder Meetings	Under the Perrigo bylaws, the chairman of the meeting or the holders of a majority of the shares entitled to vote at the meeting present in person or by proxy, without notice other than announcement at the meeting of the time and place to which the meeting is adjourned, may adjourn the meeting to such time and place. If a meeting of shareholders is adjourned to another time or place, it shall not be necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and only such business is transacted at the adjourned meeting as might have been transacted at the original meeting.	The articles of association of New Perrigo provide that the chairman may with the consent of the meeting (and in certain circumstances without the consent of the meeting) and shall if so directed by the meeting adjourn a general meeting without notice, other than announcement at the meeting. Such consent is to be determined by a simple majority of votes cast at the meeting of shareholders. No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting at which the adjournment took place. New notice must be given for meetings adjourned for 30 days or more.

Voting Rights

Under Michigan law, shareholder action other than election of directors is authorized by a majority of votes cast by the holders of shares entitled to vote on the action, unless the MBCA or the articles of incorporation of the corporation specify a greater voting requirement. In these circumstances, under the MBCA, only votes cast are counted and abstentions have no effect. However, in those instances where the MBCA specifically requires the affirmative vote of the holders of a majority of the outstanding shares and not merely of the votes cast, an abstention acts as a negative vote.

Under the MBCA and the Perrigo articles of incorporation, each holder of shares of Perrigo common stock is entitled to one vote for each share owned.

Under New Perrigo’s articles of association, each New Perrigo shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holders of preferred shares may also be entitled to a vote depending on the terms upon which any such shares are issued.

Except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of New Perrigo, all resolutions put to the shareholders will be decided on a poll.

Irish law requires approval of certain matters by “special

	Perrigo	New Perrigo

resolutions” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of New Perrigo’s shareholders cast at a general meeting at which a quorum is present.

Ordinary resolutions, by contrast, require a simple majority of the votes of New Perrigo cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business”. Most matters are deemed “special” with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the directors and auditors, the election of directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business”.

Shareholder Action by Written Consent

Under the MBCA, the articles of incorporation may provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken in lieu thereof by written consent.

The Perrigo articles of incorporation do not permit shareholder action by written consent. The Perrigo bylaws expressly prohibit shareholder action by written consent.

The Companies Acts provide that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s articles of association permit written resolutions of shareholders. New Perrigo’s articles of association provide that the shareholders may not pass a resolution by unanimous written consent.

Shareholder Suits	Generally, Perrigo may be sued under federal securities law and a shareholder may bring a civil suit brought in the right of the corporation to redress injury to the corporation. Among other prerequisites to bringing a derivative suit, a shareholder must make a written demand upon the corporation.	In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a

	Perrigo	New Perrigo

wrong committed against the company would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(i) Where an ultra vires or illegal act is perpetrated;

(ii) Where more than a bare majority is required to ratify the “wrong” complained of;

(iii) Where the shareholders’ personal rights are infringed;

(iv) Where a fraud has been perpetrated upon a minority by those in control;

(v) Where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Inspection of Books and Records	Under Michigan law, any shareholder of record, in person or by attorney or other agent, shall have the right during the usual hours of business to inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders, and its other books and records, if the shareholder gives the	Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Perrigo and any act of the Irish government that alters the memorandum of New Perrigo; (ii) inspect and obtain copies of the minutes of

	Perrigo	New Perrigo

	corporation written demand describing with reasonable particularity his or her purpose and the records he or she desires to inspect, and the records sought are directly connected with the purpose. A proper purpose means a purpose reasonably related to such person’s interest as a shareholder. In addition, upon written request of a shareholder, a corporation must mail to the shareholder its balance sheet as at the end of the preceding fiscal year; its statement of income for the fiscal year; and, if prepared by the corporation, its statement of source and application of funds for the fiscal year.	general meetings and resolutions of New Perrigo; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by New Perrigo; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Perrigo that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

Disclosure of Interests in Shares	Not applicable.

Under the Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A New Perrigo shareholder therefore must make such a notification to New Perrigo if, as a result of a transaction, the shareholder will be interested in 5% or more of the relevant share capital of New Perrigo; or if, as a result of a transaction, a shareholder who was interested in more than 5% of the relevant share capital of New Perrigo ceases to be so interested. Where a shareholder is interested in more than 5% of the relevant share capital of New Perrigo (i.e. voting shares), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to New Perrigo.

The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of New Perrigo ordinary share capital. Where the percentage level of the shareholder’s interest does not

Perrigo	New Perrigo

amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to the company within five business days of the alteration of the shareholder’s interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in the company concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, New Perrigo, under the Companies Acts, may by notice in writing require a person whom the company knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in the company’s relevant share capital: (a) to indicate whether or not it is the case and (b) where such person holds or has during that time held an interest in the shares of the company, to give such further information as may be required by New Perrigo, including particulars of such person’s own past or present interests in New Perrigo ordinary shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by New Perrigo on a person who is or was interested in shares of the company and that person fails to give the company any of the requested information within the

	Perrigo	New Perrigo

reasonable time specified, New Perrigo may apply to the court for an order directing that the affected shares be subject to certain restrictions. Under the Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a) any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b) no voting rights shall be exercisable in respect of those shares;

(c) no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d) no payment shall be made of any sums due from the company on those shares, whether in respect of capital or otherwise.

Where the shares in the company are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Rights of Dissenting Shareholders	The MBCA generally provides that a shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, certain corporate actions, including, without limitation, mergers, share exchanges, sales of all or substantially all of a corporation’s assets, conversions and certain amendments to the articles of incorporation. However, a shareholder will generally not have dissenters’ rights if the corporation’s shares are listed on a national securities exchange, such as the NYSE, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation’s board is adopted in the case of certain mergers that do not require shareholder vote, or if	Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as New Perrigo and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company

	Perrigo	New Perrigo

	shareholders receive in the transaction cash and/or shares that are listed on a national securities exchange on the effective date of the transaction. As a result, Perrigo shareholders will not have dissenters’ rights under the MBCA for the transactions.	acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

Anti-takeover Measures

Chapter 7A of the MBCA provides that a business combination subject to Chapter 7A between a Michigan corporation (unless specifically exempted by the MBCA) or any of its subsidiaries and a beneficial owner of shares entitled to 10% or more of the voting power of the outstanding shares of the corporation generally requires an advisory statement from the board of directors and the affirmative vote of (i) at least 90% of the votes of each class of stock entitled to be cast by the shareholders of the corporation, and (ii) not less than two-thirds of the votes of each class of stock entitled to be cast by the shareholders of the corporation (other than voting shares beneficially owned by such 10% or more owner). These requirements do not apply if (1) the corporation’s board of directors approves the transaction before the 10% or more owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% or more owner has been such for at least five years. Chapter 7A business combinations include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested shareholder, certain reclassifications and recapitalizations disproportionately favorable to such shareholder, and the adoption of a plan of liquidation or dissolution in which such a shareholder would receive anything other than cash.

Under Perrigo’s articles of incorporation, any merger, consolidation or recapitalization, or sale or exchange of all or substantially all of the assets of Perrigo, or issuance by Perrigo of any

A transaction in which a third party seeks to acquire 30% or more of the voting rights of New Perrigo will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

(a) in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b) the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

(c) the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d) false markets must not be created in the securities of the target company, the bidder or of

	Perrigo	New Perrigo

common stock or of any bonds, debentures, securities or other rights convertible into or exchangeable for common stock requires the affirmative vote of the holders of at least 80% of the issued and outstanding shares of the common stock if a person is then directly or indirectly the beneficial owner of 10% or more of the common stock (including common stock issuable upon conversion of or in exchange for any bonds, debentures, securities or other rights beneficially owned by such person); provided that the 80% voting requirement is not applicable with respect to the transaction if: (a) such person acquired its common stock in a cash tender offer for all outstanding common stock; or (b) such person has no interest, direct or indirect, in the transaction other than solely as a holder of common stock so that such person receives no extra or special benefit not shared on a pro rata basis by all common stockholders; or (c) as a result of the transaction, the common stockholders, other than such person, will receive consideration for their common stock (in the same form and of the same kind as the consideration paid by such person in acquiring the initial 10% of the common stock acquired by it) having a fair market value per share at least equal to the highest per share price paid by such person for any shares of common stock acquired by it within the two-year period prior to the transaction; or (d) the transaction was approved by two-thirds of the whole board of directors or by a committee of the board of directors authorized by the vote of two-thirds of the whole board of directors of the corporation to approve the transaction.

any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e) a bidder must announce an offer only after ensuring that he or she can fulfill in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f) a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g) a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Irish law also includes mandatory bid rules, other requirements in relation to offers, “substantial acquisition” rules and restrictions on “frustrating action.”

Rights Agreement	Michigan law permits the Perrigo board of directors to unilaterally adopt a stockholder rights plan. Perrigo previously adopted a shareholder rights plan, which expired on April 10, 2006.	The New Perrigo articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies

	Perrigo	New Perrigo

from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on this issue. New Perrigo does not expect to have a rights plan in place upon completion of the transaction.

Variation of Rights Attaching to a Class or Series of Shares	Under the Perrigo articles of incorporation, the board of directors has the authority to make divisions of preferred shares into series and to determine the designation and the number of shares of any series and to determine the voting rights, preferences, limitations and special rights, if any, of the preferred shares of any series.	As a matter of Irish law, any variation of class rights attaching to the issued shares of New Perrigo must be approved by in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

Amendments of Governing Documents

Generally under the MBCA, subject to certain exceptions, amendments of the articles of incorporation shall be proposed by the board of directors and approved by the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment.

The Perrigo articles of incorporation provide that unless first recommended by the favorable vote of at least two-thirds of board of directors of the corporation, the affirmative vote of the holders of at least 80% of the issued and outstanding shares of Perrigo common stock is required to amend or repeal articles VI, VII, VIII or IX of the articles of incorporation (relating to the election of directors, shareholder votes for mergers, amendment of the bylaws, and indemnification). Otherwise, the articles of incorporation may be amended by the affirmative vote of a majority of the outstanding shares

New Perrigo, pursuant to Irish law, may only alter its memorandum and articles of association by the passing of a special resolution of shareholders.

	Perrigo	New Perrigo

entitled to vote on the proposed amendment.

The Perrigo articles of incorporation and bylaws provide that, to the extent not in conflict or inconsistent with the articles of incorporation, the bylaws may be amended by a majority of the board of directors then in office. Further, the Perrigo bylaws may be amended by a majority of votes cast by the holders of shares entitled to vote on the amendment if such amendment has first been recommended by the favorable vote of a majority of the total number of directors which the corporation would have if there were no vacancies. If such amendment has not been so recommended by the Board, the Perrigo bylaws may be amended by a favorable vote of the holders of not less than 80% of the issued and outstanding shares of the common stock.

Rights Upon Liquidation	Under Michigan law, following the payment or provision for its debts, obligations and liabilities of a corporation, the assets of a dissolved corporation may be distributed among the stockholders subject to any liquidation preference to preferred stockholders set forth in a corporation’s articles of incorporation.	The rights of New Perrigo shareholders to a return of New Perrigo’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in New Perrigo’s memorandum and articles of association or the terms of any preferred shares issued by New Perrigo from time to time. The holders of New Perrigo preferred shares in particular may have the right to priority in a dissolution or winding up of New Perrigo. If the New Perrigo memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to New Perrigo shareholders in proportion to the paid-up nominal value of the shares held. The New Perrigo articles of association provide that the ordinary shareholders of New Perrigo are entitled to participate

	Perrigo	New Perrigo

pro rata in a winding up, but their right to do so is subject to the rights of any holders of the preferred shares to participate under the terms of any series or class of such shares.

New Perrigo may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. New Perrigo may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where New Perrigo has failed to file certain returns.

Enforcement of Civil Liabilities Against Foreign Persons	Not applicable.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

(i) the judgment must be for a definite sum;

(ii) the judgment must be final and conclusive; and

(iii) the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

COMPARISON OF THE RIGHTS OF HOLDERS OF ELAN ORDINARY SHARES AND NEW PERRIGO ORDINARY SHARES

The following is a summary comparison of the material differences between the rights of Elan shareholders under the Elan memorandum and articles of association and the rights that Elan shareholders will have as shareholders of New Perrigo under New Perrigo’s memorandum and articles of association effective at the effective time of the acquisition. The rights and obligations of Elan shareholders currently are, and the rights and obligations of New Perrigo ordinary shareholders as of the effective time of the acquisition will be, subject to the Companies Acts. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws, NASDAQ, TASE or NYSE listing requirements or on Elan’s or New Perrigo’s governance or other policies. The discussion in this section does not include a description of the rights of Elan shareholders that will not materially change as a result of the transactions.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Elan’s memorandum and articles of association and New Perrigo’s memorandum and articles of association as they will be in effect from and after the effective time of the acquisition. The form of New Perrigo’s memorandum and articles of association substantially as they will be in effect from and after the effective time of the acquisition are attached as Annex D to this joint proxy statement/prospectus. The Elan memorandum and articles of association are incorporated by reference herein. See “Where You Can Find More Information”. You are also urged to carefully read the relevant provisions of the Companies Acts for a more complete understanding of the rights of holders of Elan ordinary shares and New Perrigo ordinary shares.

	Elan	New Perrigo
Authorized and Outstanding Capital Stock

The authorized share capital of Elan is €40,500,000 divided into 810,000,000 ordinary shares with a par value of €0.05 per share.

As of [—], 2013, the last practicable date before the printing of this joint proxy statement/prospectus, Elan had [—] ordinary shares, par value of €0.05 per share in issue.

Immediately prior to the
completion of the transactions,
the authorized share capital of
New Perrigo will be
€10,000,000 and $1,000 divided
into 10,000,000,000 ordinary
shares with a par value of
€0.001 per share and 10,000,000
preferred shares with a par value
of $0.0001 per share.

Under Irish law, the directors of
a company may issue new
ordinary or preferred shares
without shareholder approval
once authorized to do so by the
memorandum and articles of
association or by an ordinary
resolution adopted by the
shareholders at a general
meeting. The authorization may
be granted for a maximum
period of five years, at which
point it must be renewed by the
shareholders by an ordinary
resolution. Because of this
requirement of Irish law, the
articles of association of New
Perrigo authorize the board of

	Elan	New Perrigo
directors of New Perrigo to
issue new ordinary shares
without shareholder approval for
a period of five years from the
date of adoption of such articles
of association (which is
expected to be effective by [—]
2013).

Share certificates

The articles of association of Elan provide that every person whose name is entered as a member in the Register of Members of Elan shall be entitled without payment to one certificate for all his shares of each class and, if he transfers part of his holding, to one certificate for the balance. Upon payment of such sum, not exceeding ten pence for every certificate after the first, as the board shall from time to time determine, he shall also be entitled to several certificates, each for one or more of his shares.

If any such certificate shall be worn out, defaced, destroyed or lost, it may be renewed on such evidence being produced as the directors shall require, and in case of wearing out or defacement, on delivery up of the old certificate and, in case of destruction or loss, on execution of such indemnity (if any) as the directors may from time to time require. In case of destruction or loss, the member to whom such renewed certificate is given shall also bear and pay to the company all expenses incidental to the investigation by the company of the evidence of such destruction or loss and to such indemnity.

New Perrigo’s articles of
association provide that the
shares of New Perrigo may be
either represented by
certificates, or, if the conditions
of issue of the relevant shares so
provide, by uncertified shares.
Except as required by law, the
rights and obligations of the
holders of uncertificated shares
and the rights and obligations of
the holders of shares represented
by certificates of the same class
shall be identical.

Any person claiming a share
certificate to have been lost,
destroyed or stolen shall make
an affidavit of this fact and if
required by the board of New
Perrigo shall advertise same in
such manner as the board
requires and shall give New
Perrigo, its transfer agents and
registrars a bond of indemnity
satisfactory to the board of New
Perrigo, whereupon a new
certificate may be executed and
delivered for the same number
of shares as the one alleged to
have been lost, destroyed or
stolen.

Election of Directors	The articles of association of Elan provide that the number of directors will not be less than 3 and not more than 15. The directors shall serve for three years, with their appointment	New Perrigo’s articles of association provide that (subject to: (a) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having

Elan	New Perrigo

expiring at the annual general meeting in the third year following their appointment or reappointment as the case may be.

A director retiring at an annual general meeting shall retain office until the close or adjournment of the meeting.

Elan may by ordinary resolution at the meeting at which any director retires, fill up the vacated office by appointing a person thereto and, in default, the retiring director, if willing to act, shall be deemed to have been re-appointed unless at such meeting it is expressly resolved not to fill such vacated office or a resolution of the reappointment of such director shall have been put to the meeting and lost.

At a general meeting, a motion for the appointment of two or more persons as directors of the company by a single resolution shall not be put unless a resolution that it shall be so put has been first agreed to by the meeting without any vote against it.

No person shall, unless recommended by the directors for appointment or, as the case may be re-appointment, be eligible for appointment or re-appointment to the office of director at any general meeting unless, within the prescribed time before the day appointed for the meeting , there shall have been given to Elan notice in writing by some member duly qualified to be present and vote at the meeting of his intention to propose such person for appointment and also notice in writing, signed by the person to be proposed of his willingness to be appointed. The prescribed time mentioned shall be such that between the date when the notice special rights to nominate or
appoint directors in accordance
with the terms of issue of such
class or series; and/or (b) any
resolution passed increasing the
number of directors), the
number of directors will be not
less than two and not more than
eleven.

The authorized number of
directors (within such fixed
maximum and fixed minimum
numbers) shall be determined by
the board.

At each annual general meeting
of New Perrigo, all the directors
shall retire from office and be
eligible for re-election. Upon the
resignation or termination of
office of any director, if a new
director shall be appointed to the
board he will be designated to
fill the vacancy arising.

No person shall be appointed
director unless nominated as
follows:

(i) by the affirmative vote of
two-thirds of the board of New
Perrigo;

(ii) with respect to election at an
annual general meeting, by any
shareholder who holds ordinary
shares or other shares carrying
the general right to vote at
general meetings of New
Perrigo, who is a shareholder at
the time of the giving of the
notice and at the time of the
relevant annual general meeting
and who timely complies with
the notice procedures set out in
the articles of association;

(iii) with respect to election at
an extraordinary general
meeting requisitioned in
accordance with section 132 of
the Companies Act 1963, by a
shareholder or shareholders who

	Elan	New Perrigo

is served or deemed to be served and the day appointed for the meeting, there shall be not less than 7 nor more than 42 days.

Elan may by ordinary resolution increase or reduce the number of directors.

hold ordinary shares or other
shares carrying the general right
to vote at general meetings of
New Perrigo and who make
such nomination in the written
requisition of the extraordinary
general meeting; or

(iv) by holders of any class or
series of shares in New Perrigo
then in issue having special
rights to nominate or appoint
directors in accordance with the
terms of issue of such class or
series, but only to the extent
provided in such terms of issue.

Directors shall be appointed as
follows:

(i) by shareholders by majority
of votes cast at the annual
general meeting in each year or
at any extraordinary general
meeting called for the purpose,
except that, if resolutions are
passed in respect of the election
of directors which would result
in the maximum number of
directors being exceeded, then
those directors, in such number
as exceeds such maximum
number, receiving at that
meeting the lowest number of
votes will not be elected; or

(ii) by the board in accordance
with the articles of association
of New Perrigo.

Proceedings of Directors

The Chairman of Elan may, and on the request of a Director the Secretary shall at any time summon a meeting of the Directors.

The quorum necessary for the transaction of the business of the Directors shall be one third or such higher proportion as from time to time may be fixed by the Directors. An alternate Director shall be counted in a quorum.

The Chairman of New Perrigo,
as the case may be, or any two
Directors, may, and the
Secretary on the requisition of
the Chairman, as the case may
be, or any two Directors shall, at
any time summon a meeting of
the Directors.

The quorum necessary for the
transaction of the business of the
Directors shall be a majority of
the Directors in office at the

Elan	New Perrigo
time when the meeting is convened. Questions arising at any meeting shall be decided by a majority vote of Directors present. Each Director present and voting shall have one vote.

Record Date	Pursuant to section 134A of the Companies Act, 1963, which applies to all companies traded on an EU regulated market, Elan’s board of directors may fix a record date for the holders of ordinary shares, which must be no more than 48 hours before the general meeting to which it relates, for the purpose of determining the registered ordinary shareholders entitled to participate or to vote at any Elan general meeting or any adjournment or postponement thereof.	New Perrigo’s articles of
association provide that New
Perrigo’s board of directors may
from time to time fix a record
date for the purpose of
determining the rights of
members to notice of and/or to
vote at any general meeting of
New Perrigo.

The record date shall be not
more than sixty nor less than ten
days before the date of such
meeting. If no record date is
fixed by the directors, the record
date for determining members
shall be the close of business on
the date preceding the day on
which notice is given.

Financial Assistance	The articles of association of Elan provide that Elan may not give, whether directly or indirectly, any financial assistance for the purposes of or in connection with a purchase or subscription made or to be made by any person of or for any shares in Elan or in its holding company, nor can Elan make a loan for any purpose whatsoever on the security of its shares or those of its holding company.	New Perrigo’s articles of
association provide that New
Perrigo may give any form of
financial assistance which is
permitted by the Companies
Acts for the purpose of or in
connection with a purchase or
subscription made or to be made
by any person of or for any
shares in New Perrigo or in New
Perrigo’s holding company.

Shareholder Rights Plan	Not applicable.	The New Perrigo articles of
association expressly authorize
the board of directors of New
Perrigo to adopt any
shareholders’ rights plan or
similar plan, agreement or
arrangement pursuant to which
some or all the shareholders of
New Perrigo will have rights to
acquire shares in New Perrigo or
interests in shares in New
Perrigo at a discounted price,
upon such terms and conditions

Elan	New Perrigo
as the board of directors of New
Perrigo deems expedient and in
the best interests of the
company. Irish law does not
expressly authorize or prohibit
companies from issuing share
purchase rights or adopting a
shareholder rights plan as an
anti-takeover measure.
However, there is no directly
relevant case law on this issue.
New Perrigo does not expect to
have a rights plan in place upon
completion of the transaction.

Written Resolutions	The articles of association of Elan are silent in this respect and therefore written resolutions of shareholders are not authorized.	The articles of association of
New Perrigo provide that
subject to the rights of the
holders of any series of
preferred shares, any action
required or permitted to be taken
by the shareholders in general
meeting must be effected at a
general meeting of the
shareholders and may not be
effected by any resolution in
writing by such shareholders.

Lien	Not applicable.	The articles of association of
New Perrigo provide that the
company has a first and
paramount lien on every share
(not being a fully paid share) for
all moneys (whether
immediately payable or not)
called or payable at a fixed time
or in accordance with the terms
of issue of such share in respect
of such share. The board may at
any time declare any share to be
wholly or in part exempt from
the provisions of this regulation.
The company’s lien on a share
shall extend to all dividends
payable thereon.

The company may sell, in such
manner as the board think fit,
any shares on which the
company has a lien, but no sale
shall be made unless a sum in
respect of which the lien exists
is immediately payable, nor

Elan	New Perrigo
until the expiration of 14 days
after a notice in writing, stating
and demanding payment of such
part of the amount in respect of
which the lien exists as is
immediately payable, has been
given to the holder for the time
being of the share or the person
entitled thereto by reason of his
death or bankruptcy.

Calls on Shares	Not applicable.	The articles of association of
New Perrigo provide that the
board may from time to time
make calls upon the members in
respect of any moneys unpaid
on their shares (whether on
account of the nominal value of
the shares or by way of
premium) and not by the
conditions of allotment thereof
made payable at fixed times or
in accordance with such terms
of allotment, and each member
shall (subject to receiving at
least 14 days notice specifying
the time or times and place of
payment) pay to the company at
the time or times and place so
specified the amount called on
his shares. A call may be
revoked or postponed as the
board may determine.

Transfer of Shares	Not applicable.	The instrument of transfer of
any share may be executed for
and on behalf of the transferor
by the secretary, assistant
secretary or any duly authorized
delegate or attorney of the
secretary or assistant Secretary
(whether an individual, a
corporation or other body of
persons, whether corporate or
not, and whether in respect of
specific transfers or pursuant to
a general standing authorization)
and the secretary or assistant
secretary or a relevant
authorized delegate shall be
deemed to have been
irrevocably appointed agent for

Elan	New Perrigo
the transferor of such share or
shares with full power to
execute, complete and deliver in
the name of and on behalf of the
transferor of such share or
shares all such transfers of
shares held by the members in
the share capital of the
company.

The company, at its absolute
discretion, may, or may procure
that a subsidiary of the company
shall, pay Irish stamp duty
arising on a transfer of shares on
behalf of the transferee of such
shares of the company. If stamp
duty resulting from the transfer
of shares in the company which
would otherwise be payable by
the transferee is paid by the
company or any subsidiary of
the company on behalf of the
transferee, then in those
circumstances, the company
shall, on its behalf or on behalf
of its subsidiary (as the case
may be), be entitled to (i) seek
reimbursement of the stamp
duty from the transferee, (ii) set-
off the stamp duty against any
dividends payable to the
transferee of those shares and
(iii) claim a first and permanent
lien on the shares on which
stamp duty has been paid by the
company or its subsidiary for
the amount of stamp duty paid.
The company’s lien shall extend
to all dividends paid on those
shares.

Forfeiture of Shares	Not applicable.	The articles of association of
New Perrigo provide that if a
member fails to pay any call or
installment of a call on the day
appointed for payment thereof,
the board may, at any time
thereafter during such time as
any part of the call or
installment remains unpaid,
serve a notice on him requiring

Elan	New Perrigo
payment of so much of the call
or installment as is unpaid
together with any interest which
may have accrued.

The notice shall name a further
day (not earlier than the
expiration of 14 days from the
date of service of the notice) on
or before which the payment
required by the notice is to be
made, and shall state that, in the
event of non-payment at or
before the time appointed, the
shares in respect of which the
call was made will be liable to
be forfeited.

General Meetings	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Three or more members present in person or by proxy being holders of not less than one third of the issued ordinary shares shall be a quorum.	No business shall be transacted
at any general meeting unless a
quorum is present at the time
when the meeting proceeds to
business. Except as otherwise
provided in these articles, a
quorum shall be one or more
persons holding or representing
by proxy (whether or not such
Holder actually exercises his
voting rights in whole, in part or
at all at the relevant general
meeting) more than 50% of the
total issued voting rights of the
relevant class of shares.
Abstentions and broker non-
votes will be counted as present
for purposes of determining
whether there is a quorum.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened on the requisition of or by members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day and at such other time and place as the directors may determine, and, if at such adjourned meeting a quorum is not present within fifteen minutes	If within five minutes from the
time appointed for a general
meeting (or such longer interval
as the chairman of the meeting
may think fit to allow) a quorum
is not present, the meeting, if
convened upon the requisition of
members, shall be dissolved. In
any other case it shall stand
adjourned to such other day and
such other time and place as the
chairman of the meeting shall
determine. The company shall
give not less than five days’

Elan	New Perrigo
from the time appointed for holding the meeting, the meeting shall be dissolved.	notice of any meeting adjourned through want of a quorum.

Whenever a meeting is adjourned for fourteen days or more, seven clear days’ notice at the least, specifying the place, the day and the hour of the adjourned meeting shall be given as in the case of the original meeting, but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting. Save as aforesaid no member shall be entitled to any notice of an adjournment.	When a meeting is adjourned for
30 days or more, notice of the
adjourned meeting shall be
given as in the case of the
original meeting. Save as
aforesaid, it shall not be
necessary to give any notice of
an adjournment or of the
business to be transacted at an
adjourned meeting.

New Perrigo’s articles of
association provide that no
shareholder may participate by
telephone in a meeting of
shareholders by a conference
telephone or by other similar
communications equipment
however it is subject to the
resolution of the board of
directors.

If the board of directors so
resolves, a meeting of the
members or any class thereof
may be held by means of such
telephone, electronic or other
communication facilities
(including, without limitation of
the foregoing, by telephone or
video conferencing) as permit
all persons participating in the
meeting to communicate with
each other simultaneously and
instantaneously, and
participation in such a meeting
shall constitute presence at such
meeting.

Subject to the Acts, a resolution
may only be put to a vote at a
general meeting of the company
if:

a)      it is specified in the notice
of the meeting; or

b)      it is otherwise properly
brought before the meeting
by the chairman of the

Elan	New Perrigo
meeting or by or at the
direction of the Board; or

c)      it is proposed at the
direction of a court of
competent jurisdiction; or

d)      it is proposed with respect
to an extraordinary general
meeting in the requisition
in writing for such meeting
made by such number of
shareholders as is
prescribed by (and such
requisition in writing is
made in accordance with)
section 132 of the Act; or

e)      in the case of an annual
general meeting; or

f)      it is proposed in accordance
with article 118
(appointment of directors);
or

g)      the chairman of the
meeting in his discretion
decides that the resolution
may properly be regarded
as within the scope of the
meeting.

The Board, in advance of a
shareholders’ meeting, may
appoint one or more inspectors
to act at the meeting or any
adjournment thereof. The
inspectors shall determine the
number of shares outstanding
and the voting power of each,
the shares represented at the
meeting, the existence of a
quorum, the validity and effect
of proxies, and shall receive
votes, or ballots, hear and
determine challenges and
questions arising in connection
with the right to vote, count and
tabulate votes, or ballots,
determine the result, and do
such acts as are proper to

Elan	New Perrigo
conduct the election or vote with fairness to all shareholders.

Advance notice of member business and nominations for Annual General Meetings	Not applicable.	In addition to any other
applicable requirements, for
business or nominations to be
properly brought before an
annual general meeting by a
member, such member must
have given timely notice thereof
in proper written form to the
Secretary of the company.

To be timely for an annual
general meeting, a member’s
notice to the secretary as to the
business or nominations to be
brought before the meeting must
be delivered to or mailed and
received at the Office not later
than the 70th day nor earlier
than the 90th day prior to the
first anniversary of the
preceding year’s annual meeting
(and in the case of the
company’s first annual general
meeting, references to the
preceding year’s annual general
meeting shall be to the annual
meeting of Perrigo in that
preceding year); provided,
however, that in the event that
the date of the annual meeting is
more than 30 days before or
more than 60 days after such
anniversary date, notice by the
member to be timely must be so
delivered not earlier than the
90th day prior to such annual
meeting and not later than the
later of the 70th day prior to
such annual meeting or the 10th
day following the day on which
public announcement of the date
of such meeting is first made. In
no event shall the public
announcement of an
adjournment or postponement of
an annual general meeting
commence a new time period.

Elan	New Perrigo
In the event that the number of
directors to be elected to the
Board of Directors of the
Company is increased and there
is no public announcement by the
Company naming all of the
nominees for director or
specifying the size of the
increased Board of Directors at
least 70 days prior to the first
anniversary of the preceding
years annual meeting, a
shareholders notice shall also be
considered timely but only with
respect to nominees for any new
positions created by such
increase, if it shall be delivered to
the Secretary at the registered
office of the Company not later
than close of business on the 10th
day following the day on which
such public announcement is first
made by the Company.

Untraced Holders	Not applicable.	The company shall be entitled to
sell at the best price reasonably
obtainable any share of a
member or any share to which a
person is entitled by
transmission if and provided
that:

a)      for a period of six years
(not less than three
dividends having been
declared and paid) no
cheque or warrant sent by
the company through the
post in a prepaid letter
addressed to the member or
to the person entitled by
transmission to the share or
stock at his address on the
Register or other the last
known address given by the
member or the person
entitled by transmission to
which cheques and
warrants are to be sent has
been cashed and no
communication has been
received by the company

Elan	New Perrigo
from the member or the
person entitled by
transmission;

b)      at the expiration of the said
period of six years the
company has given notice
by advertisement in a
leading Dublin newspaper
and a newspaper
circulating in the area in
which the address referred
to in article 169.1 is located
of its intention to sell such
share or stock;

c)      the company has not during
the further period of three
months after the date of the
advertisement and prior to
the exercise of the power of
sale received any
communication from the
member or person entitled
by transmission; and

d)      if so required by the rules
of any securities exchange
upon which the shares in
question are listed, notice
has been given to that
exchange of the company’s
intention to make such sale.

Destruction of Documents	Not applicable.	The company may destroy:

a)      any dividend mandate or
any variation or
cancellation thereof or any
notification of change of
name or address, at any
time after the expiry of two
years from the date such
mandate variation,
cancellation or notification
was recorded by the
company;

b)      any instrument of transfer
of shares which has been
registered, at any time after
the expiry of six years from
the date of registration;

Elan	New Perrigo
c) all share certificates which
have been cancelled at any
time after the expiration of
one year from the date of
cancellation thereof;

d)      all paid dividend warrants
and cheques at any time
after the expiration of one
year from the date of actual
payment thereof;

e)      all instruments of proxy
which have been used for
the purpose of a poll at any
time after the expiration of
one year from the date of
such use;

f)      all instruments of proxy
which have not been used
for the purpose of a poll at
any time after one month
from the end of the meeting
to which the instrument of
proxy relates and at which
no poll was demanded; and

g)      any other document on the
basis of which any entry in
the Register was made, at
any time after the expiry of
six years from the date an
entry in the Register was
first made in respect of it.

LEGAL MATTERS

Dillon Eustace, Irish counsel for New Perrigo, will provide an opinion regarding the validity of the New Perrigo ordinary shares to be issued in the transaction.

EXPERTS

The consolidated financial statements of Perrigo Company appearing in Perrigo Company’s Annual Report (Form 10-K) for the year ended June 29, 2013 (including the schedule appearing therein), and the effectiveness of Perrigo Company’s internal control over financial reporting as of June 29, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Perrigo Company management’s assessment of the effectiveness of internal control over financial reporting as of June 29, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule of Elan Corporation, plc as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 20-F/A for the year ended December 31, 2012, as amended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 has been incorporated herein by reference to the Annual Report on Form 20-F for the year ended December 31, 2012, in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF NEW PERRIGO MAY BE NON-RESIDENTS OF THE U.S. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF NEW PERRIGO ARE LOCATED OUTSIDE THE U.S. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE U.S. UPON SUCH PERSONS OR NEW PERRIGO, OR TO ENFORCE AGAINST SUCH PERSONS OR NEW PERRIGO IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE U.S. NEW PERRIGO HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN IRELAND AGAINST NEW PERRIGO AND/OR ITS EXECUTIVE OFFICERS AND DIRECTORS WHO ARE NON-RESIDENTS OF THE U.S., IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE U.S.

FUTURE SHAREHOLDER PROPOSALS

New Perrigo. Assuming consummation of the transaction, New Perrigo shareholders will be entitled to present proposals for consideration at forthcoming New Perrigo shareholder meetings provided that they comply with the proxy rules promulgated by the SEC and New Perrigo’s Memorandum and Articles of Association. The deadline for submission of all New Perrigo shareholder proposals to be considered for inclusion in New Perrigo’s proxy statement for its next annual meeting will be disclosed in a subsequent filing with the SEC.

Perrigo. Stockholder nominations for director or proposals of other business at meetings of Perrigo stockholders may be made only in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of the Rights of Holders of shares of Perrigo common stock and New Perrigo Ordinary Shares—Notice Provisions” beginning on page [—] of this joint proxy statement/prospectus. Such stockholder notices should be delivered to Perrigo Company, Attn: Secretary, 515 Eastern Avenue, Allegan, Michigan 49010, U.S.A.

Perrigo will hold an annual meeting in the year 2014 only if the transactions are not completed. If the annual meeting is held, any proposal that a Perrigo stockholder intends to present at the Perrigo 2014 annual meeting of stockholders, must be received by the Perrigo Secretary not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, the stockholder must provide written notice to Perrigo’s Secretary no earlier than [—], 2014 and no later than [—], 2014 in order to provide timely notice. Such notice must contain the information required by Perrigo’s Bylaws. In the event that the date of the 2014 Annual Meeting is advanced by more than thirty days, or delayed by more than sixty days from the anniversary date of the 2013 Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than the ninetieth day prior to the 2014 Annual Meeting and not later than the close of business on the later of the seventieth day prior to the 2014 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2014 Annual Meeting is first made.

Elan. Elan will hold an annual general meeting in the year 2014 only if the transactions are not completed. If a shareholder desires to bring a matter before the 2014 annual general meeting, he or she may do so by following the procedures set forth in Elan’s articles of association and under Irish company law. Elan’s articles of association establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in Elan’s proxy statement or shareholder recommendations for nominees, to be brought before an annual general meeting of shareholders. In accordance with Elan’s articles of association, in order to be properly brought before the 2014 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to Elan Corporation, plc at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, Attention: Company Secretary, not less than 120 days nor more than 150 days prior to the anniversary date of the notice convening Elan’s 2013 annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Elan’s articles of association require that shareholder recommendations for nominees to the board of directors must include the name of the nominee or nominees, a statement of the qualifications of the nominee and a consent signed by the nominee evidencing a willingness to serve as a director, if elected. To be presented at Elan’s 2014 annual general meeting, such a proposal or nomination must be received by Elan on or after November 6, 2013, but no later than December 6, 2013.

WHERE YOU CAN FIND MORE INFORMATION

Each of Perrigo and Elan files annual and current reports and other information with the SEC. You may read and copy any document that Perrigo or Elan files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Any other information contained on any website referenced in this joint proxy statement/prospectus is not incorporated by reference in this joint proxy statement/prospectus.

Because Perrigo’s shares and Elan’s ADSs are listed on the NYSE, its reports, proxy statements and other information can also be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005, U.S.A.

This joint proxy statement/prospectus is part of a registration statement and constitutes a prospectus of New Perrigo in addition to being a proxy statement of Perrigo and Elan for their special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above. The SEC allows Perrigo and Elan to “incorporate by reference” information into this joint proxy statement/prospectus. This means New Perrigo can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. In addition, any later information that Perrigo or Elan files with the SEC will automatically update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents listed below that Perrigo and Elan have previously filed with the SEC. These documents contain important information, including about New Perrigo.

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. None of Perrigo, New Perrigo or Elan has authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint proxy statement/prospectus to stockholders of Perrigo or shareholders of Elan nor the issuance of ordinary shares of New Perrigo in the transactions shall create any implication to the contrary.

The following documents, which have been filed with the SEC by Perrigo, are hereby incorporated by reference into this joint proxy statement/prospectus:

•	Annual Report on Form 10-K of Perrigo for the fiscal year ended June 29, 2013;

•	Annual Report on Form 10-K/A of Perrigo for the fiscal year ended June 29, 2013;

•	Definitive Proxy Statement on Schedule 14A, filed on September 26, 2012;

•	Current Report on Form 8-K of Perrigo (only to the extent “filed” and not “furnished”) filed on August 28, 2013.

The following documents, which have been filed or furnished with the SEC by Elan, are incorporated by reference into this joint proxy statement/prospectus:

•	Annual Report on Form 20-F of Elan for the fiscal year ended December 31, 2012;

•	Annual Report on Form 20-F/A of Elan for the fiscal year ended December 31, 2012;

•

Reports of Foreign Private Issuer on Form 6-K of Elan, furnished on February 6, 2013, February 12, 2013, February 22, 2013, February 25, 2013, February 28, 2013, March 4, 2013, March 6, 2013, March 8, 2013, March 11, 2013, March 12, 2013, March 18, 2013, March 21, 2013, April 2, 2013, April 3, 2013, April 10, 2013, April 12, 2013, April 15, 2013, April 16, 2013, April 18, 2013, April 22, 2013, April 24, 2013, April 25, 2013, May 13, 2013, May 15, 2013, May 17,

2013, May 20, 2013, May 23, 2013, May 28, 2013, May 29, 2013, May 30, 2013, June 3, 2013, June 4, 2013, June 5, 2013, June 6, 2013, June 7, 2013, June 10, 2013, June 11, 2013, June 12, 2013, June 14, 2013, June 17, 2013, June 18, 2013, July 10, 2013, July 17, 2013, July 24, 2013, July 25, 2013, July 30, 2013, August 20, 2013, August 28, 2013 and September 4, 2013.

All additional documents that either Perrigo or Elan may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the Perrigo special meeting and the Elan special meetings, respectively, shall also be deemed to be incorporated by reference. In particular, Perrigo and Elan are each expected to release quarterly earnings prior to the special meetings and, in addition to any SEC filings in that regard, such earnings releases shall be available on each of Elan’s and Perrigo’s websites, respectively. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the Internet websites of New Perrigo, Perrigo or Elan, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a stockholder of Perrigo, you can obtain any of the documents incorporated by reference through Perrigo or the SEC. Documents incorporated by reference are available from Perrigo without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Corporate Secretary

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

U.S.A.

+1 (269) 673-8451

In order to ensure timely delivery of the documents, Perrigo stockholders must make their requests no later than five business days prior to the date of the special meeting of Perrigo stockholders, or no later than [—], 2013.

If you are a shareholder of Elan, you can obtain any of the documents incorporated by reference through Elan or the SEC. Documents incorporated by reference are available from Elan without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Company Secretary

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

+353 1 709 4000

In order to ensure timely delivery of the documents, Elan shareholders must make their requests no later than five business days prior to the date of the Elan special meetings, or no later than [—], 2013.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

For the purposes of the Irish Takeover Rules, the following specific information, relating to each of Perrigo and Elan, has been incorporated by reference and can be found in the following documents which are available at www.sec.gov:

Information	Perrigo Source	Elan Source
Revenue and net profit or loss before taxation, the charge for tax, extraordinary items, minority interests, the amount absorbed by dividends, and earnings and dividends per share

Annual Report on Form 10-K of Perrigo for the fiscal year ended June 29, 2013, page no. 79

Annual Report on Form 10-K of Perrigo for the fiscal year ended June 30, 2012, page no. 71

Annual Report on Form 10-K of Perrigo for the fiscal year ended June 25, 2011, page no. 70

Annual Report on Form 10-K of Perrigo for the fiscal year ended June 26, 2010, page no. 73

Quarterly Report on Form 10-Q of Perrigo for the period ended March 30, 2013, page no. 2-3

Quarterly Report on Form 10-Q of Perrigo for the period ended December 29, 2012, page no. 2-3

Quarterly Report on Form 10-Q of Perrigo for the period ended September 29, 2012, page no. 2-3

Annual Report on Form 20-F/A of Elan for the fiscal year ended December 31, 2012, as amended, page no. 3

Annual Report on Form 20-F of Elan for the fiscal year ended December 31, 2011, page no. 106

Annual Report on Form 20-F of Elan for the fiscal year ended December 31, 2010, page no. 107

A statement of net assets and liabilities shown in the latest published audited accounts	Annual Report on Form 10-K of Perrigo for the fiscal year ended June 29, 2013, page no. 81	Annual Report on Form 20-F/A of Elan for the fiscal year ended December 31, 2012, as amended, page no. 5

A cash flow statement	Annual Report on Form 10-K of Perrigo for the fiscal year ended June 29, 2013, page no. 82	Annual Report on Form 20-F/A of Elan for the fiscal year ended December 31, 2012, as amended, page no. 7

Significant accounting policies together with any points from the notes to the accounts which are of major relevance to an appreciation of the figures	Annual Report on Form 10-K of Perrigo for the fiscal year ended June 29, 2013, page no. 84-129	Annual Report on Form 20-F/A of Elan for the fiscal year ended December 31, 2012, as amended, page no. 8–83

The information contained in Parts 2, 3 and 4 of this joint proxy statement/prospectus is not required to be included pursuant to the rules and regulations of the SEC but is included solely to comply with the requirements of The Companies Act 1963 of Ireland and the Irish Takeover Rules to provide the information required under such laws to Elan shareholders.

PART 2—EXPLANATORY STATEMENT

(IN COMPLIANCE WITH SECTION 202 OF THE COMPANIES ACT 1963 OF IRELAND)

To Elan Shareholders, and, for information only, to Elan Equity Award Holders

RECOMMENDED ACQUISITION OF ELAN SHARES BY MEANS OF A SCHEME OF ARRANGEMENT UNDER SECTION 201 OF THE COMPANIES ACT 1963 OF IRELAND

1.	INTRODUCTION

As announced on July 29, 2013, Perrigo Company (“Perrigo”) entered into a Transaction Agreement with Elan Corporation, plc (“Elan”), pursuant to which New Perrigo will acquire Elan in a cash and stock transaction that was valued at approximately $8.6 billion at the time of announcement.

Capitalized terms used but not defined in this “Part 2—Explanatory Statement” shall have the meanings ascribed to such terms in “Part 3—The Scheme of Arrangement”.

Your attention is drawn to the section of this joint proxy statement/prospectus captioned “Recommendation of the Elan Board of Directors and Elan’s Reasons for the Transaction”, which sets forth the reasons why the board of Elan, which has been advised by Citigroup Global Markets Limited (which in this Part 2 is referred to as Citi), Morgan Stanley & Co. International plc and Ondra Partners LLP, considers the terms of the Acquisition to be fair and reasonable to Elan Shareholders and why the board of Elan unanimously recommends that all Elan Shareholders vote in favor of the Acquisition and the Scheme at both the Court Meeting and the EGM, as the directors of Elan who are Elan Shareholders intend to do in respect of their own beneficial holdings of Elan Shares, which represent, as of [—], 2013, approximately [—] percent of the existing issued share capital of Elan. In considering the recommendation of the board of directors of Elan, you should be aware that certain directors and executive officers of Elan will have interests in the proposed transactions that may be different from, or in addition to, the interests of Elan’s Shareholders generally. See “The Transactions—Interests of Certain Persons in the Transaction—Elan”. In providing its advice to the directors of Elan, Citi, Morgan Stanley & Co. International plc. and Ondra Partners LLP a (collectively, the “Elan Financial Advisors”), have taken into account the commercial assessments of the Elan directors.

2.	THE ACQUISITION

The Acquisition will be effected by way of a Scheme of Arrangement between Elan and the Scheme Shareholders pursuant to Section 201 of the Act. The Scheme is set out in full under “Part 3—The Scheme of Arrangement”. Under the terms of the Scheme (which will be subject to the conditions set out at Annex B to this joint proxy statement/prospectus), New Perrigo will pay US$6.25 in cash and issue and allot 0.07636 of a New Perrigo ordinary share (the “Exchange Ratio”) to Scheme Shareholders for each Elan Share held by the Scheme Shareholders in consideration for (i) the cancellation of their Cancellation Shares and/or (ii) the transfer to New Perrigo of their Transfer Shares and (iii) the issue by Elan to New Perrigo, as fully paid up shares, of the New Elan Shares. Each New Perrigo ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Perrigo, which are expected to be amended and restated prior to the Effective Date in substantially the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Perrigo as compared to a holder of shares of Perrigo or Elan, please see “Comparison of the Rights of Holders of Perrigo Common Shares and New Perrigo Ordinary Shares” and “Comparison of the Rights of Holders of Elan Ordinary Shares and New Perrigo Ordinary Shares” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus.

The Scheme involves an application by Elan to the Irish High Court to sanction the Scheme. If the Scheme becomes effective, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the Act and the Transfer Shares will be automatically transferred to New Perrigo in accordance with the terms of the Scheme. The reserve arising from the cancellation of the Cancellation Shares will be capitalized and used to issue fully paid New Elan Shares to New Perrigo in place of the Cancellation Shares cancelled pursuant to the Scheme and New Perrigo will issue the Scheme Consideration for the Acquisition to the former Elan Shareholders. As a result of the Scheme, Elan will become a wholly owned direct subsidiary of New Perrigo. The Scheme and the Acquisition are subject to a number of conditions (summarized in paragraph 3 below and set out in full at Annex B to this joint proxy statement/prospectus).

The Scheme will require, among other things, approval by Scheme Shareholders as of the Elan Voting Record Date at the Court Meeting, approval by Elan Shareholders as of the Elan Voting Record Date at the EGM and the hearing of the Irish High Court to sanction the Scheme (the “Court Hearing”).

Provided the conditions are satisfied or, to the extent applicable, waived, the Scheme will become effective upon delivery to the Registrar of Companies of a copy of the Court Order of the Irish High Court sanctioning the Scheme together with the minute required by Section 75 of the Act confirming the capital reduction and registration of the Court Order and minute by the Registrar of Companies. Upon the Scheme becoming effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the EGM. It is expected that the Scheme will become effective and that the Acquisition will be completed by the end of calendar year 2013.

3.	THE CONDITIONS

The Conditions to the Acquisition and the Scheme are set out in full at Annex B to this joint proxy statement/prospectus. In summary, the completion of the acquisition and scheme will be subject to the satisfaction (or waiver, to the extent permitted) of all the following conditions:

•	the adoption and approval of the Transaction Agreement by Perrigo shareholders as required by the Michigan Business Corporation Act, as amended

•	the approval of the scheme by Elan shareholders at the Court Meeting (or at any adjournment of such meeting);

•	certain of the EGM resolutions being duly passed by Elan shareholders at the EGM (or at any adjournment of such meeting);

•	the High Court’s sanction (with or without modification) of the scheme and confirmation of the reduction of capital, and registration thereof with the Registrar of Companies;

•

each of the NYSE and TASE having authorized, and having not withdrawn such authorization, for listing all of the New Perrigo shares comprising the share consideration and the merger consideration, in each case subject to satisfaction of any conditions to which such authorization is expressed to be subject;

•	to the extent the Irish Competition Acts 2002-2012 becomes applicable to the acquisition or its implementation, all required approvals and clearances thereunder having been obtained;

•

all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations thereunder having been terminated or having expired (in each case in connection with the acquisition and/or the merger);

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or terminated (as appropriate), in each case in connection with the acquisition and/or the merger, under applicable antitrust, competition or foreign investment law of any jurisdiction in which Elan or Perrigo conducts its operations that asserts jurisdiction over the Transaction Agreement, the acquisition, the scheme and/or the merger, if the failure to obtain such clearances in such jurisdictions would reasonably be expected to be material to New Perrigo (following consummation of the acquisition and the merger);

•	no third party or relevant authority having done anything, or having withheld any consent, or having taken or decided to do or take any other steps that would be reasonably likely to (x) make the acquisition, the merger or their implementation illegal, or impose additional material conditions or obligations with respect thereto, (y) impose any material limitation on the wider Perrigo group’s ownership of Elan securities or on the wider Elan or Perrigo groups’ ownership of securities in, or exercise of management over, any member of the wider Elan group, or (z) otherwise impact the business, assets or profits of any member of the wider Perrigo or Elan groups in a manner adverse to and material in the context of the wider Perrigo group or the wider Elan group taken as a whole (as the case may be), and all applicable time periods to take, institute or threaten any of the foregoing actions having expired, lapsed, or been terminated;

•

no court or other relevant authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, injunction, restraint or prohibition restraining, enjoining or otherwise prohibiting consummation of the acquisition, the scheme, the merger or the other transactions contemplated by the Transaction Agreement;

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceedings seeking any stop order;

•

all authorizations necessary or reasonably deemed appropriate by Perrigo in any jurisdiction for or in respect of the acquisition, the merger, or the acquisition or the proposed acquisition of any shares or other securities in, or control of, Elan by any member of the wider Perrigo group having been obtained on terms and conditions and in a form reasonably satisfactory to Perrigo, and all such authorizations necessary or reasonably deemed appropriate by Perrigo to carry on the business of any member of the wider Elan group or wider Perrigo group in any jurisdiction having been obtained and remaining in full force and effect (in each case, where such matters would reasonably be expected to be material and adverse to the wider Elan group taken as a whole, or the wider Perrigo group, taken as a whole); and

•	the Transaction Agreement having not been terminated in accordance with its terms.

In addition, Perrigo’s and Elan’s obligation to effect the acquisition is conditioned, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations and covenants under the Transaction Agreement in all material respects;

•	and the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations and covenants.

The acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than April 29, 2014, which may be extended pursuant to the Transaction Agreement (the “End Date”) (or such earlier date as may be required by the Panel, or such later date as Perrigo and Elan may, with the consent of the Panel (if required), agree and the High Court may allow (if required)).

As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a member state under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting. The scheme will lapse if it is not effective on or prior to the End Date.

The merger is conditioned only upon the prior consummation and implementation of the Scheme of Arrangement and acquisition. See “The Transaction Agreement—Conditions to the Completion of the Acquisition and the Merger” beginning on page [—] of this joint proxy statement/prospectus.

The complete text of the conditions appendix is attached as Annex B to this joint proxy statement/prospectus.

4.	CONSENTS AND MEETINGS

The Court Meeting is being held at the direction of the Irish High Court to seek the approval of the Scheme by Scheme Shareholders as of the Elan Voting Record Date. The EGM is being convened to seek the approval of Elan Shareholders as of the Elan Voting Record Date with respect to certain resolutions that are necessary or desirable to effect and to implement the Scheme, as described below.

Whether or not a Scheme Shareholder votes in favor of the Scheme at the Court Meeting and/or an Elan Shareholder votes in favor of the EGM resolutions at the EGM, if the Scheme becomes effective, all Cancellation Shares will be cancelled and the Transfer Shares will be transferred to New Perrigo in accordance with the terms of the Scheme and New Perrigo will allot and issue the New Perrigo Consideration Shares to the former Scheme Shareholders (save that fractional entitlements to New Perrigo Consideration Shares shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed in cash pro rata to the Scheme Shareholders whose fractional entitlements were sold).

Before the Irish High Court’s approval for the Scheme can be sought, the Scheme will require approval by the Scheme Shareholders as of the Elan Voting Record Date at the Court Meeting and the passing of the requisite resolutions at the EGM. The Court Meeting will start at [—] a.m. (local time) and the EGM will start at [—] a.m. (local time) (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting) on that date.

Notices of the Court Meeting and the EGM are set out at the front of this joint proxy statement/prospectus. Entitlement to notice of and/or to vote at each meeting will be determined by reference to the Register of Members of Elan at the Elan Voting Record Date. See “—Voting Your Ordinary Shares and Elan ADSs” and “—Voting Ordinary Shares or Elan ADSs Held in Street Name” below.

As of [—], 2013, no Elan Shares were in issue and held in treasury. Any Elan Shares that are held in treasury will be cancelled on or prior to the Scheme becoming effective in accordance with Part XI of the Companies Act 1990.

As of [—], 2013, [—] Elan Shares were issued and outstanding and there were [—] registered Members whose names were registered in the Register of Members of Elan.

4.1	Court Meeting

The Court Meeting has been convened for [—] a.m. (Irish time) on [—], 2013 to enable Scheme Shareholders to consider and, if thought fit, approve the Scheme. At the Court Meeting, voting will be by poll and not a show of hands, and each Holder of Scheme Shares (other than Perrigo or any of its affiliates) as of the Elan Voting Record Date who is present (in person or by proxy) will be entitled to one vote for each Scheme Share held as of the Elan Voting Record Date for the purposes of sub-paragraph (b) below. In order to conduct business at the Court Meeting, a quorum must be present. At least three persons present in person or by proxy being holders of not less than one third of the issued ordinary shares of Elan will constitute a quorum for the transaction of business at the Court Meeting. The approval required at the Court Meeting is that those voting to approve the Scheme must:

(a)	represent a simple majority (being more than 50 percent) in number of those Scheme Shareholders as of the Elan Voting Record Date present and voting in person or by proxy; and

(b)	also represent three-fourths (75 percent) or more in value of the Scheme Shares held by those Scheme Shareholders as of the Elan Voting Record Date present and voting (in person or by proxy).

It is important that, for the Court Meeting, as many votes as possible are cast so that the Irish High Court may be satisfied that there is a fair representation of the opinion of Scheme Shareholders as of the Elan Voting Record Date when it is considering whether to sanction the Scheme. You are therefore strongly urged to complete and return your Form of Proxy as soon as possible or submit a proxy by Internet or telephone in the manner provided below.

4.2	Extraordinary General Meeting

In addition, the EGM has been convened for [—] a.m. (Irish time) on [—], 2013 (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting). A quorum must be present in order to conduct any business at the EGM. At least three persons present in person or by proxy being holders of not less than one third of the issued ordinary shares of Elan will constitute a quorum for the transaction of business at the EGM. The proposals to be voted upon by the Elan Shareholders at the Elan Voting Record Date at the EGM are set out in full under “The Special Meetings of Elan’s Shareholders”. EGM resolutions #2 and #4, as described therein, are “special resolutions”, which means that they require the approval of the Holders of at least 75 percent of the votes cast by the Holders of Elan Shares as of the Elan Voting Record Date present and voting, either in person or by proxy. The remaining EGM resolutions are “ordinary resolutions”, which means that they require the approval of the Holders of at least a majority of the votes cast by the holders of Elan Shares as of the Elan Voting Record Date present and voting, either in person or by proxy. The merger and the Acquisition are conditioned on the approval of EGM resolutions #1 through #4. The merger and the Acquisition are not conditioned on the approval of EGM resolutions #5 through #6.

4.3	Court Hearing

Subject to the approval of the requisite resolutions proposed at the Court Meeting and the EGM, the Court Hearing is expected to take place on [—] 2013. Each Elan Shareholder (but not a beneficial Holder or any Elan Equity Award Holder) is entitled to be represented by counsel or a solicitor (at his or her own expense) at the Court Hearing to support or oppose the sanctioning of the Scheme. However, the Irish High Court has discretion to hear from interested parties.

4.4	Forms of Proxy

Scheme Shareholders (with respect to the Court Meeting) and Elan Shareholders (with respect to the EGM), in each case as of the Elan Voting Record Date, have been sent the Form of Proxy. Scheme Shareholders and Elan Shareholders are strongly urged to complete and return the Form of Proxy, as soon as possible and, in any event:

•

Proxies representing registered holders of ordinary shares must be received by Elan’s Registrar, Computershare Investor Services (Ireland) Limited, at Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, no later than [10:00] a.m. (Irish time) on [—], 2013. Completion and return of a Form of Proxy will not preclude holders of Elan ordinary shares from attending and voting at the special meetings in person should they so wish. Details of how to vote over the Internet are provided on the Form of Proxy. If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to instruct them on how to vote such shares.

•

Voting instructions from holders of Elan ADSs must be received by the Elan ADS Depositary, Citibank, N.A., by mail, phone, or Internet, no later than 10:00 a.m. (New York time) on [—], 2013. Holders of Elan ADSs in nominee accounts should follow the instructions provided by their bank, broker or other nominee in order to instruct them on how to vote the Elan shares represented by the Elan ADSs.

4.5	Voting Your Elan Ordinary Shares and Elan ADSs

Scheme Shareholders or Elan Shareholders, as applicable, may vote by proxy or in person at the Court Meeting and EGM. Elan recommends that Scheme Shareholders and Elan Shareholders submit their proxies even if they plan to attend either or both special meetings. If Scheme Shareholders or Elan Shareholders vote by proxy, they may change their vote if they attend and vote at the special meetings.

If a Scheme Shareholder or an Elan Shareholder owns shares in his or her or its own name, such Scheme Shareholder or Elan Shareholder is considered, with respect to those shares, the “shareholder of record”. If a shareholder’s shares are held in a stock brokerage account or by a bank or other nominee, such shareholder is considered the beneficial owner of shares held in “street name”.

If a Scheme Shareholder or an Elan Shareholder properly completes, signs, dates and returns a form of proxy, such shareholder’s shares will be voted in accordance with his, her or its instructions. The named proxies will vote all shares at the special meetings for which proxies have been properly submitted and not revoked. If such shareholder signs and returns his, her or its form of proxy appointing the Chairman of the applicable special meeting as his, her or its proxy but does not mark the proxy card to tell the proxy how to vote on a voting item, such shares will be voted with respect to such voting item in accordance with the recommendations of the Elan board of directors.

Forms of proxy, to be valid, must reach Elan’s Registrar, Computershare Services (Ireland) Limited, Heron House, Sandyford Industrial Estate, Dublin 18, Ireland not later than [—] a.m./p.m. (Irish time) on [—] 2013. If a Scheme Shareholder or Elan Shareholder is appointing someone other than the Chairman as their proxy, then they must fill in the details of their representative at the meeting in the box located underneath the wording “I/We hereby appoint the Chairman of the EGM OR the following person” (or words to that effect) on the Form of Proxy.

Alternatively, a Scheme Shareholder or Elan Shareholder may appoint a proxy electronically, by visiting the website of Elan’s Registrar at www.eproxyappointment.com.

If a Scheme Shareholder or an Elan Shareholder appoints the Chairman or another person as a proxy to vote on their behalf, they must indicate how they wish their votes to be cast by ticking the relevant boxes on their form of proxy. If they do not indicate how they wish their proxy to vote (or where additional resolutions or procedural matters are put to the meeting) their proxy may vote or abstain as he or she sees fit.

Completing and returning a form of proxy will not preclude a Scheme Shareholder or an Elan Shareholder from attending and voting at the meeting.

Holders and beneficial owners of Elan ADSs as of 5:00 p.m. (New York City time) on [—], 2013, which is the “Elan ADS Voting Record Date”, will have the opportunity to instruct Citibank, N.A., the depositary for the Elan ADSs, to vote the Elan shares represented by the Elan ADSs they hold as of the Elan ADS Voting Record Date at the Elan special meetings, by phone, via the Internet and by voting instructions card. Elan or the Elan ADS Depositary will distribute, or cause to be distributed, to holders and beneficial owners of Elan ADSs of the Elan ADS Voting Record Date a notice that details the manner in which voting instructions may be provided to the Elan ADS Depositary by phone, by Internet and by mail. Such voting instructions will need to be received by the Elan ADS Depositary prior to 10:00 a.m. (New York City time) on [—], 2013. Holders and beneficial owners of Elan ADSs will not be able to attend the Elan special meetings in person and to vote the Elan shares represented by their Elan ADSs at the Elan special meetings, unless they present their Elan ADSs to the Elan ADS Depositary for cancellation prior to [—], 2013 and become holders of Elan shares prior to the Elan Voting Record Date.

4.6	Voting Ordinary Shares or Elan ADSs Held in Street Name

If shares or Elan ADSs are held in “street name” by a bank, broker or other nominee, the holder must instruct the bank, broker or other nominee how to vote his, her or its shares or Elan ADSs by following the instructions that the bank, broker or other nominee provides to such holder along with this joint proxy statement/prospectus. If the holder does not instruct their bank, broker or other nominee, their bank, broker or other nominee will generally not have the discretion to vote the shares or Elan ADSs.

5.	STRUCTURE OF SCHEME

It is proposed that, pursuant to the provisions of the Scheme, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the Act and the Transfer Shares will be transferred to New Perrigo in accordance with the terms of the Scheme.

The reserve arising from the cancellation of the Cancellation Shares will be capitalized and used to issue fully paid new Elan Shares to New Perrigo in place of the Cancellation Shares cancelled pursuant to the Scheme and New Perrigo will issue the Scheme Consideration for the Acquisition to the former Elan Shareholders. Following the Effective Date, Elan will be a wholly owned direct subsidiary of New Perrigo.

6.	OPINIONS OF FINANCIAL ADVISORS TO ELAN

Please see “The Transactions—Opinions of Elan’s Financial Advisors”, beginning on page [—] of this joint proxy statement/prospectus.

7.	BOARD, MANAGEMENT AND EMPLOYEES

7.1	Generally

Subject to any changes as may be agreed between the parties, as of the Effective Date, the directors that comprise the board of New Perrigo shall be the current directors of Perrigo. Upon the Scheme becoming effective, all of the Elan directors intend to resign from the board of Elan. Upon the Scheme becoming effective, one or more of the New Perrigo directors will be appointed to the board of Elan. Please see “The Transactions—Board of Directors and Management after the Transaction” beginning on page [—] of this joint proxy statement/prospectus.

7.2	Indemnification and Insurance

(a)	Indemnification rights in favor of each of the former and present directors and officers of Elan are included in Elan’s articles of association.

(b)	Pursuant to the Transaction Agreement, Perrigo and Elan have agreed to the continuation of certain existing indemnification rights in favor of each of the former and present directors and officers and employees of Elan.

7.3	Employment and Benefits Matters

(a)	The Transaction Agreement provides that, for a period of one year following the Effective Date, New Perrigo will provide to each continuing Elan employee (i) annual base salary (or annual base pay) that is no less favorable than the annual base salary (or annual base pay) provided to such Elan employee immediately before the Effective Date, (ii) an annual cash target bonus opportunity that is substantially comparable in the aggregate to the annual cash bonus opportunity provided to such Elan employee prior to the Effective Date and (iii) employee pension and welfare benefits (excluding severance benefits) that are substantially comparable, in the aggregate, either (A) to those generally made available to similarly situated Perrigo employees under Perrigo’s compensation and benefit plans and programs or (B) to those provided to such Elan employee immediately prior to the Effective Date.

(b)	In addition, the Transaction Agreement provides that, for a period of 12 months following the Effective Date, Perrigo will provide continuing severance benefits in accordance with or no less favourable than Elan’s Severance Plan (described in the Transaction Agreement), giving full credit for each employee’s length of all service with Elan, its subsidiaries and their respective predecessors prior to the Effective Date and all service with New Perrigo and its affiliates following the Effective Date.

(c)	In addition, the Transaction Agreement provides that, for a period of 12 months following the Effective Date, Perrigo will provide continuing severance benefits in accordance with or no less favourable than Elan’s Severance Plan (described in the Transaction Agreement), giving full credit for each employee’s length of all service with Elan, its subsidiaries and their respective predecessors prior to the Effective Date and all service with New Perrigo and its affiliates following the Effective Date.

(d)	The Transaction Agreement also contains customary provisions providing for the granting of service credit, the waiving of pre-existing condition limitations, exclusions and waiting periods (to the extent possible) and recognition of deductibles, co-insurance and out-of-pocket expenses for purposes of participation by Elan employees in New Perrigo benefit plans.

(e)	Pursuant to the Transaction Agreement, the equity awards held by the directors and executive officers of Elan will be treated as described in paragraph 8 captioned “Elan Equity Award Holders”.

(f)	A “change of control” (or similar phrase) under certain of Elan’s benefit plans and compensatory arrangements (including the Elan employee share plans, severance plans and employment agreements with Elan executive officers) will occur at or immediately prior to the Effective Date.

8.	ELAN EQUITY AWARD HOLDERS

8.1	Treatment of Elan Options

Each stock option granted under Elan’s 1996 Long Term Incentive Plan, 1996 Consultant Option Plan, 1999 Stock Option Plan, 2006 Long Term Incentive Plan or 2012 Long Term Incentive Plan (collectively, the “Elan Share Plans”) that is outstanding as of the effective time of the acquisition will, in accordance with the terms of the applicable plan, become fully exercisable and vested immediately prior to the effective time of the acquisition and, by virtue of the occurrence of the effective time of the acquisition, be cancelled and converted into the right to receive a cash settlement (less any applicable tax withholdings) equal to the product of (x) the total number of Elan ordinary shares subject to the Elan stock option immediately prior to the effective time of the acquisition and (y) the excess, if any, of (A) the sum of (i) $6.25 and (ii) the product of 0.07636 and the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the acquisition occurs, over (B) the applicable exercise price under the relevant Elan stock option.

8.2	Treatment of Other Elan Equity Awards

Any vesting conditions or restrictions applicable to each award of Elan restricted stock units (“RSUs”) granted under the Elan Share Plans that is outstanding as of the effective time of the acquisition will lapse and, by virtue of the occurrence of the effective time of the acquisition, such award will be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (x) the total number of Elan ordinary shares subject to the Elan RSU award immediately prior to the effective time of the acquisition and (y) the sum of (i) $6.25 and (ii) the product of 0.07636 and the average closing sale price of a share of Perrigo common stock for the five trading days preceding the day on which the effective time of the acquisition occurs.

9.	THE ELAN DIRECTORS AND EXECUTIVE OFFICERS AND THE EFFECT OF THE SCHEME ON THEIR INTERESTS

In considering the recommendation of the Elan board of directors, you should be aware that certain directors and executive officers of Elan will have interests in the proposed transactions that may be different from, or in addition to, the interests of Elan’s shareholders generally and which may create potential conflicts of interest.

These interests are described in more detail and quantified below. The Elan board of directors was aware of these interests and considered them when it evaluated, negotiated and approved the Transaction Agreement and in making its recommendations to the shareholders of Elan.

9.1	Equity

9.1.1	Ordinary Shares/ADSs

As at the last practicable date before the printing of this joint proxy statement/prospectus, the Elan directors (including persons connected with them (within the meaning of the Irish Companies Act 1990)) were interested in the following ordinary shares in Elan (including ordinary shares represented by ADSs):

Name	Ordinary Shares/ADSs
Robert Ingram	—

Gary Kennedy	7,650

Patrick Kennedy	10,500

G. Kelly Martin	403,716

Kieran McGowan	6,200

Kyran McLaughlin	190,000

Donal O’Connor	18,900

Richard Pilnik	3,700

Andrew von Eschenbach	2,000

As with all Scheme Shareholders, the Elan directors will receive the Scheme Consideration in respect of the above shares.

9.1.2	Options and RSUs

As at [—], 2013, the last practicable date before the printing of this joint proxy statement/prospectus, the following options or awards over Elan shares have been granted to the following Elan directors (including persons connected with them within the meaning of the Irish Companies Act 1990) under the Elan Share Plans and remain outstanding:

Options over Ordinary Shares

Name	No. Of Shares Under Options	Award Price	Expiration Date mm/dd/yyyy
Gary Kennedy	15,486	$7.80	05/25/2015
	10,324	$15.40	01/31/2016
	10,324	$13.51	02/20/2017
Patrick Kennedy	20,648	$24.30	05/21/2018
G. Kelly Martin	1,032,416	$5.11	11/12/2013
	61,945	$15.76	03/09/2014
	289,077	$7.24	03/09/2015
	774,312	$11.65	12/06/2015
	405,852	$13.51	02/20/2017
	105,044	$13.51	02/20/2017
	264,005	$24.22	02/13/2018
	76,269	$24.22	02/13/2018
	154,862	$6.95	09/17/2019
	695,639	$6.83	02/10/2020
	962,351	$6.59	02/07/2021
	232,294	$12.76	02/08/2022
	501,754	$13.36	04/29/2022
	1,000,000	$9.84	02/06/2023
Kieran McGowan	41,297	$15.76	03/09/2014
	7,743	$7.24	03/09/2015
	10,324	$15.40	01/31/2016
	10,324	$13.51	02/20/2017
Kyran McLaughlin	41,297	$15.76	03/09/2014
	7,743	$7.24	03/09/2015
	10,324	$15.40	01/31/2016
	10,324	$13.51	02/20/2017
Donal O’Connor	20,648	$24.30	05/21/2018

Unvested Restricted Stock Units

Name		No. of Unvested RSUs
Robert	Ingram	132,737
Gary	Kennedy	97,676
Patrick	Kennedy	87,352
G. Kelly	Martin	238,714
Kieran	McGowan	115,271
Kyran	McLaughlin	121,151
Donal	O’Connor	87,352
Richard	Pilnik	79,609
Andrew	von Eschenbach	39,015

Pursuant to the Transaction Agreement, the equity awards held by the directors of Elan will be treated as described in the preceding paragraph 8 captioned “Elan Equity Award Holders”.

9.1.3	Illustrative Value of Unvested Elan Options and Restricted Stock Units

Given that the consideration which will be received by the directors of Elan in respect of unvested options and RSUs includes a stock element, it is not possible to accurately determine the actual value of the unvested Elan options and RSUs that will vest and be converted into the right to receive a cash payment at the effective time of the acquisition. However, for illustrative purposes, the estimated values as at the announcement of the acquisition of unvested Elan options and RSUs held by the directors of Elan are quantified below.

The values are based on the options and RSUs held by Elan directors as of August 30, 2013 (as set out above) and assume that (1) no unvested stock options or RSUs vest between August 30, 2013 and the effective time of the acquisition and (2) no additional stock options or RSUs are granted to the directors between August 30, 2013 and the effective time of the acquisition. Further, the estimated values are calculated on the basis of a $126.32 per share price of Perrigo common stock, being the average closing market price of Perrigo’s common stock over the first five business days following the July 29, 2013 public announcement of the acquisition. This equates to $15.90 per Elan share (the “Illustrative Per Share Value”) based on the 0.07636 exchange ratio plus the $6.25 cash component of the scheme consideration. The estimated value of each unvested option is calculated as the difference between (a) $15.90 (being the Illustrative Per Share Value) and (b) its exercise price. No estimated value has been included for options with a per share exercise price greater than or equal to $15.90 (being the Illustrative Per Share Value) because “underwater” options will be cancelled without consideration pursuant to the Transaction Agreement. The estimated value of each RSU is calculated as the product of (a) $15.90 (being the Illustrative Per Share Value) and (b) the number of Elan ordinary shares subject to such award.

Name	Estimated Value of Unvested Elan Options and Restricted Stock Units
Robert Ingram	$2,109,980
Gary Kennedy	$1,552,652
Patrick Kennedy	$1,388,542
G. Kelly Martin	$13,073,148
Kieran McGowan	$1,832,341
Kyran McLaughlin	$1,925,809
Donal O’Connor	$1,388,542
Richard Pilnik	$1,265,460
Andrew von Eschenbach	$620,180

9.2	Individual Agreements

Mr. G. Kelly Martin, Elan’s Chief Executive Officer, is party to a 2012 Amended and Restated Employment Agreement dated as of April 30, 2012 that provides for certain compensation and benefits in the event that his employment is terminated by Elan without “cause”.

Subject to certain conditions, if Mr. Martin’s employment is involuntarily terminated as the result of a change in control, Elan will pay Mr. Martin a lump sum equal to three times his salary and target bonus. In addition Mr. Martin will, for a period of three years, or, if earlier, the date Mr. Martin obtains other employment, continue to participate in Elan’s health and medical plans and Elan shall pay Mr. Martin a lump sum of $50,000 to cover other costs and expenses. If the value of Mr Martin’s continuing participation in Elan’s health and medical plans is taxable, Elan shall pay such taxes for Mr. Martin. Mr. Martin will also be entitled to career transition assistance which includes the use of an office and the services of a full-time secretary for a reasonable period of time not to exceed three years.

In addition, if it is determined that any payment or distribution to Mr. Martin would be subject to excise tax under Section 4999 of the IRC, or any interest or penalties are incurred by Mr. Martin with respect to such excise tax, then Mr. Martin shall be entitled to an additional payment in an amount such that after payment by Mr. Martin of all taxes on such additional payment, Mr. Martin retains an amount of such additional payment equal to such excise tax amount.

For an estimate of the value of the payments and benefits described above that would be payable to Mr. Martin, see “The Transactions—Interests of Certain Persons in the Transactions—Elan”.

9.3	Indemnification and Insurance

Pursuant to the terms of the Transaction Agreement, Elan’s current and former directors and executive officers will be entitled to certain on-going indemnification and coverage for six years after the Effective Date. See “The Transaction Agreement—Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance” beginning on page [—] of this joint proxy statement/prospectus.

9.4	Perrigo or New Perrigo Arrangements

It is possible that, prior to the effective time of the acquisition, some or all of Elan’s officers or employees may discuss or enter into agreements, arrangements or understandings with New Perrigo or Perrigo or any of their respective affiliates regarding their continuing employment with New Perrigo, Perrigo or one or more of their respective affiliates. However, as of the date of this joint proxy statement/prospectus, such discussions have not occurred and such agreements have not been entered into or discussed. No framework regarding compensation has been provided by New Perrigo or Perrigo beyond what is provided for in the Transaction Agreement (see “The Transaction Agreement—Covenants and Agreements—Employee Benefits” beginning on page [—] of this joint proxy statement/prospectus for a summary of New Perrigo’s obligations to Elan’s employees during the specified periods following the effective time of the acquisition).

10.	TAXATION

Please refer to “Certain Tax Consequences of the Transaction” beginning on page [—] of this joint proxy statement/prospectus for a description of the material U.S. and Irish tax consequences of the Scheme to Elan shareholders.

11.	SETTLEMENT, LISTING AND DEALINGS

Following the consummation of the Acquisition, New Perrigo will apply for the cancellation of the quotation of the Perrigo Shares on the NYSE and the TASE and Elan will apply for the cancellation of the listing of the Elan Shares on the ISE and the Elan ADSs on the NYSE.

Perrigo has appointed the Exchange Agent to effect the technical implementation of the settlement of the Scheme Consideration to Scheme Shareholders.

11.1	Consideration

Subject to the Scheme becoming effective, settlement of the consideration to which any Scheme Shareholder is entitled under the Acquisition will be effected within 14 days of the Effective Date by New Perrigo paying the Cash Consideration and allotting and issuing the New Perrigo Consideration Shares to the persons entitled thereto, unless otherwise properly directed by the person entitled thereto. Further information in relation to the mechanics for the distribution of New Perrigo Consideration Shares is set out in section 11.2 below.

11.2	General

(a)	For Elan shareholders who beneficially own their Elan ADSs through a broker or other nominee, who in turn holds the Elan ADSs through The Depository Trust Company (“DTC”), the broker or other nominee would be said to hold the ADSs in “street name” and ownership would be recorded on the broker or other nominee’s books. In respect of such holders, the Exchange Agent will electronically issue the New Perrigo Consideration Shares to their broker or other nominee, via DTC, within 24 business hours of the Effective Date, and the broker or other nominee will credit their account with the amount of New Perrigo Consideration Shares the relevant holder is entitled to under the Scheme.

(b)	For Elan shareholders who own their Elan ordinary shares through a broker or other nominee, who in turn holds the Elan ordinary shares through CREST, the Exchange Agent will, prior to the consummation of the Acquisition, provide their broker or other nominee with an election to transfer the New Perrigo Consideration Shares to be issued on or shortly after the Effective Date to a U.S. custodian, which will be a broker or other nominee that is a DTC participant. The transfer of ordinary shares to the U.S. custodian will be completed through a process called Deposit/Withdrawal At Custodian (“DWAC”), pursuant to which a DTC participant, in this case, the US custodian, requests as directed by their broker or other nominee that the ordinary shares be electronically transferred into the U.S. custodian’s account in DTC to be held on the shareholders behalf in a process facilitated by New Perrigo’s transfer agent, Computershare Trust Company, N.A. This election may be submitted to the Exchange Agent by the broker or other nominee, along with a duly executed stock transfer form, which will include a Medallion Guarantee, at any time prior to Completion or within 5 business days of Completion.

If the election is made prior to Completion, it is expected that the U.S. custodian will initiate the DWAC, and the New Perrigo Consideration Shares will be deposited with the DTC on the Effective Date or as soon as practicable thereafter. If the election is made following Completion but within 5 business days of Completion, it is expected that the U.S. custodian will initiate the DWAC, and the New Perrigo Consideration Shares will be deposited with the DTC as promptly as practicable following submission of such election. Once the DWAC is initiated by the U.S. custodian and approved by the transfer agent, the U.S. custodian would be said to hold the shares in “street name” and the U.S. custodian will credit the relevant shareholder’s account with the amount of New Perrigo Consideration Shares they are entitled to under the distribution.

If the broker or nominee does not submit an election to transfer the New Perrigo Consideration Shares to a U.S. custodian (to be held through DTC) and enable the initiation of the DWAC within the prescribed time period, the Exchange Agent will deliver to the broker or nominee a DRS statement evidencing the New Perrigo Consideration Shares as soon as practicable following such date, registered in the name of the broker or nominee

(c)	For Elan shareholders who are not resident in the EEA and who own Elan ordinary shares or Elan ADSs in registered form, either in book-entry form through an account at Elan’s transfer agent and/or in the form of physical stock certificates, the Exchange Agent will deliver to them a DRS statement evidencing their New Perrigo Consideration Shares as soon as practicable following the return of any physical stock certificate and if necessary, completion of a duly executed letter of transmittal or any additional documentation that may be required.

(d)	For Elan shareholders who are resident in the EEA and who own Elan ordinary shares or Elan ADSs in registered form, either in book-entry form through an account at Elan’s transfer agent and/or in the form of physical stock certificates, the Exchange Agent will electronically issue the New Perrigo Consideration Shares to the Corporate Nominee (via DTC) and credit their account with the amount of New Perrigo Consideration Shares to which they are entitled. On or shortly after Completion, the Corporate Nominee will mail to such shareholders an account statement evidencing their ownership of the New Perrigo Consideration Shares. Such shareholders will have the opportunity to opt out of this arrangement pursuant to the CSN Facility, and instead receive a DRS statement by contacting Computershare by phone at + 353 1 4475107 or by post to Computershare Investor Services (Ireland) Limited, P.O. Box 954, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland.

(e)	Elan’s shareholders that hold (i) their Elan ordinary shares through CREST, (ii) their Elan ordinary shares in the form of physical ordinary stock certificates and/or (iii) their Elan ADSs in certificated form or book-entry form through Elan’s ADS transfer agent should be aware that such holder’s will not be permitted to trade their New Perrigo Consideration Shares on the NYSE unless such shares are held directly through DTC or through the Corporate Nominee or other broker who, themselves hold shares through DTC. Such shareholders’ ability to sell their shares and liquidate their investment in the New Perrigo shares may be significantly limited until such holders otherwise deposit their New Perrigo shares into DTC through a DTC participant.

(f)	The mechanics for the distribution of New Perrigo Consideration Shares set out in this Section 11.2 shall be subject to any prohibition or condition imposed by law. New Perrigo and/or Elan may in its sole discretion determine that the New Perrigo Consideration Shares will not be available in any Restricted Jurisdiction and/or that the CSN Facility will not be available to any Restricted Overseas Shareholder and/or that any Restricted Overseas Shareholder will not be entitled to require that the New Perrigo Consideration Shares be registered in his/her name with an address in such jurisdiction

(g)	Any Elan shareholders that receive their New Perrigo Consideration Shares in electronic form, either via DTC or the Corporate Nominee, may request from Computershare at any time a DRS statement in respect of their New Perrigo shares.

(h)	Fractional entitlements to New Perrigo Consideration Shares will be aggregated and sold in the market by the Exchange Agent with any sale proceeds (after deduction of any relevant costs) being distributed in cash pro rata to the Scheme Shareholders whose fractional entitlements have been sold.

(i)	Elan ADS holders and Perrigo shareholders will receive payment of the Cash Consideration in US dollars. Holders of ordinary shares of Elan and not represented by ADSs will receive the Euro Equivalent Price unless they specifically elect otherwise in which case, they will receive the Cash Consideration in US dollars. It should be noted that Elan and Perrigo shareholders will, where relevant, receive two separate payments—one in respect of the Cash Consideration to which they are entitled and one in respect of cash in lieu of a fractional entitlement to New Perrigo shares. Holders of ordinary shares of Elan receiving the Euro Equivalent Price should note that the Reference Exchange Rate on the date on which they vote in relation to the Scheme of Arrangement may be different to the Reference Exchange Rate on the date on which the Cash Consideration is made available to Computershare Investor Services (Ireland) Limited. In all cases, changes in any rate of exchange are at the risk of the holders of ordinary shares of Elan receiving the Euro Equivalent Price.

(j)	New Perrigo has confirmed that, except with the consent of the Panel, any consideration that an Elan Shareholder is entitled to receive will be implemented in full without regard to any lien, right of set-off, counterclaim or other analogous right to which New Perrigo may be, or claim to be, entitled against any such Elan Shareholder.

(k)	All documents and remittances sent to or from Scheme Shareholders (or in accordance with their directions) will be dispatched at their own risk.

(l)	It is intended that all US dollar denominated cheques issued by the Exchange Agent shall be drawn on a clearing bank in the United States, and that all Euro denominated cheques issued by the Exchange Agent shall be drawn on a clearing bank in the Republic of Ireland.

11.3	Certain Effects of the Scheme

At the completion of the Acquisition, which is expected to occur at the end of calendar year 2013, Perrigo and Elan will be combined under a new company incorporated in Ireland, where Elan is registered today, that will be named Perrigo Company plc.

12.	OVERSEAS SHAREHOLDERS

As regards overseas shareholders, the Acquisition may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of overseas shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This explanatory statement has been prepared for the purposes of complying with the laws of Ireland and the U.S. and the Takeover Rules and the rules of the SEC, respectively (to the extent applicable), and the information disclosed may be different from that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside Ireland and the U.S.

Overseas shareholders are encouraged to consult their local tax advisor.

13.	ACTION TO BE TAKEN

Please refer to “The Special Meetings of Elan’s Shareholders” beginning on page [—] of this joint proxy statement/prospectus for a summary of the actions to be taken.

14.	FURTHER INFORMATION

Your attention is drawn to the conditions and further terms of the Acquisition set out in the remaining parts of this document, all of which form part of this document.

PART 3—THE SCHEME OF ARRANGEMENT

2013 No. [—]

THE HIGH COURT IN THE MATTER OF ELAN CORPORATION PUBLIC LIMITED COMPANY AND IN THE MATTER OF THE COMPANIES ACTS 1963 TO 2012 SCHEME OF ARRANGEMENT (UNDER SECTION 201 OF THE COMPANIES ACT 1963) BETWEEN ELAN CORPORATION PUBLIC LIMITED COMPANY AND THE HOLDERS OF THE SCHEME SHARES (AS HEREINAFTER DEFINED)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Acquisition,” the proposed acquisition by New Perrigo of Elan;

“Act,” the Companies Acts 1963 to 2012 of Ireland;

“Business Day,” any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the County of New York are authorized or required by law or executive order to be closed;

“Cancellation Record Time,” 10:00 p.m. (Irish time) on the day before the Irish High Court hearing to sanction the Scheme;

“Cancellation Shares,” any Elan Shares in issue before the Cancellation Record Time, but excluding, in any case, the Transfer Shares and the Designated Shares;

“Cash Consideration,” the cash consideration set out in Clause 2.1 and forming part of the Scheme Consideration;

“Circular,” the joint proxy statement/prospectus dated [—], 2013 sent by Elan to Elan Shareholders (and for information only, to Elan Equity Award Holders) of which this Scheme forms part;

“Completion” means completion of the Acquisition;

“Court Meeting,” the meeting or meetings of the Scheme Shareholders (and any adjournment thereof) convened by order of the Irish High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Order,” the order or orders of the Irish High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of share capital which forms part of it under Sections 72 and 74 of the Act;

“Designated Shares,” means the seven Elan Shares to be held by nominees appointed by New Perrigo on behalf of New Perrigo, in each case from a date prior to the date on which the Court Meeting is held;

“Effective Date,” the date on which this Scheme becomes effective in accordance with its terms;

“Elan,” Elan Corporation Public Limited Company, incorporated in Ireland with registered number 30356 and having its registered address at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland;

“Elan Equity Award Holders,” the holders of Elan Options and/or Elan Share Awards;

“Elan Option,” an option to purchase Elan Shares;

“Elan Share Award,” each right of any kind, contingent or accrued, to receive Elan Shares or benefits measured in whole or in part by the value of a number of Elan Shares (including restricted stock units, performance stock units, phantom stock units and deferred stock units), other than an Elan Option;

“Elan Shareholders,” the holders of Elan Shares;

“Elan Shares,” the ordinary shares of €0.05 each in the share capital of Elan;

“Elan Voting Record Date,” close of business (Irish time) on [—], 2013 or in the case of an adjournment, at close of business two days before the time fixed for the adjourned meeting;

“Euro Equivalent Price,” the Euro equivalent amount of the Cash Consideration as calculated by reference to the Reference Exchange Rate;

“Exchange Agent,” Computershare, or another bank or trust company appointed by Perrigo (and reasonably acceptable to Elan) to act as exchange agent for the payment of the scheme consideration;

“Extraordinary General Meeting” or “EGM,” the extraordinary general meeting of the Elan Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Forms of Proxy,” the Form of Proxy for the Court Meeting, and the Form of Proxy for the EGM, as the context may require;

“Holder,” in relation to any Elan Share, the Member whose name is entered in the Register of Members as the holder of the share, and “Joint Holders” shall mean the Members whose names are entered in the Register of Members as the joint holders of the share, and includes any person(s) entitled by transmission;

“Irish High Court,” the High Court of Ireland;

“Members,” members of Elan on its Register of Members at any relevant date (and each a “Member”);

“New Elan Shares,” the ordinary shares of €0.05 each in the capital of Elan to be issued credited as fully paid up to New Perrigo;

“New Perrigo,” Perrigo Company plc, a public limited company incorporated in Ireland with registered number 529592 and having its registered office at 33 Sir John Rogerson’s Quay, Dublin 2, Ireland;

“New Perrigo Consideration Shares,” the New Perrigo Ordinary Shares proposed to be issued and credited as fully paid to Scheme Shareholders pursuant to the Scheme and forming part of the Scheme Consideration;

“New Perrigo Ordinary Shares,” the ordinary shares of €0.001, each in the capital of New Perrigo;

“Perrigo,” Perrigo Company, a company incorporated in Michigan, United States of America;

“Reduction of Capital,” the reduction of the share capital of Elan by the cancellation of the Cancellation Shares to be effected as part of the Scheme as referred to in Clause 1.1 of this Scheme;

“Reference Exchange Rate,” the Euro/US Dollar exchange rate obtainable by Computershare Investor Services (Ireland) Limited on the spot market in London on the date the Cash Consideration is made available to New Perrigo for delivery in respect of Scheme Shares;

“Register of Members,” the register of members maintained by Elan pursuant to the Act;

“Registrar,” the Registrar of Companies in Dublin, Ireland;

“Restricted Jurisdiction,” any jurisdiction in relation to which Elan is advised that the release, publication or distribution of the Circular or the related Form of Proxy or the allotment and issue of New Perrigo Consideration Shares, would or might infringe the laws of that jurisdiction or would or might require compliance with any governmental or other consent or any registration, filing or other formality that Elan is unable to comply with or regards as unduly onerous to comply with;

“Restricted Overseas Shareholder,” a Scheme Shareholder (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organization, trust, trustee, executor, administrator or other legal representative) in, or resident in, or any Scheme Shareholder whom Elan believes to be in, or resident in, a Restricted Jurisdiction;

“Scheme” or “Scheme of Arrangement,” the proposed Scheme of Arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act with or subject to any modifications, additions or conditions approved or imposed by the Irish High Court and agreed to by Elan, Perrigo and New Perrigo;

“Scheme Consideration,” the Cash Consideration and the New Perrigo Consideration Shares;

“Scheme Record Time,” 10:00 p.m. (Irish time) on the day before the Effective Date;

“Scheme Shareholder,” a Holder of Scheme Shares;

“Scheme Shares,” the Cancellation Shares and the Transfer Shares;

“Transfer Shares,” Elan Shares issued at or after the Cancellation Record Time and before the Scheme Record Time excluding, for the avoidance of doubt the Designated Shares;

“US” or “United States,” the United States, its territories and possessions, any state of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US dollar”, “US$,” “$” or “USD,” United States dollars, the lawful currency of the United States of America;

and references to Clauses are to Clauses of this Scheme.

(B)	The authorized share capital of Elan at the date of this Scheme is €40,500,000 divided into 810,000,000 ordinary shares of €0.05 each. As of [—], 2013, [—], Elan Shares in the share capital of Elan have been issued and are credited as fully paid and the remainder are unissued.

(C)	As of the close of business on the date of the Cancellation Record Time, New Perrigo (and/or its nominees) owned the Designated Shares.

(D)	Perrigo and New Perrigo have agreed to appear by counsel on the hearing of the petition to sanction this Scheme and to submit thereto. Perrigo and New Perrigo undertake to the Irish High Court to be bound by and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it or them for the purpose of giving effect to this Scheme.

THE SCHEME

1.	Cancellation of the Cancellation Shares

1.1	Pursuant to sections 72 and 201 of the Act and Article 28 of the articles of association of Elan, the issued share capital of Elan shall be reduced by cancelling and extinguishing all of the Cancellation Shares without thereby reducing the authorized share capital of Elan.

1.2	Forthwith and contingently upon the Reduction of Capital taking effect:

(a)	the issued share capital of Elan shall be increased to its former amount by the allotment and issue to New Perrigo or its nominee (to be held on bare trust) of such number of New Elan Shares in the capital of Elan as shall be equal to the number of Cancellation Shares, with each such New Elan Share having the same rights as the Cancellation Shares so cancelled; and

(b)	the reserve arising in the books of account of Elan as a result of the said Reduction of Capital shall be capitalized and applied in paying up in full at par the New Elan Shares allotted pursuant to Clause 1.2(a), which shall be allotted and issued credited as fully paid to New Perrigo or its nominee (to be held on bare trust).

1.3	New Elan Shares allotted and issued to New Perrigo or its nominee (to be held on bare trust) pursuant to Clause 1.2(a) shall be credited as fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever.

2.	Consideration for the Cancellation Shares, the Transfer Shares and the allotment of the New Elan Shares

2.1	In consideration for the cancellation of the Cancellation Shares pursuant to Clause 1.1, the transfer of the Transfer Shares pursuant to Clause 4 and the allotment and issue of the New Elan Shares as provided in Clause 1.2, New Perrigo:

(a)	shall pay in cash, in accordance with the provisions of Clause 5 below, to each Scheme Shareholder (as appearing on the Register of Members at the Scheme Record Time):

for each Scheme Share: US$6.25 in cash

(b)	shall allot and issue credited as fully paid, in accordance with the provisions of Clause 5 below, to each Scheme Shareholder (as appearing on the Register of Members at the Scheme Record Time):

for each Scheme Share: 0.07636 of a New Perrigo Consideration Share.

Fractional entitlements to New Perrigo Consideration Shares shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro rata to the Scheme Shareholders in accordance with the fractional entitlements to which they would otherwise have been entitled; in each case, in accordance with the Scheme.

2.2	None of Perrigo, New Perrigo or Elan shall be liable to any Scheme Shareholder for any cash payment, dividends or distributions with respect to Scheme Shares delivered to a public official in compliance with any abandoned property, escheat or law permitting attachment of money or property or similar law.

3.	New Perrigo Consideration Shares

The New Perrigo Consideration Shares shall:

3.1	be allotted and issued to each Holder credited as fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever; and

3.2	rank equally in all respects with the existing or to-be-issued New Perrigo Consideration Shares and shall be entitled to receive any dividends or other distributions declared or paid by New Perrigo in respect of New Perrigo Consideration Shares with a record date on or after the date of their issue.

4.	Acquisition of Transfer Shares

Contingently upon and immediately following the cancellation of the Cancellation Shares becoming effective in accordance with the terms of this Scheme, the allotment of the New Elan Shares referred to in Clause 1.2(a) of this Scheme and the registration of such New Elan Shares in the name of New Perrigo or its nominee (to be held on bare trust for New Perrigo), New Perrigo shall automatically, and without any further action required, acquire the Transfer Shares (including the legal and beneficial interest therein) of each Holder appearing in the Register of Members at the Scheme Record Time as the Holder of Transfer Shares fully paid, free from all liens, equities, charges, encumbrances and other interests and together with all and any rights at the date of this Scheme or thereafter attached thereto including voting rights and the right to receive and retain in full all dividends and other distributions declared, paid or made thereon, on the Effective Date.

5.	Settlement of Consideration

5.1	Perrigo has appointed the Exchange Agent to effect the technical implementation of the settlement of the Scheme Consideration. For this purpose, on or immediately after the Completion, New Perrigo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Scheme Shareholders cash in an amount equal to the aggregate amount of the Cash Consideration and evidence of shares in book-entry form representing the aggregate New Perrigo Consideration Shares.

5.2	Not later than 14 days after the Effective Date, New Perrigo shall:

(a)	dispatch, or procure the Exchange Agent dispatches, cheques for such Cash Consideration to the persons entitled thereto in accordance with Clause 2.1, unless otherwise properly directed by the person entitled thereto, or payment shall otherwise be made in accordance with any dividend mandate in place pursuant to Clause 5.5 of this Scheme. All payments shall be made in either US Dollars ($) or in Euro (€); and

(b)	allot and issue the New Perrigo Consideration Shares which it is required to allot and issue to the persons entitled thereto in accordance with Clause 2.1, unless otherwise properly directed by the person entitled thereto.

5.3	All deliveries of cheques required to be made pursuant to this Scheme shall be effected by sending the same through the post/mail in prepaid envelopes addressed to the persons entitled thereto at their respective registered addresses as appearing in the Register of Members at the Scheme Record Time (or in the case of Joint Holders, at the registered address, as appearing in the said Register, of that one of the Joint Holders whose name then stands first in the said Register in respect of such joint holding) or in accordance with any special instructions regarding communications, or otherwise properly directed by the persons entitled thereto, and none of Elan, Perrigo or New Perrigo shall be responsible for any loss or delay in the transmission of any cheques sent in accordance with this Clause 5, which shall be sent at the risk of the persons entitled thereto.

5.4	All cheques shall be made payable to the Holder or, in the case of Joint Holders, to the first named Holders of the Scheme Shares concerned, or as otherwise properly directed by the persons entitled thereto, and the encashment of any such cheque shall be a complete discharge to Elan, Perrigo and New Perrigo for the moneys represented thereby.

5.5	Each mandate in force on the Effective Date relating to the payment of dividends or other distributions on any Scheme Shares and other instructions given to Elan by Holders shall, unless notice of revocation of such instructions is received by the Exchange Agent prior to the Scheme Record Time, be deemed to be an effective mandate or instruction to New Perrigo to pay and dispatch the Scheme Consideration payable under Clause 2 in accordance with such mandate.

6.	Overseas Shareholders

6.1	The provisions of Clauses 2, 3, 4 and 5 shall be subject to any prohibition or condition imposed by law. Elan may in its sole discretion determine that the Cash Consideration and/or the New Perrigo Consideration Shares will not be available in any Restricted Jurisdiction and/or that any Restricted Overseas Shareholder will not be entitled to require that the Cash Consideration be posted to an address in any Restricted Jurisdiction and/or to require the New Perrigo Consideration Shares to be registered in his/her name with an address in such jurisdiction.

6.2	Notwithstanding the provisions of Clause 6.1, Elan retains the right to permit the release, publication or distribution of the Circular or the Forms of Proxy to any Restricted Overseas Shareholder who satisfies Elan (in its sole discretion) that doing so will not infringe the laws of the relevant Restricted Jurisdiction or require compliance with any governmental or other consent or any registration, filing or other formality that Elan is unable to comply with or regards as unduly onerous to comply with.

7.	The Effective Date

7.1	This Scheme shall become effective as soon as an office copy of the Court Order and a copy of the minutes required by Section 75 of the Act shall have been duly delivered by Elan to the Registrar for registration and registered by him, all of which deliveries shall be subject to Clause 7.3.

7.2	The Acquisition will be conditioned upon the Scheme becoming effective and unconditional by not later than April 29, 2014, or such later date as Perrigo and Elan may, with (if required) the consent of The Irish Takeover Panel, agree and (if required) the Irish High Court may allow.

7.3	Elan, Perrigo and New Perrigo have agreed that in certain circumstances, the necessary actions to seek sanction of this Scheme may not be taken.

8.	Modification

Elan, Perrigo and New Perrigo may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or any condition that the Irish High Court may approve or impose.

9.	Costs

Elan is authorized and permitted to pay all of its costs and expenses relating to the negotiation, preparation, approval and implementation of this Scheme.

10.	Governing Law

The Scheme shall be governed by, and construed in accordance with, the laws of Ireland and Elan and the Scheme Shareholders hereby agree that the Irish High Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding or to settle any dispute which may arise in relation thereto.

Dated: [—], 2013

PART 4—ADDITIONAL INFORMATION

(as required by the Irish Takeover Rules)

1.	Responsibility

1.1	The directors of Perrigo accept responsibility for the information contained in this document, other than that relating to Elan, its Associates (as defined in paragraph 4 below) and the directors of Elan and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Perrigo (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2.	The directors of Elan accept responsibility for the information contained in this document relating to Elan and its Associates and the directors of Elan and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Elan (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors and Registered Office

2.1	The Perrigo directors are:

Joseph C. Papa	Chairman

Laurie Brlas	Director

Gary M. Cohen	Director

Jacqualyn A. Fouse	Director

David T. Gibbons	Director

Ran Gottfried	Director

Ellen R. Hoffing	Director

Michael J. Jandernoa	Director

Gary K. Kunkle, Jr.	Director

Herman Morris, Jr.	Director

Ben-Zion Zilberfarb	Director

Perrigo’s Corporate Headquarters are located at 515 Eastern Avenue, Allegan, Michigan 49010, USA.

2.2	The Elan directors and their respective positions are as follows:

Robert Ingram	Chairman

G. Kelly Martin	Executive Director & CEO

Gary Kennedy	Non-Executive Director

Patrick Kennedy	Non-Executive Director

Kieran McGowan	Non-Executive Director

Kyran McLaughlin	Non-Executive Director

Donal O’Connor	Non-Executive Director

Richard Pilnik	Non-Executive Director

Andrew von Eschenbach	Non-Executive Director

Elan’s registered office is Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. The company’s telephone number at this address is +353 1 709 4000 and its website address is www.elan.com.

3.	Certain Financial Effects of the Scheme

The following table shows certain financial effects for a holder of 100 Elan Shares should the Scheme become effective; in particular the effect on such shareholder’s capital and income position as an Elan shareholder. This table disregards any tax related matters. In particular, it disregards the tax consequences of holding Elan Shares, New Perrigo Shares and the investment of cash consideration, as well as the tax consequences of the cancellation of Elan Shares should the Scheme become effective. This table is for illustrative purposes only and is made on the bases and assumptions set out in the notes below, assuming that the scheme of arrangement becomes effective.

A.	Capital value

	Notes	$
Market value of 100 Elan ADS’s	1	1,493.00
Cash consideration		625.00
Market value of 0.07636 New Perrigo Shares	2	1,024.98

Total value of consideration under the Offer		1,649.98

Increase in capital value		156.98
This represents an increase of approximately		10.51%
B.	Gross income

	Notes	$
Gross dividend income from 100 Elan ADS’s		0.00
Gross income from re-investment of cash consideration	3	18.03
Gross dividend from 0.07636 New Perrigo Shares	4	2.67

Total gross income from consideration		20.70

Increase in gross income		20.70
This represents an increase of approximately		n.m.

Notes:

1.	Based on the closing price of $14.93 per Elan ADS on July 26, 2013, being the last trading day before the Rule 2.5 Announcement of Perrigo’s recommended Offer for Elan.
2.	Based on the closing share price of $134.23 per Perrigo Share on July 26, 2013, being the last trading day before the Rule 2.5 Announcement of Perrigo’s recommended Offer for Elan.
3.	The gross annual interest income on the cash consideration under the Offer is calculated on the assumption that the cash is re-invested to yield approximately 2.885% per annum, being the yield to maturity on US Government Securities with a maturity of approximately 10 years, as published by Bloomberg on September 12, 2013 (being the last practicable date before publication of this document).

4.	The gross dividend income from New Perrigo Shares is based on Perrigo’s declared fiscal year 2013 total dividends of $0.35 per share.

The combination is expected to result in more than US$150 million of recurring after-tax annual operating expense and tax savings. Certain of these savings result from the elimination of redundant public company costs while optimizing back-office support and the global research and development functions. Additionally, tax savings are expected to arise from the combined company being incorporated in Ireland with organizational, operational and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations. Over 80% of recurring annual savings are expected to be realized in the first full fiscal year post transaction closing ending June 2015, with the remainder of recurring annual savings taking effect in the second full fiscal year post transaction closing. Restructuring and integration costs are not anticipated to exceed US$70 million, before taxes, over the same time period.

Subject to the scheme becoming effective, Elan Shareholders will be able to share in the synergies resulting from the acquisition by means of the scheme Consideration they will receive. There are various material assumptions underlying the synergies estimate which may result in the synergies being materially greater or less than estimated. The estimate of synergies should therefore be read in conjunction with the key assumptions underlying the estimates.

The estimate of synergies set out in this joint proxy statement/prospectus has been reported on for the purposes of Rule 19.3(b)(ii) of the Takeover Rules by (i) Ernst & Young and (ii) Barclays. Copies of their respective reports have been mailed with this joint proxy statement/prospectus.

4.	Market Quotations

The following table shows the closing price of relevant Perrigo securities and relevant Elan securities as derived from the NASDAQ and the NYSE1 with respect to Perrigo and the ISE and NYSE with respect to Elan (i) on the first dealing day in each of the six months prior to the date of this joint proxy statement/prospectus; (ii) on Thursday, June 13, 2013 (the last business day prior to the commencement of the Offer Period); and (iii) at the close of business on the latest practicable date prior to the printing of this joint proxy statement/prospectus.

Date	Perrigo	Elan	Elan
	Shares of Common Stock	Ordinary Shares (ISE)	ADSs (NYSE)
Friday, March 1	$113.05	€8.5960	$11.46
Monday, April 1	$118.87		$11.76
Tuesday, April 2[2]		€9.0500
Wednesday, May 1	$118.53	€8.7340	$11.60
Monday, June 3	$115.95		$12.47
Tuesday, June 4[3]		€9.4900
Thursday, June 13	$118.07	€9.2930	$12.61
Monday, July 1	$121.94	€10.7700	$14.20
Thursday, August 1	$125.41	€11.6350	$15.45
Monday, September 2		€11.8000
Tuesday, September 3[4]	$122.00		$15.27
[—]	[—]	[—]	[—]

[1]	Perrigo transferred the listing of its shares of common stock from NASDAQ to NYSE on June 6, 2013.
[2]	Monday, April 1, 2013, was Easter Monday in Ireland.
[3]	Monday, June 3, 2013, was a bank holiday in Ireland.
[4]	Monday, September 2, 2013, was Labor Day in the U.S.

5.	Shareholders and Dealings

5.1	For the purposes of this paragraph 5:

5.1.1	Two or more persons are deemed to be acting in concert if they co-operate on the basis of an agreement, either express or tacit, either oral or written, aimed at

(1)	either:

(a)	the acquisition by any one or more of them of securities in the relevant company concerned; or

(b)	the doing, or the procuring of the doing, of any act that will or may result in an increase in the proportion of securities in the relevant company concerned held by any one or more of them; or

(2)	either:

(a)	acquiring control of the relevant company concerned; or

(b)	frustrating the successful outcome of an offer made for the purpose of the acquisition of control of the relevant company concerned;

and	‘acting in concert’ shall be construed accordingly;

5.1.2	arrangement includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which may be an inducement to deal or refrain from dealing;

5.1.3	associate of a company (being for the purposes of this definition either Elan or Perrigo) means:

(1)	a company’s holding company, subsidiaries, fellow subsidiaries and their associated companies and companies of which any such companies are associated companies (for this purpose, ownership or control of 20 percent or more of the equity share capital of a company is regarded as the test of associated company status);

(2)	a company’s connected advisors and persons controlling, controlled by or under the same control as such connected advisors;

(3)	the Elan directors or the Perrigo directors, as appropriate, and the directors of any company covered in (1) above (together in each case, with their spouse, close relatives and trustees of related trusts) and companies controlled by one or more such directors, their spouse, close relatives and trustees of related trusts;

(4)	a trustee of any pension scheme (other than an industry-wide scheme) in which the company or any company covered in (1) above participates;

(5)	a collective investment scheme or other person the investments of which the company or any associate of the company manages on a discretionary basis, in respect of the relevant investment accounts;

(6)	a person interested, or together with one or more persons acting in concert with that person, is interested in 5% or more of any class of relevant securities of the company;

(7)	a party to an arrangement with the company or an associate of the company in respect of relevant securities;

(8)	a person with a material business relationship with the company;

(9)	a person (not covered by paragraphs (1) to (8) above) which is interested or deals in relevant securities of the company and has, in addition to that person’s normal interest as an investor in securities, an interest or potential interest, whether commercial, financial or personal, in the outcome of the acquisition;

5.1.4	connected advisor means a bank or financial or other professional advisor (including a stockbroker) which is acting in relation to the acquisition for the company (being for the purposes of this definition either Elan or Perrigo) or for an associate of the company described in (1) of the definition of “associate” above (excluding a bank which is only providing normal commercial banking services or activities such as cash confirmation, the handling of acceptances and other registration work and excluding exempt market makers), provided that, in the case of an advisor which is a partnership, only partners and professional staff actively engaged in relation to the acquisition or who are customarily engaged in the affairs of the relevant client or who have engaged in these offices within two years prior to the start of the relevant offer period shall be deemed associates of the company;

5.1.5	control means the holding, whether directly or indirectly, of securities in a company that confer in aggregate 30 percent or more of the voting rights in that company;

5.1.6	derivative includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying security;

5.1.7	disclosure date means [—], 2013, being the latest practicable date before the posting of this document;

5.1.8	disclosure period means the period commencing on June 14, 2012 (being the date twelve (12) months before the commencement of the offer period) and ending on the disclosure date;

5.1.9	exempt fund manager means a discretionary fund manager which has been recognized by the Panel as an exempt fund manager for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Panel and has not been notified by the Panel of the withdrawal of such recognition;

5.1.10	exempt market maker means a person who, in relation to the securities concerned, is registered as a market-maker in those securities with the London Stock Exchange or is accepted by the Panel as a market-maker in those securities and who, in either case, has been recognized by the Panel as an exempt market-maker for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Panel and has not been notified by the Panel of the withdrawal of such recognition;

5.1.11	interest in or interested in a relevant security means:

(1)	for the purpose of determining whether a person has an “interest in a relevant security” or is “interested in a relevant security”;

(2)	that person shall be deemed to have an “interest,” or to be “interested,” in a relevant security if and only if he or she has a long position in that security; and

(3)	a person who has only a short position in a relevant security shall be deemed not to have an interest, nor to be interested, in that security;

5.1.12	Long position and short position:

(1)	A person shall be deemed to have a long position in a relevant security for the purposes of paragraph 5.1.11 if he or she directly or indirectly:

(a)	owns that security; or

(b)	has the right or option to acquire that security or to call for its delivery; or

(c)	is under an obligation to take delivery of that security; or

(d)	has the right to exercise or control the exercise of the voting rights (if any) attaching to that security, or to the extent that none of sub-paragraphs (a) to (d) above applies to that person, if he or she:

(e)	will be economically advantaged if the price of that security increases; or

(f)	will be economically disadvantaged if the price of that security decreases, irrespective of:

(i)	how any such ownership, right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to purchase, option or derivative; and

(ii)	whether any such ownership, right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise,

provided	that a person who has received an irrevocable commitment to accept an offer (or to procure that another person accept an offer) shall not, by virtue only of sub-paragraph (b) or (c) above, be treated as having an interest in the Relevant Securities that are the subject of the irrevocable commitment;

5.1.13	A person shall be deemed to have a short position in a relevant security for the purposes of paragraph 5.1.11 if he or she directly or indirectly:

(1)	has the right or option to dispose of that security or to put it to another person; or

(2)	is under an obligation to deliver that security to another person; or

(3)	is under an obligation either to permit another person to exercise the voting rights (if any) attaching to that security or to procure that such voting rights are exercised in accordance with the directions of another person, or to the extent that none of sub-paragraphs (1) to (3) above applies to that person if he or she:

(4)	will be economically advantaged if the price of that security decreases; or

(5)	will be economically disadvantaged if the price of that security increases, irrespective of:

(a)	how any such right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to sell, option or derivative; and

(b)	whether any such right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise;

5.1.14	relevant Perrigo securities in relation to Perrigo shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:

(1)	equity share capital of Perrigo; and

(2)	securities or any other instruments of Perrigo conferring on their holders rights to convert into or to subscribe for any securities of the foregoing category;

5.1.15	relevant Elan securities means in relation to Elan shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:

(1)	securities of Elan which are the subject of the scheme or which confer voting rights;

(2)	equity share capital of Elan; and

(3)	securities or any other instruments of Elan, conferring on their holders rights to convert into, or to subscribe for, any new securities of the foregoing categories;

5.1.16	relevant period means the period commencing on June 14, 2013 and ending on the disclosure date; and

5.1.17	relevant securities means relevant Perrigo securities or relevant Elan securities, as appropriate, and relevant security shall be construed appropriately.

5.2	Interests and short positions in relevant Elan securities

5.2.1	As at the close of business on the disclosure date, the Elan directors (including persons connected with them (within the meaning of the Irish Companies Act 1990)) were interested in the following relevant Elan securities (excluding options and other share awards which are disclosed in paragraph 5.2.2 below):

Name	Number of Relevant Elan securities
Robert Ingram	—
Gary Kennedy	7,650
Patrick Kennedy	10,500
G. Kelly Martin	403,716
Kieran McGowan	6,200
Kyran McLaughlin	190,000
Donal O’Connor	18,900
Richard Pilnik	3,700
Andrew von Eschenbach	2,000

5.2.2	As at the close of business on the disclosure date, the following options or awards over Elan shares have been granted to the following Elan directors (including persons connected with them within the meaning of the Irish Companies Act 1990) under the Elan share plans and remain outstanding:

Options over Ordinary Shares

Name	No. Of Shares Under Options	Award Price	Expiration Date mm/dd/yyyy
Gary Kennedy	15,486	$7.80	05/25/2015
	10,324	$15.40	01/31/2016
	10,324	$13.51	02/20/2017
Patrick Kennedy	20,648	$24.30	05/21/2018
G. Kelly Martin	1,032,416	$5.11	11/12/2013
	61,945	$15.76	03/09/2014
	289,077	$7.24	03/09/2015
	774,312	$11.65	12/06/2015
	405,852	$13.51	02/20/2017
	105,044	$13.51	02/20/2017
	264,005	$24.22	02/13/2018
	76,269	$24.22	02/13/2018
	154,862	$6.95	09/17/2019
	695,639	$6.83	02/10/2020
	962,351	$6.59	02/07/2021
	232,294	$12.76	02/08/2022
	501,754	$13.36	04/29/2022
	1,000,000	$9.84	02/06/2023
Kieran McGowan	41,297	$15.76	03/09/2014
	7,743	$7.24	03/09/2015
	10,324	$15.40	01/31/2016
	10,324	$13.51	02/20/2017
Kyran McLaughlin	41,297	$15.76	03/09/2014
	7,743	$7.24	03/09/2015
	10,324	$15.40	01/31/2016
	10,324	$13.51	02/20/2017
Donal O’Connor	20,648	$24.30	05/21/2018

Other Share Awards

Unvested Restricted Stock Units

Name		No. Of Shares Subject to Awards
Robert	Ingram	132,737
Gary	Kennedy	97,676
Patrick	Kennedy	87,352
G. Kelly	Martin	238,714
Kieran	McGowan	115,271
Kyran	McLaughlin	121,151
Donal	O’Connor	87,352
Richard	Pilnik	79,609
Andrew	von Eschenbach	39,015

5.2.3	Save as described in paragraph 5.2.1 and 5.2.2 above, as at the close of business on the disclosure date, no Elan director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions in any relevant Elan securities.

5.2.4	As at the close of business on the disclosure date, associates of Elan (by virtue of paragraph (1) of the definition of associate) were interested, or held short positions in the following relevant Elan securities:

Name	Number of Relevant Elan securities
Elan Pharma International Limited	3,032

5.2.5	Save as disclosed at paragraph 5.2.4 above, as at the close of business on the disclosure date, no associates of Elan (by virtue of paragraph (1) of the definition of associate) were interested, or held any short positions in any relevant Elan securities.

5.2.6	As at the close of business on the disclosure date, the trustees of the pension schemes in which Elan or any subsidiary of Elan participates, were interested, or held short positions, in the following relevant Elan securities.

Name	No. of Elan Shares	No. of Options over Elan shares	No. of Restricted Stock Units
Elan Pension Scheme Trustees	66,207	742,025	104,690

5.2.7	As at the close of business on the disclosure date, Citigroup Global Markets Limited (financial advisor to Elan) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Citigroup Global Markets Limited was interested, or held short positions, in the following relevant Elan securities:

Name	Number of Relevant Elan Securities
Citibank NA	1,312
Citicorp Trust	504

5.2.8	As at the close of business on the disclosure date, Morgan Stanley & Co. International plc, (financial advisor to Elan) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Morgan Stanley & Co. International plc, was interested, or held short positions, in the following relevant Elan securities:

Name	Number of Relevant Elan Securities
Morgan Stanley & Co. LLC	-1,170,539
Morgan Stanley Securities Ltd	-4,203

5.2.9	As at the close of business on the disclosure date, neither Ondra LLP (financial advisor to Elan) nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Ondra LLP, was interested, or held short positions, in any relevant Elan securities.

5.2.10	As at the close of business on the disclosure date, Davy Corporate Finance (financial advisor to Elan) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Davy Corporate Finance, was interested, or held short positions, in the following relevant Elan securities:

Name	Number of Relevant Elan Securities
J&E Davy (Discretionary Clients)	23,280 ADRs
J&E Davy (Discretionary Clients)	9,077 Ordinary Shares

5.2.11	As at the close of business on the disclosure date, no partner or member of the professional staff of KPMG (Elan’s auditor) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011 was interested, or held any short positions, in any relevant Elan securities.

5.2.12	As at the close of business on the disclosure date, no partner or member of the professional staff of A&L Goodbody (Irish legal advisor to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011 was interested, or held any short positions, in any relevant Elan securities save that Mr. Ronan Lyons holds 24 Elan shares.

5.2.13	As at the close of business on the disclosure date, no partner or member of the professional staff of Cadwalader, Wickersham & Taft LLP (US legal advisor to Elan) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Elan since June 14, 2011 were interested, or held any short positions, in any relevant Elan securities save that Mr. Christopher Cox holds 10,900 Elan ADSs.

5.2.14	As at the close of business on the disclosure date, no partner or member of the professional staff of Honigman Miller Schwartz and Cohn LLP (US legal advisor to Elan) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Elan since June 14, 2011 were interested, or held any short positions, in any relevant Elan securities.

5.2.15	As at the close of business on the disclosure date, no partner or member of the professional staff of Innisfree M&A Incorporated (proxy solicitor for Elan) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011 was interested, or held any short positions, in any relevant Elan securities.

5.2.16	As at the close of business on the disclosure date, no fund manager (other than an exempt fund manager) connected with Elan was interested, or held any short positions, in any relevant Elan securities.

5.2.17	Neither Elan nor, so far as the Elan directors are aware, any associate (by virtue of paragraphs (1) to (4) of the definition of “associate”) has any arrangement with any other person in relation to relevant Elan securities or held any short positions in any relevant Elan securities.

5.2.18	No Elan director holds short positions in any relevant Elan securities.

5.2.19	No indemnity or option arrangement, nor any agreement or understanding, formal or informal, between two or more persons relating to any relevant Elan securities, which is or may be an inducement to one or more such persons to deal or refrain from dealing in the relevant Elan securities exists between Perrigo or any other person acting in concert with Perrigo, and any other person.

5.2.20	As at the close of business on the disclosure date, Perrigo did not hold any interest or short position in any relevant Elan securities.

5.2.21	As at the close of business on the disclosure date no associates of Perrigo (by virtue of paragraph (1) of the definition of associate) were interested in relevant Elan securities or held any short positions in any relevant Elan securities.

5.2.22	As at the close of business on the disclosure date, no Perrigo director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Elan securities.

5.2.23	As at the close of business on the disclosure date, Barclays (financial advisor to Perrigo) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Barclays, was interested in, or held short positions, in the following relevant Elan securities:

Long Positions

Name	Number of Shares (ADRs)
Barclays Capital Inc	225,978

Name	Shares Under Call Options	Strike Price Range	Exercise Date Range
Barclays Capital Inc	4,783,300	6.00 – 25.00	17/08/2013 – 17/01/2015

Name	Shares Under Put Options	Strike Price Range	Exercise Date Range
Barclays Capital Inc	2,167,400	5.00 – 16.00	17/08/2013 – 17/01/2015

Short Positions

Name	Number of Shares (ADRs)
Barclays Capital Derivative Funding	56,800
Barclays Capital Inc	2,632,359
Palomino Ltd	1,171,697

Name	Shares Under Call Options	Strike Price Range	Exercise Date Range
Barclays Capital Inc	2,623,300	5.00 – 22.00	17/08/2013 – 17/01/2015

Name	Shares Under Put Options	Strike Price Range	Exercise Date Range
Barclays Capital Inc	4,891,500	8.00 – 22.00	17/08/2013 – 17/01/2015

Contracts For Difference

Palomino Ltd also holds contract for differences for Elan securities which have no end date. These contract for differences represent a net short position of 16,349 shares (after taking into account Palomino’s holding of 5,205 shares).

Trade Date	Nominal	Price
17/07/13	(3,557)	10.56
17/07/13	(4,129)	10.55
17/07/13	(690)	10.57
22/07/13	(5,465)	10.70
22/07/13	(3,810)	10.70
26/07/13	(889)	11.09
26/07/13	(283)	11.10
29/07/13	(2,731)	12.40

5.2.24	As at the close of business on the disclosure date, no partner or member of the professional staff of Dillon Eustace (Irish legal advisor to Perrigo) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011 was interested, or held any short positions, in any relevant Elan securities, other than Mr. Mark Thorne who owns 1,000 Elan shares.

5.2.25	As at the close of business on the disclosure date, no partner or member of the professional staff of Sullivan & Cromwell LLP (US legal advisor to Perrigo) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011, was interested, or held any short positions, in any relevant Elan securities.

5.2.26	As at the close of business on the disclosure date, no partner or member of the professional staff of Morgan, Lewis & Bockius LLP (US legal advisor to Perrigo) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011, was interested, or held any short positions, in any relevant Elan securities.

5.2.27	As at the close of business on the disclosure date, no partner or member of the professional staff of Fried, Frank, Harris, Shriver & Jacobson (US legal advisor to Perrigo) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011, was interested, or held any short positions, in any relevant Elan securities.

5.2.28	As at the close of business on the disclosure date, no partner or member of the professional staff of Ernst & Young (auditor to Perrigo) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011, was interested, or held any short positions, in any relevant Elan securities.

5.2.29	As at the close of business on the disclosure date, no partner or member of the professional staff of Fischer Behar Chen Well Orion & Co. (Israeli legal advisor to Perrigo) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011, was interested, or held any short position in any relevant Elan securities.

5.2.30	Save as disclosed in this paragraph 5.2, as at the close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Perrigo, held any interest or any short position in any relevant Elan securities.

5.2.31	The information in this paragraph 5.2 in respect of each member of Perrigo and all persons controlling, controlled by, or under the same control as each of them has been included subject to the Perrigo directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

5.3	Dealings in relevant Elan securities

5.3.1	The dealings during the disclosure period in relevant Elan securities by the Elan directors or persons connected with them (within the meaning of the Irish Companies Act 1990) were as follows:

Name of Director	Date of dealing	Nature of Transaction	Number of Relevant Elan Securities	Price paid
G. Kelly Martin[4]	17 August 2012	Exercise of Option	400,000	$3.85
	17 August 2012	Sale of Shares	231,855	$11.70
	27 August 2012	Sale of Shares	200,000	$11.67
	04 September 2012	Transfer of shares as charitable gift	4,500	$11.35
	06 September 2012	Transfer of shares as charitable gift	7,800	$11.53
	25 October 2012	Vesting of RSUs	37,500	$10.89
	25 October 2012	Sale of Shares	16,187	$10.92
	20 November 2012	Exercise of Option	444,000	$3.85
	20 November 2012	Sale of Shares	267,672	$10.45
	30 November 2012	Sale of Shares	19,000	$10.04
	07 February 2013	Vesting of RSUs	16,725	$9.84
	11 February 2013	Vesting of RSUs	89,525	$10.23
	12 February 2013	Sale of Shares	8,441	$10.31
	13 February 2013	Sale of Shares	32,545	$10.30
Andrew von Eschenbach	14 August 2012	Acquisition of Shares	2,000	$11.75

Messrs. Ingram, G. Kennedy, P. Kennedy, McGowan, McLaughlin, O’Connor and Pilnik did not have any dealings of relevant Elan securities during the disclosure period.

[4]	On November 12, 2013, an option granted to Mr. Martin on November 13, 2003 to acquire 1,032,416 shares at a per share exercise price of $5.11 will expire by its terms. Mr. Martin intends, subject to the consent of the Irish Takeover Panel, to exercise this option in full following release of Elan’s financial results for the quarter ended September 30, 2013. Mr Martin intends to sell sufficient shares to cover the exercise price and taxes arising from the exercise of this option.

5.3.2	During the disclosure period, Elan has redeemed or purchased relevant Elan securities as follows:

Dutch Auction Tender Offer

On April 18, 2013, pursuant to the Tender Offer, Elan re-purchased 88,888,888 Ordinary Shares (including Ordinary Shares represented by Elan ADSs) from Davy for US$11.25 each for an aggregate purchase price of approximately US$1 billion. The 88,888,888 Ordinary Shares (including Ordinary Shares represented by Elan ADSs) were subsequently cancelled by Elan.

5.3.3	During the relevant period there were no dealings in relevant Elan securities by any associate of Elan (within the meaning of paragraph (1) of the definition of associate) nor any trustee of any pension scheme in which Elan or any subsidiary of Elan participates, save as set out below:

Name of Trustee	Date of Dealing	Nature of Transaction	Number of Relevant Elan Securities	Price paid (US$)
Pension Fund Trustees	June 29, 2012	Purchase of Shares via the Elan Employee Share Purchase Plan	1,770	11.68
	July 10, 2012	Sale of Shares	1,770	13.97
	September 20, 2012	Option Exercise	9,036	7.75
	September 20, 2012	Sale of Shares	9,036	11.21
	February 11, 2013	Vesting of RSUs	38,416	10.23
	February 11, 2013	Vesting of RSUs	20,753	10.23
	February 11, 2013	Sale of Shares	11,043	10.23
	February 11, 2013	Vesting of RSUs	8,178	10.23
	February 11, 2013	Sale of Shares	8,178	10.23
	February 13, 2013	Sale of shares	29,479	10.30
	March 04, 2013	Sale of Shares	9,710	11.58
	March 05, 2013	Option exercise	6,194	3.72
	March 05, 2013	Sale of shares	1,961	11.77
	March 29, 2013	Vesting of RSUs	16,359	11.76
	March 29, 2013	Sale of Shares	8,590	11.76
	April 22, 2013	Exercise of Options	2,065	7.24
	April 22, 2013	Sale of Shares	2,065	12.25
	May 29, 2013	Sale of Shares	7,769	12.53
	June 07, 2013	Exercise of Options	2,566	7.51
	June 07, 2013	Sale of Shares	2,566	13.30

5.3.4	During the relevant period, there were no dealings in relevant Elan securities by Citigroup Global Markets Limited (financial advisor to Elan) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Citigroup Global Markets Limited.

5.3.5	During the relevant period, there were no dealings in relevant Elan securities by Morgan Stanley & Co. International plc, (financial advisor to Elan) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Morgan Stanley & Co. International plc.

5.3.6	During the relevant period, there were no dealings in relevant Elan securities by Ondra LLP (financial advisor to Elan) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Ondra LLP.

5.3.7	During the relevant period, there were no dealings in relevant Elan securities by Davy Corporate Finance (financial advisor to Elan) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Davy Corporate Finance, save as set out below:

Name	Date	Nature of Transaction	Quantity	Price	Currency	Relevant Elan Security
J&E Davy (Discretionary Clients)	17 June 2013	Sold	1,250	13.60	USD	ADRs
J&E Davy (Discretionary Clients)	17 June 2013	Sold	1,250	13.60	USD	ADRs
J&E Davy (Discretionary Clients)	19 July 2013	Sold	30	14.14	USD	ADRs
J&E Davy (Discretionary Clients)	24 July 2013	Sold	48	10.82	EUR	Ordinary Shares
J&E Davy (Discretionary Clients)	20 August 2013	Sold	2,000	11.18	EUR	Ordinary Shares

5.3.8	During the relevant period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of KPMG (auditors to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.3.9	During the relevant period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of A&L Goodbody (Irish legal advisor to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.3.10	During the relevant period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Cadwalader Wickersham & Taft LLP (US legal advisor to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.3.11	During the relevant period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Honigman Miller Schwartz and Cohn LLP (US legal advisor to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.3.12	During the relevant period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Innisfree M&A Incorporated (proxy solicitor for Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.3.13	During the relevant period, there were no dealings in relevant Elan securities by a fund manager (other than an exempt fund manager) connected with Elan.

5.3.14	During the relevant period, there were no dealings in relevant Elan securities by any person that has an arrangement with Elan or with any associate of Elan.

5.3.15	During the disclosure period, Perrigo had no dealings in any relevant Elan securities.

5.3.16	During the relevant period, there were no dealings in relevant Elan securities by any associate of Perrigo (within the meaning of paragraph (1) of the definition of associate).

5.3.17	During the disclosure period, no Perrigo director had any dealings in any relevant Elan securities.

5.3.18	During the disclosure period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Dillon Eustace (Irish legal advisor to Perrigo) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.3.19	During the disclosure period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Sullivan & Cromwell LLP (US legal advisor to Perrigo) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.3.20	During the disclosure period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Morgan, Lewis & Bockius LLP (US legal advisor to Perrigo) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.3.21	During the disclosure period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Fried, Frank, Harris, Shriver & Jacobson (US legal advisor to Perrigo) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.3.22	During the disclosure period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Ernst & Young (auditors to Perrigo) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.3.23	During the disclosure period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Fischer Behar Chen Well Orion & Co. (Israeli legal advisor to Perrigo) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.3.24	During the disclosure period, there were no dealings in relevant Elan securities by any person that has an arrangement with Perrigo or with any person acting in concert with Perrigo.

5.3.25	The dealings during the disclosure period in relevant Elan securities by Barclays (financial advisor to Perrigo) or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Barclays were as follows:

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Price/ Price Range
Share	01/05/2013–31/05/2013	Purchases	44,686	8.73	9.59
		Sales	43,210	8.73	9.59
ADR	01/05/2013–31/05/2013	Purchases	34,875,195	11.40	14.00
		Sales	34,107,790	10.00	20.00
Share	01/06/2013–30/06/2013	Purchases	86,440	9.39	10.14
		Sales	86,440	9.39	10.14
ADR	01/06/2013–30/06/2013	Purchases	84,278,390	10.00	14.53
		Sales	84,801,260	10.00	20.00
Share	01/07/2013–31/07/2013	Purchases	7,401	10.81	11.55
		Sales	7,401	10.81	11.55
ADR	01/07/2013–31/07/2013	Purchases	29,376,777	10.00	15.69
		Sales	30,561,630	9.50	15.70
Share	01/08/2013–16/08/2013	Purchases	3,106	11.85	11.85
		Sales	3,106	11.85	11.85
ADR	01/08/2013–16/08/2013	Purchases	21,500	10.00	12.00
		Sales	15,700	9.00	15.00

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Exercise Price Range		Expiry Date Range		Option Price Range
Call	01/05/2013–31/05/2013	Purchases	1,715,800	10.00	15.00	18-May-13	17-Jan-15	0.10	2.05
Call		Sales	1,394,100	10.00	14.00	18-May-13	18-Jan-14	0.05	2.53
Put		Purchases	2,623,000	10.00	13.00	18-May-13	18-Jan-14	0.05	1.45
Put		Sales	95,900	10.00	13.00	18-May-13	19-Oct-13	0.10	1.60
Call	01/06/2013–30/06/2013	Purchases	4,981,800	10.00	18.00	22-Jun-13	18-Jan-14	0.05	4.20
Call		Sales	6,375,600	10.00	18.00	22-Jun-13	17-Jan-15	0.05	3.30
Put		Purchases	148,000	11.00	20.00	22-Jun-13	18-Jan-14	0.05	5.80
Put		Sales	1,733,200	10.00	15.00	22-Jun-13	18-Jan-14	0.05	1.55
Call	01/07/2013–31/07/2013	Purchases	10,938,800	6.00	17.00	20-Jul-13	17-Jan-15	0.05	8.00
Call		Sales	9,044,400	9.00	20.00	20-Jul-13	17-Jan-15	0.05	5.10
Put		Purchases	3,656,800	10.00	16.00	20-Jul-13	17-Jan-15	0.05	1.27
Put		Sales	6,801,900	12.00	15.00	20-Jul-13	17-Jan-15	0.05	1.32
Call	01/08/2013–16/08/2013	Purchases	15,700	9.00	15.00	17-Aug-13	19-Oct-13	0.60	6.40
Call		Sales	21,500	10.00	12.00	18-Jan-14	18-Jan-14	3.70	5.60
Put		Purchases	0	n/a	n/a	n/a	n/a	n/a	n/a
Put		Sales	0	n/a	n/a	n/a	n/a	n/a	n/a

5.3.26	Save as disclosed in this paragraph 5.3, as at close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Perrigo dealt in any relevant Elan securities.

5.3.27	The information in this paragraph 5.3 in respect of each member of Perrigo and all persons controlling, controlled by, or under the same control as each of them has been included subject to Perrigo directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

5.4	Interests and short positions in relevant Perrigo securities

5.4.1	As of the close of business on the disclosure date, the Perrigo directors (including persons connected with them (within the meaning of the Irish Companies Act 1990)) were interested in the following relevant Perrigo securities (excluding options and other share awards which are disclosed in paragraph 5.4.2 below):

Name	No. of Shares Owned
Joseph C. Papa	118,455
Laurie Brlas	7,424
Gary M. Cohen	18,610
Jacqualyn A. Fouse	883
David T. Gibbons	11,638
Ran Gottfried	11,609
Ellen R. Hoffing	6,051
Michael J. Jandernoa	699,811
Gary K. Kunkle, Jr.	22,654
Herman Morris, Jr.	20,648
Ben-Zion Zilberfarb	2,553

5.4.2	As at the close of business on the disclosure date, the following options or awards over Perrigo’s shares have been granted to the following Perrigo directors (including persons connected with them within the meaning of the Irish Companies Act 1990) under the Perrigo share plans and remain outstanding:

Stock Options

Name	No. of Shares Under Options	Exercise Price Per Share	Expiration Date (mm/dd/yyyy)
Joseph C. Papa	2,186	$30.06	8/24/2019
	33,963	$35.85	8/24/2018
	39,034	$58.82	8/18/2020
	44,843	$108.62	8/23/2022
	46,293	$90.65	8/23/2021
	44,496	$119.78	8/22/2023
Laurie Brlas	2,224	$59.74	11/9/2020
	2,275	$89.42	11/3/2021
	2,726	$100.84	11/14/2022
Gary M. Cohen	2,224	$59.74	11/9/2020
	2,275	$89.42	11/3/2021
	2,726	$100.84	11/14/2022
	3,053	$39.62	11/8/2019
Jacqualyn A. Fouse	2,726	$100.84	11/14/2022
David T. Gibbons	2,275	$89.42	11/3/2021
	2,726	$100.84	11/14/2022
Ran Gottfried	2,275	$89.42	11/3/2021
	2,726	$100.84	11/14/2022
Ellen R. Hoffing	806	$36.06	10/30/2017
	2,224	$59.74	11/9/2020
	2,275	$89.42	11/3/2021
	2,726	$100.84	11/14/2022
	3,053	$39.62	11/8/2019
	3,351	$34.45	11/12/2018
Michael J. Jandernoa	2,224	$59.74	11/9/2020
	2,275	$89.42	11/3/2021
	2,726	$100.84	11/14/2022
	3,053	$39.62	11/8/2019
	3,351	$34.45	11/12/2018
	4,650	$23.44	10/30/2017
	5,814	$16.77	11/10/2016
Gary K. Kunkle, Jr.	2,224	$59.74	11/9/2020
	2,275	$89.42	11/3/2021
	2,726	$100.84	11/14/2022
	3,053	$39.62	11/8/2019
	3,351	$34.45	11/12/2018
	4,650	$23.44	10/30/2017
	5,814	$16.77	11/10/2016
Herman Morris, Jr.	2,224	$59.74	11/9/2020
	2,275	$89.42	11/3/2021
	2,726	$100.84	11/14/2022
	3,053	$39.62	11/8/2019
	3,351	$34.45	11/12/2018
	4,650	$23.44	10/30/2017
	5,814	$16.77	11/10/2016
Ben-Zion Zilberfarb	2,224	$59.74	11/9/2020
	2,275	$89.42	11/3/2021
	2,726	$100.84	11/14/2022
	3,053	$39.62	11/8/2019
	3,351	$34.45	11/12/2018
	4,364	$17.38	11/10/2016
	4,650	$23.44	10/30/2017

Other Share Awards—Restricted Stock Units

Name	No. of Shares Subject to Awards
Joseph C. Papa	78,242

5.4.3	Save as described in paragraph 5.4.1 and 5.4.2 above, as at the close of business on the disclosure date, no Perrigo director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Perrigo securities.

5.4.4	As at the close of business on the disclosure date, no associates of Perrigo (by virtue of paragraph (1) of the definition of associate) were interested, or held any short positions in relevant Perrigo securities.

5.4.5	As at the close of business on the disclosure date, no trustee of any pension scheme in which Elan or any subsidiary of Elan participates, was interested, or held any short positions, in any relevant Perrigo securities.

5.4.6	As at the close of business on the disclosure date, no partner or member of the professional staff of Ernst & Young (Perrigo’s auditor) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011 was interested, or held any short positions, in any relevant Perrigo securities.

5.4.7	As at the close of business on the disclosure date, Barclays (financial advisor to Perrigo) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Barclays, was interested, or held short positions, in the following relevant Perrigo securities:

Long Positions

Name	Number of Shares
Barclays Capital Derivative Funding	42,663
Barclays Capital Inc	23,235
Barclays Bank Plc	21,233
Palomino Ltd	11,824

Name	Shares Under Call Options	Strike Price Range	Exercise Date Range
Barclays Capital Inc	86,500	110.00 – 145.00	17/08/2013 – 22/02/2014

Name	Shares Under Put Options	Strike Price Range	Exercise Date Range
Barclays Capital Inc	54,100	100.00 – 130.00	17/08/2013 – 22/02/2014

In addition to the above, Barclays Capital Derivative Funding has a swap for 3,000 shares which expires on 27/08/2014.

Short Positions

Name	Number of Shares (ADRs)
Barclays Capital Derivative Funding	83,347
Barclays Capital Inc	67,578

Name	Shares Under Call Options	Strike Price Range	Exercise Date Range
Barclays Capital Inc	10,700	100.00 – 150.00	17/08/2013 – 16/11/2013

Name	Shares Under Put Options	Strike Price Range	Exercise Date Range
Barclays Capital Inc	36,300	85.00 – 130.00	17/08/2013 – 22/02/2045

5.4.8	As at the close of business on the disclosure date, no partner or member of the professional staff of Dillon Eustace (Irish legal advisor to Perrigo) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011 was interested, or held any short positions, in any relevant Perrigo securities.

5.4.9	As at the close of business on the disclosure date, no partner or member of the professional staff of Sullivan & Cromwell LLP (US legal advisor to Perrigo) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011, was interested, or held any short positions, in any relevant Perrigo securities.

5.4.10	As at the close of business on the disclosure date, no partner or member of the professional staff of Morgan, Lewis & Bockius LLP (US legal advisor to Perrigo) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011, was interested, or held any short positions, in any relevant Perrigo securities.

5.4.11	As at the close of business on the disclosure date, no partner or member of the professional staff of Fried, Frank, Harris, Shriver & Jacobson (US legal advisor to Perrigo) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011, was interested, or held any short positions, in any relevant Perrigo securities.

5.4.12	As at the close of business on the disclosure date, no partner or member of the professional staff of Fischer Behar Chen Well Orion & Co. (Israeli legal advisor to Perrigo) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011, was interested, or held any short positions, in any relevant Perrigo securities.

5.4.13	As at the close of business on the disclosure date, no fund manager (other than an exempt fund manager) connected with Perrigo was interested, or held any short positions, in any relevant Perrigo securities.

5.4.14	Neither Perrigo nor, so far as the Perrigo directors are aware, any associate (by virtue of paragraphs (1) to (4) of the definition of “associate”) has any arrangement with any other person in relation to relevant Perrigo securities or held any short positions in any relevant Perrigo securities.

5.4.15	No Perrigo director holds short positions in any relevant Perrigo securities.

5.4.16	As at the close of business on the disclosure date, Elan did not hold any interest or short position in any relevant Perrigo securities.

5.4.17	As at the close of business on the disclosure date no associates of Elan (by virtue of paragraph (1) of the definition of associate) were interested in relevant Perrigo securities or held any short positions in any relevant Perrigo securities.

5.4.18	As at the close of business on the disclosure date, no Elan director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Perrigo securities.

5.4.19	As at the close of business on the disclosure date, Citigroup Global Markets Limited (financial advisor to Elan) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Citigroup Global Markets Limited was interested, or held short positions, in the following relevant Perrigo securities:

Name	Number of Relevant Perrigo Securities
Citibank N.A.	38,344
Citicorp Trust	2,099

5.4.20	As at the close of business on the disclosure date, Morgan Stanley & Co. International plc (financial advisor to Elan) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Morgan Stanley & Co. International plc, was interested, or held short positions, in the following relevant Perrigo securities:

Name	Number of Relevant Perrigo Securities
Morgan Stanley & Co LLC	-24,580

5.4.21	As at the close of business on the disclosure date, neither Ondra LLP (financial advisor to Elan) nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Ondra LLP, was interested, or held any short positions, in any relevant Perrigo securities.

5.4.22	As at the close of business on the disclosure date, neither Davy Corporate Finance (financial advisor to Elan), nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Davy Corporate Finance, was interested, or held any short positions, in any relevant Perrigo securities:

5.4.23	As at the close of business on the disclosure date, no partner or member of the professional staff of KPMG (Elan’s auditor) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011 was interested, or held any short positions, in any relevant Perrigo securities.

5.4.24	As at the close of business on the disclosure date, no partner or member of the professional staff of A&L Goodbody (Irish legal advisor to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011 was interested, or held any short positions, in any relevant Perrigo securities.

5.4.25	As at the close of business on the disclosure date, no partner or member of the professional staff of Cadwalader Wickersham & Taft LLP (US legal advisor to Elan) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Elan since June 14, 2011, was interested, or held any short positions, in any relevant Perrigo securities.

5.4.26	As at the close of business on the disclosure date, no partner or member of the professional staff of Honigman Miller Schwartz and Cohn LLP (US legal advisor to Elan) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Elan since June 14, 2011 was interested, or held any short positions, in any relevant Perrigo securities.

5.4.27	As at the close of business on the disclosure date, no partner or member of the professional staff of Innisfree M&A Incorporated (proxy solicitor for Elan) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011 was interested, or held any short positions, in any relevant Perrigo securities.

5.4.28	Save as disclosed in this paragraph 5.4, as at the close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Elan, held any interest or any short position in any relevant Perrigo securities.

5.4.29	The information in this paragraph 5.4 in respect of each shareholder of Elan and all persons controlling, controlled by, or under the same control as each of them has been included subject to the Elan directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

5.5	Dealings in relevant Perrigo securities

5.5.1	The dealings during the disclosure period in relevant Perrigo securities by the Perrigo directors or persons connected with them (within the meaning of the Irish Companies Act 1990) were as follows:

Director Dealing in Relevant Perrigo Securities

Name	Nature of Transaction	Date (mm/dd/yy)	Number	Price ($)
Joseph C. Papa	Gifted Shares	8/28/2012	1,800	0
	Gifted Shares	8/29/2012	24,200	0
	Option Exercise/Sale of Shares	8/30/2012	10,000	109.1759
	Option Exercise/Sale of Shares	9/21/2012	15,000	116.5888
	Option Exercise/Sale of Shares	10/10/2012	15,000	117.3703
	Option Exercise/Sale of Shares	11/15/2012	15,000	100.7832
	Option Exercise/Sale of Shares	12/14/2012	10,806	103.8587
	Option Exercise/Sale of Shares	12/14/2012	4,194	104.1537
	Option Exercise/Sale of Shares	1/17/2013	5,000	104.4986
	Option Exercise/Sale of Shares	2/14/2013	5,000	112.0738
	Direct Sale of Shares	3/12/2013	10,000	116.0945
	Option Exercise/Sale of Shares	3/12/2013	5,000	116.7994
	Direct Sale of Shares	4/9/2013	5,645	118.6215
	Option Exercise/Sale of Shares	4/9/2013	5,000	118.2856
	Option Exercise/Sale of Shares	5/15/2013	5,000	120.5134
	Option Exercise/Sale of Shares	6/14/2013	10,000	118.3909
	Option Exercise/Sale of Shares	7/11/2013	10,000	128.5355
Laurie Brlas	Direct Sale of Shares	12/3/2012	9,748	102.7512
	Direct Sale of Shares	12/3/2012	1,009	102.9196
David T. Gibbons	Direct Sale of Shares	11/26/2012	20,000	102.325
	Option Exercise/Sale of Shares	11/26/2012	17,500	102.28
	Option Exercise/Sale of Shares	11/26/2012	4,650	102.1821
	Option Exercise/Sale of Shares	11/26/2012	3,351	102.2035
	Option Exercise/Sale of Shares	11/26/2012	3,053	102.347
	Option Exercise/Sale of Shares	11/26/2012	2,224	102.3868
Ran Gottfried	Option Exercise/Sale of Shares	12/4/2012	3,053	104.47
	Option Exercise/Sale of Shares	5/13/2013	2,224	119.5337
Michael J. Jandernoa	Gift of Shares from Trust	2/22/2013	2,702	0
	Gift of Shares from Trust	5/31/2013	432	0
	Gift of Shares from Trust	11/20/2012	3,793	0
	Gift of Shares from Trust	11/21/2012	648	0
	Gift of Shares from Trust	11/26/2012	373	0
	Gift of Shares from Trust	11/27/2012	1,749	0
	Gift of Shares from Trust	12/5/2012	1,152	0
	Gift of Shares from Trust	12/6/2012	1,200	0
	Direct Sale of Shares from Trust	12/7/2012	105,500	102.489
	Direct Sale of Shares from Trust	12/5/2012	72,000	104.9959
	Direct Sale of Shares from Trust	12/5/2012	296,000	104.785
	Direct Sale of Shares from Trust	12/6/2012	67,800	103.4963
	Gift of Shares from Trust	9/6/2012	957	0
	Gift of Shares from Trust	9/7/2012	1,068	0
	Gift of Shares from Trust	11/14/2012	4,195	0
Herman Morris, Jr.	Direct Sale of Shares	11/9/2012	2,000	103.902
	Direct Sale of Shares from custody account	3/5/2013	200	114.752
Ben-Zion Zilberfarb	Direct Sale of Shares	3/5/2013	2,790	115.0934

Mr. Cohen, Ms. Fouse, Ms. Hoffing and Mr. Kunkle, Jr. did not have any dealings of relevant Perrigo securities during the disclosure period.

5.5.2	During the disclosure period Perrigo has not redeemed or repurchased any Perrigo securities.

5.5.3	During the disclosure period, there were no dealings in relevant Perrigo securities by any associate of Perrigo (within the meaning of paragraph (1) of the definition of associate) nor any trustee of any pension scheme in which Perrigo or any subsidiary of Perrigo participates.

5.5.4	During the disclosure period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of Ernst & Young (auditors to Perrigo) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.5.5	During the disclosure period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of Dillon Eustace (Irish legal advisor to Perrigo) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.5.6	During the disclosure period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of Sullivan & Cromwell LLP (US legal advisor to Perrigo) who is actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.5.7	During the disclosure period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of Morgan, Lewis & Bockius LLP (US legal advisor to Perrigo) who is actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.5.8	During the disclosure period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of Fried, Frank, Harris, Shriver & Jacobson (US legal advisor to Perrigo) who is actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.5.9	The dealings during the disclosure period in relevant Perrigo securities by Barclays (financial advisor to Perrigo) or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Barclays were as follows:

Shares

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Price / Price Range
Share	01/05/2013–31/05/2013	Purchases	2,098,148	110.00	121.25
		Sales	2,098,857	90.00	121.20
Share	01/06/2013–30/06/2013	Purchases	3,420,515	113.14	122.00
		Sales	3,458,745	113.14	121.91
Share	01/07/2013–31/07/2013	Purchases	2,724,950	120.72	134.10
		Sales	2,708,345	120.46	134.23
Share	01/08/2013–16/08/2013	Purchases	198,587	119.99	128.99
		Sales	212,768	119.99	128.99

Options

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Exercise Price Range		Expiry Date Range		Option Price Range
Call	01/05/2013 –31/05/2013	Purchases	5,200	115.00	130.00	18-May-13	16-Nov-13	0.05	4.40
Call		Sales	2,400	105.00	125.00	18-May-13	17-Aug-13	0.58	14.70
Put		Purchases	2,800	105.00	120.00	18-May-13	16-Nov-13	0.20	3.20
Put		Sales	13,800	105.00	120.00	18-May-13	16-Nov-13	0.15	3.20
Call	01/06/2013 – 30/06/2013	Purchases	38,000	115.00	130.00	17-Aug-13	16-Nov-13	2.10	4.00
Call		Sales	1,800	125.00	130.00	20-Jul-13	20-Jul-13	0.20	0.35
Put		Purchases	44,900	110.00	115.00	22-Jun-13	17-Aug-13	0.45	5.00
Put		Sales	1,200	120.00	120.00	22-Jun-13	17-Aug-13	1.50	4.00
Call	01/07/2013 – 31/07/2013	Purchases	54,500	120.00	140.00	17-Aug-13	22-Feb-14	0.15	9.80
Call		Sales	30,900	120.00	135.00	17-Aug-13	16-Nov-13	2.77	11.50
Put		Purchases	5,700	110.00	130.00	20-Jul-13	22-Feb-14	0.10	10.63
Put		Sales	33,100	110.00	130.00	20-Jul-13	22-Feb-14	0.09	5.90
Call	01/08/2013 – 16/08/2013	Purchases	23,900	120.00	145.00	17-Aug-13	22-Feb-14	0.43	11.60
Call		Sales	20,300	125.00	150.00	21-Sep-13	22-Feb-14	0.40	7.63
Put		Purchases	17,700	120.00	130.00	17-Aug-13	22-Feb-14	1.25	9.13
Put		Sales	18,200	130.00	130.00	16-Nov-13	22-Feb-14	7.15	9.11

5.5.10	During the disclosure period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of Fischer Behar Chen Well Orion & Co. (Israeli legal advisor to Perrigo) who is actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Perrigo since June 14, 2011.

5.5.11	During the disclosure period, there were no dealings in relevant Perrigo securities by a fund manager (other than an exempt fund manager) connected with Perrigo.

5.5.12	During the disclosure period, there were no dealings in relevant Perrigo securities by any person that has an arrangement with Perrigo or with any person acting in concert with Perrigo.

5.5.13	During the disclosure period, Elan had no dealings in any relevant Perrigo securities.

5.5.14	During the relevant period, there were no dealings in relevant Perrigo securities by any associate of Elan (within the meaning of paragraph (1) of the definition of associate).

5.5.15	During the disclosure period, no Elan director had any dealings in any relevant Perrigo securities.

5.5.16	During the relevant period, there were no dealings in relevant Perrigo securities by Citigroup Global Markets Limited (financial advisor to Elan) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Citigroup Global Markets Limited.

5.5.17	The dealings during the relevant period in relevant Perrigo securities by Morgan Stanley & Co. International plc (financial advisor to Elan) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Morgan Stanley & Co. International plc were as follows:

Name	Date of Dealing	Nature of Transaction	Number of Relevant Perrigo Securities	Price Paid
Morgan Stanley & Co LLC	29-Jul-13	Buy	900	$127.7648381
Morgan Stanley & Co LLC	29-Jul-13	Buy	3,900	$127.7717523
Morgan Stanley & Co LLC	29-Jul-13	Sell	900	$127.7648381
Morgan Stanley & Co LLC	29-Jul-13	Sell	3,900	$127.7717523
Morgan Stanley & Co LLC	26-Jul-13	Sell	900	$134.2300000
Morgan Stanley & Co LLC	26-Jul-13	Sell	665	$134.1237593
Morgan Stanley & Co LLC	26-Jul-13	Sell	335	$133.8810447
Morgan Stanley & Co LLC	26-Jul-13	Sell	100	$133.8300000
Morgan Stanley & Co LLC	26-Jul-13	Sell	200	$133.8450000
Morgan Stanley & Co LLC	26-Jul-13	Sell	3,900	$134.0464102
Morgan Stanley & Co LLC	26-Jul-13	Sell	400	$131.8778609
Morgan Stanley & Co LLC	26-Jul-13	Sell	31	$133.4700000
Morgan Stanley & Co LLC	26-Jul-13	Buy	12	$132.3700000
Morgan Stanley & Co LLC	26-Jul-13	Buy	7	$132.8100000
Morgan Stanley & Co LLC	26-Jul-13	Buy	428	$134.2473669
Morgan Stanley & Co LLC	26-Jul-13	Sell	428	$134.1670794
Morgan Stanley & Co LLC	26-Jul-13	Buy	14	$133.7800000
Morgan Stanley & Co LLC	26-Jul-13	Buy	150	$134.2455106
Morgan Stanley & Co LLC	26-Jul-13	Sell	164	$133.4152439
Morgan Stanley & Co LLC	26-Jul-13	Buy	400	$131.8778609
Morgan Stanley & Co LLC	26-Jul-13	Sell	428	$134.2473669
Morgan Stanley & Co LLC	26-Jul-13	Sell	150	$134.2455106
Morgan Stanley & Co LLC	25-Jul-13	Buy	500	$130.7772977
Morgan Stanley & Co LLC	25-Jul-13	Buy	400	$132.3800000
Morgan Stanley & Co LLC	25-Jul-13	Buy	100	$130.7749304
Morgan Stanley & Co LLC	25-Jul-13	Buy	224	$132.3859169
Morgan Stanley & Co LLC	25-Jul-13	Sell	224	$132.3933035
Morgan Stanley & Co LLC	25-Jul-13	Buy	116	$132.3851034
Morgan Stanley & Co LLC	25-Jul-13	Sell	116	$131.8657758
Morgan Stanley & Co LLC	25-Jul-13	Sell	224	$132.3859169
Morgan Stanley & Co LLC	25-Jul-13	Sell	500	$130.7772977
Morgan Stanley & Co LLC	25-Jul-13	Sell	100	$130.7749304
Morgan Stanley & Co LLC	25-Jul-13	Sell	116	$132.3851034
Morgan Stanley & Co LLC	24-Jul-13	Sell	500	$130.0100000
Morgan Stanley & Co LLC	24-Jul-13	Sell	100	$130.0100000
Morgan Stanley & Co LLC	24-Jul-13	Buy	17	$130.0233940
Morgan Stanley & Co LLC	24-Jul-13	Sell	17	$130.6900000
Morgan Stanley & Co LLC	24-Jul-13	Sell	17	$130.0233940
Morgan Stanley & Co LLC	23-Jul-13	Buy	200	$129.4848390
Morgan Stanley & Co LLC	23-Jul-13	Buy	253	$129.3945454
Morgan Stanley & Co LLC	23-Jul-13	Sell	182	$129.3647802
Morgan Stanley & Co LLC	23-Jul-13	Sell	71	$129.2662915
Morgan Stanley & Co LLC	23-Jul-13	Buy	71	$129.2662915
Morgan Stanley & Co LLC	23-Jul-13	Sell	200	$129.4848390

Name	Date of Dealing	Nature of Transaction	Number of Relevant Perrigo Securities	Price Paid
Morgan Stanley & Co LLC	22-Jul-13	Sell	100	$130.1800000
Morgan Stanley & Co LLC	22-Jul-13	Sell	100	$130.1800000
Morgan Stanley & Co LLC	22-Jul-13	Sell	200	$130.3000000
Morgan Stanley & Co LLC	22-Jul-13	Buy	240	$130.2044192
Morgan Stanley & Co LLC	22-Jul-13	Sell	240	$130.2967500
Morgan Stanley & Co LLC	22-Jul-13	Buy	141	$130.3254609
Morgan Stanley & Co LLC	22-Jul-13	Sell	34	$130.1774933
Morgan Stanley & Co LLC	22-Jul-13	Sell	107	$130.2939252
Morgan Stanley & Co LLC	22-Jul-13	Buy	34	$130.1774933
Morgan Stanley & Co LLC	22-Jul-13	Sell	240	$130.2044192
Morgan Stanley & Co LLC	19-Jul-13	Buy	1,000	$129.3879553
Morgan Stanley & Co LLC	19-Jul-13	Sell	1,000	$129.3700000
Morgan Stanley & Co LLC	19-Jul-13	Sell	452	$129.4310619
Morgan Stanley & Co LLC	19-Jul-13	Sell	200	$129.3800000
Morgan Stanley & Co LLC	19-Jul-13	Sell	20	$129.5100000
Morgan Stanley & Co LLC	19-Jul-13	Sell	64	$129.5800000
Morgan Stanley & Co LLC	19-Jul-13	Sell	764	$129.4000261
Morgan Stanley & Co LLC	19-Jul-13	Buy	3,100	$128.8682485
Morgan Stanley & Co LLC	19-Jul-13	Buy	50	$129.3825015
Morgan Stanley & Co LLC	19-Jul-13	Sell	50	$128.8100000
Morgan Stanley & Co LLC	19-Jul-13	Sell	3,100	$128.8682485
Morgan Stanley & Co LLC	19-Jul-13	Sell	1,000	$129.3879553
Morgan Stanley & Co LLC	19-Jul-13	Sell	50	$129.3825015
Morgan Stanley & Co LLC	18-Jul-13	Sell	400	$128.2101922
Morgan Stanley & Co LLC	18-Jul-13	Sell	500	$128.9020000
Morgan Stanley & Co LLC	18-Jul-13	Sell	102	$128.7900000
Morgan Stanley & Co LLC	18-Jul-13	Sell	998	$128.9678557
Morgan Stanley & Co LLC	18-Jul-13	Sell	200	$128.8400000
Morgan Stanley & Co LLC	18-Jul-13	Sell	200	$128.8900000
Morgan Stanley & Co LLC	18-Jul-13	Sell	3,100	$129.0609677
Morgan Stanley & Co LLC	18-Jul-13	Sell	200	$128.2115484
Morgan Stanley & Co LLC	18-Jul-13	Buy	40	$128.3000000
Morgan Stanley & Co LLC	18-Jul-13	Buy	32	$129.0014947
Morgan Stanley & Co LLC	18-Jul-13	Sell	72	$128.4558333
Morgan Stanley & Co LLC	18-Jul-13	Buy	200	$128.2115484
Morgan Stanley & Co LLC	18-Jul-13	Buy	400	$128.2101922
Morgan Stanley & Co LLC	18-Jul-13	Sell	32	$129.0014947
Morgan Stanley & Co LLC	18-Jul-13	Buy	128	$128.3666000
Morgan Stanley & Co LLC	18-Jul-13	Sell	128	$128.3666000
Morgan Stanley & Co LLC	17-Jul-13	Buy	46	$127.8500000
Morgan Stanley & Co LLC	17-Jul-13	Buy	100	$127.8500000
Morgan Stanley & Co LLC	17-Jul-13	Buy	254	$127.8500000
Morgan Stanley & Co LLC	17-Jul-13	Sell	500	$127.9080000
Morgan Stanley & Co LLC	17-Jul-13	Sell	200	$127.9300000
Morgan Stanley & Co LLC	17-Jul-13	Sell	200	$127.9300000
Morgan Stanley & Co LLC	17-Jul-13	Sell	100	$127.9500000
Morgan Stanley & Co LLC	17-Jul-13	Sell	100	$127.9600000
Morgan Stanley & Co LLC	17-Jul-13	Buy	200	$127.8650000
Morgan Stanley & Co LLC	17-Jul-13	Buy	50	$127.8619202

Name	Date of Dealing	Nature of Transaction	Number of Relevant Perrigo Securities	Price Paid
Morgan Stanley & Co LLC	17-Jul-13	Sell	50	$127.9200000
Morgan Stanley & Co LLC	17-Jul-13	Sell	50	$127.8619202
Morgan Stanley & Co LLC	16-Jul-13	Buy	300	$127.9639976
Morgan Stanley & Co LLC	16-Jul-13	Sell	300	$128.4100000
Morgan Stanley & Co LLC	16-Jul-13	Sell	967	$127.9658531
Morgan Stanley & Co LLC	16-Jul-13	Sell	100	$128.0100000
Morgan Stanley & Co LLC	16-Jul-13	Sell	500	$128.0220000
Morgan Stanley & Co LLC	16-Jul-13	Sell	100	$127.9800000
Morgan Stanley & Co LLC	16-Jul-13	Sell	100	$127.9700000
Morgan Stanley & Co LLC	16-Jul-13	Sell	200	$128.0100000
Morgan Stanley & Co LLC	16-Jul-13	Sell	133	$128.0200000
Morgan Stanley & Co LLC	16-Jul-13	Sell	100	$128.0600000
Morgan Stanley & Co LLC	16-Jul-13	Buy	86	$127.9800000
Morgan Stanley & Co LLC	16-Jul-13	Sell	86	$127.9378848
Morgan Stanley & Co LLC	16-Jul-13	Buy	430	$127.8551162
Morgan Stanley & Co LLC	16-Jul-13	Sell	397	$127.8899496
Morgan Stanley & Co LLC	16-Jul-13	Sell	33	$127.9387104
Morgan Stanley & Co LLC	16-Jul-13	Buy	33	$127.9387104
Morgan Stanley & Co LLC	16-Jul-13	Buy	86	$127.9378848
Morgan Stanley & Co LLC	16-Jul-13	Sell	300	$127.9639976
Morgan Stanley & Co LLC	15-Jul-13	Buy	204	$128.3110784
Morgan Stanley & Co LLC	15-Jul-13	Sell	204	$128.3166965
Morgan Stanley & Co LLC	15-Jul-13	Buy	650	$128.2376923
Morgan Stanley & Co LLC	15-Jul-13	Sell	619	$128.1437964
Morgan Stanley & Co LLC	15-Jul-13	Sell	31	$128.3186858
Morgan Stanley & Co LLC	15-Jul-13	Buy	31	$128.3186858
Morgan Stanley & Co LLC	15-Jul-13	Buy	204	$128.3166965
Morgan Stanley & Co LLC	12-Jul-13	Buy	83	$128.4500000
Morgan Stanley & Co LLC	12-Jul-13	Buy	130	$128.5033998
Morgan Stanley & Co LLC	12-Jul-13	Sell	213	$128.5270422
Morgan Stanley & Co LLC	12-Jul-13	Buy	74	$128.1300000
Morgan Stanley & Co LLC	12-Jul-13	Buy	1,373	$128.2509613
Morgan Stanley & Co LLC	12-Jul-13	Buy	4	$128.5012166
Morgan Stanley & Co LLC	12-Jul-13	Sell	1,377	$128.1968409
Morgan Stanley & Co LLC	12-Jul-13	Sell	130	$128.5033998
Morgan Stanley & Co LLC	12-Jul-13	Sell	4	$128.5012166
Morgan Stanley & Co LLC	11-Jul-13	Buy	1,000	$128.1593193
Morgan Stanley & Co LLC	11-Jul-13	Buy	1,700	$128.1616702
Morgan Stanley & Co LLC	11-Jul-13	Buy	492	$128.2270121
Morgan Stanley & Co LLC	11-Jul-13	Sell	492	$128.2898373
Morgan Stanley & Co LLC	11-Jul-13	Sell	33	$128.2100000
Morgan Stanley & Co LLC	11-Jul-13	Buy	1,450	$128.1272413
Morgan Stanley & Co LLC	11-Jul-13	Buy	197	$128.2250181
Morgan Stanley & Co LLC	11-Jul-13	Sell	1,647	$128.1252823
Morgan Stanley & Co LLC	11-Jul-13	Buy	200	$127.9550000
Morgan Stanley & Co LLC	11-Jul-13	Buy	100	$128.0400000
Morgan Stanley & Co LLC	11-Jul-13	Buy	100	$128.2000000
Morgan Stanley & Co LLC	11-Jul-13	Buy	400	$128.1854500
Morgan Stanley & Co LLC	11-Jul-13	Sell	197	$128.2250181

Name	Date of Dealing	Nature of Transaction	Number of Relevant Perrigo Securities	Price Paid
Morgan Stanley & Co LLC	11-Jul-13	Sell	492	$128.2270121
Morgan Stanley & Co LLC	11-Jul-13	Sell	1,700	$128.1616702
Morgan Stanley & Co LLC	11-Jul-13	Sell	1,000	$128.1593193
Morgan Stanley & Co LLC	10-Jul-13	Buy	300	$127.8560640
Morgan Stanley & Co LLC	10-Jul-13	Sell	300	$126.5800000
Morgan Stanley & Co LLC	10-Jul-13	Sell	1,000	$127.8400000
Morgan Stanley & Co LLC	10-Jul-13	Sell	1,700	$127.8288235
Morgan Stanley & Co LLC	10-Jul-13	Buy	397	$127.1270277
Morgan Stanley & Co LLC	10-Jul-13	Buy	173	$127.8550356
Morgan Stanley & Co LLC	10-Jul-13	Sell	570	$127.2049122
Morgan Stanley & Co LLC	10-Jul-13	Buy	4	$126.9300000
Morgan Stanley & Co LLC	10-Jul-13	Buy	80	$126.9900000
Morgan Stanley & Co LLC	10-Jul-13	Buy	100	$126.9300000
Morgan Stanley & Co LLC	10-Jul-13	Buy	199	$127.3501005
Morgan Stanley & Co LLC	10-Jul-13	Buy	17	$127.9200000
Morgan Stanley & Co LLC	10-Jul-13	Sell	173	$127.8550356
Morgan Stanley & Co LLC	10-Jul-13	Sell	300	$127.8560640
Morgan Stanley & Co LLC	09-Jul-13	Buy	975	$126.3678769
Morgan Stanley & Co LLC	09-Jul-13	Sell	975	$126.4002854
Morgan Stanley & Co LLC	09-Jul-13	Buy	1,400	$126.4071428
Morgan Stanley & Co LLC	09-Jul-13	Sell	1,104	$126.4252717
Morgan Stanley & Co LLC	09-Jul-13	Sell	296	$126.4036321
Morgan Stanley & Co LLC	09-Jul-13	Buy	300	$126.4533333
Morgan Stanley & Co LLC	09-Jul-13	Buy	100	$126.4100000
Morgan Stanley & Co LLC	09-Jul-13	Buy	100	$126.4000000
Morgan Stanley & Co LLC	09-Jul-13	Buy	100	$126.5600000
Morgan Stanley & Co LLC	09-Jul-13	Buy	600	$126.4325000
Morgan Stanley & Co LLC	09-Jul-13	Buy	975	$126.4002854
Morgan Stanley & Co LLC	09-Jul-13	Buy	296	$126.4036321
Morgan Stanley & Co LLC	08-Jul-13	Buy	1,100	$124.1898143
Morgan Stanley & Co LLC	08-Jul-13	Buy	500	$124.1873191
Morgan Stanley & Co LLC	08-Jul-13	Buy	83	$124.3200000
Morgan Stanley & Co LLC	08-Jul-13	Sell	11	$124.1700000
Morgan Stanley & Co LLC	08-Jul-13	Buy	13	$124.3200000
Morgan Stanley & Co LLC	08-Jul-13	Sell	2	$124.2100000
Morgan Stanley & Co LLC	08-Jul-13	Buy	147	$124.3866666
Morgan Stanley & Co LLC	08-Jul-13	Buy	8	$124.3328097
Morgan Stanley & Co LLC	08-Jul-13	Sell	155	$124.3303225
Morgan Stanley & Co LLC	08-Jul-13	Buy	200	$124.3550000
Morgan Stanley & Co LLC	08-Jul-13	Buy	199	$124.2050251
Morgan Stanley & Co LLC	08-Jul-13	Buy	100	$124.4300000
Morgan Stanley & Co LLC	08-Jul-13	Buy	600	$124.3150000
Morgan Stanley & Co LLC	08-Jul-13	Buy	1	$124.3200000
Morgan Stanley & Co LLC	08-Jul-13	Sell	8	$124.3328097
Morgan Stanley & Co LLC	08-Jul-13	Sell	500	$124.1873191
Morgan Stanley & Co LLC	08-Jul-13	Sell	1,100	$124.1898143
Morgan Stanley & Co LLC	05-Jul-13	Sell	21	$123.7700000
Morgan Stanley & Co LLC	05-Jul-13	Sell	100	$123.7700000
Morgan Stanley & Co LLC	05-Jul-13	Sell	16	$123.7700000

Name	Date of Dealing	Nature of Transaction	Number of Relevant Perrigo Securities	Price Paid
Morgan Stanley & Co LLC	05-Jul-13	Sell	1	$123.7700000
Morgan Stanley & Co LLC	05-Jul-13	Sell	17	$123.7700000
Morgan Stanley & Co LLC	05-Jul-13	Sell	2	$123.7700000
Morgan Stanley & Co LLC	05-Jul-13	Sell	146	$123.7700000
Morgan Stanley & Co LLC	05-Jul-13	Sell	140	$123.7700000
Morgan Stanley & Co LLC	05-Jul-13	Sell	657	$123.7700000
Morgan Stanley & Co LLC	05-Jul-13	Sell	500	$123.5420000
Morgan Stanley & Co LLC	05-Jul-13	Sell	72	$123.9100000
Morgan Stanley & Co LLC	05-Jul-13	Sell	8	$123.1800000
Morgan Stanley & Co LLC	05-Jul-13	Buy	912	$122.7026315
Morgan Stanley & Co LLC	05-Jul-13	Sell	889	$122.8218785
Morgan Stanley & Co LLC	05-Jul-13	Sell	23	$123.7570709
Morgan Stanley & Co LLC	05-Jul-13	Buy	23	$123.7570709
Morgan Stanley & Co LLC	03-Jul-13	Buy	270	$122.1300000
Morgan Stanley & Co LLC	03-Jul-13	Buy	205	$122.0100000
Morgan Stanley & Co LLC	03-Jul-13	Sell	48	$121.8000000
Morgan Stanley & Co LLC	03-Jul-13	Sell	6	$121.8600000
Morgan Stanley & Co LLC	03-Jul-13	Sell	11	$121.3572727
Morgan Stanley & Co LLC	03-Jul-13	Sell	205	$122.0100000
Morgan Stanley & Co LLC	03-Jul-13	Sell	2	$121.9400000
Morgan Stanley & Co LLC	03-Jul-13	Sell	1	$121.9700000
Morgan Stanley & Co LLC	03-Jul-13	Buy	135	$122.0900000
Morgan Stanley & Co LLC	03-Jul-13	Buy	45	$122.1428829
Morgan Stanley & Co LLC	03-Jul-13	Sell	180	$121.9850000
Morgan Stanley & Co LLC	03-Jul-13	Sell	45	$122.1428829
Morgan Stanley & Co LLC	02-Jul-13	Sell	200	$121.6043112
Morgan Stanley & Co LLC	02-Jul-13	Buy	40	$121.9400000
Morgan Stanley & Co LLC	02-Jul-13	Sell	52	$121.4336538
Morgan Stanley & Co LLC	02-Jul-13	Sell	112	$121.7310714
Morgan Stanley & Co LLC	02-Jul-13	Sell	41	$121.9400000
Morgan Stanley & Co LLC	02-Jul-13	Buy	55	$122.0234923
Morgan Stanley & Co LLC	02-Jul-13	Sell	55	$122.0200000
Morgan Stanley & Co LLC	02-Jul-13	Buy	718	$121.7589136
Morgan Stanley & Co LLC	02-Jul-13	Buy	71	$122.0238243
Morgan Stanley & Co LLC	02-Jul-13	Sell	789	$121.8175538
Morgan Stanley & Co LLC	02-Jul-13	Buy	200	$121.6043112
Morgan Stanley & Co LLC	02-Jul-13	Sell	55	$122.0234923
Morgan Stanley & Co LLC	02-Jul-13	Sell	71	$122.0238243
Morgan Stanley & Co LLC	01-Jul-13	Buy	200	$121.8000000
Morgan Stanley & Co LLC	01-Jul-13	Sell	90	$121.7500000
Morgan Stanley & Co LLC	01-Jul-13	Sell	7	$121.6800000
Morgan Stanley & Co LLC	01-Jul-13	Sell	40	$121.0000000
Morgan Stanley & Co LLC	01-Jul-13	Buy	633	$121.9852764
Morgan Stanley & Co LLC	01-Jul-13	Buy	160	$121.9557508
Morgan Stanley & Co LLC	01-Jul-13	Sell	793	$121.9788650
Morgan Stanley & Co LLC	01-Jul-13	Sell	300	$121.7933333
Morgan Stanley & Co LLC	01-Jul-13	Sell	100	$121.8400000
Morgan Stanley & Co LLC	01-Jul-13	Sell	100	$122.0700000
Morgan Stanley & Co LLC	01-Jul-13	Sell	200	$121.8650000

Name	Date of Dealing	Nature of Transaction	Number of Relevant Perrigo Securities	Price Paid
Morgan Stanley & Co LLC	01-Jul-13	Sell	100	$121.8000000
Morgan Stanley & Co LLC	01-Jul-13	Sell	160	$121.9557508
Morgan Stanley & Co LLC	28-Jun-13	Buy	11,984	$121.0000000
Morgan Stanley & Co LLC	28-Jun-13	Sell	1,733	$121.0272706
Morgan Stanley & Co LLC	28-Jun-13	Sell	100	$120.5200000
Morgan Stanley & Co LLC	28-Jun-13	Sell	1,321	$121.1861090
Morgan Stanley & Co LLC	28-Jun-13	Sell	72	$121.6700000
Morgan Stanley & Co LLC	28-Jun-13	Sell	700	$121.3142857
Morgan Stanley & Co LLC	28-Jun-13	Sell	100	$119.9600000
Morgan Stanley & Co LLC	28-Jun-13	Sell	500	$120.7240000
Morgan Stanley & Co LLC	28-Jun-13	Sell	200	$121.1200000
Morgan Stanley & Co LLC	28-Jun-13	Sell	200	$120.2450000
Morgan Stanley & Co LLC	28-Jun-13	Sell	400	$121.0803000
Morgan Stanley & Co LLC	28-Jun-13	Buy	731	$121.3105882
Morgan Stanley & Co LLC	28-Jun-13	Buy	184	$121.0166989
Morgan Stanley & Co LLC	28-Jun-13	Sell	915	$121.0886666
Morgan Stanley & Co LLC	28-Jun-13	Sell	184	$121.0166989
Morgan Stanley & Co LLC	27-Jun-13	Buy	500	$120.4700350
Morgan Stanley & Co LLC	27-Jun-13	Sell	1,700	$120.5282352
Morgan Stanley & Co LLC	27-Jun-13	Sell	2,642	$120.6893338
Morgan Stanley & Co LLC	27-Jun-13	Sell	200	$120.4750000
Morgan Stanley & Co LLC	27-Jun-13	Sell	100	$120.3300000
Morgan Stanley & Co LLC	27-Jun-13	Sell	500	$120.3420000
Morgan Stanley & Co LLC	27-Jun-13	Sell	500	$120.4600000
Morgan Stanley & Co LLC	27-Jun-13	Sell	100	$120.3500000
Morgan Stanley & Co LLC	27-Jun-13	Sell	200	$120.4275000
Morgan Stanley & Co LLC	27-Jun-13	Sell	316	$120.4374683
Morgan Stanley & Co LLC	27-Jun-13	Sell	400	$120.3087500
Morgan Stanley & Co LLC	27-Jun-13	Buy	193	$120.8972768
Morgan Stanley & Co LLC	27-Jun-13	Sell	193	$120.8752331
Morgan Stanley & Co LLC	27-Jun-13	Buy	90	$120.8958283
Morgan Stanley & Co LLC	27-Jun-13	Sell	90	$120.7600000
Morgan Stanley & Co LLC	27-Jun-13	Sell	500	$120.4700350
Morgan Stanley & Co LLC	27-Jun-13	Sell	193	$120.8972768
Morgan Stanley & Co LLC	27-Jun-13	Sell	90	$120.8958283
Morgan Stanley & Co LLC	26-Jun-13	Buy	400	$118.9800000
Morgan Stanley & Co LLC	26-Jun-13	Sell	400	$119.5806815
Morgan Stanley & Co LLC	26-Jun-13	Sell	500	$119.6480000
Morgan Stanley & Co LLC	26-Jun-13	Buy	5	$118.7900000
Morgan Stanley & Co LLC	26-Jun-13	Buy	46	$119.6100000
Morgan Stanley & Co LLC	26-Jun-13	Sell	46	$119.5852070
Morgan Stanley & Co LLC	26-Jun-13	Buy	43	$119.6600000
Morgan Stanley & Co LLC	26-Jun-13	Buy	592	$119.7565033
Morgan Stanley & Co LLC	26-Jun-13	Sell	574	$119.7568641
Morgan Stanley & Co LLC	26-Jun-13	Sell	18	$119.5860766
Morgan Stanley & Co LLC	26-Jun-13	Buy	46	$119.5852070
Morgan Stanley & Co LLC	26-Jun-13	Buy	400	$119.5806815
Morgan Stanley & Co LLC	26-Jun-13	Buy	18	$119.5860766
Morgan Stanley & Co LLC	25-Jun-13	Sell	6,500	$118.0600024

Name	Date of Dealing	Nature of Transaction	Number of Relevant Perrigo Securities	Price Paid
Morgan Stanley & Co LLC	25-Jun-13	Sell	5	$118.7900000
Morgan Stanley & Co LLC	25-Jun-13	Buy	1	$118.4200000
Morgan Stanley & Co LLC	25-Jun-13	Buy	5	$118.7900000
Morgan Stanley & Co LLC	25-Jun-13	Buy	5	$118.5000000
Morgan Stanley & Co LLC	25-Jun-13	Buy	383	$118.6468146
Morgan Stanley & Co LLC	25-Jun-13	Sell	349	$118.6217765
Morgan Stanley & Co LLC	25-Jun-13	Sell	34	$118.7759404
Morgan Stanley & Co LLC	25-Jun-13	Buy	34	$118.7759404
Morgan Stanley & Co LLC	25-Jun-13	Buy	6,500	$118.0600024
Morgan Stanley & Co LLC	24-Jun-13	Buy	300	$118.8766666
Morgan Stanley & Co LLC	24-Jun-13	Buy	300	$118.4166666
Morgan Stanley & Co LLC	24-Jun-13	Buy	472	$118.6221186
Morgan Stanley & Co LLC	24-Jun-13	Buy	200	$118.8800000
Morgan Stanley & Co LLC	24-Jun-13	Buy	228	$118.9042982
Morgan Stanley & Co LLC	24-Jun-13	Buy	6,500	$118.5935384
Morgan Stanley & Co LLC	24-Jun-13	Sell	6	$118.5000000
Morgan Stanley & Co LLC	24-Jun-13	Buy	6	$118.5000000
Morgan Stanley & Co LLC	24-Jun-13	Sell	6	$118.5300000
Morgan Stanley & Co LLC	24-Jun-13	Buy	5	$118.5000000
Morgan Stanley & Co LLC	24-Jun-13	Sell	5	$118.5300000
Morgan Stanley & Co LLC	24-Jun-13	Buy	97	$118.5143529
Morgan Stanley & Co LLC	24-Jun-13	Buy	438	$118.6383561
Morgan Stanley & Co LLC	24-Jun-13	Sell	535	$118.8525233
Morgan Stanley & Co LLC	24-Jun-13	Sell	5	$118.5000000
Morgan Stanley & Co LLC	24-Jun-13	Buy	754	$118.6572546
Morgan Stanley & Co LLC	24-Jun-13	Sell	52	$118.4865414
Morgan Stanley & Co LLC	24-Jun-13	Sell	702	$118.7285042
Morgan Stanley & Co LLC	24-Jun-13	Buy	52	$118.4865414
Morgan Stanley & Co LLC	24-Jun-13	Sell	97	$118.5143529
Morgan Stanley & Co LLC	21-Jun-13	Sell	1,500	$119.6100000
Morgan Stanley & Co LLC	21-Jun-13	Buy	6	$119.2500000
Morgan Stanley & Co LLC	21-Jun-13	Buy	60	$118.4900000
Morgan Stanley & Co LLC	21-Jun-13	Sell	790	$119.6100000
Morgan Stanley & Co LLC	21-Jun-13	Sell	224	$119.6100000
Morgan Stanley & Co LLC	21-Jun-13	Sell	840	$119.6100000
Morgan Stanley & Co LLC	21-Jun-13	Buy	579	$118.9206563
Morgan Stanley & Co LLC	21-Jun-13	Buy	84	$119.6242035
Morgan Stanley & Co LLC	21-Jun-13	Sell	663	$118.8622322
Morgan Stanley & Co LLC	21-Jun-13	Sell	84	$119.6242035
Morgan Stanley & Co LLC	20-Jun-13	Sell	100	$118.4655650
Morgan Stanley & Co LLC	20-Jun-13	Buy	198	$118.3662626
Morgan Stanley & Co LLC	20-Jun-13	Buy	112	$118.8200000
Morgan Stanley & Co LLC	20-Jun-13	Buy	420	$118.8200000
Morgan Stanley & Co LLC	20-Jun-13	Buy	100	$118.4655650
Morgan Stanley & Co LLC	20-Jun-13	Sell	100	$119.1800000
Morgan Stanley & Co LLC	19-Jun-13	Buy	2,600	$121.5598274
Morgan Stanley & Co LLC	19-Jun-13	Buy	100	$120.1300000
Morgan Stanley & Co LLC	19-Jun-13	Buy	100	$121.5447760
Morgan Stanley & Co LLC	19-Jun-13	Buy	56	$121.1600000

Name	Date of Dealing	Nature of Transaction	Number of Relevant Perrigo Securities	Price Paid
Morgan Stanley & Co LLC	19-Jun-13	Buy	210	$121.1600000
Morgan Stanley & Co LLC	19-Jun-13	Buy	861	$121.1749825
Morgan Stanley & Co LLC	19-Jun-13	Sell	2	$120.0783827
Morgan Stanley & Co LLC	19-Jun-13	Sell	859	$121.0751571
Morgan Stanley & Co LLC	19-Jun-13	Buy	2	$120.0783827
Morgan Stanley & Co LLC	19-Jun-13	Sell	2,600	$121.5598274
Morgan Stanley & Co LLC	19-Jun-13	Sell	100	$121.5447760
Morgan Stanley & Co LLC	18-Jun-13	Sell	2,600	$121.1600000
Morgan Stanley & Co LLC	18-Jun-13	Sell	100	$121.0800000
Morgan Stanley & Co LLC	18-Jun-13	Buy	526	$119.5495437
Morgan Stanley & Co LLC	18-Jun-13	Sell	461	$119.5100000
Morgan Stanley & Co LLC	17-Jun-13	Buy	505	$120.2195691
Morgan Stanley & Co LLC	17-Jun-13	Buy	48	$119.7000000
Morgan Stanley & Co LLC	17-Jun-13	Buy	461	$118.6000000
Morgan Stanley & Co LLC	17-Jun-13	Sell	878	$118.6000000
Morgan Stanley & Co LLC	17-Jun-13	Buy	67	$119.5100000
Morgan Stanley & Co LLC	17-Jun-13	Buy	56	$119.7000000
Morgan Stanley & Co LLC	17-Jun-13	Buy	409	$118.6000000
Morgan Stanley & Co LLC	17-Jun-13	Buy	110	$120.1718181
Morgan Stanley & Co LLC	17-Jun-13	Buy	100	$119.5200000
Morgan Stanley & Co LLC	17-Jun-13	Buy	100	$119.6600000
Morgan Stanley & Co LLC	17-Jun-13	Sell	505	$120.2195691
Morgan Stanley & Co LLC	14-Jun-13	Buy	700	$118.3569911
Morgan Stanley & Co LLC	14-Jun-13	Sell	505	$118.6001980
Morgan Stanley & Co LLC	14-Jun-13	Sell	18	$118.3120000
Morgan Stanley & Co LLC	14-Jun-13	Buy	180	$118.3120000
Morgan Stanley & Co LLC	14-Jun-13	Sell	40	$118.5500000
Morgan Stanley & Co LLC	14-Jun-13	Sell	17	$118.3120000
Morgan Stanley & Co LLC	14-Jun-13	Buy	42	$118.5500000
Morgan Stanley & Co LLC	14-Jun-13	Buy	84	$118.7300000
Morgan Stanley & Co LLC	14-Jun-13	Sell	700	$118.3569911

5.5.18	During the relevant period, there were no dealings in relevant Perrigo securities by Ondra LLP (financial advisor to Elan) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Ondra LLP.

5.5.19	During the relevant period, there were no dealings in relevant Perrigo securities by Davy Corporate Finance (financial advisor to Elan) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Davy Corporate Finance.

5.5.20	During the relevant period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of KPMG (auditor to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.5.21	During the relevant period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of A&L Goodbody (Irish legal advisor to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.5.22	During the relevant period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of Cadwalader Wickersham & Taft LLP (US legal advisor to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.5.23	During the relevant period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of Honigman Miller Schwartz and Cohn LLP (US legal advisor to Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.5.24	During the relevant period, there were no dealings in relevant Perrigo securities by any partner or member of the professional staff of Innisfree M&A Incorporated (proxy solicitor for Elan) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Elan since June 14, 2011.

5.5.25	During the relevant period, there were no dealings in relevant Perrigo securities by any person that has an arrangement with Elan or with any associate of Elan.

5.5.26	Save as disclosed in this paragraph 5.5, as at the close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Elan dealt in any relevant Perrigo securities.

5.5.27	The information in this paragraph 5.5 in respect of each shareholder of Elan and all persons controlling, controlled by, or under the same control as each of them has been included subject to the Elan directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

6.	Material Contracts

6.1	As required by Rule 24.2(a)(i)(10) of the Irish Takeover Rules, save as disclosed in this paragraph 6, neither Perrigo nor any of its subsidiaries has within the two years prior to the commencement of the Offer Period entered into any contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material save for:

6.1.1	Transaction Agreement: On July 28, 2013, Perrigo entered into a Transaction Agreement with Elan for the purposes of implementing the acquisition. Further details regarding the Transaction Agreement are set forth in this joint proxy statement/prospectus on page [—].

6.1.2	Expenses Reimbursement Agreement: On July 28, 2013, Perrigo entered into an Expenses Reimbursement Agreement with Elan in connection with the acquisition. Further details regarding the Expenses Reimbursement Agreement are set forth in this joint proxy statement/prospectus on page [—].

6.1.3	Indenture

On May 9, 2013, Perrigo completed a public offering of $600.0 million aggregate principal amount of 2.95% senior unsecured notes that will mature on May 15, 2023 (the “Bonds”) with an effective yield to maturity of 3.01%. Interest on the Bonds is payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2013. The Bonds are governed by a Base Indenture and a First Supplemental Indenture between Perrigo and Wells Fargo Bank, National Association, as trustee. The Bonds are Perrigo’s unsecured and unsubordinated obligations, ranking equally in right of payment to all of Perrigo’s existing and future unsecured and unsubordinated indebtedness. The Bonds are not entitled to mandatory redemption or sinking fund payments. Perrigo may redeem the Bonds, in whole or in part, at any time and from time to time for cash at the redemption prices described in the Indenture. Perrigo received net proceeds of $593.0 million from issuance of the Bonds on May 16, 2013, after deduction of issuance costs of $3.9 million and a market discount of $3.1 million. The debt issuance costs are recorded in Other Assets and are being amortized to interest expense over the life of the Bonds using the effective interest method. The discount is being amortized to interest expense over the life of the Bonds, resulting in an effective interest rate of 3.01%. Net proceeds of the Bonds are available for general corporate purposes.

6.1.4	Credit Agreement

On October 26, 2011, Perrigo and certain of its subsidiaries entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent; Bank of America, N.A. and Morgan Stanley Senior Funding, Inc., as Syndication Agents; and certain other participant banks (the “2011 Credit Agreement”). The 2011 Credit Agreement provides for revolving loan and term loan commitments of $400.0 million each, subject to increase or decrease as specified in the 2011 Credit Agreement. The term loan commitment was funded in full on November 3, 2011 and remains outstanding as of June 29, 2013. No revolving loans were outstanding as of June 29, 2013. Revolving and term loans bear interest, at the election of Perrigo, at either (i) the Adjusted LIBO Rate plus the Applicable Margin or (ii) the Alternate Base Rate plus the Applicable Margin, as specified and defined in the 2011 Credit Agreement. In each case the Applicable Margin is based on Perrigo’s Leverage Ratio from time to time, as defined in the 2011 Credit Agreement. At June 29, 2013, the weighted average interest rate of the term loan was 1.500%. The maturity date of the term loan and the final maturity date of any revolving loan was initially November 3, 2016, subject to mandatory partial repayments of the term loan in the amount of $40.0 million on each of the first four annual anniversary dates of the funding. Such maturity dates and partial payment dates each were extended for one year pursuant to an amendment dated November 20, 2012 which is described below.

The obligations under the 2011 Credit Agreement initially were guaranteed by certain subsidiaries of Perrigo and by a pledge of partial equity interests of certain foreign subsidiaries. In the fourth quarter of fiscal 2013, such guaranties and equity pledges subsequently were eliminated pursuant to the November 20, 2012 amendment. On November 5, 2012, Perrigo made a $40.0 million scheduled repayment of the term loan commitment. Subsequently, in conjunction with the November 20, 2012 amendment, the aggregate term loan commitment was restored to the original $400.0 million. Upon the occurrences of certain specified events of default, the principal amount of the term loan and any revolving loans then outstanding may be declared due and payable, together with accrued interest. The 2011 Credit Agreement contains affirmative and negative covenants that Perrigo believes are normal and customary for transactions of this type. The 2011 Credit Agreement has been amended three times as follows:

•

On July 24, 2012, the 2011 Credit Agreement was amended to provide flexibility to Perrigo in managing the capital structures of certain immaterial subsidiaries. This amendment did not change the interest rate, term or amount of the revolving loan and term loan commitments.

•

On November 20, 2012, the 2011 Credit Agreement was further amended to: (i) provide for the release of guaranties and collateral required by the lenders upon Perrigo attaining index debt ratings of BBB- from Standard and Poor’s and Baa3 from Moody’s, or higher (“investment grade ratings”), such ratings having subsequently been attained on May 9, 2013, and to provide for the contingent reinstatement of such guaranties and collateral upon Perrigo receiving index debt ratings that are below investment grade ratings, (ii) extend the final maturity date of the term loan and any revolving loans under the 2011 Credit Agreement from November 3, 2016, to November 3, 2017, with no changes to loan pricing or other terms and conditions except the triggering events for release and reinstatement of guaranties and collateral as described above; and (iii) restore the aggregate term loan commitments to the original $400.0 million.

•

On May 6, 2013, the 2011 Credit Agreement was further amended to: (i) enhance flexibility in managing subsidiary and intercompany debt positions; (ii) eliminate the provision in the November 20, 2012 amendment for reinstatement of guaranties and collateral; and (iii) make other modifications that are normal and customary in credit agreements of companies having investment grade ratings.

In connection with the execution of the 2011 Credit Agreement, the $125.0 million Term Loan under Perrigo’s prior Credit Agreement, dated as of October 8, 2010 (the “2010 Credit Agreement”), and Perrigo’s $250.0 million Term Loan Agreement, dated as of January 20, 2011 (the “2011 Term Loan Agreement”) which was used to fund the Paddock acquisition, were repaid from the proceeds of the $400.0 million Term Loan under the 2011 Credit Agreement. Perrigo intends to use the remainder of the proceeds from the 2011 Credit Agreement term loan and any revolving loans for general corporate purposes.

On October 26, 2011, in connection with the execution of the 2011 Credit Agreement, Perrigo and certain of its subsidiaries also entered into a Second Amendment (the “Second Amendment”) to its Term Loan Agreement, dated as of April 22, 2008 (the “2008 Term Loan Agreement”). The Second Amendment conformed certain covenants in the 2008 Term Loan Agreement to the covenants contained in the 2011 Credit Agreement and made certain other conforming changes. The 2008 Term Loan Agreement was subsequently prepaid in full without prepayment penalty on June 25, 2012.

6.2	As required by Rule 25.6 of the Irish Takeover Rules, save as disclosed in this paragraph 6, neither Elan nor any of its subsidiaries has within the two years prior to the commencement of the Offer Period entered into any contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material save for:

6.2.1	Transaction Agreement

On July 28, 2013, Perrigo entered into a Transaction Agreement with Elan for the purposes of implementing the acquisition. Further details regarding the Transaction Agreement are set forth in this joint proxy statement/prospectus on page [—].

6.2.2	Expenses Reimbursement Agreement

On July 28, 2013, Perrigo entered into an Expenses Reimbursement Agreement with Elan in connection with the acquisition. Further details regarding the Expenses Reimbursement Agreement are set forth in this joint proxy statement/prospectus on page [—].

6.2.3	AOP Transaction

On May 19, 2013, Elan and SASR Neunundvierzigste Beteiligungsverwaltung GmbH, a newly formed subsidiary of Elan, entered into the AOP Share Purchase Agreement for its purchase of AOP Orphan Pharmaceuticals Aktiengesellschaft.

The AOP transaction was subject, among other things, to the approval of Elan Shareholders. Shareholder approval was not obtained at an extraordinary general meeting held on June 17, 2013 and therefore the AOP transaction did not proceed.

6.2.4	ELND005 Transaction

On May 19, 2013 Elan, through its wholly owned subsidiary, Elan Pharma International Limited (“EPIL”), entered into the ELND005 Transaction Agreement with Nerano pursuant to which Elan agreed to transfer the intellectual property and other assets related to ELND005 (scyllo-inositol) to a newly-formed company, Speranza Biopharma.

The ELND005 transaction was subject, among other things, to the approval of Elan Shareholders. Shareholder approval was not obtained at an extraordinary general meeting held on June 17, 2013 and therefore the ELND005 transaction did not proceed.

6.2.5	Theravance Transaction

On May 12, 2013, Elan entered into a royalty participation agreement pursuant to which Elan would purchase a participation interest in potential future royalty payments related to four respiratory programs partnered by Theravance with GSK.

The Theravance transaction was subject, among other things, to the approval of Elan Shareholders. Shareholder approval was not obtained at an extraordinary general meeting held on June 17, 2013 and therefore the Theravance transaction did not proceed.

6.2.6	Tender Offer

On February 22, 2013, Elan announced that it would return up to US$1 billion to its Shareholders. This return of value to Shareholders was subsequently implemented by way of the Dutch Auction. Details of the main agreements to implement the Tender Offer are set out below.

There were also a number of ancillary agreements including the following: (i) a Dealer Manager Agreement; (ii) an Information Agent Agreement; (iii) a Tender Agency Agreement; and (iv) a Receiving Agent Agreement.

(1)	Repurchase Deed with Davy

On March 11, 2013, Elan entered into a Repurchase Deed with Davy. In accordance with the terms of the Repurchase Deed, Elan agreed to purchase from Davy, and Davy agreed to sell to Elan, the Ordinary Shares (including Ordinary Shares represented by Elan ADSs) purchased by it pursuant to the Tender Offer, at the same price paid by Davy for the Ordinary Shares. Under the terms of the Repurchase Deed, Elan also agreed to pay Davy, but subject to a trust in favour of Elan for an amount equal to the maximum amount payable by Elan to Davy in order to effect the subsequent repurchase of Ordinary Shares (including Ordinary Shares represented by Elan ADSs) following the Tender Offer. The Repurchase Deed includes obligations on the part of, and obligations and warranties from, Elan. The consideration paid to Davy by Elan under the Repurchase Deed was approximately US$1 billion, being the value of the Ordinary Shares (including Ordinary Shares represented by Elan ADSs) repurchased, and the applicable stamp duty payment to the Irish Revenue Commissioners.

(2)	Deeds of Covenant

On March 11, 2013, Elan entered into a Deed of Covenant with Davy pursuant to which Elan has provided warranties to and agreed to indemnify Davy against liabilities incurred by it in connection with it purchasing the Ordinary Shares (including Ordinary Shares represented by Elan ADSs) pursuant to the Tender Offer. On March 11, 2013, Elan International Services Limited, a wholly-owned subsidiary of Elan, also entered into a Deed of Covenant with Davy pursuant to which it agreed to pay certain costs and expenses incurred by Davy in connection with the Tender Offer.

(3)	Dealer Management Agreement

Elan retained Citigroup Global Markets Inc. to act as Dealer Manager in connection with the Tender Offer.

The Dealer Manager communicated with brokers, dealers, commercial banks and trust companies with respect to the Tender Offer. The Dealer Manager received a reasonable and customary fee for these services. Elan also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against various liabilities in connection with the Tender Offer. The Dealer

Manager in the ordinary course of its business, purchases and/or sells our securities, including the Ordinary Shares and Elan ADSs for its own account and for the account of its customers. As a result, the Dealer Manager at any time may own certain of our securities, including the Ordinary Shares and Elan ADSs.

In addition, the Dealer Manager may tender Ordinary Shares into the Tender Offer for its own account.

(4)	Information Agent Agreement

Elan retained Georgeson Inc. to act as information agent in connection with the Tender Offer in relation to the Elan ADSs and in relation to receiving inquiries from holders of Ordinary Shares located in the US. The information agent was authorized to contact Shareholders by mail, telephone, email, facsimile and personal interviews and was authorized to request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The information agent received customary compensation for its services, was reimbursed by Elan for reasonable out-of-pocket expenses and was indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under federal securities laws.

(5)	Tender Agency Agreement

Elan retained Citibank to act as Tender Agent in connection with the Tender Offer. Pursuant to the Tender Agency Agreement, the Tender Agent was authorized to, among other things, receive tenders of Elan ADSs, examine letters of transmittal to ascertain whether they had been properly completed or executed, instructed the Depositary to tender the Ordinary Shares underlying the Elan ADSs that were validly tendered and facilitate payment to Elan ADS Holders whose Ordinary Shares represented by their tendered Elan ADSs were purchased in the Tender Offer. The Tender Agent received customary compensation for its services, was reimbursed by Elan for reasonable out-of-pocket expenses and was indemnified against certain liabilities in connection with the Tender Offer.

(6)	Receiving Agent Agreement

Elan retained the Receiving Agent in connection with the Tender Offer in relation to the Ordinary Shares. The Receiving Agent was authorized to contact holders of Ordinary Shares by mail, facsimile and personal interviews and was authorized to request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Receiving Agent received customary compensation for its services, was reimbursed by Elan for reasonable out-of pocket expenses and was indemnified against certain liabilities in connection with the Tender Offer. Davy was also a party to the Receiving Agent Agreement.

6.2.7	Tysabri® Transaction

(1)	Asset Purchase Agreement

On February 6, 2013, Elan announced that it had entered into an Asset Purchase Agreement with Biogen Idec International Holding Limited, (“Biogen International”) an affiliate of Biogen, pursuant to which Elan agreed to transfer to Biogen International all of Elan’s interest in the intellectual property and other assets related to the development, manufacturing and commercialisation of Tysabri® and other products licensed under an existing Collaboration Agreement with Biogen and its affiliates.

(2)

Under the terms of the Asset Purchase Agreement, Biogen International made a payment of $3.25 billion to Elan on closing of the transaction, being April 2, 2013, and Elan will receive royalties on all future global net sales of Tysabri®. During the first 12 full months following the closing, Elan will receive a royalty of 12% on all global net sales of Tysabri®. Thereafter, Elan will receive a royalty of 18% on annual global net sales up to and including $2.0 billion and a royalty of 25% on annual global net sales above $2.0 billion.

6.2.8	Spin-Off of Neotope Biosciences Limited (“Neotope”)

On August 13, 2012, Elan announced the spin-off of its drug discovery platform business to a newly incorporated company, Prothena Corporation plc (“Prothena”). A Demerger Agreement was entered into between Elan and Prothena that set forth the principal actions that were undertaken in connection with the separation from Elan, and the distribution of Prothena’s ordinary shares to Elan Shareholders.

For purposes of governing the on-going relationships between Elan and Prothena, after the separation and distribution and to provide for an orderly transition, Elan and Prothena entered into number of agreements including: (i) the Subscription and Registration Rights Agreement; (ii) the Tax Matters Agreement; (iii) the Transitional Services Agreement; and (iv) the Research and Development Services Agreement.

Prior to the separation and distribution, pursuant to a series of internal reorganisation transactions between Elan and certain of its subsidiaries that remained with Elan following the separation and distribution, on the one hand, and the Prothena subsidiaries, on the other hand, Elan allocated, assigned and transferred to the Prothena subsidiaries the assets and liabilities that comprise the Prothena business (the “Prothena Business”). The internal reorganisation transactions required a number of agreements to be entered into, including, but not limited to: (i) the Amended and Restated Intellectual Property License and Contribution Agreement between Neotope, EPIL, and Elan Pharmaceuticals, LLC (formerly known as Elan Pharmaceuticals, Inc.) (“EPI”) dated December 20, 2012; (ii) the Intellectual Property License and Conveyance Agreement between Neotope, EPIL and EPI dated December 20, 2012; and (iii) the Asset Purchase Agreement between Prothena Biosciences Inc. (“PBI”) and EPI, as set out in more detail, and filed as exhibits, to the Form 10.

(1)	Demerger Agreement

On December 20, 2012, Elan completed the separation of the Prothena Business into a new, publicly traded company incorporated in Ireland and admitted to trading on the NASDAQ Global Market on December 21, 2012. The separation of the Prothena Business from Elan was completed through a demerger under Irish law. The demerger was effected by Elan transferring its wholly-owned subsidiaries comprising the Prothena Business to Prothena, in exchange for Prothena issuing its ordinary shares directly to Elan shareholders, on a pro rata basis. Each Elan shareholder received one Prothena ordinary share for every 41 Elan ordinary shares or Elan ADSs held. In connection with the separation of the Prothena Business, Elan made a cash contribution to Prothena, which together with the consideration for 18% of Prothena’s ordinary shares (pursuant to the Subscription and Registration Rights Agreement set out in paragraph 8.4.2 below), totalled $125.0 million.

(2)	Subscription and Registration Rights Agreement

On November 8, 2012, prior to the separation and distribution of the Prothena Business from Elan, a wholly-owned subsidiary of Elan, Elan Science One Limited (“ES1”), agreed (conditioned on the consummation of the separation and distribution) to subscribe for newly-issued ordinary shares of Prothena, representing 18% of the issued ordinary shares of Prothena (as calculated immediately following the consummation of such subscription), for a cash payment to Prothena of US$26.0 million. ES1 was allotted and issued 3,182,253 ordinary shares of US$0.01 each in the capital of Prothena on December 20, 2012.

Under the terms of the Subscription and Registration Rights Agreement, ES1 is entitled to customary demand registration rights, provided, however, that ES1 may not initiate more than six requests to exercise its demand registration rights (which include any shelf underwritten offerings) in the aggregate. Withdrawn requests will not count toward the total of six requests if certain conditions are satisfied. If Prothena is eligible to do so, the purchasing entity may request that it file an automatic shelf registration statement.

In addition, ES1 is entitled to customary piggyback registration rights, pursuant to which it may request that its shares be included in any offering of securities of the same class that Prothena initiates in its own right or on behalf of another shareholder. ES1 will also vote the Prothena ordinary shares that it holds in proportion to the votes cast by the other Prothena shareholders. ES1 has granted Prothena a proxy to vote these shares in such proportion. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from ES1 to a person other than Elan or a member of the Elan Group.

(3)	Tax Matters Agreement

Elan and Prothena entered into a Tax Matters Agreement on December 20, 2012 under which the tax liabilities relating to taxable periods before and after the separation and distribution was computed and apportioned between the parties and responsibility for payment of those tax liabilities (including any taxes attributable to the separation and distribution) was allocated between Elan and Prothena. Furthermore, the Tax Matters Agreement sets forth the rights of the parties in respect of the preparation and filing of tax returns, the handling of audits or other tax proceedings and assistance and cooperation and other matters.

(4)	Transitional Services Agreement

Prothena and Elan entered into a Transitional Services Agreement on December 20, 2012 under which Elan provides to Prothena, and Prothena provides to Elan, specified services to help ensure an orderly transition following the separation and distribution. The services provided by Elan under the Transitional Services Agreement include CMC/quality assurance, information services, IT services, facilities services, company secretarial services, finance services, legal services, compliance services and human relations services. The services provided by Prothena include finance services, Tysabri® services and assisting in reviewing proposed Elan publications related to work done at Elan prior to the separation. Elan expects that the Transitional Services Agreement will remain in effect until the expiration of the last time period for the performance of services thereunder, which will in no event be later than December 31, 2013.

The payment terms of the agreement generally provide that Prothena will pay Elan for the time spent by each Elan employee providing the services, which is calculated by the portion of the employee’s time dedicated to the provision of the services, plus forty per cent. The time for each employee is calculated using one of two specified rates per annum depending on the employee’s wage band. There is a fixed monthly charge for IT services of $75,000 for so long as those services are provided, and Prothena intends to obtain an alternative provider of IT services. Similarly, Elan pays Prothena for the time spent by each Prothena employee providing services to Elan, which is an agreed percentage of the employee’s time, based on the cost of providing those services plus forty per cent and including, as applicable, any fees for any services from Elan or Prothena provided by third party providers and invoiced to the recipient at cost. The services from Prothena will also be calculated using one of two specified rates per annum depending on the employee’s wage band. There will also be a fixed monthly charge of $6,000 to account for lab space and capital equipment used by Elan. Invoices are sent on a monthly basis. It is estimated that the payments under the Transitional Services Agreement by Elan are approximately $85,000 (excluding the fixed monthly charge) and payments under the Transitional Services Agreement by Prothena are approximately $420,000 (excluding the fixed monthly charge).

(5)	Research and Development Services Agreement

Elan and Prothena entered into a Research and Development Services Agreement pursuant to which Prothena provides certain research and development services to Elan. The Research and Development Services Agreement sets out the scope of the services, the consideration to be paid for the services and the general principles around ownership of intellectual property as it relates to the services. The Research and Development Services Agreement is expected to be in effect for a period of not less than two years (i.e. December 2014). The services provided for under the Research and Development Services Agreement include support for the ELND005 and ELND002 programs (which include the provision of expert advice and opinion in the areas of nonclinical safety/toxicology and pharmacology, regulatory support for nonclinical sections of pertinent documents, conducting and interpreting externally conducted nonclinical studies, and support in respect of the identification and maintenance of nonclinical expert advisors as required).

These services are substantially similar to research services performed by Prothena for Elan prior to the separation and distribution.

The payment terms of the Research and Development Services Agreement provide that Elan is obliged to pay Prothena: (i) a fixed charge of $500,000 per year based on a charge for two Prothena employees providing the services at a rate of $250,000 each per annum, (ii) if the $500,000 fixed charge has been paid in any year, a variable charge of $250,000 per year for any additional Prothena employee that provides services for such year (calculated pro rata based on the number of days the Prothena employee provides services in such year), (iii) research costs including direct overheads and (iv) a mark-up of 10% applied to the fixed charge, variable charge (if any) and research costs such that the total payment reflects a cost-plus standard. The payments are made on a monthly basis.

6.3	EDT/Alkermes Sale

6.3.1	Sale of Alkermes Stake

Citigroup Global Markets, Inc., Jefferies & Company, Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters as set out in the underwriting agreement with Elan Science Three Limited (“ES3”) and Alkermes dated March 8, 2012 (the “Underwriting Agreement”) pursuant to which, Elan, through its wholly owned subsidiary, ES3, sold 76% (24.15 million ordinary shares) of its total shareholding of 31.9 million ordinary shares in Alkermes in a marketed underwritten registered offering. The shares were sold at a price of approximately $15.79 per share. Under the terms of the Underwriting Agreement, ES3 agreed that, subject to certain exceptions, for a period of 90 days from the date of the Underwriting Agreement, it and its affiliates would not, without the prior written consent of the Underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for the shares. The Underwriters were in their sole discretion entitled to release any of the securities subject to these lock-up agreements at any time without notice. ES3 agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make because of any of those liabilities. Elan received net proceeds of $380.9 million on its disposal of the shares, after the deduction of underwriter and other fees. After the disposal, Elan continued to own 7.75 million ordinary shares of Alkermes, representing an approximate 6% equity interest.

6.3.2	On January 31, 2013, Elan, through ES3, agreed to sell all of its remaining 7.75 million shares in Alkermes through Jefferies at a price equal to $21.90 per share pursuant to Rule 144 of the U.S. Securities Act. On February 6, 2013, the sale of the shares by ES3 to Jefferies was consummated. The aggregate purchase price for the sale of the shares was $169.7 million.

On February 6, 2013, Elan filed a Schedule 13D with the SEC whereby the Underwriting Agreement was amended to provide that as of February 6, 2013, Elan and ES3 no longer held any shares in Alkermes.

7.	Directors and Service Contracts

7.1	Save as disclosed in this paragraph 7.1, none of the directors of Elan has a service contract with Elan or its subsidiaries or associated companies, save for:

7.1.1	G. Kelly Martin

On January 7, 2003, Elan and EPI entered into an agreement with Mr. Martin such that Mr. Martin was appointed president and CEO of Elan effective February 3, 2003. Effective December 7, 2005, Elan and EPI entered into a new employment agreement with Mr. Martin, under which Mr. Martin continued to serve as Elan’s CEO with an initial base annual salary of $798,000. Under the 2003 agreement, Mr. Martin was eligible to participate in Elan’s annual bonus plan, performance-based stock awards and merit award plans.

Under the new agreement, Mr. Martin was granted an option to purchase 750,000 Ordinary Shares with an exercise price per share of $12.03, vesting in three equal annual installments (the “2005 Options”). Mr. Martin’s employment agreement was amended on December 19, 2008 to comply with the requirements of Section 409A of the IRC.

On June 2, 2010, Elan and Mr. Martin agreed to amend his 2005 employment contract from an open-ended agreement to a fixed term agreement. Under this 2010 agreement, Mr. Martin committed to remain in his current role as CEO and director of Elan through to May 1, 2012. It was agreed that upon the completion of this fixed term Mr. Martin would then serve the Board as executive advisor through to January 31, 2013. Under this amendment, Mr. Martin’s base salary was increased from $800,000 to $1,000,000 per year effective June 1, 2010 and, when Mr. Martin moved to the role of executive advisor, his base salary was to be reduced to $750,000 per year, he would not be eligible for a bonus and he would retire from the Board. However, as 2012 represented a significant transformational period for Elan, it was decided by the Board that Elan and the Shareholders of Elan would be best served by Mr. Martin continuing his leadership through such a critical period and strategic inflection point. To that end, the Board requested that Mr. Martin extend his tenure as the CEO creating continuity and providing an opportunity to achieve further clarity for Elan’s strategic and financial path forward. Mr. Martin agreed to this request and the extension.

Effective April 30, 2012, Elan, EPI and Mr. Martin amended and restated Mr. Martin’s employment agreement. Under the amended and restated agreement, Mr. Martin’s term as CEO was extended indefinitely while his base salary remained at $1,000,000 per year, the vesting of his equity awards that were granted in February 2012 was accelerated to October 2012, the vesting of any equity awards granted in 2013 would receive partial acceleration upon termination of Mr. Martin’s employment, and Mr. Martin was awarded an option to purchase 486,000 Shares, (subsequently adjusted to 501,754 Shares on December 20, 2012, in connection with the separation and distribution of the Prothena Business), with an exercise price per Share of $13.79

(subsequently adjusted to $13.36 on December 20, 2012), and an RSU grant covering 81,000 Shares (subsequently adjusted to 83,626 Shares on December 20, 2012).

The equity awards granted in April 2012 vest over a two year period. In general, the amended and restated agreement continues until Mr. Martin resigns, is involuntarily terminated, is terminated for cause, dies or is disabled. Subject to certain conditions, if Mr. Martin’s employment is involuntarily terminated (other than for cause, death or disability), Mr. Martin leaves for good reason or Mr. Martin resigns, Elan will pay Mr. Martin a lump sum equal to two (three, in the event of a change in control) times his salary and target bonus. Similarly, most options will be exercisable until the earlier of (i) two years from the date of termination or (ii) the tenth anniversary of the date of grant, or in the event of a change in control, the earlier of (i) three years from the date of termination or (ii) the tenth anniversary of the date of grant of the stock option. In the event of such an involuntary termination (other than as the result of a change in control), Mr. Martin will, for a period of two years (three years in the event of a change in control), or, if earlier, the date Mr. Martin obtains other employment, continue to participate in Elan’s health and medical plans and Elan will pay Mr. Martin a lump sum of $50,000 to cover other costs and expenses. If the value of Mr. Martin’s continuing participation in Elan’s health and welfare plans is taxable, Elan shall pay such taxes for Mr. Martin. Mr. Martin will also be entitled to career transition assistance which includes the use of an office and the services of a full-time secretary for a reasonable period of time not to exceed two years (three years in the event of a change in control).

In addition, if it is determined that any payment or distribution to Mr. Martin would be subject to excise tax under section 4999 of the IRC, or any interest or penalties are incurred by Mr. Martin with respect to such excise tax, then Mr. Martin shall be entitled to an additional payment in an amount such that after payment by Mr. Martin of all taxes on such additional payment, Mr. Martin retains an amount of such additional payment equal to such excise tax amount. The agreement also obligates Elan to indemnify Mr. Martin if he is sued or threatened with suit as the result of serving as officer or director. Elan will be obligated to pay Mr. Martin’s attorney’s fees if he has to bring an action to enforce any of his rights under the employment agreement. Mr. Martin is entitled to participate in Elan’s cash bonus plan and is eligible to receive an annual bonus based on the attainment of the applicable performance objectives set by the Committee (with a target annual bonus set at 100% of his then current salary). Mr. Martin is eligible to participate in the retirement, medical, disability and life insurance plans applicable to senior executives in accordance with the terms of those plans. He may also receive financial planning and tax support and advice from the provider of his choice at a reasonable and customary annual cost.

No amendment to the aforementioned agreement has been made during the six months preceding the disclosure date.

7.1.2	Non-Executive Directors

None of the Non-Executive Directors have a service contract with Elan or its subsidiaries or associated companies with more than 12 months to run.

7.2	Save as disclosed in “The Transactions—Interests of Certain Persons in the Transactions—Elan” beginning on page [—] of this joint proxy statement/prospectus, no proposal exists in connection with the acquisition that any payment or other benefit will be made or given by Perrigo to any director of Elan as compensation for loss of office or as consideration for or in connection with his retirement from office.

8.	Material Changes

8.1	Save as disclosed in Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013, the directors of Perrigo are not aware of any material change in the financial or trading position of Perrigo since June 29, 2013 (the date to which the last published audited accounts of Perrigo were prepared).

8.2	Save as disclosed in the Elan’s quarterly report announcement entitled “Elan Reports Second Quarter and First Half 2013 Financial Results” for the period ended June 30, 2013 and Elan’s quarterly report announcement entitled “Elan Reports First Quarter 2013 Financial Results” for the period ended March 31, 2013 the directors of Elan are not aware of any material change in the financial or trading position of Elan since December 31, 2012 (the date to which the last published audited accounts of Elan were prepared).

8.3	Save as disclosed in this document, there has been no material change in information previously published by Perrigo or Elan in connection with the acquisition since the commencement of the Offer Period.

9.	Consents

Barclays has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this joint proxy statement/prospectus.

Morgan Stanley has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this joint proxy statement/prospectus.

Citi has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this joint proxy statement/prospectus.

Ernst & Young has given and not withdrawn its written consent, as Exhibit 23.3, to the use of its report on Perrigo’s Form 10-K incorporated by reference herein and inclusion of its name as an “expert” in this joint proxy statement/prospectus.

KPMG has given and not withdrawn its written consent, as Exhibit 23.4, to the use of its reports on Elan’s Form 20-F and 20-F/A incorporated by reference herein and inclusion of its name as an “expert” in this joint proxy statement/prospectus.

Dillon Eustace has given and not withdrawn its written consent to the inclusion in this joint proxy statement/prospectus of the references to its name in the form and context in which they appear and to the inclusion of its form of opinion as to the validity of the New Perrigo ordinary shares, as an exhibit to this document.

10.	Sources and Bases of Information

10.1	In this joint proxy statement/prospectus, unless otherwise stated or the context otherwise requires, the following bases and sources have been used:

10.1.1	the historical share price is sourced from the NASDAQ, the NYSE and the ISE;

10.1.2	the value of the whole of the existing issued share capital of Elan is based upon the entire issued ordinary share capital at [—], 2013 (the last practicable date before the printing of this joint proxy statement/prospectus), namely [—] Elan shares;

10.1.3	references to a percentage of Elan shares are based on the number of Elan shares in issue as set out in paragraph 10.1.2 above;

10.1.4	the value of the whole of the existing issued share capital of Perrigo is based upon the entire issued ordinary share capital at [—], 2013 (the last practicable date before the printing of this joint proxy statement/prospectus), namely [—] shares of Perrigo common stock;

10.1.5	reference to transaction equity value is based on the fully diluted share capital of Elan;

10.1.6	references to the arrangements in place between Elan and Perrigo regarding an Expenses Reimbursement Agreement are sourced from the terms of the Expenses Reimbursement Agreement approved by the Panel;

10.1.7	the entire issued and to be issued share capital fully diluted share capital of Elan is calculated on the basis of:

10.1.7.1	the number of issued Elan Shares, as set out in paragraph 10.1.2 above;

10.1.7.2	[—] Elan Options and [—] Elan Option Share Awards outstanding under the Elan Share Plans at [—] 2013 (the latest practicable date before the printing of this joint proxy statement/prospectus); and

10.1.7.3	full exercise of the outstanding options and vesting of outstanding share awards under the Elan Share Plans (and assumes satisfaction of any performance targets in respect of performance related awards);

10.1.8	the entire issued and to be issued share capital (fully diluted share capital) of Perrigo is calculated on the basis of:

10.1.8.1	the number of issued shares of Perrigo common stock, as set out in paragraph 10.1.4 above;

10.1.8.2	1,024,075 Perrigo options and 420,934 Perrigo share awards outstanding under Perrigo share plans at August 23, 2013 (the latest practicable date before the printing of this joint proxy statement/prospectus); and

10.1.8.3	full exercise of the outstanding options and vesting of outstanding share awards under the Perrigo share plans (and assumes satisfaction of performance targets in respect of performance-related awards);

10.1.9	save where otherwise stated, financial and other information concerning Elan and Perrigo have been extracted from published sources or from audited financial results of Elan and Perrigo;

10.1.10	references to the arrangements in place between Elan and Perrigo regarding a Transaction Agreement are sourced from the Transaction Agreement;

10.1.11	the statement that the acquisition is earnings accretive should not be interpreted to mean that the earnings per share in the current or any future period financial period will necessarily match or be greater than those for the relevant preceding financial period;

10.1.12	the bases of belief (including sources of information and assumptions made) that support the expected synergies are set out in the following paragraphs. Synergy statements have been reported in accordance with Rule 19.3(b) of the Irish Takeover Rules;

10.1.13	the expected sources of the anticipated after-tax operational synergies and related cost reductions and tax savings are:

10.1.13.1	resulting from the elimination of redundant public company costs while optimizing global back-office support and research and development functions; and

10.1.13.2	tax savings resulting from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations.

10.1.14	when evaluating the potential after-tax operational synergies and related cost reductions and tax savings, the Perrigo board of directors has assumed the following:

10.1.14.1	that the scheme will become effective and New Perrigo will acquire 100% of the issued and to be issued share capital of Elan on completion of the acquisition;

10.1.14.2	that there will be no material unanticipated impact on the combined company arising from any decisions made by competition authorities;

10.1.14.3	that there will be no material change to the market dynamics affecting Perrigo and/or Elan following completion of the acquisition;

10.1.14.4	that there will be no material change to exchange rates following completion of the acquisition; and

10.1.14.5	there will be no material change to income tax laws or regulations affecting Perrigo and/or Elan following completion of the acquisition;

10.1.15	in establishing the estimate of after-tax operation synergies and related cost reductions and tax savings the Perrigo board of directors has assumed that Elan’s operations, processes and procedures are comparable to those of Perrigo’s related operations, except where publicly available information clearly indicates otherwise or the due diligence materials provided by Elan to Perrigo indicated otherwise. Perrigo’s management, aided by its previous integration experience and through an understanding of Elan’s operations and cost structure based on their own market intelligence and experience, and due diligence materials provided by Elan, has determined the source and scale of potential after-tax operational synergies and resultant tax benefits. The after-tax operational synergies and related cost reductions, and tax savings are incremental to Perrigo’ and, to the best of Perrigo’s knowledge, Elan’s existing plans. In addition to information from Perrigo’ and Elan’s respective management teams, the sources of information that Perrigo has used to arrive at the estimate of potential after-tax operational synergies and resultant tax benefits, include:

10.1.15.1	Elan’s annual report and accounts;

10.1.15.2	Elan’s presentations to analysts;

10.1.15.3	Elan’s website;

10.1.15.4	analysts’ research;

10.1.15.5	other public information;

10.1.15.6	Perrigo’s knowledge of the industry and of Elan; and

10.1.15.7	Perrigo’s experience of synergies from previous transactions;

10.1.16	there remains an inherent risk in the synergy forward-looking statements. No synergy statement in the Rule 2.5 announcement should be construed as a profit forecast or interpreted to mean that New Perrigo’s earnings in the first full year following the acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Perrigo and/or Elan for the relevant preceding financial period or any other period.

11.	Concert Parties

11.1	For the purpose of the Takeover Rules, each of the following persons is regarded as acting in concert with Perrigo in connection with the acquisition:

11.1.1	the directors of Perrigo;

11.1.2	the subsidiaries and associated companies of Perrigo;

11.1.3	Perrigo Company Limited, a private limited company, having its registered office at 33 Sir John Rogerson’s Quay, Dublin 2, Ireland;

11.1.4	Leopard Company, a Delaware corporation, having its principal executive offices at 515 Eastern Avenue, Allegan, Michigan 49010, U.S.A. (MergerSub and an indirect subsidiary of Perrigo Company Limited);

11.1.5	Habsont Limited, a private limited company, having its registered office at 33 Sir John Rogerson’s Quay, Dublin 2, Ireland (Foreign Holdco and a direct subsidiary of Perrigo Company Limited);

11.1.6	Barclays Bank plc, having its principal executive office at 5 The North Colonnade, Canary Wharf, London E14 4BB, U.K. (financial advisor to Perrigo);

11.1.7	partners and members of the professional staff of Sullivan & Cromwell LLP (U.S. legal advisor to Perrigo) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Perrigo or who have been engaged in those affairs since June 14, 2011;

11.1.8	partners and members of the professional staff of Dillon Eustace (Irish legal advisor to Perrigo) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Perrigo or who have been engaged in those affairs since June 14, 2011;

11.1.9	partners and members of the professional staff of Miller Canfield P.L.C. (Michigan counsel to Perrigo) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Perrigo or who have been engaged in those affairs since June 14, 2011;

11.1.10	parties and members of the professional staff of Morgan, Lewis & Bockius LLP (U.S. legal advisor to Perrigo) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Perrigo or who have been engaged in those affairs since June 14, 2011;

11.1.11	parties and members of the professional staff of Fried, Frank, Harris, Shriver & Jacobson (U.S. legal advisor to Perrigo) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Perrigo or who have been engaged in those affairs since June 14, 2011; and

11.1.12	parties and members of the professional staff of Georgeson, Inc., (Perrigo proxy solicitor) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Perrigo or who have been engaged in those affairs since June 14, 2011.

11.2	For the purpose of the Takeover Rules, each of the following persons is regarded as acting in concert with Elan in connection with the acquisition:

11.2.1	the directors of Elan;

11.2.2	the subsidiaries and associated companies of Elan;

11.2.3.	Citigroup Global Markets Limited having its principal executive offices at 33 Canada Square, Canary Wharf, London E14 5LB, U.K. (financial advisor to Elan);

11.2.4	Morgan Stanley & Co. International plc having its principal executive offices at 20 Bank Street, London E14 4AD, U.K. (financial advisor to Elan);

11.2.5	Ondra LLP having its principal executive offices at 125 Old Broad Street, London EC2N 1AR, U.K. (financial advisor to Elan);

11.2.6	Davy Corporate Finance having its principal executive offices at Davy House, 49 Dawson Street, Dublin 2, Ireland (financial advisor to Elan);

11.2.7	partners and members of the professional staff of KPMG (auditors to Elan) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Elan or who have been engaged in those affairs since June 14, 2011;

11.2.8	partners and members of the professional staff of A&L Goodbody (Irish legal advisor to Elan) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Elan or who have been engaged in those affairs since June 14, 2011;

11.2.9	partners and members of the professional staff of Cadwalader Wickersham & Taft LLC (U.S. legal advisor to Elan) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Elan or who have been engaged in those affairs since June 14, 2011;

11.2.10	partners and members of the professional staff of Honigman Miller Schwartz and Cohn LLP (U.S. legal advisor to Elan) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Elan or who have been engaged in those affairs since June 14, 2011; and

11.2.11	Innisfree M&A Incorporated, having its principal executive offices at 501 Madison Avenue, New York, NY 10022, U.S.A. (Elan proxy solicitors).

12.	Other Information

12.1	Save as disclosed in “The Transactions—Interests of Certain Persons in the Transactions—Elan” beginning on page [—] of this joint proxy statement/prospectus, no agreement, arrangement or understanding (including any compensation arrangement) having any connection with or dependence upon the acquisition exists between Perrigo or any person Acting in Concert with Perrigo or any of its associates and any of the directors or recent directors of Elan, stockholders, recent stockholders or any person interested in or recently interested in relevant Elan securities. In this paragraph 12, “recent” means within the disclosure period (as defined in paragraph 5 of this Part 4 above).

12.2	No agreement, arrangement or understanding exists whereby ownership of any Elan shares acquired in pursuance of the acquisition will be transferred to any other person, but Perrigo reserves the right to transfer any Elan shares to any other member of its group.

12.3	No arrangement exists between Perrigo or any person acting in concert with the Perrigo group or its affiliates and any other person. So far as the directors of Perrigo are aware, there are no arrangements between other associates of Perrigo and any other person.

12.4	No arrangement exists between Elan, or any person who is an associate of Elan (within the meaning of any of the paragraphs (1) to (7) of the definition of “associate” in the Takeover Rules as set out in paragraph 5 of this Part 4, Additional Information), and any other person. So far as the directors of Elan are aware, there are no Arrangements between other associates of Elan and any other person.

12.5	For the purposes of this paragraph 12, “Arrangement” means any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature between two or more persons, relating to relevant securities of Elan or Perrigo which is or may be an inducement to one or more such persons to deal or refrain from dealing in such securities.

12.6	Royalty Pharma has made a request for due diligence information regarding Elan pursuant to Rule 20.2 of the Irish Takeover Rules and, upon the expected execution of a confidentiality agreement, will be entitled under Irish law to review certain due diligence information regarding Elan.

13.	Description of Scheme Consideration in the Transaction Agreement

In the Transaction Agreement, the New Perrigo ordinary shares which are to be issued to Elan and Perrigo shareholders upon closing of the transaction are described as having a nominal value of €0.05 each. Elan and Perrigo have agreed that the New Perrigo ordinary shares should in fact have a nominal value of €0.001 each. Elan shareholders will continue to receive cash consideration of $6.25 per Elan share and share consideration of 0.07636 of a New Perrigo ordinary share per Elan share. Perrigo shareholders will continue to receive one New Perrigo ordinary share and $0.01 per share of Perrigo common stock. Therefore there is no change to the value of the consideration to be received by Elan and Perrigo shareholders. This section has been included for clarificatory purposes only.

14.	Documents Available For Inspection

14.1	Copies of the following documents will be available for inspection during usual business hours on any Business Day from the date of this document until completion of the acquisition at the offices of Dillon Eustace, 33 Sir John Rogersons Quay, Dublin, Ireland and A&L Goodbody, 25/28 North Wall Quay, IFSC, Dublin 1, Ireland:

14.1.1	the Rule 2.5 Announcement made on July 29, 2013;

14.1.2	this document dated [—], 2013;

14.1.3	the Memorandum and Articles of Association of Elan Corporation, plc;

14.1.4	the charter documents of Perrigo;

14.1.5	Elan’s annual report on Form 20-F for the fiscal year ended December 31, 2012;

14.1.6	Elan’s annual report on Form 20-F/A for the fiscal year ended December 31, 2012, as amended;

14.1.7	Elan’s annual report on Form 20-F for the fiscal year ended December 31, 2011;

14.1.8	Elan’s annual report on Form 20-F for the fiscal year ended December 31, 2010;

14.1.9	Elan’s quarterly report announcement entitled “Elan Reports Second Quarter and First Half 2013 Financial Results” for the period ended June 30, 2013;

14.1.10	Elan’s quarterly report announcement entitled “Elan Reports First Quarter 2013 Financial Results” for the period ended March 31, 2013;

14.1.11	Perrigo’s annual report on form 10-K for the fiscal year ended June 29, 2013, as amended;

14.1.12	Perrigo’s annual report on Form 10-K for the fiscal year ended June 30, 2012;

14.1.13	Perrigo’s annual report on Form 10-K for the fiscal year ended June 25, 2011;

14.1.14	Perrigo’s annual report on Form 10-K for the fiscal year ended June 26, 2010;

14.1.15	the letters of consent referred to in paragraph 9;

14.1.16	the Bridge Credit Agreements referred to in “Financing Relating to the Transaction” set forth on pages [—] to [—] of this joint proxy statement Prospectus;

14.1.17	the Permanent Credit Agreements referred to in “Financing Relating to the Transaction” set forth on pages [—] to [—] of this joint proxy statement Prospectus;

14.1.18	the material contracts referred to in paragraph 6;

14.1.19	the service contract referred to in paragraph 7.1;

14.1.20	a full list of each entity’s holding and dealings in respect of which the Panel has consented to aggregation.

14.1.21	form of opinion of Dillon Eustace, as to the validity of the New Perrigo ordinary shares;

14.1.22	the reports pursuant to Rule 28.3 of the Takeover Rules by (i) Barclays and (ii) Ernst & Young on the Perrigo Profit Forecast set forth on pages [•] to [•] of this joint proxy statement/prospectus;

14.1.23	the reports pursuant to Rule 19.3(b)(ii) of the Takeover Rules by (i) Barclays and (ii) Ernst & Young on the Perrigo merger benefits statement set forth on pages [•] to [•] of this joint proxy statement/prospectus;

14.1.24	the Expenses Reimbursement Agreement; and

14.1.25	the Transaction Agreement.

15.	Perrigo’s Current Trading and Prospects

15.1	Perrigo has four reportable segments: Consumer Healthcare, Nutritionals, Rx Pharmaceuticals, and Active Pharmaceutical Ingredients (“API”). The Perrigo Consumer Healthcare segment is the world’s largest store brand manufacturer of over-the-counter pharmaceutical products. The Perrigo Nutritionals segment develops, manufactures, markets and distributes store brand infant and toddler formula products, infant and toddler foods, vitamin, mineral and dietary supplement (“VMS”) products, and oral electrolyte solution (“OES”) products to retailers and consumers primarily in the U.S., Canada, Mexico and China. The Perrigo Rx Pharmaceuticals segment develops, manufactures and markets a portfolio of generic prescription drugs primarily for the U.S. market. The Perrigo API segment develops, manufactures and markets active pharmaceutical ingredients used worldwide by the generic drug industry and branded pharmaceutical companies.

15.2	Perrigo evaluates segment performance based on segment net sales and segment operating income. The information set forth below is a summary that should be read together with the section titled “Notes to Consolidated Financial Statements” contained in the Annual Report on Form 10-K for the year ended June 29, 2013 previously filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

15.3	Year Ended June 29, 2013 Compared to Year Ended June 30, 2012

15.3.1	Results of operations, including segment net revenues, segment operating expenses and segment contribution information for Perrigo’s Consumer Healthcare, Nutritionals, Rx Pharmaceuticals, and API segments, consisted of the following (in millions):

Consumer Healthcare

	Fiscal Year			Percentage Change
($ in millions)	2013	2012	2011	2013/2012	2012/2011
Net sales	$2,089.0	$1,815.8	$1,684.9	15%	8%
Gross profit	$683.8	$571.8	$540.8	20%	6%
Gross profit %	32.7%	31.5%	32.1%
Operating expenses	$320.6	$256.5	$231.8	25%	11%
Operating expenses %	15.3%	14.1%	13.8%
Operating income	$363.2	$315.3	$309.0	15%	2%
Operating income %	17.4%	17.4%	18.3%

Nutritionals

	Fiscal Year			Percentage Change
($ in millions)	2013	2012	2011	2013/2012	2012/2011
Net sales	$508.4	$501.0	$503.3	1%	(0)%
Gross profit	$127.1	$125.3	$154.8	1%	(19)%
Gross profit %	25.0%	25.0%	30.8%
Operating expenses	$91.9	$99.9	$94.6	(8)%	6%
Operating expenses %	18.1%	19.9%	18.8%
Operating income	$35.2	$25.4	$60.2	39%	(58)%
Operating income %	6.9%	5.1%	12.0%

Rx Pharmaceuticals

	Fiscal Year			Percentage Change
($ in millions)	2013	2012	2011	2013/2012	2012/2011
Net sales	$709.5	$617.4	$343.7	15%	80%
Gross profit	$361.5	$288.6	$160.0	25%	80%
Gross profit %	51.0%	46.7%	46.6%
Operating expenses	$98.3	$75.1	$45.4	31%	66%
Operating expenses %	13.9%	12.2%	13.2%
Operating income	$263.2	$213.5	$114.6	23%	86%
Operating income %	37.1%	34.6%	33.3%

API

	Fiscal Year			Percentage Change
($ in millions)	2013	2012	2011	2013/2012	2012/2011
Net sales	$159.3	$165.8	$155.7	(4)%	6%
Gross profit	$83.8	$86.1	$67.4	(3)%	28%
Gross profit %	52.6%	51.9%	43.3%
Operating expenses	$35.0	$32.2	$31.2	9%	3%
Operating expenses %	22.0%	19.4%	20.0%
Operating income	$48.9	$53.9	$36.2	(9)%	49%
Operating income %	30.7%	32.5%	23.2%

16.	Governing Law

The acquisition shall be governed by, and construed in accordance with, the laws of Ireland. New Perrigo and the Elan Shareholders hereby agree that the Irish High Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding or to settle any dispute which may arise in relation thereto.

17.	Takeover Rules and Panel

The acquisition is subject to the provisions of the Takeover Panel Act, Takeover Rules and the jurisdiction of the Panel.

ELAN PROFIT FORECAST

On 6 February 2013, as part of its fourth quarter and full year 2012 results, Elan published guidance in relation to in-market Tysabri sales for FY 2013, provided a range of SG&A and R&D expenses (excluding Tysabri) for FY2013 and provided an estimate of the contribution to Janssen Alzheimer Immunotherapy to be incurred by Elan in FY 2013 (“the Elan Profit Forecast”).The combination of these statements was considered to constitute a profit forecast for the purposes of Rule 28 of the Irish Takeover Rules and accordingly the reports required under Rule 28.3 were produced and included in a response document to the Royalty Pharma offer published by Elan dated 15 May, 2013.

On 24 July, 2013 Elan published its results in respect of the second quarter and half year ended 30 June, 2013 but did not restate or reiterate the Elan Profit Forecast. During Elan’s second quarter earnings call conducted on 24 July 2013, Elan confirmed that it was not in a position to provide updated information on Tysabri sales and on 25 July 2013, Biogen Idec publicly reported Tysabri actual sales in respect of the period ended 30 June 2013. Accordingly the Tysabri sales forecast originally comprised in the Elan Profit Forecast is no longer applicable and no obligation to report on a profit forecast under Rule 28.3 of the Irish Takeover Rules now subsists.

PERRIGO PROFIT FORECAST

1. General

Perrigo issued the following guidance in a public statement within its earnings release on August 15, 2013 (the “Perrigo Profit Forecast”):

Excluding the potential impact of the acquisition of Elan, Perrigo expects reported earnings for standalone Perrigo to be between $5.51 and $5.76 per diluted share as compared to $4.68 in fiscal 2013 and adjusted earnings to be between $6.35 and $6.60 per diluted share as compared to $5.61 in fiscal 2013. This range implies a year-over-year growth rate in adjusted earnings of 13% to 18% over fiscal 2013’s adjusted earnings per diluted share.

The Perrigo Profit Forecast constitutes a profit forecast for the purposes of Rule 28 of the Irish Takeover Rules.

2. Basis of preparation

The Perrigo Profit Forecast has been prepared on a basis consistent with the accounting policies adopted by Perrigo which are in accordance with U.S. GAAP, as applicable, and those adopted in the preparation of financial statements for fiscal year 2013, and those expected to be adopted in the financial statements for fiscal year 2014.

The Perrigo Profit Forecast does not take into account any effects of the proposed acquisition of Elan (including any costs related to the completion of the transaction).

3. Assumptions

The Perrigo Directors have approved the Profit Forecast on the basis of the following assumptions:

Specific assumptions included in the plan adopted by the Perrigo Directors:

•	Revenues earned by Perrigo will grow over the levels achieved in fiscal year 2013 by 12% - 16% for all of fiscal year 2014. Revenues attributable to new products will be approximately $190 million.

The assumed revenue growth rates, and the corresponding gross and operating margins by segment and for consolidated Perrigo are laid out below:

Segment Index	FY13A revenue	FY14F Year over year revenue growth rate	FY14F Adjusted gross margin	FY14F Adjusted operating margin
CHC	$2,089	10% - 14%	33% - 37%	18% - 22%
Nutritionals	$508	8% - 12%	26% - 30%	12% - 16%
Rx	$710	25% - 29%	58% - 62%	46% - 50%
API	$159	3% - 8%	52% - 56%	32% - 36%

Consolidated Perrigo	$3,540	12% - 16%	38% - 42%	23% - 25%

Consolidated Perrigo FY13A			38.5%	22.8%

•

There will be no acquisitions, dispositions, partnerships or in-license transactions or any changes to Perrigo’s existing capital structure, business model, partnerships or in-license transactions during fiscal year 2014.

•	The adjusted tax rate will be between 30% - 32%.

•	There will be no material share repurchases, or issuances, in determining weighted average number of diluted shares.

Factors outside the influence or control of Perrigo and the Perrigo Directors:

•	There will be no material change in the ownership or control of Perrigo pursuant to the Elan transaction or otherwise.

•

There will be no changes beyond what has already been contemplated, in general trading conditions, economic conditions, competitive environment or levels of demand, in the countries in which Perrigo operates or trades which would materially affect Perrigo’s business.

•	Partners in joint ventures and other business collaborations will perform as expected in the forecast.

•

There will be no business interruptions that materially affect Perrigo, its major suppliers or major customers by reason of technological faults, natural disasters, industrial disruption, civil disturbance or government action.

•	There will be no material changes in the price of raw materials, freight, energy, and labor costs from those used in the forecast.

•	There will be no changes in exchange rates, interest rates, bases of taxes, legislative or regulatory requirements that would have a material impact on Perrigo.

•

There will be no material adverse events that affect Perrigo’s key products, including any delays in FDA approvals, competition from new generic variants, product recalls, product liability claims or discovery of previously unknown side effects.

Reports on Perrigo Profit Forecast

The reports on the Perrigo Profit Forecast as required by Rule 28.3 of the Takeover Rules have been prepared by (i) Ernst & Young and (ii) Barclays. Copies of their respective reports have been mailed with this joint proxy statement/prospectus.

MERGER BENEFIT STATEMENT

The Rule 2.5 Announcement dated July 29, 2013 (the “Announcement”) included the following statements regarding the synergies that may result from the acquisition (the “Synergy Statements”):

The combination is expected to result in more than US$150 million of recurring after-tax annual operating expense and tax savings. Certain of these savings result from the elimination of redundant public company costs while optimizing back-office support and the global research and development functions. Additionally, tax savings are expected to arise from the combined company being incorporated in Ireland with organizational, operational and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations. Over 80% of recurring annual savings are expected to be realized in the first full fiscal year post transaction closing ending June 2015, with the remainder of recurring annual savings taking effect in the second full fiscal year post transaction closing. Restructuring and integration costs are not anticipated to exceed US$70 million, before taxes, over the same time period.

Subject to the Scheme becoming effective, Elan Shareholders will be able to share in the synergies resulting from the Acquisition by means of the Scheme Consideration they will receive.

There are various material assumptions underlying the synergies estimate which may result in the synergies being materially greater or less than estimated. The estimate of synergies should therefore be read in conjunction with the key assumptions underlying the estimates.

The estimate of synergies set out in this joint proxy statement/prospectus has been reported on for the purposes of Rule 19.3(b)(ii) of the Takeover Rules by (i) Ernst & Young and (ii) Barclays. Copies of their respective reports have been mailed with this joint proxy statement/prospectus.

Neither the statements above nor any other synergy statement in this joint proxy statement/prospectus should be construed as a profit forecast or interpreted to mean that New Perrigo’s adjusted earnings in the first full fiscal year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Perrigo and/or Elan for the relevant preceding financial period or any other period.

Assumptions

1.	The bases of belief (including sources of information and assumptions made) that support the expected synergies are set out in the following paragraphs. Synergy statements have been reported on in accordance with Rule 19.3(b) of the Takeover Rules.

2.	The expected sources of the anticipated recurring after-tax annual operating expense and tax savings are:

(a)	resulting from the elimination of redundant public company costs while optimizing global back-office support and research and development functions; and

(b)	tax savings resulting from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations.

3.	When evaluating the anticipated recurring after-tax annual operating expense and tax savings, the Perrigo Board has assumed the following:

(a)	that the scheme will become effective and New Perrigo will acquire 100% of the issued and to be issued share capital of Elan on completion of the acquisition;

(b)	that there will be no material change to the market dynamics affecting Perrigo and/or Elan following completion of the acquisition;

(c)	that there will be no material change to exchange rates following completion of the acquisition; and

(d)	that there will be no material change to income tax laws or regulations affecting Perrigo and/or Elan following completion of the acquisition.

4.	In establishing the estimate of recurring after-tax annual operating expense and tax savings, the Perrigo Board has assumed that Elan’s operations, processes and procedures are comparable to those of Perrigo’s related operations, except where publicly available information clearly indicates otherwise or the due diligence materials provided by Elan to Perrigo indicated otherwise. Perrigo’s management, aided by its previous integration experience and through an understanding of Elan’s operations and cost structure based on their own market intelligence and experience, and due diligence materials provided by Elan, has determined the source and scale of potential recurring after-tax annual operating expense and tax savings. The recurring after-tax annual operating expense and tax savings are incremental to Perrigo’s and, to the best of Perrigo’s knowledge, Elan’s existing plans. In addition to information from Perrigo’s and Elan’s respective management teams, the sources of information that Perrigo has used to arrive at the estimate of potential recurring after-tax annual operating expense and tax savings, include:

(a)	the annual report and accounts of Elan for the fiscal year ending December 31, 2012 and the accounts of Elan (unaudited) for the six months ending June 30, 2013 as filed or furnished with the SEC on Form 6-K;

(b)	Elan presentations;

(c)	Elan’s website;

(d)	Analysts’ research;

(e)	Other public information;

(f)	Capitalization of combined company and its subsidiaries;

(g)	Perrigo’s knowledge of the industry and of Elan; and

(h)	Perrigo’s experience of synergies from previous transactions.

5.	There remains an inherent risk in the synergy forward-looking statements. No synergy statement in the announcement should be construed as a profit forecast or interpreted to mean that New Perrigo’s earnings in the first full fiscal year following the acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Perrigo and/or Elan for the relevant preceding financial period or any other period.

Annex A

DATED JULY 28, 2013

ELAN CORPORATION, PLC

AND

PERRIGO COMPANY

AND

LEOPARD COMPANY

AND

HABSONT LIMITED

AND

BLISFONT LIMITED

TRANSACTION AGREEMENT

A&L Goodbody

THIS AGREEMENT is made on July 28, 2013 BETWEEN:

(1)	ELAN CORPORATION, PLC, a public limited company incorporated in Ireland (registered number 30356), with registered address Treasury Building, Lower Grand Canal Street, Dublin 2 (hereinafter called “Elan”);

(2)	PERRIGO COMPANY, a Michigan corporation (hereinafter called “the Bidder”);

(3)	LEOPARD COMPANY, a Delaware corporation (hereinafter called “MergerSub”);

(4)	HABSONT LIMITED, a company incorporated in Ireland (registered number 529994), with registered address 33 Sir John Rogerson’s Quay, Dublin 2, Ireland (hereinafter called “Foreign Holdco”); and

(5)	BLISFONT LIMITED, a company incorporated in Ireland (registered number 529592), with registered address 33 Sir John Rogerson’s Quay, Dublin 2, Ireland (hereinafter called “Holdco”).

RECITALS:

1.	The Bidder has agreed to cause Holdco to acquire Elan on the terms set out in the Rule 2.5 Announcement (as defined below).

2.	This Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) and the Merger (as defined below) that have been agreed by the Parties and MergerSub.

3.	The Parties intend that the Acquisition will be implemented by way of the Scheme (as defined below), although this may, subject to the consent of the Panel (where required), be switched to the Takeover Offer in accordance with the terms set out in this Agreement.

4.	The parties intend that for U.S. federal income tax purposes, (i) the receipt of the Scheme Consideration in exchange for the Elan Ordinary Shares pursuant to the Scheme will be taxable transactions to the holders of the Elan Ordinary Shares under Section 1001 of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the receipt of cash and Holdco shares in exchange for the Bidder Shares pursuant to the Merger will be taxable transactions to the holders of the Bidder Shares under Section 1001 of the Code.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1.	Definitions

In this Agreement the following words and expressions shall have the meanings set opposite them:

“Acquisition”, the proposed acquisition by Holdco of Elan by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by Holdco of the aggregate Share Consideration and payment of the aggregate Cash Consideration pursuant to the Scheme or Takeover Offer) as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Takeover Panel Act;

“Action”, any civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions by, from or before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.2.4;

“Antitrust Order”, shall have the meaning given to that term in Clause 7.2.4;

“Applicable Withholding Amount”, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or non-U.S. Tax Law with respect to any payment made in connection with the cancellation or conversion of a Bidder Option or Bidder Share Award or the payment of any dividend equivalents with respect thereto, as applicable;

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Bidder”, shall have the meaning given to that term in the Preamble to the Agreement;

“Bidder Alternative Proposal”, any bona fide proposal or bona fide offer made by any person for (i) the acquisition of the Bidder by tender offer, scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition, lease or license by any person of any assets (including equity securities of Subsidiaries of Bidder) or businesses that constitute or contribute 25% or more of Bidder’s and its Subsidiaries’ consolidated revenue, net income or assets and measured, in the case of assets, by either book value or fair market value; (iii) the acquisition by any person including any person Acting in Concert with such person (or the stockholders of any person) of 25% or more of the outstanding Bidder Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving the Bidder as a result of which the holders of Bidder Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof;

“Bidder Benefit Plan” each compensation, benefit, and other employee or director benefit plan, arrangement, agreement or understanding, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not any such plan is subject to ERISA), any pension plan, and any bonus, incentive, profit sharing, deferred compensation, vacation, stock purchase, stock option, equity, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Bidder Group or to which the Bidder Group is a party;

“Bidder Board”, the board of directors of the Bidder;

“Bidder Book Entry Shares”, shall have the meaning given to that term in Clause 8.5.6;

“Bidder Bylaws”, shall have the meaning given to that term in Clause 6.2.1;

“Bidder Certificate of Incorporation”, shall have the meaning given to that term in Clause 6.2.1;

“Bidder Certificates”, shall have the meaning given to that term in Clause 8.5.6;

“Bidder Change of Recommendation”, shall have the meaning given to that term in Clause 5.4;

“Bidder Common Stock”, shall have the meaning given to that term in Clause 6.2.2;

“Bidder Directors”, the members of the board of directors of the Bidder;

“Bidder Disclosure Schedule”, shall have the meaning given to that term in Clause 6.2;

“Bidder Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.9.1;

“Bidder Employees”, the employees of Bidder or any Subsidiary of Bidder;

“Bidder Exchange Fund” shall have the meaning given to that term in Clause 8.5.7;

“Bidder Financing Information” shall have the meaning given to that term in Clause 3.4.3;

“Bidder Group”, Bidder and all of its Subsidiaries;

“Bidder Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations, properties, assets, liabilities, results of operations or financial condition of the Bidder and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes to the extent (i) generally affecting the industries or the segments thereof in which the Bidder and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of the Bidder or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), or (v) resulting from actions of the Bidder or any of its Subsidiaries which Elan has expressly requested in writing or to which Elan has expressly consented in writing (provided, that with respect to each of the foregoing clauses (i)-(iv), such events, developments, occurrences, states of facts or changes may be taken into account in determining whether there is a Bidder Material Adverse Effect to the extent the Bidder and its Subsidiaries, taken as a whole, are disproportionately impacted relative to other companies operating in the industries in which Bidder and its Subsidiaries primarily operate); or (b) any decline in the stock price of the Bidder Shares on the NYSE or the TASE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded by clauses (a) or (c) of this definition, be considered in determining whether there is a Bidder Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement including any litigation resulting from this Agreement or with respect to the transactions contemplated hereby (provided, however, that the exception in this sub-clause (c) shall not apply to any requirement of the Agreement to operate in the ordinary course consistent with past practice or with respect to the Bidder’s representations and warranties set forth in clauses 6.2.3(2) or 6.2.3(3) or any other representation or warranty of the Bidder the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the performance or obligations or satisfaction of conditions under this Agreement);

“Bidder Material Contracts”, shall have the meaning given to that term in Clause 6.2.13;

“Bidder Merger Parties”, collectively Holdco, Foreign Holdco and MergerSub;

“Bidder Option”, shall have the meaning given to that term in Clause 8.6(1)(a);

“Bidder Permitted Liens”, Liens (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice, (C) which is disclosed on the most recent consolidated balance sheet of Bidder or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of Bidder or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used;

“Bidder Preferred Stock”, shall have the meaning given to the term in Clause 6.2.2;

“Bidder Recommendation”, the recommendation of the Bidder Board that the Bidder Shareholders vote in favour of the adoption and approval of this Agreement;

“Bidder Reimbursement Payment”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Bidder Restricted Share”, shall have the meaning given to that term in Clause 8.6(1)(b);

“Bidder SEC Documents”, all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished by the Bidder with the SEC;

“Bidder Share-Based Award”, shall have the meaning given to that term in Clause 8.6(1)(c);

“Bidder Shareholder Approval”, shall have the meaning given to that term in Clause 3.8.1;

“Bidder Shareholders”, the holders of Bidder Shares;

“Bidder Shareholders Meeting”, shall have the meaning given to that term in Clause 3.8.1;

“Bidder Share Plans”, (a) Perrigo Company 2008 Long-Term Incentive Plan, (b) Perrigo Company 2003 Long-Term Incentive Plan, (c) Perrigo Company Employee Stock Option Plan and (d) Perrigo Company Non-Qualified Stock Option Plan for Directors;

“Bidder Shares”, shall have the meaning given to the term in Clause 6.2.2;

“Bidder Superior Proposal”, an unsolicited written bona fide Bidder Alternative Proposal made by any person that the Bidder Board determines in good faith (after consultation with Bidder’s financial advisors and outside legal counsel) is (i) likely to be consummated in accordance with its terms, (ii) more favourable from a financial point of view to the Bidder Shareholders than the transactions contemplated by this Agreement, taking into account any revisions to the terms of the transaction contemplated by this Agreement proposed by Elan in respect of such Bidder Alternative Proposal in accordance with Clause 5.4.5 to this Agreement), and (iii) fully financed, in each case, taking into account the person making the Bidder Alternative Proposal and all of the all financial, regulatory, legal and other aspects of such proposal (it being understood that, for purposes of the definition of Bidder Superior Proposal, references to “25%” and “75%” in the definition of Bidder Alternative Proposal shall be deemed to refer to “80%” and “20%”, respectively;

“Biogen Idec”, Biogen Idec International Holding Ltd;

“Bribery Act” means the United Kingdom Bribery Act 2010;

“Bribery Legislation”, all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Elan operates;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the County of New York are authorised or required by law or executive order to be closed;

“Cash Consideration”, $6.25 per Elan Share;

“Certificates of Merger”, shall have the meaning given to that term in Clause 8.5.2;

“Clearances”, all consents, clearances, approvals, permissions, permits, non-actions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party, in connection with the implementation of the Merger, the Scheme and/or the Acquisition;

“Closing Price”, the average, rounded to the nearest cent of the closing sale prices of a Bidder Share on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the day on which the Effective Time occurs;

“Code”, shall have the meaning given to that term in the Recitals;

“Committee”, the Leadership Development and Compensation Committee of Elan (formerly known as the Compensation Committee), or such other committee of the Elan Board as the Elan Board shall direct;

“Companies Acts”, the Irish Companies Acts 1963-2012 and every statutory extension, modification or re-enactment thereof from time to time in force;

“Competition Act”, the Competition Acts 2002-2012;

“Completion”, completion of the Acquisition and the Merger;

“Completion Date”, shall have the meaning given to that term in Clause 8.1.1;

“Conditions”, the conditions to the Scheme and the Acquisition set forth in Appendix I to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement”, the confidentiality agreement between Elan and Bidder dated 21 June 2013 as it may be amended from time to time;

“Contract”, shall have the meaning given to that term in Clause 6.1.3(3);

“Conversion Ratio” shall have the meaning given to that term in Clause 8.6(1);

“Corporate Integrity Agreement”, that certain Corporate Integrity Agreement between the OIG and Elan;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 201 of the Act;

“Court Meeting”, the meeting or meetings of the Elan Ordinary Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of capital that forms part of it under Sections 72 and 74 of the Act;

“Depositary”, Citibank N.A.;

“DGCL”, the Delaware General Corporation Law, as it may be amended from time to time;

“Disclosure Schedules”, the Elan Disclosure Schedule and the Bidder Disclosure Schedule;

“Divestiture Action”, shall have the meaning given to that term in Clause 7.2.8;

“EC Merger Regulation”, Council Regulation (EC) No. 139/2004;

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time”, the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies provided, that the Scheme shall become effective substantially concurrently with the effectiveness of the Merger, to the extent possible;

“EGM Resolutions”, such resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Elan, changes to the Elan Memorandum and Articles of Association and such other matters as Elan reasonably determines to be necessary for the purposes of implementing the Acquisition as have been approved by the Bidder (such approval not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“Elan”, shall have the meaning given to that term in the Preamble;

“Elan ADS”, American Depositary Shares each representing one Elan Ordinary Share and which are admitted to trading on the NYSE;

“Elan Alternative Proposal”, any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by the Bidder or any of its Associates or any person Acting in Concert with the Bidder pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Elan by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition, lease or license by any person of any assets (including equity securities of Subsidiaries of Elan) or businesses that constitute or contribute 25% or more of Elan’s and its Subsidiaries’ consolidated revenue, net income or assets and measured, in the case of assets, by either book value or fair market value; (iii) the acquisition by any person including any person Acting in Concert with such person (or the stockholders of any such person) of 25% or more of the outstanding Elan Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Elan as a result of which the holders of Elan Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof;

“Elan Benefit Plan”, each compensation, benefit and other employee or director benefit plan, arrangement, agreement or understanding, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not any such plan is subject to ERISA), any occupational pension scheme or bonus, incentive, profit sharing, deferred compensation, vacation, stock purchase, stock option, equity, severance (including the Elan Severance Plan), employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Elan Group or to which the Elan Group is a party;

“Elan Board”, the board of directors of Elan;

“Elan Change of Recommendation”, shall have the meaning given to that term in Clause 5.3.4;

“Elan Directors”, the members of the board of directors of Elan;

“Elan Disclosure Schedule”, shall have the meaning given to that term in Clause 6.1;

“Elan Distributable Reserves Resolution” shall have the meaning given to that term in Clause 7.9.1;

“Elan Employees”, the employees of Elan or any Subsidiary of Elan who remain employed after the Effective Time;

“Elan Equity Award Holders”, the holders of Elan Options and/or Elan Share Awards;

“Elan Equity Award Holder Proposal”, the proposal of the Bidder to the Elan Equity Award Holders to be made in accordance with Rule 15(d) of the Takeover Rules and the terms of the Employee Share Plans;

“Elan Exchange Fund” shall have the meaning given to that term in Clause 8.4.1;

“Elan Group”, Elan and all of its Subsidiaries;

“Elan Leased Real Property”, shall have the meaning given to that term in Clause 6.1.21;

“Elan LLC”, Elan Pharmaceuticals, LLC (f/k/a Elan Pharmaceuticals, Inc.);

“Elan Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on (x) the business, operations, properties, assets, liabilities, results of operations or financial condition of Elan and its Subsidiaries, taken as a whole, or (y) the rights and obligations of Elan and its Affiliates under the TYSABRI Agreement, including the amount of Contingent Payments (as defined in the TYSABRI Agreement) payable thereunder, but shall not include: (a) events, developments, occurrences, states of facts or changes to the extent (i) generally affecting the industries or the segments thereof in which Elan and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Elan or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), or (v) resulting from actions of Elan or any of its Subsidiaries which the Bidder has expressly requested in writing or to which the Bidder has expressly consented in writing (provided, that with respect to each of the foregoing clauses (i)-(iv), such events, developments, occurrences, states of facts or changes may be taken into account in determining whether there is an Elan Material Adverse Effect to the extent that Elan and its Subsidiaries, taken as a whole, are disproportionately impacted relative to other similarly-sized companies operating in the pharmaceutical industry); or (b) any decline in the stock price of the Elan Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded by clauses (a) or (c) of this definition, be considered in determining whether there is an Elan Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement including any litigation resulting from this Agreement or with respect to the transactions contemplated hereby (provided, however, that the exception in this clause (c) shall not apply to any requirement of this Agreement to operate in the ordinary course consistent with past practice or with respect to Elan’s representations and warranties set forth in Clause 6.1.3(2) or Clause 6.1.3(3) or any other representation or warranty of Elan the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the performance or obligations or satisfaction of conditions under this Agreement);

“Elan Material Contract” shall have the meaning given to that term in Clause 6.1.13;

“Elan Memorandum and Articles of Association”, means Elan’s memorandum and articles of association as filed with the Companies Registration office in Dublin;

“Elan Option”, an option to purchase Elan Shares;
“Elan Ordinary Shareholders”, the holders of Elan Ordinary Shares;

“Elan Ordinary Shares”, the ordinary shares of €0.05 each in the capital of Elan;

“Elan Permitted Liens”, Liens (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice, (C) which is disclosed on the most recent consolidated balance sheet of Elan or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of Elan or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used;

“Elan Pharma”, Elan Pharma International Limited;

“Elan SEC Documents”, all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished by Elan with the SEC;

“Elan Share Award”, each right of any kind, contingent or accrued, to receive Elan Shares or benefits measured in whole or in part by the value of a number of Elan Shares (including restricted stock units, performance stock units, phantom stock units and deferred stock units), other than Elan Options;

“Elan Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Elan Ordinary Shareholders representing three-fourths (75 per cent.) or more in value of the Elan Ordinary Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Elan Ordinary Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Elan Shareholders”, the holders of Elan Ordinary Shares and Elan ADSs;

“Elan Shares”, Elan Ordinary Shares and Elan ADSs;

“Elan Superior Proposal”, an unsolicited written bona fide Elan Alternative Proposal made by any person that the Elan Board determines in good faith (after consultation with Elan’s financial advisors and outside legal counsel) is (i) likely to be consummated in accordance with its terms, (ii) more favourable from a financial point of view to the Elan Shareholders than the transactions contemplated by this Agreement (taking into account any revisions to the terms of the transactions contemplated by this Agreement proposed by the Bidder in respect of such Elan Alternative Proposal in accordance with Clauses 5.3.5 and/or 5.3.8), and (iii) fully financed, in each case, taking into account the person making the Elan Alternative Proposal and all of the financial, regulatory, legal, and other aspects of such proposal (it being understood that, for purposes of the definition of “Elan Superior Proposal”, references to “25%” and “75%” in the definition of Elan Alternative Proposal shall be deemed to refer to “80%” and “20%” respectively);

“Elan’s Severance Plan”, the Elan Irish Severance Programme and the Elan US Severance Plan;

“Employee Share Plans”,

1.	Elan Corporation, plc 1996 Long Term Incentive Plan,

2.	Elan Corporation, plc 1996 Consultant Option Plan,

3.	Elan Corporation, plc 1999 Stock Option Plan,

4.	Elan Corporation, plc 2006 Long Term Incentive Plan,

5.	Elan Corporation, plc 2012 Long Term Incentive Plan, and

6.	Elan Corporation, plc Employee Equity Purchase Plan;

“End Date”, the date that is nine months after the date of this Agreement; provided, that if as of such date all Conditions (other than Condition 3.3, 3.4 and 3.5) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be the date that is one year after the date of this Agreement;

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”, means any entity which is considered one employer with either Elan or Bidder, as appropriate, under Section 4001 of ERISA or Section 414 of the Code;

“EUR”, “€”or “euro”, the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland;

“EU Merger Regulation”, Council Regulation (EC) No. 139/2004;

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent”, a bank or trust company appointed by Bidder (and reasonably acceptable to Elan) to act as exchange agent for the payment of the Scheme Consideration and Merger Consideration;

“Exchange Ratio”, .07636;

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated July 28, 2013 between the Bidder and Elan, the terms of which have been approved by the Panel;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Elan Ordinary Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Financing”, third-party debt financing provided to the Bidder, Holdco or any of their respective Subsidiaries for the purposes of financing the transactions contemplated by this Agreement;

“Financing Extension Notice”, shall have the meaning given to that term in Clause 5.3.8;

“Financing Sources”, the entities that have committed to provide or otherwise arrange the Financing (including any entities that will serve as underwriters or initial purchasers with respect to any capital markets Financing) or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, but excluding in each case for the avoidance of doubt the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns;

“Foreign Holdco”, shall have the meaning given to that term in the Preamble;

“Form S-4”, shall have the meaning given to that term in Clause 3.7;

“Fractional Entitlements”, shall have the meaning given to that term in Clause 8.3.1;

“GMP Regulations”, shall have the meaning given to that term in Clause 6.1.18(8);

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Relevant Authority, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition;

“Group”, in relation to any Party, such Party and its Subsidiaries;

“High Court”, the High Court of Ireland;

“Holdco”, shall have the meaning given to that term in the Preamble;

“Holdco Board”, the board of directors of Holdco;

“Holdco Distributable Reserves Creation”, shall have the meaning given to that term in Clause 7.9.1;

“Holdco Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.2.1(2)(c);

“Holdco Shares”, the ordinary shares of €0.05 each in the capital of Holdco;

“Holdco Subscriber Shares”, the 2000 Holdco Shares in issue at the date of this Agreement;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indemnified Parties”, shall have the meaning given to that term in Clause 7.3.2;

“Intellectual Property”, shall have the meaning given to that term in Clause 6.1.12;

“Intervening Event”, with respect to Elan or the Bidder, as applicable, a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Elan Board or the Bidder Board, as applicable, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Elan Board or the Bidder Board, as applicable, before the Elan Shareholder Approval or the Bidder Shareholder Approval, as applicable, is obtained; provided, that (i) in no event shall any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Clause 7.2 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any event, development, occurrence, state of facts or change that has had or would reasonably be expected to have an adverse effect on the business, operations, properties, assets, liabilities, results of operations or financial condition of, or the market price of the securities of, a Party or any of its Subsidiaries constitute an Intervening Event with respect to the other Party unless such event, development, occurrence, state of facts or change has had or would reasonably be expected to have an Elan Material Adverse Effect (if such other Party is the Bidder) or a Bidder Material Adverse Effect (if such other Party is Elan), (iii) in no event shall the receipt, existence of or terms of any Elan Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Elan and (iv) in no event shall the receipt, existence of or terms of any Bidder Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to the Bidder;

“Ireland”, the island of Ireland, excluding Northern Ireland and the word “Irish” shall be construed accordingly;

“IRFS”, international financial reporting standards;

“Irish Competition Authority”, the body corporate known as the Irish Competition Authority as established under the Competition Act;

“Janssen AI”, Janssen Alzheimer Immunotherapy;

“Joint Proxy Statement”, shall have the meaning given to that term in Clause 3.7;

“knowledge”, with respect to Elan, the knowledge, after reasonable due inquiry, of the persons listed in Section 1.1(a) of the Elan Disclosure Schedule, and, with respect to the Bidder, the knowledge, after reasonable due inquiry, of the persons listed in Section 1.1(a) of the Bidder Disclosure Schedule;

“LARA”, shall have the meaning given to that term in Clause 8.5.2.

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Lien”, shall have the meaning given to that term in Clause 6.1.3(3) to the Agreement;

“Marketing Material”, shall have the meaning given to that term in Clause 7.8.1 to the Agreement;

“MBCA”, Michigan Business Corporation Act, as amended;

“Merger”, the merger of MergerSub with and into Bidder in accordance with Clause 8.5;

“Merger Consideration”, shall have the meaning given to that term in Clause 8.5.6;

“Merger Effective Time”, shall have the meaning given to that term in Clause 8.5.2; provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible;

“MergerSub”, shall have the meaning given to that term in the Preamble;

“New Plans”, shall have the meaning given to that term in Clause 7.4.3;

“Northern Ireland”, the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“Notice Period”, shall have the meaning given to that term in Clause 5.3.8;

“NYSE”, the New York Stock Exchange;

“OIG”, the Office of Inspector General of the United States Department of Health and Human Services;

“Old Plans”, shall have the meaning given to that term in Clause 7.4.3;

“Organisational Documents”, articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Other Bidder Merger Party Organisational Documents”, shall have the meaning given to that term in Clause 6.2.1(2)(c);

“Panel”, the Irish Takeover Panel;

“Parties”, Elan and the Bidder and each a “Party”;

“Pensions Act” means the Pensions Act 1990 as amended;

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Per Share Option Consideration”, the sum of the (i) Cash Consideration and (ii) the product of (x) the Exchange Ratio and (y) the Closing Price;

“Petition”, the petition to the High Court seeking the Court Order;

“Prothena”, shall have the meaning given to that term in Clause 6.1.1(3);

“Recoverable VAT”, in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which that person or any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act;

“Registrar of Companies”, the Registrar of Companies in Dublin, Ireland as defined in Section 2 of the Act;

“Regulatory Authorities”, shall have the meaning given to that term in Clause 6.1.18(2);

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Regulatory Permits”, shall have the meaning given to that term in Clause 6.1.18(2);

“Release”, shall have the meaning given to that term in Clause 6.1.19;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel and the SEC;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1.19;

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, the Court Meeting Resolutions, the EGM Resolutions, and such other resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Reverse Termination Payment”, shall have the meaning given to that term in Clause 9.2;

“Revised Acquisition”, shall have the meaning given to that term in Clause 5.3.8;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules, a copy of which is annexed to this Agreement;

“Sarbanes-Oxley Act”, shall have the meaning given to that term in Clause 6.1.4;

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to this Agreement, in such terms and form consistent with the terms of this Agreement or as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Consideration”, in respect of each Elan Share subject to the Scheme, the Cash Consideration and the Share Consideration, together with any cash in lieu of Fractional Entitlements (if applicable);

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendment or supplements thereto) to be distributed to Elan Shareholders and to the holders of the Elan Options or Elan Share Awards for information only containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Elan and the Bidder shall agree;

“Scheme Recommendation”, the recommendation of the Elan Board that Elan Shareholders vote in favour of the Resolutions;

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Share Consideration”, a number of Holdco Shares per Elan Share equal to the Exchange Ratio;

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

“Stock Option Agreement”, means the agreement between Elan and the holder of an Elan Option that contains the terms, conditions and restrictions pertaining to his or her Elan Option;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Bidder Merger Parties shall be deemed to be Subsidiaries of the Bidder for purposes of this Agreement);

“Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.3.8;

“Surviving Corporation”, shall have the meaning given to that term in Clause 8.5.1;

“Takeover Offer”, means an offer in accordance with Clause 3.6 for the entire issued share capital of Elan (other than any Elan Ordinary Shares beneficially owned by the Bidder or any member of the Bidder Group (if any)) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document;

“Takeover Offer Document”, means, if following the date of this Agreement, the Bidder elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6, the document to be despatched to Elan Shareholders and others by the Bidder or Holdco containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about the Bidder and Elan and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Regulations”, the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006;

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“TASE”, the Tel Aviv Stock Exchange;

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”) means all national, federal, state, local or other Taxes imposed by the United States, Ireland, and any other Relevant Authority or Tax Authority, including, without limitation, income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not;

“Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes or for making any decision or ruling on any matter relating to Tax (including, without limitation, the U.S. Internal Revenue Service and the Irish Revenue Commissioners);

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax Authority relating to Taxes, including any attachment thereto and any amendment thereof;

“Transaction Challenge”, shall have the meaning given to that term in Clause 7.12.1;

“TYSABRI Agreement” that certain Asset Purchase Agreement, dated as of February 5, 2013, by and among Elan Pharma, Elan LLC and Biogen Idec.;

“US dollar”, “US$”, “$” or “USD”, United States dollars, the lawful currency of the United States of America;

“US” or “United States”, the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, U.S. generally accepted accounting principles;

“VAT”, any Tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

“VAT Group”, a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010.

1.2.	Construction

1.2.1.	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

1.2.2.	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, subsection, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

1.2.3.	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

1.2.4.	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.2.5.	In this Agreement, unless the context indicates to the contrary, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

1.2.6.	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.2.7.	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3.	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4.	Time

References to times are to Irish times unless otherwise specified.

2.	RULE 2.5 ANNOUNCEMENT AND SCHEME DOCUMENT

2.1.	Rule 2.5 Announcement

2.1.1.	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

2.1.2.	Forthwith upon the execution of this Agreement, the Parties shall jointly, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 7.00 a.m., Irish time on 29 July, 2013, or such later time as may be agreed between the Parties in writing.

2.1.3.	The obligations of Elan and the Bidder under this Agreement, other than the obligations under Clause 2.1.2, shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service on 29 July, 2013.

2.1.4.	Elan confirms that, as of the date hereof, the Elan Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Elan Board has resolved to recommend to the Elan Shareholders that they vote in favour of the Resolutions. The recommendation of the Elan Board that the Elan Shareholders vote in favour of the Resolutions, and the related opinion of the financial advisers to the Elan Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.3, shall be incorporated in the Scheme Document and any other document sent to Elan Shareholders in connection with the Acquisition to the extent required by the Takeover Rules or the rules of the SEC.

2.1.5.	The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

2.2.	Scheme

2.2.1.	Elan agrees that it will put the Scheme to the Elan Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2.3 and 2.4), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.

2.2.2.	Each of the Bidder and Holdco agrees that it will participate in the Scheme and agree to be bound by its terms, as proposed by Elan to the Elan Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2.3 and 2.4), effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme.

2.2.3.	Each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, use all of its reasonable endeavours to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with Completion.

2.3.	Change in Shares

If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Elan Shares or Bidder Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Share Consideration and the Merger Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Elan Shares or the Bidder Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Elan Shares and Bidder Shares the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, pursuant to Section 701(2)(b) of the MBCA, the Parties acknowledge that, without limiting Schedules 1 or 2 hereof, the number of Bidder Shares and Elan Shares is subject to change prior to the Merger Effective Time by reason of any such subdivision, reclassification, reorganization, recapitalisation, split, combination, contribution or dividend of the type referred to in the preceding sentence.

2.4.	Elan Equity Award Holder Proposal

2.4.1.	Subject to the posting of the Scheme Document in accordance with Clause 3.1, the Parties agree that the Elan Equity Award Holder Proposal will be made to Elan Equity Award Holders in respect of their respective holdings of Elan Options and/or Elan Share Awards in accordance with Rule 15(d) of the Takeover Rules and the terms of the Employee Share Plans.

2.4.2.	The Elan Equity Award Holder Proposal shall be issued as a joint letter from Elan and the Bidder, and the Parties shall agree the final form of the letter to be issued in respect of the Elan Equity Award Holder Proposal and all other documentation necessary to effect the Elan Equity Award Holder Proposal.

2.4.3.	Save as required by Law, the High Court and/or the Panel, neither Party shall amend the Elan Equity Award Holder Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

3.	IMPLEMENTATION OF THE SCHEME; BIDDER SHAREHOLDERS MEETING

3.1.	Responsibilities of Elan in Respect of the Scheme

Elan shall:

3.1.1.	be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting;

3.1.2.	for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide the Bidder and its advisers with the opportunity to attend any meetings with such barrister to discuss substantive matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Elan, any Elan Alternative Proposal or their responsibilities under the Takeover Rules);

3.1.3.	as promptly as reasonably practicable after the definitive Joint Proxy Statement is filed with the SEC, or, if the preliminary Joint Proxy Statement is reviewed and commented upon by the SEC, after the filing of the first amendment to the preliminary Joint Proxy Statement with the SEC, cause to be filed with the Panel the Joint Proxy Statement (in definitive or preliminary form, as the case may be);

3.1.4.	keep the Bidder reasonably informed and consult with the Bidder as to the performance of the obligations and responsibilities required of Elan pursuant to the Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme including the satisfaction of the Conditions;

3.1.5.	as promptly as reasonably practicable, notify the Bidder of any matter of which Elan becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme, the Acquisition or the Merger, as the case may be;

3.1.6.	as promptly as reasonably practicable, notify the Bidder upon the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document and the related forms of proxy, insofar as lies within its powers of procurement, to be so filed or furnished;

3.1.7.	prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel, or responding in writing to any comments of the Panel with respect thereto, Elan shall:

(1)	as promptly as reasonably practicable provide the Bidder with a reasonable opportunity to review and comment on such document or response; and

(2)	as promptly as reasonably practicable discuss with the Bidder and include in such document or response all comments reasonably proposed by the Bidder;

3.1.8.	provide the Bidder with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Elan for submission to the High Court in connection with the Scheme prior to their filing, and afford the Bidder reasonable opportunities to review and make comments on all such documents and accommodate such comments reasonably proposed by the Bidder;

3.1.9.	as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as practicable following the declaration of effectiveness of the Form S-4), and use all reasonable endeavours so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting;

3.1.10.

procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties) (a) to Elan Shareholders on the register of members of Elan on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained and (b) to the holders of the Elan Options or Elan Share Awards on such date, for information only, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval or direction of the High Court and/or the Panel to publish or post such documents being obtained;

3.1.11.	except to the extent that the Elan Board has effected an Elan Change of Recommendation pursuant to Clause 5.3, and subject to the obligations of the Elan Board under the Takeover Rules, procure that the Scheme Document shall include the Scheme Recommendation;

3.1.12.	include in the Scheme Document, a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

3.1.13.	keep the Bidder reasonably informed in the two (2) weeks prior to the Court Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event shall provide such number promptly upon the written request of the Bidder or its Representatives;

3.1.14.	except to the extent the Elan Board has effected an Elan Change of Recommendation pursuant to Clause 5.3 or this Agreement has been terminated pursuant to Clause 9, hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with the Bidder, such agreement not to be unreasonably withheld, conditioned or delayed;

3.1.15.	afford all such cooperation and assistance as may reasonably be requested of it by the Bidder in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to the Bidder of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as the Bidder may reasonably request (including for purposes of preparing the Joint Proxy Statement or Form S-4) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Elan Shareholders or filed with the High Court or in any announcement;

3.1.16.	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it;

3.1.17.	following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 201 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived (where applicable) (with the exception of Conditions 2.3 and 2.4), take all necessary steps on the part of Elan to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

3.1.18.	give such undertakings as are required by the High Court in connection with the Scheme as Elan determines to be reasonable and otherwise take all such steps, insofar as lies within its power, as are reasonably necessary or desirable in order to implement the Scheme.

3.2.	Responsibilities of the Bidder and Holdco in Respect of the Scheme

Unless a Bidder Change of Recommendation has occurred, the Bidder and Holdco shall:

3.2.1.	instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme insofar as it relates to the Bidder;

3.2.2.

if, and to the extent that, it or any of its Associates owns or is interested in Elan Shares, exercise all of its rights, and, insofar as lies within its powers, procure that each of its Associates shall exercise all of its rights, in respect of such Elan Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Elan held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Elan Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

3.2.3.	procure that the other members of the Bidder Group and, insofar as lies within its power or procurement, their Representatives, take all such steps as are necessary or desirable in order to implement the Scheme;

3.2.4.	keep Elan reasonably informed and consult with Elan as to the performance of the obligations and responsibilities required of the Bidder pursuant to this Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme including the satisfaction of the Conditions;

3.2.5.	afford (and shall procure that its Associates shall afford) all such cooperation and assistance as may reasonably be requested of it by Elan in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Elan of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Elan may reasonably request and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Elan Shareholders or filed with the High Court or in any announcement;

3.2.6.	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it; and

3.2.7.	as promptly as reasonably practicable, notify Elan of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be.

3.3.	Mutual Responsibilities of the Parties

3.3.1.	If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, the Joint Proxy Statement or the Form S-4, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Elan Shareholders and, for information only, if required, to the holders of the Elan Options or Elan Share Awards;

3.3.2.	Elan, the Bidder and Holdco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clause 8 in connection with Completion; and

3.3.3.	Each Party shall, as promptly as reasonably practicable, notify the other of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme, the Acquisition or the Merger as the case may be.

3.4.	Dealings with the Panel

3.4.1.	Each of the Parties will promptly provide such assistance and information as may reasonably be requested by the other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

3.4.2.	Each of the Parties will give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or amendment to be proposed to the Scheme in connection therewith and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate and keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Clause 3.4.2 may be redacted:

(1)	to remove references concerning the valuation of the business of Elan or Bidder;

(2)	as necessary to comply with contractual obligations; and

(3)	as necessary to address reasonable privilege or confidentiality concerns.

3.4.3.	Elan undertakes, if so reasonably requested by Bidder, to issue as promptly as reasonably practicable its written consent to Bidder and to the Panel in respect of any application made by Bidder to the Panel:

(1)	to redact any commercially sensitive or confidential information specific to Bidder’s financing arrangements for the Acquisition (“Bidder Financing Information”) from any documents that Bidder is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules; and

(2)	for a derogation from the requirement under the Takeover Rules to disclose Bidder Financing Information in the Scheme Document, any supplemental document or other document sent to Elan Shareholders, the holders of Elan Options or Elan Share Awards pursuant to the Takeover Rules.

3.4.4.	Notwithstanding the foregoing provisions of this Clause 3.4, neither Elan nor the Bidder shall be required to take any action pursuant to such provisions if (i) such action is prohibited by the Panel, (iii) with respect to Elan, if Elan has made an Elan Change of Recommendation pursuant to and in accordance with Clause 5.3, for so long as such Elan Change of Recommendation continues in effect or (iv) with respect to Bidder, if Bidder has made a Bidder Change of Recommendation pursuant to and in accordance with Clause 5.4, for so long as such Bidder change of Recommendation continues in effect.

3.4.5.	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5.	No Scheme Amendment by Elan

Save as required by Law, the High Court and/or the Panel, Elan shall not:

3.5.1.	amend the Scheme;

3.5.2.	adjourn or postpone the Court Meeting or the EGM (provided, however, that Elan may, without the consent of the Bidder, adjourn or postpone the Court Meeting or EGM

(1)	in the case of adjournment

(a)	where there has been an Elan Change of Recommendation pursuant to and in accordance with Clause 5.3, for so long as such Elan Change of Recommendation continues in effect,

(b)	to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form S-4 is provided to the Elan Shareholders,

(c)	to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Elan Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give Elan Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated; or

(d)	if as of the time the Court Meeting or EGM is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Elan Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Elan Shares represented to constitute a quorum or (B) voting for the approval of the Court Resolutions or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Elan Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable); or

3.5.3.	amend the Resolutions (in each case, in the form set out in the Scheme Document) after despatch of the Scheme Document without the consent of the Bidder (such consent not to be unreasonably withheld, conditioned or delayed).

3.6.	Switching to a Takeover Offer

3.6.1.	In the event (and only in the event) that the Bidder reasonably considers (in its good faith discretion) that a competitive situation exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, the Bidder may elect (and with the Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6.

3.6.2.	Save to the extent there has been an Elan Change of Recommendation, which Elan Change of Recommendation continues in effect, if the Bidder elects to implement the Acquisition by way of the Takeover Offer, Elan undertakes to provide the Bidder as promptly as reasonably practicable with all such information about the Elan Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers.

3.6.3.	If the Bidder elects to implement the Acquisition by way of a Takeover Offer, Elan agrees:

(1)	that the Takeover Offer Document will contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between the Bidder and Elan; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Elan Shareholders (except for the 90 per cent acceptance condition);

(2)	save to the extent there has been an Elan Change of Recommendation, which Elan Change of Recommendation continues in effect, to reasonably co-operate and consult with the Bidder in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Acquisition;

(3)	that, subject to the obligations of the Elan Board under the Takeover Rules, and unless the Elan Board determines in good faith after consultation with its outside legal counsel and its financial advisors that, to do otherwise, would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Elan or the Takeover Rules, with respect to the Takeover Offer shall incorporate in the Rule 2.5 Announcement and the Takeover Offer Document a recommendation to the holders of Elan Shares from the Elan Board to accept the Takeover Offer, and such recommendation will not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.3.

3.6.4.	Save to the extent there has been an Elan Change of Recommendation, for so long as such Elan Change of Recommendation continues in effect, if the Bidder elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6.1, the Parties mutually agree:

(1)	to prepare and file with, or submit to, the SEC all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act, and each party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following accommodation of such comments and approval of such documents, amendments and supplements by the other party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(2)	to provide the other party with any comments received from the SEC on any documents filed by it with the SEC promptly after receipt thereof; and

(3)	to provide the other party with reasonable prior notice of any proposed oral communication with the SEC and afford the other party reasonable opportunity to participate therein.

3.6.5.	If the Takeover Offer is consummated, the Bidder shall or shall cause Holdco to, effect as promptly as reasonably practicable a compulsory acquisition of any Elan Shares under Regulation 23 of the Takeover Regulations not acquired in the Takeover Offer for the same consideration per share.

3.6.6.	For the avoidance of doubt, except as may be required by the Takeover Rules and without limiting any other provision of this Agreement, nothing in this Clause 3.6 shall require Elan to provide the Bidder with any information with respect to, or to otherwise take or fail to take any action in connection with Elan’s consideration of or response to, any actual or potential Elan Alternative Proposal.

3.7.	Preparation of Joint Proxy Statement and Form S-4

As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (i) mutually acceptable proxy materials which shall constitute (A) the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Elan Shareholders at the Court Meeting and the EGM and (B) the proxy statement relating to the matters to be submitted to the Bidder Shareholders at the Bidder Shareholders Meeting (such joint proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger (the “Form S-4”). Each of the Parties shall use all reasonable endeavours to have the Joint Proxy Statement cleared by the SEC and the Form S-4 to be declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Acquisition and the Merger, and to mail the Joint Proxy Statement to their respective shareholders as promptly as practicable after the Form S-4 is declared effective, to the extent required by applicable Law. Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement or the Form S-4 prior to filing such with the SEC, and each Party will promptly provide the other Party with a copy of all such filings made with the SEC. Each Party shall use all reasonable endeavours to take any action required to be taken by it under any applicable U.S. state securities Laws in connection with the Acquisition or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Shares issuable in connection with the Acquisition and the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Elan Shareholders and the Bidder Shareholders.

3.8.	Bidder Shareholder Meeting

3.8.1.	Unless there has been a Bidder Change of Recommendation, the Bidder shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Bidders Shareholders (the “Bidder Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the adoption and approval of this Agreement by the holders of Bidder Shares as required by the MBCA and DGCL (the “Bidder Shareholder Approval”) and to approve the Bidder Distributable Reserves Resolution. Save as required by Law, the Bidder shall not adjourn or postpone the Bidder Shareholders Meeting after filing of the Form S-4 without the consent of Elan (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Bidder may, without the consent of Elan, adjourn or postpone the Bidder Shareholders Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form-S-4 is provided to the Bidder Shareholders or to permit dissemination of information which is material to shareholders voting at the Bidder Shareholder Meeting, but only for so long as the Bidder Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Bidder Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, (ii) if as of the time the Bidder Shareholders Meeting is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Bidder Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Bidder Shareholders Meeting, but only until a meeting can be held at which there are a sufficient number of Bidder Shares represented to constitute a quorum or (B) voting for the Bidder Shareholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Bidder Shares to obtain the Bidder Shareholder Approval or (iii) if there has been a Bidder Change of Recommendation. Subject to Clause 5.4, the Bidder shall (i) use all reasonable endeavours to obtain from the Bidder Shareholders the Bidder Shareholder Approval and (ii) through the Bidder Board make the Bidder Recommendation to the Bidder Shareholders (and include the Bidder Recommendation in the Joint Proxy Statement). Unless this Agreement has been terminated in accordance with Clause 9 or there has been a Bidder Change of Recommendation, this Agreement shall be submitted to the Bidder Shareholders at the Bidder Shareholders Meeting for the purpose of obtaining the Bidder Shareholder Approval.

3.8.2.	The Bidder shall, prior to the Bidder Shareholders Meeting, keep Elan reasonably informed in the two (2) weeks prior to the Bidder Shareholders Meeting of the number of proxy votes received in respect of matters to be acted upon at the Bidder Shareholders Meeting, and in any event shall provide such number promptly upon the request of Elan or its Representatives.

3.8.3.	Each of the Parties shall use all reasonable endeavours to cause the Bidder Shareholders Meeting, the Court Meeting and the EGM to be held on the same date.

4.	EQUITY AWARDS

4.1.	Treatment of Elan Options

In accordance with the terms of the applicable Employee Share Plan, each Elan Option granted under such plan that is outstanding immediately prior to the Effective Time shall, whether or not then exercisable and vested, become fully exercisable and vested immediately prior to the Effective Time and shall, by virtue of the occurrence of the Effective Time and without any action on the part of the holder of such Elan Option, be cancelled and converted into the right to receive a cash settlement equal to the product of (x) the total number of Elan Shares subject to the Elan Option immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Option Consideration over the applicable exercise price under the relevant Stock Option Agreement. Holdco shall pay to the holders of Elan Options covered by this Clause 4.1 with respect to each Elan Option covered by this Clause 4.1 the cash amount described in the immediately preceding sentence within 14 calendar days following the Effective Date.

4.2.	Treatment of Elan Share Awards

In accordance with the terms of the applicable Employee Share Plan, any vesting conditions or restrictions applicable to each outstanding Elan Share Award granted under such plan shall lapse and shall, by virtue of the occurrence of the Effective Time and without any action on the part of the holder of such Elan Share Award, be cancelled and converted into the right to receive an amount in cash equal to (x) the total number of Elan Shares subject to such Elan Share Award immediately prior to the Effective Time multiplied by (y) the Per Share Option Consideration. Holdco shall pay to the holders of the Elan Share Awards covered by this Clause 4.2 with respect to each Elan Share Award the cash amount described in the immediately preceding sentence within 14 calendar days following the Effective Date.

4.3.	Dividend Equivalents in Respect of Elan Share Awards

Where holders of Elan Share Awards are entitled to dividend equivalents under the Employee Share Plans or any applicable award agreement, Holdco shall pay to such holders of Elan Share Awards all dividend equivalents corresponding to such Elan Share Awards within 14 calendar days following the Effective Date. Such payments will be made in cash.

4.4.	Corporate Actions

As soon as practicable following the date of this Agreement and, in any event, prior to the Effective Date, the Committee shall adopt any resolutions and use commercially reasonable efforts to take any actions (including obtaining any required consents and making any required amendments to the Employee Share Plans) as may be required to effectuate the provisions of Clauses 4.1, 4.2 and 4.3. Elan shall take all actions necessary to ensure that from and after the Effective Time neither Bidder nor Holdco will be required to deliver Elan Shares or other capital stock of Elan to any Elan Equity Award Holders pursuant to or in settlement of Elan Options or Elan Share Awards.

4.5.	Withholding Taxes

All amounts payable pursuant to this Clause 4 shall be subject to any required withholding in respect of Taxes (including any income tax, universal social charge, PRSI or other statutory withholding tax applicable under Irish law or the law of any other relevant jurisdiction) which shall be paid without interest as soon as practicable following the Effective Time or such other date or dates as expressly provided for in this Agreement, first from the Cash Consideration and second, if necessary, from the Holdco Shares using a broker assisted cashless exercise procedure.

4.6.	Amendment of Articles

Elan shall procure that a special resolution be put before the Elan Shareholders at the EGM proposing that the Articles of Association of Elan be amended so that any Elan Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Holdco for the same consideration per Elan Share as shall be payable to Elan Shareholders under the Scheme (depending upon the timing of such allotment); provided, however that nothing in such amendment to the Articles of Association shall prohibit the sale (whether on a stock exchange or otherwise) of any Elan Shares issued on the exercise of Elan Options or vesting or settlement of Elan Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Elan Share will be bound by the terms of the Scheme.

4.7.	Fractional Entitlements

Notwithstanding anything to the contrary contained in this Clause 4, no Fractional Entitlements shall be issued by Holdco under Clause 4.1 or Clause 4.2 and all Fractional Entitlements in respect of Elan Options or Elan Share Awards shall be aggregated and sold in the market with the net proceeds of any such sale distributed pro-rata to the holders of such Elan Options or Elan Share Awards in accordance with the Fractional Entitlements to which they would otherwise have been entitled.

5.	ELAN AND BIDDER CONDUCT

5.1.	Conduct of Business by Elan

5.1.1.	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or with the prior written consent of the Bidder, Elan shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects; provided, however, that no action by Elan or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.1.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.1.2.

5.1.2.	Without limiting the generality of an in furtherance of the foregoing, Elan covenants with the Bidder in the manner set forth in Schedule 1.

5.2.	Conduct of Business by the Bidder

5.2.1.	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or with the prior written consent of Elan, the Bidder shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects; provided, however, that no action by the Bidder or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.2.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.2.2.

5.2.2.	Without limiting the generality of and in furtherance of the foregoing, the Bidder covenants with Elan in the manner set forth in Schedule 2.

5.3.	Non-Solicitation

5.3.1.	Subject to any actions which Elan is required to take so as to comply with the requirements of the Takeover Rules, Elan agrees that neither it nor any Subsidiary of Elan nor any of their respective officers, directors or employees shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives (other than officers, directors or employees) and any person Acting in Concert with Elan not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Elan Alternative Proposal, or (ii) participate in any discussions or negotiations regarding an Elan Alternative Proposal with, or furnish any non-public information of Elan to, any person that has made or, to Elan’s knowledge, is considering making an Elan Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.3 or (iii) waive, terminate, modify or fail to use reasonable endeavours to enforce any provision of any “standstill” or similar obligation of any person with respect to Elan or any of its Subsidiaries. Elan shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Elan Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to an Elan Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith, and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives.

5.3.2.	Notwithstanding the limitations set forth in Clause 5.3.1, if Elan receives a bona fide unsolicited written Elan Alternative Proposal or enquiry or proposal from a person who is intending on making an Elan Alternative Proposal and the Elan Board determines in good faith (after consultation with Elan’s financial advisors and outside legal counsel) that the failure to take the actions described in clauses 5.3.2(1) and 5.3.2(2) below would be inconsistent with the directors’ fiduciary duties under applicable Law (including, for the avoidance of doubt, Rule 20.2 of the Takeover Rules), and which Elan Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.3, Elan may take any or all of the following actions:

(1)	furnish non-public information to the third party (and any persons acting in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Elan Alternative Proposal (provided that all such information has previously been provided to the Bidder or is provided to the Bidder prior to or concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Elan receives from the third party and persons acting in concert with the third party an executed confidentiality agreement on terms not less restrictive of such person than the Confidentiality Agreement; or

(2)	engage in discussions or negotiations with the third party making or intending to make such Elan Alternative Proposal with respect to such Elan Alternative Proposal,

provided, that prior to taking any action described in sub-clauses (1) or (2) above, the Elan Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Elan Alternative Proposal either constitutes an Elan Superior Proposal or could reasonably be expected to result in an Elan Superior Proposal.

5.3.3.

Elan will promptly (and in any event within 24 hours of receipt) notify the Bidder orally and in writing of the receipt of any Elan Alternative Proposal or any communication or proposal that may reasonably be expected to lead to any Elan Alternative Proposal and shall, in the case of any such notice to the Bidder as to receipt of an Elan Alternative Proposal, indicate the material terms and conditions of such Elan Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such

Elan Alternative Proposal and thereafter shall promptly keep the Bidder reasonably informed on a reasonably current basis of any material change to the terms and status of any such Elan Alternative Proposal. Elan shall provide to the Bidder as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Elan or any of its Subsidiaries and the person making an Elan Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Elan Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Elan shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the Agreement that prohibits Elan or any of its Subsidiaries from providing such information to the Bidder or complying with its obligations to the Bidder under the Agreement.

5.3.4.	Except as set forth in Clauses 5.3.5, 5.3.6 or 5.3.8 below, neither the Elan Board nor any committee thereof shall (i) (A) withhold or withdraw (or qualify or modify in any manner adverse to the Bidder), or propose publicly to withhold or withdraw (or qualify or modify in any manner adverse to the Bidder), the Scheme Recommendation or the recommendation contemplated by Clause 3.6.3(3), as applicable, or (B) approve, recommend, adopt, or otherwise declare advisable, or propose publicly to approve, recommend, adopt or otherwise declare advisable, any Elan Alternative Proposal (any of the foregoing actions in this sub-clause (i) being an “Elan Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute an Elan Change of Recommendation and (y) for the avoidance of doubt, the provision by Elan to the Bidder of notice or information in connection with an Elan Alternative Proposal or Elan Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute an Elan Change of Recommendation) or (ii) cause or allow Elan or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement, license agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Elan Alternative Proposal, or requiring, or reasonably expected to cause, Elan to abandon, terminate, delay or fail to consummate the Acquisition other than as contemplated by and in accordance with Clause 5.3.8 and other than a confidentiality agreement referred to in Clause 5.3.2.

5.3.5.	Nothing in this Agreement shall prohibit or restrict the Elan Board at any time prior to obtaining the Elan Shareholder Approval, from making an Elan Change of Recommendation in connection with an Elan Alternative Proposal if the Elan Board has concluded in good faith (after consultation with Elan’s outside legal counsel and financial advisors) (i) that an Elan Alternative Proposal constitutes an Elan Superior Proposal and (ii) that the failure to make an Elan Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and in such circumstances Elan shall not be required to hold the Court Meeting and the EGM in accordance with Clause 3.1, or, at its sole discretion, in such circumstances the Elan Board shall be entitled to seek an adjournment of the Court Meeting and the EGM; provided, however, that Elan shall have provided prior written notice to the Bidder, at least three Business Days in advance, of the Elan Board’s intention to make such Elan Change of Recommendation, and specifying the material terms of the Elan Alternative Proposal, the identity of the person making such Elan Alternative Proposal and such other information with respect to such Elan Alternative Proposal required by Clause 5.3.3, and provided, further, that the Elan Board shall take into account any changes to the terms of this Agreement, the Acquisition, the Scheme and/or the Merger proposed by the Bidder during such three Business Day period in response to such prior written notice or otherwise, and during such three Business Day period Elan shall engage in good faith negotiations with the Bidder regarding any changes to the terms of this Agreement proposed by the Bidder.

5.3.6.	Nothing in the Agreement shall prohibit or restrict the Elan Board, in response to an Intervening Event, from making a Elan Change of Recommendation at any time prior to obtaining the Elan Shareholder Approval if the Elan Board has concluded in good faith (after consultation with Elan’s outside legal counsel and financial advisors) that the failure to make a Elan Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and in such circumstances Elan shall not be required to hold the Court Meeting and the EGM in accordance with Clause 3.1, or, at its sole discretion, in such circumstances the Elan Board shall be entitled to seek an adjournment of the Court Meeting and the EGM; provided, however, that Elan shall have provided prior written notice to Bidder, at least three Business Days in advance, of the Elan’s Board’s intention to make such Elan Change of Recommendation and specifying the reasons therefor, and provided, further, that the Elan Board shall take into account any changes to the terms of the Agreement, the Acquisition, the Scheme and/or the Merger proposed by the Bidder in response to such prior written notice or otherwise, and during such three Business Day period Elan shall engage in good faith negotiations with the Bidder regarding any changes to the terms of the Agreement proposed by the Bidder.

5.3.7.	Nothing contained in this Agreement shall prohibit or restrict Elan or the Elan Board from making any disclosure to the Elan Shareholders if, in the good faith judgment of the Elan Board (after consultation with Elan’s outside legal counsel), failure to so disclose would be reasonably likely to give rise to a violation of applicable Law provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the Elan Board with respect to this Agreement, the Scheme Recommendation, the recommendation contemplated by Clause 3.6.3(3), as applicable, or that refers to an Elan Alternative Proposal shall be deemed to be an Elan Change of Recommendation unless Elan in connection with such disclosure publicly and expressly states that the Elan Board rejects the applicable Elan Alternative Proposal or publicly and expressly states that its recommendation with respect to this Agreement and the Scheme Recommendation or, the recommendation contemplated by Clause 3.6.3(3), as applicable, has not changed without, disclosing or effecting any Elan Change of Recommendation.

5.3.8.	The Parties agree that:

(1)

Elan may terminate this Agreement at any time prior to obtaining the Elan Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for an Elan Superior Proposal, provided that (w) the Elan Board has concluded in good faith (after consultation with Elan’s outside legal counsel and financial advisors) (i) that an Elan Alternative Proposal constitutes an Elan Superior Proposal and (ii) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (x) promptly upon the Elan Board’s determination (after consultation with Elan’s outside legal counsel and financial advisors) that an Elan Superior Proposal exists (and in any event, within twenty-four (24) hours of such determination) Elan has provided a written notice to the Bidder (a “Superior Proposal Notice”) advising the Bidder that Elan has received an Elan Alternative Proposal and specifying the material terms of such Elan Alternative Proposal, the identity of the person making such Elan Alternative Proposal and such other information with respect thereto required by Clause 5.3.3 and including written notice of the determination of the Elan Board that the Elan Alternative Proposal constitutes an Elan Superior Proposal, (y) Elan has provided the Bidder with an opportunity, for a period of three (3) Business Days from the time of delivery to Bidder of the Superior Proposal Notice (as may be extended pursuant to the proviso below, the “Notice Period”), to propose to amend the terms and conditions of this Agreement and the Acquisition, including an increase in, or modification of, the Scheme Consideration (any such proposed transaction, a “Revised Acquisition”), such that the Elan Superior Proposal no longer constitutes an Elan Superior Proposal (provided, that if the Bidder delivers to Elan, within 48 hours of the time of delivery to the Bidder of the Superior Proposal Notice, a written notice (a “Financing Extension

Notice”) stating that the Bidder intends to propose such a Revised Acquisition and that the Bidder intends to seek an increase of the amount of the Financing due to an increase in the Cash Consideration, the end of the Notice Period shall be extended until 11:59 p.m. Eastern time on the fourth Business Day after the date such Financing Extension Notice is timely delivered), and (z) at the end of such Notice Period, the Elan Board has determined (after consultation with Elan’s financial advisors and outside legal counsel) that (i) the Elan Superior Proposal continues to be an Elan Superior Proposal notwithstanding the Revised Acquisition and taking into account all amendments and proposed changes made thereto during the Notice Period and (ii) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. In the event that during the Notice Period any revision is made to the financial terms or other material revision to the terms and conditions of the Elan Superior Proposal, Elan shall be required, upon each such revision, to deliver a new Superior Proposal Notice to the Bidder and to comply with the requirements of this Clause 5.3.8 with respect to such new Superior Proposal Notice, except that the Notice Period (A) shall be the greater of 48 hours and the amount of time remaining in the initial Notice Period and (B) shall not be subject to extension pursuant to a Financing Extension Notice if the Bidder has previously delivered a Financing Extension Notice; and

(2)	in the event that a competitive situation arises pursuant to Rule 31.4 of the Takeover Rules in relation to the Bidder and a third party or parties, Elan shall use all reasonable endeavours to obtain permission from the Panel to provide that the auction procedure determined by the Panel shall give effect to and be consistent with the Bidder’s rights and the obligations of Elan and the Elan Board pursuant to this Clause 5.3, and Elan shall, keep the Bidder reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

5.4.	Bidder Change of Recommendation

5.4.1.	Subject to any actions which Bidder is required to take so as to comply with the requirements of the Takeover Rules, Bidder agrees that neither it nor any Subsidiary of Bidder nor any of their respective officers, directors or employees shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives (other than directors, officers and employees) and any person Acting in Concert with Bidder not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Bidder Alternative Proposal, or (ii) participate in any discussions or negotiations regarding a Bidder Alternative Proposal with, or furnish any nonpublic information of Bidder to, any person that has made or, to Bidder’s knowledge, is considering making a Bidder Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.4, or (iii) waive, terminate, modify or fail to use reasonable endeavours to enforce any provision of any “standstill” or similar obligation of any person with respect to Bidder or any of its Subsidiaries. Bidder shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Bidder Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Bidder Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith, and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

5.4.2.

Notwithstanding the limitations set forth in Clause 5.4.1, if Bidder receives a bona fide unsolicited written Bidder Alternative Proposal or enquiry or proposal from a person who is intending on making a Bidder Alternative Proposal and the Bidder Board determines in good faith (after consultation with Bidder’s financial advisors and outside legal counsel) that the failure to take the actions described in clauses 5.4.2(1) and 5.4.2(2) below would be inconsistent with the directors’

fiduciary duties under applicable Law, and which Bidder Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.4, Bidder may take any or all of the following actions:

(1)	furnish non-public information to the third party (and any persons acting in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Bidder Alternative Proposal (provided that all such information has previously been provided to Elan or is provided to Elan prior to or concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Bidder receives from the third party and persons acting in concert with the third party an executed confidentiality agreement on terms not less restrictive of such person than the Confidentiality Agreement; or

(2)	engage in discussions or negotiations with the third party making or intending to make such Bidder Alternative Proposal with respect to such Bidder Alternative Proposal,

provided, that prior to taking any action described in sub-clauses (1) or (2) above, the Bidder Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Bidder Alternative Proposal either constitutes a Bidder Superior Proposal or could reasonably be expected to result in a Bidder Superior Proposal.

5.4.3.	Bidder will promptly (and in any event within 24 hours of receipt) notify Elan orally and in writing of the receipt of any Bidder Alternative Proposal or any communication or proposal that may reasonably be expected to lead to any Bidder Alternative Proposal and shall, in the case of any such notice to Elan as to receipt of a Bidder Alternative Proposal, indicate the material terms and conditions of such Bidder Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Bidder Alternative Proposal and thereafter shall promptly keep Elan reasonably informed on a reasonably current basis of any material change to the terms and status of any such Bidder Alternative Proposal. Bidder shall provide to Elan as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Bidder or any of its Subsidiaries and the person making a Bidder Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Bidder Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Bidder shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Bidder from providing such information to to Elan or complying with its obligations to Elan under the Agreement.

5.4.4.

Except as set forth in Clause 5.4.5 or 5.4.6 below, neither the Bidder Board nor any committee thereof shall (i) (A) withhold or withdraw (or qualify or modify in any manner adverse to Elan), or propose publicly to withhold or withdraw (or qualify or modify in any manner adverse to Elan), the Bidder Recommendation or (B) approve, recommend, adopt, or otherwise declare advisable, or propose publicly to approve, recommend, adopt or otherwise declare advisable, any Bidder Alternative Proposal (any of the foregoing actions in this sub-clause (i) being a “Bidder Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Bidder Change of Recommendation and (y) for the avoidance of doubt, the provision by Bidder to Elan of notice or information in connection with a Bidder Alternative Proposal or Bidder Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Bidder Change of Recommendation) or (ii) cause or allow Bidder or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement, license agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Bidder Alternative Proposal, or requiring, or reasonably expected to cause, Bidder to abandon, terminate, delay or fail to consummate the Acquisition other than a confidentiality agreement referred to in Clause 5.4.2.

5.4.5.	Nothing in this Agreement shall prohibit or restrict the Bidder Board at any time prior to obtaining the Bidder Shareholder Approval, from making a Bidder Change of Recommendation in connection with a Bidder Alternative Proposal if the Bidder Board has concluded in good faith (after consultation with Bidder’s outside legal counsel and financial advisors) (i) that a Bidder Alternative Proposal constitutes a Bidder Superior Proposal and (ii) that the failure to make a Bidder Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Bidder shall have provided prior written notice to Elan, at least three Business Days in advance, of the Bidder Board’s intention to make such Bidder Change of Recommendation, and specifying the material terms of the Bidder Alternative Proposal, the identity of the person making such Bidder Alternative Proposal and such other information with respect to such Bidder Alternative Proposal required by Clause 5.4.3, and provided, further, that the Bidder Board shall take into account any changes to the terms of this Agreement, the Acquisition, the Scheme and/or the Merger proposed by Elan during such three Business Day period in response to such prior written notice or otherwise, and during such three Business Day period Bidder shall engage in good faith negotiations with Elan regarding any changes to the terms of this Agreement proposed by Elan.

5.4.6.	Nothing in the Agreement shall prohibit or restrict the Bidder Board, in response to an Intervening Event, from making a Bidder Change of Recommendation at any time prior to obtaining the Bidder Shareholder Approval if the Bidder Board has concluded in good faith (after consultation with Bidder’s outside legal counsel and financial advisors) that the failure to make a Bidder Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Bidder shall have provided prior written notice to Elan, at least three Business Days in advance, of the Bidder Board’s intention to make such Bidder Change of Recommendation and specifying the reasons therefor, and provided, further, that the Bidder Board shall take into account any changes to the terms of the Agreement, the Acquisition, the Scheme and/or the Merger proposed by Elan in response to such prior written notice or otherwise, and during such three Business Day period Bidder shall engage in good faith negotiations with Elan regarding any changes to the terms of the Agreement proposed by Elan.

5.4.7.	Nothing contained in this Agreement shall prohibit or restrict Bidder or the Bidder Board from making any disclosure to the Bidder Shareholders if, in the good faith judgment of the Bidder Board (after consultation with the Bidder’s outside legal counsel), failure to so disclose would be reasonably likely to give rise to a violation of applicable Law provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the Bidder Board with respect to this Agreement, the Bidder Recommendation or that refers to a Bidder Alternative Proposal shall be deemed to be a Bidder Change of Recommendation unless the Bidder in connection with such disclosure publicly and expressly states that the Bidder Board rejects the applicable Bidder Alternative Proposal or publicly and expressly states that its recommendation with respect to this Agreement and the Bidder Recommendation has not changed, without disclosing or effecting any Bidder Change of Recommendation.

6.	WARRANTIES

6.1.	Elan Warranties

Except as disclosed in the Elan SEC Documents filed or furnished with the SEC since January 1, 2011 and prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature) or in the applicable section of the disclosure letter delivered by Elan to the Bidder immediately prior to the execution of this Agreement (the “Elan Disclosure Schedule”) (it being agreed (i) disclosure of any item in any section of the Elan Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement (excluding Clause 6.1.2, Clauses 6.1.3(1) and (2), Clause 6.1.7, Clause 6.1.15 and Clause 6.1.16) to which the relevance of such item is reasonably apparent on its face and (ii) no disclosure in the SEC Documents shall be deemed to modify, qualify or apply to Clause 6.1.2, Clauses 6.1.3(1) and (2), Clause 6.1.7, Clause 6.1.15 and Clause 6.1.16), Elan hereby represents and warrants to the Bidder as follows:

6.1.1.	Qualification, Organisation, Subsidiaries, etc.

Each of Elan and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect. Elan has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Elan Memorandum and Articles of Association and made available, prior to the date of the Agreement, each of Elan’s Subsidiaries’ certificates of incorporation and by laws or comparable Organisational Documents, each as amended to the date of the Agreement, and each as so delivered. The Elan Memorandum and Articles of Association are in full force and effect. None of Elan or its Subsidiaries is in violation of its Organisational Documents.

(1)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Elan have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Elan free and clear of all Liens, other than Elan Permitted Liens. Section 6.1(1)(a) of the Elan Disclosure Schedule contains a correct and complete list of all of Elan’s Subsidiaries, the ownership interest of the Elan in each such Subsidiary and the ownership interest of any either Person or Persons in each such Subsidiary.

(2)	NewBridge Investment. Elan owns a 48% membership interest in NewBridge Pharmaceuticals (“NewBridge”), with an unexercised option to purchase all of the remaining membership interests in NewBridge Pharmaceuticals by 2015 for a sum of $244 million. The membership interests of NewBridge Pharmaceuticals owned by Elan are owned free and clear of all Liens, other than Elan Permitted Liens and have not been issued in violation of any preemptive or similar rights. All of the issued and outstanding membership interests of NewBridge Pharmaceuticals owned by Elan have been duly authorized and are validly issued, fully paid and nonassessable.

(3)	Prothena Investment. Elan Science One Limited, a wholly owned subsidiary of Elan, owns an 18% membership interest in Prothena Corporation, plc (“Prothena”). The membership interests of Prothena Corporation, plc owned by Elan Science One Limited are owned free and clear of all Liens, other than Elan Permitted Liens and have not been issued in violation of any preemptive or similar rights. All of the issued and outstanding equity interests of Prothena Corporation, plc owned by Elan Science One Limited have been duly authorised and are validly issued, fully paid and nonassessable.

(4)

Janssen AI Investment. Crimagua Limited, a wholly owned subsidiary of Elan, owns a 49.9% equity interest in Janssen AI (“Janssen”). The equity interests of Janssen AI owned by Crimagua Limited are owned free and clear of all Liens, other than Elan Permitted Liens and have not been issued in violation of any preemptive or similar rights. All of the issued and outstanding equity interests of Janssen AI owned by Crimagua Limited have been duly authorised and are validly issued, fully paid and nonassessable.

(5)	Keavy Finance Limited is a wholly owned subsidiary of Elan.

(6)	Elan Pharma International Limited is a wholly owned subsidiary of Elan Holdings Limited.

(7)	Elan Finance plc is a wholly owned subsidiary of Elan.

(8)	Other than the ownership interests of Elan’s Subsidiaries set forth on Section 6.1(1)(a) of the Elan Disclosure Schedule and the ownership interests described in sub-clauses (2), (3), (4), (5), (6) and (7) of this Clause 6.1.1, Elan does not own, directly or indirectly, any capital stock, partnership, limited liability company, membership or similar interest in any Person (or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing).

6.1.2.	Capital

(1)	The authorised share capital of Elan consists of 810,000,000 Elan Ordinary Shares. At the date of this Agreement:

(a)	511,768,743 Elan Ordinary Shares are issued and outstanding of which 408,230,122 Elan Ordinary Shares are represented by Elan ADSs; and

(b)	18,638,241 Elan Ordinary Shares are available for issuance pursuant to the Employee Share Plans.

(2)	Section 6.1.2(2) of the Elan Disclosure Schedule sets forth with respect to each Employee Share Plan: the number of Elan Shares that are subject to each Elan Option outstanding under such plan and the exercise price per share of each such Elan Option.

(3)	All of the outstanding Elan Shares are, and all Elan Shares available for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(4)	Section 6.1(2)(b) of the Elan Disclosure Schedule contains a correct and complete list of each outstanding Elan Option and Elan Share Award under the Employee Share Plans, including the holder, date of grant, term, number of Elan Ordinary Shares subject thereto, Employee Share Plan under which such Elan Option or Elan Share award was granted and where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of the Agreement or consummation of the transactions contemplated by the Agreement or by termination of employment or change of position following consummation of the transactions contemplated by the Agreement.

(5)

Except as set forth in Section 6.1(2)(c) of the Elan Disclosure Schedule there are no outstanding pre-emptive or other outstanding rights. Except as set forth in Clauses 6.1.2(1) and (2), at the date of this Agreement: (A) no shares in the share capital of or other voting securities of Elan are issued, reserved for issuance or outstanding, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, stock appreciation rights, redemption rights, repurchase rights, or other agreements or commitments of any kind obligating Elan or any of Elan’s Subsidiaries to (I) issue, transfer or sell any shares in the capital or other securities of Elan or any Subsidiary of Elan or securities convertible into or exchangeable for , or exercisable for, or giving any Person a right to subscribe for or acquire such shares or securities (in each case other than to Elan or a wholly owned Subsidiary of Elan) and no securities or obligations evidencing such rights are authorised, issued or outstanding; (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Prothena, NewBridge, Janssen or any person other than a Subsidiary that is wholly owned.

(6)	Neither Elan nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Elan Shareholders on any matter.

(7)	There are no voting trusts or other agreements or understandings to which Elan or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Elan or any of its Subsidiaries.

(8)	Elan has delivered or otherwise made available to the Bidder prior to the date of the Agreement true and complete copies of all Employee Share Plans covering the Elan Options and Elan Share Awards outstanding as of the date of the Agreement, the forms of all award agreements evidencing such Elan Options and Elan Share Awards (and any other award agreement to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply). Each (A) Elan Option and Elan Share Award was granted in compliance with all applicable Law and all of the terms and conditions of the Employee Share Plan pursuant to which it was issued, (B) Elan Option and, if applicable, Elan Share Award has an exercise price per Elan Ordinary Share equal to or greater than the fair market value of an Elan Ordinary Share as determined pursuant to the terms of the applicable Employee Share Plan on the date of such grant, (C) Elan Option and, if applicable, Elan Share Award has a grant date identical to the date on which the Elan Board or compensation committee actually awarded such Elan Option or, if applicable, Elan Share Award (D) Elan Option and Elan Share Award qualifies for the Tax and accounting treatment afforded to such award in Elan’s Tax Returns and all Elan SEC Documents, respectively, and (E) Elan Option and Elan Share Award does not trigger any liability for the holder thereof under Section 409A of the Code.

6.1.3.	Corporate Authority Relative to this Agreement; No Violation

(1)	Elan has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Elan Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Elan Distributable Reserves Resolution by the Elan Shareholders and the Bidder Distributable Reserves Resolution by the Bidder Shareholders, to the adoption by the shareholders of Holdco of the resolution contemplated by Clause 7.9.3(1) and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Elan Board and, except for (A) the Elan Shareholder Approval, (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, and (C) the filing of the Court Order with the Registrar of Companies, no other corporate proceedings on the part of Elan are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Elan Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Elan and the Elan Shareholders and has adopted a resolution to make, subject to Clause 5.3 and to the obligations of the Elan Board under the Takeover Rules, the Scheme Recommendation. This Agreement has been duly and validly executed and delivered by Elan and, assuming this Agreement constitutes the valid and binding agreement of the Bidder Parties, constitutes the valid and binding agreement of Elan, enforceable against Elan in accordance with its terms.

(2)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements under the EU Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) any applicable requirements of the NYSE, and (I) the Clearances set forth on Clause 6.1.3(2) of the Elan Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Elan of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (i) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect or (ii) as may arise as a result of facts or circumstances relating to the Bidder or its Affiliates or Laws or contracts binding on the Bidder or its Affiliates.

(3)	The execution and delivery by Elan of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1.3(2), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (each a “Contract”) binding upon Elan or any of Elan’s Subsidiaries or any of their respective properties, rights or assets or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, rights or assets of Elan or any of Elan’s Subsidiaries, (B) conflict with or result in any violation of any provision of the Organisational Documents of Elan or any of Elan’s Subsidiaries or (C) conflict with or violate any Laws applicable to Elan or any of Elan’s Subsidiaries or any of their respective properties, rights or assets, other than, (i) in the case of sub-clauses (A), (B) (only with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect, and (ii) as may arise as a result of facts or circumstances relating to Bidder or its Affiliates or Laws or contracts binding on Bidder or its Affiliates.

(4)	Other than the TYSABRI Agreement, none of Elan or any of its Subsidiaries is a party to or bound by any non competition Contract or other Contract that purports to limit in any material respect either the type of business in which Elan or its Affiliates (or, after giving effect to the transactions contemplated by the Agreement, the Bidder or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business.

6.1.4.	Reports and Financial Statements

(1)	Since December 31, 2010, Elan has filed or furnished all Elan SEC Documents on a timely basis and has filed all returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of Elan with the Register of Companies in Ireland. As of their respective dates, or, if amended, as of the date of the last such amendment, the Elan SEC Documents complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Elan SEC Documents contained, or if not yet filed or furnished, will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(2)	The consolidated financial statements (including all related notes and schedules) of Elan included in the Elan SEC Documents compiled (or, in the case of Elan SEC Documents filed after the date of the Agreement, will comply) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present (or, in the case of Elan SEC Documents filed after the date of the Agreement, will fairly present) in all material respects the consolidated financial position of Elan and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

6.1.5.	Internal Controls and Procedures

Elan has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Elan’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Elan in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Elan’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Elan’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Elan, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Elan are being made only in accordance with authorisations of management and directors of Elan, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of Elan’s assets that could have a material effect on its financial statements.

6.1.6.	No Undisclosed Liabilities

Except (i) as disclosed, reflected or reserved against in Elan’s consolidated balance sheet (or the notes thereto) as of December 31, 2012 included in the Elan SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2012, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Elan nor any Subsidiary of Elan has any obligations or liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Elan and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have an Elan Material Adverse Effect. Elan is not, nor has ever been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

6.1.7.	Absence of Certain Changes or Events

Since December 31, 2012, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, an

Elan Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transaction contemplated by this Agreement. Since December 31, 2012, other than with respect to the Acquisition and the Scheme, and other than the transfer to Biogen Idec of all intellectual property and other assets related to the development, manufacturing and commercialization of TYSABRI and certain other products pursuant to the TYSABRI Agreement, the businesses of Elan and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices. Since December 31, 2012, none of Elan or any of its Subsidiaries has taken any action that would constitute a breach of Clause 11 of Schedule 1 to the Agreement had such action been taken after the execution of the Agreement.

6.1.8.	Employee Benefits Plans

(1)	Section 6.1(8)(1) of the Elan Disclosure Schedule sets forth a true and complete list of the Elan Benefit Plans, separately identifying each Elan Benefit Plan that is maintained primarily for the benefit of Elan Employees outside of the United States (each an International Elan Benefit Plan”). True and complete copies of all Elan Benefit Plans listed in Section 6.1(8)(1) of the Elan Disclosure Schedule, and all material related documents, have been provided to the Bidder prior to the date of the Agreement.

(2)	Except as would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect: (A) no Elan Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former Elan Employees or Elan Directors beyond their retirement or other termination of service, other than as pursuant COBRA or comparable applicable Law; (B) no liability under Title IV of ERISA has been incurred by Elan, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Elan, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (C) no Elan Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (D) all contributions or other amounts payable by Elan or its Subsidiaries as of the Effective Time pursuant to each Elan Benefit Plan in respect of current or prior plan years have been timely paid or accrued as a liability on the most recent financial statements contained in the Elan SEC Documents; (E) neither Elan nor any of its Subsidiaries has engaged in a transaction in connection with which Elan or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; (F) there are no pending, or to the knowledge of Elan, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Elan Benefit Plans or any trusts related thereto that would result in a material liability; (G) no International Elan Benefit Plan which is a defined benefit occupational pension scheme within the meaning of the Pensions Act is underfunded and the operation thereof by the trustees thereof prior to the date of this Agreement would not, to the knowledge of Elan, give rise to a material liability for Elan; (H) the terms by which any participating employer has, at any time, adhered to any International Elan Benefit Scheme which is a defined benefit or defined contribution pension scheme would not to the knowledge of Elan, give rise to a material liability for Elan otherwise than in accordance with the standard terms of such International Elan Benefit Plan as provided for in the governing documentation of such International Elan Benefit Plan which are set out in the Elan Disclosure Schedule and (I) no participating employer has, at any time, entered into any deed of cessation or analogous document in respect of any International Elan Benefit Plan, which is a defined benefit or defined contribution pension scheme would to the knowledge of Elan, give rise to a material liability for Elan.

(3)	Each Elan Benefit Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with applicable Laws.

(4)	In the six (6) years prior to the date of this Agreement, Elan and its ERISA Affiliates have not nor have been obligated to sponsor, maintain or contribute to any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code.

(5)	Except as would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect, each of the Elan Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (B) has received a favourable determination letter or opinion letter as to its qualification. A copy of each such favourable determination letter has been provided to the Bidder prior to the date of the Agreement.

(6)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby alone will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Elan Group under any Elan Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Elan Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(7)	Since December 31, 2012, no Elan Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) or which might otherwise be reasonably expected to expose Elan to a liability risk in a manner that would be material to Elan.

6.1.9.	Investigations; Litigation

As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Elan, threatened) by any Relevant Authority with respect to Elan or any of Elan’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Elan, threatened) against Elan or any of Elan’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect.

6.1.10.	Information Provided

The information relating to Elan and its Subsidiaries and their respective directors, officers and employees provided or to be provided by Elan to be contained in the Joint Proxy Statement and the Form S-4 (including any amendments or supplements thereto) and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in connection with the Acquisition, will not, on the date the Joint Proxy Statement is first mailed to Elan Shareholders or at the time the Form S-4 is declared effective or at the time of the Court Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The parts of the Joint Proxy Statement (including any amendments or supplements thereto) and any related filings for which the Elan Directors are responsible under the Takeover Rules and any related filings that Elan is required to make with the SEC will comply in all material respects as to form with the requirements of the Takeover Rules and the Act, and the Securities Act and the Exchange Act and the rules and regulations thereunder.

6.1.11.	Tax Matters

(1)	Except as would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect:

(a)	all Tax Returns that are required to be filed by or with respect to Elan or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), all such Tax Returns are true, correct and complete and all Taxes required to be paid by Elan or any of its Subsidiaries have been timely paid, except with respect to (i) Taxes being contested in good faith and appropriate proceedings, and (ii) matters for which adequate reserves have been established in accordance with US GAAP in the most recent Elan annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(b)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Elan or any of its Subsidiaries;

(c)	except with respect to the distribution for U.S. federal income Tax purposes of ordinary shares of Prothena on or about December 20, 2012, neither Elan nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(d)	none of Elan or any of its Subsidiaries has any liability for Taxes of any Person other than Elan or any of its Subsidiaries (a “Third Party”) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law) by virtue of an association or connection for Tax purposes that existed prior to the Completion Date between Elan or its relevant Subsidiary and that Third Party;

(e)	there are no liens for Taxes upon any property or assets of Elan or any of its Subsidiaries, except for Elan Permitted Liens; and

(f)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Elan or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

6.1.12.	Intellectual Property

Except as would not reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect, either Elan or a Subsidiary of Elan owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Elan, threatened claims by any person alleging infringement by Elan or its Subsidiaries for their use of any trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the “Intellectual Property”) in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect, the conduct of the businesses of Elan and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any person. As of the date hereof, neither Elan nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect.

6.1.13.	Material Contracts

(1)	Except for this Agreement or any contracts filed as exhibits to the Elan SEC Documents, as of the date hereof, neither Elan nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.1(13)(1), other than Elan Benefit Plans, being referred to herein as “Elan Material Contracts”).

(2)	Neither Elan nor any Subsidiary of Elan is in breach of or default under the terms of any Elan Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect. To the knowledge of Elan, as of the date hereof, no other party to any Elan Material Contract is in breach of or default under the terms of any Elan Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Elan Material Adverse Effect, each Elan Material Contract is a valid and binding obligation of Elan or the Subsidiary of Elan which is party thereto and, to the knowledge of Elan, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

6.1.14.	Opinion of Financial Advisor

The Elan Board has received the opinion of each of Citi, Morgan Stanley and Ondra, dated the date of the Agreement, to the effect that, as of such date, the terms of the Scheme are fair and reasonable to the Elan Shareholders.

6.1.15.	Investment Company

Neither Elan nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.1.16.	TYSABRI Agreement

(1)	The TYSABRI Agreement is valid and binding on Elan Pharma, Elan LLC, and, to the knowledge of Elan, Biogen Idec and is in full force and effect. Each of Elan Pharma, Elan LLC, and, to the knowledge of Elan, Biogen Idec has complied in all material respects with its obligations arising under the TYSABRI Agreement, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach thereunder by Elan Pharma, Elan LLC, or, to the knowledge of Elan, Biogen Idec.

(2)	At or prior to the Closing contemplated by the TYSABRI Agreement, each of the conditions set forth in Sections 6.1 and 6.2 of the TYSABRI Agreement was satisfied, and none of such conditions was waived in whole or in part.

(3)	None of Biogen Idec or any of its Affiliates has asserted, initiated or threatened, as applicable, any claim, dispute or demand, or any civil, criminal or administrative action, litigation, suit, claim, hearing, arbitration, or other proceeding against Elan or any of its Affiliates.

(4)	Elan has provided the Bidder with true and complete copies of all notices furnished (whether by Biogen Idec, Elan or otherwise) pursuant to Section 7.4 of the TYSABRI Agreement.

6.1.17.	Other Financial Information

(1)	As of the date of the Agreement, the aggregate outstanding Indebtedness of Elan and its Subsidiaries is not greater than $10 million, and the aggregate cash and cash equivalents of Elan and its Subsidiaries is not less than $1.89 billion. For the purposes of this subsection, “Indebtedness” shall mean the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under, any obligations of any Elan or its Subsidiaries, consisting of, without duplication: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (excluding any trade payables, accounts payable, and any other current liabilities), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, and any letters of credit or similar obligations, only to the extent drawn or otherwise not contingent, (iii) all earn-out payments, instalment payments or other similar payments of deferred or contingent purchase price, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Elan or its Subsidiaries, (v) all obligations as lessee or lessees under capital leases, (vi) all indebtedness secured by any encumbrance on any property or asset owned or held by Elan or its Subsidiaries, (vii) commitments or obligations by which Elan or its Subsidiaries assures a creditor against loss including reimbursement obligations with respect to letters of credit or bank guarantees, in each case only to the extent drawn or otherwise not contingent and (viii) all obligations of others in respect of or referred to in the foregoing clauses (i) through (vi) guaranteed directly or indirectly in any manner by Elan or its Subsidiaries.

(2)	Elan and each of its Subsidiaries is solvent and able to pay its debts as they fall due.

6.1.18.	Compliance with Law

(1)	Each of Elan and its Subsidiaries is in compliance with and is not in default under or in violation of any Laws applicable to it or any of its respective properties, rights or assets, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect.

(2)	Elan and its Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Elan and Elan’s Subsidiaries to own, lease and operate their properties, rights and assets or to carry on their businesses as they are now being conducted (the “Elan Permits”), including all such Licenses of the United States Food and Drug Administration (“FDA”) or any other applicable U.S. or foreign drug regulatory authority (collectively with the FDA, “Regulatory Authorities”) necessary for Elan and Elan’s Subsidiaries to own, lease and operate their properties, rights and assets or to carry on their businesses as they are now being conducted (collectively, the “Regulatory Permits”), except where the failure to be in possession of any such Elan Permits (including the Regulatory Permits) would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect.

(3)

All Elan Permits are valid and in full effect, and there has not occurred any revocation or termination of any Elan Permit, or any material impairment of the rights of Elan or any of its Subsidiaries under any Elan Permit, except for any such revocation, termination or impairment that, individually or in the aggregate with other such revocations, terminations and impairments, has not had, and would not reasonably be expected to have, an Elan Material Adverse Effect. Each of Elan and its Subsidiaries has operated in compliance in all material respects with applicable Laws administered or enforced by the FDA and other Regulatory Authorities, except where the failure so to comply, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, an Elan Material Adverse Effect. As of the date of the Agreement, there are no, and have not been any, inspection observations, notices pursuant to 21 U.S.C. Section 305, warning letters, untitled letters or similar documents that assert a lack of compliance by Elan or any of its Subsidiaries with any applicable Laws and orders issued or otherwise imposed by any Relevant Authority or regulatory standards or requirements that have not been fully resolved to the satisfaction of the FDA or any other Regulatory Authority.

(4)	All preclinical studies and clinical trials, and other studies and tests conducted by or, to the knowledge of Elan, on behalf of Elan or its Subsidiaries have been, and if still pending are being, conducted in compliance with all applicable Laws (including those pertaining to Good Laboratory Practice and Good Clinical Practice contained in 21 C.F.R. Part 58 and Part 312 and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56), except for noncompliances that, individually or in the aggregate with other such noncompliances, have not had, and would not reasonably be expected to have, an Elan Material Adverse Effect. Except for such exceptions that, individually or in the aggregate with other such exceptions, have not had, and would not reasonably be expected to have, an Elan Material Adverse Effect, no clinical trial conducted by or, to the knowledge of Elan, on behalf of Elan or any of its Subsidiaries has been terminated or suspended prior to completion for safety or other non-business reasons, and neither the FDA nor any other applicable Regulatory Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or, to the knowledge of Elan, on behalf of Elan or any of its Subsidiaries has commenced, or, to the knowledge of Elan, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any on-going clinical investigation conducted by or, to the knowledge of Elan, on behalf of Elan or any of its Subsidiaries.

(5)	None of Elan, any of its Subsidiaries or, to the knowledge of Elan, any of their executive officers or employees has been convicted of any crime or engaged in any conduct that in any such case has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or exclusion from participation in any Federal health care program pursuant to 42 U.S.C. Section 1320a-7.

(6)	Elan has made available to the Bidder complete and correct copies of each Investigational New Drug Application and each similar state or foreign regulatory filing made on behalf of Elan or any of its Subsidiaries, including all related supplements, amendments and annual reports.

(7)	All material applications, reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by Elan or any of its Subsidiaries, including with respect to ELND005 (Scyllo-inositol), have been so filed, maintained or furnished. All such applications, reports, documents, claims, permits and notices: (i) have been made available to the Bidder; and (ii) were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). None of Elan, any of its Subsidiaries or, to the knowledge of Elan, any officer, employee or agent or distributor of Elan or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(8)	To the knowledge of the executive officers of Company, all manufacturing operations conducted for the benefit of Elan or any of its Subsidiaries with respect to ELND005 (Scyllo-

inositol) have been and are being conducted in accordance, in all material respects, with GMP Regulations. As used herein, the term “GMP Regulations” means the applicable laws and regulations, as may be amended from time to time, for current Good Manufacturing Practice, which have been promulgated by (i) the FDA under the United States Federal Food, Drug and Cosmetic Act, 21 C.F.R. §210 et seq., (ii) the European Medicines Agency or under the European Union guide to Good Manufacturing Practice for medical products and (iii) any other applicable Relevant Authority in each jurisdiction where Elan, its Subsidiaries, or a third party acting on their behalf, is undertaking or has undertaken a clinical trial or any manufacturing activities as of or prior to the Effective Time.

(9)	None of Elan’s Subsidiaries carry out any activity or provide any services which require the approval of the Central Bank of Ireland or other similar regulatory authority in the countries in which they operate.

(10)	Notwithstanding anything contained in this Clause 6.1.18, no representation or warranty shall be deemed to be made in this Clause 6.1.18 in respect of the matters referenced in Clause 6.1.4 or Clause 6.1.5, or in respect of environmental, Tax, employee benefits or labour Law matters.

6.1.19.	Environmental Laws and Regulations

Except for such matters as would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect: (i) Elan and its Subsidiaries are now and have at all times been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Elan or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by Elan or any of its Subsidiaries, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to require any Removal, Remedial or Response actions (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) none of Elan or any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Elan or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) none of Elan or any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority binding on Elan or any of its Subsidiaries or any of their respective properties, rights or assets, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Elan has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Substance or (C) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to the environment (including on-site or off-site contamination by Hazardous Substances of structures, surface or subsurface soil or water); and (B) based on (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, greenhouse gas emissions, mould, mould spores, and mycotoxins or where “Hazardous Substance” has no legal meaning under the Laws of any jurisdiction in which Elan or any of its Subsidiaries operate, Hazardous Substance shall be deemed to include what most nearly approximates that term in that jurisdiction. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those that might be taken by a Relevant Authority or those that a Relevant Authority or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions. As used herein, the term “Environmental Permits” means any material permit, license, authorisation or approval required under applicable Environmental Laws.

6.1.20.	Labour Matters

(1)	No member of the Elan Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Elan Group is subject to a labour dispute, strike or work stoppage except as would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect. To the knowledge of Elan, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Elan Group, except for those the formation of which would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect.

(2)	The transactions contemplated by the Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Elan Group.

6.1.21.	Real Property

(1)	None of Elan or any of its Subsidiaries owns any real property.

(2)

Except as would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect, (A) each lease, sublease and other agreement under which Elan or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Elan and its Subsidiaries are conducted as of the date of the Agreement (the “Elan Leased Real Property”), is valid, binding and in full force and effect and (B) no uncured default of a material nature on the part of Elan or, if applicable, any of its

Subsidiaries or, to the knowledge of Elan, the landlord thereunder exists with respect to any Elan Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect, each of Elan and its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Elan Leased Real Property, free and clear of all Liens, except for any Permitted Liens. None of Elan or any of its Subsidiaries has received notice of any pending, and, to the knowledge of Elan, there is no threatened, condemnation proceeding with respect to any Elan Leased Real Property, except any such proceedings that would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect.

6.1.22.	Required Vote of Elan Shareholders

The Elan Shareholder Approval is the only vote of holders of securities of Elan that is required to consummate the transactions contemplated by the Agreement (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Elan Distributable Reserves Resolution by the Elan Shareholders).

6.1.23.	Insurance

All current, material insurance policies and contracts of Elan and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business, and all premiums due thereunder have been paid. None of Elan or any of its Subsidiaries has received notice of cancellation or termination with respect to any material third-party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts), except for any such cancellations or terminations that would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect.

6.1.24.	Finders or Brokers

Except for Citigroup Global Markets Inc., Morgan Stanley, Ondra Partners, and Davy, none of Elan or any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by the Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

6.1.25.	FCPA and Anti-Corruption

(1)	None of Elan, any of its Subsidiaries, or any of their respective directors, managers or employees has in the last five (5) years, in connection with the business of Elan or any of its Subsidiaries, itself or, to Elan’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Elan or any of its Subsidiaries, taken any action in violation of the FCPA (including making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA), the Bribery Act or other Bribery Legislation (in each case to the extent applicable).

(2)	None of Elan, any of its Subsidiaries, or any of their respective directors, managers or employees, is, or in the past five (5) years has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Elan or any of its Subsidiaries in any way relating to applicable Bribery Legislation, including the FCPA and the Bribery Act.

(3)	Each of Elan and its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets as required by the FCPA in all material respects.

(4)	Each of Elan and its Subsidiaries has instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(5)	No officer, director, or employee of Elan or any of its Subsidiaries is a Government Official.

6.1.26.	Takeover Statutes

No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Elan Memorandum and Articles of Association is, or at the Completion will be, applicable to Elan, Holdco, any of their Subsidiaries, the Acquisition or the Scheme.

6.1.27.	No Other Representations

Except for the representations and warranties contained in Clause 6.2 of the Agreement, or in any certificates delivered by the Bidder in connection with the Completion pursuant to Condition 5, Elan acknowledges that none of the Bidder or any of its Representatives makes any other express or implied representation or warranty with respect to the Bidder or any of its Subsidiaries or with respect to any other information provided or made available to Elan or to Elan’s Representatives in connection with the transactions contemplated by the Agreement, including any information, documents, projections, forecasts or other material made available to Elan or to Elan’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by the Agreement.

6.2.	Bidder Warranties

Except as disclosed in the Bidder SEC Documents filed or furnished with the SEC since January 1, 2011 and prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature) or in the applicable section of the disclosure letter delivered by Bidder to Elan immediately prior to the execution of this Agreement (the “Bidder Disclosure Schedule”) (it being agreed that (i) disclosure of any item in any section of the Bidder Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement (excluding Clause 6.2.2, Clauses 6.2.3(1) and (2) and Clause 6.2.7) to which the relevance of such item is reasonably apparent on its face and (ii) no disclosure in the SEC Documents shall be deemed to modify, qualify or apply to Clause 6.2.2, Clause 6.2.3(1) and (2) and Clause 6.2.7), Bidder hereby represents and warrants to Elan as follows:

6.2.1.	Qualification, Organisation, Subsidiaries, etc.

Each of Bidder and its Subsidiaries and each of the Bidder Merger Parties is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Bidder Material Adverse Effect. Bidder has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Amended and Restated Certificate of Incorporation of Bidder (the “Bidder Certificate of Incorporation”) and the Amended and Restated Bylaws of Bidder (the “Bidder Bylaws”) as

amended to the date hereof. The Bidder Certificate of Incorporation and the Bidder Bylaws are in full force and effect and the Bidder is not in violation of the Bidder Certificate of Incorporation or the Bidder Bylaws.

(1)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Bidder have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Bidder free and clear of all Liens, other than Bidder Permitted Liens.

(2)	Bidder Merger Parties.

(a)	Since their respective dates of formation, none of the Bidder Merger Parties have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(b)	As of the date of this Agreement, the authorised share capital of Holdco consists of 2,000,000,000 ordinary shares, par value €0.05 per share and 40,000 deferred ordinary shares of par value €1.00, of which 2,000 ordinary shares are currently issued. All of the issued shares in Holdco have been validly issued, are fully paid and nonassessable. The authorised share capital of Foreign Holdco consists of 20,000,000 ordinary shares, par value €0.05 per share, of which 2000 ordinary shares are issued as of the date hereof. All of the issued shares in Foreign Holdco have been validly issued, are fully paid and nonassessable and, as of the date hereof, are owned directly by Holdco free and clear of any Lien. The authorised capital stock of MergerSub consists of 1,000 shares of common stock, without par value, of which 100 shares are issued as of the date hereof. All of the issued shares in MergerSub have been validly issued, are fully paid and nonassessable and, as of the date hereof, are owned directly by Foreign Holdco free and clear of any Lien. All of the Share Consideration, when issued pursuant to the Acquisition and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights.

(c)	Bidder has made available to Elan, prior to the date of this Agreement, complete and accurate copies of the Memorandum and Articles of Association of Holdco (the “Holdco Memorandum and Articles of Association”) and the Organisational Documents of each of the other Bidder Merger Parties (the “Other Bidder Merger Party Organisational Documents”) as amended to the date hereof. The Holdco Memorandum and Articles of Association and the Other Bidder Merger Party Organisational Documents are in full force and effect, Holdco is not in violation of the Holdco Memorandum and Articles of Association and the other Bidder Merger Parties are not in violation of the Other Bidder Merger Party Organisational Documents.

6.2.2.	Capital

(1)	The authorised capital stock of the Bidder consists of 200,000,000 shares of common stock, without par value (the “Bidder Common Stock”, with shares thereof being the “Bidder Shares”), and 10,000,000 shares of preferred stock, without par value (the “Bidder Preferred Stock”). As of the date of the Agreement, there are 94,105,106 Bidder Shares issued and outstanding, no shares of Bidder Preferred Stock issued and outstanding and 1,294,947 Bidder Shares reserved for issuance pursuant to the Bidder Share Plans. All the outstanding Bidder Shares are, and all Bidder Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights. The Bidder Common Stock is the only class of authorised stock of the Bidder entitled to vote in matters submitted to Bidder Shareholders.

(2)	All the outstanding Bidder Shares are, and all Bidder Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(3)	Except as set forth in Clause 6.2(2)(1) and (2), at the date of this Agreement: (A) no shares in the capital stock or other voting securities of the Bidder are issued, reserved for issuance or outstanding and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, stock appreciation rights, redemption rights, repurchase rights, or other agreements or commitments of any kind obligating the Bidder or any of its Subsidiaries to: (i) issue, transfer or sell any shares of capital stock or other securities of the Bidder or any of its Subsidiaries or any securities convertible into or exchangeable for, or exercisable for, or giving any Person a right to subscribe for or acquire, such shares or securities (in each case other than to the Bidder or a wholly-owned Subsidiary of the Bidder), and no securities or obligations evidencing such rights are authorised, issued or outstanding; (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Bidder that is not wholly-owned.

(4)	Neither Bidder nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Bidder Shareholders on any matter.

(5)	There are no voting trusts or other agreements or understandings to which Bidder or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Bidder or any of its Subsidiaries.

6.2.3.	Corporate Authority Relative to this Agreement; No Violation

(1)	Bidder and each Bidder Merger Party has all requisite corporate power and authority to enter into this Agreement and, with respect to Bidder, the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Bidder Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Elan Distributable Reserves Resolution by the Elan Shareholders and the Bidder Distributable Reserves Resolution by the Bidder Shareholders, to the adoption by the shareholders of Holdco of the resolution contemplated by Clause 7.9.3(1) and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition and the Merger, as applicable. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Bidder Board and (in the case of this Agreement) the board of directors of each Bidder Merger Party and, except for (A) the Bidder Shareholder Approval, (B) the filing of the Certificate of Merger with the LARA and Secretary of State of the State of Delaware, (C) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, and (D) the filing of the Court Order with the Registrar of Companies, no other corporate proceedings on the part of Bidder or any Bidder Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Bidder Board has adopted a resolution to make the Bidder Recommendation. This Agreement has been duly and validly executed and delivered by Bidder and each Bidder Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Elan, constitutes the valid and binding agreement of Bidder and each Bidder Merger Party, enforceable against Bidder and each Bidder Merger Party in accordance with its terms

(2)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements under the EU Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) the requirement to file a certificate of merger with the Secretary of State of the State of Delaware and with the LARA, (I) any applicable requirements of the NYSE and TASE; and (J) the Clearances set forth on Clause 6.2.3(2) of the Bidder Disclosure Schedule; no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Bidder and each Bidder Merger Party of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (i) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect or (ii) as may arise as a result of facts or circumstances relating to Elan or its Affiliates or Laws or contracts binding on Elan or its Affiliates.

(3)	The execution and delivery by Bidder and each Bidder Merger Party of this Agreement, and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.2.3(2), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Bidder or any of Bidder’s Subsidiaries or any of their respective properties, rights or assets or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, rights or assets of Bidder or any of Bidder’s Subsidiaries, (B) conflict with or result in any violation of any provision of the Organisational Documents of Bidder or any of Bidder’s Subsidiaries or the Bidder Merger Parties or (C) conflict with or violate any Laws applicable to Bidder or any of Bidder’s Subsidiaries or any of their respective properties, rights or assets, other than, (i) in the case of sub-clauses (A), (B) (only with respect to Subsidiaries that are not Significant Subsidiaries or Bidder Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect, and (ii) as may arise as a result of facts or circumstances relating to Elan or its Affiliates or Laws or contracts binding on Elan or its Affiliates.

6.2.4.	Reports and Financial Statements

(1)	From December 31, 2010 through the date of this Agreement, Bidder has filed or furnished all Bidder SEC Documents prior to the date hereof with the SEC. As of their respective dates, or, if amended, as of the date of the last such amendment, the Bidder SEC Documents complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Bidder SEC Documents contained, or if not yet filed or furnished, will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(2)

The consolidated financial statements (including all related notes and schedules) of Bidder included in the Bidder SEC Documents compiled (or, in the case of Bidder SEC Documents filed after the date of the Agreement, will comply) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present (or, in the case of Bidder SEC Documents filed after the date of the Agreement, will fairly present) in all material respects the consolidated financial position of Bidder and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

6.2.5.	Internal Controls and Procedures

Bidder has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Bidder’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Bidder in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Bidder’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

6.2.6.	No Undisclosed Liabilities

Except (i) as disclosed, reflected or reserved against in Bidder’s consolidated balance sheet (or the notes thereto) as of December 31, 2012 included in the Bidder SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2012, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Bidder nor any Subsidiary of Bidder has any obligations or liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Bidder and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have an Elan Material Adverse Effect. Bidder is not, nor has ever been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated.

6.2.7.	Absence of Certain Changes or Events

Since December 31, 2012, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect.

6.2.8.	Employee Benefits Plans

(1)	Each Bidder Benefit Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with applicable Laws.

(2)	In the six (6) years prior to the date of this Agreement, Bidder and its ERISA Affiliates have not nor have been obligated to sponsor, maintain or contribute to any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code.

(3)

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (a) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Bidder Group under any Bidder Benefit Plan or otherwise, (b) increase any benefits otherwise payable under any Bidder Benefit Plan, or (c) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(4)	Since December 31, 2012, no Bidder Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) or which might otherwise be reasonably expected to expose Bidder to a liability risk in a manner that would be material to Bidder.

6.2.9.	Investigations; Litigation.

As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Bidder, threatened) by any Relevant Authority with respect to Bidder or any of Bidder’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Bidder, threatened) against Bidder or any of Bidder’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect.

6.2.10.	Information Provided

The information relating to Bidder and its Subsidiaries and their respective directors, officers and employees provided by Bidder to be contained in the Joint Proxy Statement and the Form S-4 (including any amendments or supplements thereto) and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in connection with the Acquisition, will not, on the date the Joint Proxy Statement is first mailed to Bidder Shareholders or at the time the Form S-4 is declared effective or at the time of the Court Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The parts of the Joint Proxy Statement (including any amendments or supplements thereto) and any related filings for which the Bidder Directors are responsible under the Takeover Rules and any related filings that Bidder is required to make with the SEC will comply in all material respects as to form with the requirements of the Takeover Rules and the Act, and the Securities Act and the Exchange Act and the rules and regulations thereunder.

6.2.11.	Tax Matters

(1)	Except as would not, individually or in the aggregate, reasonably be expected to have a Bidder Material Adverse Effect:

(a)	all Tax Returns that are required to be filed by or with respect to Bidder or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), all such Tax Returns are true and complete and all Taxes required to be paid by Bidder or any of its Subsidiaries have been timely paid, except with respect to (i) Taxes being contested in good faith in appropriate proceedings, and (ii) matters for which adequate reserves have been established in accordance with US GAAP in the most recent Bidder annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(b)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Bidder or any of its Subsidiaries;

(c)	neither Bidder nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(e)	none of Bidder or any of its Subsidiaries has any liability for Taxes of any Person other than Bidder or any of its Subsidiaries (a “Third Party”) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law) by virtue of an association or connection for Tax purposes that existed prior to the Completion Date between Bidder or its relevant Subsidiary and that Third Party;

(f)	there are no liens for Taxes upon any property or assets of Bidder or any of its Subsidiaries, except for Bidder Permitted Liens; and

(g)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Bidder or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

6.2.12.	Intellectual Property.

Except as would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect, either Bidder or a Subsidiary of Bidder owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Bidder, threatened claims by any person alleging infringement by Bidder or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect, to the knowledge of Bidder, the conduct of the businesses of Bidder and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any person. As of the date hereof, neither Bidder nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect.

6.2.13.	Material Contracts.

(1)	Except for this Agreement or any contracts filed as exhibits to the Bidder SEC Documents, as of the date hereof, neither Bidder nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.2.13(1), other than Bidder Benefit Plans, being referred to herein as “Bidder Material Contracts”).

(2)

Neither Bidder nor any Subsidiary of Bidder is in breach of or default under the terms of any Bidder Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect. To the knowledge of Bidder, as of the date hereof, no other party to any Bidder Material Contract is in breach of or default under the terms of any Bidder Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect, each Bidder Material Contract is a valid and binding obligation of Bidder or the Subsidiary of Bidder which is party thereto and, to the knowledge of Bidder, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

6.2.14.	Acting in Concert

As of the date hereof, neither the Bidder nor any person Acting in Concert with it has any interest in any Elan Shares. In entering into this Agreement, the Bidder is acting as principal only and not Acting in Concert with any other person for the purposes of acquiring control of Elan or any of its material assets.

6.2.15.	Compliance with Law

Each of the Bidder and its Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to it or any of its respective properties, rights or assets, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Bidder Material Adverse Effect.

6.2.16.	Opinion of Financial Advisor

The Bidder Board has received the opinion of Barclays Capital Inc., dated the date of the Agreement, to the effect that, as of such date, from a financial point of view, the Merger Consideration to be received by the stockholders of the Bidder in the Merger (taking into account the Acquisition) is fair to such stockholders.

6.2.17.	Required Vote of Bidder Shareholders

The Bidder Shareholder Approval is the only vote of holders of securities of the Bidder that is required to consummate the transactions contemplated by the Agreement (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Bidder Distributable Reserves Resolution by the Bidder Shareholders).

6.2.18.	No Other Representations

Except for the representations and warranties contained in Clause 6.1 of the Agreement, or in any certificates delivered by Elan in connection with the Completion pursuant to Condition 4, the Bidder acknowledges that none of Elan or any of its Representatives makes any other express or implied representation or warranty with respect to Elan or any of its Subsidiaries or with respect to any other information provided or made available to the Bidder or its Representatives in connection with the transactions contemplated by the Agreement, including any information, documents, projections, forecasts or other material made available to the Bidder or to the Bidder’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by the Agreement.

7.	ADDITIONAL AGREEMENTS

7.1.	Investigation; Certain Notices by Elan

7.1.1.

Each of Elan and the Bidder shall afford the other Party and such other Party’s Representatives reasonable access during normal business hours, throughout the period from the release of the Rule 2.5 Announcement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, to its and its Subsidiaries’ properties, employees, contracts, commitments, books and records, financial and operating data, any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws for the purposes of integration planning and/or effecting the Acquisition or the Merger. Notwithstanding the foregoing, neither Elan nor the Bidder shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a violation of any agreement to which such Party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law (provided that the withholding Party shall use its reasonable endeavours to cause such information to be provided in a manner that would not result in such violation or loss of privilege). If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld. No investigation pursuant to this Clause 7.1.1 shall affect or be deemed to modify any representation or warranty made by either Party herein or any of the Conditions hereunder.

7.1.2.	The Parties agree that, prior to Completion:

(1)	Elan shall, and shall cause its Subsidiaries and shall direct its Representatives to, promptly, and in any event within one (1) Business Day, remit to the Bidder all significant mail, correspondence, notices, filings, records, documentation or other written (or descriptions of material oral) communications sent or received by them relating to the TYSABRI Agreement;

(2)	Elan shall keep the Bidder reasonably informed of all material changes or developments with respect to the TYSABRI Agreement;

(3)	Without limiting the generality of sub-clause (2) above, as promptly as practicable after becoming aware thereof, Elan shall notify the Bidder of any violation of, or any default or breach of any representation, warranty, covenant or obligation under (or any condition that, with the passage of time or the giving of notice, would cause such a violation of, or default or breach under, or give rise to any right to termination or indemnification under), the TYSABRI Agreement; and

(4)	The Bidder shall be entitled to participate in and consult in good faith with respect to all significant actions and decisions of Elan and its Subsidiaries relating to the TYSABRI Agreement, and Elan shall, and shall cause its Subsidiaries and shall direct its Representatives to, reasonably cooperate and consult in good faith with the Bidder in connection with the foregoing, provided that to the extent (and solely to such extent) it is not practicable to comply with the foregoing due to exigent circumstances Elan shall instead promptly inform the Bidder of any such actions or decisions; provided further, however, that Elan shall not, and it shall cause its Affiliates not to, make any communication with respect to any alleged violation, default, breach or condition referred to in sub-clause (3) above unless it has provided the Bidder with a copy (in the case of a written communication) or a reasonably detailed summary (in the case of an oral communication) thereof, and the Bidder has had a reasonable period of time to review and comment on such proposed communication;

(5)	provided, that if so reasonably requested by either Party, the Parties or their Affiliates, as appropriate, shall enter into a customary joint defence agreement in a form and substance reasonably acceptable to the Parties with respect to any information to be provided to the Bidder pursuant to this Clause 7.1.2; provided, further, that nothing in this Clause 7.1.2 shall require Elan or any of its Subsidiaries or Representatives to share any information or take any action to the extent (but solely to such extent) in the opinion of outside counsel to Elan (following consultation with outside counsel for the Bidder) (x) the joint defence privilege is not reasonably likely to apply, and (y) such action is reasonably likely to cause a risk of a loss of the protections of the attorney client privilege, work-product doctrine or other similar privilege or could constitute a violation of any applicable Law.

7.1.3.	The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the terms of the Confidentiality Agreement.

7.2.	Consents and Regulatory Approvals

7.2.1.	The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

7.2.2.	Subject to the terms and conditions hereof, the Parties each agree to use all reasonable endeavours to achieve satisfaction of the Conditions as promptly and as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

7.2.3.	Subject to the terms and conditions hereof, Elan, the Bidder and each Bidder Merger Party shall use all reasonable endeavours to:

(1)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Acquisition and the Merger) as promptly as practicable;

(2)	as promptly as reasonably practicable, obtain from, make with or provide to any Relevant Authority any Clearances required to be obtained, made or provided by Elan or the Bidder or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition and the Merger);

(3)	as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required to consummate the transactions contemplated by this Agreement (including the Acquisition and the Merger), including (A) under the HSR Act (it being agreed that the Parties shall make their respective filings under the HSR Act no later than 15 Business Days after the date hereof), (B) under the EC Merger Regulation, (C) under any other Antitrust Laws or foreign investment Laws, (D) under the Takeover Rules and the Act or (E) as required by the High Court;

(4)	as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party any Clearances required to be obtained, made or provided by Elan or the Bidder or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition and the Merger); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Elan or the Bidder or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any Clearance required in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition and the Merger) under any contract or agreement; and

(5)	as promptly as reasonably practicable and no later than 15 Business Days after date hereof, cooperate with the other Party to ensure that all filings under the HSR Act required by any Elan Shareholder or Bidder Shareholder in connection with the transactions contemplated by this agreement are submitted.

7.2.4.

Subject to the terms and conditions hereof, including Clause 7.2.8, each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use all reasonable endeavours to (i) obtain any Clearances required in connection with the consummation of the transactions contemplated hereby (including the Acquisition and the Merger) under the HSR Act, the EC Merger Regulation, the Irish Competition Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade (collectively, “Antitrust Laws”), and (ii) respond to any requests of any Relevant Authority for information or documentary material under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or the Merger or any other transactions contemplated by this Agreement under any

Antitrust Law (an “Antitrust Order”), provided that, notwithstanding anything to the contrary contained in this Agreement, the Bidder shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that Elan is not constrained from complying with applicable Law), provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

7.2.5.	Subject to the provisos in Clause 7.2.4 the Bidder and Elan shall (i) promptly advise each other of (and the Bidder or Elan shall so advise with respect to communications received by any Subsidiary of the Bidder or Elan, as the case may be) any written or oral communication from any Relevant Authority or third party whose Clearance is required or reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition and the Merger); (ii) not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Elan or the Bidder or their respective Affiliates, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. The Bidder shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without considering in good faith the views of Elan and Elan shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without the consent of the Bidder, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2.5, such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law.

7.2.6.	Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification and shall negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the Acquisition and the Merger.

7.2.7.	In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the date that is one year after the date of this Agreement, the Parties shall use all reasonable endeavours to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the date that is one year after the date of this Agreement).

7.2.8.

In furtherance and not in limitation of the other covenants contained in this Clause 7.2, the Bidder and Elan agree to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Acquisition or the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Acquisition or the Merger, in each case, so as to enable the Completion to occur as promptly as practicable and in any event no later than the End Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Bidder or Elan (or any of their respective Subsidiaries) or any equity interest in any joint venture held by the Bidder or Elan (or any of their respective Subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Bidder or Elan or their respective Subsidiaries and (z) otherwise taking or committing to take any action that would limit the Bidder’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Bidder or Elan (including any of their respective Subsidiaries) or any equity interest in any joint venture held by the Bidder or Elan (or any of their respective Subsidiaries), in each case as may be required in order to obtain all Clearances required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the Acquisition or the Merger under any Antitrust Law, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Acquisition or the Merger or delay Completion beyond the End Date. To assist the Bidder in complying with its obligations set forth in this Clause 7.2, Elan shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by the Bidder to be entered into by any of them prior to the Completion with respect to any transaction to divest, hold separate or otherwise take any action that limits Elan’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of Elan or any of its Subsidiaries or any equity interest in any joint venture held by Elan or any of its Subsidiaries (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Completion. Notwithstanding anything in this Agreement to the contrary, nothing in this Clause 7.2 shall require, or be deemed to require, the Bidder or Elan (or any of their respective Subsidiaries) to (and Elan shall not, and shall cause its Subsidiaries not to, without the Bidder’s prior written consent) take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries) or, following consummation of the Acquisition and the Merger, Holdco’s, business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations, properties, assets, liabilities, results of operations or financial condition of Holdco (following consummation of the Acquisition and the Merger), the Bidder or Elan.

7.3.	Directors’ and Officers’ Indemnification and Insurance

7.3.1.

Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Elan, or Bidder or any of their respective Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Elan or Bidder or any of their respective Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and the Merger; as applicable, and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Elan, Bidder and their respective Subsidiaries or in any agreement to which Elan, Bidder or any of their respective

Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Elan, Bidder or any of their respective Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3.1 in respect thereof shall continue until disposition thereof. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Elan, Bidder and their respective Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

7.3.2.	At and after the Effective Time, Holdco shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Elan, Bidder or any of their respective Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Elan, Bidder or any of their respective Subsidiaries (each, together with his or her respective heirs and Representatives, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Elan, Bidder or any of their respective Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Elan, Bidder or any of their respective Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

7.3.3.

For a period of six years from the Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Elan, Bidder and their respective Subsidiaries with respect to matters arising on or before the Effective Time (provided that Holdco may substitute therefor policies with a carrier with the same or better credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Elan or Bidder may purchase at its option prior to the Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Elan or Bidder) under Elan’s or Bidder’s, as applicable, existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Elan’s or Bidder’s, as applicable, directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, which “tail” policy shall be obtained from a carrier with the same or better comparable credit ratings to Elan’s or Bidder’s, as applicable, existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Elan’s or Bidder’s, as applicable, directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last aggregate annual premium paid by Elan, or Bidder, as applicable, prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

7.3.4.	The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organisational Documents of Elan or any of its Subsidiaries or the Organisational Documents of the Bidder or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act, the MBCA (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Acquisition and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). Holdco shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.

7.3.5.	In the event Holdco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Clause 7.3.

7.4.	Employment and Benefit Matters

7.4.1.	For a period of one year following the Effective Time, Holdco shall provide, or shall cause to be provided, to Elan Employees (i) annual base salary (or annual base pay) that is no less favourable to such Elan Employee than the annual base salary (or annual base pay) provided to such Elan Employee prior to the Effective Time; (ii) an annual cash target bonus opportunity that is substantially comparable in the aggregate to the annual cash bonus opportunity provided to Elan Employees prior to the Effective Time and (iii) employee pension and welfare benefits (excluding severance benefits) that are substantially comparable, in the aggregate, either (A) to those generally made available to similarly situated Bidder employees under Bidder’s compensation and benefit plans and programs, or (B) to those provided to such Elan Employee immediately prior to the Effective Time. Further, and notwithstanding any other provision of this Agreement to the contrary, the Holdco shall provide, or shall cause to be provided, during the 12 month period following the Effective Time, severance benefits in accordance with, or no less favourable than, Elan’s Severance Plan giving full credit for each Elan Employee’s length of all service with the Elan Group and its predecessors prior to the Effective Time and all service with the Bidder and its Affiliates following the Effective Time.

7.4.2.	Elan shall have the right to pay, on or before the Effective Time, to each Elan Employee so entitled, all earned and unpaid bonuses to which such Elan Employees are entitled relating to (i) the year prior to the Effective Time (based on actual performance) and (ii) the year in which the Effective Time occurs (based on actual performance as of the Effective Time, subject to a maximum of 110% target performance, or, if higher, the amount accrued for such bonuses as reflected on Elan’s financial statements), provided that the bonus under sub-clause (ii) shall be pro-rated to reflect the number of completed months of such year prior to the Effective Time. To the extent such bonuses become due after the Effective Time, HoldCo undertakes to procure that Elan (or an Affiliate of Elan) pays such bonuses in full within two months of the Effective Time.

7.4.3.

For the purposes of vesting, eligibility to participate and level of benefits under the Bidder Benefit Plans of Holdco and/or the Bidder providing benefits to any Elan Employee after the Effective Time (the “New Plans”), each Elan Employee shall be credited with his or her years of service with the Elan Group and its predecessors before the Effective Time, to the same extent as such

Elan Employee was entitled, before the Effective Time, to credit for such service under any similar Elan Benefit Plan in which such Elan Employee participated or was eligible to participate immediately prior to the Effective Time, provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Elan Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under an Elan Benefit Plan in which such Elan Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for the purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits (but not including any disability benefits) to any Elan Employee, Bidder shall use all reasonable endeavours to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for the purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

7.4.4.	Nothing in the Agreement shall confer upon any Elan Employee any right to continue in the employ or service of Holdco or any Affiliate of Holdco, or shall interfere with or restrict in any way the rights of Holdco or any Affiliate of Holdco, which rights are hereby expressly reserved, to discharge or terminate the services of any Elan Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in the Agreement to the contrary, and without limiting the generality of Clause 10.13.6 to the Agreement, nothing in Clause 7.4 of the Agreement shall: (x) be deemed or construed to be an amendment or other modification of any Elan Benefit Plan or Bidder Benefit Plan; (y) create any third-party rights in any current or former service provider or employee of Elan, Holdco or any of their respective Affiliates (or any beneficiaries or dependents thereof); or (z) limit the rights of Holdco to amend, modify or terminate any Elan Benefit Plan, Bidder Benefit Plan or any other benefit plan, program, agreement or arrangement.

7.5.	Holdco Board of Directors

The Bidder and the Bidder Board and Holdco and the Holdco Board shall take all actions necessary so that, as of the Effective Time, the directors that comprise the full Holdco Board shall be the directors of Bidder Board.

7.6.	Financing

7.6.1.	From and after the date of the Agreement, the Bidder shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate, no later than the date the Completion is required to occur pursuant to the Agreement, the Financing. The Bidder shall keep Elan informed on a reasonably current basis of the status of their efforts to arrange the Financing, including providing copies of all executed credit agreements; provided that in no event will the Bidder be under any obligation to disclose any information that is subject to attorney-client or similar privilege if the Bidder shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege.

7.6.2.	Notwithstanding anything contained in the Agreement to the contrary, the Bidder expressly acknowledges and agrees that its obligations under the Agreement, including its obligation to consummate, or cause to be consummated, the Completion, are not conditioned in any manner upon the Bidder obtaining the Financing or any other financing.

7.7.	Rule 16b-3 Actions

Prior to the Effective Time, the Parties shall take all such steps as may be required to cause (a) any disposition of Elan Shares or Bidder Shares (including derivative securities with respect to Elan Shares or Bidder Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by the Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Elan or the Bidder immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Holdco Shares, Bidder Shares or Elan Shares (including derivative securities with respect to Holdco Shares, Bidder Shares or Elan Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by the Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8.	Financing Cooperation

7.8.1.

Until the Completion, Elan shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall cause its and their respective officers, employees and advisors and other Representatives, including legal and accounting, of Elan and its Subsidiaries to use their reasonable best efforts, to provide to the Bidder, Holdco and their respective Subsidiaries such assistance as may be reasonably requested by the Bidder or Holdco that is customary in connection with the arranging, obtaining and syndication of the Financing, including (i) participating in and assisting with the syndication or other marketing of the Financing, including, but not limited to, (A) the direct participation by the senior management, representatives and advisors of Elan in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, (B) assisting with the preparation of one or more preliminary and final prospectuses, registration statement, offering memoranda, private placement memoranda, bank information memoranda, customary information packages and any other materials for offering documents, including any amendments or supplements thereto (collectively, “Marketing Material”) and due diligence sessions related thereto, including the provision of “backup” support for any statements related to Elan in any of the foregoing, (C) assisting with the preparation of any schedules to any credit agreements or facilities to be entered into in connection with the Financing, and (D) the delivery of customary authorization letters, confirmations, and undertakings in connection with the Marketing Material; (ii) timely furnishing, and at the latest 30 calendar days following the date of the Agreement, the Bidder, Holdco or their respective Subsidiaries and their Financing Sources with financial and other information that is reasonably available to or readily obtainable by Elan with respect to business, operations, financial condition, projections and prospects regarding Elan and its Subsidiaries as may be reasonably requested by the Bidder, Holdco or their respective Subsidiaries or their Financing Sources and are customary to assist in preparation of Marketing Material, including all financial statements, business and other financial and other information in respect of Elan and its Subsidiaries of the type and form that would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were registered on Form S-1 under the Securities Act, including audits thereof to the extent so required (which audits shall include an audit opinion for each period that is unqualified and has not been withdrawn and for which Elan has received no notice that withdrawal is under consideration) (collectively, the “Financing Information”) and promptly providing the Bidder with any supplements to the Financing Information reasonably requested by the Bidder, including to provide updated projections and to update “stale” financial statements; (iii) providing to legal counsel and its independent auditors such documents and other information relating to Elan and its Subsidiaries as may be reasonably required to enable the delivery of any customary legal opinions, negative assurance letters and customary comfort letters (including “negative assurance” comfort) relating to the Financing, including the provision of appropriate representations to accountants; (iv) causing its independent auditors to cooperate with the Financing and using reasonable best efforts to obtain the consents of its independent auditors for use of their reports on the audited financial statements of Elan and to references to such independent auditors as experts in any Marketing Material and registration statements and related government filings filed or used in connection with the Financing; (v) using reasonable best efforts to obtain Elan’s independent auditors’ customary comfort letters (including “negative assurance” comfort) and assistance with the due diligence activities of the Financing Sources; (vi) using reasonable best efforts to ensure that the Financing benefits from the existing lender and investment banking relationships of Elan and its Subsidiaries; (vii) participation by senior management of Elan in the execution and delivery of the definitive documentation in connection with the Financing to which any member of the Elan Group is a party; (viii) taking such actions that are reasonably requested by the Bidder, Holdco or their respective Subsidiaries or their Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing; (ix) providing documents reasonably requested by the Bidder, Holdco or the Financing Sources relating to the repayment, refinancing or amendment of any indebtedness or other obligations of Elan or any of its Subsidiaries to be repaid, refinanced or otherwise amended on the Completion Date and the release of related liens and/or guarantees effected thereby, including customary payoff letters and (to the extent required) evidence that notice of any such repayment has been timely delivered to the holders of such indebtedness, in each case in accordance with the terms of the definitive documents governing such indebtedness; (x) procuring consents to the reasonable use of all of Elan’s logos in connection with the Financing; and (xi) providing such documentation and other information about Elan and its Subsidiaries as is reasonably requested in writing by the Bidder or Holdco reasonably in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT; provided that (A) none of Elan or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any liability (other than third-party costs and expenses that are to be promptly reimbursed by the Bidder upon request by Elan under sub-clause (b) below) in connection with the Financing prior to the Completion Date (or, without limitation of the foregoing, execute any definitive financing documents (except customary secretary and officer certificates or similar customary certificates, which will not be effective prior to the Completion Date, and the authorization letter delivered pursuant to the foregoing sub-clause (i)(C)) prior to the Completion Date or any other agreement, certificate, document or instrument that would be effective prior to the Completion), (B) the Elan Board and officers of Elan and the directors and officers of the Subsidiaries of Elan shall not be required prior to the Completion Date to (i) adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained or (ii) take any corporate actions to permit the consummation of the Financing, and (C) nothing in this Clause 7.8.1 shall (I) require cooperation to the extent that it would interfere unreasonably with the business or operations of Elan or its Subsidiaries or (II) require Elan or any of its Subsidiaries or Representatives to take any action that would cause a risk of loss of privilege, if Elan shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. The Bidder shall cause all non-public or other confidential information provided by or on behalf of Elan or any of its Subsidiaries or Representatives pursuant to this Clause 7.8 to be kept confidential in accordance with the Confidentiality Agreement.

7.8.2.	The Bidder shall, promptly upon request by Elan, reimburse the Bidder for all reasonable documented third-party out-of-pocket costs and expenses (including attorneys’ fees) incurred by Elan in connection with such cooperation and shall indemnify and hold harmless Elan, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses (including attorneys’ fees), interest, judgments and penalties suffered or incurred by them in connection with this Clause 5 (other than to the extent resulting from (x) information provided by Elan or its Subsidiaries in accordance with the terms of the Agreement (including this Clause 7.8) or (y) Elan’s or its Subsidiaries’ or Representatives’ willful misconduct or gross negligence).

7.9.	Creation of Distributable Reserves

7.9.1.	Unless Bidder and Elan otherwise agree, (i) Bidder shall use all reasonable endeavours to submit to the vote of the Bidder Shareholders at the Bidder Shareholders Meeting a resolution (the “Bidder Distributable Reserves Resolution”) to approve the reduction of the share premium of Holdco to allow the creation of distributable reserves of Holdco (the “Holdco Distributable Reserves Creation”) and (ii) Elan shall use all reasonable endeavours to submit to the vote of the Elan Shareholders at the EGM a resolution to approve the reduction of share premium of Holdco to allow the Holdco Distributable Reserves Creation (the “Elan Distributable Reserves Resolution”).

7.9.2.	The Parties agree that none of the approval of the Bidder Distributable Reserves Resolution, the approval of the Elan Distributable Reserves Resolution or the implementation of the Holdco Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Acquisition or the Merger.

7.9.3.	Subject to approval of the Elan Distributable Reserves Resolution by the Elan Shareholders and the Bidder Distributable Reserves Resolution by the Bidder Shareholders, Bidder and Holdco shall:

(1)	prior to Completion, procure the passing of a resolution of the shareholders of Holdco providing for the reduction of share capital of Holdco in order to allow an application to be made under section 72 of the Act to the High Court to allow for the Holdco Distributable Reserves Creation; and

(2)	as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the Holdco Distributable Reserves Creation.

7.10.	Certain Holdco Shareholder Resolutions

7.10.1.	Prior to Completion, Bidder and Holdco shall procure the passing of resolutions of the shareholders of Holdco providing for:

(1)	the reregistration of Holdco as a public limited company;

(2)	the creation of a new class of ordinary shares of Holdco denominated in US dollars;

(3)	the acquisition of ordinary shares of Holdco denominated in euro; and

(4)	the purchase of its own shares and reissue of treasury shares.

7.11.	Holdco’s Obligations

Bidder agrees that it will be responsible for any liability of Holdco under this Agreement.

7.12.	Transaction Challenges

7.12.1.	Elan shall consult and cooperate with Bidder in Elan’s defence or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between Elan or any of its Affiliates and the Bidder, any Bidder Merger Party or any of their respective Affiliates) against Elan or its directors or officers, and any actual or threatened complaints or challenges that may be brought in the High Court or any other court in Ireland or the United States in connection with the Scheme, relating to the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement and Elan agrees that it will not settle or compromise (any such actual or threatened litigation, complaint or challenge, a “Transaction Challenge”) without the consent of Bidder (not to be unreasonably withheld, delayed or conditioned).

7.12.2.	Bidder shall consult and cooperate with Elan in Bidder’s defence or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between the Bidder, any Bidder Merger Party or any of their respective Affiliates and Elan and any of its Affiliates) against the Bidder or its directors or officers, and any actual or threatened complaints or challenges that may be brought in the High Court of Ireland and/or in any court in the United States in connection with the Scheme, the Acquisition or the Merger, relating to the transactions contemplated by this Agreement, or the Expenses Reimbursement Agreement.

7.13.	Corporate Integrity Agreement

7.13.1.	The Parties agree that, prior to Completion:

(1)	Elan shall, and shall cause its Subsidiaries and shall direct its Representatives to, promptly, and in any event within one (1) Business Day of receipt, remit to the Bidder all significant mail, correspondence, notices, filings, records, documentation or other written (or descriptions of material oral) communications sent or received by them to or from the OIG or otherwise relating to the Corporate Integrity Agreement;

(2)	Elan shall keep the Bidder reasonably informed of all material changes or developments with respect to the Corporate Integrity Agreement;

(3)	Without limiting the generality of sub-clause (2) above, as promptly as practicable after becoming aware thereof, Elan shall notify the Bidder of any violation of, or any default or breach of any representation, warranty, covenant or obligation under (or any condition that, with the passage of time or the giving of notice, would cause such a violation of, or default or breach under, or give rise to any right to termination or indemnification under), the Corporate Integrity Agreement;

(4)	Elan shall, and shall cause each of the Covered Persons (as defined in the Corporate Integrity Agreement) to, comply with all of its obligations arising under the Corporate Integrity Agreement; provided, however, that notwithstanding anything herein to the contrary, Elan shall not, and it shall cause its Affiliates not to, provided any notices or reports to the OIG required to be provided pursuant to the Corporate Integrity Agreement unless it has provided the Bidder with a copy thereof, and the Bidder has had a reasonable period of time to review and comment on such proposed notice or report;

(5)	The Bidder shall be entitled to participate in and consult in good faith with respect to all significant actions and decisions of Elan and its Subsidiaries relating to the Corporate Integrity Agreement, and Elan shall, and shall cause its Subsidiaries and shall direct its Representatives to, reasonably cooperate and consult in good faith with the Bidder in connection with the foregoing, provided that to the extent (and solely to such extent) it is not practicable to comply with the foregoing due to exigent circumstances Elan shall instead promptly inform the Bidder of any such actions or decisions;

(6)	Without limiting the generality of the foregoing, as promptly as practicable on the date on which the Rule 2.5 Announcement is released pursuant to Clause 2.1.2, Elan shall provide notice to the OIG of this Agreement and the Transactions contemplated hereby, including the Acquisition and the Merger, pursuant to Section IV.C of the Corporate Integrity Agreement; provided that the Bidder has had a reasonable period of time to review and comment on such notice; provided, further, that the Bidder shall be entitled to participate in and consult in good faith with respect to all subsequent mail, correspondence, notices, filings, records, documentation or other written or oral communications with the OIG relating to this Agreement and the Transactions contemplated hereby;

provided, that if so reasonably requested by either Party, the Parties or their Affiliates, as appropriate, shall enter into a customary joint defence agreement in a form and substance reasonably acceptable to the Parties with respect to any information to be provided to the Bidder pursuant to this Clause 7.13; provided, further, that nothing in this Clause 7.13 shall require Elan or any of its Subsidiaries or Representatives to share any information or take any action to the extent (but solely to such extent) in the opinion of outside counsel to Elan (following consultation with outside counsel for the Bidder) (x) the joint defence privilege is not reasonably likely to apply, and (y) such action is reasonably likely to cause a risk of a loss of the protections of the attorney client privilege, work-product doctrine or other similar privilege or could constitute a violation of any applicable Law.

8.	COMPLETION OF ACQUISITION AND MERGER

8.1.	Completion Date:

8.1.1.	Completion shall take place at 10:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than 3 Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the End Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) with the exception of those that can only be satisfied at the Completion and Condition 2.4 (delivery and registration of the Court Order and a copy of the minute required by Section 75 of the Act) (but subject to the satisfaction of such Conditions).

8.1.2.	Completion shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10025.

8.2.	On or prior to Completion:

8.2.1.	Elan shall procure that a meeting of the Elan Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving: (A) the allotment and issue to Holdco (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of Elan provided for in the Scheme; (B) the removal of the directors of Elan as Holdco shall determine; and (C) the appointment of such persons as Holdco may nominate as the directors of Elan.

8.2.2.	The Bidder shall procure the consummation of the steps set out on Exhibit 8.2.2 in accordance therewith; provided, however, that the Bidder shall have the right to implement reasonable modifications to the steps set forth in such exhibit, subject to the consent of Elan which consent shall not be unreasonably delayed, conditioned or withheld.

8.3.	On Completion:

8.3.1.	Holdco shall, in respect of each Elan Share subject to the Scheme, within 14 days following the Effective Date:

(1)	pay the Cash Consideration to the applicable Elan Shareholder; and

(2)	issue the Share Consideration to the applicable Elan Shareholder (and/or their nominees), (together with the Cash Consideration, and any cash in lieu of Fractional Entitlements due to an Elan Shareholder, the “Scheme Consideration”), which Share Consideration shall be duly authorised, validly issued, fully paid and non-assessable and free of Liens and pre-emptive rights; provided, however, that no fractions of Holdco Shares (the “Fractional Entitlements”) shall be issued by Holdco to the Elan Shareholders, and all Fractional Entitlements that would otherwise have been due to any Elan Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to such Elan Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled, in each case in accordance with the terms and conditions of the Scheme.

8.3.2.	The Bidder shall pay to the Depositary the aggregate of all cancellation fees (being $0.05 per Elan ADS) which may be incurred by holders of Elan ADSs upon the surrender of Elan ADSs to the Depositary for the purposes of receiving the Scheme Consideration.

8.3.3.	Elan shall deliver to the Bidder: (A) a certified copy of the resolutions referred to in Clause 8.2.1; (B) letters of resignation from the directors that are removed from Elan in accordance with Clause 8.2.1(B) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Elan or the Elan Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and (C) share certificates in respect of the aggregate number of shares in the capital of Elan to be issued to Holdco (and/or its nominees) in accordance with the Scheme.

8.3.4.	Elan shall cause an office copy of the Court Order and a copy of the minute required by Section 75 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

8.3.5.	The Bidder and Holdco shall cause the Holdco Memorandum and Articles of Association to be amended and restated in their entirety in such form as the Parties, acting reasonably, mutually agree (including passing appropriate resolutions for this purpose).

8.4.	Exchange of Elan Shares

8.4.1.	Exchange Agent

On or immediately after Completion, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Elan Shareholders, (i) evidence of Holdco shares in book entry form representing the aggregate Share Consideration and (ii) cash in an amount equal to the aggregate amount of Cash Consideration. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Elan Exchange Fund”.

8.4.2.	Exchange Procedures.

As soon as reasonably practicable after the Effective Time, and in any event within four (4) Business Days after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of an Elan Share, entitled at the Effective Time to a right to receive the Scheme Consideration pursuant to Clause 8.3.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Elan Shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Elan Shares in exchange for payment of the Scheme Consideration therefor. Upon surrender of Elan Shares, which at the Effective Time were cancelled and converted into the right to receive the Scheme Consideration, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Elan Shares shall be entitled to receive in exchange therefor: (a) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.4.5) equal to the aggregate Cash Consideration payable to such holder in respect thereof pursuant to Clause 8.3.1 and the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.3.1 and (b) that number of Holdco Shares into which such holder’s properly surrendered Elan Shares were converted pursuant to Clause 8.3.1. No interest shall be paid or shall accrue for the benefit of holders of the Elan Shares on the Scheme Consideration payable in respect of the Elan Shares.

8.4.3.	Termination of Elan Exchange Fund

Any portion of the Elan Exchange Fund which has not been transferred to the holders of Elan Shares as of the one-year anniversary of the Effective Time shall be delivered to Holdco or its designee, upon demand. Any holder of Elan Shares who has not complied with this Clause 8.4 prior to the one-year anniversary of the Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Scheme Consideration (subject to abandoned property, escheat or other similar applicable Laws).

8.4.4.	No Liability

None of the Bidder Merger Parties, Bidder or Elan or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Scheme Consideration (or dividends or distributions with respect thereto) from the Elan Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

8.4.5.	Withholding

Holdco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of an Elan Share subject to the Scheme such amounts as Holdco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Holdco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

8.5.	Merger

8.5.1.	Completion of Merger. The Merger shall be conditioned only upon the prior consummation and implementation of the Scheme and the Acquisition. On Completion, and in accordance with the MBCA and the DGCL, MergerSub shall be merged with and into the Bidder at the Merger Effective Time. Following the Merger, the separate corporate existence of MergerSub shall cease and the Bidder shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a direct, wholly-owned Subsidiary of Foreign Holdco.

8.5.2.

Merger Effective Time. Subject to the provisions of the Agreement, certificates of merger satisfying the applicable requirements of the MBCA and the DGCL shall be duly executed by the Bidder and MergerSub and as soon as practicable following the Completion shall be filed on the Completion Date with the State of Michigan Department of Licensing and Regulatory Affairs (“LARA”) and the Secretary of State of the State of Delaware, respectively (the “Certificates of Merger”) and the Bidder and MergerSub shall make such other filings or recordings as may be required under the MBCA and the DGCL in order to effect the Merger in the form required by the MBCA and the DGCL and otherwise conforming to the requirements of the MBCA and the DGCL. The Merger shall become effective on the later of the time of the filing of the Certificate of Merger with LARA and the time of the filing of the Certificate of Merger with the Secretary of

State of the State of Delaware, or at such later time as may be designated jointly by the Bidder and Elan and specified in the Certificates of Merger; provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

8.5.3.	Effects of the Merger. At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the MBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate corporate existence of MergerSub shall cease and all the property, rights, privileges, powers and franchises of the Bidder and MergerSub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Bidder and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

8.5.4.	Governing Documents. The articles of incorporation and bylaws of the Surviving Corporation shall be amended as of the Merger Effective Time so as to read in their entirety as the articles of incorporation and bylaws of the Bidder as in effect immediately prior to the Merger Effective Time.

8.5.5.	Officers and Directors. From and after the Merger Effective Time, the officers of the Bidder immediately before the Merger Effective Time shall be the officers of the Surviving Corporation immediately after the Merger Effective Time, and the directors of MergerSub immediately before the Merger Effective Time shall be the directors of the Surviving Corporation immediately after the Merger Effective Time.

8.5.6.	Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(1)	Conversion of Bidder Common Stock. Each Bidder Share (other than Bidder Shares to be cancelled in accordance with 8.5.6(4) below) issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive (x) one Holdco Share plus (y) $0.01 in cash (collectively, the “Merger Consideration”). As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Bidder Shares (the “Bidder Certificates”) and each holder of record of a non-certificated outstanding Bidder Share represented by book entry (“Bidder Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the Bidder Shares represented by such Bidder Certificate or Bidder Book Entry Share (as applicable) immediately prior to the Merger Effective Time to be delivered in accordance with Clause 8.5.7.

(2)	MergerSub Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of MergerSub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one hundred (100) fully paid and nonassessable shares of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and all of which shall be held by Foreign Holdco.

(3)	Cancellation of Holdco Shares. Each Holdco Subscriber Share in existence immediately prior to the Merger Effective Time shall immediately following the Effective Time be acquired by Holdco for nil consideration under the Companies (Amendment) Act 1983.

(4)	Bidder-Owned Shares. Each Bidder Share held by the Bidder as treasury stock or owned by the Bidder immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

8.5.7.	Exchange of Certificates and Book Entry Shares

(1)	Exchange Agent. At the Merger Effective Time, Holdco shall deposit with the Exchange Agent, certificates or, at Holdco’s option, evidence of shares in book entry form, representing all of the Holdco Shares in issue immediately prior to the Merger Effective Time (other than the Holdco Subscriber Shares) and an amount equal to the aggregate cash amount payable to holders of Bidder Shares pursuant to Clause 8.5.6(1). All certificates representing Holdco Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Bidder Exchange Fund”.

(2)	Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, and in any event within four (4) Business Days after the Merger Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Bidder Certificate and to each holder of record of a Bidder Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Clause 8.5.6(1), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Bidder Certificates shall pass, only upon delivery of the Bidder Certificates to the Exchange Agent or, in the case of Bidder Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Bidder Certificates and Bidder Book Entry Shares, as applicable, in exchange for payment and issuance of the Merger Consideration therefor. Upon surrender of Bidder Certificates or Bidder Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Bidder Certificates or Bidder Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (a) that number of Holdco Shares into which such holder’s Bidder Shares represented by such holder’s properly surrendered Bidder Certificates or Bidder Book Entry Shares (as applicable) were converted pursuant to Clause 8.5.6(1), and the Bidder Certificates or Bidder Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (b) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to sub-clause (h) below) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Clause 8.5.7(4) below and the amount of any cash payable in accordance with Clause 8.5.6.(1). No interest shall be paid or shall accrue for the benefit of holders of the Bidder Certificates or Bidder Book Entry Shares on the Merger Consideration payable in respect of the Bidder Certificates or Bidder Book Entry Shares.

(3)	Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Bidder Certificate is registered, it shall be a condition of payment or issuance that the Bidder Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Bidder Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Bidder Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Bidder Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Bidder Certificate the applicable Merger Consideration payable or issuable in respect of the Bidder Shares represented by the Bidder Certificate pursuant to this Clause 8.5.7.

(4)	Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Holdco Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Bidder Certificate or Bidder Book Entry Shares (as applicable) with respect to the Bidder Shares represented thereby until such Bidder Certificate or Bidder Book Entry Shares (as applicable) has been surrendered in accordance with this Clause 8.5.7. Subject to applicable Law and the provisions of this Clause 8.5.7, following surrender of any such Bidder Certificate or Bidder Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, (a) the number of Holdco Shares to which such record holder was entitled pursuant to this Clause 8.5.7 and the amount of any cash payable in accordance with Clause 8.5.6.(1), (b) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (c) at the appropriate payment date, the dividends or other distributions payable with respect to those Holdco Shares with a record date on or after the date of the Merger Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(5)	No Further Ownership Rights in Bidder Shares. Until surrendered as contemplated hereby, each Bidder Certificate or Bidder Book Entry Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Clause 8.5.7, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to the Bidder converted in the Merger. At the Merger Effective Time, the stock transfer books of the Bidder shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Bidder Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Bidder Certificates or Bidder Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Clause 8.5.7.

(6)	Termination of Bidder Exchange Fund. Any portion of the Bidder Exchange Fund which has not been transferred to the holders of Bidder Certificates or Bidder Book Entry Shares (as applicable) as of the one-year anniversary of the Merger Effective Time shall be delivered to Holdco or its designee, upon demand, and the Holdco Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Bidder Certificates or Bidder Book Entry Shares (as applicable) who has not complied with this Clause 8.5.7 prior to the one-year anniversary of the Merger Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(7)	No Liability. None of the Bidder Merger Parties, the Bidder, Elan or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Holdco Shares (or dividends or distributions with respect thereto) from the Bidder Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(8)	Withholding. Holdco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to the Agreement to any Person who was a holder of Bidder Shares immediately prior to the Merger Effective Time such amounts as Holdco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Holdco or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

8.5.8.	Pursuant to Section 252(d) of the DGCL, the Surviving Corporation hereby irrevocably agrees that:

(1)	it may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of MergerSub, as well as for any enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any shareholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL;

(2)	the Secretary of State of Delaware as its agent may accept service of process in any such suit or other proceedings; and

(3)	the Secretary of State should mail a copy of such process to the Surviving Corporation at the following address:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808, New Castle County

and

Todd Kingma

Executive Vice President, General Counsel and Secretary

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

8.6.	Bidder Share Awards

(1)	The Bidder Board or the appropriate committee thereof shall take all action necessary so that:

(a)	Each option to acquire Bidder Shares granted under any Bidder Share Plan (each, a “Bidder Option”) that is outstanding immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, cease to represent an option or other right to acquire Bidder Shares and shall be converted, at the Merger Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Bidder Option, that number of Holdco Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Bidder Shares subject to the Bidder Option immediately prior to the Merger Effective Time and (y) the Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of such Bidder Option immediately prior to the Merger Effective Time divided by (B) the Conversion Ratio; provided, however, that the exercise price and the number of Holdco Shares purchasable pursuant to the Bidder Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further that in the case of any Bidder Option to which Section 422 of the Code applies, the exercise price and the number of Holdco Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. For purposes of this Agreement, “Conversion Ratio” shall mean the sum of (i) 1 plus (ii) the quotient obtained by dividing (x) $0.01 (B) by (y) the Closing Price;

(b)

Each issued and outstanding Bidder Share subject to vesting or other lapse restrictions pursuant to the Bidder Share Plans immediately prior to the Merger Effective Time (each, a “Bidder Restricted Share”) shall, as of the Merger Effective Time, cease to represent a right to acquire a Bidder Share and shall be converted into the right to receive that number of Holdco Shares equal to the product (rounded to the nearest whole number) of (x) the number of Bidder Shares subject to the Bidder Restricted Share immediately prior to the Merger Effective Time and (y) the Conversion Ratio, subject to the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Bidder Restricted Share in respect of which it was issued; and

(c)	Each stock-based award, other than a Bidder Option or Bidder Restricted Share (each, a “Bidder Share-Based Award”), granted under any Bidder Share Plan and outstanding immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, cease to represent an award based on Bidder Shares and shall be converted into an award based on that number of Holdco Shares equal to the product (rounded to the nearest whole number to the extent permissible under Section 409A of the Code) of (x) the number of Bidder Shares covered by such Bidder Share-Based Award and (y) the Conversion Ratio, provided that such converted stock-based right or award shall be subject to the same terms and conditions (including vesting terms) as were applicable to such Bidder Share-Based Award in respect of which it was issued.

(2)	As soon as practicable after the Merger Effective Time, Holdco shall deliver to the holders of Bidder Options, Bidder Restricted Shares and Bidder Share-Based Awards appropriate notices setting forth such holders’ rights pursuant to the Bidder Share Plans, and the agreements evidencing the grants of such Bidder Options, Bidder Restricted Shares and Bidder Share-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Clause 8.6 after giving effect to the Merger and the assumption by Holdco as set forth above.

(3)	Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Bidder Options, Bidder Restricted Shares and Bidder Share-Based Awards assumed by it in accordance with this Clause 8.6. As of the Merger Effective Time Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Bidder Options, Bidder Restricted Shares and Bidder Share-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Bidder Options, Bidder Restricted Shares and Bidder Share-Based Awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Bidder Share Plans assumed pursuant to this Clause 8.5.8 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Bidder Share Plan complied with such rule prior to the Merger.

(4)	Holdco shall take all corporate action necessary to assume the Bidder Share Plans or to adopt share plans having terms substantially identical to the Bidder Shares Plans and covering the Holdco equity awards resulting from the application of this Clause 8.6.

9.	TERMINATION

9.1.	Termination

9.1.1.	This Agreement may be terminated at any time prior to the Effective Time:

(1)	by either Elan or the Bidder if:

(a)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(b)	the Bidder Shareholders Meeting shall have been completed and the Bidder Shareholder Approval shall not have been obtained;

(2)	by either Elan or the Bidder if the Effective Time shall not have occurred by 11:59 p.m., Irish time, on the End Date, provided that the right to terminate this Agreement pursuant to this

Clause 9.1.1(2) shall not be available to a Party whose breach of any provision of this Agreement shall have caused the failure of the Effective Time to have occurred by such time;

(3)	by either Elan or the Bidder if the High Court declines or refuses to sanction the Scheme, unless both Parties agree that the decision of the High Court shall be appealed;

(4)	by either Elan or the Bidder if any Law or injunction enacted, issued, promulgated, enforced or entered by a Relevant Authority shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition or the Merger and such Law or injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Clause 9.1.1(4) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;

(5)	by Elan, if any Bidder Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of Conditions 1, 2, 3 or 5 and (2) is not reasonably capable of being cured by the then applicable End Date or, if curable, is not cured within 30 days following Elan’s delivery of written notice to the Bidder of such breach or failure to perform (which notice shall state Elan’s intention to terminate this Agreement pursuant to this Clause 9.1.1(5) and the basis for such termination);

(6)	by Bidder, if Elan shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a Condition set forth in Conditions 1, 2, 3 or 4 and (2) is not reasonably capable of being cured by the then applicable End Date or, if curable, is not cured within 30 days following the Bidder’s delivery of written notice to Elan of such breach or failure to perform (which notice shall state the Bidder’s intention to terminate this Agreement pursuant to this Clause 9.1.1(6) and the basis for such termination);

(7)	by the Bidder, in the event that an Elan Change of Recommendation shall have occurred;

(8)	by Elan, in the event that a Bidder Change of Recommendation shall have occurred;

(9)	by Elan, pursuant to and in accordance with Clause 5.3.8; or

(10)	by mutual written consent of Elan and the Bidder.

9.1.2.	Termination of this Agreement in accordance with Clause 9.1.1 shall not give rise to any liability of the Parties or MergerSub except as provided in the Expenses Reimbursement Agreement, in the proviso to Clause 9.1.3 or in Clause 9.2. Clause 10 (other than Clauses 10.1 and 10.11) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

9.1.3.	Upon:

(1)	Bidder receiving Bidder Reimbursement Payments up to the Cap (as defined in the Expenses Reimbursement Agreement), Elan shall have no further liability in connection with the termination of this Agreement, whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Bidder or its shareholders; or

(2)	Elan receiving a Reverse Termination Payment, Bidder and the Financing Sources in their capacities as such shall have no further liability in connection with the termination of this Agreement, whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Elan or its shareholders (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 9.1.3(2) and shall be entitled to the protections of the provisions contained in this Clause 9.1.3(2) as if they were a party to this Agreement);

provided, however, that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

9.1.4.	For the avoidance of doubt, termination of this Agreement shall be without prejudice to the provisions of the Expenses Reimbursement Agreement.

9.2.	Certain Effects of Termination

If this Agreement is terminated by Elan pursuant to Clause 9.1.1(8) (it being understood, for the avoidance of doubt, that for the purposes of this Clause 9.2, the provision by the Bidder to Elan of notice or information in connection with a Bidder Alternative Proposal or Bidder Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, constitute a Bidder Change of Recommendation which gives rise to a payment obligation under this Clause) then the Bidder shall pay to Elan US$168,883,686 (One Hundred Sixty Eight Million, Eight Hundred Eighty Three Thousand, Six Hundred Eighty Six US dollars) (the “Reverse Termination Payment”) in cleared, immediately available funds as promptly as possible (but in any event within three (3) Business Days) thereafter.

10.	GENERAL

10.1.	Announcements

Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme, the Merger or this Agreement. The Bidder and Elan shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel). The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form of the Rule 2.5 Announcement. For the avoidance of doubt, the provisions of this Clause 10.1 do not apply to any announcement, document or publication in connection with an Elan Alternative Proposal or Elan Bidder Alternative Proposal, Bidder Superior Proposal or a change in the Scheme Recommendation or Bidder Recommendation or any amendment to the terms of the Scheme proposed by the Bidder that would effect an increase in the Scheme Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2.	Notices

10.2.1.	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(1)	if to Bidder or the Bidder Merger Parties, to:

Perrigo Company

515 Eastern Avenue

Allergan, MI 49010

Fax: +1 (269) 673-1386

Attention: Todd Kingma

with copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Fax: +1 (212) 558 3588

Attention: Matthew G. Hurd and Krishna Veeraraghavan

with another copy to:

Dillon Eustace

33 Sir John Rogerson’s Quay

Dublin 2, Ireland

Fax: +353 1 667 0042

Attention: Lorcan Tiernan

(2)	if to Elan, to:

Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Fax: +353 1 709 4713

Attention: Company Secretary

with copy to: A&L Goodbody

International Financial Services Center

North Wall Quay

Dublin 1, Ireland

Attention: Cian McCourt and Alan Casey

with another copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 0281

Attention: Christopher T. Cox and Gregory P. Patti

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

10.2.2.	Any notice or document shall be deemed to have been served:

(1)	if delivered by overnight delivery or by hand, at the time of delivery; or

(2)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

10.3.	Assignment

No Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other parties hereto, provided that the Bidder may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided that prior consent in writing has been obtained from the Panel in respect of such assignment, but no such assignment shall relieve the Bidder of its obligations hereunder.

10.4.	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

10.5.	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that following approval by the Elan Shareholders or the Bidder

Shareholders there shall be no amendment to the provisions hereof which by Law requires further approval by the Elan Shareholders or the Bidder Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law. Notwithstanding anything to the contrary herein, this Clause 10.5, Clause 10.13.3 and Clause 10.13.4 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Clauses) and the definition of “Elan Material Adverse Effect” may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.5 and shall be entitled to the protections of the provisions contained in this Clause 10.5 as if they were a party to this Agreement).

10.6.	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Expense Reimbursement Agreement, the Disclosure Schedules, and any documents delivered by the Bidder and Elan in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Bidder and Elan with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

10.7.	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8.	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

10.8.1.	affect that right, power or remedy; or

10.8.2.	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9.	Severability

If any term, provision, covenant or condition of this Agreement, the Acquisition or the Merger (including any such term, provision, covenant or condition that is expressly subject to the consent of a Relevant Authority) is held by a court of competent jurisdiction or other Relevant Authority to be invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of this Agreement, the Acquisition or the Merger, as applicable, so as to effect the original intent of the parties as closely as possible in an equitable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law.

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

10.9.1.	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

10.9.2.	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10.	No Partnership and No Agency

10.10.1.	Nothing in this Agreement and no action taken by the parties hereto pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the parties hereto.

10.10.2.	Nothing in this Agreement and no action taken by the parties hereto pursuant to this Agreement shall constitute, or be deemed to constitute, any party hereto the agent of the other parties hereto for any purpose. No party hereto has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other parties hereto to this Agreement.

10.11.	Further Assurance

Without limitation to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Acquisition or the Merger or carry out the purposes of this Agreement.

10.12.	Costs and Expenses

Save for:

10.12.1.	the Panel’s document review fees (which shall be borne and discharged 50% by the Bidder and 50% by Elan);

10.12.2.	the Depositary’s cancellation fees in respect of Elan ADSs (which shall be borne and discharged by the Bidder as provided for in Clause 8.3.2; and

10.12.3.	the costs of, and associated with, the filing, printing, publication and posting of the Form S-4 and any other materials required to be posted to Elan Shareholders or the Bidder Shareholders pursuant to SEC rules or the Takeover Rules, and the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged 50% by the Bidder and 50% by Elan);

each Party and MergerSub shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition, the Merger, and all other transactions contemplated hereby, except as otherwise provided in this Agreement.

10.13.	Governing Law and Jurisdiction

10.13.1.	This Agreement shall be governed by, and construed in accordance with, the Laws of Ireland; provided, however, that the Merger and matters related thereto (and the exercise of, and compliance by the Bidder’s directors with, their fiduciary duties to the Bidder and its shareholders) shall be governed by, and construed in accordance with, the Laws of the State of Michigan.

10.13.2.	Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

10.13.3.

Notwithstanding the provisions of Clause 10.13 of the Agreement, each of the Parties acknowledges and irrevocably agrees (i) that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, the Agreement, any of the transactions contemplated by the Agreement (including the Acquisition and the Merger), the

Financing or the performance of services thereunder or related thereto against any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (v) that any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of Law rules of such state that would result in the application of the Laws of any other state or jurisdiction (other than sections 5-1401 and 5-1402 of the New York General Obligations Law) (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13.3 and shall be entitled to enforce the provisions contained in this Clause 10.13.3 as if they were a party to the Agreement).

10.13.4.	Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of the Agreement or the transactions contemplated by the Agreement (including the Acquisition and the Merger), the Financing, or the performance of services thereunder or related thereto (including any action, proceeding or counterclaim) against any Financing Source in its capacity as such, including but not limited to any Action described in Clause 10.13.3 in any such court described in Clause 10.13.3(i) (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13.4 and shall be entitled to enforce the provisions contained in this Clause 10.13.4 as if they were a party to the Agreement).

10.13.5.	Notwithstanding anything to the contrary contained herein, none of the Elan Parties or their Representatives or shareholders (other than Holdco, if applicable) shall have any rights or claims against any Financing Source in connection with the Agreement, the Scheme, the Acquisition, the Merger, the Financing or the transactions contemplated hereby or thereby whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Acquisition and the Merger, the foregoing will not limit the rights of the parties to the Financing under any commitment letter related thereto (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13.5 and shall be entitled to enforce the provisions contained in this Clause 10.13.5 as if they were a party to the Agreement).

10.13.6.	Except:

(1)	as provided in Clause 7.3 of the Agreement;

(2)	as provided in Clause 7.8 of the Agreement;

(3)	as provided in Clause 9.1.3(2) of the Agreement;

(4)	as provided in Clause 10.5 of the Agreement;

(5)	as provided in Clauses 10.13.3, 10.13.4 and 10.13.5;

the Agreement is not intended to confer upon any person other than Elan and the Bidder any rights or remedies under or by reason of the Agreement (provided, however, that the Bidder shall be entitled to enforce the terms and conditions of the Agreement on behalf of Holdco).

SCHEDULE 1

ELAN CONDUCT

At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by applicable Law, or as expressly contemplated or permitted elsewhere in this Agreement, or with the prior written consent of the Bidder, Elan undertakes to and covenants with the Bidder that it:

1.	shall not, and shall not permit any of its Subsidiaries to, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Elan or its Subsidiaries);

2.	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue, or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital;

3.	shall not, and shall not permit any of its Subsidiaries to (A) grant any Elan Options, Elan Share Awards or any other equity-based awards, (B) increase the compensation or other benefits payable or provided to Elan’s current or former directors, officers or employees, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Elan, (D) terminate the employment of any Elan employees classified as “Band III” or above (including, but not limited to, any senior contributors or scientists other than for cause, (E) amend any performance targets with respect to any outstanding bonus or equity awards, (F) amend the funding obligation or contribution rate of any Elan Benefit Plan or change any underlying assumptions to calculate benefits payable under any Elan Benefit Plan, (G) establish, adopt, enter into, amend or terminate an Elan Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, (H) forgive any loans to any director, officer or employee of Elan or (I) make available to any Elan Employee an offering period under the Elan Corporation, plc Employee Equity Purchase Plan (except, in the case of each of sub-clauses (A) through (I) of this Section 3, as otherwise permitted pursuant to this Section 3 or as required by existing written agreements in effect as of the date of this Agreement or as otherwise required by applicable Law);

4.	shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS, US GAAP, applicable Law or SEC policy;

5.	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in, or portion of the assets of, any person or any business or division thereof (except for such acquisitions with a purchase price or value not exceeding, individually or in the aggregate, $10 million), or any mergers, consolidations, restructurings, reorganizations, liquidations or business combinations, except in respect of any mergers, consolidations or business combinations among Elan and its wholly owned Subsidiaries or among Elan’s wholly owned Subsidiaries (unless such transaction would reasonably be expected to have material adverse Tax consequences with respect to the transactions contemplated by this Agreement);

6.	shall not amend the Elan Memorandum and Articles of Association as in effect as of the date hereof or permit any of its Subsidiaries to adopt any amendments to its Organisational Documents;

7.

shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Elan or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise un-exercisable Elan Option under any of the Employee

Share Plans (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Elan Ordinary Shares in respect of any exercise of Elan Options or the vesting or settlement of Elan Share Awards outstanding on the date hereof pursuant to the Employee Share Plans as set forth in Section 6.1.2(2) of the Elan Disclosure Schedule, (B) withholding of Elan Shares to satisfy Tax obligations pertaining to the exercise of Elan Options or the vesting or settlement of Elan Share Awards or to satisfy the exercise price with respect to options or to effectuate an optionee direction upon exercise, and (C) transactions among Elan and its wholly owned Subsidiaries or among Elan’s wholly owned Subsidiaries (unless such transaction would reasonably be expected to have material adverse Tax consequences with respect to the transactions contemplated by this Agreement);

8.	shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Elan Shares pursuant to the Employee Share Plans in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto and (B) transactions among Elan and its wholly owned Subsidiaries or among Elan’s wholly owned Subsidiaries (unless such transaction would reasonably be expected to have material adverse Tax consequences with respect to the transactions contemplated by this Agreement);

9.	shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Elan and its wholly owned Subsidiaries or among Elan’s wholly owned Subsidiaries (unless such transaction would reasonably be expected to have material adverse Tax consequences with respect to the transactions contemplated by this Agreement), (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Elan or any of its Subsidiaries, on terms substantially consistent with or more beneficial than the indebtedness being replaced, and (C) guarantees by Elan of indebtedness for borrowed money of Subsidiaries of Elan or guarantees by Elan’s Subsidiaries of indebtedness for borrowed money of Elan or any Subsidiary of Elan, which indebtedness is incurred in compliance with this Section 9; provided that nothing contained herein shall prohibit Elan and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

10.	shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person, except (unless such transaction would reasonably be expected to have material adverse Tax consequences with respect to the transactions contemplated by this Agreement) for loans among Elan and its wholly owned Subsidiaries or among Elan’s wholly owned Subsidiaries;

11.	shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien, any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) pursuant to existing agreements in effect that are set forth on Section 5.1.2(11) of the Elan Disclosure Schedule and have been furnished to the Bidder prior to the execution of this Agreement (excluding, for the avoidance of doubt, the TYSABRI Agreement), (B) in the case of liens, as required in connection with any indebtedness permitted to be incurred pursuant to Section 9 of this Schedule, (unless such transaction would reasonably be expected to have material adverse Tax consequences with respect to the transactions contemplated by this Agreement) for transactions among Elan and its wholly owned Subsidiaries or among Elan’s wholly owned Subsidiaries;

12.

shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending by or against Elan or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings where any such compromise or settlement that (x) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, $10 million and (y) does not impose any injunctive relief on Elan and its Subsidiaries, or otherwise as required by applicable Law or any judgment by a court of competent jurisdiction; provided that this Clause 12 shall not apply to any shareholder litigation shareholder against Elan or its directors or executive officers relating to the transactions contemplated by the Agreement or the Expenses Reimbursement Agreement, which shall be governed by Clause 7.12 of the Agreement);

13.	shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any method of Tax accounting, file any amended Tax return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material amount of Tax refund;

14.	shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of $10 million in the aggregate, except as set forth in Section 5.1.2(14) of the Elan Disclosure Schedule;

15.	except in the ordinary course of business consistent with past practice (provided that such exception shall not apply to any action taken with respect to the TYSABRI Agreement), shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be an Elan Material Contract, or materially modify, materially amend or terminate any Elan Material Contract or waive, release or assign any material rights or claims thereunder;

16.	shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Elan and its wholly owned Subsidiaries or among Elan’s wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have Tax consequences to Elan or any of its Subsidiaries or otherwise have effects upon the Elan Group that are material and adverse;

17.	shall ensure that Elan and each of its Subsidiaries shall remain solvent and able to pay its debts as they fall due at all times; and

18.	shall ensure that Elan and each of its Subsidiaries will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Elan to (i) pay any dividends or make any distributions on its capital stock (or with respect to any other interest or participation in, or measured by, its profits) to Elan or any of its Subsidiaries, (ii) make loans or advances to Elan or any of its Subsidiaries, or (iii) transfer any of its property or assets to Elan or any of its Subsidiaries.

SCHEDULE 2

BIDDER CONDUCT

At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by applicable Law, or as expressly contemplated or permitted elsewhere in this Agreement, or with the prior written consent of Elan, the Bidder undertakes to and covenants with Elan that it:

1.	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Bidder or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Subsidiaries and cash dividends made in the ordinary course consistent with past practice;

2.	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its issued capital stock, or issue or sell (or authorise any of the foregoing) any capital stock (or other securities in respect of, in lieu of, in substitution for, convertible or exchangeable into, or exercisable for capital stock), other than (A) issuances of Bidder Shares in respect of any exercise of Bidder Options or the vesting or settlement of Bidder Restricted Shares or Bidder Share-Based Awards outstanding on the date hereof pursuant to the Bidder Share Plans as set forth in Section 6.2.2(2) of the Elan Disclosure Schedule, (B) grants of Bidder Options, Bidder Restricted Shares and Bidder Share-Based Awards in the ordinary course of business consistent with past practice, (C) withholding of Bidder Shares to satisfy Tax obligations pertaining to the exercise of options or the vesting or settlement of share awards or to satisfy the exercise price with respect to options or to effectuate an optionee direction upon exercise, and (D) transactions by a wholly owned Subsidiary of the Bidder which remains a wholly owned Subsidiary after consummation of such transaction;

3.	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Acquisition);

4.	shall not amend the Bidder Organisational Documents or permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents, in each case, in any manner that would materially delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement;

5.	shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in the Bidder or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Bidder Option under any existing Bidder Share Plans (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Bidder Shares in respect of any exercise of Bidder Options or the vesting or settlement of Bidder Restricted Shares or Bidder Share-Based Awards outstanding on the date hereof or as may be granted after the date hereof in accordance with this Clause 5, (B) grants of Bidder Options, Bidder Restricted Shares and Bidder Share-Based Awards in the ordinary course of business consistent with past practice, (C) withholding of Bidder Shares to satisfy Tax obligations pertaining to the exercise of Bidder Options or the vesting or settlement of Bidder Restricted Shares or Bidder Share-Based Awards or to satisfy the exercise price with respect to Bidder Options or to effectuate an optionee direction upon exercise; and (D) transactions among the Bidder and its wholly owned Subsidiaries or among the Bidder’s wholly owned Subsidiaries; and

6.	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

ELAN CORPORATION, PLC

/s/ William Daniel
Signature

William Daniel
Print Name Title: EVP, Company Secretary

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

PERRIGO COMPANY

/s/ Joseph C. Papa
Signature

Joseph C. Papa
Print Name Title: President and Chief Executive Officer

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

LEOPARD COMPANY

/s/ Todd W. Kingma
Signature

Todd W. Kingma
Print Name Title: President

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

HABSONT LIMITED

/s/ Judy L. Brown
Signature

Judy L. Brown
Print Name Title: Director

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

BLISFONT LIMITED

/s/ Judy L. Brown
Signature

Judy L. Brown
Print Name Title: Director

[Signature Page to Transaction Agreement]

Annex B

Appendix I

Conditions of the Acquisition and the Scheme

Part A

The Acquisition and Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the Exchange Act and the rules and regulations of NYSE and are subject to the terms and conditions set out in this document. The Acquisition and Scheme are governed by the Laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland, which exclusivity shall not limit the right to seek provisional or protective relief in the courts of another country after any substantive proceedings have been instituted in Ireland, nor shall it limit the right to bring enforcement proceedings in another country pursuant to an Irish judgment. For the purposes of this Appendix I, capitalised terms shall have the meanings set forth in Appendix III, save where otherwise defined herein.

The Acquisition and Scheme will be subject to the following conditions:

1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than 29 April 2014, which may be extended pursuant to the Transaction Agreement (the “End Date”) (or such earlier date as may be required by the Panel, or such later date as Perrigo and Elan may, with the consent of the Panel (if required), agree and the High Court may allow (if required)).

2.	The Scheme will be conditional upon:

2.1.	the approval of the Scheme by a majority in number representing three-fourths or more in value of the holders of Elan Shares at the Voting Record Time, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting);

2.2.	such resolutions to be proposed at the Elan Extraordinary General Meeting for the purposes of approving and implementing the Scheme, reducing the capital of Elan, making the necessary amendments to the Elan Memorandum and Articles of Association to make all shares in issue, and to be issued, subject to the terms of the Scheme, and set out in the notice convening the Elan Extraordinary General Meeting, being duly passed by the requisite majority at the Elan Extraordinary General Meeting (or at any adjournment of such meeting);

2.3.	the sanction (with or without modification) of the Scheme and the confirmation of the reduction of capital involved therein by the High Court; and

2.4.	office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction, being delivered for registration to the Registrar of Companies and registration of the Court Order and the minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.	Elan and Perrigo have agreed that, subject to paragraph 6 of this Appendix I, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the sanction of the Scheme by the High Court pursuant to Section 201 of the Act (the “Sanction Date”):

3.1.	the adoption of the Transaction Agreement by holders of a majority of the outstanding Perrigo Shares as required by the Michigan Business Corporation Act, as amended;

3.2.	each of the NYSE and TASE shall have authorised, and not withdrawn such authorisation, for listing all of the Holdco Shares comprising the Share Consideration and the Merger Consideration, in each case subject to satisfaction of any conditions to which such authorisation is expressed to be subject;

3.3.	to the extent that Part 3 of the Competition Act is applicable to the Acquisition or its implementation:

3.3.1.	the Competition Authority, in accordance with Section 21(2)(a) of the Competition Act, having informed Perrigo that the Acquisition may be put into effect; or

3.3.2.	the period specified in Section 21(2) of the Competition Act having elapsed without the Competition Authority having informed Perrigo of the determination (if any) which it has made under Section 21(2) the Competition Act; or

3.3.3.	the Competition Authority, in accordance with Section 22(4)(a) of the Competition Act, having furnished to Perrigo a copy of its determination (if any), in accordance with Section 22(3)(a) of the Competition Act, that the Acquisition may be put into effect; or

3.3.4.	the Competition Authority, in accordance with Section 22(4)(a) of the Competition Act, having furnished to Perrigo and Elan a copy of its determination (if any), in accordance with Section 22(3)(c) of the Competition Act, that the Acquisition may be put into effect subject to conditions specified by the Competition Authority being complied with and such conditions being acceptable to Perrigo; or

3.3.5.	the period of four months after the appropriate date (as defined in Section 19(6) of the Competition Act) having elapsed without the Competition Authority having made a determination under Section 22(3) the Competition Act in relation to the Acquisition;

3.4.	to the extent applicable to the Acquisition or its implementation and/or the Merger or its consummation, all notifications and filings, where necessary, having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations thereunder having been terminated or having expired (in each case in connection with the Acquisition and/or the Merger by any applicable person);

3.5.	all required regulatory Clearances shall have been obtained and remain in full force and effect and applicable waiting periods shall have expired, lapsed or terminated (as appropriate), in each case in connection with the Acquisition and/or the Merger, under applicable antitrust, competition or foreign investment Law of any jurisdiction in which Elan or Perrigo conducts its operations that asserts jurisdiction over the Transaction Agreement, the Acquisition, the Scheme and/or the Merger, if the failure to obtain such Clearances in such jurisdictions would reasonably be expected to be material to New Perrigo (following consummation of the Acquisition and the Merger);

3.6.	no Third Party or Relevant Authority having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any such action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision or order and there not continuing to be outstanding any statute, regulation, decision or order or having withheld any consent or having taken or having decided to do or take any other steps which would or is reasonably likely to:

3.6.1.	make the Acquisition, its implementation or the acquisition of any Elan Shares or any of the assets of Elan by any member of the Wider Perrigo Group, or the Merger or its consummation, void unenforceable or illegal under the Laws of any jurisdiction or otherwise directly or indirectly materially restrain, revoke, restrict, prohibit, delay or otherwise interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise challenge or require material amendment of the Acquisition, or the Merger;

3.6.2.	require, prevent or delay the divestiture or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Perrigo Group or by any member of the Wider Elan Group of all or any part of their respective businesses, assets or properties or impose any limitation on their ability to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof, which in any such case is material and adverse in the context of (as the case may be) the Wider Perrigo Group or the Wider Elan Group taken as a whole;

3.6.3.	impose any limitation on, or result in a material delay in, the ability of any member of the Wider Perrigo Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in Elan or on the ability of any member of the Wider Elan Group or any member of the Wider Perrigo Group to hold or exercise effectively any rights of ownership of shares or other securities in or to exercise management control over any member of the Wider Elan Group, which in any such case is material in the context of the Wider Elan Group taken as a whole;

3.6.4.	require, prevent or delay a divestiture, by any member of the Wider Perrigo Group of any Elan Shares or other securities (or the equivalent) in Elan;

3.6.5.	result in any member of the Wider Elan Group ceasing to be able to carry on business under any name which it presently does so the effect of which is material in the context of the Wider Elan Group taken as a whole;

3.6.6.	impose any material limitation on the ability of any member of the Wider Perrigo Group or any member of the Wider Elan Group to integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Perrigo Group and/or the Wider Elan Group which is adverse to and material in the context of the Wider Elan Group taken as a whole; or

3.6.7.	otherwise affect the business, assets or profits of any member of the Wider Perrigo Group or any member of the Wider Elan Group in a manner which is adverse to and material in the context of the Wider Perrigo Group taken as a whole or the Wider Elan Group taken as a whole (as the case may be);

and all applicable waiting and other time periods during which any such Third Party could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene under the Laws of any jurisdiction in respect of the Acquisition, the Scheme, the Merger or the proposed acquisition of any Elan Shares having expired, lapsed, or been terminated;

3.7.	no court or other Relevant Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, restraint or prohibition (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Acquisition, the Scheme, the Merger or the other transactions contemplated by the Transaction Agreement;

3.8.	the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending its effectiveness, and no proceedings seeking any such stop order shall have been initiated or be threatened by the SEC;

3.9.	all Authorisations necessary or reasonably deemed appropriate by Perrigo in any jurisdiction for or in respect of the Acquisition, the Merger, or the acquisition or the proposed acquisition of any shares or other securities in, or control of, Elan by any member of the Wider Perrigo Group having been obtained on terms and conditions and in a form reasonably satisfactory to Perrigo from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Elan Group or the Wider Perrigo Group has entered into contractual arrangements and all such Authorisations necessary or reasonably deemed appropriate by Perrigo to carry on the business of any member of the Wider Elan Group or Wider Perrigo Group in any jurisdiction having been obtained, in each case where a failure to make such notification or filing or to wait for the expiry, termination or lapsing of any such waiting period or to comply with such obligation or obtain such Authorisation would reasonably be expected to be material and adverse to the Wider Elan Group taken as a whole, or the Wider Perrigo Group, taken as a whole and all such Authorisations remaining in full force and effect at the Effective Date and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations; and

3.10.	The Transaction Agreement shall not have been terminated in accordance with its terms.

4.	Perrigo and Elan have agreed that, subject to paragraph 6 of this Appendix I, the Perrigo’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Perrigo) on or before the Completion Date:

(a)

(i)	The representations and warranties of Elan set forth in the Transaction Agreement which are identified in Appendix I, Part B, Section 1 (Section 6.1.2 (Capital), Section 6.1.7 (Absence of Certain Changes or Events), Section 6.1.15 (Investment Company), Section 6.1.16 (TYSABRI Agreement), and Section 6.1.24 (Finders or Brokers)) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date and the representations and warranties of Elan set forth in the Transaction Agreement which are identified in Appendix I, Part B, Section 2 (Section 6.1.3 (Corporate Authority Relative to this Agreement; No Violation)) shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date (the representations and warranties referred to in this sub-clause (i), the “Specified Elan Representations”),

(ii)	the representations and warranties of Elan set forth in the Transaction Agreement (other than the Specified Elan Representations) which are qualified by an Elan Material Adverse Effect qualification and which are identified in Appendix I, Part B, Section 3 (Section 6.1.1 (Qualification, Organisation, Subsidiaries, etc.), Section 6.1.6 (No Undisclosed Liabilities), Section 6.1.8(2) and (5) (Employee Benefits Plan), Section 6.1.9 (Investigations; Litigation), Section 6.1.11 (Tax Matters), Section 6.1.12 (Intellectual Property), Section 6.1.13(2) (Material Contracts), Section 6.1.18(1)-(4) (Compliance with Law), Section 6.1.19 (Environmental Laws and Regulations), 6.1.20(1) (Labour Matters), Section 6.1.21(2) (Real Property) and Section 6.1.23 (Insurance)) shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date, and

(iii)	the representations and warranties of Elan set forth in the Transaction Agreement (other than the Specified Elan Representations) which are not qualified by an Elan Material Adverse Effect qualification and which are identified in Appendix I, Part B, Section 4 (Section 6.1.4 (Reports and Financial Statements), Section 6.1.5 (Internal Controls and Procedures), Section 6.1.8(1), (3), (4), (6) and (7) (Employee Benefits Plans), Section 6.1.10 (Information Provided), Section 6.1.13(1) (Material Contracts), Section 6.1.14 (Opinion of Financial Advisor), Section 6.1.17 (Other Financial Information), Section 6.1.18(5)-(10) (Compliance with Law), Section 6.1.20(2) (Labour Matters), Section 6.1.21(1) (Real Property), Section 6.1.22 (Required Vote of Elan Shareholders), Section 6.1.25 (FCPA and Anti-Corruption), Section 6.1.26 (Takeover Statutes) and Section 6.1.27 (No Other Representations)) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect;

provided that with respect to sub-clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in sub-clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	Elan shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by it prior to the Completion Date; and

(c)	Elan shall have delivered to Perrigo a certificate, dated as of the Completion Date and signed by an executive officer of Elan, certifying on behalf of Elan to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.	Perrigo and Elan have agreed that, subject to paragraph 6 of this Appendix I, Elan’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Elan) on or before the Completion Date:

(a)

(i)	The representations and warranties of Perrigo set forth in the Transaction Agreement which are identified in Appendix I, Part C, Section 1 (Section 6.2.2 (Capital) and Section 6.2.7 (Absence of Certain Changes or Events)) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date and the representations and warranties of Perrigo set forth in the Transaction Agreement which are identified in Appendix I, Part C, Section 2 (Section 6.2.3 (Corporate Authority Relative to this Agreement; No Violation)) shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date (the representations and warranties referred to in this sub-clause (i), the “Specified Perrigo Representations”),

(ii)	the representations and warranties of Perrigo set forth in the Transaction Agreement (other than the Specified Perrigo Representations) which are qualified by a Perrigo Material Adverse Effect qualification and which are identified in Appendix I, Part C, Section 3 (Section 6.2.1 (Qualification, Organisation, Subsidiaries, etc.), Section 6.2.6 (No Undisclosed Liabilities), Section 6.2.9 (Investigations; Litigation), 6.2.11 (Tax Matters), Section 6.2.12 (Intellectual Property), Section 6.2.13(2) (Material Contracts) and Section 6.2.15 (Compliance with Law)) shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date, and

(iii)	the representations and warranties of Perrigo set forth in the Transaction Agreement (other than the Specified Perrigo Representations) which are not qualified by a Perrigo Material Adverse Effect qualification and which are identified in Appendix I, Part C, Section 4 (Section 6.2.4 (Reports and Financial Statements), Section 6.2.5 (Internal Controls and Procedures), Section 6.2.8 (Employee Benefits Plans), Section 6.2.10 (Information Provided), Section 6.2.13(1) (Material Contracts), Section 6.2.14 (Acting in Concert), Section 6.2.16 (Opinion of Financial Advisor), Section 6.2.17 (Required Vote of Bidder Shareholders) and Section 6.2.18 (No Other Representations)) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Perrigo Material Adverse Effect;

provided that with respect to sub-clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in sub-clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	Perrigo shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by it prior to the Completion Date; and

(c)	Perrigo shall have delivered to Elan a certificate, dated as of the Completion Date and signed by an executive officer of Perrigo, certifying on behalf of Perrigo to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

6.1.	Perrigo and Elan reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in Section 3 of this Appendix I (provided that both Parties agree to any such waiver; provided further that, notwithstanding the foregoing, Perrigo may, after consulting in good faith with Elan, waive the conditions in paragraphs 3.6, 3.7 and/or 3.10, in whole or in part, at its sole discretion and such determination shall be binding upon Elan and Perrigo);

6.2.	Perrigo reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of conditions in Section 4 of this Appendix I; and

6.3.	Elan reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in Section 5 of this Appendix I.

7.	As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

8.	The Scheme will lapse if it is not effective on or prior to the End Date.

9.	Subject to the consent of the Panel, Perrigo reserves the right to effect the Acquisition by way of a takeover offer. In such event, such offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. of the nominal value and voting rights of the Elan Shares to which such an offer relates and which are not already in the beneficial ownership of Perrigo within the meaning of the Takeover Rules (but capable of waiver on a basis consistent with Rule 10 of the Takeover Rules)), so far as applicable, as those which would apply to the Scheme.

10.	If Perrigo is required by the Panel to make an offer for Elan Shares under the provisions of Rule 9 of the Takeover Rules, then Perrigo shall make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

APPENDIX I

Part B

Section 1

Transaction Agreement Section Reference
Section 6.1.2 (Capital)
Section 6.1.7 (Absence of Certain Changes or Events)
Section 6.1.15 (Investment Company)
Section 6.1.16 (TYSABRI Agreement)
Section 6.1.24 (Finders or Brokers)

Section 2

Transaction Agreement Section Reference
Section 6.1.3 (Corporate Authority Relative to this Agreement; No Violation

Section 3

Transaction Agreement Section Reference
Section 6.1.1 (Qualification, Organisation, Subsidiaries, etc.)
Section 6.1.6 (No Undisclosed Liabilities)
Section 6.1.8(2) and (5) (Employee Benefits Plan)
Section 6.1.9 (Investigations; Litigation)
Section 6.1.11 (Tax Matters)
Section 6.1.12 (Intellectual Property)
Section 6.1.13(2) (Material Contracts)
Section 6.1.18(1)-(4) (Compliance with Law)
Section 6.1.19 (Environmental Laws and Regulations)
6.1.20(1) (Labour Matters)
Section 6.1.21(2) (Real Property)
Section 6.1.23 (Insurance)

Section 4

Transaction Agreement Section Reference
Section 6.1.4 (Reports and Financial Statements)
Section 6.1.5 (Internal Controls and Procedures)
Section 6.1.8(1), (3), (4), (6) and (7) (Employee Benefits Plans)
Section 6.1.10 (Information Provided)
Section 6.1.13(1) (Material Contracts)
Section 6.1.14 (Opinion of Financial Advisor)
Section 6.1.17 (Other Financial Information)
Section 6.1.18(5)-(10) (Compliance with Law)
Section 6.1.20(2) (Labour Matters)
Section 6.1.21(1) (Real Property)
Section 6.1.22 (Required Vote of Elan Shareholders)
Section 6.1.25 (FCPA and Anti-Corruption)
Section 6.1.26 (Takeover Statutes)
Section 6.1.27 (No Other Representations)

APPENDIX I

Part C

Section 1

Transaction Agreement Section Reference
Section 6.2.2 (Capital)
Section 6.2.7 (Absence of Certain Changes or Events)

Section 2

Transaction Agreement Section Reference
Section 6.2.3 (Corporate Authority Relative to this Agreement; No Violation)

Section 3

Transaction Agreement Section Reference
Section 6.2.1 (Qualification, Organisation, Subsidiaries, etc.)
Section 6.2.6 (No Undisclosed Liabilities)
Section 6.2.9 (Investigations; Litigation)
6.2.11 (Tax Matters)
Section 6.2.12 (Intellectual Property)
Section 6.2.13(2) (Material Contracts)
Section 6.2.15 (Compliance with Law)

Section 4

Transaction Agreement Section Reference
Section 6.2.4 (Reports and Financial Statements)
Section 6.2.5 (Internal Controls and Procedures)
Section 6.2.8 (Employee Benefits Plans)
Section 6.2.10 (Information Provided)
Section 6.2.13(1) (Material Contracts)
Section 6.2.14 (Acting in Concert)
Section 6.2.16 (Opinion of Financial Advisor)
Section 6.2.17 (Required Vote of Bidder Shareholders)
Section 6.2.18 (No Other Representations)

Annex C

EXECUTION VERSION

Dated 28 July 2013

ELAN CORPORATION, PLC

and

PERRIGO COMPANY

EXPENSES REIMBURSEMENT AGREEMENT

A&L Goodbody

THIS AGREEMENT is made as a deed on 28 July, 2013 BETWEEN:

(1)	ELAN CORPORATION, PLC, a public limited company incorporated in Ireland (registered number 30356), with registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland (hereinafter called “Elan”); and

(2)	PERRIGO COMPANY, a Michigan corporation (hereinafter called “the Bidder”).

RECITALS:

1.	The Bidder has agreed to make a proposal to acquire Elan on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement. Elan has agreed to reimburse certain third party costs and expenses incurred and to be incurred by the Bidder, for the purposes of, in preparation for, or in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances.

2.	This Agreement (the “Agreement”) sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by Elan of certain expenses incurred and to be incurred by the Bidder for the purposes of, in preparation for, or in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1.	In this Agreement (including in the Recitals), the following expressions shall have the following meaning:

“Acquisition”, the proposed acquisition by the Bidder of Elan by means of the Scheme or a takeover offer (and any such Scheme or takeover offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or such takeover offer) (including the issuance and payment by the Bidder of the aggregate cash and share consideration pursuant to the Scheme or such takeover offer), to be described in the Rule 2.5 Announcement and provided for in the Transaction Agreement;

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Takeover Panel Act;

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;xx

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Bidder”, shall have the meaning given to that term in the Preamble;

“Bidder Payment Events”, shall have the meaning given to that term in Clause 3.2;

“Bidder Reimbursement Payments”, shall have the meaning given to that term in Clause 3.1;

“Blisfont Limited” a company incorporated in Ireland (registered number 529592), with registered address 33 Sir John Rogerson’s Quay, Dublin 2, Ireland

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the County of New York are authorised or required by law or executive order to be closed;

“Cap”, shall have the meaning given to that term in Clause 3.1;

“Confidentiality Agreement”, the confidentiality agreement between Elan and the Bidder dated 21 June, 2013, as amended from time to time;

“Court Meeting”, the meeting or meetings of the Elan Shareholders (and any adjournment thereof) convened by order of the High Court of Ireland pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“EGM Resolutions”, resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Elan and changes to the Elan Memorandum of Association and Articles of Association and such other matters as Elan reasonably determines to be necessary for the purposes of implementing the Acquisition as have been approved by the Bidder (such approval not to be unreasonably withheld, conditioned or delayed);

“Elan”, shall have the meaning given to that term in the Preamble;

“Elan ADS”, American Depositary Shares each representing one Elan Ordinary Share and which are admitted to trading on the New York Stock Exchange;

“Elan Alternative Proposal”, any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by the Bidder or any of its Associates or any person Acting in Concert with the Bidder pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Elan by Scheme of Arrangement or takeover offer or business combination transaction; (ii) the acquisition lease or licence by any person of any assets (including equity securities of Subsidiaries of Elan) in businesses that constitute or contribute 25% or more of Elan’s and its Subsidiaries’ consolidated revenues, net income or assets and measured by; in the case of assets; either book value or fair market value; (iii) the acquisition, by any person including any person acting in concert with such person (or the stockholders of any such person) of 25% or more of the outstanding Elan Shares; or (iv) any merger, business combination, consolidation, share exchange, takeover, Scheme of Arrangement, recapitalization or similar transaction involving Elan as a result of which the holders of Elan Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof;

“Elan Board”, the board of directors of Elan;

“Elan Ordinary Shares”, the ordinary shares of €0.05 each in the capital of Elan;

“Elan Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Elan Shareholders representing three-fourths (75 per cent.) or more in value of the Elan Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Elan Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Elan Shareholders”, the holders of Elan Shares;

“Elan Shares”, Elan Ordinary Shares and Elan ADSs;

“Elan Superior Proposal”, an unsolicited written bona fide Elan Alternative Proposal made by any person that the Elan Board determines in good faith (after consultation with Elan’s financial advisors and outside legal counsel) is (i) likely to be consummated in accordance with the terms; (ii) more favourable from a financial point of view to the Elan Shareholders than the transactions contemplated by the Transaction Agreement, taking into account any revisions to the terms of the transactions contemplated by the Transaction Agreement proposed by the Bidder in respect of such Elan Alternative Proposal in accordance with Clause 5.3.5 and/or 5.3.8 of the Transaction Agreement; and (iii) fully financed in each case, taking into account the person making the Elan Alternative Proposal and financial, regulatory, legal and other aspects of such proposal (it being understood that, for purposes of the definition of “Elan Superior Proposal”, references to “25%” and “75%” in the definition of Elan Alternative Proposal shall be deemed to refer to “80%” and “20%” respectively);

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Elan Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Habsont Limited” a company incorporated in Ireland (registered number,529994), with registered address 33 Sir John Rogerson’s Quay, Dublin 2, Ireland;

“Irrecoverable VAT”, in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act (and “recoverable VAT” shall be construed accordingly);

“Leopard Company” a Delaware corporation;

“Panel”, the Irish Takeover Panel;

“Parties”, Elan and the Bidder and “Party” shall mean any one of them (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the United States Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court of Ireland and the U.S. Securities and Exchange Commission;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Scheme” or “Scheme of Arrangement”, the proposed Scheme of Arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to the Transaction Agreement, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Recommendation”, the recommendation of the Elan Board that Elan Shareholders vote in favour of the Resolutions;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Tax Authority”, any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to taxes;

“Transaction Agreement”, the transaction agreement dated 28 July, 2013 by and among Elan, the Bidder, Leopard Company, Habsont Limited and Blisfont Limited;

“VAT”, any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

“VAT Group”, a group of bodies corporate treated as members of a group registration made pursuant to Section 15 of the Value Added Tax Consolidation Act 2010.

1.2.	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3.	Captions

The headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction thereof.

1.4.	Time

In this Agreement, references to time are to Irish times unless otherwise specified.

2.	Pre-Condition

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been publicly issued.

3.	Reimbursement

3.1.

Subject to and in consideration of the Bidder announcing a firm intention to make the Acquisition pursuant to the Rule 2.5 Announcement and subject to the provisions of this Agreement, Elan agrees to pay to the Bidder, if any Bidder Payment Event occurs, an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by the Bidder, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including, but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process (the payments provided for in this Clause 3.1, the “Bidder Reimbursement Payments”); provided that the gross amount payable to the Bidder pursuant to this Agreement shall not, in any event, exceed such sum as is equal to US$84,441,843 (Eighty four million, four hundred forty-one thousand, eight hundred forty-three), being 1% of the total value attributable to the entire issued share capital of Elan that is the subject of the Acquisition (but excluding, for the avoidance of doubt, any interest in such share capital of Elan held by the Bidder or any Associate of the Bidder) as set out in the Rule 2.5 Announcement (the “Cap”). The amount of third party costs and expenses to be taken into account for the purposes of the calculation of Bidder Reimbursement Payments and which therefore could be payable by Elan to the Bidder under this Clause 3.1 will exclude any amounts in respect of VAT incurred by the Bidder attributable to such third party costs and expenses to the extent that such amounts in respect of VAT are recoverable or creditable by the Bidder (or any member of the VAT Group of which the Bidder is a member).

3.2.	The “Bidder Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(a)	the Transaction Agreement is terminated:

(i)	by the Bidder for the reason that the Elan Board or any committee thereof (A) withdraws, withholds, or qualifies or modifies in a manner adverse to the Bidder, or proposes publicly to withdraw; withdrawn, qualify or modify in a manner adverse to the Bidder; the Scheme Recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Elan Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Elan to the Bidder of notice or information in connection with an Elan Alternative Proposal or an Elan Superior Proposal, as required or expressly permitted by the Transaction Agreement, shall not, in and of itself, satisfy this Clause 3.2(a)(i)); or

(ii)	by Elan, at any time prior to obtaining Elan Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for an Elan Superior Proposal; or

(b)	all of the following occur:

(i)	prior to the Court Meeting, an Elan Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Elan Alternative Proposal and, in each case, not publicly withdrawn without qualification at least three Business Days before the date of the Court Meeting (it being understood that, for purposes of this Clause 3.2(b)(i) and Clause 3.2(b)(iii) below, references to “25%” and “75%” in the definition of Elan Alternative Proposal shall be deemed to refer to “80%” and “20%”, respectively); and

(ii)	the Transaction Agreement is terminated by either Elan or the Bidder for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; and

(iii)	either (A) an Elan Alternative Proposal is consummated within twelve months or (B) a definitive agreement providing for an Elan Alternative Proposal is entered into within twelve months after such termination (regardless of whether such Elan Alternative Proposal is the same Elan Alternative Proposal referred to in Clause 3.2(b)(i)) and such Elan Alternative Proposal is consummated, or

(c)	all of the following occur:

(i)

prior to the Court Meeting, an Elan Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Elan Alternative Proposal and, in each case, not publicly withdrawn without qualification at the time the

Transaction Agreement is terminated under the circumstances specified in Clause 3.2(c)(ii) (it being understood that, for purposes of this Clause 3.2(c)(i) and Clause 3.2(c)(iii) below, references to “25%” and “75%” in the definition of Elan Alternative Proposal shall be deemed to refer to “80%” and “20%” respectively); and

(ii)	the Transaction Agreement is terminated by the Bidder for the reason that Elan shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (A) would result in a failure of any of the conditions to the Scheme or of the other conditions to the Bidder’s obligations to effect the Acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of the Transaction Agreement, provided that, the Bidder shall have given Elan written notice, delivered at least 30 days prior to such termination, stating the Bidder’s intention to terminate the Transaction Agreement for such reason and the basis for such termination; and

(iii)	either (A) an Elan Alternative Proposal is consummated within twelve months, or (B) a definitive agreement providing for an Elan Alternative Proposal is entered into, within twelve months after such termination and such Elan Alternative Proposal is consummated (regardless of whether such Elan Alternative Proposal is the same Elan Alternative Proposal referred to in Clause 3.2(c)(i)).

3.3.	For purposes of Clause 3.2(b) and Clause 3.2(c), an Elan Alternative Proposal shall not be deemed to have been publically withdrawn by any Person if, within twelve months after termination of the Transaction Agreement, Elan or any of its Subsidiaries enters into a definitive agreement providing for, or the Elan Board or Elan approves or recommends to the Elan Shareholders, or does not oppose, an Elan Alternative Proposal made by or on behalf of such Person or its Affiliates, or such an Elan Alternative Proposal is consummated.

3.4.	Each request by the Bidder for a Bidder Reimbursement Payment shall be:

(a)	submitted in writing to Elan no later than 30 calendar days following the occurrence of any of the Bidder Payment Events;

(b)	accompanied by written invoices or written documentation supporting the request for a Bidder Reimbursement Payment; and

(c)	subject to satisfactory compliance with Clause 3.4(b) and the other provisions of this Agreement upon which a Bidder Reimbursement Payment may be conditioned, satisfied in full by payment in full by Elan to the Bidder in cleared, immediately available funds within 21 calendar days following such receipt of such invoices or documentation.

3.5.	If and to the extent that any relevant Tax Authority determines that any Bidder Reimbursement Payment is consideration for a taxable supply and that Elan (or any member of a VAT Group of which Elan is a member) is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

3.5.1.	the amount payable by Elan by way of any Bidder Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and

3.5.2.	to the extent that Elan has already paid an amount in respect of any Bidder Reimbursement Payment which exceeds the amount described in Clause 3.5.1 above, the Bidder shall repay to Elan the portion of the Irrecoverable VAT in excess of the Cap.

4.	General

4.1.

This Agreement shall be governed by, and construed in accordance with, the laws of Ireland. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

4.2.	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

4.3.	Notice:

4.3.1.	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to the Bidder, to:

Perrigo Company

515 Eastern Avenue

Allergan, MI 49010

Fax: +1 (269) 673-1386

Attention: Todd Kingma

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Fax: +1 (212) 558 3588

Attention:    Matthew G. Hurd

                    Krishna Veeraraghavan

Dillon Eustace

33 Sir John Rogerson’s Quay

Dublin 2, Ireland

Fax: +353 1 667 0042

Attention: Lorcan Tiernan

(ii)	if to Elan, to:

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

Fax: +353 (0) 1 709 4700

Attention: General Counsel

with a copy to:

A&L Goodbody

International Financial Services Centre

North Wall Quay

Dublin 1, Ireland

Fax: +353 (0)1 649 2649

Attention: Cian McCourt/Alan Casey

and

Cadwalader Wickersham & Taft LLP

One World Financial Center

New York, NY 10281, USA

Fax: +1 212 504 6666

Attention:     Christopher T. Cox/Gregory P. Patti

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 4.3.

4.3.2.	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

4.4.	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

4.5.	No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.6.	Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

4.7.	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

IN WITNESS whereof the Parties have executed this Agreement as a Deed on the day and year above written.

GIVEN under the common seal

of ELAN CORPORATION, PLC

/s/ Kieran McGowan
Signature

Kieran McGowan
Print Name Title: Director

/s/ William Daniel
Signature

William Daniel
Print Name Title: Secretary

IN WITNESS whereof the Parties have executed this Agreement as a Deed on the day and year above written.

SIGNED for and on behalf of

PERRIGO COMPANY by

/s/ Joseph C. Papa
Signature

Joseph C. Papa
Print Name Title: President and Chief Executive Officer

Annex D

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

PERRIGO COMPANY PUBLIC LIMITED COMPANY

33 Sir John Rogerson’s Quay, Dublin 2, Ireland.

12

Companies Acts 1963 to 2012

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

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PERRIGO COMPANY PUBLIC LIMITED COMPANY

(Amended and restated by special resolution dated — 2013)

1.	The name of the Company is Perrigo Company public limited company.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are

3.1	To carry on the business of a holding company in the fields of pharmacy, medicine, chemistry, dentistry, cosmetics and other related or unrelated fields and for that purpose to acquire and hold either in the name of the company or in that of any nominee shares, stocks, debentures, debenture stock, bonds, notes obligations, warrants, options and securities issued or guaranteed by any company wherever incorporated, or issue or guaranteed by any government, public body or authority in any part of the world; and to raise money on such terms and conditions as may be thought desirable for any of the above purposes.

3.2	To carry on the business of a pharmaceuticals company, and to research, develop, design, manufacture, produce, supply, buy, sell, distribute, import, export, provide, promote and otherwise deal in pharmaceuticals, active pharmaceutical ingredients and dosage pharmaceuticals and other devices or products of a pharmaceutical or healthcare character and to hold intellectual property rights and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them or likely to be required in connection with any of the said businesses.

3.3	To acquire the whole of the issued share capital of Elan Corporation public limited company, a company incorporated under the laws of Ireland (registered number 30356).

3.4	To carry on business and to act as merchants, financiers, investors (in properties or securities), traders, shipowners, carriers, agents, brokers, commission agents, concessionaires, distributors, importers, manufacturers, wholesalers, marketers, retailers or exporters, or as partners, collaborators or associates of any of the foregoing, and to carry on any other business incidental thereto in Ireland or in any other part of the world and whether alone or jointly with others.

3.5	To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.6	To import, export, buy, sell, barter, exchange, pledge, make advances on, take on lease or hire or otherwise acquire, alter, treat, work, manufacture, process, market, commercialise, develop, design, licence, dispose of, let on lease, hire or hire purchase, or otherwise trade or deal in and turn to account as may seem desirable goods, articles, equipment, machinery, plant, merchandise and wares of any description and things capable of being used or likely to be required by persons having dealings with the Company for the time being.

3.7	To carry on any other business except the issuing of policies of insurance, which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

3.8	To purchase take on lease or in exchange, hire or by any other means acquire any freehold, leasehold or other property for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, offices, factories, mills, works, wharves, roads, railways, tramways, machinery, engines, rolling stock, vehicles, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may be conveniently used with, or may enhance the value of any property of the Company.

3.9	To build, construct, maintain, alter, enlarge, pull down and remove or replace any buildings, offices, factories, mills, works, wharves, roads, railways, dams, tramways, machinery, engines, walls, fences, banks, sluices, or watercourses, and to clear sites for the same, or to join with any person, firm or company in doing any of the things aforesaid, and to work, manage and control the same or join with others in so doing.

3.10	To apply for, register, purchase, or by other means acquire and protect, prolong and renew, whether in Ireland or elsewhere, any patents, patent rights, brevets d’invention, licenses, trademarks, designs protections and concessions or other rights which may appear likely to be advantageous or useful to the Company, and to use and turn to account and to manufacture under or grant licenses or privileges in respect of the same, and to expend money in experimenting upon and testing and in improving or seeking to improve any patents, inventions or rights which the Company may acquire or propose to acquire.

3.11	To acquire and undertake, directly or indirectly, the whole or any part of the business, goodwill and assets and liabilities of any person, firm or company carrying on or proposing to carry on any of the business which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with or enter into partnership or into any arrangement for sharing profits, or for co-operation, or for limiting competition, or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage and deal with any shares, debentures, debenture stock or securities so received.

3.9	To improve, manage, cultivate, develop, exchange, let on lease or otherwise, mortgage, sell, charge, dispose of, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

3.10	To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.11	To invest and deal with the moneys of the Company not immediately required in such shares or upon such securities and in such manner as may from time to time be determined.

3.12	To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.13	To lend and advance money or give credit to such persons, firms or companies and on such terms as may seem expedient, and in particular to customers of and others having dealings with the Company, and tenants, subcontractors and persons undertaking to build on or improve any property in which the Company is interested, and to give guarantees or become security for any such persons, firms or companies.

3.14	To borrow or raise money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock, bonds, obligations and securities of all kinds

(perpetual or otherwise) and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing, by mortgage, charge or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake and to purchase, redeem or pay off any such securities.

3.15	To give credit to or to become surety or guarantor for any person or company, and to give all descriptions of guarantees and indemnities and either with or without the Company receiving any consideration to guarantee or otherwise secure (with or without a mortgage or charge on all or any part of the undertaking, property and assets, present and future, and the uncalled capital of the Company) the performance of the obligations and the repayment or payment of the capital or principal of and dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities or indebtedness of any person, authority (whether supreme, local, municipal or otherwise) or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by Section 155 of the Companies Act 1963 or any other statutory modification or re-enactment thereof or other subsidiary as defined by the said section of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company in business.

3.16	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.17	To apply for, promote and obtain any Act of the Oireachtas, Provisional Order or License of the Minister for Industry and Commerce or other authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

3.18	To enter into any arrangements with any government or authorities (supreme, municipal, local or otherwise) or any companies, firms or persons, that may seem conducive to the attainment of the Company’s objects or any of them, and to obtain from any such government, authority, company, firm or person any charters, contracts, decrees, rights, privileges and concessions which the Company may think desirable, and to carry out, exercise and comply with any such charters, contracts, decrees, rights, privileges and concessions.

3.19	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in or securities of any other company having objects altogether or in part similar to those of this company or carrying on any business capable of being carried on so as directly or indirectly to benefit this company.

3.20	To act as agents or brokers, and as trustees or as nominee for any person, firm or company, and to undertake and perform subcontracts, and also to act in any of the businesses of the Company through or by means of agents, brokers, subcontractors, trustees or nominees or others.

3.21	To remunerate any person, firm or company rendering services to this Company, either by cash payment or by the allotment to him or them of shares or securities of the Company credited as paid up in full or in part or otherwise as may be thought expedient.

3.22	To adopt such means of making known the Company and its products and services as may seem expedient.

3.23	To pay all or any expenses incurred in connection with the promotion, formation and incorporation of the Company, or to contract with any person, firm or company to pay the same, and to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares, debentures, debenture stock or securities of the Company.

3.24	To support and subscribe to any charitable or public object, and any institution, society or club which may be for the benefit of the Company or its employees, or may be connected with any town or place where the Company carries on business; to give pensions, gratuities (to include death benefits) or charitable aid to any persons who may have been officers or employees or ex-officers or ex-employees of the Company, or, its predecessors in business, or to the spouses, children or other relatives or dependents of such persons; to make payments towards insurance; and to form and contribute to provident and benefit funds for the benefit of any such person or of their spouses, children or other relatives or dependents.

3.25	To establish, promote or otherwise assist any other company or companies or associations for the purpose of acquiring the whole or any part of the business or property, and undertaking any of the liabilities of this Company, or of undertaking any business or operation which may appear likely to assist or benefit this Company or to enhance the value of any property or business of this Company, and place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares or securities of any such company as aforesaid.

3.26	To sell or otherwise dispose of the whole or any part of the business or property of the Company, either together or in portions, for such consideration as the Company may think fit, and in particular for shares, debentures or securities of any other company whether or not having objects altogether or in part similar to those of this Company.

3.27	To distribute among the members of the Company in kind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to this Company or of which this Company may have the power of disposing.

3.28	To procure the Company to be registered or recognised in any foreign country or place.

3.29	To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.30	To the extent that the same is permitted by law, to give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or the Company’s holding company for the time being (as defined by Section 155 of the Companies Act 1963).

3.31	To do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

It is hereby expressly declared that each sub-Clause of this Clause shall be construed independently of the other sub-Clauses hereof, and that none of the objects mentioned in any sub-Clause shall be deemed to be merely subsidiary to the objects mentioned in any other sub-Clause.

4.	The liability of the members is limited.

5.	The share capital of the Company is €10,000,000 and $1,000 divided into 10,000,000,000 ordinary shares of €0.001 each and 10,000,000 preferred shares of US$0.0001 each[1]. The capital may be divided into different classes of shares with any preferential, deferred or special rights or privileges attached thereto, and from time to time the company’s regulations may be varied so far as may be necessary to give effect to any such preference, restriction or other term.

[1]	Final share capital to be determined in light of TASE listing requirements and Irish minimum capital requirements.

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a company in pursuance of this memorandum of association, and we agree to take the number of shares in the capital of the company set opposite our respective names.

Name, address and description of subscriber	Number of shares taken by each subscriber
Sandra O’Neill Greyfort House Sea Road Kilcoole Co. Wicklow Company Director	Fifty (50)

Anne O’Neill Mount Vernon New Road Greystones Co. Wicklow Company Director	Fifty (50)

No. of Shares Taken	One Hundred (100)

Dated the 2nd day of May 2013

Witness to the above signature:

Mark O’Neill

26 Hollypark Avenue

Blackrock

Co. Dublin

COMPANIES ACTS 1963 TO 2012

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

-of-

PERRIGO COMPANY PUBLIC LIMITED COMPANY

(Adopted by special resolution dated [—] 2013)

Preliminary

1.	The regulations contained in Table A in the First Schedule to the Companies Act 1963 shall not apply to the Company.

2.

2.1.	In these articles:

“1983 Act”	the Companies (Amendment) Act 1983.

“1990 Act”	means the Companies Act 1990.

“Act”	means the Companies Act 1963.

“Acts”	means the Companies Acts 1963 to 2012, and all statutory instruments which are to be read as one with, or construed, or to be read together with such Acts.

“address”	includes any number or address used for the purposes of communication, including by way of electronic mail or other electronic communication.

“Adoption Date”	has the meaning set out in article 3.3.

“Applicable Escheatment Laws”	has the meaning set out in article 169.2.

“Approved Nominee”	means a person holding shares or rights or interests in shares in the Company on a nominee basis who has been determined by the Company to be an “Approved Nominee”.

“Assistant Secretary”	means any person appointed by the Secretary or the Board from time to time to assist the Secretary.

“Auditor” or “Auditors”	means the auditor or auditors at any given time of the Company.

“Clear Days”	in relation to the period of notice to be given under these articles, that period excluding the day when the notice is given or deemed to be given and the day of the event for which it is given or on which it is to take effect.

“Company Shares”	has the meaning set out in article 157.

“Company Subscriber Shares”	has the meaning set out in article 157.

“Covered Person”	has the meaning set out in article 168.

“electronic communication”	has the meaning given to those words in the Electronic Commerce Act 2000.

“electronic signature”	has the meaning given to those words in the Electronic Commerce Act 2000.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Agent”	has the meaning set out in article 157.

“Member Associated Person”	of any member means (A) any person controlling, directly or indirectly, or acting as a “group” (as such term is used in Rule 13d-5(b) under the Exchange Act) with, such member, (B) any beneficial owner of shares of the Company owned of record or beneficially by such member and (C) any person controlling, controlled by or under common control with such Member Associated Person.

“Merger”	means the merger of MergerSub with and into Perrigo Company, with Perrigo Company surviving the merger as a wholly owned indirect subsidiary of the Company.

“Merger Consideration”	has the meaning set out in article 157.

“Merger Effective Time”	has the meaning set out in article 157.

“MergerSub”	means Leopard Company, a company organized in Delaware.

“Ordinary Resolution”	means an ordinary resolution of the Company’s members within the meaning of section 141 of the Act.

“Ordinary Shares” or “ordinary Shares”	means ordinary shares of nominal value €0.001 per share (or such other nominal value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these articles.

“Perrigo” or “Perrigo Company”	Perrigo Company, a Michigan Corporation.

“Perrigo Certificates”	has the meaning set out in article 157.

“Perrigo Exchange Fund”	has the meaning set out in article 157.

“Perrigo Share(s)”	means the common stock of Perrigo Company no par value.

“Redeemable Shares”	means redeemable shares in accordance with section 206 of the 1990 Act.

“Register”	means the register of members to be kept as required in accordance with section 116 of the Act.

“Section 81 Notice”	shall mean a notice given to a member in accordance with section 81 of the 1990 Act.

“Share”	“Share” and “share” mean, unless specified otherwise or the context otherwise requires, any share in the capital of the Company.

“Shareholder” or “the Holder”	means in relation to any share, the person whose name is entered in the Register as the holder of the share or, where the context permits, the persons whose names are entered in the Register as the joint holders of shares.

“Special Resolution”	means a special resolution of the Company’s members within the meaning of section 141 of the Act.

“the Company”	means the company whose name appears in the heading to these articles.

“the Directors” or “the Board”	means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.

“the Office”	means the registered office from time to time and for the time being of the Company.

“the seal”	means the common seal of the Company.

“the Secretary”	means any person appointed to perform the duties of the secretary of the Company.

“these articles”	means the articles of association of which this article forms part, as the same may be amended from time to time and for the time being in force.

2.2.	Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and / or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt or issuance of any electronic communications shall, be limited to receipt or issuance in such manner as the Company has approved or as set out in these articles. Notwithstanding the foregoing, all written communication by the Company and the Directors may for the purposes of these articles, to the extent permitted by law, be in electronic form.

2.3.	Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Acts or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

2.4.	References herein to any enactment shall mean such enactment as the same may be amended and may be from time to time and for the time being in force.

2.5.	The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

2.6.	Reference to US$, USD, or dollars shall mean the currency of the United States of America and to €, euro, EUR or cent shall mean the currency of Ireland.

Share capital and variation of rights

3.

3.1.	The share capital of the Company is €10,000,000 and $1,000 divided into 10,000,000,000 ordinary shares of €0.001 each and 10,000,000 preferred shares of US$0.0001 each[2].

3.2.	The rights and restrictions attaching to the ordinary shares shall be as follows:

a)	subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and / or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

b)	the right to participate pro rata in all dividends declared by the Company; and

c)	the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

The rights attaching to the ordinary shares may be subject to the term of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3.4.

3.3.

3.3.1	The Board is authorised to issue all or any of the authorised but unissued preferred shares from time to time in one or more classes or series, and to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority, prior to the issuance thereof, to fix:

a)	the number of shares to constitute such series and the distinctive designations thereof;

b)	the dividend rate or rates to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative or non-cumulative and, if cumulative, the date or dates from which dividends shall accumulate, the dates on which dividends, if declared, shall be payable, and the preferences or relations to the dividends payable on any other series of preferred shares;

c)	whether or not such series shall be redeemable, and if so, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, the redemption price and the amount, if any, in addition to any accrued dividends thereon, which the holder of shares of such series shall be entitled to receive upon the redemption thereof;

d)	subject to the Acts, the terms, conditions, and amount of any sinking fund provided for the purchase or redemption of the shares in the series;

e)	the amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, which amount may vary depending on whether such liquidation, dissolution, or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;

f)	subject to the Acts, whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent and the manner in which such fund shall

[2]	Final share capital to be determined in light of TASE listing requirements and Irish minimum capital requirements.

be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

g)	whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, for adjusting the same;

h)	the voting powers, if any, of such series in addition to the voting powers provided by law; except that such powers shall not include the right to have more than one vote per share;

i)	any other preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof as shall not be inconsistent with law or with this article.

Notwithstanding the fixing of the number of shares constituting a particular series upon the issuance thereof, the Board of Directors may at any time thereafter, subject to the Acts, authorise the issuance of additional shares of the same series, or decrease the number of shares constituting such series (but not below the number of shares of such series then outstanding). The Board may at any time before the allotment of any preferred share by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such preferred shares.

3.3.2	All shares of any one series of preferred shares shall be identical with all other shares of the same series except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of article 3.3.1.

3.3.3	(a	)

The holders of preferred shares shall be entitled to receive cash dividends when and as declared by the Board of Directors at such rate per share per annum, cumulatively if so provided, and with such preferences, as shall have been fixed by the Board of Directors, before any dividends shall be paid upon or declared and set apart for the ordinary shares or any other class of share ranking junior to the preferred shares, and such dividends on each series of the preferred shares shall cumulate, if at all, from and after the dates fixed by the Board of Directors with respect to such cumulation. Accrued dividends shall bear no interest.

(b)	If dividends on the preferred shares are not declared in full then dividends shall be declared ratably on all shares of each series of equal preference in proportion to the respective unpaid cumulative dividends, if any, to the end of the then current dividend period. No ratable distribution shall be declared or set apart for payment with respect to any series until accumulated dividends in arrears in full have been declared and paid on any series senior in preference.

(c)	Unless dividends on all outstanding shares of series of the preferred shares having cumulative dividend rights shall have been fully paid for all past dividend periods, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in ordinary shares or in any other class of share ranking junior to the preferred shares) shall be paid upon or declared and set apart for the ordinary shares or any other class of share ranking junior to the preferred shares.

(d)	Subject to the foregoing provisions, the Board of Directors may declare and pay dividends on the ordinary shares and on any class of share ranking junior to the preferred shares, to the extent permitted by law, after full dividends for the current dividend period, and, in the case or preferred shares having cumulative dividend rights after all prior dividends have been paid or declared and set apart for payment, the holders of the ordinary shares shall be entitled, to the exclusion of the holders of the preferred shares, to all further dividends declared and paid in such current dividend period

3.3.4	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of shares of any class or classes of shares of the Company ranking junior to the preferred shares, the holders of the shares of each series or the preferred shares shall be entitled to receive payment of the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accrued thereon to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of the preferred shares shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders rateably in accordance with the respective amount which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this article 3.3.4, the sale, conveyance, exchange, or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company or a consolidation or merger of the Company with one or more companies shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.

3.3.5	Redemption:

(a)	Subject to the express terms of each series and to the provisions of Part XI of the 1990 Act, the Company (i) may from time to time redeem all or any part of the preferred shares of any series at the time in issue at the option of the Board at the applicable redemption price for such series fixed in accordance with the provisions of article 3.3.1, or (ii) shall from time to time make redemptions of the preferred shares as may be required to fulfil the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of article 3.3.1, together in each case with accrued and unpaid dividends to the redemption date.

(b)	Shares of any series of preferred shares which have been issued and reacquired in any manner by the Company (excluding shares purchased and cancelled and shares which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes) shall be restored to the status of authorised and unissued preferred shares and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of preferred shares or as part of any other series of preferred shares, all subject to the conditions or restrictions on issuance fixed by the Board of Directors with respect to the shares of any other series of preferred share.

3.3.6	Except as otherwise specifically provided herein or in the authorising resolutions, none of the shares of any series of preferred shares shall be entitled to any voting rights and the ordinary shares shall have the exclusive right to vote for the election of directors and for all other purposes. So long as any shares of any series of preferred shares are outstanding, the Company shall not, without the consent of the holders of a majority of the then outstanding shares of preferred shares, irrespective of series, either expressed in writing (to the extent permitted by law) or by their affirmative vote at a meeting called for that purpose; (i) adopt any amendment to the Articles of Association or take any other action which in any material respect adversely affects any preference, power, special right, or other term of the preferred shares or the holders thereof; (ii) create or issue any class of stock entitled to any preference over the preferred shares as to the payment of dividends, or the distribution of capital assets, (iii) increase the aggregate number of shares constituting the authorised preferred shares, or (iv) create or issue any other class of stock entitled to any preference on a parity with the preferred shares as to the payment of dividends or the distribution of capital assets.

3.3.7

If in any case the amounts payable with respect to any obligations to redeem preferred shares are not available in full in the case of all series with respect to which such obligations exist, the number of shares of each of such series to be redeemed pursuant to any such obligations shall be in proportion to the respective amounts which would be available on account of such obligations if all amounts payable in respect of such series were discharged in full.

3.3.8	Subject to the Acts, the preferred shares may be issued by the Company from time to time for such consideration as may be fixed from time to time by the Board of Directors. Any and all shares for which the consideration so fixed shall have been paid or delivered shall be deemed fully paid and non-assessable.

3.3.9	For the purpose of the provisions of this article 3.3 or of any resolution of the Board of Directors providing for the issuance of any series of preferred shares (unless otherwise provided in any such resolution):

a)	the term “outstanding”, when used in reference to shares, shall mean issued shares, excluding shares held by the Company and shares called for redemption, funds for the redemption of which shall have been set aside or deposited in trust;

b)	the amount of dividends “accrued” on any preferred share as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends “accrued” on any preferred share as at any date other than a dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend date, whether or not earned or declared, plus an amount equivalent to interest on the involuntary liquidation value of such share at the annual dividend rate fixed for the shares of such series for the period after such last preceding dividend date to and including the date as of which the calculation is made; and

c)	the term “class or classes of share of the Company ranking junior to the preferred shares” shall mean the ordinary shares of the Company and any other class or classes of share of the Company hereafter authorised, which shall rank junior to the preferred shares as to dividends or upon liquidation.

3.4.	(A	)

If an ordinary share is not listed on a recognised stock exchange within the meaning of the 1990 Act, it shall be automatically converted into a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade (“arrangement”) between the Company and any person pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from the relevant person. In these circumstances, the ordinary share concerned shall have the same characteristics as any other ordinary share in accordance with these articles save that it shall be redeemable in accordance with the arrangement. The acquisition of such ordinary shares in accordance with this article 3.4(A) by the Company shall constitute the redemption of a Redeemable Share in accordance with Part XI of the 1990 Act.

(B)	If an ordinary share is listed on a recognised stock exchange within the meaning of the 1990 Act, the provisions of clause 3.4(A) above shall apply unless the Board resolves prior to the existence or creation of any relevant arrangement, that the arrangement concerned is to be treated as an acquisition of shares pursuant to article 4.2 in which case the arrangement shall be so executed.

4.	Subject to the provisions of Part XI of the 1990 Act and the other provisions of this article, the Company may:

4.1.	pursuant to section 207 of the 1990 Act, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors;

4.2.

subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares pursuant to section 211 of the 1990 Act, acquire any of its own shares (including any Redeemable Shares and without any obligation to acquire on any pro rata basis as between members or members of the same class) and may cancel any shares so acquired or hold them as treasury shares (as defined in section 209 of the 1990 Act) and may reissue any such shares as shares of any class or classes; or

4.3.	pursuant to section 210 of the 1990 Act, convert any of its shares into Redeemable Shares.

5.	Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6.

6.1.	Without prejudice to the authority conferred on the Directors pursuant to article 3 to issue preferred shares in the capital of the Company, if at any time the share capital is divided into different classes of shares the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting the provisions of article 52 shall apply.

6.2.	The redemption or purchase of preferred shares or any class of preferred shares shall not constitute a variation of rights of the preferred Holders where the redemption or purchase of the preferred shares has been authorised solely by a resolution of the ordinary Holders.

6.3.	The issue, redemption or purchase of any of the 10,000,000 preferred shares of US$0.0001 each shall not constitute a variation of the rights of the Holders of ordinary shares.

6.4.	The issue of preferred shares or any class of preferred shares which rank junior to any existing preferred shares or class of preferred shares shall not constitute a variation of the existing preferred shares or class of preferred shares.

7.	The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

8.

8.1.	Subject to the provisions of these articles relating to new shares, the unissued shares of the Company shall be at the disposal of the Directors, and they may (subject to the provisions of the Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount save in accordance with sections 26(5) and 28 of the 1983 Act, and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

8.2.	Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

8.3.

The Directors are, for the purposes of section 20 of the 1983 Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 20) up to the amount of Company’s authorised share capital and to allot and issue any shares acquired by the Company pursuant to the provisions of Part XI of the 1990 Act and held as treasury shares and this authority shall expire five years from the date of adoption of these articles of association.

8.4.	The Directors are hereby empowered pursuant to sections 23 and 24(1) of the 1983 Act to allot equity securities within the meaning of the said section 23 for cash pursuant to the authority conferred by article 8.3 as if section 23(1) of the said 1983 Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph had not expired.

8.5.	Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9.	The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

10.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder. This shall not preclude the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

11.	The shares of the Company may be either represented by certificates or, if the conditions of issue of the relevant shares so provide, by uncertificated shares. Except as required by law, the rights and obligations of the Holders of uncertificated shares and the rights and obligations of the Holders of shares represented by certificates of the same class shall be identical.

12.	Any person claiming a share certificate to have been lost, destroyed or stolen, shall make an affidavit or affirmation of that fact, and if required by the Board shall advertise the same in such manner as the Board may require, and shall give the Company, its transfer agents and its registrars a bond of indemnity, in form and with one or more sureties satisfactory to the Board or anyone designated by the Board with authority to act thereon, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, destroyed or stolen.

Disclosure of beneficial ownership

13.	If at any time the Directors are satisfied that any member, or any other person appearing to be interested in shares held by such member:

13.1.	(x) has been duly served with a Section 81 Notice and is in default for the prescribed period (as defined in article 13.6(b)) in supplying to the Company the information thereby required; or (y) in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Directors may, in their absolute discretion at any time thereafter by notice (a “direction notice”) to such member direct that:

a)	in respect of the shares in relation to which the default occurred (the “default shares”) the member shall not be entitled to attend or to vote at a general meeting either personally or by proxy or to exercise any other right conferred by membership in relation to meetings of the Company; and

b)	where the nominal value of the default shares represents at least 0.25 per cent of the nominal value of the issued shares of the class concerned, then the direction notice may additionally direct that:

(i)	except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the default shares, whether in respect of capital or dividend or otherwise, and the Company shall not have any liability to pay interest on any such payment when it is finally paid to the member;

(ii)	no other distribution shall be made on the default shares; and / or

(iii)	no transfer of any of the default shares held by such member shall be registered unless:

1)	the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the Directors may in their absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

2)	the transfer is an approved transfer (as defined in article 13.6(c)).

The Company shall send to each other person appearing to be interested in the shares the subject of any direction notice a copy of the notice, but the failure or omission by the Company to do so shall not invalidate such notice.

13.2.	Where any person appearing to be interested in the default shares has been duly served with a direction notice or copy thereof and the default shares which are the subject of such direction notice are held by an Approved Nominee, the provisions of this article shall be treated as applying only to such default shares held by the Approved Nominee and not (insofar as such person’s apparent interest is concerned) to any other shares held by the Approved Nominee.

13.3.	Where the member upon whom a Section 81 Notice is served is an Approved Nominee acting in its capacity as such, the obligations of the Approved Nominee as a member of the Company shall be limited to disclosing to the Company such information as has been recorded by it relating to any person appearing to be interested in the shares held by it.

13.4.	Any direction notice shall cease to have effect:

a)	in relation to any shares which are transferred by such member by means of an approved transfer; or

b)	when the Directors are satisfied that such member, and any other person appealing to be interested in shares held by such member, has given to the Company the information required by the relevant Section 81 Notice.

13.5.	The Directors may at any time give notice cancelling a direction notice.

13.6.	For the purposes of this article:

a)	a person shall be treated as appearing to be interested in any shares if the member holding such shares has given to the Company a Section 81 Notice which either (a) names such person as being so interested or (b) fails to establish the identities of all those interested in the shares and (after taking into account the said notification and any other relevant Section 81 Notice) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

b)	the prescribed period is 28 days from the date of service of the said Section 81 Notice unless the nominal value of the default shares represents at least 0.25 per cent of the nominal value of the issued shares of that class, in which case the prescribed period is 14 days from that date; and

c)	a transfer of shares is an approved transfer if but only if:

(i)	it is a transfer of shares to an offeror by way or in pursuance of acceptance of an offer made to all the Holders (or all the Holders other than the person making the offer and his nominees) of the shares in the Company to acquire those shares or a specified proportion of them; or

(ii)	the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with other persons appearing to be interested in such shares; or

(iii)	the transfer results from a sale made through a stock exchange on which the Company’s shares are normally traded.

d)	Nothing contained in this article shall limit the power of the Company under section 85 of the 1990 Act.

e)	For the purpose of establishing whether or not the terms of any notice served under this article shall have been complied with the decision of the Directors in this regard shall be final and conclusive and shall bind all persons interested.

Lien

14.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether immediately payable or not) called or payable at a fixed time or in accordance with the terms of issue of such share in respect of such share. The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this regulation. The Company’s lien on a share shall extend to all dividends payable thereon.

15.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is immediately payable, nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable, has been given to the Holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.

16.	To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the Holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale. Where a share, which is to be sold as provided for in article 26, is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the Companies Act, 1990 (Uncertificated Securities) Regulations 1996 to change such share into certificated form prior to its sale.

17.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is immediately payable, and the residue, if any, shall (subject to a like lien for sums not immediately payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

18.	Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in the Register as held either jointly or solely by any Holder or in respect of any dividends, bonuses or other moneys due or payable or accruing due or which may become due or payable to such Holder by the Company on or in respect of any shares registered as aforesaid or for or on account or in respect of any Holder and whether in consequence of:

a)	the death of such Holder;

b)	the non-payment of any income tax or other tax by such Holder;

c)	the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Holder or by or out of his estate; or

d)	any other act or thing;

in every such case (except to the extent that the rights conferred upon Holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

a)	the Company shall be fully indemnified by such Holder or his executor or administrator from all liability;

b)	the Company shall have a lien upon all dividends and other moneys payable in respect of the shares registered in the Register as held either jointly or solely by such Holder for all moneys paid or payable by the Company in respect of such shares or in respect of any dividends or other moneys as aforesaid thereon or for or on account or in respect of such Holder under or in consequence of any such law together with interest at the rate of fifteen percent per annum thereon from the date of payment to date of repayment and may deduct or set off against such dividends or other moneys payable as aforesaid any moneys paid or payable by the Company as aforesaid together with interest as aforesaid;

c)	the Company may recover as a debt due from such Holder or his executor or administrator wherever constituted any moneys paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other moneys as aforesaid then due or payable by the Company;

d)	the Company may, if any such money is paid or payable by it under any such law as aforesaid, refuse to register a transfer of any shares by any such Holder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid, or in case the same exceeds the amount of any such dividends or other moneys as aforesaid then due or payable by the Company, until such excess is paid to the Company.

e)	Subject to the rights conferred upon the Holders of any class of shares, nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company and as between the Company and every such Holder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

Calls on shares

19.	The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times or in accordance with such terms of allotment, and each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine.

20.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments.

21.	The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

22.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

23.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purpose of these regulations be deemed to be a call duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these regulations as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such sum had become payable by virtue of a call duly made and notified.

24.	The Directors may, on the issue of shares, differentiate between the Holders as to the amount of calls to be paid and the time of payment.

25.	The Directors may, if they think fit, receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Company in general meeting otherwise directs) fifteen per cent per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

Transfer of Shares

26.

26.1.	Subject to compliance with the Acts and to any applicable restrictions contained in these articles, applicable law, including U.S. securities laws, and any agreement binding on such Holder as to which the Company is aware, any Holder may transfer all or any of its shares by an instrument of transfer in the usual common form or in any other form or by any other method permissible under applicable law, as may be approved by the Directors. The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, Assistant Secretary or any duly authorised delegate or attorney of the Secretary or Assistant Secretary (whether an individual, a corporation or other body of persons, whether corporate or not, and whether in respect of specific transfers or pursuant to a general standing authorisation) and the Secretary or Assistant Secretary or a relevant authorised delegate shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred and the date of the agreement to transfer shares, shall, once executed by the transferor or the Secretary or Assistant Secretary or relevant authorised delegate as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of section 81 of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

26.2.	The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty liability against any dividends payable to the transferee of those shares and (iii) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

26.3.

Notwithstanding the provisions of these articles and subject to any regulations made under section 239 of the 1990 Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 239 of the 1990 Act or any regulations made thereunder.

The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

27.	Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, any share warrant may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

28.	The Board may in its absolute discretion and without assigning any reason for its decision, decline to register any transfer of any Share which is not a fully paid Share. The Board may also, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share unless:

28.1.	the instrument of transfer is fully and properly completed and is lodged with the

Company accompanied by the certificate for the Shares (if any) to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

28.2.	the instrument of transfer is in respect of only one class of Shares;

28.3.	a registration statement under the Securities Act of 1933 of the United States of America is in effect with respect to such transfer or such transfer is exempt from registration and, if requested by the Board, a written opinion from counsel reasonably acceptable to the Board is obtained to the effect that such transfer is exempt from registration;

28.4.	the instrument of transfer is properly stamped (in circumstances where stamping is required);

28.5.	it is satisfied, acting reasonably, that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; and

28.6.	it is satisfied, acting reasonably, that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

29.	If the Directors refuse to register a transfer they shall, within three months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

30.	In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.

31.	Registration of transfers may be suspended at such times and for such period, not exceeding in the whole 30 days in each year, as the Directors may from time to time determine subject to the requirements of section 121 of the Act.

32.	All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

Transmission of Shares

33.

In the case of the death of a member, the survivor or survivors, where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any share which had been jointly held by him with other persons. For greater certainty, where two or more persons are registered as joint Holders of a share or shares, then in the event of the death of any joint Holder or Holders the remaining joint Holder or Holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint Holder except in the case of the last survivor of such joint Holders.

34.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the shares by that member before his death or bankruptcy, as the case may be. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.

35.	A person becoming entitled to a share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 60 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

Forfeiture of Shares

36.	If a member fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid together with any interest which may have accrued.

37.	The notice shall name a further day (not earlier than the expiration of 14 days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

38.	If the requirements of any such notice as aforesaid are not complied with any shares in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

39.	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before the forfeiture, the Holder thereof or entitled thereto or to any other person on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40.	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the Holder of the share, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice.

41.	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

42.	A statutory declaration that the declarant is a Director or the Secretary, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the Holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

43.	The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

44.	The Directors may accept the surrender of any share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it has been forfeited.

Financial assistance

45.	The Company may give any form of financial assistance which is permitted by the Acts for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in the Company’s holding company.

Alteration of Capital

46.	The Company may from time to time by Ordinary Resolution increase its authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

47.	The Company may by Ordinary Resolution:

47.1.	reduce its authorised share capital;

47.2.	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

47.3.	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to section 68(1)(d) of the Act;

47.4.	make provision for the issue and allotment of shares which do not carry any voting rights;

47.5.	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled; and

47.6.	subject to applicable law, change the currency denomination of its share capital.

Where any difficulty arises in regard to any division, consolidation or sub-division under this article 47, the Directors may settle the same as they think expedient and in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Holders who would have been entitled to the fractions, and for this purpose the Directors may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings related to the sale.

48.	The Company may by Special Resolution reduce its issued share capital, any capital redemption reserve fund or any share premium account in any manner and with and subject to any incident authorised, and consent required, by law.

General Meetings

49.	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next. Subject to section 140 of the Act, all general meetings of the Company may be held outside of Ireland, and, in any event, at such place as the Board may designate.

50.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

51.	The Chairman of the Board, or a majority of the Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided by section 132 of the Act.

52.	All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

52.1.	the necessary quorum shall be one or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) more than 50% of the total issued-voting rights of the relevant class of shares; and

52.2.	on a poll, each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

53.	A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

Notice of General Meetings

54.

54.1.	Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a Special Resolution, shall be called by not less than 21 Clear Days’ notice and all other extraordinary general meetings shall be called by not less than 14 Clear Days’ notice but no more than 60 Clear Days’ notice.

54.2.	Notice of every general meeting shall be given in any manner permitted by these articles to all Shareholders (other than those who, under the provisions of these articles or the terms of issue of the shares which they hold, are not entitled to receive such notice from the Company) and to each Director and to the Auditors.

54.3.

Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for election or re-election as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for election or re-election as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the

Company in accordance with the provisions of these articles. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the Holders of any class of shares of the Company as of the record date set by the Directors other than shares which, under the terms of these articles or the terms of allotment of such shares, are not entitled to receive such notice from the Company, and to the Directors and the Company’s auditors.

54.4.	The Board may fix a future time not exceeding 60 days nor less than 10 days preceding any meeting of Shareholders as a record date for the determination of the Shareholders entitled to attend and vote at any such meeting or any adjournments thereof, and, in such case, only Shareholders of record at the time so fixed shall be entitled to notice of and to vote at such meetings or any adjournment thereof. Subject to section 121 of the Act, the Board may close the Register against transfers of Shares during the whole or part of the period between the record date so fixed and the date of such meeting or the date to which such meeting is adjourned. If no record date is fixed, the record date for determining the Shareholders who are entitled to vote at a meeting of Shareholders shall be close of business on the date preceding the day on which notice is given.

54.5.	The accidental omission to give notice of a meeting to, or, in cases where instruments of proxy are sent out without the notice, the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or instrument of proxy by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

54.6.	A Holder of shares present, either in person or by proxy, at any meeting of the Company or of the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where required, of the purposes for which it was called.

54.7.	Upon request in writing of Shareholders holding such number of shares as is prescribed by section 132 of the Act, delivered to the Office, it shall be the duty of the Directors to convene a general meeting to be held within two months from the date of the deposit of the requisition in accordance with the section 132 of the Act. If such notice is not given within two months after the delivery of such request, the requisitionists, or any one of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from the said date and any notice of such meeting shall be in compliance with these articles.

55.

55.1.	The Directors may postpone a general meeting of the members (other than a meeting requisitioned by a member in accordance with section 132 of the Act or where the postponement of which would be contrary to the Acts or a court order pursuant to the Acts) after it has been convened, and notice of such postponement shall be served in accordance with article 54 upon all members entitled to notice of the meeting so postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with article 54.

55.2.	The Directors may cancel a general meeting of the members (other than a meeting requisitioned by a member in accordance with section 132 of the Act or where the cancellation of which would be contrary to the Acts or a court order pursuant to the Acts) after it has been convened, and notice of such cancellation shall be served in accordance with article 54 upon all members entitled to notice of the meeting so cancelled.

Proceedings at General Meetings

56.	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Except as otherwise provided in these articles, a quorum shall be one or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) more than 50% of the total issued voting rights of the relevant class of shares. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

57.	If within five minutes from the time appointed for a general meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved. In any other case it shall stand adjourned to such other day and such other time and place as the chairman of the meeting shall determine. The Company shall give not less than five days’ notice of any meeting adjourned through want of a quorum.

58.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and auditors, the election of Directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors.

59.

59.1	Unless determined by resolution of the Board in accordance with this article 59, no shareholder may participate in a meeting of shareholders by a conference telephone or by other similar communications equipment, and any shareholder attempting to so participate in any meeting of shareholders shall be deemed not to be present in person at such a meeting.

59.2	If determined by resolution of the Board, a meeting of the members or any class of Shareholder may be held by means of such telephone, electronic or other communication facilities (including, without limitation of the foregoing, by telephone or video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence at such meeting.

59.3	In accordance with article 59.2, the Board may make such arrangements as it considers appropriate to enable the members to participate in any general meeting by means of two-way, audio-visual electronic facilities, so as to permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

59.4	The Board may, and at any general meeting or meeting of a class of members, the chairman of such meeting may make any arrangement and impose any requirement as may be reasonable for the purpose of verifying the identity of members participating by way of electronic facilities, as described in article 59.3.

59.5	The Shareholders present by way of electronic facilities and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the meeting in question if the chairman is satisfied that any requirement imposed pursuant to article 59.4 has been met.

60.	No business may be transacted at a meeting of members, other than business that is either proposed by or at the direction of the Directors; proposed at the direction of the High Court of Ireland; proposed at the direction of the Office of the Director of Corporate Enforcement of Ireland; proposed on the requisition in writing of such number of members as is prescribed by, and is made in accordance with, the relevant provisions of the Acts and, in respect of an annual general meeting only, these articles; or the chairman of the meeting determines in his absolute and sole discretion that the business may properly be regarded as within the scope of the meeting. For business or nominations to be properly brought by a member at any general meeting, the member proposing such business must be a Holder of record at the time of giving of the notice provided for in articles 54 and 55 and must be entitled to vote at such meeting and any proposed business must be a proper matter for member action.

61.

61.1.	Subject to the Acts, a resolution may only be put to a vote at a general meeting of the Company if:

a)	it is specified in the notice of the meeting; or

b)	it is otherwise properly brought before the meeting by the chairman of the meeting or by or at the direction of the Board; or

c)	it is proposed at the direction of a court of competent jurisdiction; or

d)	it is proposed with respect to an extraordinary general meeting in the requisition in writing for such meeting made by such number of Shareholders as is prescribed by (and such requisition in writing is made in accordance with) section 132 of the Act; or

e)	in the case of an annual general meeting, it is proposed in accordance with article 70; or

f)	it is proposed in accordance with article 118; or

g)	the chairman of the meeting in his discretion decides that the resolution may properly be regarded as within the scope of the meeting.

62.	No amendment may be made to a resolution at or before the time when it is put to a vote unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

63.	If the chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order, as the case may be, the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in his ruling. Any ruling by the chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive, subject to any subsequent order by a court of competent jurisdiction.

64.	The Chairman, if any, of the Board, shall preside as chairman at every meeting of the Company, or if there is no such Chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

65.	If at any meeting no Director is willing to act as chairman of the meeting or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be chairman of the meeting.

66.	The chairman of the meeting may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

67.	The Board may, and at any general meeting or meeting of a class of members, the chairman of such meeting may, make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of the meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting or meeting of a class of members, the chairman of such meeting, is entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

68.

68.1.	The Board, in advance of a shareholders’ meeting, may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the Chairman of such meeting may, and on request of a Shareholder entitled to vote thereat shall, appoint one or more inspectors. In case a person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the Chairman of such meeting.

68.2.

The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, or ballots, hear and determine challenges and questions arising in connection with the right to vote, count and tabulate votes, or ballots, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the Chairman of the meeting or a shareholder entitled to vote thereat, the inspectors shall make and execute a written report to the Chairman of the meeting of any of the facts found by them and matters determined by them. The report is prima facie evidence of the facts stated and of the vote as certified by the inspectors.

69.	Subject to the rights of the holders of any series of preferred shares with respect to such series of preferred shares, any action required or permitted to be taken by the Shareholders in general meeting must be effected at a general meeting of Shareholders and may not be effected by any resolution in writing by such Shareholders.

Advance notice of member business and nominations for Annual General Meetings

70.	In addition to any other applicable requirements, for business or nominations to be properly brought before an annual general meeting by a member, such member must have given timely notice thereof in proper written form to the Secretary of the Company.

71.	To be timely for an annual general meeting, a member’s notice to the Secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received at the Office not later than the 70th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual general meeting (and in the case of the Company’s first annual general meeting, references to the preceding year’s annual general meeting shall be to the annual meeting of Perrigo in that preceding year); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual general meeting and not later than the later of the 70th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a member’s notice as described in articles 72 and 73.

72.	A member’s notice to the Secretary must set forth as to each matter such member proposes to bring before the meeting:

72.1.	a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the articles of the Company, the text of the proposed amendment) and the reasons for conducting such business at the meeting;

72.2.	as to the member giving the notice:

a)	the name and address, as they appear in the Register, of such member and any Member Associated Person covered by clauses (b) and (d) below;

b)

(A) the class and number of shares of the Company which are held of record or are beneficially owned by the member and by any Member Associated Person with respect to the Company’s securities; (B) a description of any agreement, arrangement or understanding in connection with the proposal of such business between or among such member and any Member Associated Person, any of their respective affiliates or associates, and any others (including their names) acting as a “group” (as such term is used in Rule 13d-5(b) under the Exchange Act) with any of the foregoing; (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned securities) that has been entered into, the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of, such member or such Member Associated Person, with respect to shares of the Company; (D) a representation that the member is a Holder of shares of the

Company (either of record or beneficially) entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (E) a representation whether the member or the Member Associated Person, if any, intends or is part of a group which intends (x) to deliver a proxy statement and / or form of proxy to Holders of at least the percentage of the Company’s outstanding shares required to adopt the proposal and / or (y) otherwise to solicit proxies from members in support of such proposal. If requested by the Company, the information required under clauses (A), (B) and (C) of the preceding sentence shall be supplemented by such member and any Member Associated Person not later than ten days after the later of the record date for the meeting or the date notice of the record date is first publicly disclosed to disclose such information as of the record date;

c)	any other information relating to such shareholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

d)	any material interest of the member or any Member Associated Person in such business.

The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this article, and if any proposed business is not in compliance with this article, to declare that such defective proposal shall be disregarded. The chairman of such meeting shall, if the facts reasonably warrant, refuse to acknowledge that a proposal that is not made in compliance with the procedure specified in this article, and any such proposal not properly brought before the meeting, be considered.

73.	A member’s notice to the Secretary must set forth as to each nomination such member proposes to bring before the meeting:

73.1.	as to each person whom the member proposes to nominate for election as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest (including without limitation the information set out at article 73.1(c) below), or its otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as nominee and to serving as director if elected); and

a)	the name and address, as they appear in the Register, of such member and any Member Associated Person covered by clause (b) below; and

b)

(A) the class and number of shares of the Company which are held of record or are beneficially owned by the member and by any Member Associated Person with respect to the Company’s securities; (B) a description of any agreement, arrangement or understanding in connection with the nomination between or among such member and any Member Associated Person, any of their respective affiliates or associates, and any others (including their names) acting as a “group” (as such term is used in Rule 13d-5(b) under the Exchange Act) with any of the foregoing; (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, options, warrants, convertible securities, s tock appreciation or similar rights, hedging transactions, and borrowed or loaned securities) that has been entered into as of the date of the member’s notice by, or on behalf of, such member and any Member Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of, such member or such Member Associated Person, with respect to shares of the Company; (D) a representation that the member is a Holder of shares of the Company (either of record or beneficially) entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (E) a representation whether the member or the Member Associated Person, if any, intends or is part of a group which intends (x) to deliver a proxy statement and / or form of proxy to Holders of at least the percentage of the Company’s outstanding shares required to adopt the proposal and / or (y) otherwise to solicit proxies from members in support of such proposal. If requested by the Company, the information required under clauses (A), (B) and (C) of the preceding sentence shall be supplemented by such member and any Member Associated Person not later than ten days after the later of the record date for the meeting or the date notice of the record date is first publicly disclosed to disclose such information as of the record date; and

c)	in relation to the proposed nominee:

(i)	the name, age and business and residential address of such person;

(ii)	the principal occupation or employment of such person;

(iii)	the number of shares of the Company beneficially owned by such person;

(iv)	a statement that such person is willing to be named in the proxy statement as a nominee and to serve as a director if elected;

(v)	such other information regarding such person that would be required to be included under the proxy solicitation rules of the U.S. Securities and Exchange Commission had the Board of Directors of the Company nominated such nominee; and

(vi)	an undertaking to provide such other information as the Company may reasonably require to determine the eligibility of such person to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such person.

The Company may require any proposed nominee to furnish such other information as it may reasonably require, including the completion of any questionnaires to determine the eligibility of such proposed nominee to serve as a Director of the Company and the impact that such service would have on the ability of the Company to satisfy the requirements of laws, rules, regulations and listing standards applicable to the Company or its Directors.

The chairman of the meeting shall have the power and duty to determine whether a nomination to be brought before the meeting was made or proposed in accordance with the procedures set forth in this article, and if any proposed nomination is not in compliance with this article, to declare that such defective nomination shall be disregarded. The chairman of such meeting shall, if the facts reasonably warrant, refuse to acknowledge a nomination that is not made in compliance with the procedure specified in this article, and any such nomination not properly brought before the meeting shall not be considered.

Notwithstanding anything in article 71 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this article 73 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the registered office of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

74.

Notwithstanding the foregoing provisions of articles 72 and 73, unless otherwise required by law, if the member (or a qualified representative of the member) does not appear at the annual general meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of articles 72 and 73, to be considered a qualified representative of the member, a person must be a duly authorised officer, manager or partner of such member or must be authorised by a writing executed by such member or an electronic transmission delivered by such member to act for such member as proxy at the meeting of member and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the general meeting of members.

75.	In addition, if the member intends to solicit proxies from the members of the Company, such member shall notify the Company of this intent in accordance with Rule 14a-4 and / or Rule 14a-8 under the Exchange Act. Any references in these articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to member nominations or proposals as to any other business to be considered pursuant to these articles and compliance with these articles shall be the exclusive means for a member to make nominations or submit proposals for any other business to be considered at an annual general meeting (other than matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, or any successor rule). Nothing in these articles shall be deemed to affect any rights of members to request inclusion of proposals in the Company’s proxy statement pursuant to applicable rules and regulations under the Exchange Act.

Voting, proxies and corporate representatives

76.	Except where a greater majority is required by the Acts or these articles, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

77.	All resolutions put to the Shareholders will be decided on a poll.

78.	Votes may be cast on the poll either personally or by proxy.

79.	A Shareholder entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

80.	The result of a poll shall, subject to any provisions of these articles or applicable law relating to approval thresholds, be deemed to be the resolution of the meeting.

81.	When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

82.	A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

83.	No member shall be entitled to vote at any general meeting unless any calls or other sums immediately payable by him in respect of shares in the Company have been paid.

84.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

85.	If:

85.1.	any objection shall be raised as to the qualification of any voter; or

85.2.	any votes have been counted which ought not to have been counted or which might have been rejected; or

85.3.	any votes are not counted which out to have been counted, the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

86.	Votes may be given either personally or by proxy.

87.

87.1	Every member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any form which the Directors may approve and, if required by the Company, shall be signed by or on behalf of the appointor. In relation to written proxies, a body corporate may sign a form of proxy under its common seal or under the hand of a duly authorised officer thereof or in such other manner as the Directors may approve. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve.

87.2	Without limiting the foregoing the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or Internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

88	Proxies shall be delivered or directed to the attention of the Secretary of the Company before the meeting at which such proxies are intended to be voted or at such other place and time as may be specified for that purpose in or by way of note to the notice convening the meeting.

89	Any body corporate which is a member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

90	An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

91

Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates. A standing proxy shall be valid for all meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received by the Company. Where a standing proxy exists, its operation shall be deemed to have been suspended at any meeting or adjournment thereof at which the Holder is present or in respect to which the Holder has specially appointed a proxy. The Directors may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy and the operation of any such standing proxy shall be deemed to be suspended until such time as the Directors determine that they have received the requested evidence or other evidence satisfactory to it.

92	A vote given in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office, at least one hour before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts PROVIDED HOWEVER, that where such intimation is given in electronic form it shall have been received by the Company at least 24 hours (or such lesser time as the Directors may specify) before the commencement of the meeting.

93	The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

94	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

Directors

95	The number of Directors shall (subject to: (a) automatic increases to accommodate the exercise of the rights of Holders of any class or series of shares then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series of shares; and / or (b) any resolution passed in accordance with article 121) not be less than two nor more than eleven. The authorised number of directors (within such fixed maximum and fixed minimum numbers) shall be determined by the Board. The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment.

96	Each Director shall be entitled to receive such fees for his services as a Director, if any, as the Board may from time to time determine. Each Director shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director, including his reasonable travelling, hotel and incidental expenses in attending and returning from meetings of the Board or any committee of the Board or general meetings.

97	The Board may from time to time determine that, subject to the requirements of the Acts, all or part of any fees or other remuneration payable to any Director of the Company shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

98	If any Director shall be called upon to perform extra services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may remunerate such Director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the Directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a Director.

99	No shareholding qualification for Directors shall be required. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings.

100	Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

Borrowing powers

101	Subject to Part III of the 1983 Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock, guarantees and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

Powers and duties of the Directors

102	Subject to the provisions of the Acts and these articles, the Board shall manage the business and affairs of the Company and may exercise all of the powers of the Company as are not required by the Acts or by these articles to be exercised by the Company in general meeting. No alteration of these articles shall invalidate any prior act of the Board which would have been valid if that alteration had not been made. The powers given by this article shall not be limited by any special power given to the Board by these articles and, except as otherwise expressly provided in these articles, a meeting of the Board at which a quorum is present shall be competent to exercise all of the powers, authorities and discretions vested in or exercisable by the Board.

103

103.1	The Board may delegate any of its powers (with power to sub-delegate) to any committee consisting of one or more Directors. The Board may also delegate to any Director such of its powers as it considers desirable to be exercised by such Director. Any such delegation may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of the Board shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

103.2	The Board may by power of attorney or otherwise appoint any person to be the agent of the

Company on such conditions as the Board may determine, provided that the delegation is not to the exclusion of its own powers and may be revoked by the Board at any time.

103.3	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

104	The Company may exercise the powers conferred by section 41 of the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

105	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with section 194 of the Act.

106

A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the Acts and these articles with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present, but the resolution with respect to the contract. transaction or arrangement will fail unless it is approved by a majority of the disinterested Directors voting on the resolution.

106.1	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

106.2	For the purposes of this article, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director.

106.3	The Company by Ordinary Resolution may suspend or relax the provisions of this article to any extent or ratify any transaction not duly authorised by reason of a contravention of this article.

107	A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

108	So long as, where it is necessary, a Director declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these articles allow him to be appointed or from any transaction or arrangement in which these articles allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

109	To the maximum extent permitted from time to time under the laws of Ireland, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its Directors, officers or members or the affiliates of the foregoing, other than those Directors, officers or members or affiliates who are employees of the Company. No amendment or repeal of this article shall apply to or have any effect on the liability or alleged liability of any such Director, officer or member or affiliate of the Company for or with respect to any opportunities of which such Director, officer or member or affiliate becomes aware prior to such amendment or repeal.

110	The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

111	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor for the Company.

112	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine. No cheque, draft, bill of exchange, or note shall be signed in blank.

113	The Directors shall cause minutes to be made in books provided for the purpose:

113.1	of all appointments of officers made by the Directors;

113.2	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and 113.3 of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

114	The Directors, on behalf of the Company, may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the Predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well being of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Any Director shall be entitled to retain any benefit received by him under this article, subject only, where the Acts require, to disclosure to the members and the approval of the Company in general meeting.

Disqualification of Directors

115	The office of a Director shall be vacated ipso facto if the Director:

115.1	is restricted or disqualified to act as a Director under the provisions of Part VII of the 1990 Act; or

115.2	resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

115.3	is removed from office under article 122.

Appointment, rotation and removal of Directors

116	At each annual general meeting of the Company, all the Directors shall retire from office and be re-eligible for re-election. A retiring Director shall be eligible to be nominated for re-election at an annual general meeting and will in any case retain office until the close of that meeting.

117	Upon the resignation or termination of office of any Director, if a new Director shall be appointed to the Board he will be designated to fill the vacancy arising.

118

118.1	No person shall be appointed a Director, unless nominated in accordance with the provisions of this article 118. Nominations of persons for appointment as Directors may be made:

a)	by the affirmative vote of two-thirds of the Board; or

b)	with respect to election at an annual general meeting, by any Shareholder who holds Ordinary Shares or other shares carrying the general right to vote at general meetings of the Company, who is a Shareholder at the time of the giving of the notice provided for in article 70 and at the time of the relevant annual general meeting, and who timely complies with the notice procedures set forth in this articles 71 - 73; or

c)	with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Act, by a Shareholder or Shareholders who hold Ordinary Shares or other shares carrying the general right to vote at general meetings of the Company and who make such nomination in the written requisition of the extraordinary general meeting and in compliance with the other provisions of these articles and the Acts relating to nominations of Directors and the proper bringing of special business before an extraordinary general meeting; or

d)	by Holders of any class or series of shares in the Company then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue

(sub-clauses (b), (c) and (d) being the exclusive means for a Shareholder to make nominations of persons for election to the Board).

118.2	For nominations of persons for election as Directors at an extraordinary general meeting to be in proper written form, a Shareholder’s notice must comply with the requirements outlined in articles 72 and 73.

118.3	The determination of whether a nomination of a candidate for election as a Director of the Company has been timely and properly brought before such meeting in accordance with this article 118 will be made by the presiding officer of such meeting. If the presiding officer determines that any nomination has not been timely and properly brought before such meeting, he or she will so declare to the meeting and such defective nomination will be disregarded.

119

119.1	Subject to articles 95 and 118, and subject to the rights of any holders of any class or series of Shares then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series, Directors shall be appointed as follows:

(a)	by Shareholders by Ordinary Resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose in accordance with the other provisions of these articles; or

(b)	by the Board in accordance with articles 123 and 134.

119.2	If at any meeting of Shareholders (or on a subsequent poll with respect to business on the agenda for such meeting), resolutions are passed in respect of the election or re-election (as the case may be) of Directors which would result in the maximum number of Directors fixed in accordance with these articles being exceeded, then those Director(s), in such number as exceeds such maximum fixed number, receiving at that meeting (or on a subsequent poll with respect to business on the agenda for such meeting) the lowest number of votes in favour of election or re-election (as the case may be) shall, notwithstanding the passing of any resolution in their favour, not be elected or re-elected (as the case may be) to the Board; provided, that this article shall not limit the rights of holders of any class or series of shares then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series; provided, further that nothing in this article 119 will require or result in the removal of a Director whose election or re-election to the Board was not voted on at such meeting.

120	If a Director stands for re-election, he shall be deemed to have been re-elected, unless at such meeting the Ordinary Resolution for the re-election of such Director has been defeated.

121	The Company may from time to time by Ordinary Resolution increase or reduce the maximum number of Directors.

122	The Company may, by Ordinary Resolution, of which extended notice has been given in accordance with section 142 of the Act, remove any Director before the expiration of his period of office notwithstanding anything in these regulations or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

123	The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these articles as the maximum number of Directors.

124	The Company may by Ordinary Resolution elect another person in place of a Director removed from office under article 122; and without prejudice to the powers of the Directors under article 123 the Company in general meeting may elect any person to be a Director either to fill a vacancy or an additional Director, subject to the maximum number of Directors set out in article 95.

Officers

125	The Board may elect a chairman of the Board and determine the period for which he is to hold office and may appoint any person (whether or not a Director) to fill the position of president (who may be the same person as the chairman of the Board). The chairman of the Board shall vacate that office if he vacates his office as a Director (otherwise than by the expiration of his term of office at a general meeting of the Company at which he is re-appointed).

126	The Board may from time to time appoint one or more of its body to hold any office or position with the Company for such period and on such terms as the Board may determine and may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Director may have against t he Company or the Company may have against such Director for any breach of any contract of service between him and the Company that may be involved in such revocation or termination or otherwise. Any person so appointed shall receive such remuneration, if any (whether by way of salary, commission, participation in profits or otherwise), as the Board may determine.

127	In addition, the Board may appoint any person, whether or not he is a Director, to hold such executive or official position (except that of Auditor) as the Board may from time to time determine. The same person may hold more than one office or executive or official position.

128	Any person elected or appointed pursuant to articles 126 and 127 shall hold his office or other position for such period and on such terms as the Board may determine and the Board may revoke or vary any such election or appointment at any time by resolution of the Board. Any such revocation or variation shall be without prejudice to any claim for damages that such person may have against the Company or the Company may have against such person for any breach of any contract of service between him and the Company which may be involved in such revocation or variation. If any such office or other position becomes vacant for any reason, the vacancy may be filled by the Board.

129	Except as provided in the Acts or these articles, the powers and duties of any person elected or appointed to any office or executive or official position pursuant to articles 126 and 127 shall be such as are determined from time to time by the Board.

130	The use or inclusion of the word “officer” (or similar words) in the title of any executive or other position shall not be deemed to imply that the person holding such executive or other position is an “officer” of the Company within the meaning of the Acts.

131	The Secretary (including one or more deputy or assistant secretaries) shall be appointed by the Directors at such remuneration (if any) and upon such terms as it may think fit and any Secretary so appointed may be removed by the Directors.

131.1	It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its committees, and to authenticate records of the Company.

131.2	A provision of the Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

Proceedings of Directors

132

132.1	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit. The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office at the time when the meeting is convened. Questions arising at any meeting shall be decided by a majority vote of Directors present. Each director present and voting shall have one vote.

132.2	Any Director may participate in a meeting of the Directors by means of telephonic or other similar communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any director may be situated in any part of the world for any such meeting.

132.3	A meeting of the Directors or any committee appointed by the Directors may be held by means of such telephone, electronic or other communication facilities (including, without limiting the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

133	The Chairman, as the case may be, or any two Directors, may, and the Secretary on the requisition of the Chairman, as the case may be, or any two Directors shall, at any time summon a meeting of the Directors.

134	The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to these articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

135	The Board may from time to time designate committees of the Board, with such powers and duties as the Board may decide to confer on such committees, and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Adequate provision shall be made for notice to members of all meetings of committees; a majority of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees.

136	A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting. In the absence or disqualification of a member of a committee, the remaining members thereof present at a meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of such absent or disqualified member.

137

All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, he as valid as if every such person had been duly appointed and was qualified to be a Director.

138

138.1	Subject to article 138.2 but notwithstanding anything in these articles or in the Acts which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail not less than 72 hours before the date of the meeting, or by delivering personally or by overnight mail or courier service, or by telegraphing the same at least one day, or by telephone, email, or any other electronic means on not less than 12 hours’ notice, or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances. Any director may waive any notice required to be given under these articles, and the attendance of a director at a meeting shall be deemed to be a waiver by such Director. Notice of the time, place, and purpose of any meeting of the Board of Directors, a committee thereof may be waived by telegram, radiogram, cablegram, facsimile transmission, electronic mail or other writing by those not present, and entitled to vote thereat, either before or after the holding thereof.

138.2	The Board of Directors may in its discretion provide for regular meetings of the Board. Notice of regular meetings need not be given. A meeting may be held without notice, and any business may be transacted thereat, if every Director shall be present, or if those not present waive notice of the meeting in accordance with article 138.1. No notice of any adjourned quorate meeting need be given.

139	A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.

Rights plan

140	Subject to applicable law, the Board is hereby expressly authorised to adopt any shareholder rights plan or similar plan, agreement or arrangement pursuant to which, under circumstances provided therein, some or all Shareholders will have rights to acquire Shares or interests in Shares at a discounted price, not being less than the nominal value, upon such terms and conditions as the Board deems expedient and in the best interests of the Company.

The seal

141	The Company, in accordance with article 104, may have for use in any territory outside Ireland one or more additional Seals, each of which shall be a duplicate of the Seal with or without the addition on its face of the name of one or more territories, districts or places where it is to be used and a securities seal as provided for in the Companies (Amendment) Act 1977.

142

Any Authorised Person may affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated or executed under Seal. Subject to the Acts, any instrument to which a Seal is affixed shall be signed by one or more Authorised Persons. As used in this article 142, “Authorised Person” means (i) any Director, the Secretary or any Assistant Secretary, and (ii) any other person authorised for such purpose by the Board from time to time (whether, in the case of this article

142, identified individually or collectively and whether identified by name, title, function or such other criteria as the Board may determine).

Dividends and reserves

143	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

144	The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

145	No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of Part IV of the 1983 Act.

146	The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

147	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this article as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

148	The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

149	Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend, bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

150

Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

151	No dividend shall bear interest against the Company.

152	If the Directors so resolve, any dividend which has remained unclaimed for six years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

Accounts

153

153.1	The Directors shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:

a)	correctly record and explain the transactions of the Company;

b)	will at any time enable the financial position of the Company to be determined with reasonable accuracy;

c)	will enable the Directors to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Acts; and

d)	will enable the accounts of the Company to be readily and properly audited.

Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members.

153.2	The books of account shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

153.3	In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such profit and loss accounts, balance sheets, group accounts and reports as are required by the Acts to be prepared and laid before such meeting.

153.4	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than 21 Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

Capitalisation of profits

154	The Directors may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). In pursuance of any such resolution under this article 154, the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provisions as they shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, either to disregard such fractions or to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale to and for the benefit of the Company or to and for the benefit of the members otherwise entitled to such fractions in due proportions) and to authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be binding on all such members.

Amendment of articles

155	Subject to the provisions of the Acts, the Company may by Special Resolution alter or add to its articles.

Audit

156	Auditors shall be appointed and their duties regulated in accordance with sections 160 to 163 of the Act or any statutory amendment thereof.

Merger mechanism

157	Pursuant to the terms of the Merger, at the time the Merger becomes effective (the “Merger Effective Time”), MergerSub shall deposit with the exchange agent (the “Exchange Agent”) certificates or, at the Company’s option, evidence of shares in book entry form, representing all of the ordinary shares of €0.001 each in the capital of the Company (the “Company Shares”) in issue immediately prior to the Merger Effective Time [(other than the [two thousand] Ordinary Shares in issue at [—] July 2013 (the “Company Subscriber Shares”))] and an amount equal to the aggregate cash amount payable to the holders of Perrigo Company common stock being $0.01 per share. All certificates or evidence of shares in book entry form representing the Company Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Perrigo Exchange Fund”. As soon as reasonably practicable after the Merger Effective Time and in any event within four business days after the Merger Effective Time, the Company shall cause the Exchange Agent to mail to each Holder of record of a certificate or certificates, which immediately prior to the Merger Effective Time represented outstanding Perrigo Shares (the “ Perrigo Certificates”); and to each Holder of record of non-certificated outstanding Perrigo Shares represented by book entry (the “ Perrigo Book Entry Shares”), which at the Merger Effective Time were converted into the right to receive, for each such Perrigo Share, one Company Share (the “Merger Consideration”):

157.1

a letter of transmittal which shall specify that delivery shall be effected, and that risk of loss and title to the Perrigo Certificates shall pass, only upon delivery of the Perrigo Certificates to the

Exchange Agent or, in the case of the Perrigo Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and

157.2	instructions for use in effecting the surrender of the Perrigo Certificates and the Perrigo Book Entry Shares (as applicable), in exchange for payment and issuance of the Merger Consideration therefor.

158	Upon surrender of Perrigo Certificates and / or Perrigo Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the Holder of such Perrigo Certificates or Perrigo Book Entry Shares (as applicable) shall be entitled to receive in exchange therefore (i) that number of Company Shares into which such Holder’s Perrigo shares represented by such Holder’s properly surrendered Perrigo Certificates or Perrigo Book Entry Shares (as applicable) were converted pursuant to the Merger, and (ii) a cheque in an amount of US dollars equal to any cash dividends or other distributions that such Holder has a right to receive and the amount of any cash payable in lieu of any fractions of shares in the Company that such Holder has the right to receive pursuant to the Merger and the amount of any cash payable in accordance with the Merger as referred to in article 157.

159	In the event of transfers of ownership of shares of Perrigo common stock which are not registered in the transfer records of Perrigo, the proper number of Company Shares may be transferred to a person other than the person in whose name the Perrigo Certificate or the Perrigo Book Entry Shares (as applicable) so surrendered is registered, if such Perrigo Certificate or the Perrigo Book Entry Shares (as applicable) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such transfer shall pay any transfer or other taxes required by reason of the transfer of Company Shares to a person other than the registered Holder of such Perrigo Certificate or Perrigo Book Entry Shares (as applicable) or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Any portion of the Perrigo Exchange Fund which has not been transferred to the Holders of the Perrigo Certificates or the Perrigo Book Entry Shares (as applicable) as of the one year anniversary of the Merger Effective Time, shall be delivered to the Company or its designee, upon demand, and the Company Shares included therein shall be sold at the best price reasonably obtainable at that time. Any Holder of Perrigo Certificates or Perrigo Book Entry Shares (as applicable) who has not complied with the applicable exchange procedures or duly completed and validly executed the applicable documents necessary to receive the Merger Consideration, prior to the one year anniversary of the Merger Effective Time shall thereafter look only to the Company for payment of such Holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable laws), such claim only being a claim for cash equal to the amount of monies received by the Company for sale of the Company Shares to which such Holder had been entitled pursuant to the Merger.

Notices

160	Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

161

161.1	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company:

a)	by handing same to him or his authorised agent;

b)	by leaving the same at his registered address;

c)	by sending the same by the post in a pre-paid cover addressed to him at his registered address;

d)	by sending the same by courier in a pre-paid cover addressed to him at his registered address; or

e)	by sending, with the consent of the member, the same by means of electronic mail or facsimile or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company).

161.2	For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

161.3	Where a notice or document is given, served or delivered pursuant to article 161.1(b) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

161.4	Where a notice or document is given, served or delivered pursuant to article 161.1(c), the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after the cover containing it was posted. Where a notice or document is given, served or delivered pursuant to article 161.1(d) the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 24 hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

161.5	Where a notice or document is given, served or delivered pursuant to article 161.1(e), the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 12 hours after dispatch.

161.6	Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to article 161.1(e) of this article, if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

161.7	Notwithstanding anything contained in this article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

161.8	Any requirement in these articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form PROVIDED HOWEVER that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

161.9

Without prejudice to the provisions of articles 161.1(a) and 161.1(b), if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

161.10	Notice of the time, place, and purpose of any meeting of shareholders may be waived by telegram, radiogram, cablegram, facsimile transmission, electronic mail or other writing by those not present, and entitled to vote thereat, either before or after the holding thereof.

162	A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Register in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

163

163.1	Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he derives his title.

163.2	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

164	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

Winding up

165	If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the nominal value of the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the nominal value of the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

166

166.1	In case of a sale by the liquidator under section 260 of the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

166.2	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

166.3	If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

Limitation on liability

167	To the maximum extent permitted by law, no Director or officer of the Company shall be personally liable to the Company or its Shareholders for monetary damages for his or her acts or omissions save where such acts or omissions involve negligence, default, breach of duty or breach of trust.

Indemnity

168

168.1	Subject to the provisions of and so far as may be admitted by the Acts, every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

168.2	The Directors shall have power to purchase and maintain for any Director, the Secretary or other employees of the Company insurance against any such liability as referred to in section 200 of the Act.

168.3	As far as is permissible under the Acts, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Party’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

168.4

In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

168.5	Any indemnification under this article (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this article. Such determination shall be made by the Board. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

168.6	As far as permissible under the Acts, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

168.7	It being the policy of the Company that indemnification of the persons specified in this article shall be made to the fullest extent permitted by law, the indemnification provided by this article shall not be deemed exclusive (i) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (ii) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this article shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

Untraced Holders

169

169.1	The Company shall be entitled to sell at the best price reasonably obtainable any share of a member or any share to which a person is entitled by transmission if and provided that:

a)

for a period of six years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other the last known address given by the member or the person entitled by transmission t o which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and

b)	at the expiration of the said period of six years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in article 169.1(a) is located of its intention to sell such share or stock;

c)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission; and

d)	if so required by the rules of any securities exchange upon which the shares in question are listed, notice has been given to that exchange of the Company’s intention to make such sale.

169.2	To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any member and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

169.3	The Company may only exercise the powers granted to it in this article 169 in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

169.4	If during any six year period referred to in article 169.1, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this article (other than the requirement that they be in issue for six years) have been satisfied in regard to the further shares, the Company may also sell the further shares.

169.5	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share.

169.6	The Company shall account to the member or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

Destruction of documents

170	The Company may destroy:

170.1	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

170.2	any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration;

170.3	all share certificates which have been cancelled at any time after the expiration of one year from the date of cancellation thereof;

170.4	all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment thereof;

170.5	all instruments of proxy which have been used for the purpose of a poll at any time after the expiration of one year from the date of such use;

170.6	all instruments of proxy which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the instrument of proxy relates and at which no poll was demanded; and

170.7	any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

a)	the foregoing provisions of this article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

b)	nothing contained in this article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) are not fulfilled; and

c)	references in this article to the destruction of any document include references to its disposal in any manner.

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a company in pursuance of this memorandum of association, and we agree to take the number of shares in the capital of the company set opposite our respective names.

Name, address and description of subscriber	Number of shares taken by each subscriber
Sandra O’Neill Greyfort House Sea Road Kilcoole Co. Wicklow Company Director	Fifty (50)

Anne O’Neill Mount Vernon New Road Greystones Co. Wicklow Company Director	Fifty (50)

No. of Shares Taken	One Hundred (100)

Dated the 2nd day of May 2013

Witness to the above signature:

Mark O’Neill

26 Hollypark Avenue

Blackrock

Co. Dublin

745 Seventh Avenue New York, NY 10019 United States

Annex E

July 28, 2013

Board of Directors

Perrigo Company

515 Eastern Avenue

Allegan, MI 49010

Members of the Board of Directors:

We understand that Perrigo Company (the “Company”) intends to enter into a transaction with Elan Corporation, plc (“Elan”) pursuant to which (1) the Company will cause Blisfont Limited, a wholly owned indirect subsidiary of the Company (“Holdco”), to make a proposal to acquire Elan on terms to be set out in the announcement to be issued by Holdco pursuant to Rule 2.5 of the Irish Takeover Rules (the “Acquisition”) and (2) Leopard Company, an indirect, wholly owned subsidiary of Holdco (“Merger Sub”), will be merged with and into the Company (the “Merger”, and together with the Acquisition, the “Proposed Transaction”). In the Acquisition, each outstanding ordinary share, par value €0.05 per share (the “Elan Shares”), of Elan will be acquired by Holdco in exchange for the right to receive $6.25 in cash and 0.07636 Holdco Shares, and in the Merger, each outstanding share of common stock, without par value (the “Company Common Stock”), of the Company (other than shares of Company Common Stock owned by the Company) will be cancelled and converted into the right to receive (x) one ordinary share, par value €0.05 per share (the “Holdco Shares”), of Holdco plus (y) $0.01 in cash (collectively, the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Transaction Agreement, dated July 28, 2013, among the Company, Elan, Holdco, Habsont Limited and Merger Sub (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Merger Consideration in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Transaction Agreement, dated as of July 27, 2013, and the specific terms of the Proposed Transaction; (2) certain publicly available information concerning the Company and Elan that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2013, Elan’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012, Elan’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2012, and Elan’s Half-Year Financial Report on Form 6-K for the six months ended June 30, 2013; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations, future royalties and prospects of Elan furnished to us by the Company and Elan, respectively, including financial projections of Elan prepared by management of the Company (the “Company’s Elan Projections”); (5) trading histories of the Company Common Stock and the Elan Shares from July 25, 2012 to July 26, 2013 and a comparison of that trading history with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (7) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, tax synergies and benefits, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”); and (8) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Elan. In addition, we have had discussions with the management of the Company and Elan concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have relied on such projections in performing our analysis have assumed that the Company will perform substantially in accordance with such projections. With respect to the Company’s Elan Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Elan and we have relied on such projections in performing our analysis and have assumed that Elan will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates, including the Expected Synergies, or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Elan and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Elan. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of common stock of the Company, Elan or Holdco would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of common stock of Holdco to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof, and that the financing for the Proposed Transaction will be obtained in accordance with the terms described by the Company. Our opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals, nor do we express any opinion as to any tax or other consequences that might result from the Proposed Transaction and the related transactions contemplated by the Agreement.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received by the stockholders of the Company in the Merger (taking into account the Acquisition) is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed financial services for the Company and Elan in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. In addition, we or one or more of our affiliates is agreeing to provide a portion of the financing required in connection with the Proposed Transaction and will receive customary fees in connection therewith.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Elan for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Barclays Capital, Inc.

BARCLAYS CAPITAL INC.

Annex F

Opinion of Citigroup Global Markets Limited

[On Citigroup Global Markets Limited Letterhead]

August 19, 2013

The Board of Directors

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Members of the Board:

You have requested that we confirm in writing our opinion, as of July 28, 2013, as to the fairness and reasonableness, from a financial point of view, to the holders of the ordinary shares (“Elan Ordinary Shares”) and American Depositary Shares representing such ordinary shares (“Elan ADSs” and, together with Elan Ordinary Shares, “Elan Shares”) of Elan Corporation, plc (“Elan”) of the terms of the Offer (as defined below).

We understand that Elan and Perrigo Company (“Perrigo”) propose to enter into an arrangement to be effected by means of a scheme of arrangement under Section 201 of the Irish Companies Act 1963, as amended, pursuant to which each of Elan and Perrigo will become a wholly-owned indirect subsidiary of a new holding company, such holding company to be named Perrigo Company plc, or a variant thereof (“New Perrigo”) (the “Transaction”). We refer to the announcement made on July 29, 2013 by Elan and Perrigo, in which Elan and Perrigo announce that they had reached an agreement on the terms of a recommended cash and share offer for Elan of $16.50 per Elan share, a copy of which is attached at Annex 1 to this letter (the “Announcement”). Under the terms of the Transaction, holders of Elan Shares will be entitled to $6.25 per share in cash and 0.07636 of an ordinary share of New Perrigo (“New Perrigo Shares”) for each Elan Share, valuing each Elan Share at $16.50 per share based on the closing price of the shares of Perrigo common stock (“Perrigo Common Stock”) on the New York Stock Exchange on July 26, 2013 (the “Offer”).

The Announcement constitutes an announcement of a firm intention to make the Offer under Rule 2.5 of the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended (the “Takeover Code”). The terms and conditions of the Offer are more fully set forth in the Announcement.

Rule 3 of the Takeover Code requires the Board of Directors to obtain competent independent advice on the Offer and in connection with this requirement and the statement given by the Board of Directors in the Announcement that they consider the terms of the Offer to be fair and reasonable, the Board of Directors have asked for our opinion as to whether terms of the Offer are fair and reasonable to such holders, from a financial point of view.

In arriving at our opinion, we reviewed the Announcement, including the transaction agreement entered into between Elan and Perrigo appended thereto, and held discussions with certain senior officers, directors and other representatives and advisors of Elan and certain senior officers and other representatives and advisors of Perrigo concerning the business, operations and prospects of Elan and Perrigo. With respect to Elan, we examined certain publicly available business and financial information, financial forecasts and other information and data, including a range of public market forecasts in relation to the revenue growth of Tysabri. With respect to Perrigo, we examined certain publicly available business and financial information, financial forecasts and other information and data, as well as forecasts relating to the businesses of Perrigo provided to us by the management of Perrigo. We reviewed the financial terms of the Transaction as set forth in the Announcement in relation to, among other things: current and historical market prices and trading volumes of Elan Shares and Perrigo

Common Stock; the historical and projected earnings and other operating data of Elan and Perrigo; and the capitalization and financial condition of Elan and Perrigo. We considered, to the extent publicly available, certain financial, stock market, stock price and other publicly available information relating to the businesses of Elan, Perrigo and other companies whose operations we considered relevant in evaluating those of Elan and Perrigo. In connection with our engagement and at the direction of Elan, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or substantially all of Elan. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Elan and Perrigo that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading and no relevant facts or circumstances had been omitted. With respect to financial forecasts and other information and data relating to Perrigo provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Perrigo that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Perrigo as to the future financial performance of Perrigo, and have assumed, with your consent, that the financial results reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms as set out in the Announcement, without waiver, modification or amendment of any material term, condition or agreement, including, among other things, that Perrigo will obtain financing for the Transaction as set forth in the Announcement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Elan, Perrigo or the Transaction. Our opinion, as set forth herein, relates to the relative values of Elan and Perrigo. We are not expressing any opinion as to what the value of the New Perrigo Shares actually will be when issued pursuant to the Transaction or the price at which the New Perrigo Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Elan or Perrigo nor have we made any physical inspection of the properties or assets of Elan or Perrigo. Our opinion does not address the underlying business decision of Elan to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Elan or the effect of any other transaction in which Elan might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the terms of the Offer. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of July 28, 2013.

We are not legal, tax, regulatory, accounting, actuarial or pharmaceutical, biotechnology or healthcare advisers and our opinion does not address any legal, tax, regulatory, accounting, actuarial, pharmaceutical, biotechnology or healthcare matters, analysis, evaluation or reporting as to which we understand that Elan has obtained such advice as it deemed necessary from qualified professionals in connection with the Transaction. We are financial advisers only and have relied upon, without independent verification, the assessment of Elan and its legal, tax, regulatory, accounting, actuarial or relevant industry technical expert advisers with respect to legal, tax, regulatory, accounting, actuarial or pharmaceutical and biotechnology technical matters arising out of or in connection with the Transaction.

Citigroup Global Markets Limited has acted as financial advisor to Elan in connection with the proposed Transaction and will receive a fee for such services, which is contingent upon the consummation of the Transaction. We and our affiliates in the past have provided services to Elan unrelated to the proposed Transaction, for which services we and such affiliates have received compensation, including, without limitation:

having acted (a) as financial advisor to Elan in connection with (i) the sale of the Elan Drug Technology asset to Alkermes plc in September 2011, (ii) the entry into a new intercompany revolving loan facility to be used to repurchase existing debt in September 2012, (iii) the divestiture of Prothena Corporation plc in December 2012, (iv) the entry into the restructuring agreement with Biogen Idec, Inc. for Tysabri in February 2013, and (v) the successful defense against a hostile bid by Royalty Pharma in June 2013, and (b) as sole agent to Elan in connection with its “Dutch Auction” tender offer in April 2013. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Elan and Perrigo for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Elan, Perrigo and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Elan in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Transaction. We accept no responsibility to any persons other than the Board of Directors of Elan in relation to the contents or issuance of this letter, even if it has been disclosed with our consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of July 28, 2013, that, from a financial point of view, the terms of the Offer are fair and reasonable as far as the shareholders of Elan are concerned.

Very truly yours,

/s/ Basil Geoghegan
Basil Geoghegan
Managing Director

FOR AND ON BEHALF OF
CITIGROUP GLOBAL MARKETS LIMITED

Annex G

[Letterhead of Morgan Stanley & Co. International Plc.]

Board of Directors

Elan Corporation plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Date: 28th July 2013

PRIVATE AND CONFIDENTIAL

Dear Sirs,

We understand that Elan Corporation Plc. (“Elan”) and Perrigo Company (“Perrigo”) propose to enter into arrangement to be effected by means of a scheme of arrangement under Section 201 of the Irish Companies Act 1963, as amended, pursuant to which each of Elan and Perrigo will become a wholly owned indirect subsidiary of a new holding company, such holding company to be named Perrigo Company plc, or a variant thereof (“New Perrigo”) (the “Acquisition”). We refer to the draft announcement to be made on or around 29 July 2013 by Elan and Perrigo, in which Elan and Perrigo announce that they had reached an agreement on the terms of a recommended cash and share offer for Elan of US$16.50 per Elan share, a copy of which is attached at Annex 1 to this letter (the “Announcement”). Under the terms of the Acquisition, the Elan shareholders will be entitled to US$6.25 per share in cash and 0.07636 shares of New Perrigo for each Elan share, valuing each Elan share at US$16.50 per share based on the closing price of the Perrigo shares on the New York Stock Exchange on 26 July 2013 (the “Offer”).

The Announcement constitutes an announcement of a firm intention to make the Offer under Rule 2.5 of the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended (the “Takeover Code”). The terms and conditions of the Offer are more fully set forth in the Announcement.

Rule 3 of the Takeover Code requires the Board of Directors (the “Directors”) to obtain competent independent advice on the Offer and in connection with this requirement and the statement given by the Directors in the Announcement that they consider the terms of the Offer to be fair and reasonable, the Directors have asked for our opinion as to whether, from a financial point of view, the terms of the Offer are fair and reasonable as far as the shareholders of Elan are concerned.

For purposes of the opinion set forth herein, we have:

(a)	reviewed certain publicly available financial statements and other business and financial information published by Elan and Perrigo, respectively;

(b)	reviewed certain internal financial statements and other financial and operating data concerning Elan and Perrigo;

(c)	reviewed certain financial projections prepared by the management of Perrigo;

(d)	reviewed certain financial forecasts for Elan, including a range of public market forecasts in relation to the revenue growth of Tysabri®;

(e)	discussed the past and current operations and financial condition and the prospects of Elan with senior executives;

(f)	attended reverse due diligence sessions with Perrigo senior management during which we were provided with an opportunity to discuss Perrigo’s past and current operations, financial conditions and key risks and challenges, both legal and commercial, facing the business;

(g)	reviewed the reported prices and trading activity for Elan and Perrigo shares;

(h)	compared the financial performance of Elan and Perrigo and the prices and trading activity of Elan and Perrigo shares with that of certain other publicly-traded companies comparable with Elan and Perrigo;

(i)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(j)	participated in certain discussions and negotiations among representatives of Elan and Perrigo and their financial and legal advisers;

(k)	reviewed the draft Announcement, including the transaction agreement to be entered into between Elan and Perrigo appended thereto, to be issued on or around 29 July 2013; and

(l)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by or on behalf of Elan and Perrigo, and which formed a substantial basis for this opinion. We have relied upon, without independent verification, the assessment by the management of Elan of the strategic and other benefits expected to result from the Offer.

We have further relied upon the assurances of Elan’s management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading and no relevant facts or circumstances had been omitted.

In addition, we have assumed that the Offer will be consummated in accordance with the terms set forth in the Announcement without any waiver, amendment or delay of any material terms or conditions thereof. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Offer, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Offer.

In arriving at our opinion we have not conducted a physical inspection of the properties and facilities of Elan or Perrigo and have not made any independent valuation or appraisal of the assets or liabilities (including any derivative or off-balance sheet assets and liabilities) of Elan or Perrigo, nor have we been furnished with any such appraisals. In addition, we have not made any independent valuation or appraisal concerning the solvency or fair value of Elan or Perrigo under any laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Elan or Perrigo.

We are not legal, tax, regulatory, accounting, actuarial or pharmaceutical, biotechnology or healthcare advisers and our opinion does not address any legal, tax, regulatory, accounting, actuarial, pharmaceutical, biotechnology or healthcare matters, analysis, evaluation or reporting as to which we understand that Elan has obtained such advice as it deemed necessary from qualified professionals in connection with the Offer. We are financial advisers only and have relied upon, without independent verification, the assessment of Elan and its legal, tax, regulatory, accounting, actuarial or relevant industry technical expert advisers with respect to legal, tax, regulatory, accounting, actuarial or pharmaceutical and biotechnology technical matters arising out of or in connection with the Offer.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion based on circumstances which may occur after the date of this letter.

Our opinion does not address the relative merits of the Offer as compared to any other alternative business transaction, or other financing or similar alternatives, or whether or not such alternatives could be achieved or are available.

Please note that Morgan Stanley, together with its associated companies, branches and affiliates (the “Morgan Stanley Group”), is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. The Morgan Stanley Group’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. In the ordinary course of our business, the Morgan Stanley Group and its respective directors, officers and employees may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Elan, Perrigo or any other company, or currency or commodity, that may be involved in the Offer or any related derivative instrument.

Morgan Stanley & Co. International Plc (“Morgan Stanley”) has acted as financial adviser to Elan in connection with the Offer and will receive a fee for its services. In addition, Elan has agreed to reimburse our expenses and to indemnify us against certain liabilities that could arise out of our engagement. Furthermore members of the Morgan Stanley Group may have maintained, and may continue to maintain, banking and other commercial relationships with Perrigo and may seek to provide such services to Perrigo in the future.

This opinion has been approved by a committee of Morgan Stanley employees in accordance with our customary practice. In providing our opinion herein we have taken into account the Directors commercial assessment of the Offer. This opinion is for the information of the Directors and may not be disclosed or referred to publicly, or be communicated to any other person or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Elan is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. We accept no responsibility to any person other than the Directors in relation to the contents of this letter, even if it has been disclosed with our consent. This opinion letter is within the scope of the indemnity and engagement letters entered into between Morgan Stanley and Elan in relation to the proposed transaction.

We have not been requested to opine on, and our opinion does not in any manner address, the underlying business decision of the Directors to recommend that the shareholders of Elan accept the Offer and our opinion does not in any way constitute a recommendation by any member of the Morgan Stanley Group as to how any holder of securities of Elan should act in relation to the Offer.

Based on and subject to the foregoing, we are of the opinion on the date hereof that, from a financial point of view, the terms of the Offer are fair and reasonable as far as the shareholders of Elan are concerned.

Yours Sincerely,

Morgan Stanley & Co. International Plc.

/s/ Colm Donlon
Name:	Colm Donlon
Title:	Managing Director

Annex H

List of Relevant Territories for DWT Purposes

1. Albania	36. Macedonia
2. Armenia	37. Malaysia
3. Australia	38. Malta
4. Austria	39. Mexico
5. Bahrain	40. Moldova
6. Belarus	41. Montenegro
7. Belgium	42. Morocco
8. Bosnia & Herzegovina	43. Netherlands
9. Bulgaria	44. New Zealand
10. Canada	45. Norway
11. Chile	46. Pakistan
12. China	47. Panama
13. Croatia	48. Poland
14. Cyprus	49. Portugal
15. Czech Republic	50. Qatar
16. Denmark	51. Romania
17. Egypt	52. Russia
18. Estonia	53. Saudi Arabia
19. Finland	54. Serbia
20. France	55. Singapore
21. Georgia	56. Slovak Republic
22. Germany	57. Slovenia
23. Greece	58. South Africa
24. Hong Kong	59. Spain
25. Hungary	60. Sweden
26. Iceland	61. Switzerland
27. India	62. Turkey
28. Israel	63. Ukraine
29. Italy	64. United Arab Emirates
30. Japan	65. United Kingdom
31. Korea	66. USA
32. Kuwait	67. Uzbekistan
33. Latvia	68. Vietnam
34. Lithuania	69. Zambia
35. Luxembourg

H-1

Annex I

PERRIGO COMPANY

ANNUAL INCENTIVE PLAN

Perrigo Company, a Michigan corporation, adopts the Perrigo Company Annual Incentive Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract and retain highly qualified employees and to provide additional financial incentives to such employees to promote the success of the Company and its subsidiaries. Remuneration payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

1. Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(c) “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan that is comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” within the meaning of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

(d) “Company” shall mean Perrigo Company, a Michigan corporation.

(e) “Covered Employee” shall mean the Company’s Chief Executive Officer, each other executive officer of the Company, and each other employee that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

(f) “Disability” shall mean disability as defined under the Company’s long-term disability insurance plan under which the Participant is then covered or, if the Participant is not covered under such a plan, shall have the meaning set forth in Code Section 22(e)(3).

(g) “Incentive Bonus” shall mean, for each Participant, an annual bonus to be paid in the amount determined by the Committee pursuant to Section 6 below.

(h) “Maximum Potential Incentive Bonus” shall mean, with respect to any Participant for any fiscal year, $5,000,000.

(i) “Participant” means, with respect to any fiscal year, an employee of the Company or its subsidiaries who has been designated as eligible to participate in the Plan for such fiscal year in accordance with Section 3.

(j) “Performance Goal(s)” means the level or levels of Performance Measures established by the Committee for a fiscal year.

(k) “Performance Measures” means, with respect to any fiscal year, one or more of the following, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; net income; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; delivery performance; safety record; stock price; and total stockholder return. Performance goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance goals. The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation ,or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause an award to fail to qualify as performance-based compensation within the meaning of Code Section 162(m) with respect to a Covered Employee.

(l) “Regulations” shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

(m) “Retirement” shall mean termination of employment with the Company and its affiliates which occurs (i) pursuant to a voluntary early retirement program approved by the Board or the Committee, (ii) after attaining age 65, or (iii) after attaining age 60 or older with 10 or more years of service with the Company and its affiliates. For this purpose, a year of service shall be a completed 12-month period of service beginning on the first day of the Participant’s service with the Company or an affiliate or an anniversary of such date.

2. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay an Incentive Bonus for each Participant. Such power and authority shall include the right to exercise discretion to reduce but not to increase the Incentive Bonus payable to a Participant; provided, however, that the exercise of such discretion with respect to any Participant shall not have the effect of increasing the Incentive Bonus that is payable to any other Participant. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, its subsidiaries, any Participant and any person claiming any benefit or right under the Plan. The Committee, in its discretion, may delegate its authority under the Plan to any senior executive officer of the Company with respect to Participants who are not senior executive officers or Covered Employees.

3. Eligibility. The Committee shall designate the employees or classes of employees of the Company and its affiliates who shall be eligible “Participants” in the Plan for a fiscal year.

4. Awards. Not later than the 90th day of each fiscal year of the Company, the Committee shall designate, in writing, the Performance Goal(s) to be attained for each Participant for such fiscal year based on one or more Performance Measures, and the payout schedule detailing the total amount which may be available for payout to each Participant based upon the relative level of attainment of the Performance Goal(s) with respect to such Performance Measure(s).

5. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, but in no event later than September 15 following the end of such fiscal year, the Committee shall certify, in writing, (i) whether and to what extent the Performance Goal(s) for the fiscal year were satisfied, and (ii) the amount available for each Participant’s Incentive Bonus for such fiscal year based upon the payout schedule established under Section 4 for such Participant for the fiscal year.

6. Termination of Employment. Unless determined otherwise by the Committee, if a Participant’s employment with the Company and subsidiaries terminates during the fiscal year due to Retirement, death, or Disability, the Participant shall be entitled to receive a pro rata portion of the Incentive Bonus for such fiscal year in an amount equal to the Incentive Bonus the Participant would have received had he or she remained employed until the end of the fiscal year, pro rated based on the number of days in the fiscal year prior to the Participant’s termination of employment. Unless the Committee determines otherwise, if a Participant’s employment terminates prior to the last day of a fiscal year for any other reason, no Incentive Bonus will be payable to such Participant with respect to such fiscal year.

7. Payment of Incentive Bonuses. The amount of the Incentive Bonus actually paid to a Participant for a fiscal year shall be such amount as determined by the Committee in its sole discretion, including zero, provided that the actual Incentive Bonus paid shall not exceed the lesser of (i) the amount determined as payable by the Committee under Section 5 for the fiscal year or, (ii) the Maximum Potential Incentive Bonus. Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, but in no event later than September 15 following the fiscal year to which such Incentive Bonus relates.

8. No Right to Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Participant without incurring liability to any person under the Plan or otherwise.

9. Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to the Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

11. Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

12. Repayment/Forfeiture of Incentive Bonus. If the Company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) any Participant whose Incentive Bonus is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, and (b) any Participant who the Committee determines either knowingly engaged in or failed to prevent the misconduct, or whose actions or in actions with respect to the misconduct and restatement constituted gross negligence, shall be required to reimburse the Company the amount of any payment of any Incentive Bonus earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement. To the extent such Incentive Bonus was deferred under a nonqualified deferred compensation plan maintained by the Company rather than paid to the Participant, the amount of bonus deferred (and any earnings thereon) shall be forfeited.

13. Adoption, Amendment, Suspension and Termination of the Plan.

(a) The Plan shall be effective for the fiscal year of the Company commencing July 1, 2008 and shall continue in effect until terminated as provided below; provided, however, any Award to a Covered Employee shall be contingent on stockholder approval of the Plan at the Company’s 2008 Annual Meeting of Stockholders. If the Plan is not approved by stockholders at the Company’s 2008 Annual Meeting of Stockholders, any awards granted under the Plan to Covered Employees shall be null and void and of no effect.

(b) Subject to the limitations set forth in paragraph (c) below, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code.

(c) No amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

14. Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Michigan, other than the choice of law rules thereof.

Annex J

PERRIGO COMPANY

2013 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE. Perrigo Company sponsors the Perrigo Company 2008 Long-Term Incentive Plan (the “Plan”) to encourage employees, directors and other persons providing significant services to Perrigo Company and its subsidiaries to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of share owners, and to enhance the ability of the Company to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. The following provisions constitute an amendment and restatement of the Plan, which shall be known as the “Perrigo Company 2013 Long-Term Incentive Plan” on and after the Effective Date. The amended and restated Plan shall apply to Awards granted on or after the Effective Date.

SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Share Award, Performance Share, Performance Unit, Restricted Share Unit, or any other right, interest, or option relating to Shares or other securities of the Company granted pursuant to the provisions of the Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder and signed by both the Company and the Participant.

(d) “Beneficiary” means the person or persons to whom an Award is transferred by his or her will or by the laws of descent and distribution of the state in which the Participant resided at the time of his or her death.

(e) “Board” means the Board of Directors of Perrigo Company.

(f) “Cause” means any of the following events, as determined by the Committee:

(1) The commission of an act which, if proven in a court of law, would constitute a felony violation under applicable criminal laws;

(2) A breach of any material duty or obligation imposed upon the Participant by the Company;

(3) Divulging the Company’s confidential information, or breaching or causing the breach of any confidentiality agreement to which the Participant or the Company is a party;

(4) Engaging or assisting others to engage in business in competition with the Company;

(5) Refusal to follow a lawful order of the Participant’s superior or other conduct which the Board or the Committee determines to represent insubordination on the part of the Participant; or

(6) Other conduct by the Participant which the Board or the Committee, in its discretion, deems to be sufficiently injurious to the interests of the Company to constitute cause.

(g) A “Change in Control” means the occurrence of any of the following:

(1) Any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions) (other than (A) the Company, (B) any employee benefit plan of the Company or any Trustee of or fiduciary with respect to any such plan when acting in such capacity, or (C) any person who, on the Effective Date of the Plan, is an Affiliate of Perrigo Company and owning in excess of ten percent (10%) of the outstanding Shares of Perrigo Company and the respective successors, executors, legal representatives, heirs and legal assigns of such person), alone or together with its Affiliates and associates, and other than in a merger or consolidation of the type referred to in subsection (g)(2) below, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of the Shares then outstanding;

(2) The consummation of a merger, consolidation or similar transaction involving the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior to such consummation do not beneficially own (within the meaning of Rule 13d-3 of the Exchange Act or comparable successor rules), directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the surviving entity in such merger, consolidation or similar transaction, or (B) outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(3) The Continuing Directors no longer constitute a majority of the Board.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(i) “Committee” means the Compensation Committee of the Board, which shall consist of not fewer than three directors, taking into consideration for each such director (i) the rules under Section 16(b) of the Exchange Act regarding “non-employee directors,” (ii) the requirements of Section 162(m) of the Code regarding “outside directors,” and (iii) the rules regarding “independent directors” of the securities exchange on which the Shares are listed, or any successor definition to any of the foregoing.

(j) “Company” means Perrigo Company, its subsidiaries and/or Affiliates.

(k) “Continuing Director” means any person who was a member of the Board on the Effective Date of the Plan, and any new director thereafter elected by the shareholders or appointed by the Board, provided such new director’s election or nomination for election by the Company’s shareholders was approved by a majority of directors who were either directors on the Effective Date or whose election or nomination for election was previously so approved.

(l) “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(m) “Disability” means (i) with respect to an Employee, disability as defined under the Company’s long term disability insurance plan under which such Employee is then covered; (ii) with respect to any Participant who is not covered under a Company long-term disability plan, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee in its sole discretion.

(n) “Dividend Equivalent” means a credit made to the bookkeeping account maintained by the Committee on behalf of a Participant, in an amount equal to the dividends paid on one Share for each Share represented by an Award held by such Participant, as described in Section 11 hereof.

(o) “Effective Date” has the meaning set forth in Section 17 hereof.

(p) “Employee” means any employee of the Company or of any Affiliate.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(r) “Fair Market Value” means (i) with respect to a Share, the last reported sale price of a Share on the date of determination, or on the most recent date on which the Share is traded prior to that date, as reported on the securities exchange on which the Shares are listed, and (ii) with respect to any other property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(s) “Incentive Stock Option” means an Option that, at the time such Option is granted under Section 6 hereof, qualifies as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto. Only Employees may be awarded Incentive Stock Options.

(t) “Involuntary Termination for Economic Reasons” means that the Participant’s Termination Date occurs due to involuntary termination of employment by the Company by reason of a corporate restructuring, a disposition or acquisition of a business or facility, or a downsizing or layoff, as determined by the Company’s Chief Executive Officer, in his sole discretion, or by the Committee in the case of a Participant subject to Section 16 of the Exchange Act.

(u) “Nonstatutory Stock Option” means an Option granted under Section 6 hereof that is not intended to be an Incentive Stock Option.

(v) “Option” means an Award of an Incentive Stock Option or a Nonstatutory Stock Option.

(w) “Original Effective Date” means October 28, 2003.

(x) “Participant” means an Employee or director of, or a consultant or other person providing significant services to the Company who has been granted an Award under the Plan.

(y) “Performance Award” means any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

(z) “Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which the performance goals specified by the Committee with respect to such Award are to be measured.

(aa) “Performance Share” means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(bb) “Performance Unit” means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(cc) “Person” means any individual, corporation, partnership, association, joint-stock company, Company, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

(dd) “Prior Stock Plans” means the Perrigo Company Employee Stock Option Plan, the Perrigo Company Non-Qualified Stock Option Plan for Directors, the Perrigo Company Restricted Stock Plan for Directors, and the Perrigo Company Restricted Stock Plan for Directors II.

(ee) “Restricted Share” means any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(ff) “Restricted Share Award” means an award of Restricted Shares under Section 8 hereof.

(gg) “Restricted Share Unit” or “RSU” means restricted share units which entitle the Participant to receive Shares or the value thereof which is determined in whole or in part, or is otherwise based, on Shares pursuant to Section 10 hereof.

(hh) “Retirement” means a Participant’s Termination Date which occurs (i) pursuant to a voluntary early retirement program approved by the Board or the Committee, (ii) after attaining age 65, or (iii) after attaining age 60 with ten or more years of service with the Company. For this purpose, a year of service shall be a completed 12-month period of service beginning on the first day of the Participant’s service with the Company as an employee, director or consultant, or an anniversary of such date.

(ii) “Shares” means shares of common stock, without par value, of Perrigo Company and such other securities of the Company as the Committee may from time to time determine.

(jj) “Short-Term Deferral Period” means, with respect to an amount payable pursuant to an Award, the period ending no later than the 15th day of the third month following the later of (i) the end of the Participant’s taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the end of the Company’s fiscal year in which the amount is no longer subject to a substantial risk of forfeiture. A Participant shall have no discretion over the payment date and shall have no right to interest as a result of payment on a date other than the first day of the Short-Term Deferral Period.

(kk) “Stock Appreciation Right” means any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(ll) “Ten Percent Shareholder” means a person who owns (after taking into account the attribution rules of Section 424(b) of the Code or any successor provision thereto) more than 10% of the combined voting power of all classes of shares beneficial interest of the Company.

(mm) “Termination Date” means the date that a Participant both ceases to be an Employee or director and ceases to perform any material services for the Company, including, but not limited to, advisory or consulting services or services as a member of the Board. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have a Termination Date if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

SECTION 3. ADMINISTRATION.

(a) AUTHORITY OF COMMITTEE. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may be granted; (ii) determine the type or types of Awards to be granted to Participants; (iii) determine the number of

Shares to be covered by each Award granted hereunder and the term of each such Award; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder, which terms and conditions may provide for the forfeiture of Awards, the repayment of cash or Shares or other amounts received with respect to an Award and/or the repayment of any gains or profits on a Participant’s sale of Shares acquired under an Award under specified circumstances; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances, any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ix) establish, amend and rescind rules and regulations relating to the Plan or to sub-plans that may be established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign laws; (x) appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, and shareholder, and any Employee, director or consultant of the Company or of any Affiliate.

(b) DELEGATION OF AUTHORITY TO CEO. The Committee has delegated to the Company’s Chief Executive Officer the authority to grant Awards to Participants, other than Participants who are subject to Section 16 of the Exchange Act, and to determine the terms and conditions of such Awards, subject to the limitations of the Plan and such other limitations and guidelines as the Committee may deem appropriate. Such delegation of authority includes the authority to determine the type or types of Awards to be granted to the Participant, the number of Shares to be covered by each such Award, the expiration date of each such Award, the period during which an Option shall be exercisable which may be determined at or subsequent to grant, the restriction period applicable to Restricted Share Awards, the performance criteria and performance period applicable to Performance Awards, the terms and conditions relating to the effect of a Participant’s Termination Date on Options, Stock Appreciation Rights and Restricted Shares, and the effect of a Change in Control on any Award awarded to a Participant. The CEO may amend the terms of any Award theretofore granted to a Participant, other than Participants who are subject to Section 16 of the Exchange Act; provided, however, that no such amendment shall impair the rights of any Participant without his or her consent.

SECTION 4. DURATION OF, AND SHARES SUBJECT TO PLAN.

(a) TERM. The Plan shall remain in effect until terminated by the Board, provided, however, that no Award may be granted under the Plan more than 10 years after the Effective Date, but any Award theretofore granted may extend beyond that date.

(b) SHARES SUBJECT TO THE PLAN. The maximum number of Shares in respect for which Awards may be granted under the Plan, subject to adjustment as provided in Section 4(c) of the Plan, is (i) 3,100,000, plus (ii) the number of Shares that remained available for issuance under the Plan as of the Effective Date (including Shares underlying outstanding awards under the Plan and Prior Stock Plans that are forfeited, terminated, expire unexercised or are otherwise settled without the delivery of Shares on and after the Effective Date). No further awards shall be made under the Prior Stock Plans after the Original Effective Date. No Participant may be granted Awards in any one calendar year with respect to more than 400,000 Shares. The maximum amount payable in cash to a Covered Employee for any calendar year with respect to any Award subject to Section 14 shall be $6,000,000.

(c) For the purpose of computing the total number of Shares available for Awards under the Plan, there shall be counted against the foregoing limitations the number of Shares subject to issuance upon exercise or settlement of Awards as of the dates on which such Awards are granted. The Shares which were previously subject to Awards shall again be available for Awards under the Plan if any such Awards are forfeited, terminated, expire unexercised, settled in cash or exchanged for other Awards (to the extent of such forfeiture or expiration of such Awards), or if the Shares subject thereto can otherwise no longer be issued. Further, any Shares which are used as full or partial payment to the Company by a Participant of the purchase price of Shares or the tax withholding requirement with respect to any Awards granted under the Plan shall again be available for Awards under the Plan. The number of Shares that are forfeited, expire unexercised or are otherwise settled without the delivery of Shares under the Prior Stock Plans on and after the Original Effective Date shall again be available for Awards under this Plan. If a Stock Appreciation Right is settled in Shares, Shares that are in excess of the net Shares delivered on exercise of such Stock Appreciation Right shall be added back to the number of Shares available for future Awards under the Plan.

(d) Shares which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares shall be issued under the Plan.

(e) CHANGES IN SHARES. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin off or similar transaction or other change in corporate structure affecting the Shares, the Committee shall make equitable adjustments and substitutions with respect to (i) the aggregate number, class and kind of Shares which may be delivered under the Plan, in the aggregate or to any one Participant, (ii) the number, class, kind and option or exercise price of Shares subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and (iii) the number, class and kind of Shares subject to, Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company). The Committee shall have the sole discretion to determine the manner of such equitable adjustment or substitution, provided that the number of Shares or other securities subject to any Award shall always be a whole number.

SECTION 5. ELIGIBILITY. Any Employee, director, consultant or other person providing material services to the Company shall be eligible to be selected as a Participant. Awards may be granted to Employees, directors or consultants of the Company or Affiliates who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(a) OPTION PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that (i) such purchase price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option, and (ii) such purchase price for an Incentive Stock Option granted to a Ten Percent Shareholder shall be not less than 110% of the Fair Market Value of the Share on the date of grant of the Option.

(b) OPTION PERIOD. The term of each Option shall be fixed by the Committee in its sole discretion; provided that (i) no Option shall be exercisable after the expiration of ten years from the date the Option is granted, and (ii) no Incentive Stock Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five years from the date the Option is granted.

(c) EXERCISABILITY. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary date of the granting of the Incentive Stock Option.

(d) METHOD OF EXERCISE. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

(e) INCENTIVE STOCK OPTIONS. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. An Incentive Stock Option must be exercised within three months following the Participant’s Termination Date, or within 12 months if such termination is by reason of death or Disability. If an Option intended to be an Incentive Stock Option fails to satisfy the requirements of Section 422 of the Code, such Option will automatically convert to a Nonstatutory Stock Option.

(f) REPRICING. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without the approval of the Company’s shareholders.

SECTION 7. STOCK APPRECIATION RIGHTS.

(a) GRANT OF AWARDS. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. Each Share subject to a Stock Appreciation Right shall have an exercise price of not less than Fair Market Value of a Share on the date of grant of the Stock Appreciation Right. The term of the Stock Appreciation Right shall be fixed by the Committee in its sole discretion, provided that no Stock Appreciation Right shall be exercisable after the expiration of 10 years from the date the Stock Appreciation Right is granted. The Committee, in its sole discretion, shall establish or impose such other terms and conditions with respect to Stock Appreciation Rights as it shall deem appropriate, which need not be the same with respect to each recipient.

(b) OPTIONS. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted, and may be exercised only if and when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the aggregate purchase price for the Option. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised.

SECTION 8. RESTRICTED SHARES.

(a) GRANT OF AWARDS. Restricted Share Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Share Awards need not be the same with respect to each recipient.

(b) REGISTRATION. Any Restricted Shares issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Shares awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

(c) FORFEITURE. Except as set forth in Section 12 or otherwise determined by the Committee at the time of grant, upon a Participant’s Termination Date for any reason during the restriction period, all Restricted Shares still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Shares, except for Restricted Share Awards that are intended to comply with the performance-based compensation requirements of Section 14. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after the period of forfeiture, as determined or modified by the Committee, shall expire.

SECTION 9. PERFORMANCE AWARDS.

(a) GRANT OF AWARDS. Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period, the length of the Performance Period, and the amount of the Award to be distributed shall be determined by the Committee upon the grant of each Performance Award. Subject to the provisions of the Plan, the Committee, in its sole discretion, shall determine the Participants to whom and the time or times at which such Awards shall be made and all conditions of the Awards. The provisions of Performance Awards need not be the same with respect to each recipient.

(b) PAYMENT OF AWARDS. Following the end of each Performance Period, the Committee shall certify the extent to which the performance criteria and other conditions of the Award are achieved. Except as otherwise provided in the Plan, Performance Awards shall be settled following the Committee’s certification after the end of the relevant Performance Period, but in no event shall settlement occur later than the last day of the Short-Term Deferral Period applicable to the Award. Performance Awards may be paid in cash, Shares, other property or any combination of the foregoing, as determined in the sole discretion of the Committee at the time of payment.

SECTION 10. RESTRICTED SHARE UNIT AWARDS.

(a) GRANT OF AWARDS. Restricted Share Unit (“RSU”) Awards may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. At the time of grant of an RSU Award, the Committee shall determine the number of RSUs subject to the Award, when such RSUs shall vest, any conditions (such as continued employment) that must be met in order for the RSUs to vest at the end of the applicable restriction period, and any purchase price applicable to the Award. The Committee shall establish a bookkeeping account in the Participant’s name that reflects the number and type of RSUs standing to the credit of the Participant.

(b) PAYMENT OF AWARDS. Each RSU that vests entitles the Participant to one Share, cash equal to the Fair Market Value of a Share on the date of vesting, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Any fractional RSU shall be payable in cash. Except as otherwise provided in the Plan or in an Award Agreement, payment in Shares or cash (as applicable) shall be made upon the vesting of am RSU and in no event later than the last day of the Short-Term Deferral Period; provided, however, that a Change in Control (as defined in Section 2) shall not accelerate the payment date of an RSU that is subject to Section 409A of the Code unless such Change in Control is also a “change in control event” as defined in the regulations under Section 409A of the Code.

SECTION 11. DIVIDEND EQUIVALENTS

If the Committee so determines at the time of grant of an Award, the Company shall credit to a bookkeeping account maintained on behalf of such Participant an amount equal to the amount of the dividends the Participant would have received, if such Award held by the Participant on the record date for such dividend payment had been a Share. No interest or other earnings shall accrue on such bookkeeping account. Amounts attributable to such dividend equivalents shall be subject to the same terms and conditions as the Awards to which such dividend equivalents relate.

SECTION 12. EFFECT OF TERMINATION DATE

(a) AWARDS, GENERALLY. The Committee shall have the discretion to establish terms and conditions relating to the effect of the Participant’s Termination Date on Awards under the Plan.

(b) OPTIONS, STOCK APPRECIATION RIGHTS, AND RESTRICTED SHARES. Unless the Committee determines otherwise with respect to an Award of Options, Stock Appreciation Rights or Restricted Shares as provided in the applicable Award Agreement, and subject to the terms of the Plan, the following provisions shall apply to Options, Stock Appreciation Rights and Restricted Shares on a Participant’s Termination Date.

(1) DEATH, DISABILITY, RETIREMENT. If the Participant’s Termination Date occurs due to the Participant’s death, Disability or Retirement, (i) the restriction period with respect to any Restricted Shares shall lapse, and (ii) the Participant’s outstanding Options and Stock Appreciation Rights shall immediately vest in full and may thereafter be exercised in whole or in part by the Participant (or the duly appointed fiduciary of the Participant’s estate or Beneficiary in the case of death, or conservator of the Participant’s estate in the case of Disability) at any time prior to the expiration of the respective terms of the Options or Stock Appreciation Rights, as applicable.

(2) INVOLUNTARY TERMINATION FOR ECONOMIC REASONS. If the Participant’s Termination Date occurs by reason of Involuntary Termination for Economic Reasons, the Participant may exercise his or her Options and Stock Appreciation Rights, to the extent vested, at any time prior to the earlier of (i) the date which is 30 days after the date which is 24 months after such Termination Date, or (ii) the expiration of the respective terms of the Options or Stock Appreciation Rights. Any Options, Stock Appreciation Rights or Restricted Shares that are not vested at such Termination Date, but are scheduled to vest during the 24-month period following the Termination Date, shall continue to vest during such 24-month period according to the vesting schedule in effect prior to such Termination Date. Any Options, Stock Appreciation Rights and Restricted Shares that are not scheduled to vest during such 24-month period will be forfeited on the Termination Date.

If the Participant dies after the Termination Date while his or her Options or Stock Appreciation Rights remain exercisable under this paragraph (2), the duly appointed fiduciary of the Participant’s estate or his or her Beneficiary may exercise the Options and Stock Appreciation Rights (to the extent that such Options and Stock Appreciation Rights were vested and exercisable prior to death), at any time prior to the later of the date which is (i) 30 days after the date which is 24 months after the Participant’s Termination Date, or (ii) 12 months after the date of death, but in no event later than the expiration of the respective terms of the Options and Stock Appreciation Rights.

(3) TERMINATION FOR CAUSE. If the Participant’s Termination Date is for Cause, at the time such notice of termination is given by the Company (i) any Restricted Shares subject to a restriction period shall be forfeited, and (ii) the Participant’s right to exercise his or her Options and Stock Appreciation Rights shall terminate. If within 60 days of a Participant’s Termination Date the Company discovers circumstances which would have permitted it to terminate the Participant’s employment or service for Cause, such Termination Date shall be deemed to have occurred for reasons of Cause. Any Shares, cash or other property paid or delivered to the Participant under the Plan within 60 days of such Termination Date shall be forfeited and the Participant shall be required to repay such amount to the Company.

(4) OTHER TERMINATION OF EMPLOYMENT OR SERVICE. If the Participant’s Termination Date occurs for reasons other than as described in this Section 12(b), the Participant shall have the right to exercise his or her Options and Stock Appreciation Rights at any time prior to the earlier of (i) the date which is three months after such Termination Date, or (ii) the expiration date of the respective terms of the Options or Stock Appreciation Rights, as applicable, but only to the extent such Option or Stock Appreciation Right, as applicable, was vested prior to such Termination Date. Any Options or Stock Appreciation Rights which are not vested at such Termination Date shall be forfeited on the Termination Date.

If the Participant dies after the Termination Date while his or her Options or Stock Appreciation Rights remain exercisable under this paragraph (4), the duly appointed fiduciary of the Participant’s estate or his or her Beneficiary may exercise the Options or Stock Appreciation Rights (to the extent that such Options or Stock Appreciation Rights were vested and exercisable prior to death), at any time prior to the earlier of (i) 12 months after the date of death, or (ii) the expiration of the respective terms of the Options or Stock Appreciation Rights, as applicable.

(c) RSU AWARDS. Unless the Committee determines otherwise with respect to an RSU Award, the following provisions shall apply.

(1) DEATH, DISABILITY, RETIREMENT. If the Participant’s Termination Date occurs due to the Participant’s death, Disability or Retirement, a service-based vesting RSU shall immediately vest in full, provided that any such Disability is a disability as defined in Section 409A of the Code and the regulations thereunder. Payment of the Award due to death or Disability shall be made within the Short-Term Deferral Period. Subject to Section 16(h) regarding specified employees, payment of the Award due to Retirement shall be made within the 75-day period following the Participant’s separation from service (as defined in Section 409A); provided, however, that the Participant shall not have the right to designate the year of payment if such period spans two calendar years.

(2) INVOLUNTARY TERMINATION FOR ECONOMIC REASONS. If the Participant’s Termination Date occurs by reason of an Involuntary Termination for Economic Reasons that constitutes a separation from service (as defined in Section 409A), (x) any Shares subject to a service-based vesting RSU Award that are scheduled to vest during the 24-month period following such Termination Date shall continue to vest during such 24-month period according to the vesting schedule in effect prior to such Termination Date, and (y) any Shares that are not scheduled to vest during such period shall be forfeited on the Termination Date. Subject to Section 16(h) regarding specified employees, the Participant shall receive payment with respect to such Award when the scheduled vesting date or dates occur.

(3) TERMINATION FOR CAUSE. If the Participant’s Termination Date is for Cause, at the time such notice of termination is given by the Company, the portion of any RSUAward that is not vested shall be forfeited at the time of such notice of termination. If within 60 days of a Participant’s Termination Date the Company discovers circumstances which would have permitted it to terminate the Participant’s employment or service for Cause, such Termination Date shall be deemed to have occurred for reasons of Cause. Any Shares, cash or other property paid or delivered to the Participant under the Plan within 60 days of such Termination Date shall be forfeited and the Participant shall be required to repay such amount to the Company.

(4) OTHER TERMINATION OF EMPLOYMENT OR SERVICE. If the Participant’s Termination Date occurs for reasons other than as described in this Section 12(c), the portion of any RSU Award that is not vested at such Termination Date shall be forfeited on the Termination Date.

SECTION 13. CHANGE IN CONTROL PROVISIONS.

Notwithstanding any other provision of the Plan to the contrary, unless the Committee determines otherwise with respect to any individual Award, as stipulated in the applicable Award Agreement, in the event of a Change in Control:

(a) Any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested.

(b) The restrictions and deferral limitations applicable to any Restricted Shares shall lapse, and such Restricted Shares shall become free of all restrictions and limitations and become fully vested and transferable.

(c) All Performance Awards shall be considered to be earned and payable in full and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed, provided the Change in Control is a “change in control event” as defined in the regulations under Section 409A of the Code.

(d) The restrictions and deferral limitations and other conditions applicable to any RSU Award or any other Awards shall lapse, and such RSU Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(e) In addition to the foregoing, the Committee may take any one or more of the following actions with respect to any or all Awards that were granted on or after February 7, 2007, without the consent of any Participant:

(1) The Committee may require that Participants surrender outstanding Options and Stock Appreciation Rights in exchange for one or more payments by the Company, in cash or Shares as determined by the Committee, equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and Stock Appreciation Rights exceeds the purchase price. Payment shall be made on such terms as the Committee determines.

(2) After giving Participants an opportunity to exercise their outstanding Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Options and Stock Appreciation Rights at such time as the Committee deems appropriate.

(3) The Committee may determine that any Awards that remain outstanding after the Change in Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(4) Any such surrender, termination or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify.

SECTION 14. CODE SECTION 162(M) PROVISIONS.

(a) Notwithstanding any other provision of this Plan, if the Committee determines at the time any Restricted Shares, Performance Awards or RSU Awards are granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a Covered Employee, then the Committee may provide that this Section 14 is applicable to such Award.

(b) If an Award is subject to this Section 14, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following: cash flow; cash flow from operations; net income, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; cost control; debt reduction; productivity; delivery performance; safety record; stock price; stock price appreciation; and total stockholder return, of the Company or the Affiliate or division of the Company for or within which the Participant is primarily employed. Such performance goals also may be based upon the attaining specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the times period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code and the regulations thereunder.

(c) Notwithstanding any provision of this Plan other than Section 13, with respect to any Award that is subject to this Section 14, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(d) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 14 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(B) of the Code or any successor thereto.

SECTION 15. AMENDMENT AND TERMINATION.

(a) The Board may amend, alter or discontinue the Plan at any time; provided, however, no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee’s or Participant’s consent; provided, further that, any amendment that would (i) except as is provided in Section 4(c) of the Plan, increase the total number of shares reserved for the purpose of the Plan, (ii) change the employees or class of employees eligible to participate in the Plan, (iii) change the minimum exercise price for any Option or Stock Appreciation Right below the minimum price set forth in Section 6(a) and Section 7 of the Plan, as applicable, or (iv) materially (within the meaning of rules of the securities exchange on which the Shares are then listed) change the terms of the Plan, shall not be effective without the approval of Perrigo Company’s shareholders.

(b) The Committee and the Chief Executive Officer may amend the terms of any Award therefore granted as provided in Sections 3(a) and 3(b), respectively; provided, that no such amendment shall impair the rights of any Participant without his or her consent.

(c) Except as provided in Section 14, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

SECTION 16. GENERAL PROVISIONS.

(a) TRANSFERS OF AWARDS. Unless the Committee determines otherwise with respect to an Award other than an Incentive Stock Option, no Award, and no Shares subject to Awards granted under the Plan which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Unless the Committee determines otherwise, each Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, subject to such rules as the Committee may establish, a Nonstatutory Stock Option may be transferred by a Participant during his or her lifetime to a trust, partnership or other entity established for the benefit of the Participant and his or her immediate family which, for purposes of the Plan, shall mean those persons who, at the time of such transfer, would be entitled to inherit part or all of the estate of the Participant under the laws of intestate succession then in effect in the state in which the Participant resides if the Participant had died on such transfer date without a will.

(b) NO RIGHT TO BE GRANTED AWARDS. No Employee or Participant shall have any claim to be granted any Award under the Plan nor to remain in the employment or service of the Company and there is no obligation for uniformity of treatment of Employees or Participants under the Plan. The Committee may, in its sole discretion, condition eligibility for an Award on the execution of a noncompete or similar-type agreement.

(c) ACCEPTANCE OF AWARD. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(d) VESTING DURING DISABILITY. Unless the Committee determines otherwise, the vesting of Awards granted hereunder shall continue during any period of short-term disability. A Participant who is absent from work due to a long-term disability shall continue to vest until the earlier of (i) the six month anniversary of the commencement of the Participant’s long-term disability, or (ii) the Participant’s Termination Date.

(e) SHARE CERTIFICATES. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any securities exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f) DEFERRAL OF AWARDS. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(g) PAYMENT FOR AWARDS. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(h) SECTION 409A SPECIFIED EMPLOYEES AND SEPARATE PAYMENTS. Notwithstanding any other provision of the Plan, if and to the extent any portion of any payment of an Award to a Participant is payable upon the Participant’s separation from service (as defined in Section 409A) and the Participant is a specified employee (as defined in Section 409A) as determined by the Company in accordance with its procedures, such portion of the payment shall be delayed to the first business day following the six-month anniversary of such separation from service. Each amount payable under an Award that is subject to Section 409A is hereby designated a separate payment for purposes of Section 409A.

(i) WITHHOLDING TAXES. The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of any withholding taxes due in respect of an Award or payment hereunder, including withholding from other compensation payable to the Participant by the Company, and shall take all actions as it determines are necessary to satisfy all obligations for the payment of applicable withholding taxes, including, without limitation, any Federal Insurance Contributions Act (“FICA”) taxes due on the vesting of an Award. The Committee shall be authorized to establish procedures for Participants to elect to satisfy such withholding tax obligations by (i) the delivery of, or directing the Company to retain, Shares, or (ii) tendering payment to the Company in the form of a personal check, a bank order, a money order, or such other form of cash payment as may be approved by the Committee.

(j) NO IMPACT ON ADOPTION OF OTHER COMPENSATION PROGRAMS. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

(k) GOVERNING LAW. The Plan and any rules and regulations relating to the Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the State of Michigan (without reference to principles of conflicts of laws) shall govern the operation of, and the rights of Participants under, the Plan and Awards granted hereunder. With respect to Awards granted to Participants who are foreign nationals or who are employed outside the United States, the Plan and any rules and regulations relating to the Plan shall be governed by the applicable Code provisions to the maximum extent possible and otherwise by the laws of the State of Michigan (without reference to principles of conflicts of laws) and, to the extent that applicable foreign law differs from the Code and Michigan law, in accordance with applicable foreign law.

If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

SECTION 17. EFFECTIVE DATE OF PLAN. This amendment and restatement of the Plan shall be effective on the date that it is approved by the Company’s shareholders (the “Effective Date”).

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Subject to the provisions of and so far as may be admitted by the Companies Acts, every director and the secretary of New Perrigo shall be entitled to be indemnified by New Perrigo against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of New Perrigo and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.

In addition, as far as is permissible under the Companies Acts, New Perrigo shall indemnify any current or former executive officer of New Perrigo (excluding any present or former directors of New Perrigo or secretary of New Perrigo), or any person who is serving or has served at the request of New Perrigo as a director or executive officer of another company, joint venture, trust or other enterprise, including any New Perrigo subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to New Perrigo, or (b) such Covered Party’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of New Perrigo.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

Item 21. Exhibits and Financial Statement Schedules

(a)	The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this joint proxy/registration statement.

Exhibit Number	Exhibit Description

2.1	Transaction Agreement, dated as of July 28, 2013, between Elan Corporation, plc, Perrigo Company, Leopard Company, Habsont Limited and Perrigo Company Limited (formerly known as Blisfont Limited) (included as Annex A to this joint proxy statement/prospectus that is a part of this registration statement)

2.2	Appendix I to Rule 2.5 Announcement (Conditions of the Acquisition and the Scheme) (included as Annex B to this joint proxy statement/prospectus that is a part of this registration statement)

2.3	Expenses Reimbursement Agreement, dated as of July 28, 2013, between Elan Corporation, plc and Perrigo Company (included as Annex C to this joint proxy statement/prospectus that is a part of this registration statement)

3.1	Form of Memorandum and Articles of Association of Perrigo Company Limited (formerly known as Blisfont Limited) (included as Annex D to the joint proxy statement/prospectus that is a part of this registration statement)

Exhibit Number	Exhibit Description

5.1*	Form of opinion of Dillon Eustace as to the validity of the Perrigo Company Limited (formerly known as Blisfont Limited) ordinary shares

8.1*	Form of opinion of Fischer Behar Chen Well Orion & Co, relating to tax matters

10.1*	Debt Bridge Credit Agreement, dated as of July 28, 2013, by and among Perrigo Company Limited (formerly known as Blisfont Limited), the lenders from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and HSBC Bank USA, N.A., as Syndication Agent (incorporated by reference to Exhibit 10.1 to Perrigo’s Current Report on Form 8-K filed on July 29, 2013)

10.2*	Cash Bridge Credit Agreement, dated as of July 28, 2013, by and among Perrigo Company Limited (formerly known as Blisfont Limited), the lenders from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and HSBC Bank USA, N.A., as Syndication Agent (incorporated by reference to Exhibit 10.2 to Perrigo’s Current Report on Form 8-K filed on July 29, 2013)

10.3*	Term Loan Credit Agreement, dated as of September 6, 2013, by and among Perrigo Company Limited (formerly known as Blisfont Limited), the lenders from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and HSBC Bank USA, N.A., as Syndication Agent

10.4*	Revolving Credit Agreement, dated as of September 6, 2013, by and among Perrigo Company Limited (formerly known as Blisfont Limited), the lenders from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and HSBC Bank USA, N.A., as Syndication Agent

21.1*	Subsidiaries of Perrigo Company Limited (formerly known as Blisfont Limited)

23.1*	Consent of Dillon Eustace (included in Exhibit 5.1)

23.2*	Consent of Fischer Behar Chen Well Orion & Co (included in Exhibit 8.1)

23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm for Perrigo Company

23.4*	Consent of KPMG, independent registered public accounting firm for Elan Corporation, plc

24.1*	Powers of Attorney

99.1	Consent of Barclays Capital Inc.

99.2	Consent of Citigroup Global Markets Limited

99.3	Consent of Morgan Stanley & Co. International plc

99.4	List of Relevant Territories for DWT Purposes (included as Annex I to the joint proxy statement/prospectus that is a part of this registration statement)

99.5*	Form of Proxy Card for Perrigo Special Meeting

99.6*	Forms of Proxy Cards, Voting Instructions Cards and Depositary Notice for Court Meeting and EGM

*	Previously filed.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Allegan, State of Michigan, on September 26, 2013.

PERRIGO COMPANY LIMITED

By:	/s/ Judy L. Brown
Name:	Judy L. Brown
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on September 26, 2013.

Signature	Title

/s/ Judy L. Brown Judy L. Brown	Director (Principal Executive Officer, Principal Financial Officer, Authorized Representative in the United States)

*	Director
Todd Kingma

*	Director
John Hendrickson

*By:	/s/ Judy L. Brown
Name:	Judy L. Brown
Title:	Attorney-in-Fact